                                  Form U-13-60
                     Mutual and Subsidiary Service Companies
                            Revised February 7, 1980


                                  ANNUAL REPORT


                                 For the Period


             Beginning January 1, 1999 and Ending December 31, 1999

                                     To The

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
-------------------------------------------------------------------------------
                          (Exact Name of Report Company


                          A Subsidiary Service Company
                           ("Mutual" or "Subsidiary")


                     Data of Incorporation December 31, 1932

    State or Sovereign Power Under which Incorporated or Organized - Delaware


          Location of Principal Executive Offices of Reporting Company:

                13880 Dulles Corner Lane, Herndon, VA 20171-4600


                      DONATO FURLANO, ASSISTANT CONTROLLER
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600
-------------------------------------------------------------------------------
      (Name, title and address of officer to whom correspondence concerning this report should be addressed)


                              COLUMBIA ENERGY GROUP
-------------------------------------------------------------------------------
       (Name of Principal Holding Company whose Subsidiaries are served by
                               Reporting Company)

                      INSTRUCTIONS FOR USE OF FORM U-13-60

1. Time of Filing - Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. Number of Copies - Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3. Period Covered by Report - The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. Report Format - Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted on the same size as a sheet of the form or folded to such size.

5. Money Amounts Displayed - All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01[b]).

6. Deficits Displayed - Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, Section 210.3-01[C]).

7. Major Amendments or Corrections - Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. Definitions - Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979, shall be applicable to words or terms used specifically within this Form U-13-60.

9. Organization Chart - The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation - The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed - The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

-----------------------------------------------------------------------------------------------------------------------

                               LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

-----------------------------------------------------------------------------------------------------------------------
                                                                                  Schedule or
                                                                                     Account                  Page
               Description of Schedules and Accounts                                 Number                  Number
-----------------------------------------------------------------------------    --------------          --------------
COMPARATIVE BALANCE SHEET                                                         Schedule I                    5-6

     Service Company Property                                                     Schedule II                   7-8

     Accumulated Provision For Depreciation and                                   Schedule III                   9
       Amortization of Service Company Property

     Investments                                                                  Schedule IV                   10

     Accounts Receivable From Associated Companies                                Schedule V                   11-12

     Fuel Stock Expenses Undistributed                                            Schedule VI                   13

     Stores Expense Undistributed                                                 Schedule VII                  14

     Miscellaneous Current and Accrued Assets                                     Schedule VIII                 15

     Miscellaneous Deferred Debits                                                Schedule IX                   16

     Research, Development or Demonstration Expenditures                          Schedule X                    17

     Proprietary Capital                                                          Schedule XI                   18

     Long-Term Debt                                                               Schedule XII                  19

     Current and Accrued Liabilities                                              Schedule XIII                20-21

     Notes to Financial Statements                                                Schedule XIV                 22-23


COMPARATIVE INCOME STATEMENT                                                      Schedule XV                   24

     Analysis of Billing - Associate Companies                                    Account 457                   25

     Analysis of Billing - Nonassociate Companies                                 Account 458                   26

     Analysis of Charges for Service - Associate and                              Schedule XVI                  27
       Nonassociate Companies

     Schedule of Expense by Department or Service Function                        Schedule XVII                28-30

     Departmental Analysis of Salaries                                            Account 920                   31

     Outside Services Employed                                                    Account 923                  32-34

     Employee Pensions and Benefits                                               Account 926                   35

     General Advertising Expenses                                                 Account 930.1                 36

     Miscellaneous General Expenses                                               Account 930.2                 37

     Rents                                                                        Account 931                   38

     Taxes Other Than Income Taxes                                                Account 408                   39

     Donations                                                                    Account 426.1                 40

     Other Deductions                                                             Account 426.5                 41

     Notes to Statement of Income                                                 Schedule XVIII                42

                  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS

                                                                                          Page
                        Description of Reports or Statements                             Number
-----------------------------------------------------------------------------------      ------
Organization Chart                                                                         43

Methods of Allocation                                                                      44

Annual Statement of Compensation for Use of Capital Billed                                45-46

Officer Authorization                                                                      47

------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                                      1999


-------------------------------------------------------------------------------

                     SCHEDULE I - COMPARATIVE BALANCE SHEET

           Give balance sheet of the Company as of December 31 of the current and prior year

-------------------------------------------------------------------------------------------------------------------
ACCOUNT                              ASSETS AND OTHER DEBITS                                 AS OF DECEMBER 31
------------------  -----------------------------------------------------------         ---------------------------
                                                                                        CURRENT               PRIOR
                                                                                        -------               ------
                                                                                         $000                  $000
                    SERVICE COMPANY PROPERTY
       101             Service company property (Schedule II)                            56,513               53,762
       107             Construction work in progress (Schedule II)                           --                   --
                                                                                        -------               ------
                                Total Property                                           56,513               53,762
                                                                                        -------               ------
       108             Less accumulated provision for depreciation and
                         amortization of service company property
                         (Schedule III)                                                  27,188               25,582
                                                                                        -------               ------
                                Net Service Company Property                             29,325               28,180
                                                                                        -------               ------

                    INVESTMENTS
       123             Investments in associate companies (Schedule IV)                      --                   --
       124             Other investments (Schedule IV)                                       --                   --
                                                                                        -------               ------
                                Total Investments                                            --                   --
                                                                                        -------               ------

                    CURRENT AND ACCRUED ASSETS
       131             Cash                                                                  97                  420
       134             Special deposits                                                     171                  171
       135             Working funds                                                         23                   13
       136             Temporary cash investments (Schedule IV)                              --                   --
       141             Notes receivable                                                      --                   --
       143             Accounts receivable                                                2,265                1,833
       144             Accumulated provision for uncollectible accounts                      --                   --
       146             Accounts receivable from associate companies
                         (Schedule V)                                                    47,062               44,336
       152             Fuel stock expenses undistributed (Schedule VI)                       --                   --
       154             Materials and supplies                                                --                   --
       163             Stores expense undistributed (Schedule VII)                           --                   --
       165             Prepayments                                                          178                  336
       174             Miscellaneous current and accrued assets
                         (Schedule VIII)                                                     --                   --
                                                                                        -------               ------
                                Total Current and Accrued Assets                         49,796               47,109
                                                                                        -------               ------

                    DEFERRED DEBITS
       181             Unamortized debt expense                                              --                    -
       184             Clearing accounts                                                 13,095                8,074
       186             Miscellaneous deferred debits (Schedule IX)                        8,205               11,852
       188             Research, development, or demonstration
                         expenditures (Schedule X)                                           --                   --
       190             Accumulated deferred income taxes                                  1,147                4,736
                                                                                        -------               ------
                                Total Deferred Debits                                    22,447               24,662
                                                                                        -------               ------

                                TOTAL ASSETS AND OTHER DEBITS                           101,568               99,951
                                                                                        =======               ======

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION


-------------------------------------------------------------------------------

                     SCHEDULE I - COMPARATIVE BALANCE SHEET

------------------------------------------------------------------------------------------------------------------------------
     ACCOUNT                        LIABILITIES AND PROPRIETARY CAPITAL                               AS OF DECEMBER 31
     -------         ---------------------------------------------------------------              ----------------------------
                                                                                                  CURRENT                PRIOR
                                                                                                  -------                ------
                                                                                                    $000                  $000
                     PROPRIETARY CAPITAL
       201              Common stock issued (Schedule XI)                                             300                   300

       211              Miscellaneous paid-in-capital (Schedule XI)                                     -                12,700
       215              Appropriated retained earnings (Schedule XI)                                    -                     -
       216              Unappropriated retained earnings (Schedule XI)                                  -                   186
                                                                                                  -------                ------
                                 Total Proprietary Capital                                            300                13,186
                                                                                                  -------                ------

                     LONG-TERM DEBT
       223              Advances from associate companies (Schedule XII)                           26,176                16,043
       224              Other long-term debt (Schedule XII)                                             -                     -
       225              Unamortized premium on long-term debt                                           -                     -
       226              Unamortized discount on long-term debt                                          -                     -
                                                                                                  -------                ------
                                 Total Long-Term Debt                                              26,176                16,043
                                                                                                  -------                ------

                     CURRENT AND ACCRUED LIABILITIES
       231              Notes payable                                                               9,880                     -
       232              Accounts payable                                                            2,567                13,555
       233              Notes payable to associate companies (Schedule XIII)                       39,699                     -
       234              Accounts payable to associate companies (Schedule XIII)                      (964)               34,743
       236              Taxes accrued                                                                   7                   506
       237              Interest accrued                                                                -                     -
       238              Dividends declared                                                              -                     -
       241              Tax collections payable                                                       120                   708
       242              Miscellaneous current and accrued liabilities (Schedule XIII)              16,020                13,591
                                                                                                  -------                ------
                                 Total Current and Accrued Liabilities                             67,329                63,103
                                                                                                  -------                ------

                     DEFERRED CREDITS
       253              Other deferred credits                                                      4,028                 5,698
       255              Accumulated deferred investment tax credits                                     -                     -
                                                                                                  -------                ------
                                  Total Deferred Credits                                            4,028                 5,698
                                                                                                  -------                ------

       282           ACCUMULATED DEFERRED INCOME TAXES                                              3,735                 1,921
                                                                                                  -------                ------

                                 TOTAL LIABILITIES AND PROPRIETARY CAPITAL                        101,568                99,951
                                                                                                  =======                ======

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999


-------------------------------------------------------------------------------

                     SCHEDULE II - SERVICE COMPANY PROPERTY

-------------------------------------------------------------------------------

                                            BALANCE                                                                  BALANCE
                                               AT                                                                       AT
                                           BEGINNING                           RETIREMENTS           OTHER            CLOSE
                     DESCRIPTION            OF YEAR         ADDITIONS           OR SALES            CHANGES (1)      OF YEAR
                     -----------            -------         ---------           --------            -----------      -------
                                              $000            $000                $000                $000            $000
SERVICE COMPANY PROPERTY

Account:

301     ORGANIZATION                             --              --                  --                --                 --

303     MISCELLANEOUS
             INTANGIBLE PLANT                    --              --                  --                --                 --

304     LAND AND LAND RIGHTS                     62              --                  --                --                 62

305     STRUCTURES AND
             IMPROVEMENTS                    19,357           1,769                 143                --             20,983

306     LEASEHOLD IMPROVEMENTS                   --              --                  --                --                 --

307     EQUIPMENT (2)                        25,663           3,116               1,598                --             27,181

308     OFFICE FURNITURE AND
             EQUIPMENT                        7,994             569               1,045                --              7,518

309     AUTOMOBILES, OTHER
             VEHICLES AND RELATED
             GARAGE EQUIPMENT                    --              --                  --                --                 --

310     AIRCRAFT AND AIRPORT
             EQUIPMENT                          543              86                   3                --                626

311     OTHER SERVICE COMPANY
             PROPERTY (3)                       143              --                  --                --                143
                                             ------           -----               -----             -----             ------

                      SUB-TOTAL              53,762           5,540               2,789                --             56,513
                                             ------           -----               -----             -----             ------

107      CONSTRUCTION WORK IN
              PROGRESS (4)                       --              --                  --                --                 --
                                             ------           -----               -----             -----             ------

                      TOTAL                  53,762           5,540               2,789                --             56,513
                                             ======           =====               =====             =====             ======



(1)   PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

      NOT APPLICABLE

-------------------------------------------------------------------------------

(2) SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED. THE SERVICE COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR:

-------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------
                                                                                         BALANCE AT
                                                                                          CLOSE OF
                          SUBACCOUNT DESCRIPTION                   ADDITIONS                YEAR
                          ----------------------                   ---------            -----------
                                                                      $000                  $000
307-1           Telecommunications Equipment                             -                     90

307-2           Communications Management Center                         -                  1,245

307-3           Data Processing Equipment                                -                     15

307-4           Print Services Equipment                                 -                     13

307-5           Research & Laboratory Equipment                          -                     71

307-6           Telecommunications Equipment                           922                  7,022

307-7           EDP Equipment - 4 years                              1,264                 15,305

307-8           EDP Equipment - 10 years                                 1                      5

307-9           Personal Computer and Peripheral Equipment             929                  1,544

307-10          Distribution Research Equipment                          -                     84

307-11          Electrical Supply Generators                             -                  1,787
                                                                     -----                 ------

                     TOTAL                                           3,116                 27,181
                                                                     =====                 ======


(3)   DESCRIBE OTHER SERVICE COMPANY PROPERTY:

      Costs incurred in the internal development of the Employee Accounting System Interface, Labor Distribution System, and Intercompany Billing software.

-------------------------------------------------------------------------------

(4)   DESCRIBE CONSTRUCTION WORK IN PROGRESS:

      Not Applicable

------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

-------------------------------------------------------------------------------


                                  SCHEDULE III

                   ACCUMULATED PROVISION FOR DEPRECIATION AND
                    AMORTIZATION OF SERVICE COMPANY PROPERTY

-------------------------------------------------------------------------------------------------------------------------------
                                                                      ADDITIONS
                                                      BALANCE          CHARGED                             OTHER        BALANCE
                                                         AT               TO                              CHANGES          AT
                                                      BEGINNING         ACCOUNT                              ADD          CLOSE
                  DESCRIPTION                          OF YEAR            403           RETIREMENTS     (DEDUCT)(1)     OF YEAR
                  -----------                          -------            ---           -----------     -----------     -------
                                                        $000             $000               $000             $000          $000
ACCOUNT

  301       ORGANIZATION                                    --              --                --               --             --

  303       MISCELLANEOUS INTANGIBLE
              PLANT                                         --              --                --               --             --

  304       LAND AND LAND RIGHTS                            --              --                --               --             --

  305       STRUCTURES AND
              IMPROVEMENTS                               5,116             404               142               --          5,378

  306       LEASEHOLD IMPROVEMENTS                          --              --                --                              --

  307       EQUIPMENT                                   19,129           3,328             1,625               --         20,832

  308       OFFICE FURNITURE AND
              FIXTURES                                   1,191             600             1,022               --            769

  309       AUTOMOBILES, OTHER
              VEHICLES AND RELATED
              GARAGE EQUIPMENT                              --              --                --               --             --

  310       AIRCRAFT AND AIRPORT
              EQUIPMENT                                      4              63                --               --             67

  311       OTHER SERVICE COMPANY
              PROPERTY                                     142              --                --               --            142
                                                       -------          ------            ------            -----        -------

                         TOTAL                          25,582           4,395             2,789               --         27,188
                                                        ======           =====             =====            =====         ======


(1)   PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

      NOT APPLICABLE

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

-------------------------------------------------------------------------------

                            SCHEDULE IV - INVESTMENTS

-------------------------------------------------------------------------------

INSTRUCTIONS:     Complete the following schedule concerning investments.

                  Under Account 124, "Other Investments," state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.

                  Under Account 136, "Temporary Cash Investments," list each investment separately.


---------------------------------------------------------------------------------------
                                                            BALANCE AT       BALANCE AT
                                                            BEGINNING          CLOSE
                  DESCRIPTION                                OF YEAR          OF YEAR
                  -----------                                -------          -------
Account 123 - Investment in Associate Companies                None             None




Account 124 - Other Investments                                None             None




Account 136 - Temporary Cash Investments
  System Money Pool - Unaffiliated                             None             None






                                                               ----             ----

                TOTAL                                          None             None
                                                               ====             ====

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999
-------------------------------------------------------------------------------
            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
-------------------------------------------------------------------------------
INSTRUCTIONS:     Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company

----------------------------------------------------------------------------------------------------
                                                                     BALANCE AT           BALANCE AT
                                                                      BEGINNING             CLOSE
                      DESCRIPTION                                      OF YEAR              OF YEAR
                      -----------                                      -------              -------
                                                                          $000                 $000
ACCOUNT 146 - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

Columbia Energy Group                                                      100                 (133)
Columbia Gulf Transmission Company                                       2,598                2,821
Columbia Energy Services Corporation                                     3,830                1,081
Columbia Propane Corporation                                             1,840                3,944
Columbia Electric Corporation                                              944                  248
Columbia LNG Corporation                                                   221                  250
Columbia Network Services Corporation                                       (6)                  12
Columbia Insurance Corporation, Ltd.                                         1                   --
Columbia Gas of Kentucky, Inc.                                           1,264                1,507
Columbia Gas of Ohio, Inc.                                              12,715               13,144
Columbia Gas of Maryland, Inc.                                             315                  343
Columbia Gas of Pennsylvania, Inc.                                       4,267                4,594
Columbia Gas of Virginia, Inc.                                           2,149                2,456
Columbia Energy Group Capital Corporation                                   92                  120
Columbia Gas Transmission Corporation                                   11,738               14,214
Columbia Atlantic Trading Corporation                                       --                   --
Columbia Energy Resources, Inc.                                          2,268                2,461
                                                                      --------             --------

                TOTAL                                                   44,336               47,062
                                                                      ========             ========


-------------------------------------------------------------------------------
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:

                                                                   TOTAL
                                                                 PAYMENTS
                                                                 --------
                                                                   $000
See Schedule V-A, page 12

                TOTAL PAYMENT
                                                                 =========

                                  SCHEDULE V-A

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      Convenience & Accommodation Payments
                      For the Year Ended December 31, 1999

                                               Employee    Employee     Corporate       PH&H       Audit
                       Associate Company       Benefits     Payroll     Insurance      Leases       Fees      Other         Total
                       -----------------       --------     -------     ---------      ------       ----      -----         -----
                                                 $000         $000         $000         $000       $000      $000            $000

Columbia Energy Group                              428           --          575            4         67      25,545 1)      26,619
Columbia Gulf Transmission Company               7,366       30,019        2,688          432        124          57 2)      40,686
Columbia Energy Services Corporation             5,069       38,931        8,197          202        411     134,575 2)     187,385
Columbia Propane Corporation                     4,844       24,079        3,982        2,121         27     318,135 2)     353,188
Columbia Electric Corporation                      436        2,821          788           --         21     176,421 2)     180,487
Columbia LNG Corporation                           438        2,604          408           33         16         179 2)       3,678
Columbia Network Services Corporation               34          137            9           --         --       1,170 2)       1,350
Columbia Insurance Corporation                      --           --           --           --         --          --             --
Columbia Gas of Kentucky, Inc.                   4,694       13,935          529          908         50         262 2)      20,378
Columbia Gas of Ohio, Inc.                      29,017      128,001        4,932        3,876        268       2,358 2)     168,452
Columbia Gas of Maryland, Inc.                     972        3,281          117          515         13        (346)2)       4,552
Columbia Gas of Pennsylvania, Inc.              11,615       43,192        2,013        1,217        132       1,341 2)      59,510
Columbia Gas of Virginia, Inc.                   5,216       21,734          737        1,073         28         918 2)      29,706
Commonwealth Propane, Inc.                          --                        --           --         --           1 2)           1
Columbia Pipeline Company                           --                         1           --         --          11 2)          12
Columbia Propane, LP                                 1                        --           --         --          -- 2)           1
Columbia Finance Company                            --                        --           --         --         142 2)         142
Columbia  Capital Corporation                      145        1,155            8                                 983 2)       2,291
Columbia Gas Transmission Corporation           38,724      142,286       26,275        7,782        570       7,696 2)     223,333
Columbia Atlantic Trading, Inc.                     --                         1           --         --          35 2)          36
Columbia Energy Resources, Inc.                  5,590       23,227        1,022        2,933         73      53,092 2)      85,937
                                               -------      -------       ------       ------      -----     -------      ---------

     Total                                     114,589      475,402       52,282       21,096      1,800     722,575      1,387,744
                                               =======      =======       ======       ======      =====     =======      =========

Note 1: Primarily reflects electronic funds transfer for System Federal tax payments.

Note 2: Primarily reflects a service offered by the Corporate Treasury Department to provide a non-repetitive electronic funds transfer to third parties.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999


-------------------------------------------------------------------------------

                 SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

-------------------------------------------------------------------------------

INSTRUCTIONS:     Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.


-----------------------------------------------------------------------------------------------------
                   DESCRIPTION                            LABOR             EXPENSES            TOTAL
                   -----------                            -----             --------            -----
                                                          $000                $000               $000
Account 152 - Fuel Stock Expenses Undistributed           None               None               None











                                                         ------             ------             ------
                          TOTAL                           None               None               None



SUMMARY:

     Not Applicable


------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

-------------------------------------------------------------------------------

                   SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED

-------------------------------------------------------------------------------

INSTRUCTIONS:     Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

-----------------------------------------------------------------------------------------------
              DESCRIPTION                          LABOR             EXPENSES             TOTAL
              -----------                          -----             --------             -----
                                                    $000               $000                $000
Account 163 - Stores Expenses Undistributed         None               None                None




















                                                   ------             ------              ------
                TOTAL                               None               None                None
-----------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

-------------------------------------------------------------------------------

                                  SCHEDULE VIII

                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS

-------------------------------------------------------------------------------

INSTRUCTIONS:     Provide detail of items in this account. Items less than
                  $10,000 may be grouped, showing the number of items in each group.

----------------------------------------------------------------------------------------------------
                                                                  BALANCE AT              BALANCE AT
                                                                   BEGINNING                 CLOSE
                       DESCRIPTION                                  OF YEAR                 OF YEAR
                       -----------                                  -------                 -------
                                                                     $000                    $000
Account 174 - Miscellaneous Current and Accrued Assets               None                    None


























                                                                    ------                  ------
                TOTAL                                                None                    None
--------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

-------------------------------------------------------------------------------

INSTRUCTIONS:     Provide detail of items in this account. Items less than
                  $10,000 may be grouped by class showing the number of items in each class.

--------------------------------------------------------------------------------------------------
                                                              BALANCE AT                BALANCE AT
                                                               BEGINNING                   CLOSE
                 DESCRIPTION                                    OF YEAR                   OF YEAR
                 -----------                                    -------                   -------
                                                                 $000                      $000
ACCOUNT 186 - MISCELLANEOUS DEFERRED DEBITS


Other Post Retirement Employee Benefits                           8,596                    7,651

Deferred Insurance Receivables                                    1,207                   (1,539)

Intangible Asset - Pension Restoration Plan                       1,127                    1,127

Restricted Stock Awards                                             876                      584

STEP Program                                                         51                        -

Labor Distribution Adjustment                                        38                        -

Returned Payroll Checks                                             (10)                     382

New Corporate Center                                                (33)                       -

                                                                 ------                    -----
                TOTAL                                            11,852                    8,205
-------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

-------------------------------------------------------------------------------

                                   SCHEDULE X

               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

-------------------------------------------------------------------------------

INSTRUCTIONS:     Provide description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.


----------------------------------------------------------------------------------
                 DESCRIPTION                                     AMOUNT
                 -----------                                     ------
                                                                  $000



                                                                  None


























                                                                 -----
                TOTAL                                             None
----------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

--------------------------------------------------------------------------------

                        SCHEDULE XI - PROPRIETARY CAPITAL

------------------------------------------------------------------------------------------------------------------------------
                                    NUMBER OF SHARES       PAR OR STATED VALUE                OUTSTANDING CLOSE OF PERIOD
ACCOUNT NUMBER    CLASS OF STOCK       AUTHORIZED               PER SHARE               NO. OF SHARES          TOTAL AMOUNT
     201          COMMON STOCK           3,000                   $100                      3,000                  $300,000


INSTRUCTIONS:     Classify amounts in each account with brief explanation,
                  disclosing the general nature of transactions which give rise to the reported amount.

-------------------------------------------------------------------------------
                   DESCRIPTION                                 AMOUNT
-------------------------------------------------------------------------------
ACCOUNT 211 - MISCELLANEOUS PAID-IN CAPITAL                    $    0 (1)
ACCOUNT 215 - APPROPRIATED RETAINED EARNINGS                       --
                                                               ------
       TOTAL                                                   $    0
-------------------------------------------------------------------------------

INSTRUCTIONS:     Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform
                  System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                BALANCE AT                              BALANCE AT
                                                                                BEGINNING     NET INCOME     DIVIDENDS     CLOSE
                             DESCRIPTION                                         OF YEAR       OR (LOSS)        PAID      OF YEAR
----------------------------------------------------------------------------     -------       ---------        ----      -------
                                                                                  $000           $000          $000       $000
ACCOUNT 216 - UNAPPROPRIATED RETAINED EARNINGS                                     186          1,119          1,304         0


          Rate/Share     Amount of Dividend     Date Declared     Date Paid
          ----------     ------------------     -------------     ---------
              $                 $000
            186.40               559              02/17/99        02/28/99
            186.47               559              05/12/99        05/31/99
             62.15               186              08/11/99        08/31/99

----------------------------------------------------------------------------     -------       ---------        ----      -------
            TOTAL                                                                  186          1,119          1,304         0


1) Effective July 1, 1999 in accordance with SEC recommendation, the Corporation reduced its equity component by $12.7M and replaced it with long-term debt.

-------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999
-------------------------------------------------------------------------------
                          Schedule XII - Long-Term Debt

-------------------------------------------------------------------------------

INSTRUCTIONS:     Advances From Associate Companies should be reported
                  separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224 - Other Long-Term Debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

-----------------------------------------------------------------------------------------------------------------------------------
                               TERMS OF OBLIG       DATE                            BALANCE AT                   DEDUC-    BALANCE
                               CLASS & SERIES        OF      INTEREST    AMOUNT     BEGINNING       ADDI-        TIONS     AT CLOSE
   NAME OF CREDITOR             OF OBLIGATION     MATURITY     RATE    AUTHORIZED   OF YEAR         TIONS         (1)       OF YEAR
   ----------------             -------------     --------     ----    ----------   -------         -----         ---       -------
                                                                %        $000         $000         $000          $000         $000
ACCOUNT 223 - ADVANCES FROM
  ASSOCIATE COMPANIES:

Columbia Energy Group          Promissory Note    11/28/00     6.89       2,567        2,567           --        2,567           --
Columbia Energy Group          Promissory Note    11/28/02     7.11       2,246        2,246           --           --        2,246
Columbia Energy Group          Promissory Note    11/28/05     7.30       2,246        2,246           --           --        2,246
Columbia Energy Group          Promissory Note    11/28/07     7.55       2,246        2,246           --           --        2,246
Columbia Energy Group          Promissory Note    11/28/10     7.82       2,246        2,246           --           --        2,246
Columbia Energy Group          Promissory Note    03/01/14     7.33      12,700           --       12,700           --       12,700
Columbia Energy Group          Promissory Note    11/28/15     7.92       2,246        2,246           --           --        2,246
Columbia Energy Group          Promissory Note    11/28/25     8.12       2,246        2,246           --           --        2,246


ACCOUNT 224 - OTHER
  LONG-TERM DEBT:                                                            --           --           --           --           --

                TOTAL                                                    28,743       16,043       12,700        2,567       26,176
                                                                         ------       ------       ------        -----       ------
-----------------------------------------------------------------------------------------------------------------------------------


      (1) GIVE AN EXPLANATION OF DEDUCTIONS: The deductions represent the portion of the Installment Promissory Notes which mature within one year. The $2.5M promissory note has been reclassified to Account 233 as a current maturity. The $12.7M promissory note due 03/01/14 is accordance with SEC recommendation to replace equity with long term debt.

-------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999


-------------------------------------------------------------------------------

                 SCHEDULE XIII - CURRENT AND ACCURED LIABILITIES

-------------------------------------------------------------------------------

INSTRUCTIONS:     Provide balance of notes and accounts payable to each
                  associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

------------------------------------------------------------------------------------------------------
                                                                       BALANCE AT           BALANCE AT
                                                                       BEGINNING              CLOSE
                         DESCRIPTION                                    OF YEAR              OF YEAR
-----------------------------------------------------------            --------             --------
                                                                         $000                 $000
ACCOUNT 233 - NOTES PAYABLE TO ASSOCIATE COMPANIES

Installment Promissory Note - Current Note 11/28/00 - 6.89%                  --                2,567
                                                                       --------             --------

                TOTAL                                                        --                2,567

------------------------------------------------------------------------------------------------------
ACCOUNT 234 - ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES

System Money Pool Principle                                              30,788               36,846
Columbia Energy Group                                                     3,819                2,766
System Money Pool Interest                                                  136                   87
                                                                       --------             --------

                TOTAL                                                    34,743               39,699

------------------------------------------------------------------------------------------------------
ACCOUNT 242 - MISCELLANEOUS CURRENT AND ACCRUED

                   LIABILITIES

Deferred Compensation                                                     2,522                3,458
Accrued Vacation                                                          2,198                2,448
LTIP Dividend Credit                                                      1,090                2,120
Retirement Income Plan                                                    2,491                2,098
Pension Retirement Benefits                                               2,050                1,902
Thrift Restoration Plan                                                   1,327                1,731
Pension Restoration Plan                                                    812                  943
Deferred Compensation - Interest                                            216                  488
Building Lease - Dulles Corner                                               --                  475
Flexible Spending                                                            15                  266
Comprehensive Medical Expense Plan Accrual                                  258                  258
EmployeeThrift Plan                                                         146                  162
Post Retirement Benefit Obligation                                           59                   71
Thrift Plan - Company                                                        60                   60
Credit Union - COLGASCO                                                      --                   30
Contract Retainage                                                           27                   27
Aircraft Engine Overhaul Accrual                                             20                   20
Dental Assistance Plan Accrual                                               20                   20
Unclaimed Property                                                           13                    8
Miscellaneous                                                                (9)                   1
Voluntary Personal Accident Insurance                                        --                  (11)
Employee Agreements                                                         104                  (91)
Release & Retention Program                                                 172                 (464)
                                                                       --------             --------

                TOTAL                                                    13,591               16,020

------------------------------------------------------------------------------------------------------

                                 SCHEDULE XIII-A

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      Notes Payable to Associate Companies

                                   Account 233


                                                                Balance at      Balance at
                                                                 Beginning        Close
                                                                  of Year        of Year
                                                                ----------      -----------
                                                                   $000            $000
Columbia Energy Group

            6.89%         Installment Promissory Note              None           2,567
            7.11%         Installment Promissory Note              None            None
            7.30%         Installment Promissory Note              None            None
            7.55%         Installment Promissory Note              None            None
            7.82%         Installment Promissory Note              None            None
            7.33%         Installment Promissory Note              None            None
            7.92%         Installment Promissory Note              None            None
            8.12%         Installment Promissory Note              None            None
                                                                   ----           -----
            Total                                                  None           2,567
                                                                   ====           =====



        Note:   As of December 31, 1999 there is only one current maturity.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999

-------------------------------------------------------------------------------

                                  SCHEDULE XIV

-------------------------------------------------------------------------------
                          NOTES TO FINANCIAL STATEMENTS


INSTRUCTIONS:     The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.



-------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a.    Property, Plant and Equipment and Related Depreciation

            Property, Plant and Equipment is stated at historical cost. Depreciation is provided on a composite straight-line basis using the average of depreciable property at the beginning and end of each year.

      b.    Income Taxes

            The Corporation provides deferred taxes with respect to timing differences in the recognition of revenues and expenses for tax and accounting purposes. The major difference results from using accelerated depreciation for tax purposes. The Corporation is included in the Consolidated Federal Income Tax Return filed for the Columbia Energy Group and Subsidiaries.

      c.    Pension Costs

            The Corporation participates in the Retirement Income Plan of the Columbia Energy Group. This is a trusteed noncontributory Retirement Income Plan which, with certain minor exceptions, covers all regular employees. The Service Corporation's portion amounted to ($392,920.00) in 1999 and ($1,066,272) in 1998, including the amortization of unfunded prior service costs.

      d.    Leases

            Payments made by the Corporation in connection with operating leases are charged to expense as incurred. No capitalized leases existed in 1999.

      e.    Account Numbers

            The Corporation uses certain FERC accounts which do not match existing SEC accounts; therefore, the year-end balances of the following FERC accounts were reclassified to a corresponding SEC account.


                                                     Account Number
                                                   ------------------           Year-End
                  Account Description              FERC           SEC           Balance
                  -------------------              ----           ---           -------
                                                                                  $000
          Interest Receivable                      171            143              2

          Deferred Income Taxes                    283            282             (43)

-------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999

-------------------------------------------------------------------------------

                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

f.    Post-Retirement Benefits Other Than Pensions

      During 1991, the System adopted SFAS No. 106, Employer's Accounting for Post-Retirement Benefits Other Than Pensions, retroactive to January 1, 1991. The Corporation has elected to record and defer the full amount of its estimated accumulated post-retirement obligations other than pensions. These obligations total $4,874,000 as of December 31, 1999, and represent the actuarial present value of the post-retirement benefits to be paid to current employees and retirees based on services rendered.

g.    System Money Pool

      The Parent Company and its subsidiaries participate in the System Money Pool (Pool) which is administered by the Corporation on behalf of the participants.

      Participants invest their excess funds to the Pool. Short-term financing requirements of participants, with the exception of the Parent Company, are satisfied by advances from the Pool. Excess funds in the Pool are invested by the Corporation on a short-term basis on behalf of the depositors.

      Participants depositing funds in the Pool share in the interest earned on these investments plus interest paid to the Pool by borrowers on a basis proportionate to their investment in the Pool. Participants borrowing from the Pool pay interest at the rate equivalent to the composite rate on short-term transactions of the Pool. Participants may withdraw their investments in the Pool at any time. Borrowings from the Pool are payable on demand, and may be prepaid at any time without premium or penalty.

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year ended December 31, 1999

                                   SCHEDULE XV
                               STATEMENT OF INCOME


                                                                                             1999                     1998
                                                                                     ----------------------     -----------------
ACCOUNT                                    DESCRIPTION                                    CURRENT YEAR              PRIOR YEAR
--------------------------------------------------------------------------           ----------------------     -----------------
                                                                                     $       000                     $    000


                      INCOME

       457             Services rendered to associate companies                           95,271                       82,453
       458             Services rendered to nonassociate companies--                        --
       419             Interest Revenue - Other                                                1                           10
       421             Miscellaneous Income or Loss                                          (95)                        --
                                                                                        --------                     --------
                       Total Income                                                       95,177                       82,463

                      EXPENSE

       920            Salaries and wages                                                  28,729                       31,538
       921            Office supplies and expenses                                         8,541                        8,573
       922            Administrative expense transferred - credit                             (9)                      (2,064)
       923            Outside services employed                                           25,529                       13,318
       924            Property insurance                                                     151                           90
       925            Injuries and damages                                                   507                          280
       926            Employee pensions and benefits                                       5,110                        5,920
       928            Regulatory commission expense                                            3                           15
     930.1            General advertising expenses                                            41                          124
     930.2            Miscellaneous general expenses                                       1,948                        1,349
       931            Rents                                                                7,942                        6,111
       932            Maintenance of structures and equipment                              3,673                        3,302
       403            Depreciation and amortization expense                                4,140                        4,958
       408            Taxes other than income taxes                                        3,249                        2,786
       409            Income taxes                                                        (4,481)                       2,651
       410            Provision for deferred income taxes                                  7,125                        2,901
       411            Provision for deferred income taxes - credit                        (1,722)                      (4,571)
     426.1            Donations                                                              152                          122
     426.3            Other deductions                                                         2                            3
       430            Interest on debt to associate companies                              3,146                        2,387
       431            Other interest expense                                                 282                          433
                                                                                        --------                     --------
                         Total Expense                                                    94,058                       80,226
                                                                                        --------                     --------
                         Net Income or (Loss)                                              1,119                        2,237
                                                                                        ========                     ========

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year ended December 31, 1999

                               ANALYSIS OF BILLING

                               ASSOCIATE COMPANIES
                                   ACCOUNT 457

                                                          DIRECT            INDIRECT          COMPENSAT'N         TOTAL
                                                          COSTS              COSTS              FOR USE          AMOUNT
           NAME OF ASSOCIATE COMPANY                     CHARGED            CHARGED            OF CAPITAL        BILLED
-------------------------------------------------   --------------     --------------       ---------------    ------------
                                                          457-1              457-2               457-3
                                                    --------------     --------------       ---------------
                                                     $    000            $    000             $    000            $    000

Columbia Energy Group                                   3,858               1,416                  238               6,207
Columbia Gulf Transmission Company                      4,154               1,237                  203               5,461
Columbia Energy Services Corporation                    6,192               1,595                  252               7,416
Columbia Propane Corporation                            2,063                 793                  120               3,123
Columbia Electric Corporation                             968                 266                   40               1,297
Columbia LNG Corporation                                  333                 105                   17                 512
Columbia Network Services Corporation                     159                  98                   17                 336
Columbia Insurance Corporation, Ltd                       127                  68                   11                 248
Columbia Gas of Kentucky, Inc.                          1,850                 468                   73               1,813
Columbia Gas of Ohio, Inc.                             16,872               4,028                  621              16,019
Columbia Gas of Maryland, Inc.                            552                 140                   22                 563
Columbia Gas of Pennsylvania, Inc.                      5,549               1,420                  224               5,640
Columbia Gas of Virginia, Inc.                          3,266                 844                  130               3,247
Columbia Energy Group Capital Corporation                 137                  57                    1                 223
Columbia Gas Transmission Corporation                  14,708               5,040                    3              18,634
Columbia Atlantic Trading, Inc.                             9                  (4)                   9                  16
Columbia Pipeline Corporation                               6                (687)                 692                  15
Columbia Finance Co.                                       19                  18                    1                  48
Columbia Natural Resources, Inc.                        2,609                 827                  138               3,864
                                                     --------            --------             --------            --------
     Total Amount Billed in 1999                       63,431              17,729                2,812              74,682

Reconciliations to Total Revenues:

   Difference between Amount of
   Unbilled Revenue December 1998 and
   December 1999                                          466               9,380                1,453              11,299
                                                     --------            --------             --------            --------
                                                       63,897              27,109                4,265              95,271
                                                     ========            ========             ========            ========

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

                               ANALYSIS OF BILLING

                             NONASSOCIATE COMPANIES
                                   ACCOUNT 458


                                      DIRECT    INDIRECT    COMPENSATION
                                       COST       COST        FOR USE        TOTAL      EXCESS OR     AMOUNT
NAME OF NONASSOCIATE COMPANY         CHARGED    CHARGED      OF CAPITAL       COST     DEFICIENCY     BILLED
---------------------------         --------    -------     ------------    ------     ----------     ------
                                      458-1      458-2         458-3                     458-4
                                    --------    -------     ------------               ----------
            N/A                        $000       $000          $000          $000        $000

INSTRUCTION:   Provide a brief description of the services rendered to each nonassociate company:

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999

                                  Schedule XVI
                         ANALYSIS OF CHARGES FOR SERVICE
                      ASSOCIATE AND NONASSOCIATE COMPANIES

                                                                 ASSOCIATE COMPANY                     NONASSOCIATE COMPANY
                                                                      CHARGES                                CHARGES
                                                          ---------------------------------      ----------------------------------
           DESCRIPTION OF ITEMS                            DIRECT      INDIRECT                   DIRECT     INDIRECT
                                                            COST        COST        TOTAL          COST       COST          TOTAL
------------------------------------------------------    --------    ---------    --------      ---------    --------    --------
                                                          $   000      $    000    $    000      $    000     $    000     $    000

   920     Salaries and Wages                              19,852         8,877      28,729          --           --           --
   921     Office Supplies and Expenses                     5,208         3,333       8,541          --           --           --
   922     Administrative Expenses Transferred -
              Credit                                        4,068        (4,077)         (9)         --           --           --
   923     Outside Services Employed                       22,261         3,268      25,529          --           --           --
   924     Property Insurance                                  55            96         151          --           --           --
   925     Injuries and Damages                               362           145         507          --           --           --
   926     Employee Pensions and Benefits                      16         5,094       5,110          --           --           --
   928     Regulatory Commission Expense                        3          --             3          --           --           --
 930.1     General Advertising Expenses                        38             3          41          --           --           --
 930.2     Miscellaneous General Expense                      683         1,265       1,948          --           --           --
   931     Rents                                            5,810         2,132       7,942          --           --           --
   932     Maintenance of Structure and Equipment           1,867         1,806       3,673          --           --           --
   403     Depreciation and Amortization Expense            3,181           959       4,140          --           --           --
   408     Taxes Other Than Income Taxes                      467         2,782       3,249          --           --           --
   409     Income Taxes                                      --          (4,481)     (4,481)         --           --           --
   410     Provision for Deferred Income Taxes               --           7,125       7,125          --           --           --
   411     Provision for Deferred Income Taxes -             --            --          --
              Credit                                         --          (1,722)     (1,722)         --           --           --
 411.5     Investment for Credit                             --            --          --            --           --           --
 426.1     Donations                                           27           125         152          --           --           --
 426.5     Other Deductions                                  --               2           2          --           --           --
   427     Interest on Long-Term Debt                        --            --          --            --           --           --
   431     Other Interest Expense                            --             282         282          --           --           --

  Instructions: Total cost of service will equal for
                associate and nonassociate companies the
                total amount billed under their separate
                analysis of billing schedules.
------------------------------------------------------   --------      ---------   --------      --------     --------     --------
           Total Expenses                                  63,898        27,014      90,912          --           --           --
                                                         --------      --------    --------      --------     --------     --------
           Compensation for Use of Equity Capital                                     1,119
                                                                                   --------
   430     Interest on Debt to Associate Companies                                    3,146
                                                                                   --------
           Total Cost of Service                                                     95,177
-----------------------------------------------------------------------------------------------------------------------------------


                                                                        TOTAL CHARGES FOR
                                                                           SERVICE
                                                              ------------------------------------
           DESCRIPTION OF ITEMS                                DIRECT       INDIRECT
                                                                 COST         COST          TOTAL
------------------------------------------------------        --------      --------      --------
                                                               $    000      $    000      $    000

   920     Salaries and Wages                                    19,852         8,877        28,729
   921     Office Supplies and Expenses                           5,208         3,333         8,541
   922     Administrative Expenses Transferred -
              Credit                                              4,068        (4,077)           (9)
   923     Outside Services Employed                             22,261         3,268        25,529
   924     Property Insurance                                        55            96           151
   925     Injuries and Damages                                     362           145           507
   926     Employee Pensions and Benefits                            16         5,094         5,110
   928     Regulatory Commission Expense                              3          --               3
 930.1     General Advertising Expenses                              38             3            41
 930.2     Miscellaneous General Expense                            683         1,265         1,948
   931     Rents                                                  5,810         2,132         7,942
   932     Maintenance of Structure and Equipment                 1,867         1,806         3,673
   403     Depreciation and Amortization Expense                  3,181           959         4,140
   408     Taxes Other Than Income Taxes                            467         2,782         3,249
   409     Income Taxes                                            --          (4,481)       (4,481)
   410     Provision for Deferred Income Taxes                     --           7,125         7,125
   411     Provision for Deferred Income Taxes -
              Credit                                               --          (1,722)       (1,722)
 411.5     Investment for Credit                                   --            --            --
 426.1     Donations                                                 27           125           152
 426.5     Other Deductions                                        --               2             2
   427     Interest on Long-Term Debt                              --            --            --
   431     Other Interest Expense                                  --             282           282

  Instructions: Total cost of service will equal for
                associate and nonassociate companies the
                total amount billed under their separate
                analysis of billing schedules.
------------------------------------------------------         --------      --------      --------
           Total Expenses                                        63,898        27,014        90,912
                                                               --------      --------      --------
           Compensation for Use of Equity Capital                                             1,119
                                                                                           --------
   430     Interest on Debt to Associate Companies                                            3,146
                                                                                           --------
           Total Cost of Service                                                             95,177
---------------------------------------------------------------------------------------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999
                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION

                                                                                         DEPARTMENT OR SERVICE FUNCTION
                                                                                     --------------------------------------
                                                                                                      AIR
                                                           TOTAL                     ACCOUNTING      TRANS-        CLIENT
          DESCRIPTION OF ITEMS                             AMOUNT      OVERHEAD       SERVICES     PORTATION       SUPPORT
-------------------------------------------------------------------    ---------     ----------    ---------       --------
    920      Salaries and Wages                            28,729         8,877           224          106           554
    921      Office Supplies and Expenses                   8,541         3,333             1          173            60
    922      Administrative Expenses Transferred -
                Credit                                         (9)       (4,077)         --           --              4
    923      Outside Services Employed                     25,529         3,268            10           68
    924      Property Insurance                               151            96          --           --
    925      Injuries and Damages                             507           145          --             81
    926      Employee Pensions and Benefits                 5,110         5,094                          2
    928      Regulatory Commission Expense                      3          --               3
  930.1      General Adv                                       41             3
  930.2      Miscellaneous General Expense                  1,948         1,265             7         (170)           22
    931      Rents                                          7,942         2,132                        646             4
    932      Maintenance of Structures and Equipment        3,673         1,806                         55           127
    403      Depreciation and Amortization Expense          4,140           959                         63
    408      Taxes Other Than Income Taxes                  3,249         2,782                          2
    409      Income Taxes                                  (4,481)       (4,481)
    410      Provision for Deferred Income Taxes            7,125         7,125
    411      Provision for Deferred Income Taxes -
               Credit                                      (1,722)       (1,722)
    411.5    Investment Tax Credit                           --            --
    419      Other Interest                                  --            --
    421      Miscellaneous Income or Loss                    --            --
    426      Donations                                        152           125
    426      Other Deductions                                   2             2
    427      Interest on Long-Term Debt                      --            --
    430      Interest on Debt to Associate Companies        3,146         3,146
    431      Other Interest Expense                           282           282          --           --            --
---------------------------------------------------
Instruction: Indicate each department or service
             function. (See Instruction 01-3
             General Structure of Accounting System:
             Uniform System Account)
---------------------------------------------------        ------         -----           ---        -----           ---
          Total Expenses                                   94,058        30,160           245        1,026           771
---------------------------------------------------        ------         -----           ---        -----           ---



                                                                          DEPARTMENT OR SERVICE FUNCTION
                                                           -----------------------------------------------------------------
                                                              COMMON/                   CORPORATE
                                                             CORPORATE     CONSOL-       COMMUNI-    CORPORATE      CORPORATE
          DESCRIPTION OF ITEMS                                SYSTEMS      IDATION       CATIONS      FINANCE       TREASURY
-----------------------------------------------------------  ---------     -------      -----------   --------      --------
    920      Salaries and Wages                               1,064           651           508          388           302
    921      Office Supplies and Expenses                        46            94            69           39            29
    922      Administrative Expenses Transferred -
                Credit
    923      Outside Services Employed                          248            72         1,760           21            31
    924      Property Insurance
    925      Injuries and Damages
    926      Employee Pensions and Benefits
    928      Regulatory Commission Expense
  930.1      General Adv
  930.2      Miscellaneous General Expense                      235            75           114           17           175
    931      Rents                                                             35            52
    932      Maintenance of Structures and Equipment
    403      Depreciation and Amortization Expense
    408      Taxes Other Than Income Taxes
    409      Income Taxes
    410      Provision for Deferred Income Taxes
    411      Provision for Deferred Income Taxes -
               Credit
    411.5    Investment Tax Credit
    419      Other Interest
    421      Miscellaneous Income or Loss
    426      Donations                                                                       25
    426      Other Deductions
    427      Interest on Long-Term Debt
    430      Interest on Debt to Associate Companies
    431      Other Interest Expense                            --            --            --           --              --
---------------------------------------------------
Instruction: Indicate each department or service
             function. (See Instruction 01-3
             General Structure of Accounting System:
             Uniform System Account)
------------------------------------------------------        -----           ---         -----          ---           ---
          Total Expenses                                      1,593           930         2,481          465           539
------------------------------------------------------        -----           ---         -----          ---           ---

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999

                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION


                         DEPARTMENT OR SERVICE FUNCTION

                      DULLES                ENTERPRISE       ENVIRON-
Account              BUILDING     ENERGY    MULTIMEDIA       MENTAL                    GOVERNMENT
 Number              SERVICES    RISK MGT  COMMUNICATIONS    AFFAIRS     EXECUTIVE      AFFAIRS
---------           ----------   --------  ------------    ---------  -----------     ---------
                       $  000     $  000    $      000          $000      $   000          $000
920                        19        300         2,235           359        2,375           226
921                        17         70         1,398            57          262           173
922                     2,012                                     89
923                        43         21         1,039           162        9,523            67
924
925
926                                                                             1
928
930.1                                  1
930.2                                              319            33          410            66
931                                                131             2           69           195
932                        10                        2                          1
403                                              1,444
408                       230          --           --             --           --           --
409                        --          --           --             --           --           --
410                        --          --           --             --           --           --
411                        --          --           --             --           --           --
411.5                      --          --           --             --           --           --
419                        --          --           --             --           --           --
421                        --          --           --             --           --           --
426.1                      --          --           --             --           --           1
426.5                      --          --           --             --           --           --
427                        --          --           --             --           --           --
430                        --          --           --             --           --           --

431                        --          --           --             --           --           --
--------------         ------     -------    ----------          ----      -------          ----
Total Expenses          2,331         392         6,568           702       12,641           728
                       ------     -------    ----------          ----      -------          ----


                        HUMAN                                           MC
Account              RESOURCES/   INTERNAL   INVESTOR               BUILDING
 Number              BENEFITS     AUDIT      RELATIONS    LEGAL     SERVICES
---------         ----------    ----------    --------    -------     ----------
                    $    000    $    000     $    000    $  000     $    000
920                      945       1,109          392      1,075           1
921                      107         297          134       111
922                                  117                               1,245
923                    1,145         521          378     3,743
924
925
926                       10
928
930.1                     37
930.2                  1,125         117          110        43
931                        1          10            2         4
932                                                           4            3
403
408                       --          --          --        --           106
409                       --          --          --        --            --
410                       --          --          --        --            --
411                       --          --          --        --            --
411.5                     --          --          --        --            --
419                       --          --          --        --            --
421                       --          --          --        --            --
426.1                      1          --          --        --            --
426.5                     --          --          --        --            --
427                       --          --          --        --            --
430                       --          --          --        --            --

431                       --          --          --        --            --
--------------------  --------   -------     --------    -------     --------
Total Expenses         3,371       2,171        1,016      4,980       1,355
                      --------   -------     --------    -------     -------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999

                                  Schedule XVII
       SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION


                         DEPARTMENT OR SERVICE FUNCTION

                       NETWORK
     Account          COMPUTER        OTHER                       PROCUR--      RISK       SPECIAL
      Number          SERVICES       GENERAL      PAYROLL          MENT      MANAGEMENT    PROJECTS
  -----------         --------      --------      --------      --------      --------     --------
                      $    000      $    000      $    000      $    000      $    000     $    000
     920                 2,977           654           333             4           419           27
     921                 1,440                           4                         156            5
     922                   440            14
     923                 1,391            (2)            2                         479            5
     924                                                                            55
     925                                                                           281
     926                     1             2
     928
     930.1
     930.2              (2,732)          (26)          192                          49
     931                 4,717                                                       3             3
     932                 1,605             9
     403                 1,674
     408                   129
     409                  --            --            --                             --           --
     410                  --            --            --                             --           --
     411                  --            --            --                             --           --
     411.5                --            --            --                             --           --
     419                  --            --            --                             --           --
     421                  --            --            --                             --           --
     426.1                --            --            --                             --           --
     426.5                --            --            --                             --           --
     427                  --            --            --                             --           --
     430                  --            --            --                             --           --
     431                  --            --            --                             --           --

-------------         --------      --------      --------      --------      --------     --------
Total Expense           11,642           651           531             4         1,442           37
                      --------      --------      --------      --------      --------     --------


     Account           STEP        STRATEGIC    FINANCIAL                   ENERGY
      Number          PROGRAM      PLANNING     REPORTING     TAX          VENTURES
  -----------         --------     --------     --------     --------     --------
                      $    000     $    000     $    000     $    000     $    000
     920                   608          407          482          566          542
     921                    55           76           14          118          203
     922                                                                       147
     923                    15          417          206          742          154
     924
     925
     926
     928
     930.1
     930.2                 260           77           94            9           42
     931                     2            3            3            4            4
     932                                              16
     403
     408
     409                     --           --           --           --           --
     410                     --           --           --           --           --
     411                     --           --           --           --           --
     411.5                   --           --           --           --           --
     419                     --           --           --           --           --
     421                     --           --           --           --           --
     426.1                   --           --           --           --           --
     426.5                   --           --           --           --           --
     427                     --           --           --           --           --
     430                     --           --           --           --           --
     431                     --           --           --           --           --

-------------         --------     --------     --------     --------     --------
Total Expense              960          980          815        1,439        1,092
                      --------     --------     --------     --------     --------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

                        DEPARTMENTAL ANALYSIS OF SALARIES

                                   ACCOUNT 920


                                                               DEPARTMENTAL SALARY EXPENSE                                 NUMBER
                                                -----------------------------------------------------------------        PERSONNEL
             NAME OF DEPARTMENT                                INCLUDED IN AMOUNTS BILLED TO                             ----------
         Indicate each department or              TOTAL            PARENT             OTHER               NON               END OF
              service function                   AMOUNT           COMPANY          ASSOCIATES          ASSOCIATES            YEAR
----------------------------------------       -------           --------          ---------           ---------         ----------
                                               $   000            $   000            $   000           $   000

Accounting Services                                224                130                 94               --                   13

Air Transportation                                 106                  3                103               --                    6

Client Support                                     554               --                  554               --                   13

Common/Corporate Systems                         1,064                 22              1,042               --                   44

Consolidation Accounting                           651                 12                639               --                   11

Corporate Communications                           508               --                  508               --                    6

Corporate Finance                                  388                 74                314                                     3

Corporate Treasury                                 302                  8                294               --                    6

Dulles Building Services                            19               --                   19               --                    7

Energy Risk Management                             300               --                  300               --                    3

Energy Ventures                                    542                281                261               --                    3

Enterprise Multimedia Communication              2,235                  1              2,234               --                   45

Environmental Affairs                              359               --                  359               --                    4

Executive                                        2,375                212              2,163               --                   17

Financial Planning & Reporting                     482               --                  482               --                    7

Government Affairs                                 226               --                  226               --                    3

Human Resources/Benefits                          945               --                  945               --                   21

Internal  Audit                                  1,109                  1              1,108               --                   21

Investor Relations                                 392                 11                381               --                    6

Legal                                            1,075                140                935               --                   14

Marble Cliff Building Services                       1               --                    1               --                   16

Network Computer Services                        2,977               --                2,977               --                   62

Other General                                      654               --                  654               --                 --

Payroll                                            333               --                  333               --                   14

Corporate Procurement                                4               --                    4               --                    1

Risk Management                                    419                  4                415               --                    5

Special Projects                                    27               --                   27               --                    2

Step Program                                       608                 80                528               --                   13

Strategic Planning                                 407               --                  407               --                    5

Tax                                                566                 33                533               --                    9
                                               -------            -------            -------            -------            -------
     Total                                      19,852              1,012             18,840               --                  380
                                               -------            -------            -------            -------            -------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999


                            OUTSIDE SERVICES EMPLOYED

                                   ACCOUNT 923

INSTRUCTIONS:     Provide a breakdown by subaccount of outside services
                  employed. If the aggregate amounts paid to any one payee and included within one subaccount is less than $100,000, only the aggregate number and the amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of service.

                                               RELATIONSHIP
                                               "A"=ASSOCIATE
FOR WHOM PURCHASED             ADDRESS         "NA"=NON-ASSOCIATE          AMOUNT
------------------             -------         --------------------        ------
                                                                           $   000

See schedule 923-A                                                          25,529

                                 SCHEDULE 923-A
                    COLUMBIA ENERGY GROUP SERVICE CORPORATION
                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

                                                                                                    RELATIONSHIP
                                                                                                   "A"=ASSOCIATE      AMOUNT
                                                                                                      "NA"=NON    --------------
      FOR WHOM PURCHASED                   ADDRESS                                                    ASSOCIATE   $  000     $000
---------------------------------------  ---------------------------------------------------       -------------  -------    -----
1-Special Services - Legal

     Akin, Gump, Strauss, Hauer, & Feld  1900 Pennzoil Place-South Tower, Houston, TX 77536             NA           896
     Hogan & Hartson, LLP                555 Thirteenth St., NW Washington, DC 20004                    NA           256
     LeBoeuf, Lamb, Greene & MacRae      125 W. 55th Street New York, N.Y. 10019-5389                   NA         2,056
     Stroock & Stroock & Lavan, LLP      180 Maiden Lane New York, NY 10038                             NA           208
     Sullivan & Cromwell                 125 Broad St. New York, NY 10004                               NA           154
     46 Organizations                                                                                                447
                                                                                                                  ------

                                         Total Special Services - Legal                                                       4,017
                                                                                                                             ------


2-Special Services - Audit

     Arthur Andersen LLP                  P O Box 13882, Newark, NJ 07188-0882                           NA          132
     WIPRO                                1995 El Camino Real Santa Clara, CA 95050                      NA          150
     14 Organizations                                                                                                274
                                                                                                                  ------

                                         Total Special Services - Audit                                                         556
                                                                                                                             ------


3-Special Services - Other

     3X Corporation                      Dept. L 1864 Columbus, OH 43260                                NA           117
     Aerotek - Data Services Group       P.O. Box 630853 Baltimore, MD 21263                            NA           117
     AT & T                              3405 W. Dr. M. L. King, Jr. Blvd., Tampa, FL 33607             NA           158
     BMC Software Distributors, Inc.     P.O. Box 200567, Houston, TX 77216                             NA           136
     Bowne of New York City, Inc.        345 Hudson St. New York, NY 10014-9884                         NA           117
     Columbia Gas of Ohio, Inc.          A/R, P O Box 117, Columbus, OH 43216                           A          1,957
     Columbia Gas of Pennsylvania        P.O. Box 117 Columbus, OH 43216                                A            268
     Columbia Gas of Virginia            P.O. Box 117 Columbus, OH 43216                                A            287
     Columbia Gas Transmission           P.O. Box 641475 Pittsburgh, PA 15264                           A            887
     Columbia Gulf Transmission          P.O. Box 1273 Charleston, WV 25325                             A            202
     Comdisco Continuity Service         P.O. Box 91753, Chicago, IL. 60693                             NA           199
     Deloitte & Touche                   P.O. Box 1613, Stamford, CT  06920-1313                        NA           372
     DRPollard & Associates Inc.         2200 Wilson Blvd. Suite 409, Arlington, VA 22201               NA           132
     EDI Business Group, Inc.            7224 Cadence Ct., Columbia, MD  21046                          NA           272
     Harris Trust & Savings Bank         33101 Treasury Center, Chicago, IL 60694-3100                  NA           178
     IBM                                 P.O. Box 98880, Chicago, IL  60693                             NA           164
     Iconix                              4927 Auburn Ave. Bethesda, MD 20814                            NA           222
     Loughlin Creative                   1000 Potomac Street NW, Washington, DC 20007                   NA           464
     Maxim Group                         P.O. Box 198572 Atlanta, GA 30384                              NA           113
     Mcardle Printing Co. Inc.           800 Commerce Dr, Upper Marlboro MD 20772                       NA           297
     Media Works, LLC                    131 E. Broad Street, Suite 208, Falls Church, VA 22046         NA           103
     Peake Printers                      2500 Schuster Drive, Cheverly, MD 20781                        NA           268
     Pinkerton                           P.O. Box 2111 Carol Stream, IL 60132-2111                      NA           114
     PNC Bank, N.A                       620 Liberty Ave. Pittsburgh, PA  15265                         NA           295
     Sarcom                              Dept. #0703, Columbus, OH 43271-0703                           NA           666
     Techforce Corp                      P.O. Box 861419, Orlando, FL 32886-1419                        NA           292
     The Wharton School                  Steinberg Ctr. 255 South 38th Street, Philadelphia, PA 19104   NA           191
     Trustees, University of PA          3809 Walnut St. Philadelphia, PA 19104-3604                    NA           354
     Xerox Corp                          P.O. Box 827598, Philadelphia, PA  19182-7598                  NA           645
     392 Organizations                                                                                             3,433
                                         Total Special Services - Other                                                      13,020
                                                                                                                             ------

                                 SCHEDULE 923-A
                   COLUMBIA ENERGY GROUP SERVICE CORPORATION
                           OUTSIDE SERVICES EMPLOYED
                                  ACCOUNT 923


                                                                                       RELATIONSHIP
                                                                                      "A"=ASSOCIATE               AMOUNT
                                                                                        "NA"=NON         -----------------------
    FOR WHOM PURCHASED                 ADDRESS                                          ASSOCIATE        $  000          $   000
----------------------------------    -------------------------------------------       ----------       ---------      --------
4 - Special Services - Tax

    Arthur Andersen LLP                P.O. Box  13882, Newark, NJ 07188-0882                NA           143
    Miller & Chevalier                 655 Fifteenth St. NW, Washington, DC 20005            NA           178
    Stroock & Stroock & Lavan LLP      180 Maiden Lane, New York, NY 10038                   NA           359
    11 Organizations                                                                                       64
                                                                                                         ----
                                       Total Special Services - Tax                                                           744
                                                                                                                           ------

5 - Special Services - Consulting

    A. T. Kearney, Inc.                225 Reinekers Ln., Alexandria, VA 22314                NA         4,362
    Capital Re Solutions, Inc          1325 Avenue of the Americas, New York, NY 10019        NA           300
    Gartner Group, Inc.                P.O. Box 911319, Dallas TX 75391-1319                  NA           232
    Kekst & Company                    437 Madison Ave. New York, NY 10022                    NA           130
    LEK Consulting, LLP                26 State Street, 16th Floor, Boston, MA 02109          NA           140
    Lynx Consulting Group              410 Red Hill Drive, Broomall, PA 19008                 NA           112
    Raytheon                           P.O. Box 414183 Boston, MA 22414                       NA           508
    Teleos Consulting                  12 Chestnut Hill Terrace, Newton, Ma 02467             NA           142
    Towers Perrin                      P.O. Box 8500, S-6110, Philadelphia, PA 19178          NA           328
    40 Organizations                                                                                       938
                                                                                                          ----
                                       Total Special Services - Consulting                                                  7,192
                                                                                                                           ------
                                       Total  All Special Services                                                         25,529
                                                                                                                           ======

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999

                         EMPLOYEE PENSIONS AND BENEFITS

                                   ACCOUNT 926


INSTRUCTIONS:     Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

DESCRIPTION                                                         AMOUNT
-----------                                                         ------
                                                                     $000

Medical Expense Plan                                                 1,868

Other Post-Employment Benefits                                       1,030

Thrift Plan                                                            981

Employee Relocation Expense                                            455

Pension Restoration Plan                                               390

Dental Assistance Plan                                                 227

Long-Term Disability Insurance                                         259

Group Life Insurance                                                   137

Miscellaneous                                                           64

Employee Cafeteria Subsidy                                              56

Educational Assistance                                                  37

Flexible Spending Health & Dental                                       12

Employee Assistance Plan                                               (13)

Employee Retirement Expense                                           (393)
                                                                     -----
Total                                                                5,110
                                                                     -----

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION
                      For the Year Ended December 31, 1999

                          GENERAL ADVERTISING EXPENSES

                                  ACCOUNT 930.1

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1,
               "General Advertising Expenses," classifying the items according to the nature of the advertising and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.


 DESCRIPTION                NAME OF PAYEE                           AMOUNT
-------------------         ------------------------------         --------
                                                                     $000
Employee Recruiting         Stackig, Inc.                             28
Employee Recruiting         The Columbus Dispatch                      5
Employee Recruiting         Nationwide Advertising Service             1
Employee Recruiting         Miscellaneous                              7
                                                                      --
    TOTAL                                                             41
                                                                      --


           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999


                         MISCELLANEOUS GENERAL EXPENSES

                                  ACCOUNT 930.2

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.2,
               "Miscellaneous General Expenses," classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321 (b)(2) of the Federal Election Campaign Act, as amended by Public Law 94--283 in 1976 (2 U.S.C. Section 441
               (b)(2) shall be separately classified.

                   DESCRIPTION                                       AMOUNT
-----------------------------------------                            ------
                                                                      $000
Employment Agreement                                                    553

Employee Recruiting                                                     416

Dues and Memberships - Corporate                                        222

Courier Services                                                        133

Aircraft Service                                                        119

Newswire Services                                                        99

Industry Meetings                                                        77

Filing and License Fees                                                  37

Employee Training                                                        20

Other                                                                   272
                                                                     ------
TOTAL                                                                 1,948
                                                                     ------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

                                      RENTS

                                   ACCOUNT 931


INSTRUCTIONS:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major grouping of property, as defined in the account definition of the Uniform System of Accounts.

                                                                   AMOUNT
                                                                   ------
                                                                    $000


Data Processing                                                    4,678

Office Space                                                       2,280

Air Transportation                                                   539

Auto and General Tools                                               170

Miscellaneous                                                        158

Communications                                                       117
                                                                  ------
TOTAL                                                              7,942
                                                                  ------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999



                          TAXES OTHER THAN INCOME TAXES

                                   ACCOUNT 408



INSTRUCTIONS:  Provide an analysis of Account 408, "Taxes Other Than Income
               Taxes." Separate the analysis into two groups: (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class tax.


                                                                                                   AMOUNT
                                                                                                   ------
                                                                                                    $000

(1)  Other than U.S. Government Taxes:

          Property                                                                                  1,198

          Sales and Use                                                                                63

          Unemployment                                                                                  5

          License or Franchise                                                                         29
                                                                                                   ------

                     Total -- other                                                                 1,295

(2)  U.S. Government Taxes:

          Federal Insurance Contribution                                                            1,926

          Unemployment                                                                                 26

          Miscellaneous                                                                                 2
                                                                                                   ------

                    Total -- Federal                                                                1,954

         TOTAL                                                                                      3,249
                                                                                                   ------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

                                    DONATIONS

                                  ACCOUNT 426.1


INSTRUCTIONS:  Provide a listing of the amount included in Account 426-1,
               "Donations," classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


     NAME OF RECIPIENT                     PURPOSE OF DONATION          AMOUNT
     -----------------                     -------------------          ------
                                                                         $000
Columbia Gas Foundation                    Community Welfare              124

United way                                 Community Welfare                8

National WWII Memorial Fund                Community Welfare                5

Malone Foundation                          Community Welfare                3

Miscellaneous  (15)                        Community Welfare               12
                                                                         ----
TOTAL                                                                     152
                                                                         ----

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

                                OTHER DONATIONS

                                 ACCOUNT 426.5

INSTRUCTIONS:

Provide a listing of the amount included in Account 426.5, "Other Deductions," classifying such expenses according to their nature.

             DESCRIPTION                                             AMOUNT
             -----------                                             ------
                                                                      $000
                                                                      NONE
                                                                      ----
    TOTAL                                                             NONE
                                                                      ----

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

                                 SCHEDULE XVIII

                          NOTES TO STATEMENT OF INCOME



INSTRUCTIONS:  The space below is provided for important notes regarding the statement of income or any account thereof. Furnish particulars as to any significant increase in services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

Outside Services Employed increased $12.2 million over 1998. This increase is primarily attributable to a Procurement Project ($7.7 million) in which Columbia partnered with A. T. Kearney, an operations consulting firm with significant expertise in the area of procurement, to do an in-depth assessment of the procurement of external goods and services (except for natural gas purchases) across all Columbia companies. The objective was to produce savings and operational excellence in all aspects of procurement. The project team identified opportunities for Columbia companies to save $40 million to $65 million annually in the goods and services they purchase.

Other increases in outside services were attributable to consulting related to Y2K and merger activity.

For additional notes, see Page 22, Notes to Financial Statements.

                   COLUMBIA ENERGY GROUP SERVICE CORPORATION

                               Organization Chart

                                                       Chairman, President &
                                                               CEO
                                                           RICHARD, III
------------------------------------------------------------------------------------------------------------------------------------
    Senior VP               Senior VP            Senior VP               Senior VP & CFO        Senior VP & Chief        Senior VP
Strategic Planning       Human Resources          Services                                        Legal Officer        Non-regulated
                                                                                                                        Activities
     HAMMICK                  FONT                 MAGLEY                  O'DONNELL                SCHWOLSKY              WATT
------------------------------------------------------------------------------------------------------------------------------------
       |                        |                    |                          |                       |
       |                        |                    |                          |                       |
------------------------------------------------------------------------------------------------------------------------------------
 Strategic Planning    Corporate Benefits    Air Transportation           Consolidation      Environmental Affairs
--------------------   ------------------   ---------------------      --------------------  ---------------------
Governmental Affairs     Human Resources       Client Support           Corporate Treasury           Legal
--------------------   ------------------   ---------------------      --------------------  ---------------------
     Corporate              Training         Common/Corporate           Corporate Finance        Risk Management
  Communications       ------------------         Systems              --------------------  ---------------------
--------------------     Organizational     ---------------------      Financial Planning &
Investor Relations         Development      Enterprise Multimedia           Reporting
--------------------   ------------------      Communications          --------------------
                           Executive        ---------------------        Internal Audit
                          Compensation          Marble Cliff           --------------------
                       ------------------     Building Services                Tax
                                            ---------------------      --------------------
                                              Network Computer          Accounting Services
                                                  Services             --------------------
                                            ---------------------         Energy Ventures
                                               Dulles Building         --------------------
                                                  Services                  Energy Risk
                                            ---------------------            Management
                                                   Payroll             --------------------
                                            ---------------------        Corporate Finance
                                                                       --------------------

           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION



                              METHODS OF ALLOCATION


      The following Basis of Allocation have been approved by the SEC as a method of allocating Job Order charges and convenience payments directly to Associate Companies.

      -     Total Gross Fixed Assets and Total Operating Expenses

      -     Total Gross Fixed Assets

      -     Total Distribution Property and Distribution Expenses

      -     Total Production Property and Expense

      -     Total Storage Property and Expense

      -     Transmission Property and Transmission Expenses

      -     Total Operating Expenses and Gross Depreciable Property

      -     Gross Depreciable Property

      -     Number of Automobile Units Owned and Leased

      -     Number of Retail Customers

      -     Number of Regular Employees

      -     Fixed Allocation

      -     Direct Costs

                 Direct & Allocated Labor updated for 1999 only
           ANNUAL REPORT OF COLUMBIA ENERGY GROUP SERVICE CORPORATION

                      For the Year Ended December 31, 1999

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

-----------------------------------------------------------------------------

                         COMPENSATION FOR USE OF CAPITAL
                    SUMMARY OF BILLING TO ASSOCIATE COMPANIES



                                                   Direct &
                                                   Allocated      Compensation
     Company                                         Labor           Billed
-----------------------------------------         ----------     -------------
                                                   $   000          $   000

Columbia Energy Group                                1,377              238
Columbia Gulf Transmission Company                   1,153              203
Columbia Energy Services Corporation                 1,455              252
Columbia Propane Corporation                           698              120
Columbia Electric Corporation                          232               40
Columbia LNG Corporation                                96               17
Columbia Network Services Corporation                   92               17
Columbia Insurance Corporation, Ltd.                    68               11
Columbia Gas of Kentucky, Inc.                         417               73
Columbia Gas of Ohio, Inc.                           3,529              621
Columbia Gas of Maryland, Inc.                         124               22
Columbia Gas of Pennsylvania, Inc.                   1,273              224
Columbia Gas of Virginia, Inc.                         744              130
Columbia Pipeline Corporation                            4                1
Columbia Finance Co.                                    18                3
Columbia Energy Group Capital Corporation               49                9
Columbia Gas Transmission Corporation                3,938              692
Columbia Atlantic Trading Corporation                    5                1
Columbia Energy Resources, Inc.                        787              138
                                                   -------          -------
     Total                                          16,059            2,812
                                                   =======          =======


The above is a summary of the Compensation for Use of Capital billed to each company. Attached is a sample of the annual statement sent to each associate company. Since they are identical except for the amount billed, the summary is included in lieu of seventeen individual statements (see page 46).

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION

                         COMPENSATION FOR USE OF CAPITAL

                                    BILLED TO

                          COLUMBIA PROPANE CORPORATION

                                   DURING 1999

                                                                   SYSTEM        MONTHLY          MANAGEMENT
                INTEREST                                          DIRECT &        RATE           D&A LABOR         COMPENSATION
 BILLING           TO                 NET         TOTAL           ALLOCATED       COL. 3/           BILLED TO          BILLED
 MONTH           PARENT              INCOME     COMPENSATION       LABOR          COL. 4             CPC           COL. 5 x COL .6
---------   -------------       ------------   ------------    -------------      ----------      ----------       ----------
                  (1)               (2)             (3)           (4)            (5)               (6)                    (7)
JANUARY        102,570.10         186,437.00     289,007.10     1,173,548.22        24.62678       29,016.21         7,145.76
FEBRUARY       102,240.49         186,437.00     288,677.49     1,530,531.01        18.86126       54,650.59        10,307.79
MARCH          103,039.10         186,437.00     289,476.10     1,364,263.98        21.21848       64,241.28        13,631.02
APRIL          102,467.44         186,437.00     288,904.44     1,455,492.48        19.84926       81,882.14        16,253.00
MAY            102,318.85         186,437.00     288,755.85     1,433,566.34        20.14248       58,550.21        11,793.47
JUNE           102,404.79         186,437.00     288,841.79     1,310,242.66        22.04491       44,740.51         9,863.00
JULY           102,191.70               0.00     102,191.70     1,318,850.07         7.74855       47,182.78         3,655.98
AUGUST         179,727.07               0.00     179,727.07     1,365,450.56        13.16247       56,738.25         7,468.16
SEPTEMBER      257,681.49               0.00     257,681.49     1,304,149.69        19.75858       56,144.66        11,093.39
OCTOBER        179,713.75               0.00     179,713.75     1,334,619.59        13.46554       75,798.91        10,206.73
NOVEMBER       179,654.34               0.00     179,654.34     1,308,901.98        13.72558       67,847.02         9,312.39
DECEMBER       179,830.43               0.00     179,830.43     1,159,734.58        15.50617       60,615.57         9,399.15
            -------------       ------------   ------------    -------------      ----------      ----------       ----------
             1,693,839.55       1,118,622.00   2,812,461.55    16,059,351.16        17.51292      697,408.13       120,129.85
            =============       ============   ============    =============      ==========      ==========       ==========

                                    SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.







                            COLUMBIA ENERGY GROUP SERVICE CORPORATION




                            By:
                               ---------------------------------------------

                                    D. Furlano
                                    Assistant Controller


Date: April 24, 2000

                           Attachment to Form U-13-60




                                  ANNUAL REPORT

                                 For the Period

             Beginning January 1, 1999 and Ending December 31, 1999

                                     To the

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF

                    COLUMBIA ENERGY GROUP SERVICE CORPORATION



                                  On Behalf of

                   COLUMBIA GAS OF OHIO SHARED SERVICES CENTER

                                TABLE OF CONTENTS




SCHEDULE 1       1999 SERVICE LEVEL PLANS

SCHEDULE 2       STANDARD ALLOCATION BASIS MEMORANDUM

SCHEDULE 3       ANNUAL STATEMENT - "AT COST" REPRESENTATION

SCHEDULE 4 INCOME STATEMENT DETAILING SSC GOODS & SERVICES RENDERED TO AFFILIATES AND NONAFFILIATES

SCHEDULE 5 REPORT OF CATEGORIES OF COST ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE SSC

SCHEDULE 6       FLOWCHART DETAILING THE SSC ACCOUNTING SYSTEM

SCHEDULE 7       REPORT OF CHARGES BY CODE PATTERN

SCHEDULE 8 & 9   REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBER

SCHEDULE 10      REPORT OF ACTIVE SSC EMPLOYEES, BY DEPARTMENT AS OF 12/31/99

SCHEDULE 11 COPIES OF STATE PUBLIC SERVICE COMMISSION ORDERS OR COMMUNICATIONS ADDRESSING THE PRICING OF SSC OPERATIONS OR COST ALLOCATIONS DURING THE REPORTING PERIOD

                       SUMMARY OF 1999 SERVICE LEVEL PLANS

    -    Engineering Services

         -    CKY, COH, CMD, CPA, CGV

    -    Finance Regulatory

         -    CKY, COH, CMD, CPA, CGV

    -    Fleet Management

         -    CMD, CPA, CGV

         - None for CKY and COH as they are billed completely through the clearing account

    -    Gas Supply/Management

         -    CKY, COH, CMD, CPA, CGV

    -    Graphics/Video

         -    CKY, COH, CMD, CPA, CGV

    -    Human Resources Consulting

         -    CKY, COH, CMD, CPA, CGV

    -    Legal Services

         -    CKY, COH, CMD, CPA, CGV

    -    Marketing Services

         -    CKY, COH, CMD, CPA, CGV

    -    Training Services

         -    CKY, COH - Operations, COH - CSC, CMD, CPA, CGV

                                   SCHEDULE 1

[COLUMBIA GAS CONSULTING SERVICES LOGO]



SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                       FOR FLEET MANAGEMENT SERVICES PROVIDED TO
                                                    COLUMBIA GAS OF PENNSYLVANIA



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Fleet Management Services Section and Columbia Gas of Pennsylvania regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Pennsylvania (CPA) to have ready access to high quality, valuable services at a fair price.

The Fleet Management Services Section will provide services that are: (1) requested or agreed to by CPA; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:  Fleet Management Services Section
           The Shared Services Center at Columbia Gas of Ohio
           200 Civic Center Drive
           Columbus, Ohio  43215

           Key Provider contact is:         Kathryn I. Shroyer
                                            General Manager, Consulting Services


CUSTOMER:  Columbia Gas of Pennsylvania
           650 Washington Road
           Pittsburgh, Pennsylvania   15228-2703

           Key Customer contact is:         Joseph T. Sinclair
                                            Vice President, Operations Support

1999 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below



                            BRIEF SERVICE DESCRIPTION

FLEET MANAGEMENT - to provide services in one or more of the following areas: vehicle licensing, cost accounting/leased transportation system (LTS), clearing account budgeting, vehicle specifications, vehicle accident management, highway use tax permits, commuting and personal use reporting, vehicle/tool procurement, and other miscellaneous fleet services.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for fleet management services. The "total cost of service" is the sum of the direct operating and maintenance and allocated overhead costs. It is this "Total" amount that Fleet Management Services Section will monitor through Quarterly Service Performance Reports.



                                            PROJECTED                      PROJECTED                       PROJECTED
                                           DIRECT O&M                       OVERHEAD                      TOTAL COST
                                              COSTS                          COSTS                        OF SERVICE
            SERVICE                            ($)                            ($)                             ($)
Fleet Management                             33,585                          9,924                          43,509



KEY PERFORMANCE MEASURES

This section describes the key measures for Fleet Management Services and CPA concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all services        C         Actual annual costs = or <
     provided by Fleet Management Services.                                               projected annual costs in the
                                                                                          effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance Reports   To participate cooperatively with Fleet Management Services to update and modify the Service Level Plan as needed to accurately reflect changes in the level of services requested and associated costs.

1999 Service Level Plan
Page 3


2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     Level of state's satisfaction with communications, responsiveness and      Q         90% met or exceeded ratings
     understanding of the needs and wants of the state


FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CPA as appropriate;   Customer survey               CPA to work with shared service to define expectations at time of
report results annually                                    each service request that can include completion timeline/date, cost limitations, customer responsibilities to fulfill service, need/timing of status reports during project, and other specific customer needs.  CPA to provide survey feedback.

OTHER MATTERS

Fleet Management Services and CPA also intend that prior to the start of the provisions of any service as contemplated in this Service Level Plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CPA, Fleet Management Services will share job order results with other Customers to improve efficiency.


MODIFICATION TO THE PLAN

Fleet Management Services will monitor CPA's usage. If substantially exceeding above usage, Fleet Management Services will contact CPA to reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of January 1, 1999, and are subject to change as revised budgets are approved.

1999 Service Level Plan
Page 4

EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CPA and Fleet Management Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

FLEET MANAGEMENT SERVICES:





Kathryn I. Shroyer
General Manager, Consulting Services




                        Fleet Management Services Section



COLUMBIA GAS OF PENNSYLVANIA:




---------------------------------
Joseph T. Sinclair
Vice President, Operations Support


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.




----------------------------------           --------------------------------
Gary J. Robinson                             Stephen A. Schmotzer
President and Chief Executive Officer        Vice President, Shared Services

[COLUMBIA GAS CONSULTING SERVICES]



SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                       FOR FLEET MANAGEMENT SERVICES PROVIDED TO
                                                        COLUMBIA GAS OF MARYLAND



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Fleet Management Services Section and Columbia Gas of Maryland regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Maryland (CMD) to have ready access to high quality, valuable services at a fair price.

The Fleet Management Services Section will provide services that are: (1) requested or agreed to by CMD; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:  Fleet Management Services Section
           The Shared Services Center at Columbia Gas of Ohio
           200 Civic Center Drive
           Columbus, Ohio  43215

           Key Provider contact is:         Kathryn I. Shroyer
                                            General Manager, Consulting Services


CUSTOMER:  Columbia Gas of Maryland
           650 Washington Road
           Pittsburgh, Maryland   15228-2703

           Key Customer contact is:         Joseph T. Sinclair
                                            Vice President, Operations Support

1999 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below



                            BRIEF SERVICE DESCRIPTION

FLEET MANAGEMENT - to provide services in one or more of the following areas: vehicle licensing, cost accounting/leased transportation system (LTS), clearing account budgeting, vehicle specifications, vehicle accident management, highway use tax permits, commuting and personal use reporting, vehicle/tool procurement, and other miscellaneous fleet services.



CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for fleet management services. The "total cost of service" is the sum of the direct operating and maintenance and allocated overhead costs. It is this "Total" amount that Fleet Management Services Section will monitor through Quarterly Service Performance Reports.


                                            PROJECTED                      PROJECTED                       PROJECTED
                                           DIRECT O&M                       OVERHEAD                      TOTAL COST
                                              COSTS                          COSTS                        OF SERVICE
            SERVICE                            ($)                            ($)                             ($)

Fleet Management                              3,249                          1,050                           4,299

KEY PERFORMANCE MEASURES

This section describes the key measures for Fleet Management Services and CMD concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
     The sum of all direct, indirect, and overhead costs of all services         C        Actual annual costs = or <
     provided by Fleet Management Services.                                               projected annual costs in the
                                                                                          effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance Reports   To participate cooperatively with Fleet Management Services to update and modify the Service Level Plan as needed to accurately reflect changes in the level of services requested and associated costs.

1999 Service Level Plan
Page 3


2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
    Level of state's satisfaction with communications, responsiveness and       Q         90% met or exceeded ratings
    understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CMD as appropriate;   Customer survey               CMD to work with shared service to define expectations at time of
report results annually                                    each service request that can include completion timeline/date, cost limitations, customer responsibilities to fulfill service, need/timing of status reports during project, and other specific customer needs.  CMD to provide survey feedback.


OTHER MATTERS

Fleet Management Services and CMD also intend that prior to the start of the provisions of any service as contemplated in this Service Level Plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CMD, Fleet Management Services will share job order results with other Customers to improve efficiency.


MODIFICATION TO THE PLAN

Fleet Management Services will monitor CMD's usage. If substantially exceeding above usage, Fleet Management Services will contact CMD to reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of January 1, 1999, and are subject to change as revised budgets are approved.

1999 Service Level Plan
Page 4


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CMD and Fleet Management Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

FLEET MANAGEMENT SERVICES:





Kathryn I. Shroyer
General Manager, Consulting Services


                        Fleet Management Services Section

------------------------------                   -------------------------------

------------------------------                   -------------------------------

------------------------------                   -------------------------------






COLUMBIA GAS OF MARYLAND:





Joseph T. Sinclair
Vice President, Operations Support


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

1999 Service Level Plan
Page 5



------------------------------                   -------------------------------
Gary J. Robinson                                 Stephen A. Schmotzer
President and Chief Executive Officer            Vice President, Shared Services

[COLUMBIA GAS CONSULTING SERVICES LOGO]



SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                       FOR FLEET MANAGEMENT SERVICES PROVIDED TO
                                                        COLUMBIA GAS OF VIRGINIA



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Fleet Management Services Section and Columbia Gas of Virginia regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Virginia (CGV) to have ready access to high quality, valuable services at a fair price.

The Fleet Management Services Section will provide services that are: (1) requested or agreed to by CGV; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN


PROVIDER:  Fleet Management Services Section
           The Shared Services Center at Columbia Gas of Ohio
           200 Civic Center Drive
           Columbus, Ohio  43215

           Key Provider contact is:         Kathryn I. Shroyer
                                            General Manager, Consulting Services


CUSTOMER:  Columbia Gas of Virginia
           9001 Arboretum Parkway
           Richmond, Virginia   23235-0674

           Key Customer contact is:

1999 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below



                            BRIEF SERVICE DESCRIPTION

FLEET MANAGEMENT - to provide services in one or more of the following areas: vehicle licensing, cost accounting/leased transportation system (LTS), clearing account budgeting, vehicle specifications, vehicle accident management, highway use tax permits, commuting and personal use reporting, vehicle/tool procurement, and other miscellaneous fleet services.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for fleet management services. The "total cost of service" is the sum of the direct operating and maintenance and allocated overhead costs. It is this "Total" amount that Fleet Management Services Section will monitor through Quarterly Service Performance Reports.


                                            PROJECTED                      PROJECTED                       PROJECTED
                                           DIRECT O&M                       OVERHEAD                      TOTAL COST
                                              COSTS                          COSTS                        OF SERVICE
            SERVICE                            ($)                            ($)                             ($)
Fleet Management                             17,067                          5,266                          22,333



KEY PERFORMANCE MEASURES

This section describes the key measures for Fleet Management Services and CGV concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE      GOAL
    The sum of all direct, indirect, and overhead costs of all services         C        Actual annual costs = or <
    provided by Fleet Management Services.                                               projected annual costs in the
                                                                                         effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance Reports   To participate cooperatively with Fleet Management Services to update and modify the Service Level Plan as needed to accurately reflect changes in the level of services requested and associated costs.

1999 Service Level Plan
Page 3

2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE       GOAL
    Level of state's satisfaction with communications, responsiveness and       Q         90% met or exceeded ratings
    understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CGV as appropriate;   Customer survey               CGV to work with shared service to define expectations at time of
report results annually                                    each service request that can include completion timeline/date, cost limitations, customer responsibilities to fulfill service, need/timing of status reports during project, and other specific customer needs.  CGV to provide survey feedback.

OTHER MATTERS

Fleet Management Services and CGV also intend that prior to the start of the provisions of any service as contemplated in this Service Level Plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CGV, Fleet Management Services will share job order results with other Customers to improve efficiency.


MODIFICATION TO THE PLAN

Fleet Management Services will monitor CGV's usage. If substantially exceeding above usage, Fleet Management Services will contact CGV to reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of January 1, 1999, and are subject to change as revised budgets are approved.

1999 Service Level Plan
Page 4


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CGV and Fleet Management Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

FLEET MANAGEMENT SERVICES:




------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services


                        Fleet Management Services Section

-----------------------     ----------------------       -----------------------

-----------------------     ----------------------       -----------------------

-----------------------     ----------------------       -----------------------



COLUMBIA GAS OF VIRGINIA:




-------------------------------
Lawrence D. Smore
Vice President, Operations


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

1999 Service Level Plan
Page 5




-------------------------------------           --------------------------------
Anthony Trubisz, Jr.                            Stephen A. Schmotzer
President and Chief Executive Officer           Vice President, Shared Services

                             1999 SERVICE LEVEL PLAN
                       for Columbia Gas of Kentucky, Inc.




OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Training Services Section and Columbia Gas of Kentucky, Inc. regarding specific types of products/services expected to be used, the primary users, service volumes, evaluation criteria and the projected cost of each of those products/services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable Columbia Gas of Kentucky, Inc. to have access to highly valued services at low cost.

Through the Shared Services Center, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:   Training Services
            947 W. Goodale Blvd.
            Columbus, Ohio 43212

            Key Provider contact is: Kathryn I. Shroyer
            General Manager, Consulting Services
            200 Civic Center Drive
            Columbus, Ohio  43215

CUSTOMER:   Columbia Gas of Kentucky, Inc.
            2001 Mercer Road
            Lexington, KY 40512-4241

            Key Customer contacts are: Rick Parr, Director, Customer Services Lori Johnson, Director, Human Resources
            Roger Wingate, Operations Manager

1999 Service Level Plan                           Columbia Gas of Kentucky, Inc.
Page 2

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is attached to the plan. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service are:


BRIEF SERVICE DESCRIPTION                                     PRIMARY                      PRIMARY
                                                              PROVIDER                     CUSTOMER
1.   Training Program Development / Customization             Jim Tripp, Manager           Rick Parr, Director, Customer
                                                              Training Services            Services,      Lori Johnson,
                                                                                           Director, Human Resources,
                                                                                           Roger Wingate, Operations
                                                                                           Manager


2.   Training Program Facilitation / Instruction              Jim Tripp, Manager           Lori Johnson, Director, Human
                                                              Training Services            Resources, Roger Wingate,
                                                                                           Operations Manager


3.   Performance Consulting Services                          Jim Tripp, Manager           Rick Parr, Director, Customer
                                                              Training Services            Services,       Lori Johnson,
                                                                                           Director, Human Resources,
                                                                                           Roger Wingate, Operations
                                                                                           Manager



PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided and the number of labor hours available to the customer for various projects/services. "Direct" costs are those costs the Provider will incur explicitly to provide the specific product/service, such as hourly labor rates, computer-related charges, building rent and utilities. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

1999 Service Level Plan                           Columbia Gas of Kentucky, Inc.
Page 3






SERVICE                           SERVICE VOLUME          O & M COSTS        OVERHEAD COSTS      TOTAL COST OF SERVICE
     Training Program              1.23 F.T.E.
     Development /                (1,771 hours)            111,309              20,584               131,893
     Customization

     Training Program              0.20 F.T.E.
     Facilitation/                 (288 hours)             19,368               3,204                22,572
     Instruction

     Performance Improvement       0.02 F.T.E.
     Consulting                     (29 hours)              1,996                471                  2,467
                                   -------------------------------------------------------------------------
                                   1.45 F.T.E.
                        Total     (2,088 hours)            132,673              24,259               156,932


         * Overhead cost includes employee benefits and Training Services' support percentage for the Shared Services Center.

KEY PERFORMANCE MEASURES

This section describes the key measures for each product/service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the products/services provided. The types of measures are Cost (C), Quality (Q) or Time (T). Each service has at least one associated performance measure.


OVERALL PERFORMANCE MEASURE

PERFORMANCE MEASURE DEFINITION:                                             TYPE      GOAL
The sum of all direct and indirect costs of all services provided by         C        100% on budget for this
Training Services during the year.                                                    Service Level Plan by year
                                                                                      end.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: To  participate cooperatively
Monthly & annually     Service Performance Reports       with Provider to update and modify the Service Level Plan
                       (lines 16, 17 & 18 for All        budget as needed to accurately reflect changes in the
                       Services)                         level of services requested and associated costs.

1999 Service Level Plan                           Columbia Gas of Kentucky, Inc.
Page 4





SERVICE NO. 1: PROGRAM DEVELOPMENT/CUSTOMIZATION


1.1 PERFORMANCE MEASURE DEFINITION:  % of satisfaction that training         TYPE       GOAL
programs and materials developed, customized and/or updated are:             Q/T        At a minimum 90% of our
-    trainer/learner friendly (easy to use)                                             customers will rate the
-    accurate and relevant to job/task                                                  training programs
-    compliance (policy and procedure) - focused                                        developed, customized
-    priced at or below benchmarked standards of the market place                       and/or updated a "3" (Met
-    delivered when promised                                                            Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete the questionnaire
Immediately after      Program Development Evaluation    and return it.
the training program   Questionnaire
is delivered


SERVICE NO. 2: TRAINING PROGRAM INSTRUCTION/FACILITATION

2.1 PERFORMANCE MEASURE DEFINITION:  % of satisfaction with training         TYPE       GOAL
program instruction/facilitation that is:                                    Q/T        At a minimum 90% of our
-    effective and skill enhancing as measured by: reaction of learners,                customers will rate the
     pre and post knowledge tests, skill demonstration or practice, and                 training programs we
     transfer of learning.                                                              facilitate / instruct and
                                                                                        our facilitators /
                                                                                        instructors a "3" (Met
                                                                                        Expectations) or greater.


FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete  the evaluation at
At the conclusion of   Training Program Evaluation       the conclusion of the training program.
every training
program.

1999 Service Level Plan                           Columbia Gas of Kentucky, Inc.
Page 5


SERVICE NO. 3: PERFORMANCE IMPROVEMENT CONSULTING

3.1 PERFORMANCE MEASURE DEFINITION:  % of customers who receive a letter     TYPE       GOAL
or a report that:                                                            Q          100%  of all customers
-    describes the customer's current situation and desired situation                   will receive a letter and
-    includes suggestions for next steps and associated costs                           / or report within one
                                                                                        week after a consultation.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Receive and respond to the
Within one week        "Discovery" Letter or report      "Discovery" Letter or report
after a consultation


OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

         Customer - Training manager and human resource professionals who serve as the primary business partners to operating company management and staff in managing training/education needs and issues in their respective organizations.

         Provider - Training professionals who serve as primary consultants to Customers, and provide training design expertise, implementation support and consulting to operating company training managers/coordinators, operations managers and human resource staff in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any service as contemplated in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project/service definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state/regional organization.

While the Program Development Evaluation Questionnaire, Training Program Evaluation and monthly/quarterly Service performance Reports will be a key Source of Information to formally monitor and measure the Provider's progress in achieving key performance measures, the Provider and Customer may agree to more frequent review discussions and evaluations.

1999 Service Level Plan                           Columbia Gas of Kentucky, Inc.
Page 6

MODIFICATIONS TO THE PLAN

This service level plan anticipated the need of 1.45 FTEs annually, or .12 FTEs per month. Service Provider and Customer will monitor Customer usage. If usage may exceed established level, Provider and Customer will reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

1999 Service Level Plan                           Columbia Gas of Kentucky, Inc.
Page 7




EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

Key Customer:                                Provider:


----------------------------------           -----------------------------------
           (Signature)                                    (Signature)
Name:  Rick Parr                             Jim Tripp
Title: Director, Customer Services           Manager, Training Services
       Columbia Gas of Kentucky, Inc.
Date:                                        Date:
     -----------------------------                ------------------------------

----------------------------------
           (Signature)

Name:  Lori Johnson
Title: Director, Human Resources
       Columbia Gas of Kentucky, Inc.
Date:
      ----------------------------


----------------------------------
           (Signature)

Name:  Roger Wingate
Title: Operations Manager
       Columbia Gas of Kentucky, Inc.
Date:
      ----------------------------

1999 Service Level Plan                           Columbia Gas of Kentucky, Inc.
Page 8

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


----------------------------------          -------------------------------
Chief Operating Officer                     Vice President, Shared Services
Columbia Gas of Kentucky, Inc.


----------------------------------          -------------------------------
Vice President/ Chief Financial Officer     General Manager, Consulting Services
Columbia Gas of Kentucky, Inc.



Attachments:
-        Description of Services and Activities
-        Classroom Training Cancellation Guidelines

                             1999 SERVICE LEVEL PLAN
                         for Columbia Gas of Ohio, Inc.
                          Northern and Southern Regions




OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Training Services Section and Columbia Gas of Ohio, Inc., Northern and Southern Regions regarding specific types of products/services expected to be used, the primary users, service volumes, evaluation criteria and the projected cost of each of those products/services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable Columbia Gas of Ohio, Inc., Northern and Southern Regions to have access to highly valued services at low cost.

Through the Shared Services Center, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:  Training Services
           947 W. Goodale Blvd.
           Columbus, Ohio 43212

           Key Provider contact is: Kathryn I. Shroyer
           General Manager, Consulting Services
           200 Civic Center Drive
           Columbus, Ohio  43215

CUSTOMER:  Columbia Gas of Ohio, Inc., Customer Service Centers
           200 Civic Center Drive
           Columbus,  OH  43215

           Key Customer contacts are: Michael Ramsey, Training & Evaluation Manager - Northern Region and John Clugston, Training & Evaluation Manager - Southern Region

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 2                                               Northern & Southern Regions





SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is attached to the plan. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service are:


BRIEF SERVICE DESCRIPTION                                     PRIMARY                      PRIMARY
                                                              PROVIDER                     CUSTOMER
1.   Training Program Development / Customization             Jim Tripp, Manager           Michael Ramsey, Training &
                                                              Training Services            Evaluation Manager COH
                                                                                           Northern Region    John
                                                                                           Clugston, Training &
                                                                                           Evaluation Manager COH
                                                                                           Southern Region


2.   Training Program Facilitation / Instruction              Jim Tripp, Manager           Michael Ramsey, Training &
                                                              Training Services            Evaluation Manager COH
                                                                                           Northern Region    John
                                                                                           Clugston, Training &
                                                                                           Evaluation Manager COH
                                                                                           Southern Region


3.   Performance Consulting Services                          Jim Tripp, Manager           Michael Ramsey, Training &
                                                              Training Services            Evaluation Manager COH
                                                                                           Northern Region    John
                                                                                           Clugston, Training &
                                                                                           Evaluation Manager COH
                                                                                           Southern Region


PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided and the number of labor hours available to the customer for various projects/services. "Direct" costs are those costs the Provider will incur explicitly to provide the specific product/service, such as hourly labor rates, computer-related charges, building rent and utilities. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 3                                               Northern & Southern Regions


SERVICE                        SERVICE VOLUME            O & M COSTS      OVERHEAD COSTS      TOTAL COST OF SERVICE
     Training Program              2.96 F.T.E.
     Development /                (4,262 hours)            275,941              59,544               335,485
     Customization

     Training Program              4.00 F.T.E.
     Facilitation/                (5,760 hours)            387,772              65,924               453,696
     Instruction

     Performance Improvement       0.30 F.T.E.
     Consulting                    (432 hours)             25,682               6,981                32,663
                                  ----------------------------------------------------------------------------------
                                   6.60 F.T.E.
                        Total     (9,504 hours)            689,395             132,449               821,844


         * Overhead cost includes employee benefits and Training Services' support percentage for the Shared Services Center.

KEY PERFORMANCE MEASURES

This section describes the key measures for each product/service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the products/services provided. The types of measures are Cost (C), Quality (Q) or Time (T). Each service has at least one associated performance measure.


OVERALL PERFORMANCE MEASURE

PERFORMANCE MEASURE DEFINITION:                                               TYPE      GOAL
The sum of all direct and indirect costs of all services provided by          C         100% on budget for this
Training Services during the year.                                                      Service Level Plan by year
                                                                                        end.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: To  participate cooperatively
Monthly & annually     Service Performance Reports       with Provider to update and modify the Service Level Plan
                       (lines 16, 17 & 18 for All        budget as needed to accurately reflect changes in the
                       Services)                         level of services requested and associated costs.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 4                                               Northern & Southern Regions





SERVICE NO. 1: PROGRAM DEVELOPMENT/CUSTOMIZATION

1.1 PERFORMANCE MEASURE DEFINITION:  % of satisfaction that training         TYPE       GOAL
programs and materials developed, customized and/or updated are:             Q/T        At a minimum 90% of our
-    trainer/learner friendly (easy to use)                                             customers will rate the
-    accurate and relevant to job/task                                                  training programs
-    compliance (policy and procedure) - focused                                        developed, customized
-    priced at or below benchmarked standards of the market place                       and/or updated a "3" (Met
-    delivered when promised                                                            Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete the questionnaire
Immediately after      Program Development Evaluation    and return it.
the training program   Questionnaire
is delivered


SERVICE NO. 2: TRAINING PROGRAM INSTRUCTION/FACILITATION

2.1 PERFORMANCE MEASURE DEFINITION:  % of satisfaction with training         TYPE       GOAL
program instruction/facilitation that is:                                    Q/T        At a minimum 90% of our
-    effective and skill enhancing as measured by: reaction of learners,                customers will rate the
     pre and post knowledge tests, skill demonstration or practice, and                 training programs we
     transfer of learning.                                                              facilitate / instruct and
                                                                                        our facilitators /
                                                                                        instructors a "3" (Met
                                                                                        Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete  the evaluation at
At the conclusion of   Training Program Evaluation       the conclusion of the training program.
every training
program.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 5                                               Northern & Southern Regions





SERVICE NO. 3: PERFORMANCE IMPROVEMENT CONSULTING

3.1 PERFORMANCE MEASURE DEFINITION:  % of customers who receive a letter     TYPE       GOAL
or a report that:                                                            Q          100%  of all customers
-    describes the customer's current situation and desired situation                   will receive a letter and
-    includes suggestions for next steps and associated costs                           / or report within one
                                                                                        week after a consultation.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Receive and respond to the
Within one week        "Discovery" Letter or report      "Discovery" Letter or report
after a consultation

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

         Customer - Training manager and human resource professionals who serve as the primary business partners to operating company management and staff in managing training/education needs and issues in their respective organizations.

         Provider - Training professionals who serve as primary consultants to Customers, and provide training design expertise, implementation support and consulting to operating company training managers/coordinators, operations managers and human resource staff in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any service as contemplated in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project/service definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state/regional organization.

While the Program Development Evaluation Questionnaire, Training Program Evaluation and monthly/quarterly Service performance Reports will be a key Source of Information to formally monitor and measure the Provider's progress in achieving key performance measures, the Provider and Customer may agree to more frequent review discussions and evaluations.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 6                                               Northern & Southern Regions

MODIFICATIONS TO THE PLAN

This service level plan anticipated the need of 7.26 FTEs annually, or .605 FTEs per month. Service Provider and Customer will monitor Customer usage. If usage may exceed established level, Provider and Customer will reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 7                                               Northern & Southern Regions




EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

Key Customer:                                     Provider:

Name:  Michael Ramsey                             Jim Tripp

Title:     Manager, Training & Evaluation         Manager, Training Services
           Columbia Gas of Ohio, Inc.
           Northern Region

Date:
         ------------------------------           ------------------------------
                                                           (Signature)
         ------------------------------
                  (Signature)

Name:  John Clugston
Title:     Manager, Training & Evaluation
          Columbia Gas of Ohio, Inc.
          Southern Region
Date:
         ------------------------------           ------------------------------

         ------------------------------
                  (Signature)

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 8                                               Northern & Southern Regions


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



----------------------------------        -------------------------------
President and Chief Executive Officer     Vice President, Shared Services
Columbia Gas of Ohio, Inc.



----------------------------------        -------------------------------
Vice President, Northern Region           General Manager, Consulting Services



----------------------------------
Vice President, Southern Region



Attachments:
      -  Description of Services and Activities
      -  Classroom Training Cancellation Guidelines

                             1999 SERVICE LEVEL PLAN
                         for Columbia Gas of Ohio, Inc.
                            Customer Service Centers



OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Training Services Section and Columbia Gas of Ohio, Inc., Customer Service Centers regarding specific types of products/services expected to be used, the primary users, service volumes, evaluation criteria and the projected cost of each of those products/services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable Columbia Gas of Ohio, Inc., Customer Service Centers to have access to highly valued services at low cost.

Through the Shared Services Center, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:            Training Services
                     947 W. Goodale Blvd.
                     Columbus, Ohio 43212

                     Key Provider contact is: Kathryn I. Shroyer
                     General Manager, Consulting Services
                     200 Civic Center Drive
                     Columbus, Ohio  43215

CUSTOMER:            Columbia Gas of Ohio, Inc., Customer Service Centers
                     200 Civic Center Drive
                     Columbus,  OH  43215

                     Key Customer contact is: Andrea O'Neal, Director, Human Resources, Customer Service Centers,
                     Columbia Gas of Ohio, Inc.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 2                                                Customer Service Centers



SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is attached to the plan. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service are:

BRIEF SERVICE DESCRIPTION                                      PRIMARY                       PRIMARY
                                                               PROVIDER                      CUSTOMER
-------------------------------------------------------------  ----------------------------  ------------------------------
1.   Training Program Development / Customization              Jim Tripp, Manager            Andrea O'Neal, Director, Human
                                                               Training Services             Resources, Customer Service
                                                                                             Centers,  COH

2.   Training Program Facilitation / Instruction               Jim Tripp, Manager            Andrea O'Neal, Director, Human
                                                               Training Services             Resources, Customer Service
                                                                                             Centers, COH

3.   Performance Consulting Services                           Jim Tripp, Manager            Andrea O'Neal, Director, Human
                                                               Training Services             Resources, Customer Service
                                                                                             Centers, COH


PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided and the number of labor hours available to the customer for various projects/services. "Direct" costs are those costs the Provider will incur explicitly to provide the specific product/service, such as hourly labor rates, computer-related charges, building rent and utilities. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 3                                                Customer Service Centers

SERVICE                        SERVICE VOLUME            O & M COSTS      OVERHEAD COSTS      TOTAL COST OF SERVICE
------------------------------ --------------------- -------------------- ------------------- ----------------------
     Training Program              2.00 F.T.E.
     Development /                (2,880 hours)            181,866              40,242               222,108
     Customization

     Training Program              0.50 F.T.E.
     Facilitation/                 (720 hours)             50,669               8,245                58,914
     Instruction

     Performance Improvement       0.10 F.T.E.
     Consulting                    (144 hours)              8,496               2,327                10,823
                               ------------------------------------------------------------------------------------
                                   2.60 F.T.E.
                        Total     (3,744 hours)            241,031              50,814               291,845

      * Overhead cost includes employee benefits and Training Services' support percentage for the Shared Services Center.

KEY PERFORMANCE MEASURES

This section describes the key measures for each product/service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the products/services provided. The types of measures are Cost (C), Quality (Q) or Time (T). Each service has at least one associated performance measure.


OVERALL PERFORMANCE MEASURE

PERFORMANCE MEASURE DEFINITION:                                               TYPE      GOAL
The sum of all direct and indirect costs of all services provided by          C         100% on budget for this
Training Services during the year.                                                      Service Level Plan by year
                                                                                        end.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: To  participate cooperatively
Monthly & annually     Service Performance Reports       with Provider to update and modify the Service Level Plan
                       (lines 16, 17 & 18 for All        budget as needed to accurately reflect changes in the
                       Services)                         level of services requested and associated costs.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 4                                                Customer Service Centers



SERVICE NO. 1: PROGRAM DEVELOPMENT/CUSTOMIZATION

1.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of satisfaction that training programs and materials developed,
     customized and/or updated are:                                          Q/T        At a minimum 90% of our
-    trainer/learner friendly (easy to use)                                             customers will rate the
-    accurate and relevant to job/task                                                  training programs
-    compliance (policy and procedure) - focused                                        developed, customized
-    priced at or below benchmarked standards of the market place                       and/or updated a "3" (Met
-    delivered when promised                                                            Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete the questionnaire
Immediately after      Program Development Evaluation    and return it.
the training program   Questionnaire
is delivered

SERVICE NO. 2: TRAINING PROGRAM INSTRUCTION/FACILITATION

2.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of satisfaction with training program instruction/facilitation that is:    Q/T        At a minimum 90% of our
-    effective and skill enhancing as measured by: reaction of learners,                customers will rate the
     pre and post knowledge tests, skill demonstration or practice, and                 training programs we
     transfer of learning.                                                              facilitate / instruct and
                                                                                        our facilitators /
                                                                                        instructors a "3" (Met
                                                                                        Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete  the evaluation at
At the conclusion of   Training Program Evaluation       the conclusion of the training program.
every training
program.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 5                                                Customer Service Centers

SERVICE NO. 3: PERFORMANCE IMPROVEMENT CONSULTING

3.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of customers who receive a letter or a report that:                        Q          100%  of all customers
-    describes the customer's current situation and desired situation                   will receive a letter and
-    includes suggestions for next steps and associated costs                           /or report within one
                                                                                        week after a consultation.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Receive and respond to the
Within one week        "Discovery" Letter or report      "Discovery" Letter or report
after a consultation

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

     Customer - Training manager and human resource professionals who serve as the primary business partners to operating company management and staff in managing training/education needs and issues in their respective organizations.

     Provider - Training professionals who serve as primary consultants to Customers, and provide training design expertise, implementation support and consulting to operating company training managers/coordinators, operations managers and human resource staff in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any service as contemplated in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project/service definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state/regional organization.

While the Program Development Evaluation Questionnaire, Training Program Evaluation and monthly/quarterly Service performance Reports will be a key Source of Information to formally monitor and measure the Provider's progress in achieving key performance measures, the Provider and Customer may agree to more frequent review discussions and evaluations.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 6                                                Customer Service Centers



MODIFICATIONS TO THE PLAN

This service level plan anticipated the need of 2.60 FTEs annually, or .216 FTEs per month. Service Provider and Customer will monitor Customer usage. If usage may exceed established level, Provider and Customer will reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

1999 Service Level Plan                               Columbia Gas of Ohio, Inc.
Page 7                                                Customer Service Centers



EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

Key Customer:                                     Provider:

------------------------------------              ------------------------------
             (Signature)                                   (Signature)
Name:  Andrea O'Neal                              Jim Tripp
Title:    Director, Human Resources               Manager, Training Services
          Columbia Gas of Ohio, Inc.
          Customer Service Centers
Date:                                             Date:
       -----------------------------                   -------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


----------------------------------           -----------------------------------
President and Chief Executive Officer        Vice President, Shared Services
Columbia Gas of Ohio, Inc.


----------------------------------           -----------------------------------
Vice President, Customer Service Centers     General Manager, Consulting
                                               Services




Attachments:
     -        Description of Services and Activities
     -        Classroom Training Cancellation Guidelines

                             1999 SERVICE LEVEL PLAN
                       for Columbia Gas of Maryland, Inc.



OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Training Services Section and Columbia Gas of Maryland, Inc. regarding specific types of products/services expected to be used, the primary users, service volumes, evaluation criteria and the projected cost of each of those products/services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable Columbia Gas of Maryland, Inc. to have access to highly valued services at low cost.

Through the Shared Services Center, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:            Training Services
                     947 W. Goodale Blvd.
                     Columbus, Ohio 43212

                     Key Provider contact is: Kathryn I. Shroyer
                     General Manager, Consulting Services
                     200 Civic Center Drive
                     Columbus, Ohio  43215

CUSTOMER:            Columbia Gas of Maryland, Inc.
                     650 Washington Road
                     Pittsburgh, PA 15228-2703

                     Key Customer contact is: Eileen Wollenburg, Manager, Training, Human Resources, Columbia Gas of Maryland, Inc.

1999 Service Level Plan                           Columbia Gas of Maryland, Inc.
Page 2



SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is attached to the plan. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service are:

BRIEF SERVICE DESCRIPTION                                      PRIMARY                       PRIMARY
                                                               PROVIDER                      CUSTOMER
-------------------------------------------------------------  ----------------------------  --------------------------------
1.   Training Program Development / Customization              Jim Tripp, Manager            Eileen Wollenburg,  Manager,
                                                               Training Services             Training, Human Resources, CPA

2.   Training Program Facilitation / Instruction               Jim Tripp, Manager            Eileen Wollenburg,  Manager,
                                                               Training Services             Training, Human Resources, CPA

3.   Performance Consulting Services                           Jim Tripp, Manager            Eileen Wollenburg,  Manager,
                                                               Training Services             Training, Human Resources, CPA

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided and the number of labor hours available to the customer for various projects/services. "Direct" costs are those costs the Provider will incur explicitly to provide the specific product/service, such as hourly labor rates, computer-related charges, building rent and utilities. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

1999 Service Level Plan                           Columbia Gas of Maryland, Inc.
Page 3

SERVICE                        SERVICE VOLUME            O & M COSTS      OVERHEAD COSTS      TOTAL COST OF SERVICE
------------------------------ --------------------- -------------------- ------------------- ----------------------
     Training Program              0.14 F.T.E.
     Development /                 (202 hours)             13,431               2,495                15,926
     Customization

     Training Program              0.12 F.T.E.
     Facilitation/                 (173 hours)             13,650               2,111                15,761
     Instruction

     Performance Improvement       0.02 F.T.E.
     Consulting                     (29 hours)               892                 158                  1,050
                               ------------------------------------------------------------------------------------
                                   0.28 F.T.E.
                        Total      (404 hours)             27,973               4,764                32,737

      * Overhead cost includes employee benefits and Training Services' support percentage for the Shared Services Center.

KEY PERFORMANCE MEASURES

This section describes the key measures for each product/service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the products/services provided. The types of measures are Cost (C), Quality (Q) or Time (T). Each service has at least one associated performance measure.


OVERALL PERFORMANCE MEASURE

PERFORMANCE MEASURE DEFINITION:                                               TYPE      GOAL
The sum of all direct and indirect costs of all services provided by          C         100% on budget for this
Training Services during the year.                                                      Service Level Plan by year
                                                                                        end.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: To  participate cooperatively
Monthly & annually     Service Performance Reports       with Provider to update and modify the Service Level Plan
                       (lines 16, 17 & 18 for All        budget as needed to accurately reflect changes in the
                       Services)                         level of services requested and associated costs.

1999 Service Level Plan                           Columbia Gas of Maryland, Inc.
Page 4



SERVICE NO. 1: PROGRAM DEVELOPMENT/CUSTOMIZATION

1.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of satisfaction that training programs and materials developed,
     customized and/or updated are:                                          Q/T        At a minimum 90% of our
-    trainer/learner friendly (easy to use)                                             customers will rate the
-    accurate and relevant to job/task                                                  training programs
-    compliance (policy and procedure) - focused                                        developed, customized
-    priced at or below benchmarked standards of the market place                       and/or updated a "3" (Met
-    delivered when promised                                                            Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete the questionnaire
Immediately after      Program Development Evaluation    and return it.
the training program   Questionnaire
is delivered

SERVICE NO. 2: TRAINING PROGRAM INSTRUCTION/FACILITATION

2.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of satisfaction with training program instruction/facilitation that is:    Q/T        At a minimum 90% of our
-    effective and skill enhancing as measured by: reaction of learners,                customers will rate the
     pre and post knowledge tests, skill demonstration or practice, and                 training programs we
     transfer of learning.                                                              facilitate / instruct and
                                                                                        our facilitators /
                                                                                        instructors a "3" (Met
                                                                                        Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete  the evaluation at
At the conclusion of   Training Program Evaluation       the conclusion of the training program.
every training
program.

1999 Service Level Plan                           Columbia Gas of Maryland, Inc.
Page 5



SERVICE NO. 3: PERFORMANCE IMPROVEMENT CONSULTING

3.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of customers who receive a letter or a report that:                        Q          100%  of all customers
-    describes the customer's current situation and desired situation                   will receive a letter and
-    includes suggestions for next steps and associated costs                           /or report within one
                                                                                        week after a consultation.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Receive and respond to the
Within one week        "Discovery" Letter or report      "Discovery" Letter or report
after a consultation

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

     Customer - Training manager and human resource professionals who serve as the primary business partners to operating company management and staff in managing training/education needs and issues in their respective organizations.

     Provider - Training professionals who serve as primary consultants to Customers, and provide training design expertise, implementation support and consulting to operating company training managers/coordinators, operations managers and human resource staff in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any service as contemplated in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project/service definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state/regional organization.

While the Program Development Evaluation Questionnaire, Training Program Evaluation and monthly/quarterly Service performance Reports will be a key Source of Information to formally monitor and measure the Provider's progress in achieving key performance measures, the Provider and Customer may agree to more frequent review discussions and evaluations.

1999 Service Level Plan                           Columbia Gas of Maryland, Inc.
Page 6


MODIFICATIONS TO THE PLAN

This service level plan anticipated the need of 0.28 FTEs annually, or .02 FTEs per month. Service Provider and Customer will monitor Customer usage. If usage may exceed established level, Provider and Customer will reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

1999 Service Level Plan                           Columbia Gas of Maryland, Inc.
Page 7



EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

Key Customer:                                     Provider:


----------------------------------          ------------------------------------
              (Signature)                                   (Signature)
Name:  Eileen Wollenburg                          Jim Tripp
Title:     Manager, Training,                     Manager, Training Services
          Human Resources
          Columbia Gas of Maryland, Inc.
Date:                                             Date:
     ------------------------------                    -------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


----------------------------------          ------------------------------------
President and Chief Executive Officer       Vice President, Shared Services
Columbia Gas of Maryland, Inc.


----------------------------------          ------------------------------------
Director, Leadership/Staffing               General Manager, Consulting Services
Columbia Gas of Maryland, Inc.



Attachments:
     -        Description of Services and Activities
     -        Classroom Training Cancellation Guidelines

                             1999 SERVICE LEVEL PLAN
                     for Columbia Gas of Pennsylvania, Inc.



OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Training Services Section and Columbia Gas of Pennsylvania, Inc. regarding specific types of products/services expected to be used, the primary users, service volumes, evaluation criteria and the projected cost of each of those products/services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable Columbia Gas of Pennsylvania, Inc. to have access to highly valued services at low cost.

Through the Shared Services Center, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Training Services
                  947 W. Goodale Blvd.
                  Columbus, Ohio 43212

                  Key Provider contact is: Kathryn I. Shroyer
                  General Manager, Consulting Services
                  200 Civic Center Drive
                  Columbus, Ohio  43215

CUSTOMER:         Columbia Gas of Pennsylvania, Inc.
                  650 Washington Road
                  Pittsburgh, PA 15228-2703

                  Key Customer contact is: Eileen Wollenburg, Manager, Training, Human Resources, Columbia Gas of Pennsylvania, Inc.

1999 Service Level Plan                       Columbia Gas of Pennsylvania, Inc.
Page 2



SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is attached to the plan. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service are:

                                                               PRIMARY                       PRIMARY
BRIEF SERVICE DESCRIPTION                                      PROVIDER                      CUSTOMER
-------------------------------------------------------------  ----------------------------  --------------------------------
1.   Training Program Development / Customization              Jim Tripp, Manager            Eileen Wollenburg,  Manager,
                                                               Training Services             Training, Human Resources, CPA

2.   Training Program Facilitation / Instruction               Jim Tripp, Manager            Eileen Wollenburg,  Manager,
                                                               Training Services             Training, Human Resources, CPA

3.   Performance Consulting Services                           Jim Tripp, Manager            Eileen Wollenburg,  Manager,
                                                               Training Services             Training, Human Resources, CPA

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided and the number of labor hours available to the customer for various projects/services. "Direct" costs are those costs the Provider will incur explicitly to provide the specific product/service, such as hourly labor rates, computer-related charges, building rent and utilities. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

1999 Service Level Plan                       Columbia Gas of Pennsylvania, Inc.
Page 3

SERVICE                         SERVICE VOLUME             O & M COSTS         OVERHEAD COSTS      TOTAL COST OF SERVICE
------------------------------  ---------------------  --------------------  -------------------   ----------------------
     Training Program              1.88 F.T.E.
     Development /                (2,707 hours)            186,059              38,139               224,198
     Customization

     Training Program              1.41 F.T.E.
     Facilitation/                (2,030 hours)            134,915              23,028               157,943
     Instruction

     Performance Improvement       0.14 F.T.E.
     Consulting                    (202 hours)             13,426               2,756                16,182
                                ----------------------------------------------------------------------------------------
                                   3.43 F.T.E.
                        Total     (4,939 hours)            334,400              63,923               398,323

      * Overhead cost includes employee benefits and Training Services' support percentage for the Shared Services Center.

KEY PERFORMANCE MEASURES

This section describes the key measures for each product/service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the products/services provided. The types of measures are Cost (C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE

PERFORMANCE MEASURE DEFINITION:                                               TYPE      GOAL
The sum of all direct and indirect costs of all services provided by          C         100% on budget for this
Training Services during the year.                                                      Service Level Plan by year
                                                                                        end.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: To  participate cooperatively
Monthly & annually     Service Performance Reports       with Provider to update and modify the Service Level Plan
                       (lines 16, 17 & 18 for All        budget as needed to accurately reflect changes in the
                       Services)                         level of services requested and associated costs.

1999 Service Level Plan                       Columbia Gas of Pennsylvania, Inc.
Page 4



SERVICE NO. 1: PROGRAM DEVELOPMENT/CUSTOMIZATION

1.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of satisfaction that training programs and materials developed,
     customized and/or updated are:                                          Q/T        At a minimum 90% of our
-    trainer/learner friendly (easy to use)                                             customers will rate the
-    accurate and relevant to job/task                                                  training programs
-    compliance (policy and procedure) - focused                                        developed, customized
-    priced at or below benchmarked standards of the market place                       and/or updated a "3" (Met
-    delivered when promised                                                            Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete the questionnaire
Immediately after      Program Development Evaluation    and return it.
the training program   Questionnaire
is delivered

SERVICE NO. 2: TRAINING PROGRAM INSTRUCTION/FACILITATION

2.1 PERFORMANCE MEASURE DEFINITION:  % of satisfaction with training         TYPE       GOAL
program instruction/facilitation that is:                                    Q/T        At a minimum 90% of our
-    effective and skill enhancing as measured by: reaction of learners,                customers will rate the
     pre and post knowledge tests, skill demonstration or practice, and                 training programs we
     transfer of learning.                                                              facilitate / instruct and
                                                                                        our facilitators /
                                                                                        instructors a "3" (Met
                                                                                        Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete  the evaluation at
At the conclusion of   Training Program Evaluation       the conclusion of the training program.
every training
program.

1999 Service Level Plan                       Columbia Gas of Pennsylvania, Inc.
Page 5



SERVICE NO. 3: PERFORMANCE IMPROVEMENT CONSULTING

3.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of customers who receive a letter or a report that:                        Q          100%  of all customers
-    describes the customer's current situation and desired situation                   will receive a letter and
-    includes suggestions for next steps and associated costs                           / or report within one
                                                                                        week after a consultation.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Receive and respond to the
Within one week        "Discovery" Letter or report      "Discovery" Letter or report
after a consultation

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

     Customer - Training manager and human resource professionals who serve as the primary business partners to operating company management and staff in managing training/education needs and issues in their respective organizations.

     Provider - Training professionals who serve as primary consultants to Customers, and provide training design expertise, implementation support and consulting to operating company training managers/coordinators, operations managers and human resource staff in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any service as contemplated in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project/service definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state/regional organization.

While the Program Development Evaluation Questionnaire, Training Program Evaluation and monthly/quarterly Service performance Reports will be a key Source of Information to formally monitor and measure the Provider's progress in achieving key performance measures, the Provider and Customer may agree to more frequent review discussions and evaluations.

1999 Service Level Plan                       Columbia Gas of Pennsylvania, Inc.
Page 6



MODIFICATIONS TO THE PLAN

This service level plan anticipated the need of 3.43 FTEs annually, or .286 FTEs per month. Service Provider and Customer will monitor Customer usage. If usage may exceed established level, Provider and Customer will reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

1999 Service Level Plan                       Columbia Gas of Pennsylvania, Inc.
Page 7




EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

Key Customer:                                         Provider:


                  (Signature)                                  (Signature)
Name:  Eileen Wollenburg                              Jim Tripp
Title:     Manager, Training,                         Manager, Training Services
          Human Resources
          Columbia Gas of Pennsylvania, Inc.
Date:                                                 Date:


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


----------------------------------          ------------------------------------
President and Chief Executive Officer       Vice President, Shared Services
Columbia Gas of Pennsylvania, Inc.


----------------------------------          ------------------------------------
Director, Leadership/Staffing               General Manager, Consulting Services
Columbia Gas of Pennsylvania, Inc.



Attachments:
     -        Description of Services and Activities
     -        Classroom Training Cancellation Guidelines

                             1999 SERVICE LEVEL PLAN
                       for Columbia Gas of Virginia, Inc.



OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Training Services Section and Columbia Gas of Virginia, Inc. regarding specific types of products/services expected to be used, the primary users, service volumes, evaluation criteria and the projected cost of each of those products/services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable Columbia Gas of Virginia, Inc. to have access to highly valued services at low cost.

Through the Shared Services Center, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:            Training Services
                     947 W. Goodale Blvd.
                     Columbus, Ohio 43212

                     Key Provider contact is: Kathryn I. Shroyer
                     General Manager, Consulting Services
                     200 Civic Center Drive
                     Columbus, Ohio  43215

CUSTOMER:            Columbia Gas of Virginia, Inc.
                     9001 Arboretum Parkway
                     Richmond, VA 23236

                     Key Customer contacts are: Steve Heatwole, Manager, Methods and Procedures, Pamela McKenzie, Manager, Customer Care Center

1999 Service Level Plan                           Columbia Gas of Virginia, Inc.
Page 2



SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is attached to the plan. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service are:

BRIEF SERVICE DESCRIPTION                                     PRIMARY                      PRIMARY
                                                              PROVIDER                     CUSTOMER
1.   Training Program Development / Customization             Jim Tripp, Manager           Steve Heatwole, Manager,
                                                              Training Services            Methods and Procedures
                                                                                           Pamela McKenzie, Manager,
                                                                                           Customer Care Center

2.   Training Program Facilitation / Instruction              Jim Tripp, Manager           NA
                                                              Training Services

3.   Performance Consulting Services                          Jim Tripp, Manager           NA
                                                              Training Services

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided and the number of labor hours available to the customer for various projects/services. "Direct" costs are those costs the Provider will incur explicitly to provide the specific product/service, such as hourly labor rates, computer-related charges, building rent and utilities. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

1999 Service Level Plan                           Columbia Gas of Virginia, Inc.
Page 3

SERVICE                        SERVICE VOLUME            O & M COSTS      OVERHEAD COSTS      TOTAL COST OF SERVICE
     Training Program              1.24 F.T.E.
     Development /                (1,786 hours)            112,574              21,194               133,768
     Customization
     Training Program              0.00 F.T.E.
     Facilitation/                  (0 hours)                 0                   0                     0
     Instruction
     Performance Improvement       0.00 F.T.E.
     Consulting                     (0 hours)                 0                   0                     0
                                ----------------------------------------------------------------------------------------
                                   1.24 F.T.E.
                        Total     (1,786 hours)            112,574              21,194               133,768

      * Overhead cost includes employee benefits and Training Services' support percentage for the Shared Services Center.

KEY PERFORMANCE MEASURES

This section describes the key measures for each product/service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the products/services provided. The types of measures are Cost (C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE

PERFORMANCE MEASURE DEFINITION:                                               TYPE      GOAL
The sum of all direct and indirect costs of all services provided by          C         100% on budget for this
Training Services during the year.                                                      Service Level Plan by year
                                                                                        end.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: To  participate cooperatively
Monthly & annually     Service Performance Reports       with Provider to update and modify the Service Level Plan
                       (lines 16, 17 & 18 for All        budget as needed to accurately reflect changes in the
                       Services)                         level of services requested and associated costs.

1999 Service Level Plan                           Columbia Gas of Virginia, Inc.
Page 4



SERVICE NO. 1: PROGRAM DEVELOPMENT/CUSTOMIZATION

1.1 PERFORMANCE MEASURE DEFINITION:  % of satisfaction that training         TYPE       GOAL
programs and materials developed, customized and/or updated are:             Q/T        At a minimum 90% of our
-    trainer/learner friendly (easy to use)                                             customers will rate the
-    accurate and relevant to job/task                                                  training programs
-    compliance (policy and procedure) - focused                                        developed, customized
-    priced at or below benchmarked standards of the market place                       and/or updated a "3" (Met
-    delivered when promised                                                            Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete the questionnaire
Immediately after      Program Development Evaluation    and return it.
the training program   Questionnaire
is delivered

SERVICE NO. 2: TRAINING PROGRAM INSTRUCTION/FACILITATION

2.1 PERFORMANCE MEASURE DEFINITION:  % of satisfaction with training         TYPE       GOAL
program instruction/facilitation that is:                                    Q/T        At a minimum 90% of our
-    effective and skill enhancing as measured by: reaction of learners,                customers will rate the
     pre and post knowledge tests, skill demonstration or practice, and                 training programs we
     transfer of learning.                                                              facilitate / instruct and
                                                                                        our facilitators /
                                                                                        instructors a "3" (Met
                                                                                        Expectations) or greater.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Complete  the evaluation at
At the conclusion of   Training Program Evaluation       the conclusion of the training program.
every training
program.

1999 Service Level Plan                           Columbia Gas of Virginia, Inc.
Page 5



SERVICE NO. 3: PERFORMANCE IMPROVEMENT CONSULTING

3.1 PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
% of customers who receive a letter or a report that:                        Q          100%  of all customers
-    describes the customer's current situation and desired situation                   will receive a letter and
-    includes suggestions for next steps and associated costs                           / or report within one
                                                                                        week after a consultation.

FREQUENCY              SOURCE OF INFORMATION             CUSTOMER RESPONSIBILITIES: Receive and respond to the
Within one week        "Discovery" Letter or report      "Discovery" Letter or report
after a consultation

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

     Customer - Training manager and human resource professionals who serve as the primary business partners to operating company management and staff in managing training/education needs and issues in their respective organizations.

     Provider - Training professionals who serve as primary consultants to Customers, and provide training design expertise, implementation support and consulting to operating company training managers/coordinators, operations managers and human resource staff in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any service as contemplated in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project/service definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state/regional organization.

While the Program Development Evaluation Questionnaire, Training Program Evaluation and monthly/quarterly Service performance Reports will be a key Source of Information to formally monitor and measure the Provider's progress in achieving key performance measures, the Provider and Customer may agree to more frequent review discussions and evaluations.

1999 Service Level Plan                           Columbia Gas of Virginia, Inc.
Page 6



MODIFICATIONS TO THE PLAN

This service level plan anticipated the need of 1.24 FTEs annually, or .10 FTEs per month. Service Provider and Customer will monitor Customer usage. If usage may exceed established level, Provider and Customer will reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

1999 Service Level Plan                           Columbia Gas of Virginia, Inc.
Page 7



EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

Key Customer:                                    Provider:



                 (Signature)                               (Signature)
Name:     Steve Heatwole                           Jim Tripp
Title:    Manager, Methods and Procedures             Manager, Training Services
          Columbia Gas of Virginia, Inc.
Date:                                            Date:



                    (Signature)
Name:     Pamela McKenzie
Title:    Manager, Customer Care Center
          Columbia Gas of Virginia, Inc.
Date:

1999 Service Level Plan                           Columbia Gas of Virginia, Inc.
Page 8



MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


----------------------------------          ------------------------------------
President and Chief Executive Officer       Vice President, Shared Services
Columbia Gas of Virginia, Inc.


                                            ------------------------------------
                                            General Manager, Consulting Services



Attachments:
     -        Description of Services and Activities
     -        Classroom Training Cancellation Guidelines

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                   For Finance & Regulatory Services provided to
                                                  Columbia Gas of Kentucky, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Kentucky, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:   Finance & Regulatory Shared Services
            The Shared Services Center at Columbus, Ohio,
            200 Civic Center Drive
            Columbus, Ohio 43215

            Key Provider contact is: W. J. Lavelle
            General Manager - Finance & Regulatory Services

1999 Service Level Plan
Page 2


CUSTOMER:     Columbia Gas of Kentucky, Inc.

              Key Customer contacts are:
              J. W. Kelly - Vice President & Chief Financial Officer, and
              S. R. Byars - Director of External Affairs

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 1999 Master List of services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                           PRIMARY          PRIMARY
                                                    PROVIDER         CUSTOMER
1.  Accounting                                      R. G. Kriner
                                                    R. E. Lucas
                                                    S. M. Katko      J. W. Kelly

2.  Taxes                                           S. M. Katko
                                                    A. J. Rifflard   J. W. Kelly

3.  Financial Planning                              S. M. Katko
                                                    J. E. Skirtich   J. W. Kelly

4.  Asset Accounting                                S. M. Katko      Z. M. Shaheen
                                                    F. B. Doyle      S. R. Byars

5.  Materials Management                            R. W. Rupp       Z. M. Shaheen
                                                                     J. W. Kelly

6.  Vital Records Storage                           R. W. Rupp
                                                    R. R. Rayburn    J. W. Kelly

7.  Customer Accounting, Cash, Collections &        R. G. Kriner     J. W. Kelly
   Accounts Receivable                                               E. M. Parr

8.  GTS Billing                                     R. G. Kriner     J. W. Kelly

1999 Service Level Plan
Page 3


BRIEF SERVICE DESCRIPTION                           PRIMARY          PRIMARY
                                                    PROVIDER         CUSTOMER
9.  Political Action Committee                      N. A.            N. A.

10. Regulatory Filings                              S. M. Katko      S. R. Byars

11. Issues Management                               S. M. Katko      S. R. Byars

12. Regulatory Support                              S. M. Katko      S. R. Byars

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.


      SERVICE          PROJECTED      PROJECTED     PROJECTED     PROJECTED
                        SERVICE     DIRECT COSTS    OVERHEAD    TOTAL COST OF
                     VOLUME (LABOR                    COSTS        SERVICE
                          HRS)
1.  Accounting               5,824       382,831       87,070         469,901

2.  Taxes                    2,208       100,940       38,187         139,127

3.  Financial
    Planning                 3,012       137,125       47,968         185,093

4.  Asset
    Accounting               1,167       106,746       21,224         127,970

5.  Materials
    Management               1,690        63,161       18,229          81,390

6.  Vital Records
    Storage                    963        28,232        4,782          33,014

1999 Service Level Plan
Page 4


      SERVICE          PROJECTED      PROJECTED     PROJECTED     PROJECTED
                        SERVICE     DIRECT COSTS    OVERHEAD    TOTAL COST OF
                     VOLUME (LABOR                    COSTS        SERVICE
                          HRS)
7.  Customer
    Accounting,
    Cash &
    Collections              1,360        75,138       21,373          96,511

8.  Billing                    960        46,557       12,563          59,120

9.  PAC                          0             0            0               0

10. Regulatory
    Filings                  1,026        40,383       18,220          58,603

11. Issues
    Management                   0            30           14              44

12. Regulatory
    Support                  1,343        67,857       28,617          96,474

TOTAL COSTS FOR
FINANCE/REGULATORY
SHARED SERVICES             19,553     1,049,000      298,247       1,347,247

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1 PERFORMANCE MEASURE DEFINITION:               TYPE    GOAL
The sum of all direct and indirect costs of all       C     Actual annual costs
services provided by this Shared Services Unit              less than or equal
                                                            to projected annual
                                                            costs in the
                                                            effective Service
                                                            Level Plan

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
Quarterly       Status reports          To participate cooperatively with
status reports                          Provider to update and modify the
                                        Service Level Plan as needed to
                                        accurately reflect changes in the level
                                        of services requested and associated
                                        costs

1999 Service Level Plan
Page 5


SERVICE NO. 1: ACCOUNTING

1.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely monthly closing of books and CONSOL            T     On or before 5th
submission to Herndon                                       workday of the month

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Confirmation from       Resolve issues and provide information
                Herndon                 necessary for closing  and adequate
                                        feeder system information due from
                                        sections contracted for by customer

1.3 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
This Shared Services Unit does not deviate from       Q     No audit adjustments
GAAP (Generally Accepted Accounting Principles)             that would restrict
                                                            Columbia Energy
                                                            Group from receiving
                                                            an unqualified audit
                                                            opinion

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annually        Confirmation from       To participate cooperatively with
                External Auditors       Provider to update and continually
                                        inform of actions that have a financial
                                        impact or any contingencies of which
                                        management is aware


1.4 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely submission of reports (e.g.: 10Q, 10K,         T     File all reports on
Annual Report to Shareholders, MD&A, U5S,                   or before due date.
Department of Energy, State Commission Reports)

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Quarterly       Internally developed    Timely response to information requests
                tracking report

1999 Service Level Plan
Page 6


SERVICE NO. 2: TAXES

2.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely filing of all Federal, State & Local tax       T     All returns filed on
returns                                                     or before due dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Various         Copy of returns         Timely responses to information requests


SERVICE NO. 3: FINANCIAL PLANNING

3.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely submission of monthly updates                  T     On or before
                                                            established due
                                                            dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Copy of report          Timely response to information requests

SERVICE NO. 4: ASSET ACCOUNTING

4.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely on-line reports to field personnel             T     On or before 10th
                                                            workday of the month

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Profs note sent to      All necessary information provided so
                field personnel         general accounting service can close
                                        books on or before the 5th workday of
                                        the month

4.3 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely lease and land right payments                  T     Payments made on
                                                            time in accordance
                                                            with agreements

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annual          Accounts Payable &      Timely notification of new or terminated
                lease systems           lease or land right agreements

1999 Service Level Plan
Page 7


SERVICE NO. 5: MATERIALS MANAGEMENT

5.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Purchase card utilization - reduce the number of      C     Reduce checks by 10%
invoices and purchase orders requiring checks

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Quarterly       Accounts Payable        Implementation and promotion of usage to
                system & historical     employees
                data

5.3 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Average new contract pricing for all product lines    Q     Maintain 1998 levels
                                                            or below adjusted
                                                            for inflation

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annually        Materials               None
                Management System

5.4 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Accounts Payable cost per invoice within the          C     $3.96 per invoice or
Benchmark cost per Phoenix recommendation 16.01             less

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Quarterly       Accounts Payable        Classify invoices properly
                system & General
                Ledger

1999 Service Level Plan
Page 8


SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE

7.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely preparation and distribution of reports        T     On or before the
(e.g.: accounts receivable aging)                           agreed upon workday
                                                            (see Attachment A)

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Copy of reports         None

7.3 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely execution of daily order scheduling at all     T     By the end of each
service centers                                             day

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Receipt of orders       Reporting of any and all printer related
                                        problems promptly

7.4 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely and accurate preparation of monthly            T     On or before set
journal vouchers                                            monthly closing
                                                            dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Confirmation from       None
                Team Leaders


SERVICE NO. 8: BILLING

8.2 PERFORMANCE MEASURE DEFINITION:                 TYPE     GOAL
Timely issuance of bills                              T     On or before set
                                                            billing dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Billing report          Timely receipt of billing system inputs
                                        (e.g.: charts & nominations from gas
                                        management)

SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely submission of Federal, State & Local           T     All reports filed on
Election Commission reports                                 or before due dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annual          Copy of reports         None

1999 Service Level Plan
Page 9


OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1 PERFORMANCE MEASURE DEFINITION:             TYPE    GOAL
The sum of all direct and indirect costs of all       C     Actual annual costs
services provided by this Shared Services Unit              less than or equal
                                                            to projected annual
                                                            costs in the
                                                            effective Service
                                                            Level Plan

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
Quarterly       Status reports          To participate cooperatively with
status reports                          Provider to update and modify the
                                        Service Level Plan as needed to
                                        accurately reflect changes in the level
                                        of services requested and associated
                                        costs

SERVICE NO. 10: REGULATORY FILINGS

10.2 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Timely submission of deliverables as set out in       T     Submit deliverables
project work plans                                          on or prior to
                                                            internal and
                                                            external deadlines

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
As specified    Deliverables sent       Provide information as specified in the
in the work     to state regulatory     project work plans
plans           contact

10.3 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Degree to which customers are satisfied that         Q/T    Above average
regulatory filings are accurate, timely, and                rating or better
support the achievement of stated objectives

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
After each      Interactive customer    To provide survey responses based upon
project         performance evaluation  the expectations of service as set out
                interviews              in the work plans

1999 Service Level Plan
Page 10


SERVICE NO. 11: ISSUES MANAGEMENT

11.2 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Timely submission of deliverables as set out in       T     Submit deliverables
project work plans                                          on or prior to
                                                            internal and
                                                            external deadlines

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
As specified    Deliverables sent       Provide information as specified in the
in the work     to state regulatory     project work plans
plans           contact

11.3 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Degree to which customers are satisfied that          Q     Above average
issues management service is comprehensive and              rating or better
supports the achievement of stated objectives

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
After each      Interactive customer    To provide survey responses based upon
project         performance evaluation  the expectations of service as set out
                interviews              in the work plans


SERVICE NO. 12: REGULATORY SUPPORT

12.2 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Degree to which customers are satisfied that         Q/T    Above average
regulatory support is accurate, timely and                  rating or better
supports the achievement of stated objectives

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
Quarterly       Interactive customer    To provide survey responses based upon
                performance evaluation  the expectations of service as set out
                interviews              in the work plan

1999 Service Level Plan
Page 11



12.3 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
The accurate and timely input of rates into the      Q/T    Billing changes made
billing system                                              correctly and in
                                                            accordance with
                                                            effective date of
                                                            new rates in all
                                                            instances

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
As necessary    Output of the billing   Timely notification of new rates or
                system                  other billing changes

12.4 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
The timely delivery of accurate tariffs              Q/T    Error-free tariff
                                                            changes delivered in
                                                            accordance with any
                                                            internal or external
                                                            deadlines in all
                                                            instances

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
As necessary    Time stamp on filed     Timely notification of tariff changes
                tariff sheets

1999 Service Level Plan
Page 12



OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1998, and are subject to change as revised budgets are approved.

1999 Service Level Plan
Page 13



EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.



------------------------------                    ------------------------------

------------------------------                    ------------------------------


------------------------------                    ------------------------------

------------------------------                    ------------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



------------------------------               -----------------------------------
Vice President and Chief Financial Officer   Executive Director, Shared Services


Attachments:

                                  ATTACHMENT A

                         COLUMBIA GAS OF KENTUCKY, INC.
                                  1999 SERVICES




Credit & Collections 1999 Service Level Plan for Columbia Gas of Kentucky, Inc.
(CKY)

Service Activities:

- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to CKY management as to their status by the 15th workday of the month.

- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to CKY management as to their status by the 10th workday of the month.

- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to CKY management by the 25th workday of the month.

- Analyze CKY net charge-off and provide information to accounting for uncollectible accrual.

- Provide support services for current and credit & collection DIS systems/functions.

          Assist and advise field employees with questions regarding DIS functions

          Trouble shooting on (DIS) problems as they relate to credit and collections

          Communicate problem resolutions

- Act as liaison for CKY on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:

          Coordinate company sponsorship of new projects

          Coordinate enhancements to existing systems

          Identify customer needs

          Prepare request for Proposal (RFP)

          Analyze vendor applications

          Assist in developing cost justifications both internally/externally

          Create detailed IT design documentation for statement of work

          Assist IT in testing of new programming

          Follow through with development and implementation

-    Analyze and monitor Accelerated Payment Systems (APS) performance:
     Coordinate and implement APS mechanization

- Provide support for CKY on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to CKY rate case interrogatories.

-    Reconcile CKY cash to books for collection agencies.

- Coordinate the implementation and ongoing support of reporting CKY customers accounts receivable to the three credit reporting networks.

-    Reconciliation of various CKY monthly delinquent collection invoices:

          Credit Bureau of Columbus

          Commerce Service Corporation

          Third Party Letter Writing (Impact)

- Work with both in-house and outside attorney's on the collection of CKY delinquent GMB customers.

-    Coordinate responses to various CKY audit requests.

- Coordinate the implementation and ongoing processing of CKY Credit Card program.

- Investigate CKY customer complaints related to collection issues regarding outside vendor services.

                         COLUMBIA GAS OF KENTUCKY, INC.
                                  1999 SERVICES




- Train CKY field employees about revisions to existing credit & collection within DIS.

- Interpret and communicate revisions of legal requirements to CKY field personnel as they relate to internal collection practices:

          Fair Credit Reporting Act

          Bankruptcy

- Incorporate design changes to any new CKY collection reports per the user request.

- Coordinate changes to CKY primary and secondary collection agency processes per the user request.

- Respond to utility industry surveys as they relate to internal credit and collection practices for CKY.

- Respond to questions on CKY customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:

          Collection agencies

          Dun & Bradstreet

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                   For Finance & Regulatory Services provided to
                                                      Columbia Gas of Ohio, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of cost; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Ohio, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:   Finance & Regulatory Shared Services
            The Shared Services Center at Columbus,  Ohio
            200 Civic Center Drive
            Columbus, Ohio 43215

            Key Provider contact is: W. J. Lavelle
            General Manager - Finance & Regulatory Services

1999 Service Level Plan
Page 2




CUSTOMER:     Columbia Gas of Ohio, Inc.

              Key Customer contacts are:
              S. E. Greene - Vice President - Finance
              G. W. Babin  - Vice President - Regulatory & Governmental
              Affairs


SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 1999 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                           PRIMARY          PRIMARY
                                                    PROVIDER         CUSTOMER
1.  Accounting                                      R. G. Kriner
                                                    R. E. Lucas
                                                    R. M. Wieland    S. E. Greene

2.  Taxes                                           R. M. Wieland
                                                    A. J. Rifflard   S. E. Greene

3.  Financial Planning                              R. M. Wieland
                                                    J. E. Skirtich   S. E. Greene

4.  Asset Accounting                                R. M. Wieland    J. W. Partridge
                                                    F. B. Doyle      J. A. Tischer
                                                                     R. A. Newbold

5.  Materials Management                            R. W. Rupp       S. E. Greene
                                                                     J. A. Tischer
                                                                     R. A. Newbold

6.  Vital Records Storage                           R. W. Rupp
                                                    R. R. Rayburn    S. E. Greene

7.  Customer Accounting, Cash, Collections &        R. G. Kriner     S. E. Greene
    Accounts Receivable                                              E. L. Milnes

8.  GTS Billing                                     R. G. Kriner     S. E. Greene

1999 Service Level Plan
Page 3




BRIEF SERVICE DESCRIPTION                           PRIMARY          PRIMARY
                                                    PROVIDER         CUSTOMER
9.  Political Action Committee                      R. M. Smith      D. W.
                                                                     McFarland

10. Regulatory Filings                              J. E. Skirtich   G. W. Babin

11. Issues Management                               J. E. Skirtich   G. W. Babin

12. Regulatory Support                              J. E. Skirtich   G. W. Babin

                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.


SERVICE                PROJECTED      PROJECTED     PROJECTED     PROJECTED
                        SERVICE     DIRECT COSTS    OVERHEAD    TOTAL COST OF
                     VOLUME (LABOR                    COSTS        SERVICE
                          HRS)
1.  Accounting              20,402     1,964,950      372,097       2,337,047

2.  Taxes                    4,712       346,238      100,370         446,608

3.  Financial
    Planning                10,730       633,261      177,770         811,031

4.  Asset Accounting         5,664       688,601      107,254         795,855

5.  Materials
    Management              17,978       929,638      210,397       1,140,035

6.  Vital Records
    Storage                  7,869       217,157       36,080         253,237

1999 Service Level Plan
Page 4




SERVICE                PROJECTED      PROJECTED     PROJECTED     PROJECTED
                        SERVICE     DIRECT COSTS    OVERHEAD    TOTAL COST OF
                     VOLUME (LABOR                    COSTS        SERVICE
                          HRS)
7.  Customer
    Accounting,
    Cash &
    Collections              9,956       546,975      141,308         688,283

8.  Billing                 15,413       766,899      120,984         887,883

9.  PAC                      1,320        41,966       17,663          59,629

10. Regulatory
    Filings                  1,659        71,142       30,233         101,375

11. Issues
    Management               1,676        57,585       26,124          83,709

12. Regulatory
    Support                  9,427       437,778      181,923         619,701

TOTAL COSTS FOR
FINANCE/REGULATORY
SHARED SERVICES            106,806     6,702,190    1,522,203       8,224,393


                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1 PERFORMANCE MEASURE DEFINITION:               TYPE    GOAL
The sum of all direct and indirect costs of all       C     Actual annual costs
services provided by this Shared Services Unit              [less than or equal
                                                            to] projected annual
                                                            costs in the
                                                            effective Service
                                                            Level Plan

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
Quarterly       Status reports          To participate cooperatively with
status reports                          Provider to update and modify the
                                        Service Level Plan as needed to
                                        accurately reflect changes in the level
                                        of services requested and associated
                                        costs

1999 Service Level Plan
Page 5




SERVICE NO. 1: ACCOUNTING

1.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely monthly closing of books and CONSOL            T     On or before 5th
submission to Herndon                                       workday of the month

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Confirmation from       Resolve issues and provide information
                Herndon                 necessary for closing and adequate
                                        feeder system information due from
                                        section contracted for by customer.

1.3 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
This Shared Services Unit does not deviate from       Q     No audit adjustments
GAAP (Generally Accepted Accounting Principles)             that would restrict
                                                            Columbia Energy
                                                            Group from receiving
                                                            an unqualified audit
                                                            opinion

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annually        Confirmation from       To participate cooperatively with
                External Auditors       Provider to update and continually
                                        inform of actions that have a financial
                                        impact or any contingencies of which
                                        management is aware

1.4 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely submission of reports (e.g.: 10Q, 10K,         T     File all reports on
Annual Report to Shareholders, MD&A, U5S,                   or before due date.
Department of Energy, State Commission Reports)

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Quarterly       Internally developed    Timely response to information requests
                tracking report

1999 Service Level Plan
Page 6




SERVICE NO. 2: TAXES

2.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely filing of all Federal, State & Local tax       T     All returns filed on
returns                                                     or before due dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Various         Copy of returns         Timely responses to information requests

SERVICE NO. 3: FINANCIAL PLANNING

3.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely submission of monthly updates                  T     On or before
                                                            established due
                                                            dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Copy of report          Timely response to information requests

SERVICE NO. 4: ASSET ACCOUNTING

4.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely on-line reports to field personnel             T     On or before 10th
                                                            workday of the month

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Profs note sent to      All necessary information provided so
                field personnel         general accounting service can close
                                        books on or before the 5th workday of
                                        the month

4.3 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely lease and land right payments                  T     Payments made on
                                                            time in accordance
                                                            with agreements

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annual          Accounts Payable &      Timely notification of new or terminated
                lease systems           lease or land right agreements

1999 Service Level Plan
Page 7




SERVICE NO. 5: MATERIALS MANAGEMENT

5.2 PERFORMANCE MEASURE DEFINITION:                 TYPE     GOAL
Purchase card utilization - reduce the number of      C     Reduce checks by 10%
invoices and purchase orders requiring checks

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Quarterly       Accounts Payable        Implementation and promotion of usage to
                system & historical     employees
                data

5.3 PERFORMANCE MEASURE DEFINITION:                 TYPE     GOAL
Average new contract pricing for all product lines    Q     Maintain 1998 levels
                                                            or below adjusted
                                                            for inflation

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annually        Materials Management    None
                System

5.4 PERFORMANCE MEASURE DEFINITION:                 TYPE     GOAL
Maintain proper materials inventory levels            Q     Maintain inventory
                                                            level at $4.5
                                                            million below the
                                                            1996 peak of $9.0
                                                            million

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annually        Materials Management    Warehouse administrator partner with SSC
                System                  to pro-actively plan & manage inventory

5.5 PERFORMANCE MEASURE DEFINITION:                 TYPE     GOAL
Accounts Payable cost per invoice within the          C     $3.96 per invoice or
Benchmark cost per Phoenix recommendation 16.01             less

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Quarterly       Accounts Payable        Classify invoices properly
                system & GL

1999 Service Level Plan
Page 8




SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE

7.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely preparation and distribution of reports        T     On or before the
(e.g.: accounts receivable aging)                           agreed upon work day
                                                            (see Attachment A)

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Copy of reports         None


7.3 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely execution of daily order scheduling at all     T     By the end of each
service centers                                             day

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Receipt of orders       Reporting of any and all printer related
                                        problems promptly

7.4 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely  and accurate preparation of monthly           T     On or before set
journal vouchers                                            monthly closing
                                                            dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Confirmation from       None
                Team Leaders

SERVICE NO. 8: BILLING

8.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely issuance of bills                              T     On or before set
                                                            billing dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Monthly         Billing report          Timely receipt of billing system inputs
                                        (e.g.: charts & nominations from gas
                                        management)

SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely submission of Federal, State & Local           T     All reports filed on
Election Commission reports                                 or before due dates

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
Annual          Copy of reports         None

1999 Service Level Plan
Page 9




OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1 PERFORMANCE MEASURE DEFINITION:             TYPE    GOAL
The sum of all direct and indirect costs of all       C     Actual annual costs
services provided by this Shared Services Unit              [less than or equal
                                                            to] projected annual
                                                            costs in the
                                                            effective Service
                                                            Level Plan

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
Quarterly       Status reports          To participate cooperatively with
status reports                          Provider to update and modify the
                                        Service Level Plan as needed to
                                        accurately reflects changes in the level
                                        of services requested and associated
                                        costs

SERVICE NO. 10: REGULATORY FILINGS

10.2 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Timely submission of deliverables as set out in       T     Submit deliverables
project work plans                                          on or prior to
                                                            internal and
                                                            external deadlines

FREQUENCY       SOURCE OF INFORMATION   CUSTOMER RESPONSIBILITIES:
As specified    Deliverables sent       Provide information as specified in the
in the work     to state regulatory     project work plans
plans           contact

10.3 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Degree to which customers are satisfied that         Q/T    Above average rating
regulatory filings are accurate, timely, and                or better
support the achievement of stated objectives

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
After each      Interactive customer    To provide survey responses based upon
project         performance evaluation  the expectations of service as set out
                interviews              in the work plan

SERVICE NO. 11: ISSUES MANAGEMENT

11.2 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Timely submission of deliverables as set out in       T     Submit deliverables
project work plans                                          on or prior to
                                                            internal and
                                                            external deadlines

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
As specified    Deliverables sent       Provide information as specified in the
in the work     to state regulatory     project work plans
plans           contact

1999 Service Level Plan
Page 10




11.3 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Degree to which customers are satisfied that          Q     Above average rating
issues management service is comprehensive and              or better
supports the achievement of stated objectives

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
After each      Interactive customer    To provide survey responses based upon
project         performance evaluation  the expectations of service as set out
                interviews              in the workplan


SERVICE NO. 12: REGULATORY SUPPORT

12.2 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
Degree to which customers are satisfied that         Q/T    Above average rating
regulatory support is accurate, timely and                  or better
supports the achievement of stated objectives

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
Quarterly       Interactive customer    To provide survey responses based upon
                performance evaluation  the expectations of service as set out
                interviews              in the workplan

12.3 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
The accurate and timely input of rates into the      Q/T    Billing changes made
billing system                                              correctly and in
                                                            accordance with
                                                            effective date of
                                                            new rates in all
                                                            instances

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
As necessary    Output of the           Timely notification of new rates or
                billing system          other billing changes

1999 Service Level Plan
Page 11




12.4 PERFORMANCE MEASURE DEFINITION:                TYPE    GOAL
The timely delivery of accurate tariffs              Q/T    Error-free tariff
                                                            changes delivered in
                                                            accordance with any
                                                            internal or external
                                                            deadlines in all
                                                            instances

FREQUENCY       SOURCE OF INFORMATION:  CUSTOMER RESPONSIBILITIES:
As necessary    Time stamp on filed     Timely notification of tariff changes
                tariff sheets

OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.


2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.


MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

1999 Service Level Plan
Page 12




2. The costs reflected herein are based on information available as of December 31, 1998, and are subject to change as revised budgets are approved.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.




------------------------------                    ------------------------------

------------------------------                    ------------------------------


------------------------------                    ------------------------------

------------------------------                    ------------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



-------------------------------------        -----------------------------------
President and Chief Executive Officer        Executive Director, Shared Services


Attachments:

                                  ATTACHMENT A

                           COLUMBIA GAS OF OHIO, INC.
                                 1999 SERVICES




Credit & Collections 1999 Service Level Plan for Columbia Gas of Ohio Inc. (COH)

Service Activities:

- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to COH management as to their status by the 15th workday of the month.

- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to COH management as to their status by the 10th workday of the month.

- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to COH management by the 25th workday of the month.

- Analyze COH net charge-off and provide information to accounting for uncollectible accrual.

-    Provide credit analysis for all prospective COH "choice" marketers.

- Analyze COH "choice" program delinquent receivables and advise management as to their status.

- Provide support services for current and credit & collection DIS systems/functions.

          Assist and advise field employees with questions regarding DIS functions

          Trouble shooting on (DIS) problems as they relate to credit and collections

          Communicate problem resolutions

- Act as liaison for COH on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:

          Coordinate company sponsorship of new projects

          Coordinate enhancements to existing systems

          Identify customer needs

          Prepare request for Proposal (RFP)

          Analyze vendor applications

          Assist in developing cost justifications both internally/externally

          Create detailed IT design documentation for statement of work

          Assist IT in testing of new programming

          Follow through with development and implementation

- Provide support for COH field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to COH rate case interrogatories.

-    Reconcile COH cash to books for collection agencies.

- Coordinate the implementation and ongoing support of reporting COH customers accounts receivable to the three credit reporting networks.

                           COLUMBIA GAS OF OHIO, INC.
                                 1999 SERVICES




-    Reconciliation of various COH monthly delinquent collection invoices:

          Credit Bureau of Columbus

          CMS AR Services

          Commerce Service Corporation

          Third Party Letter Writing (Impact)

-    Prepare monthly COH "Oscar Report ".

-    Negotiate the yearly Dun & Bradstreet (D&B) contract for COH.

- Work with both in-house and outside attorney's on the collection of COH delinquent GMB customers.

-    Coordinate responses to various COH audit requests.

- Coordinate the implementation and ongoing processing of COH Credit Card program.

- Coordinate the distribution of the annual COH Percentage of Income Payment Plan (PIPP) question and answer booklet.

- Investigate PUCO customer complaints from COH State Staff on various collection issues.

- Coordinate the annual changes to third party calling service from heating to non-heating season:

               Instruct IT on necessary system changes

               Communicate change to area offices and call centers

               Implement calling script changes

- Investigate COH customer complaints related to collection issues regarding outside vendor services.

- Train COH field employees about revisions to existing credit & collection within DIS.

- Interpret and communicate revisions of legal requirements to COH field personnel as they relate to internal collection practices:

               Fair Credit Reporting Act

               Bankruptcy

- Incorporate design changes to any new COH collection reports per the user request.

- Coordinate changes to COH primary and secondary collection agency processes per the user request.

- Respond to utility industry surveys as they relate to internal credit and collection practices for COH.

- Respond to questions on COH customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:

               Collection agencies

               CMS AR Services

               Dun & Bradstreet

SHARED SERVICES CENTER                                  1999 SERVICE LEVEL PLAN
                                   for Finance & Regulatory Services provided to
                                                  Columbia Gas of Maryland, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Maryland, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Finance & Regulatory Shared Services
                  The Shared Services Center at Columbus, Ohio
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: W. J. Lavelle
                  General Manager - Finance & Regulatory Services

1999 Service Level Plan
Page 2

CUSTOMER:         Columbia Gas of Maryland, Inc.
                  Key Customer contacts are:
                  R. D. Vari - Vice President - Finance
                  T. J. Murphy - Senior Vice President - Public Policy


SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 1999 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.


BRIEF SERVICE DESCRIPTION                                   PRIMARY              PRIMARY
                                                            PROVIDER             CUSTOMER
1.  Accounting                                              R. G. Kriner
                                                            R. E. Lucas
                                                            M. L. Schuster       R. D. Vari

2.  Taxes                                                   M. L. Schuster
                                                            A. J. Rifflard       R. D. Vari

3.  Financial Planning                                      M. L. Schuster
                                                            J. E. Skirtich       R. D. Vari

4.  Asset Accounting                                        M. L. Schuster       J. T. Sinclair
                                                            F. B. Doyle          T. J. Murphy

5.  Materials Management                                    R. W. Rupp           J. T. Sinclair
                                                                                 T. J. Murphy

6.  Vital Records Storage                                   R. W. Rupp
                                                            R. R. Rayburn        R. D. Vari

7.  Customer Accounting, Cash, Collections &
    Accounts Receivable                                     R. G. Kriner         R. D. Vari
                                                                                 M. K. Popovich

8.  GTS Billing                                             R. G. Kriner         R. D. Vari

1999 Service Level Plan
Page 3


BRIEF SERVICE DESCRIPTION                                  PRIMARY               PRIMARY
                                                           PROVIDER              CUSTOMER
9.  Political Action Committee                             R. M. Smith           G. J. Robinson

10. Regulatory Filings                                     J. E. Skirtich        T. J. Murphy

11. Issues Management                                      J. E. Skirtich        T. J. Murphy

12. Regulatory Support                                     J. E. Skirtich        T. J. Murphy


                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.


        SERVICE                 PROJECTED SERVICE     PROJECTED DIRECT    PROJECTED OVERHEAD   PROJECTED TOTAL COST
                                VOLUME (LABOR HRS)          COSTS                COSTS              OF SERVICE
1.  Accounting                            5,551               256,511               77,226              333,737

2.  Taxes                                 2,365                78,826               31,875              110,701

3.  Financial Planning                    1,653                64,582               23,823               88,405

4.  Asset Accounting                        625                44,889                8,969               53,858

5.  Materials Management                    721                28,546                9,687               38,233

6.  Vital Records Storage                   268                 7,879                1,211                9,090

1999 Service Level Plan
Page 4


           SERVICE               PROJECTED SERVICE     PROJECTED DIRECT    PROJECTED OVERHEAD   PROJECTED TOTAL COST
                                 VOLUME (LABOR HRS)          COSTS                COSTS              OF SERVICE
7.   Customer Accounting,
     Cash & Collections                          692               33,570               11,748              45,318

8.   Billing                                     386               21,868                5,375              27,243

9.   PAC                                          20                  648                  267                 915

10.  Regulatory Filings                        1,874               58,562               26,184              84,746

11.  Issues Management                           402               12,606                5,885              18,491

12.  Regulatory Support                        2,385               80,113               36,164             116,277

TOTAL COSTS FOR
FINANCE/REGULATORY SHARED
SERVICES                                      16,942              688,600              238,414                927,014


                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1   PERFORMANCE MEASURE DEFINITION:                               TYPE       GOAL
        The sum of all direct and indirect costs of all services       C         Actual annual costs (equal to or
        provided by this Shared Services Unit                                    less than) projected annual costs
                                                                                 in the effective Service Level Plan


FREQUENCY                      SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status reports       Status reports                  To participate cooperatively with Provider to update and
                                                               modify the Service Level Plan as needed to accurately
                                                               reflect changes in the level of services requested and
                                                               associated costs

1999 Service Level Plan
Page 5

SERVICE NO. 1: ACCOUNTING

1.2     PERFORMANCE MEASURE DEFINITION:                                          TYPE       GOAL
        Timely monthly closing of books and CONSOL submission to Herndon          T      On or before 5th workday
                                                                                         of the month

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Confirmation from Herndon       Resolve issues and provide information
                                                       necessary for closing and adequate feeder
                                                       system information due from sections
                                                       contracted for by customer


1.3     PERFORMANCE MEASURE DEFINITION:                             TYPE        GOAL
        This Shared Services Unit does not deviate from GAAP          Q         No audit adjustments that
        (Generally Accepted Accounting Principles)                              would restrict Columbia
                                                                                Energy Group from
                                                                                receiving an unqualified
                                                                                audit opinion

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annually               Confirmation from External      To participate cooperatively with Provider to update and
                       Auditors                        continually inform of actions that have a financial impact or any contingencies of which  management is aware

1.4     PERFORMANCE MEASURE DEFINITION:                              TYPE       GOAL
        Report to Timely submission of reports (e.g.: 10Q, 10K,       T         File all reports on or
        Annual Report to Shareholders, MD&A, U5S, Department of                 before due date
        Energy, State Commission Reports)

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Internally developed            Timely response to information requests
                       tracking report

1999 Service Level Plan
Page 6


SERVICE NO. 2: TAXES

2.2     PERFORMANCE MEASURE DEFINITION:                                TYPE     GOAL
        Timely filing of all Federal, State & Local tax returns         T       All returns filed on or
                                                                                before due dates

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Various                Copy of returns                 Timely responses to information requests


SERVICE NO. 3: FINANCIAL PLANNING

3.2     PERFORMANCE MEASURE DEFINITION:                  TYPE     GOAL
        Timely submission of monthly updates              T       On or before established
                                                                  due dates

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of report                  Timely response to information requests.


SERVICE NO. 4: ASSET ACCOUNTING

4.2     PERFORMANCE MEASURE DEFINITION:                 TYPE       GOAL
        Timely on-line reports to field personnel.       T         On or before 10th workday
                                                                   of the month


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Profs note sent to field        All necessary information provided so general accounting
                       personnel                       service can close books on or before the 5th workday of the month


4.3     PERFORMANCE MEASURE DEFINITION:                 TYPE       GOAL
        Timely lease and land right payments             T         Payments made on time in
                                                                   accordance with agreements

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Accounts Payable & lease        Timely notification of new or terminated lease or land
                       systems                         right agreements


SERVICE NO. 5: MATERIALS MANAGEMENT

5.2     PERFORMANCE MEASURE DEFINITION:                            TYPE      GOAL
        Purchase card utilization - reduce the number of            C        Reduce checks by 10%
        invoices and purchase orders requiring checks.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system &       Implementation and promotion of usage to employees
                       historical data

1999 Service Level Plan
Page 7


5.3     PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
        Average new contract pricing for all product lines         Q       Maintain 1998 levels or
                                                                           below adjusted for inflation

FREQUENCY              SOURCE OF INFORMATION               CUSTOMER RESPONSIBILITIES:
Annually               Materials Management System         None



5.4     PERFORMANCE MEASURE DEFINITION:                      TYPE      GOAL
        Accounts Payable cost per invoice within the           C       $3.96 per invoice or less
        Benchmark cost per Phoenix recommendation 16.01

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system & GL    Classify Invoices Properly


SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE

7.2     PERFORMANCE MEASURE DEFINITION:                      TYPE       GOAL
        Timely preparation and distribution of reports         T        On or before the agreed
        (e.g.: accounts receivable aging)                               upon workday (see Attachment A)


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of reports                 None


7.3     PERFORMANCE MEASURE DEFINITION:                                  TYPE       GOAL
Timely execution of daily order scheduling at all service centers          T        By the end of each day

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Receipt of orders               Reporting of any and all printer related problems promptly


7.4     PERFORMANCE MEASURE DEFINITION:                                    TYPE   GOAL
        Timely and accurate preparation of monthly journal vouchers         T     On or before set monthly
                                                                                  closing dates

FREQUENCY       SOURCE OF INFORMATION      CUSTOMER RESPONSIBILITIES:
Monthly         Confirmation from          None
                Team Leaders

1999 Service Level Plan
Page 8


SERVICE NO. 8: BILLING

8.2     PERFORMANCE MEASURE DEFINITION:                  TYPE          GOAL
Timely issuance of bills                                  T            On or before set billing
                                                                       dates


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Billing report                  Timely receipt of billing system inputs(e.g.: charts &
                                                       nominations from gas management)



SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2     PERFORMANCE MEASURE DEFINITION:             TYPE       GOAL
Timely submission of Federal, State & Local           T        All reports filed on or
Election Commission reports                                    before due dates


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Copy of reports                 None


OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1   PERFORMANCE MEASURE DEFINITION:                            TYPE    GOAL
          The sum of all direct and indirect costs of                 C      Actual annual costs (equal to or less than)
          all services provided by this Shared Services Unit                 projected annual costs in the effective Service
                                                                             Level Plan


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status       Status reports                  To participate cooperatively with Provider to update and
reports                                                modify the Service Level Plan as needed to accurately
                                                       reflect changes in the level of services requested and
                                                       associated costs



SERVICE NO. 10: REGULATORY FILINGS

10.2    PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely submission of deliverables as set out in           T     Submit deliverables on or
project work plans                                              prior to internal and
                                                                external deadlines


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact

1999 Service Level Plan
Page 9

10.3    PERFORMANCE MEASURE DEFINITION:                          TYPE       GOAL
        Degree to which customers are satisfied that              Q/T       Above average rating or
        regulatory filings are accurate, timely,                            better
        and support the achievement of stated objectives


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews


SERVICE NO. 11: ISSUES MANAGEMENT

11.2    PERFORMANCE MEASURE DEFINITION:                     TYPE       GOAL
        Timely submission of deliverables as set out         T         Submit deliverables on or
        in project work plans                                          prior to internal and
                                                                       external deadlines

FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact


11.3    PERFORMANCE MEASURE DEFINITION:                     TYPE        GOAL
        Degree to which customers are satisfied that          Q         Above average rating or better
        issues management service is comprehensive and
        supports the achievement of stated objectives

FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews


SERVICE NO. 12: REGULATORY SUPPORT

12.2    PERFORMANCE MEASURE DEFINITION:                         TYPE      GOAL
        Degree to which customers are satisfied that             Q/T      Above average rating or better
        regulatory support is accurate, timely and supports
        the achievement of stated objectives


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly              Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews

1999 Service Level Plan
Page 10


12.3    PERFORMANCE MEASURE DEFINITION:                        TYPE       GOAL
        The accurate and timely input of rates into             Q/T       Billing changes made
        the billing system                                                correctly and in
                                                                          accordance with effective
                                                                          date of new rates in all instances


FREQUENCY              SOURCE OF INFORMATION:                CUSTOMER RESPONSIBILITIES:
As necessary           Output of the billing system          Timely notification of new rates or other billing changes


12.4    PERFORMANCE MEASURE DEFINITION:                 TYPE             GOAL
        The timely delivery of accurate tariffs          Q/T             Error-free tariff changes
                                                                         delivered in accordance
                                                                         with any internal or
                                                                         external deadlines in all instances


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary           Time stamp on filed tariff      Timely notification of tariff changes
                       sheets


OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

1999 Service Level Plan
Page 11


MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1998, and are subject to change as revised budgets are approved.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.



-----------------------------------           ---------------------------------

-----------------------------------           ---------------------------------

-----------------------------------           ---------------------------------

-----------------------------------           ---------------------------------

1999 Service Level Plan
Page 12


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.



-----------------------------------           ---------------------------------
President and Chief Executive Officer       Executive Director, Shared Services


Attachments:

                                  ATTACHMENT A

Credit & Collections 1999 Service Level Plan for Columbia Gas of Maryland, Inc.
(CMD)
Service Activities:
- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to CMD management as to their status by the 15th workday of the month.

- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to CMD management as to their status by the 10th workday of the month.

- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to CMD management by the 25th workday of the month.

- Analyze CMD net charge-off and provide information to accounting for uncollectible accrual.

-    Provide credit analysis for all prospective CMD "choice" marketers.

- Analyze CMD "choice" program delinquent receivables and advise management as to their status.

- Provide support services for current and credit & collection DIS systems/functions.
         Assist and advise field employees with questions regarding DIS functions
         Trouble shooting on (DIS) problems as they relate to credit and collections
         Communicate problem resolutions

- Act as liaison for CMD on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:
         Coordinate company sponsorship of new projects
         Coordinate enhancements to existing systems
         Identify customer needs
         Prepare request for Proposal (RFP)
         Analyze vendor applications
         Assist in developing cost justifications both internally/externally Create detailed IT design documentation for statement of work Assist IT in testing of new programming
         Follow through with development and implementation

-    Analyze and monitor Accelerated Payment Systems (APS) performance:
         Coordinate and implement APS mechanization

- Provide support for CMD field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to CMD rate case interrogatories.

-    Reconcile CMD cash to books for collection agencies.

- Coordinate the implementation and ongoing support of reporting CMD customers accounts receivable to the three credit reporting networks.

-    Reconciliation of  various CMD monthly delinquent collection invoices:

         Credit Bureau Of  Columbus
         Commerce Service Corporation
         Third Party Letter Writing (Impact)

- Work with both in-house and outside attorney's on the collection of CMD delinquent GMB customers.

- Coordinate responses to various CMD audit requests.

- Coordinate the implementation and ongoing processing of CMD Credit Card program.

- Investigate CMD customer complaints related to collection issues regarding outside vendor services.

- Train CMD field employees about revisions to existing credit & collection within DIS.

- Interpret and communicate revisions of legal requirements to the CMD field personnel as they relate to internal collection practices:
          Fair Credit Reporting Act
          Bankruptcy

- Incorporate design changes to any new CMD collection reports per the user request.

- Coordinate changes to CMD primary and secondary collection agency processes per the user request.

- Respond to utility industry surveys as they relate to internal credit and collection practices for CMD.

- Respond to questions on CMD customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:
           Collection agencies
           Dun & Bradstreet

SHARED SERVICES CENTER                                  1999 SERVICE LEVEL PLAN
                                   for Finance & Regulatory Services provided to
                                              Columbia Gas of Pennsylvania, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Pennsylvania, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Finance & Regulatory Shared Services
                  The Shared Services Center at Columbus, Ohio
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: W. J. Lavelle
                  General Manager - Finance & Regulatory Services

1999 Service Level Plan
Page 2

CUSTOMER:          Columbia Gas of Pennsylvania, Inc.

                   Key Customer contacts are:
                   R. D. Vari - Vice President - Finance
                   T. J. Murphy - Senior Vice President - Public Policy

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 1999 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.


BRIEF SERVICE DESCRIPTION                                         PRIMARY              PRIMARY
                                                                  PROVIDER             CUSTOMER
1.  Accounting                                                    R. G. Kriner
                                                                  R. E. Lucas
                                                                  S. L. Derga          R. D. Vari

2.  Taxes                                                         S. L. Derga
                                                                  A. J. Rifflard       R. D. Vari

3.  Financial Planning                                            S. L. Derga
                                                                  J. E. Skirtich       R. D. Vari

4.  Asset Accounting                                              S. L. Derga          J. T. Sinclair
                                                                  F. B. Doyle          T. J. Murphy

5.  Materials Management                                          R. W. Rupp           J. T. Sinclair
                                                                                       T. J. Murphy

6.  Vital Records Storage                                         R. W. Rupp
                                                                  R. R. Rayburn        R.D. Vari

7.  Customer Accounting, Cash, Collections &                      R. G. Kriner         R. D. Vari
    Accounts Receivable                                                                M. K. Popovich

8.  GTS Billing                                                   R. G. Kriner         R. D. Vari

1999 Service Level Plan
Page 3



BRIEF SERVICE DESCRIPTION                                         PRIMARY              PRIMARY
                                                                  PROVIDER             CUSTOMER
9.  Political Action Committee                                    R. M. Smith          G. J. Robinson

10. Regulatory Filings                                            J. E. Skirtich       T. J. Murphy

11. Issues Management                                             J. E. Skirtich       T. J. Murphy

12. Regulatory Support                                            J. E. Skirtich       T. J. Murphy



                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.


SERVICE                         PROJECTED SERVICE     PROJECTED DIRECT    PROJECTED OVERHEAD   PROJECTED TOTAL COST
                                VOLUME (Labor Hrs)          COSTS                COSTS              OF SERVICE
1. Accounting                                 9,502              886,884              148,094              1,034,978

2.  Taxes                                     3,692              197,584               63,811                261,395

3.  Financial Planning                        3,984              249,439               68,183                317,622

4.  Asset Accounting                          3,608              313,121               56,268                369,389

5.  Materials Management                      5,018              245,185               75,463                320,648

6.  Vital Records  Storage                    2,866               85,759               14,216                 99,975

1999 Service Level Plan
Page 4




           SERVICE               PROJECTED SERVICE     PROJECTED DIRECT    PROJECTED OVERHEAD   PROJECTED TOTAL COST
                                 VOLUME (Labor Hrs)          COSTS                COSTS              OF SERVICE
7.   Customer Accounting,
     Cash & Collections                     2,935              194,676               49,063                243,739

8.   Billing                                7,397              342,535               90,450                432,985

9.   PAC                                      424               13,212                5,346                 18,558

10.  Regulatory Filings                     7,313              243,291              104,962                348,253

11.  Issues Management                        964               36,395               16,112                 52,507

12.  Regulatory Support                     4,036              169,456               66,991                236,447

TOTAL COSTS FOR
FINANCE/REGULATORY SHARED
SERVICES                                   51,739            2,977,537              758,959              3,736,496


                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1   PERFORMANCE MEASURE DEFINITION:                    TYPE         GOAL
The sum of all direct and indirect costs of all             C           Actual annual costs < or = to
services provided by this Shared Services Unit                          projected annual costs in
                                                                        the effective Service Level Plan


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status       Status reports                  To participate cooperatively with Provider to update and
reports                                                modify the Service Level Plan as needed to accurately
                                                       reflect changes in the level of services requested and
                                                       associated costs

1999 Service Level Plan
Page 5


SERVICE NO. 1: ACCOUNTING

1.2     PERFORMANCE MEASURE DEFINITION:                    TYPE    GOAL
        Timely monthly closing of books and CONSOL          T      On or before 5th workday
        submission to Herndon


FREQUENCY         SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly           Confirmation from Herndon       Resolve issues and provide information
                                                  necessary for closing and adequate feeder system
                                                  information due from sections contracted for
                                                  by customer


1.3     PERFORMANCE MEASURE DEFINITION:                       TYPE     GOAL
        This Shared Services Unit does not deviate from         Q      No audit adjustments that (Generally Accepted
                                                                       Accounting Principles) would restrict Columbia
                                                                       Gas Energy Group from receiving an unqualified
                                                                       audit opinion


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annually               Confirmation from External      To participate cooperatively with Provider to update and
                       Auditors                        continually inform of actions that have a financial impact or any contingencies of which  management is aware


1.4     PERFORMANCE MEASURE DEFINITION:                TYPE       GOAL
Timely submission of reports (e.g.: 10Q, 10K,           T         File all reports on or
Annual Report to Shareholders, MD&A, U5S,                         before due date
Department of Energy, State Commission Reports)


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Internally developed            Timely response to information requests
                       tracking report

1999 Service Level Plan
Page 6


SERVICE NO. 2: TAXES

2.2     PERFORMANCE MEASURE DEFINITION:                                 TYPE    GOAL
        Timely filing of all Federal, State & Local tax returns          T      All returns filed on or
                                                                                before due dates


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Various                Copy of returns                 Timely responses to information requests


SERVICE NO. 3: FINANCIAL PLANNING

3.2      PERFORMANCE MEASURE DEFINITION:                TYPE       GOAL
         Timely submission of monthly updates            T         On or before established due dates


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of report                  Timely response to information requests


SERVICE NO. 4: ASSET ACCOUNTING

4.2      PERFORMANCE MEASURE DEFINITION:                  TYPE       GOAL
         Timely on-line reports to field personnel         T         On or before 10th workday of  the month


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Profs note sent to field        All necessary information provided so general accounting
                       personnel                       service can close books on or before the 5th workday of the month


4.3      PERFORMANCE MEASURE DEFINITION:              TYPE       GOAL
         Timely lease and land right payments           T        Payments made on time in
                                                                 accordance with agreements


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Accounts Payable & lease        Timely notification of new or terminated lease or land
                       systems                         right agreements


SERVICE NO. 5: MATERIALS MANAGEMENT

5.2 PERFORMANCE MEASURE DEFINITION:                       TYPE        GOAL
Purchase card utilization - reduce the number of            C         Reduce checks by 10%
invoices and purchase orders requiring checks


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system &       Implementation and promotion of usage to employees
                       historical data

1999 Service Level Plan
Page 7


5.3 PERFORMANCE MEASURE DEFINITION:                           TYPE       GOAL
Average new contract pricing for all product lines             Q         Maintain 1998 levels or
                                                                         below adjusted for inflation

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annually               Materials Management System     None



5.4 PERFORMANCE MEASURE DEFINITION:                  TYPE        GOAL
Accounts Payable cost per invoice within the          C         $3.96 per invoice or less
Benchmark cost per Phoenix recommendation 16.01


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Accounts Payable system & GL    Classify invoices properly
                       system


SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS  & ACCOUNTS RECEIVABLE

7.2      PERFORMANCE MEASURE DEFINITION:                  TYPE        GOAL
         Timely preparation and distribution of            T          On or before the agreed
         reports (e.g.: accounts receivable aging)                    upon workday (see
                                                                      Attachment A)

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Copy of reports                 None



7.3      PERFORMANCE MEASURE DEFINITION:                     TYPE    GOAL
         Timely execution of daily order scheduling at        T      By the end of each day
         all service centers


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Receipt of orders               Reporting of any and all printer related problems promptly



7.4      PERFORMANCE MEASURE DEFINITION:                    TYPE     GOAL
         Timely  and accurate preparation of monthly          T      On or before set monthly
         journal vouchers                                            closing dates


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Confirmation from Team          None
                       Leaders

1999 Service Level Plan
Page 8

SERVICE NO. 8: BILLING

8.2 PERFORMANCE MEASURE DEFINITION:                 TYPE    GOAL
Timely issuance of bills                             T      On or before set billing dates


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly                Billing report                  Timely receipt of billing system inputs (e.g.: charts &
                                                       nominations from gas supply)


SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2      PERFORMANCE MEASURE DEFINITION:                              TYPE     GOAL
         Timely submission of Federal, State & Local Election           T      All reports filed on or
         Commission reports                                                    before due dates


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Copy of reports                 None


OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1      PERFORMANCE MEASURE DEFINITION:                                TYPE    GOAL
             The sum of all direct and indirect costs of all services         C     Actual annual costs < or = to
             provided by this Shared Services Unit                                  projected annual costs in
                                                                                    the effective Service Level Plan

FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly status       Status reports                  To participate cooperatively with Provider to update and
reports                                                modify the Service Level Plan as needed to accurately
                                                       reflect changes in the level of services requested and
                                                       associated costs


SERVICE NO. 10: REGULATORY FILINGS

10.2     PERFORMANCE MEASURE DEFINITION:                   TYPE       GOAL
         Timely submission of deliverables as set out       T         Submit deliverables on or
         in project work plans                                        prior to internal and
                                                                      external deadlines

FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact

1999 Service Level Plan
Page 9

10.3     PERFORMANCE MEASURE DEFINITION:                                         TYPE     GOAL
         Degree to which customers are satisfied that regulatory filings are      Q/T     Above average rating or
         accurate, timely, and support the achievement of stated objectives               better


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews


SERVICE NO. 11: ISSUES MANAGEMENT

1.2     PERFORMANCE MEASURE DEFINITION:                         TYPE       GOAL
         Timely submission of deliverables as set out              T        Submit deliverables on or
         in project work plans                                              prior to internal and
                                                                            external deadlines


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in the    Deliverables sent to state      Provide information as specified in the project work plans
work plans             regulatory contact



11.3     PERFORMANCE MEASURE DEFINITION:                           TYPE      GOAL
         Degree to which customers are satisfied that issues         Q       Above average rating or
         management service is comprehensive and supports the                better
         achievement of stated objectives


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each project     Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews


SERVICE NO. 12: REGULATORY SUPPORT

12.2     PERFORMANCE MEASURE DEFINITION:                                         TYPE       GOAL
         Degree to which customers are satisfied that regulatory support is       Q/T       Above average rating or
         accurate, timely and supports the achievement of stated objectives                 better


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly              Interactive customer            To provide survey responses based upon the expectations of
                       performance evaluation          service as set out in the work plan
                       interviews

1999 Service Level Plan
Page 10



12.3     PERFORMANCE MEASURE DEFINITION:                                         TYPE       GOAL
         The accurate and timely input of rates into the billing system           Q/T       Billing changes made correctly and in
                                                                                            accordance with effective date of new
                                                                                            rates in all instances


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary           Output of the billing system    Timely notification of new rates or other billing changes



12.4     PERFORMANCE MEASURE DEFINITION:                     TYPE       GOAL
         The timely delivery of accurate tariffs              Q/T       Error-free tariff changes
                                                                        delivered in accordance
                                                                        with any internal or
                                                                        external deadlines in all instances


FREQUENCY              SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary           Time stamp on filed tariff      Timely notification of tariff changes
                       sheets



OTHER MATTERS

For Services 10 through 12 The Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

1999 Service Level Plan
Page 11



MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1998, and are subject to change as revised budgets are approved.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.




---------------------------------           ----------------------------------

---------------------------------           ----------------------------------

---------------------------------           ----------------------------------

---------------------------------           ----------------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


---------------------------------           ----------------------------------
President and Chief Executive Officer       Executive Director, Shared Services

Attachments:

                                  ATTACHMENT A

                       COLUMBIA GAS OF PENNSYLVANIA, INC.
                                  1999 SERVICES






Credit & Collections 1999 Service Level Plan for Columbia Gas of Pennsylvania, Inc. (CPA)
Service Activities:
- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to CPA management as to their status by the 15th workday of the month.

- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to CPA management as to their status by the 10th workday of the month.

- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to CPA management by the 25th workday of the month.

- Analyze CPA net charge-off and provide information to accounting for uncollectible accrual.

-    Provide credit analysis for all prospective CPA "choice" marketers.

- Analyze CPA "choice" program delinquent receivables and advise management as to their status.

- Provide support services for current and credit & collection DIS systems/functions.
         Assist and advise field employees with questions regarding DIS functions
         Trouble shooting on (DIS) problems as they relate to credit and collections
         Communicate problem resolutions

- Act as liaison for CPA on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:
         Coordinate company sponsorship of new projects
         Coordinate enhancements to existing systems
         Identify customer needs
         Prepare request for Proposal (RFP)
         Analyze vendor applications
         Assist in developing cost justifications both internally/externally Create detailed IT design documentation for statement of work Assist IT in testing of new programming
         Follow through with development and implementation

-    Analyze and monitor Accelerated Payment Systems (APS) performance:
         Coordinate and implement APS mechanization

- Provide support for CPA field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to CPA rate case interrogatories.

-    Reconcile CPA cash to books for collection agencies.

- Coordinate the implementation and ongoing support of reporting CPA customers accounts receivable to the three credit reporting networks.

-    Reconciliation of various CPA monthly delinquent collection invoices:
         Credit Bureau of Columbus
         Commerce Service Corporation
         Third Party Letter Writing (Impact)

                       COLUMBIA GAS OF PENNSYLVANIA, INC.
                                  1999 SERVICES



-    Negotiate the yearly CPA Dun & Bradstreet (D&B) contract.

- Work with both in-house and outside attorney's on the collection of CPA delinquent GMB customers.

-    Coordinate responses to various CPA audit requests.

- Coordinate the implementation and ongoing processing of CPA Credit Card program.

-    Coordinate the mass mailing of annual LIHEAP letters for CPA.

- Investigate CPA customer complaints related to collection issues regarding outside vendor services.

- Train CPA field employees about revisions to existing credit & collection within DIS.

- Interpret and communicate revisions of legal requirements to CPA field personnel as they relate to internal collection practices:
        Fair Credit Reporting Act
        Bankruptcy

- Incorporate design changes to any new CPA collection reports per the user request.

- Coordinate changes to CPA primary and secondary collection agency processes per the user request.

- Respond to utility industry surveys as they relate to internal credit and collection practices for CPA.

- Respond to questions on CPA customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:
        Collection agencies
        Dun & Bradstreet

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                   For Finance & Regulatory Services provided to
                                                  Columbia Gas of Virginia, Inc.




OVERVIEW

The Shared Services Center (SSC) provides high-quality, necessary and value-added support services to all the local distribution companies of the Columbia Energy Group. The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for (1) enhanced understanding and effective management of costs; (2) continuously improving service quality; and (3) encouraging personal accountability. If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of Columbia Gas of Virginia, Inc. and Finance & Regulatory Shared Services regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:   Finance & Regulatory Shared Services
            The Shared Services Center at Columbus, Ohio
            200 Civic Center Drive
            Columbus, Ohio 43215

            Key Provider contact is: W. J. Lavelle
            General Manager - Finance & Regulatory Services

1999 Service Level Plan
Page 2

 CUSTOMER:  Columbia Gas of Virginia, Inc.

            Key Customer contacts are:
            J. L. Hannuksela - Treasurer and Director - Financial & Strategic
                               Planning
            L. M. Bateman - Vice President - Public Affairs
            L. D. Smore - Vice President - Operations
            M. C. Darrell - Secretary and General Counsel
            P. Iracane - Vice President - Sales and Services

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service in the 1999 Master List of Services is available upon request. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.


BRIEF SERVICE DESCRIPTION                             PRIMARY                 PRIMARY
                                                      PROVIDER                CUSTOMER


1.  Accounting                                        R. G. Kriner
                                                      R. E. Lucas
                                                      M. R. Casey             J. L. Hannuksela


2.  Taxes                                             M. R. Casey
                                                      A. J. Rifflard          J. L. Hannuksela

3.  Financial Planning                                M. R. Casey
                                                      J. E. Skirtich          J. L. Hannuksela

4.  Asset Accounting                                  M. R. Casey             L. D. Smore
                                                      F. B. Doyle             J. L. Hannuksela

5.  Materials Management                              R. W. Rupp              L. D. Smore
                                                                              J. L. Hannuksela

6.  Vital Records Storage                             R. W. Rupp
                                                      R. R. Rayburn           J. L. Hannuksela

7.  Customer Accounting, Cash, Collections &          R. G. Kriner            J. L. Hannuksela
     Accounts Receivable                                                      G. P. Folden

8.  GTS Billing                                       R. G. Kriner            J. L. Hannuksela

1999 Service Level Plan
Page 3



BRIEF SERVICE DESCRIPTION                             PRIMARY                 PRIMARY
                                                      PROVIDER                CUSTOMER

9.  Political Action Committee                        R. M. Smith             A. Trubisz, Jr.

10. Regulatory Filings                                J. F. Racher            J. L. Hannuksela


11. Issues Management                                 J. F. Racher            J. L. Hannuksela


12. Regulatory Support                                J. F. Racher            J. L. Hannuksela


                       PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service the Customer expects to use. "Volume" measures the level of each service to be provided. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "Total Cost of Service" is the sum of the Direct and the Overhead costs.



SERVICE                       PROJECTED      PROJECTED      PROJECTED     PROJECTED
                               SERVICE        DIRECT        OVERHEAD      TOTAL COST
                               VOLUME          COSTS          COSTS       OF SERVICE
                             (LABOR HRS)


1. Accounting                     6,507        480,781        104,147        584,928

2. Taxes                          2,571        114,913         39,368        154,281

3. Financial
    Planning                      3,196        158,419         48,468        206,887

4. Asset Accounting               1,682        164,343         27,636        191,979

5. Materials                      4,166        118,984         37,559        156,543
    Management

6. Vital Records Storage          1,290         37,444          5,984         43,428

1999 Service Level Plan
Page 4



SERVICE                       PROJECTED      PROJECTED      PROJECTED     PROJECTED
                               SERVICE        DIRECT        OVERHEAD      TOTAL COST
                               VOLUME          COSTS          COSTS       OF SERVICE
                             (LABOR HRS)


7.   Customer Accounting,
     Cash & Collections
                                  1,671         98,960         25,994        124,954

8.   Billing                      1,428         77,798         13,456         91,254

9.   PAC                            138          4,207          1,663          5,870

10.  Regulatory Filings           6,988        236,509        103,957        340,466

11.  Issues Management
                                    304         11,212          5,093         16,305

12.  Regulatory Support
                                  4,869        175,212         73,030        248,242

TOTAL COSTS FOR
FINANCE/REGULATORY SHARED
SERVICES                         34,810      1,678,782        486,355      2,165,137


                            KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time (T). Each service has at least one associated performance measure.

OVERALL PERFORMANCE MEASURE FINANCE:

1-9.1 PERFORMANCE MEASURE DEFINITION:                          TYPE       GOAL
The sum of all direct and indirect costs of all services         C        Actual annual costs < or =
provided by this Shared Services Unit                                     projected annual costs
                                                                          in the effective
                                                                          Service Level Plan

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly          Status reports                  To participate cooperatively with Provider to
status reports                                     update and modify the Service Level Plan as
                                                   needed to accurately reflect changes in the level
                                                   of services requested and associated costs.

1999 Service Level Plan
Page 5



SERVICE NO. 1: ACCOUNTING

1.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely monthly closing of books and CONSOL submission            T      On or before 5th
to Herndon                                                              workday of the month

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly            Confirmation from               Resolve issues and provide information necessary
                   Herndon                         for closing and adequate feeder system
                                                   information due from sections contracted for by
                                                   customer

1.3 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
This Shared Services Unit does not deviate from GAAP             Q      No audit adjustments
(Generally Accepted Accounting Principles)                              that would restrict
                                                                        Columbia Energy Group
                                                                        from receiving an
                                                                        unqualified audit
                                                                        opinion

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annually           Confirmation from               To participate cooperatively with Provider to
                   External Auditors               update and continually inform of actions that have
                                                   a financial impact or any contingencies of which
                                                   management is aware

1.4 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely submission of reports (e.g.: 10Q, 10K, Annual             T      File all reports on or
Report to Shareholders, MD&A, U5S, Department of                        before due date
Energy, State Commission Reports)

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly          Internally developed            Timely response to information requests
                   tracking report

1999 Service Level Plan
Page 6



SERVICE NO. 2: TAXES

2.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely filing of all Federal, State & Local tax returns          T      All returns filed on or
                                                                        before due dates

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Various            Copy of returns                 Timely responses to information requests


SERVICE NO. 3: FINANCIAL PLANNING

3.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely submission of monthly updates                             T      On or before
                                                                        established due dates

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly            Copy of report                  Timely response to information requests

SERVICE NO. 4: ASSET ACCOUNTING

4.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely on-line reports to field personnel                        T      On or before 10th
                                                                        work day of the month

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly            Profs note sent to field        All necessary information provided so general
                   personnel                       accounting service can close books on or before
                                                   the 5th workday of the month

4.3 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely lease and land right payments                             T      Payments made on
                                                                        time in accordance
                                                                        with agreements

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual             Accounts Payable &              Timely notification of new or terminated lease or
                   lease systems                   land right agreements

SERVICE NO. 5: MATERIALS MANAGEMENT

5.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Purchase card utilization - reduce the number of invoices        C      Reduce checks by 10%
and purchase orders requiring checks

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly          Accounts Payable                Implementation and promotion of usage to
                   system & historical data        employees

1999 Service Level Plan
Page 7



5.3 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Average new contract pricing for all product lines               Q      Maintain 1998 levels
                                                                        or below adjusted
                                                                        for inflation

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annually           Materials Management            None
                   System

5.4 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Accounts Payable cost per invoice within the Benchmark           C      $3.96 per invoice or
cost per Phoenix recommendation 16.01                                   less

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly          Accounts Payable                Classify invoices properly
                   system & GL

SERVICE NO. 7: CUSTOMER ACCOUNTING, CASH, COLLECTIONS & ACCOUNTS RECEIVABLE

7.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely preparation and distribution of reports                   T      On or before the
(e.g.: accounts receivable aging)                                       agreed upon workday
                                                                        (see Attachment A)

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly            Copy of reports                 None

7.3 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely execution of daily order scheduling at all service        T      By the end of each day
centers

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly            Receipt of orders               Reporting of any and all printer related problems
                                                   promptly

7.4 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely and accurate Preparation of monthly journal               T      On or before set
vouchers                                                                monthly closing dates

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly            Confirmation from               None
                   Team Leaders

1999 Service Level Plan
Page 8



SERVICE NO. 8: BILLING

8.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely issuance of bills                                         T      On or before set
                                                                        billing dates

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Monthly            Billing report                  Timely receipt of billing system inputs (e.g.:
                                                   charts & nominations from gas management)

SERVICE NO. 9: POLITICAL ACTION COMMITTEE

9.2 PERFORMANCE MEASURE DEFINITION:                            TYPE     GOAL
Timely submission of Federal, State & Local Election             T      All reports filed on or
Commission reports                                                      before due dates

FREQUENCY          SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual             Copy of reports                 None

OVERALL PERFORMANCE MEASURE REGULATORY:

10-12.1 PERFORMANCE MEASURE DEFINITION:                        TYPE     GOAL
The sum of all direct and indirect costs of all services         C      Actual annual costs < or =
provided by this Shared Services Unit                                   projected annual costs
                                                                        in the effective
                                                                        Service Level Plan

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly          Status reports                  To participate cooperatively with Provider to
status reports                                     update and modify the Service Level Plan as
                                                   needed to accurately reflect changes in the level
                                                   of services requested and associated costs

SERVICE NO. 10: REGULATORY FILINGS

10.2 PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
Timely submission of deliverables as set out in project          T      Submit deliverables
work plans                                                              on or prior to internal
                                                                        and external deadlines

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in    Deliverables sent to state      Provide information as specified in the project
the work plans     regulatory contact              work plans

1999 Service Level Plan
Page 9



10.3 PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
Degree to which customers are satisfied that regulatory         Q/T     Above average rating
filings are accurate, timely, and support the achievement               or better
of stated objectives

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each         Interactive customer            To provide survey responses based upon the
project            performance evaluation          expectations of service as set out in the
                   interviews                      work plan

SERVICE NO. 11: ISSUES MANAGEMENT

11.2 PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
Timely submission of deliverables as set out in project          T      Submit deliverables
work plans                                                              on or prior to internal
                                                                        and external deadlines

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As specified in    Deliverables sent to state      Provide information as specified in the project
the work plans     regulatory contact              work plans

11.3 PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
Degree to which customers are satisfied that issues              Q      Above average
management service is comprehensive and supports the                    rating or better
achievement of stated objectives

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
After each         Interactive customer            To provide survey responses based upon the
project            performance evaluation          expectations of service as set out in the
                   interviews                      work plan

SERVICE NO. 12: REGULATORY SUPPORT

12.2 PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
Degree to which customers are satisfied that regulatory         Q/T     Above average rating
support is accurate, timely and supports the achievement                or better
of stated objectives

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
Quarterly          Interactive customer            To provide survey responses based upon the
                   performance evaluation          expectations of service as set out in the
                   interviews                      work plan

1999 Service Level Plan
Page 10



12.3 PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
The accurate and timely input of rates into the billing         Q/T     Billing changes made
system                                                                  correctly and in
                                                                        accordance with
                                                                        effective date of new
                                                                        rates in all instances

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary       Output of the billing           Timely notification of new rates or other billing
                   system                          changes

12.4 PERFORMANCE MEASURE DEFINITION:                           TYPE     GOAL
The timely delivery of accurate tariffs                         Q/T     Error-free tariff
                                                                        changes delivered in
                                                                        accordance with any
                                                                        internal or external
                                                                        deadlines in all
                                                                        instances

FREQUENCY          SOURCE OF INFORMATION:          CUSTOMER RESPONSIBILITIES:
As necessary       Time stamp on filed             Timely notification of tariff changes
                   tariff sheets

OTHER MATTERS

For Services 10 through 12, the Provider and Customer also intend that:

1. Prior to the start of a regulatory project, Regulatory Shared Services will develop a mutually agreed-upon workplan with the state regulatory contact. Depending upon the scope of the project, the workplan may consist of a calendar of events, sources and uses of information, internal and external deadlines and the identification of special initiatives or issues. The workplan will specify responsibilities and performance measures that have been more generically detailed herein.

2. The successful development, presentation and support of a regulatory filing depend upon the availability, timeliness and quality of information provided from other functional areas. It is the responsibility of the state to either plan and coordinate directly with the other Shared Services units for time and resources, or to make arrangements for this information to be developed and provided by the state organization.

1999 Service Level Plan
Page 11



MODIFICATIONS TO THE PLAN

The Provider and Customer intend to address unanticipated changes to this Plan for Services 10 through 12 by:

1. Certain actions or events that are out of the direct control of Regulatory Shared Services, such as adverse Commission Orders, late notice of required service, lack of access to needed information, etc., may result in the inability of Regulatory Shared Services to meet time, quality and cost goals.

2. The costs reflected herein are based on information available as of December 31, 1998, and are subject to change as revised budgets are approved.


EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.


---------------------------                          ---------------------------

---------------------------                          ---------------------------

---------------------------                          ---------------------------

---------------------------                          ---------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


-------------------------------------       -----------------------------------
President and Chief Executive Officer       Executive Director, Shared Services

Attachments:

                                  ATTACHMENT A

Credit & Collections 1999 Service Level Plan for Commonwealth Gas Services, Inc. (COS.)
Service Activities:

- Create, provide and analyze accounts receivable aging reports for all Residential, Commercial, Industrial & Other and Transportation customers and provide recommendations to CGV. management as to their status by the 15th workday of the month.

- Create, provide and analyze "Outstanding Balances of $10,000 or more for Large Volume Customers" report and provide recommendations to CGV. management as to their status by the 10th workday of the month.

- Create, provide and analyze "Outstanding Balances of Gas Transportation Charges" report and provide recommendations to CGV. management by the 25th workday of the month.

- Analyze CGV. net charge-off and provide information to accounting for uncollectible accrual.

-    Provide credit analysis for all prospective CGV. "choice" marketers.

- Analyze CGV. "choice" program delinquent receivables and advise management as to their status.

- Provide support services for current and credit & collection DIS systems/functions.

          Assist and advise field employees with questions regarding DIS functions
          Trouble shooting on (DIS) problems as they relate to credit and collections
          Communicate problem resolutions

- Act as liaison for CGV. on new project design, development and implementation between Information Technology and vendor for all new innovative collection programs and practices:
         Coordinate company sponsorship of new projects
         Coordinate enhancements to existing systems
         Identify customer needs
         Prepare request for Proposal (RFP)
         Analyze vendor applications
         Assist in developing cost justifications both internally/externally Create detailed IT design documentation for statement of work Assist IT in testing of new programming
         Follow through with development and implementation

-    Analyze and monitor Accelerated Payment Systems (APS) performance:
         Coordinate and implement APS mechanization

- Provide support for CGV. field personnel on issues related to collection agencies, bankruptcy, and industry trends related to receivable management.

-    Provide input and respond to CGV. rate case interrogatories.

-    Reconcile CGV. cash to books for collection agencies.

- Coordinate the implementation and ongoing support of reporting customers CGV. accounts receivable to the three credit reporting networks.

-    Reconciliation of various CGV. monthly delinquent collection invoices:
         Credit Bureau of Columbus
         Commerce Service Corporation

         Third Party Letter Writing (Impact)

-    Negotiate the yearly Dun & Bradstreet (D&B) contract for CGV.

- Work with both in-house and outside attorney's on the collection of CO delinquent GMB customers.

-    Coordinate responses to various CGV. audit requests.

- Coordinate the implementation and ongoing processing of CGV. Credit Card program.

- Investigate CGV. customer complaints related to collection issues regarding outside vendor services.

- Train CGV. field employees about revisions to existing credit & collection within DIS.

- Interpret and communicate revisions of legal requirements to CGV. field personnel as they relate to internal collection practices:
         Fair Credit Reporting Act
         Bankruptcy

- Incorporate design changes to any new CGV. collection reports per the user request.

- Coordinate changes to CGV. primary and secondary collection agency processes per the user request.

- Respond to utility industry surveys as they relate to internal credit and collection practices for CGV.

- Respond to questions on CGV. customer accounts (i.e. look up customer account balances, provide itemized statements, follow up on disputes and settlement offers, etc.) from the following third party vendors:
         Collection agencies
         Dun & Bradstreet

                                 DECLARATION OF
                         PARTNERSHIP PRINCIPLES BETWEEN
             COLUMBIA GAS OF VIRGINIA AND THE SHARED SERVICES CENTER


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Virginia and the Shared Services Center.


PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

                  Prior to the formation of the Shared Services Center, services were provided to the states under the leadership of one CEO. Under this traditional organizational structure, services were provided to all of the distribution companies of the Columbia Energy Group. Today, there is greater operating autonomy among the distribution companies as each pursues unique marketing opportunities and responds to unique regulatory and economic conditions. Each company now has the benefit of a dedicated CEO. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Virginia and the Shared Services Center as both strive:

                  (1) to promote the brand themes of the Columbia Energy Group, which are:
                           expertise;
                           reliability;
                           value;
                           service; and
                           affiliation with the Columbia Energy Group; and

                  (2) to promote the financial well-being of Columbia Gas of Virginia and the Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Virginia.

PRINCIPLE TWO: This partnership is built on trust and mutual respect.

                  Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Virginia and the Shared Services Center commit to the following:

                  (1) Columbia Gas of Virginia demonstrates a high degree of operational expertise. It is equally important that the staff functions within the Shared

                           Services Center demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

                  (2) Columbia Gas of Virginia puts its customers first. The Shared Services Center puts its company-clients first, and is dedicated to providing Columbia Gas of Virginia with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Virginia and the Shared Services Center, and the associated service metrics, are set forth in the Appendices attached to this Declaration of Principles. Columbia Gas of Virginia and the Shared Services Center anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Virginia and the Shared Services Center will do so.

                  (3) Columbia Gas of Virginia at all times shows its customers the respect they deserve. The Shared Services Center respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.


PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

                  Only if there is open, frank and regular communication between Columbia Gas of Virginia and the Shared Services Center can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

                  (1) to identify the current and future service needs of Columbia Gas of Virginia;

                  (2) to identify skill development needs within the Shared Services Center to better serve Columbia Gas of Virginia;

                  (3)      to identify revenue opportunities;

                  (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

                  (5) to provide an opportunity for a quality-check on the level and quality of service; and

                  (6) to provide an opportunity to redirect resources in response to business environment changes.

                  To meet these goals, Columbia Gas of Virginia and the Shared Services Center commit to the following:

                  (1) To create an environment which encourages and supports open, frank and regular communication;

                  (2) To have key personnel meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. The attached appendices include the meeting schedule, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (3) To work together to meet agreed upon financial and budgetary goals. In support of this goal, the Shared Services Center will provide Columbia Gas of Virginia with a budget report, in a form and at a frequency which is agreed upon. The attached appendices include the budget report, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (4) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Virginia's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. The attached appendices include service definitions which will be amended as it mutually appears to be necessary or desirable to do so.

                  (5) To work together to provide each other, and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current appendices. In the event of such a proposed change, Columbia Gas of Virginia and the Shared Services Center will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

                  (6) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached appendices.



--------------------------------------      ------------------------------------
Vice President, Shared Services Center      President, Columbia Gas of Virginia




--------------------------------------      ------------------------------------
General Manager                             Vice President, Public Affairs

Date:

                                                                      Appendix I

                        Graphics / Video / Print Services

Scope of Services

The general services addressed by this Plan are listed below.

Brief Service Description

1. Graphics & Production - to provide professional, creative, and effective graphic design and print production services that reflect each company's strategic vision and exemplify the highest standards of customer service.

2. Print Administration - to coordinate timely, cost-effective production of printed material that reflects Columbia's standards for quality and image.

3. Video Production - to provide comprehensive video production services, including pre-production, script writing, shooting, editing, post-production, and distribution.


Contracted Service Levels and Costs

This table summarizes the annual cost for each service Columbia Gas of Virginia
(CGV) expects to use. The "total cost of service" is the sum of the direct and overhead costs. It is this "Total" amount that Graphics/Video/Print Services Section will monitor through Quarterly Service Performance Reports.

                                    PROJECTED              PROJECTED               PROJECTED
                                     DIRECT                 OVERHEAD              TOTAL COST
                                      COSTS                  COSTS                OF SERVICE
           SERVICE                     ($)                    ($)                     ($)

1.   Graphics &
     Production                         3,850                  2,083                   5,933

2.   Print
     Administration                     9,747                  3,362                  13,109

3.   Video
     Production                         - 0 -                  - 0 -                   - 0 -


     TOTAL                             13,597                  5,445                  19,042


CGV also authorizes Graphics/Video/Print Services to negotiate with Dispatch Consumer Services an annual contract minimum of $50,000 through the Year 2000.

Key Performance Measures

This section describes the key measures for each service that Graphics/Video/Print Services and CGV concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).

                                                                      Appendix I

                        Graphics / Video / Print Services

Overall Performance Measure

1. Performance Measure Definition:                Type    Goal
   The sum of all direct, indirect, and             C     Actual annual costs = or < projected annual
   overhead costs of all services provided                costs in the effective Service Level Plan.
   by Graphics/Video/Print Services.

Frequency                Source of Information              Customer Responsibilities:
Quarterly status         Service Performance Reports        To participate cooperatively with
reports                                                     Graphics/Video/Print Services to update and
                                                            modify the Service Level Plan as needed to
                                                            accurately reflect changes in the level of
                                                            services requested and associated costs.

2. Performance Measure Definition:                                     Type    Goal
   Level of state's satisfaction with communications, responsiveness     Q     90% satisfied
   and understanding of the needs and wants of the state.                      ratings

Frequency                Source of Information              Customer Responsibilities:
Survey CGV as            Customer survey                    CGV to work with Shared Services to define
appropriate;                                                expectations at time of each service request that
report results                                              can include completion timeline/date, cost
annually.                                                   limitations, customer responsibilities to fulfill
                                                            service need/timing of status reports during
                                                            project, and other specific customer needs. CGV
                                                            to provide survey feedback.


Other Matters

Graphics/Video/Print Services and CGV also intend that prior to the start of the provisions of any service, the Primary Provider (Manager, Graphics/Print/Video Services) and Primary Customer (Vice President, Public Affairs) will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CGV, Graphics/Video/Print Services will share job order results with other Customers to improve efficiency.

Labor/cost estimates in this Plan assume CGV provides job requests according to lead time schedule of Graphics/Video/Print Services. If these lead times are not met, incremental costs could be incurred and must be approved by CGV before completion of job.

Modification of the Plan

Graphics/Video/Print/Services will monitor CGV's usage. If substantially exceeding above usage, Graphics/Video/Print Services will contact CGV to reprioritize provision of requested

                                                                      Appendix I

                          Graphics/Video/Print Services

service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 28, 1998, and are subject to change as revised budgets are approved.

                                 DECLARATION OF
                         PARTNERSHIP PRINCIPLES BETWEEN
             COLUMBIA GAS OF MARYLAND AND THE SHARED SERVICES CENTER


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Maryland and the Shared Services Center.


PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

                  Prior to the formation of the Shared Services Center, services were provided to the states under the leadership of one CEO. Under this traditional organizational structure, services were provided to all of the distribution companies of the Columbia Energy Group. Today, there is greater operating autonomy among the distribution companies as each pursues unique marketing opportunities and responds to unique regulatory and economic conditions. Each company now has the benefit of a dedicated CEO. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Maryland and the Shared Services Center as both strive:

                  (1) to promote the brand themes of the Columbia Energy Group, which are:
                           expertise;
                           reliability;
                           value;
                           service; and
                           affiliation with the Columbia Energy Group; and

                  (2) to promote the financial well-being of Columbia Gas of Maryland and the Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Maryland.


PRINCIPLE TWO: This partnership is built on trust and mutual respect.

                  Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Maryland and the Shared Services Center commit to the following:

                  (1) Columbia Gas of Maryland demonstrates a high degree of operational expertise. It is equally important that the staff functions within the Shared

                           Services Center demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

                  (2) Columbia Gas of Maryland puts its customers first. The Shared Services Center puts its company-clients first, and is dedicated to providing Columbia Gas of Maryland with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Maryland and the Shared Services Center, and the associated service metrics, are set forth in the Appendices attached to this Declaration of Principles. Columbia Gas of Maryland and the Shared Services Center anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Maryland and the Shared Services Center will do so.

                  (3) Columbia Gas of Maryland at all times shows its customers the respect they deserve. The Shared Services Center respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.


PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

                  Only if there is open, frank and regular communication between Columbia Gas of Maryland and the Shared Services Center can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

                  (1) to identify the current and future service needs of Columbia Gas of Maryland;

                  (2) to identify skill development needs within the Shared Services Center to better serve Columbia Gas of Maryland;

                  (3)      to identify revenue opportunities;

                  (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

                  (5) to provide an opportunity for a quality-check on the level and quality of service; and

                  (6) to provide an opportunity to redirect resources in response to business environment changes.

                  To meet these goals, Columbia Gas of Maryland and the Shared Services Center commit to the following:

                  (1) To create an environment which encourages and supports open, frank and regular communication;

                  (2) To have key personnel meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. The attached appendices include the meeting schedule, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (3) To work together to meet agreed upon financial and budgetary goals. In support of this goal, the Shared Services Center will provide Columbia Gas of Maryland with a budget report, in a form and at a frequency which is agreed upon. The attached appendices include the budget report, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (4) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Maryland's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. The attached appendices include service definitions which will be amended as it mutually appears to be necessary or desirable to do so.

                  (5) To work together to provide each other, and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current appendices. In the event of such a proposed change, Columbia Gas of Maryland and the Shared Services Center will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

                  (6) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached appendices.




--------------------------------------       -----------------------------------
Vice President, Shared Services Center       President, Columbia Gas of Maryland



--------------------------------------       -----------------------------------
General Manager                              Director,  Corporate Communications

Date:

                                                                      Appendix I

                        Graphics / Video / Print Services

Scope of Services

The general services addressed by this Plan are listed below.

Brief Service Description

1. Graphics & Production - to provide professional, creative, and effective graphic design and print production services that reflect each company's strategic vision and exemplify the highest standards of customer service.

2. Print Administration - to coordinate timely, cost-effective production of printed material that reflects Columbia's standards for quality and image.

3. Video Production - to provide comprehensive video production services, including pre-production, script writing, shooting, editing, post-production, and distribution.


Contracted Service Levels and Costs

This table summarizes the annual cost for each service Columbia Gas of Maryland
(CMD) expects to use. The "total cost of service" is the sum of the direct and overhead costs. It is this "Total" amount that Graphics/Video/Print Services Section will monitor through Quarterly Service Performance Reports.

                                      PROJECTED              PROJECTED             PROJECTED
                                       DIRECT                 OVERHEAD            TOTAL COST
                                        COSTS                  COSTS              OF SERVICE
           SERVICE                       ($)                    ($)                   ($)

1.   Graphics &
     Production                           2,492                  1,309                 3,801

2.   Print
     Administration                         271                    104                   375

3.   Video
     Production                           - 0 -                  - 0 -                 - 0 -
--------------------------------------------------------------------------------------------

     TOTAL                                2,763                  1,413                 4,176

CMD also authorizes Graphics/Video/Print Services to negotiate with Dispatch Consumer Services an annual contract minimum of $0.00 through the Year 2000.

Key Performance Measures

This section describes the key measures for each service that Graphics/Video/Print Services and CMD concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).

                                                                      Appendix I

                        Graphics / Video / Print Services

Overall Performance Measure

1. Performance Measure Definition:                Type    Goal
   The sum of all direct, indirect, and             C     Actual annual costs = or < projected annual
   overhead costs of all services provided by             costs in the effective Service Level Plan.
   Graphics/Video/Print Services.

Frequency                Source of Information              Customer Responsibilities:
Quarterly status         Service Performance Reports        To participate cooperatively with
reports                                                     Graphics/Video/Print Services to update and
                                                            modify the Service Level Plan as needed to
                                                            accurately reflect changes in the level of
                                                            services requested and associated costs.

2. Performance Measure Definition:                                            Type     Goal
   Level of state's satisfaction with communications, responsiveness            Q      90% satisfied
   and understanding of the needs and wants of the state.                              ratings

Frequency                  Source of Information          Customer Responsibilities:
Survey CMD as              Customer survey                CMD to work with Shared Services to define
appropriate;                                              expectations at time of each service request that
report results                                            can include completion timeline/date, cost
annually.                                                 limitations, customer responsibilities to fulfill
                                                          service need/timing of status reports during
                                                          project, and other specific customer needs.  CMD
                                                          to provide survey feedback.


Other Matters

Graphics/Video/Print Services and CMD also intend that prior to the start of the provisions of any service, the Primary Provider (Manager, Graphics/Print/Video Services) and Primary Customer (Director, Corporate Communications) will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CMD, Graphics/Video/Print Services will share job order results with other Customers to improve efficiency.

Labor/cost estimates in this Plan assume CMD provides job requests according to lead time schedule of Graphics/Video/Print Services. If these lead times are not met, incremental costs could be incurred and must be approved by CMD before completion of job.

Modification of the Plan

Graphics/Video/Print/Services will monitor CMD's usage. If substantially exceeding above usage, Graphics/Video/Print Services will contact CMD to reprioritize provision of requested

                                                                      Appendix I

                          Graphics/Video/Print Services

service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 28, 1998, and are subject to change as revised budgets are approved.

                                 DECLARATION OF
                         PARTNERSHIP PRINCIPLES BETWEEN
               COLUMBIA GAS OF OHIO AND THE SHARED SERVICES CENTER


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Ohio and the Shared Services Center.


PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

                  Prior to the formation of the Shared Services Center, services were provided to the states under the leadership of one CEO. Under this traditional organizational structure, services were provided to all of the distribution companies of the Columbia Energy Group. Today, there is greater operating autonomy among the distribution companies as each pursues unique marketing opportunities and responds to unique regulatory and economic conditions. Each company now has the benefit of a dedicated CEO. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Ohio and the Shared Services Center as both strive:

                  (1) to promote the brand themes of the Columbia Energy Group, which are:
                           expertise;
                           reliability;
                           value;
                           service; and
                           affiliation with the Columbia Energy Group; and

                  (2) to promote the financial well-being of Columbia Gas of Ohio and the Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Ohio.


PRINCIPLE TWO: This partnership is built on trust and mutual respect.

                  Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Ohio and the Shared Services Center commit to the following:

                  (1) Columbia Gas of Ohio demonstrates a high degree of operational expertise. It is equally important that the staff functions within the Shared

                           Services Center demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

                  (2) Columbia Gas of Ohio puts its customers first. The Shared Services Center puts its company-clients first, and is dedicated to providing Columbia Gas of Ohio with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Ohio and the Shared Services Center, and the associated service metrics, are set forth in the Appendices attached to this Declaration of Principles. Columbia Gas of Ohio and the Shared Services Center anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Ohio and the Shared Services Center will do so.

                  (3) Columbia Gas of Ohio at all times shows its customers the respect they deserve. The Shared Services Center respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.


PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

                  Only if there is open, frank and regular communication between Columbia Gas of Ohio and the Shared Services Center can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

                  (1) to identify the current and future service needs of Columbia Gas of Ohio;

                  (2) to identify skill development needs within the Shared Services Center to better serve Columbia Gas of Ohio;

                  (3)      to identify revenue opportunities;

                  (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

                  (5) to provide an opportunity for a quality-check on the level and quality of service; and

                  (6) to provide an opportunity to redirect resources in response to business environment changes.

                  To meet these goals, Columbia Gas of Ohio and the Shared Services Center commit to the following:

                  (1) To create an environment which encourages and supports open, frank and regular communication;

                  (2) To have key personnel meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. The attached appendices include the meeting schedule, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (3) To work together to meet agreed upon financial and budgetary goals. In support of this goal, the Shared Services Center will provide Columbia Gas of Ohio with a budget report, in a form and at a frequency which is agreed upon. The attached appendices include the budget report, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (4) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Ohio's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. The attached appendices include service definitions which will be amended as it mutually appears to be necessary or desirable to do so.

                  (5) To work together to provide each other, and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current appendices. In the event of such a proposed change, Columbia Gas of Ohio and the Shared Services Center will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

                  (6) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached appendices.




--------------------------------------         ---------------------------------
Vice President, Shared Services Center         President, Columbia Gas of Ohio




--------------------------------------         ---------------------------------
General Manager                                Vice President, Communications

Date:

                                                                      Appendix I

                        GRAPHICS / VIDEO / PRINT SERVICES

SCOPE OF SERVICES

The general services addressed by this Plan are listed below.

Brief Service Description

1. GRAPHICS & PRODUCTION - to provide professional, creative, and effective graphic design and print production services that reflect each company's strategic vision and exemplify the highest standards of customer service.

2. PRINT ADMINISTRATION - to coordinate timely, cost-effective production of printed material that reflects Columbia's standards for quality and image.

3. VIDEO PRODUCTION - to provide comprehensive video production services, including pre-production, script writing, shooting, editing, post-production, and distribution.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for each service Columbia Gas of Ohio
(COH) expects to use. The "total cost of service" is the sum of the direct and overhead costs. It is this "Total" amount that Graphics/Video/Print Services Section will monitor through Quarterly Service Performance Reports.

                                        PROJECTED               PROJECTED              PROJECTED
                                         DIRECT                  OVERHEAD             TOTAL COST
                                          COSTS                   COSTS               OF SERVICE
           SERVICE                         ($)                     ($)                    ($)
1.  Graphics &
    Production                            195,260                 108,425                303,685

2.  Print
    Administration                         64,071                  26,617                 90,688

3.  Video
    Production                             75,371                  61,174                136,545


     TOTAL                                334,702                 196,216                530,918


COH also authorizes Graphics/Video/Print Services to negotiate with Dispatch Consumer Services an annual contract minimum of $1.0 million through the Year 2000.

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Graphics/Video/Print Services and COH concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).

                                                                      Appendix I

                        GRAPHICS / VIDEO / PRINT SERVICES

OVERALL PERFORMANCE MEASURE

1.  Performance Measure Definition:               TYPE    GOAL
    The sum of all direct, indirect, and            C     Actual annual costs = or < projected annual
    overhead costs of all services provided               costs in the effective Service Level Plan.
    by Graphics/Video/Print Services.

FREQUENCY             SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
Quarterly status      Service Performance                To participate cooperatively with
reports               Reports                            Graphics/Video/Print Services to update and
                                                         modify the Service Level Plan as needed to
                                                         accurately reflect changes in the level of
                                                         services requested and associated costs.


2.  PERFORMANCE MEASURE DEFINITION:                                              TYPE     GOAL
    Level of state's satisfaction with communications, responsiveness              Q      90% satisfied
    and understanding of the needs and wants of the state.                                ratings

FREQUENCY                  SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Survey COH as              Customer survey                COH to work with Shared Services to define
appropriate;                                              expectations at time of each service request that
report results                                            can include completion timeline/date, cost
annually.                                                 limitations, customer responsibilities to fulfill
                                                          service need/timing of status reports during
                                                          project, and other specific customer needs. COH to
                                                          provide survey feedback.


OTHER MATTERS

Graphics/Video/Print Services and COH also intend that prior to the start of the provisions of any service, the Primary Provider (Manager, Graphics/Print/Video Services) and Primary Customer (Vice President of Communications) will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by COH, Graphics/Video/Print Services will share job order results with other Customers to improve efficiency.

Labor/cost estimates in this Plan assume COH provides job requests according to lead time schedule of Graphics/Video/Print Services. If these lead times are not met, incremental costs could be incurred and must be approved by COH before completion of job.

MODIFICATION OF THE PLAN

Graphics/Video/Print/Services will monitor COH's usage. If substantially exceeding above usage, Graphics/Video/Print Services will contact COH to reprioritize provision of requested

                                                                      Appendix I

                          GRAPHICS/VIDEO/PRINT SERVICES

service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 28, 1998, and are subject to change as revised budgets are approved.

                                 DECLARATION OF
                         PARTNERSHIP PRINCIPLES BETWEEN
           COLUMBIA GAS OF PENNSYLVANIA AND THE SHARED SERVICES CENTER


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Pennsylvania and the Shared Services Center.


PRINCIPLE ONE: THIS PARTNERSHIP IS BUILT ON COMMONALITY OF EXPERIENCE AND
               INTEREST.

                  Prior to the formation of the Shared Services Center, services were provided to the states under the leadership of one CEO. Under this traditional organizational structure, services were provided to all of the distribution companies of the Columbia Energy Group. Today, there is greater operating autonomy among the distribution companies as each pursues unique marketing opportunities and responds to unique regulatory and economic conditions. Each company now has the benefit of a dedicated CEO. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Pennsylvania and the Shared Services Center as both strive:

                  (1) to promote the brand themes of the Columbia Energy Group, which are:
                           expertise;
                           reliability;
                           value;
                           service; and
                           affiliation with the Columbia Energy Group; and

                  (2) to promote the financial well-being of Columbia Gas of Pennsylvania and the Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Pennsylvania.


PRINCIPLE TWO: THIS PARTNERSHIP IS BUILT ON TRUST AND MUTUAL RESPECT.

                  Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Pennsylvania and the Shared Services Center commit to the following:

                  (1) Columbia Gas of Pennsylvania demonstrates a high degree of operational expertise. It is equally important that the staff functions within the Shared

                           Services Center demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

                  (2) Columbia Gas of Pennsylvania puts its customers first. The Shared Services Center puts its company-clients first, and is dedicated to providing Columbia Gas of Pennsylvania with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Pennsylvania and the Shared Services Center, and the associated service metrics, are set forth in the Appendices attached to this Declaration of Principles. Columbia Gas of Pennsylvania and the Shared Services Center anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Pennsylvania and the Shared Services Center will do so.

                  (3) Columbia Gas of Pennsylvania at all times shows its customers the respect they deserve. The Shared Services Center respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.


PRINCIPLE THREE: A POLICY OF OPEN AND FRANK COMMUNICATION IS FUNDAMENTAL TO THIS
                 PARTNERSHIP.

                  Only if there is open, frank and regular communication between Columbia Gas of Pennsylvania and the Shared Services Center can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

                  (1) to identify the current and future service needs of Columbia Gas of Pennsylvania;

                  (2) to identify skill development needs within the Shared Services Center to better serve Columbia Gas of Pennsylvania;

                  (3)      to identify revenue opportunities;

                  (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

                  (5) to provide an opportunity for a quality-check on the level and quality of service; and

                  (6) to provide an opportunity to redirect resources in response to business environment changes.

                  To meet these goals, Columbia Gas of Pennsylvania and the Shared Services Center commit to the following:

                  (1) To create an environment which encourages and supports open, frank and regular communication;

                  (2) To have key personnel meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. The attached appendices include the meeting schedule, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (3) To work together to meet agreed upon financial and budgetary goals. In support of this goal, the Shared Services Center will provide Columbia Gas of Pennsylvania with a budget report, in a form and at a frequency which is agreed upon. The attached appendices include the budget report, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (4) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Pennsylvania's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. The attached appendices include service definitions which will be amended as it mutually appears to be necessary or desirable to do so.

                  (5) To work together to provide each other, and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current appendices. In the event of such a proposed change, Columbia Gas of Pennsylvania and the Shared Services Center will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

                  (6) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached appendices.


--------------------------------------   ---------------------------------------
Vice President, Shared Services Center   President, Columbia Gas of Pennsylvania



--------------------------------------   ---------------------------------------
General Manager                          Director,  Corporate Communications

Date:

                                                                      Appendix I

                        GRAPHICS / VIDEO / PRINT SERVICES

SCOPE OF SERVICES

The general services addressed by this Plan are listed below.

Brief Service Description

1. GRAPHICS & PRODUCTION - to provide professional, creative, and effective graphic design and print production services that reflect each company's strategic vision and exemplify the highest standards of customer service.

2. PRINT ADMINISTRATION - to coordinate timely, cost-effective production of printed material that reflects Columbia's standards for quality and image.

3. VIDEO PRODUCTION - to provide comprehensive video production services, including pre-production, script writing, shooting, editing, post-production, and distribution.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for each service Columbia Gas of Pennsylvania (CPA) expects to use. The "total cost of service" is the sum of the direct and overhead costs. It is this "Total" amount that Graphics/Video/Print Services Section will monitor through Quarterly Service Performance Reports.


                                            PROJECTED                   PROJECTED                 PROJECTED
                                             DIRECT                      OVERHEAD                TOTAL COST
                                              COSTS                       COSTS                  OF SERVICE
           SERVICE                             ($)                         ($)                       ($)
1.   Graphics &
     Production                                16,990                       8,948                    25,938

2.   Print
     Administration                            10,189                       4,567                    14,756

3.   Video
     Production                                 - 0 -                       - 0 -                     - 0 -


     TOTAL                                     27,179                      13,515                    40,694


CPA also authorizes Graphics/Video/Print Services to negotiate with Dispatch Consumer Services an annual contract minimum of $175,000 through the Year 2000.

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Graphics/Video/Print Services and CPA concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).

                                                                      Appendix I

                        GRAPHICS / VIDEO / PRINT SERVICES

OVERALL PERFORMANCE MEASURE

1.  Performance Measure Definition:                TYPE    GOAL
    The sum of all direct, indirect, and             C     Actual annual costs = or < projected annual
    overhead costs of all services provided                costs in the effective Service Level Plan.
    by Graphics/Video/Print Services.

FREQUENCY                SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
Quarterly status         Service Performance Reports        To participate cooperatively with
reports                                                     Graphics/Video/Print Services to update and
                                                            modify the Service Level Plan as needed to
                                                            accurately reflect changes in the level of
                                                            services requested and associated costs.

2.  PERFORMANCE MEASURE DEFINITION:                                               TYPE     GOAL
    Level of state's satisfaction with communications, responsiveness               Q      90% satisfied
    and understanding of the needs and wants of the state.                                 ratings

FREQUENCY                  SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Survey CPA as              Customer survey                CPA to work with Shared Services to define
appropriate;                                              expectations at time of each service request that
report results                                            can include completion timeline/date, cost
annually.                                                 limitations, customer responsibilities to fulfill
                                                          service need/timing of status reports during
                                                          project, and other specific customer needs.  CPA
                                                          to provide survey feedback.


OTHER MATTERS

Graphics/Video/Print Services and CPA also intend that prior to the start of the provisions of any service, the Primary Provider (Manager, Graphics/Print/Video Services) and Primary Customer (Director, Corporate Communications) will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CPA, Graphics/Video/Print Services will share job order results with other Customers to improve efficiency.

Labor/cost estimates in this Plan assume CPA provides job requests according to lead time schedule of Graphics/Video/Print Services. If these lead times are not met, incremental costs could be incurred and must be approved by CPA before completion of job.

MODIFICATION OF THE PLAN

Graphics/Video/Print/Services will monitor CPA's usage. If substantially exceeding above usage, Graphics/Video/Print Services will contact CPA to reprioritize provision of requested

                                                                      Appendix I

                          GRAPHICS/VIDEO/PRINT SERVICES

service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 28, 1998, and are subject to change as revised budgets are approved.

                                 DECLARATION OF
                         PARTNERSHIP PRINCIPLES BETWEEN
             COLUMBIA GAS OF KENTUCKY AND THE SHARED SERVICES CENTER


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Kentucky and the Shared Services Center.


PRINCIPLE ONE: THIS PARTNERSHIP IS BUILT ON COMMONALITY OF EXPERIENCE AND INTEREST.

                  Prior to the formation of the Shared Services Center, services were provided to the states under the leadership of one CEO. Under this traditional organizational structure, services were provided to all of the distribution companies of the Columbia Energy Group. Today, there is greater operating autonomy among the distribution companies as each pursues unique marketing opportunities and responds to unique regulatory and economic conditions. Each company now has the benefit of a dedicated CEO. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Kentucky and the Shared Services Center as both strive:

                  (1) to promote the brand themes of the Columbia Energy Group, which are:

                           expertise;
                           reliability;
                           value;
                           service; and
                           affiliation with the Columbia Energy Group; and

                  (2) to promote the financial well-being of Columbia Gas of Kentucky and the Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Kentucky.


PRINCIPLE TWO:  THIS PARTNERSHIP IS BUILT ON TRUST AND MUTUAL RESPECT.

                  Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Kentucky and the Shared Services Center commit to the following:

                  (1) Columbia Gas of Kentucky demonstrates a high degree of operational expertise. It is equally important that the staff functions within the Shared Services Center demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

                  (2) Columbia Gas of Kentucky puts its customers first. The Shared Services Center puts its company-clients first, and is dedicated to providing Columbia Gas of Kentucky with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Kentucky and the Shared Services Center, and the associated service metrics, are set forth in the Appendices attached to this Declaration of Principles. Columbia Gas of Kentucky and the Shared Services Center anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Kentucky and the Shared Services Center will do so.

                  (3) Columbia Gas of Kentucky at all times shows its customers the respect they deserve. The Shared Services Center respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.


PRINCIPLE THREE: A POLICY OF OPEN AND FRANK COMMUNICATION IS FUNDAMENTAL TO THIS PARTNERSHIP.

                  Only if there is open, frank and regular communication between Columbia Gas of Kentucky and the Shared Services Center can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

                  (1) to identify the current and future service needs of Columbia Gas of Kentucky;

                  (2) to identify skill development needs within the Shared Services Center to better serve Columbia Gas of Kentucky;

                  (3) to identify revenue opportunities;

                  (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

                  (5) to provide an opportunity for a quality-check on the level and quality of service; and

                  (6) to provide an opportunity to redirect resources in response to business environment changes.

                  To meet these goals, Columbia Gas of Kentucky and the Shared Services Center commit to the following:

                  (1) To create an environment which encourages and supports open, frank and regular communication;

                  (2) To have key personnel meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. The attached appendices include the meeting schedule, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (3) To work together to meet agreed upon financial and budgetary goals. In support of this goal, the Shared Services Center will provide Columbia Gas of Kentucky with a budget report, in a form and at a frequency which is agreed upon. The attached appendices include the budget report, which will be amended as it mutually appears to be necessary or desirable to do so.

                  (4) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Kentucky's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. The attached appendices include service definitions which will be amended as it mutually appears to be necessary or desirable to do so.

                  (5) To work together to provide each other, and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current appendices. In the event of such a proposed change, Columbia Gas of Kentucky and the Shared Services Center will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

                  (6) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached appendices.





--------------------------------------      ------------------------------------
Vice President, Shared Services Center      Vice President and Chief Operating
                                            Officer


--------------------------------------      ------------------------------------
General Manager                             Director, External Affairs

Date:

                                                                      Appendix I

                        GRAPHICS / VIDEO / PRINT SERVICES

SCOPE OF SERVICES

The general services addressed by this Plan are listed below.

Brief Service Description

1. GRAPHICS & PRODUCTION - to provide professional, creative, and effective graphic design and print production services that reflect each company's strategic vision and exemplify the highest standards of customer service.

2. PRINT ADMINISTRATION - to coordinate timely, cost-effective production of printed material that reflects Columbia's standards for quality and image.

3. VIDEO PRODUCTION - to provide comprehensive video production services, including pre-production, script writing, shooting, editing, post-production, and distribution.


CONTRACTED SERVICE LEVELS AND COSTS

This table summarizes the annual cost for each service Columbia Gas of Kentucky
(CKY) expects to use. The "total cost of service" is the sum of the direct and overhead costs. It is this "Total" amount that Graphics/Video/Print Services Section will monitor through Quarterly Service Performance Reports.

                                               PROJECTED                   PROJECTED                PROJECTED
                                                DIRECT                      OVERHEAD                TOTAL COST
                                                 COSTS                       COSTS                  OF SERVICE
              SERVICE                             ($)                         ($)                       ($)

1.   Graphics &
     Production                                    7,929                       4,282                 12,211

2.   Print
     Administration                                4,692                       1,853                  6,545

3.   Video
     Production                                    - 0 -                       - 0 -                  - 0 -


     TOTAL                                        12,621                       6,135                 18,756


CKY also authorizes Graphics/Video/Print Services to negotiate with Dispatch Consumer Services an annual contract minimum of $30,000 through the Year 2000.

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Graphics/Video/Print Services and CKY concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C) or Quality (Q).

                                                                      Appendix I

                        GRAPHICS / VIDEO / PRINT SERVICES

OVERALL PERFORMANCE MEASURE

1.   Performance Measure Definition:                TYPE    GOAL
     The sum of all direct, indirect, and             C     Actual annual costs = or < projected annual costs in the
     overhead costs of all services provided by             effective Service Level Plan.
     Graphics/Video/Print Services.

FREQUENCY                SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
Quarterly status         Service Performance Reports        To participate cooperatively with Graphics/Video/Print
reports                                                     Services to update and modify the Service Level Plan as
                                                            needed to accurately reflect changes in the level of
                                                            services requested and associated costs.

2.   PERFORMANCE MEASURE DEFINITION:                                                     TYPE    GOAL
     Level of state's satisfaction with communications, responsiveness and                Q      90% satisfied
     understanding of the needs and wants of the state.                                           ratings

FREQUENCY                  SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Survey CKY as              Customer survey                CKY to work with Shared Services to define  expectations at
appropriate; report                                       time of each service  request  that can include  completion
results annually.                                         timeline/date,  cost limitations, customer responsibilities to fulfill  service  need/timing  of status  reports during
                                                          project,   and  other  specific   customer  needs.  CKY  to
                                                          provide survey feedback.


OTHER MATTERS

Graphics/Video/Print Services and CKY also intend that prior to the start of the provisions of any service, the Primary Provider (Manager, Graphics/Print/Video Services) and Primary Customer (Director, External Affairs) will define expectations that could include any of the following elements: timeline, cost limitation, customer responsibilities, timing of status reports, or other customer needs.

Unless otherwise instructed by CKY, Graphics/Video/Print Services will share job order results with other Customers to improve efficiency.

Labor/cost estimates in this Plan assume CKY provides job requests according to lead time schedule of Graphics/Video/Print Services. If these lead times are not met, incremental costs could be incurred and must be approved by CKY before completion of job.


MODIFICATION OF THE PLAN

Graphics/Video/Print/Services will monitor CKY's usage. If substantially exceeding above usage, Graphics/Video/Print Services will contact CKY to reprioritize provision of requested

                                                                      Appendix I

                          GRAPHICS/VIDEO/PRINT SERVICES

service or renegotiate costs to provide incremental service requirements. Amendments to this Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 28, 1998, and are subject to change as revised budgets are approved.

                                 DECLARATION OF
                             PARTNERSHIP PRINCIPLES
                                     between
               COLUMBIA GAS OF VIRGINIA and SHARED LEGAL SERVICES


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Virginia and Shared Legal Services. This Declaration is expected to remain in place an indefinite period of time. If and when either party determines it is desirable or necessary to alter the provisions contained in the Declaration's Appendices, they pledge to work cooperatively to bring about such alterations.

PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

         Prior to the formation of the Shared Services Center, a legal department under the leadership of one General Counsel provided legal support services. Under this organizational structure, legal services were provided to all of the distribution companies of the Columbia Energy Group. Today, as each company pursues unique marketing opportunities and responds to unique regulatory and economic conditions, there is greater operating autonomy among the companies. Each company's legal function is led by its own General Counsel and served in part by state staff attorneys. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Virginia and Shared Legal Services, as both strive:

         (1) To promote the brand themes of the Columbia Energy Group, which are:
                  expertise;
                  reliability;
                  value;
                  service; and

                  Affiliation with the Columbia Energy Group; and

         (2) To promote the financial well-being of Columbia Gas of Virginia and The Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Virginia.

PRINCIPLE TWO: This partnership is built on trust and mutual respect.

         Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and be maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Virginia and Shared Legal Services commit to the following:

         (1) Columbia Gas of Virginia demonstrates a high degree of operational expertise. It is equally important that the staff functions within Shared Legal Services demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

         (2) Columbia Gas of Virginia puts its customers first. Shared Legal Services puts its company-clients first, and is dedicated to providing Columbia Gas of Virginia with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Virginia and Shared Legal Services, and the associated service metrics, are set forth in Appendix A and attached to this Declaration of Principles. Columbia Gas of Virginia and Shared Legal Services anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Virginia and Shared Legal Services will do so.

         (3) Columbia Gas of Virginia at all times shows its customers the respect they deserve. Shared Legal Services respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.

PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

         Only if there is open, frank and regular communication between Columbia Gas of Virginia and Shared Legal Services can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

         (1) to identify the current and future service needs of Columbia Gas of Virginia;

         (2) to identify skill development needs within Shared Legal Services to better serve Columbia Gas of Virginia;

         (3)      to identify revenue opportunities;

         (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

         (5) to provide an opportunity for a quality-check on the level and quality of service; and

         (6) To provide an opportunity to redirect resources in response to business environment changes.

         To meet these goals, Columbia Gas of Virginia and Shared Legal Services commit to the following:

         (1) To create an environment within their respective organizations which encourages and supports open, frank and regular communication.

         (2) To have the General Counsel and the Manager of Shared Legal Services meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. Attached as Appendix B is the proposed meeting schedule, which will be amended, as it mutually appears to be necessary or desirable to do so.

         (1) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Virginia's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. Attached as Appendix C is the form of annual service definition and budgetary projection, which will be amended as it mutually appears to be necessary or desirable to do so.

         (2) To work together to provide each other and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current Appendix C. In the event of such a proposed change, Columbia Gas of Virginia and Shared Legal Services will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

         (3) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached Appendices.


-----------------------------               ----------------------------
V.P. Shared Services                        President, Columbia Gas of Virginia


-------------------------------             ----------------------------
Manager, Shared Legal Services              General Counsel, Columbia
                                                   Gas of Virginia

Dated: January, 1999

APPENDIX A

SERVICE METRICS

KEY PERFORMANCE MEASURES
There are three types of measures: Cost (C), Quality (Q) or Time (T).

Cost Measures:

1.       Achieve annual budget projection for CGV.

         Threshold goal - meet budget projection
         Target goal - under budget by 2% on non-labor costs
         Stretch goal - under budget by 4% on non-labor costs

                    Unusual variations in work requests, frequency, etc. will be communicated to CGV as promptly as possible and SLS and the CGV General Counsel will discuss and modify expectations, as appropriate.

2. On an as-requested basis (but no more frequently than annually) provide a comparison of SLS labor costs to market rates for substantially similar legal services.

         Acceptable - if at or below the cost of an alternative provider Excellent - if less than 90% of the alternative provider's costs Unacceptable - if exceed alternative provider's costs


Quality and Timeliness Measures:

Prepare and provide CGV an annual customer survey that will measure (1) timeliness of response, (2) work quality, and (3) communications and achieve satisfactory service ratings in all three measured categories. Satisfactory service ratings are defined as SLS having met or exceeded the customers' expectations as outlined below:

                 Threshold               Target                     Stretch
Timeliness          90%                     94%                        97%
Work Quality        92%                     96%                        98%
Comm.               92%                     96%                        98%



Dated: January, 1999

APPENDIX B

SCHEDULE OF MEETINGS

In person or telephonic conferences on a quarterly basis.








Dated: January, 1999

APPENDIX C
DEFINITION OF SERVICES


BRIEF SERVICE DESCRIPTION                                          PRIMARY                 PRIMARY
                                                                   PROVIDER                CUSTOMER

 1. Litigation Services: The representation of CGV, directly or    M. H. Brant             M. C. Darrell
with the assistance of outside counsel, in adversarial
proceedings before local, state and federal courts and
administrative and regulatory agencies.  Claims investigation and pre-litigation analysis and counsel. MRA collection service.

 2. Transactional Services : Provide counsel in routine and        M. H. Brant             M. C. Darrell
non-routine business matters; in the negotiation of the sale and purchase of goods and services; in the resolution of employment, promotional and competitive issues

 3. Corporate Counsel: Provide counsel on matters of corporate     M. H. Brant             M. C. Darrell
governance and compliance; policies and procedures; taxation;
regulatory rulemakings; credit and collection issues; and the preparation and instruction of company personnel in anticipation of adversarial proceedings. Representation of the CGV's
interests in industry and trade organizations.

 4. Base Rate Case Services: Assist in the preparation and         M. H. Brant             M. C. Darrell
presentation of base rate cases through: the preparation,
review and editing of testimony; preparation and coordination of discovery; briefing; and representation.

 5. Gas Cost Case Services: Assist in preparing and presenting     M. H. Brant             M. C. Darrell
gas cost recovery cases through: the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation.

 6. FERC Services: Assist in formulating and representing CGV's    M. H. Brant             M. C. Darrell
interests in matters before the FERC through: the preparation, review and editing of testimony; preparation and coordination of discovery; briefing; and representation before the FERC and in industry and trade organizations.

DEFINITION OF SERVICES CON'T



 7. External Affairs Services: Provide counsel on the              M. H. Brant             M. C. Darrell
development of relationships with external stakeholders and
assist through activities such as legislative reviews;
collaborative and negotiated rulemaking and legislative
initiatives.

 8. Customer Support/Tariff Issues Services: As requested,         M. H. Brant             M. C. Darrell
assist in the preparation and filing of new and revised service tariffs; provide support through the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation; provide counsel in the
interpretation and application of existing tariff and special contract requirements and provisions.

 9. Miscellaneous Regulatory Case Services: As requested provide   M. H. Brant             M. C. Darrell
support to CGV in miscellaneous regulatory cases, including
affiliate transactions, through the preparation, review and
editing of testimony; preparation and coordination of discovery;
briefing; and representation.

10. Environmental, Health and Safety Services: Provide advice      M. H. Brant             M. C. Darrell
and counsel in matters related to air and water quality; waste management and disposal; and employee health and safety issues.
Represent the Company's interests in all health, safety and
environmental proceedings and compliance activities.





Dated: January, 1999

APPENDIX C

BUDGETED SERVICE COSTS - 1999

This table summarizes the projected direct annual cost for each service. "Projected Direct" costs includes hourly labor rates, computer-related charges and out-of-pocket expenses projected for 1999 by service. "Indirect costs" are a proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.


SERVICE                                    PROJECTED DIRECT COSTS         INDIRECT COSTS        TOTAL COST
to CGV '99                                          1999

 1. Litigation Services                             7,734

 2. Transactional                                   7,751

 3. Corp. Counsel                                  14,744

 4. Base Rate Case                                 19,298

 5. Gas Cost Case                                   1,610

 6. FERC Services                                  10,233

 7. External Affairs                                2,978

 8. Customer Support/Tariff Issues                  3,408

 9. Miscellaneous Regulatory Services              18,110

10. EH&S                                           11,227

11. Admin Services                                 27,949
(9990)

Total                                             125,885



Dated: January, 1999

                                 DECLARATION OF
                             PARTNERSHIP PRINCIPLES
                                     between
               COLUMBIA GAS OF KENTUCKY and SHARED LEGAL SERVICES


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Kentucky and Shared Legal Services. This Declaration is expected to remain in place an indefinite period of time. If and when either party determines it is desirable or necessary to alter the provisions contained in the Declaration's Appendices, they pledge to work cooperatively to bring about such alterations.

PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

                  Prior to the formation of the Shared Services Center, a legal department under the leadership of one General Counsel provided legal support services. Under this organizational structure, legal services were provided to all of the distribution companies of the Columbia Energy Group. Today, as each company pursues unique marketing opportunities and responds to unique regulatory and economic conditions, there is greater operating autonomy among the companies. Each company's legal function is led by its own General Counsel and served in part by state staff attorneys. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Kentucky and Shared Legal Services, as both strive:

         (1) To promote the brand themes of the Columbia Energy Group, which are:

                  expertise;
                  reliability;
                  value;
                  service; and
                  Affiliation with the Columbia Energy Group; and

         (2) To promote the financial well-being of Columbia Gas of Kentucky and The Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Kentucky.

PRINCIPLE TWO: This partnership is built on trust and mutual respect.

         Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and be maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Kentucky and Shared Legal Services commit to the following:

         (1) Columbia Gas of Kentucky demonstrates a high degree of operational expertise. It is equally important that the staff functions within Shared Legal Services demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

         (2) Columbia Gas of Kentucky puts its customers first. Shared Legal Services puts its company-clients first, and is dedicated to providing Columbia Gas of Kentucky with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Kentucky and Shared Legal Services, and the associated service metrics, are set forth in Appendix A and attached to this Declaration of Principles. Columbia Gas of Kentucky and Shared Legal Services anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Kentucky and Shared Legal Services will do so.

         (3) Columbia Gas of Kentucky at all times shows its customers the respect they deserve. Shared Legal Services respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.

PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

         Only if there is open, frank and regular communication between Columbia Gas of Kentucky and Shared Legal Services can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

         (1) to identify the current and future service needs of Columbia Gas of Kentucky;

         (2) to identify skill development needs within Shared Legal Services to better serve Columbia Gas of Kentucky;

         (3)      to identify revenue opportunities;

         (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

         (5) to provide an opportunity for a quality-check on the level and quality of service; and

         (6) To provide an opportunity to redirect resources in response to business environment changes.

         To meet these goals, Columbia Gas of Kentucky and Shared Legal Services commit to the following:

         (1) To create an environment within their respective organizations which encourages and supports open, frank and regular communication.

         (2) To have the General Counsel and the Manager of Shared Legal Services meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. Attached as Appendix B is the proposed meeting schedule, which will be amended, as it mutually appears to be necessary or desirable to do so.

         (1) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Kentucky's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. Attached as Appendix C is the form of annual service definition and budgetary projection, which will be amended as it mutually appears to be necessary or desirable to do so.

         (2) To work together to provide each other and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current Appendix C. In the event of such a proposed change, Columbia Gas of Kentucky and Shared Legal Services will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

         (3) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached Appendices.


----------------------------------          -----------------------------------
V.P. Shared Services                        VP and CFO, Columbia Gas of Kentucky


----------------------------------          -----------------------------------
Manager, Shared Legal Services              General Counsel, Columbia
                                            Gas of Kentucky

Dated: January, 1999

APPENDIX A

SERVICE METRICS

KEY PERFORMANCE MEASURES
There are three types of measures: Cost (C), Quality (Q) or Time (T).

Cost Measures:

1. Achieve annual budget projection for CKY.

                  Threshold goal - meet budget projection
                  Target goal - under budget by 2% on non-labor costs Stretch goal - under budget by 4% on non-labor costs

                  Unusual variations in work requests, frequency, etc. will be communicated to CKY as promptly as possible and SLS and the CKY General Counsel will discuss and modify expectations, as appropriate.

2. On an as-requested basis (but no more frequently than annually) provide a comparison of SLS labor costs to market rates for substantially similar legal services.

                  Acceptable - if at or below the cost of an alternative provider
                  Excellent - if less than 90% of the alternative provider's costs
                  Unacceptable - if exceed alternative provider's costs


Quality and Timeliness Measures:

Prepare and provide CKY an annual customer survey that will measure (1) timeliness of response, (2) work quality, and (3) communications and achieve satisfactory service ratings in all three measured categories. Satisfactory service ratings are defined as SLS having met or exceeded the customers' expectations as outlined below:

                    Threshold               Target                     Stretch
Timeliness          90%                     94%                        97%
Work Quality        92%                     96%                        98%
Comm.               92%                     96%                        98%

Dated: January, 1999

APPENDIX B

SCHEDULE OF MEETINGS

In person or telephonic conferences on a quarterly basis.
















Dated: January, 1999

APPENDIX C
DEFINITION OF SERVICES


BRIEF SERVICE DESCRIPTION                                                 PRIMARY                 PRIMARY
                                                                          PROVIDER                CUSTOMER
                                                                          --------                --------
1. Litigation Services: The representation of CKY, directly or            M. H. Brant             A. J. Sonderman
with the assistance of outside counsel, in adversarial
proceedings before local, state and federal courts and
administrative and regulatory agencies.  Claims investigation and pre-litigation analysis and counsel. MRA collection service.

2. Transactional Services: Provide counsel in routine and                 M. H. Brant             A. J. Sonderman
non-routine business matters; in the negotiation of the sale and purchase of goods and services; in the resolution of employment, promotional and competitive issues

3. Corporate Counsel: Provide counsel on matters of corporate             M. H. Brant             A. J. Sonderman
governance and compliance; policies and procedures; taxation;
regulatory rulemakings; credit and collection issues; and the preparation and instruction of company personnel in anticipation of adversarial proceedings. Representation of the CKY's
interests in industry and trade organizations.

Base Rate Case Services: Assist in the preparation and                    M. H. Brant             A. J. Sonderman
presentation of base rate cases through: the preparation,
review and editing of testimony; preparation and coordination of discovery; briefing; and representation.

5. Gas Cost Case Services: Assist in preparing and presenting             M. H. Brant             A. J. Sonderman
gas cost recovery cases through: the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation.

6. FERC Services: Assist in formulating and representing CKY's            M. H. Brant             A. J. Sonderman
interests in matters before the FERC through: the preparation, review and editing of testimony; preparation and coordination of discovery; briefing; and representation before the FERC and in industry and trade organizations.

DEFINITION OF SERVICES CON'T
7. External Affairs Services: Provide counsel on the                      M. H. Brant             A. J. Sonderman
development of relationships with external stakeholders and
assist through activities such as legislative reviews;
collaborative and negotiated rulemaking and legislative
initiatives.

8. Customer Support/Tariff Issues Services: As requested,                 M. H. Brant             A. J. Sonderman
assist in the preparation and filing of new and revised service tariffs; provide support through the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation; provide counsel in the
interpretation and application of existing tariff and special contract requirements and provisions.

9. Miscellaneous Regulatory Case Services: As requested provide           M. H. Brant             A. J. Sonderman
support to CKY in miscellaneous regulatory cases, including
affiliate transactions, through the preparation, review and
editing of testimony; preparation and coordination of discovery;
briefing; and representation.

10. Environmental, Health and Safety Services: Provide advice             M. H. Brant             A. J. Sonderman
and counsel in matters related to air and water quality; waste management and disposal; and employee health and safety issues.
Represent the Company's interests in all health, safety and
environmental proceedings and compliance activities.

Dated: January, 1999

APPENDIX C

BUDGETED SERVICE COSTS - 1999

This table summarizes the projected direct annual cost for each service. "Projected Direct" costs includes hourly labor rates, computer-related charges and out-of-pocket expenses projected for 1999 by service. "Indirect costs" are a proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.

SERVICE                                    PROJECTED DIRECT COSTS         INDIRECT COSTS        TOTAL COST
to CKY '99                                          1999

 1. Litigation Services                            37,103

 2. Transactional                                  10,708

 3. Corp. Counsel                                  18,989

 4. Base Rate Case                                  3,443

 5. Gas Cost Case                                   3,443

 6. FERC Services                                   6,568

 7. External Affairs                                3,136

 8. Customer Support/Tariff Issues                  2,281

 9. Miscellaneous Regulatory Services               4,081

10. EH&S                                            7,906

11. Admin Services                                 24,271
    (9990)

Total                                             122,344

Dated: January, 1999

                                 DECLARATION OF
                             PARTNERSHIP PRINCIPLES
                                     between
               COLUMBIA GAS OF MARYLAND and SHARED LEGAL SERVICES


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Maryland and Shared Legal Services. This Declaration is expected to remain in place an indefinite period of time. If and when either party determines it is desirable or necessary to alter the provisions contained in the Declaration's Appendices, they pledge to work cooperatively to bring about such alterations.

PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

         Prior to the formation of the Shared Services Center, a legal department under the leadership of one General Counsel provided legal support services. Under this organizational structure, legal services were provided to all of the distribution companies of the Columbia Energy Group. Today, as each company pursues unique marketing opportunities and responds to unique regulatory and economic conditions, there is greater operating autonomy among the companies. Each company's legal function is led by its own General Counsel and served in part by state staff attorneys. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Maryland and Shared Legal Services, as both strive:

         (1) To promote the brand themes of the Columbia Energy Group, which are:
                      expertise;
                      reliability;
                      value;
                      service; and
                      Affiliation with the Columbia Energy Group; and

         (2) To promote the financial well-being of Columbia Gas of Maryland and The Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Maryland.

PRINCIPLE TWO: This partnership is built on trust and mutual respect.

         Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and be maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Maryland and Shared Legal Services commit to the following:

         (1) Columbia Gas of Maryland demonstrates a high degree of operational expertise. It is equally important that the staff functions within Shared Legal Services demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

         (2) Columbia Gas of Maryland puts its customers first. Shared Legal Services puts its company-clients first, and is dedicated to providing Columbia Gas of Maryland with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Maryland and Shared Legal Services, and the associated service metrics, are set forth in Appendix A and attached to this Declaration of Principles. Columbia Gas of Maryland and Shared Legal Services anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Maryland and Shared Legal Services will do so.

         (3) Columbia Gas of Maryland at all times shows its customers the respect they deserve. Shared Legal Services respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.

PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

         Only if there is open, frank and regular communication between Columbia Gas of Maryland and Shared Legal Services can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

         (1) to identify the current and future service needs of Columbia Gas of Maryland;

         (2) to identify skill development needs within Shared Legal Services to better serve Columbia Gas of Maryland;

         (3)      to identify revenue opportunities;

         (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

         (5) to provide an opportunity for a quality-check on the level and quality of service; and

         (6) To provide an opportunity to redirect resources in response to business environment changes.

         To meet these goals, Columbia Gas of Maryland and Shared Legal Services commit to the following:

         (1) To create an environment within their respective organizations which encourages and supports open, frank and regular communication.

         (2) To have the General Counsel and the Manager of Shared Legal Services meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. Attached as Appendix B is the proposed meeting schedule, which will be amended, as it mutually appears to be necessary or desirable to do so.

         (1) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Maryland's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. Attached as Appendix C is the form of annual service definition and budgetary projection, which will be amended as it mutually appears to be necessary or desirable to do so.

         (2) To work together to provide each other and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current Appendix C. In the event of such a proposed change, Columbia Gas of Maryland and Shared Legal Services will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

         (3) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached Appendices.


-----------------------------                -----------------------------------
V.P. Shared Services                         President, Columbia Gas of Maryland


-------------------------------              -----------------------------------
Manager, Shared Legal Services               General Counsel, Columbia
                                             Gas of Maryland

Dated: January, 1999

APPENDIX A

SERVICE METRICS

KEY PERFORMANCE MEASURES
There are three types of measures: Cost (C), Quality (Q) or Time (T).

Cost Measures:

1. Achieve annual budget projection for CMD.
         Threshold goal - meet budget projection
         Target goal - under budget by 2% on non-labor costs
         Stretch goal - under budget by 4% on non-labor costs

                    Unusual variations in work requests, frequency, etc. will be communicated to CMD as promptly as possible and SLS and the CMD General Counsel will discuss and modify expectations, as appropriate.

2. On an as-requested basis (but no more frequently than annually) provide a comparison of SLS labor costs to market rates for substantially similar legal services.

         Acceptable - if at or below the cost of an alternative provider Excellent - if less than 90% of the alternative provider's costs Unacceptable - if exceed alternative provider's costs


Quality and Timeliness Measures:

Prepare and provide CMD an annual customer survey that will measure (1) timeliness of response, (2) work quality, and (3) communications and achieve satisfactory service ratings in all three measured categories. Satisfactory service ratings are defined as SLS having met or exceeded the customers' expectations as outlined below:

                    Threshold               Target               Stretch
Timeliness          90%                     94%                  97%
Work Quality        92%                     96%                  98%
Comm.               92%                     96%                  98%

Dated: January, 1999

APPENDIX B

SCHEDULE OF MEETINGS

In person or telephonic conferences on a quarterly basis.



Dated: January, 1999

APPENDIX C
DEFINITION OF SERVICES


BRIEF SERVICE DESCRIPTION                                          PRIMARY                 PRIMARY
                                                                   PROVIDER                CUSTOMER

 1. Litigation Services: The representation of CMD, directly or    M. H. Brant             K. W. Christman
with the assistance of outside counsel, in adversarial
proceedings before local, state and federal courts and
administrative and regulatory agencies.  Claims investigation and pre-litigation analysis and counsel. MRA collection service.

 2. Transactional Services: Provide counsel in routine and         M. H. Brant             K. W. Christman
non-routine business matters; in the negotiation of the sale and purchase of goods and services; in the resolution of employment, promotional and competitive issues

 3. Corporate Counsel: Provide counsel on matters of corporate     M. H. Brant             K. W. Christman
governance and compliance; policies and procedures; taxation;
regulatory rulemakings; credit and collection issues; and the preparation and instruction of company personnel in anticipation of adversarial proceedings. Representation of the CMD's
interests in industry and trade organizations.

 Base Rate Case Services: Assist in the preparation and            M. H. Brant             K. W. Christman
 presentation of base rate cases through: the preparation,
 review and editing of testimony; preparation and coordination of discovery; briefing; and representation.

 5. Gas Cost Case Services: Assist in preparing and presenting     M. H. Brant             K. W. Christman
gas cost recovery cases through: the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation.

 6. FERC Services: Assist in formulating and representing CMD's    M. H. Brant             K. W. Christman
interests in matters before the FERC through: the preparation, review and editing of testimony; preparation and coordination of discovery; briefing; and representation before the FERC and in industry and trade organizations.

DEFINITION OF SERVICES CON'T



 7. External Affairs Services: Provide counsel on the              M. H. Brant             K. W. Christman
development of relationships with external stakeholders and
assist through activities such as legislative reviews;
collaborative and negotiated rulemaking and legislative
initiatives.

 8. Customer Support/Tariff Issues Services: As requested,         M. H. Brant             K. W. Christman
assist in the preparation and filing of new and revised service tariffs; provide support through the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation; provide counsel in the
interpretation and application of existing tariff and special contract requirements and provisions.

 9. Miscellaneous Regulatory Case Services: As requested provide   M. H. Brant             K. W. Christman
support to CMD in miscellaneous regulatory cases, including
affiliate transactions, through the preparation, review and
editing of testimony; preparation and coordination of discovery;
briefing; and representation.

10. Environmental, Health and Safety Services: Provide advice      M. H. Brant             K. W. Christman
and counsel in matters related to air and water quality; waste management and disposal; and employee health and safety issues.
Represent the Company's interests in all health, safety and
environmental proceedings and compliance activities.



Dated: January, 1999

APPENDIX C

BUDGETED SERVICE COSTS - 1999

This table summarizes the projected direct annual cost for each service. "Projected Direct" costs includes hourly labor rates, computer-related charges and out-of-pocket expenses projected for 1999 by service. "Indirect costs" are a proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.

 SERVICE                                    PROJECTED DIRECT COSTS
to CMD '99                                          1999                  INDIRECT COSTS        TOTAL COST
 -------                                    ----------------------        --------------        ----------
 1. Litigation Services                             7,253

 2. Transactional                                   1,152

 3. Corp. Counsel                                   4,122

 4. Base Rate Case                                   289

 5. Gas Cost Case                                    795

 6. FERC Services                                   1,347

 7. External Affairs                                 856

 8. Customer Support/Tariff Issues                   795

 9. Miscellaneous Regulatory Services                525

10. EH&S                                            2,392

11. Admin Services                                  5,668
(9990)

Total                                              27,784



Dated: January, 1999

                                 DECLARATION OF
                             PARTNERSHIP PRINCIPLES
                                     between
                 COLUMBIA GAS OF OHIO and SHARED LEGAL SERVICES


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Ohio and Shared Legal Services. This Declaration is expected to remain in place an indefinite period of time. If and when either party determines it is desirable or necessary to alter the provisions contained in the Declaration's Appendices, they pledge to work cooperatively to bring about such alterations.

PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

         Prior to the formation of the Shared Services Center, a legal department under the leadership of one General Counsel provided legal support services. Under this organizational structure, legal services were provided to all of the distribution companies of the Columbia Energy Group. Today, as each company pursues unique marketing opportunities and responds to unique regulatory and economic conditions, there is greater operating autonomy among the companies. Each company's legal function is led by its own General Counsel and served in part by state staff attorneys. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Ohio and Shared Legal Services, as both strive:

         (1) To promote the brand themes of the Columbia Energy Group, which are:
                      expertise;
                      reliability;
                      value;
                      service; and
                      Affiliation with the Columbia Energy Group; and

         (2) To promote the financial well-being of Columbia Gas of Ohio and The Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Ohio.

PRINCIPLE TWO: This partnership is built on trust and mutual respect.

         Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and be maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Ohio and Shared Legal Services commit to the following:

         (1) Columbia Gas of Ohio demonstrates a high degree of operational expertise. It is equally important that the staff functions within Shared Legal Services demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

         (2) Columbia Gas of Ohio puts its customers first. Shared Legal Services puts its company-clients first, and is dedicated to providing Columbia Gas of Ohio with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Ohio and Shared Legal Services, and the associated service metrics, are set forth in Appendix A and attached to this Declaration of Principles. Columbia Gas of Ohio and Shared Legal Services anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Ohio and Shared Legal Services will do so.

         (3) Columbia Gas of Ohio at all times shows its customers the respect they deserve. Shared Legal Services respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.

PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

         Only if there is open, frank and regular communication between Columbia Gas of Ohio and Shared Legal Services can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

         (1) to identify the current and future service needs of Columbia Gas of Ohio;

         (2) to identify skill development needs within Shared Legal Services to better serve Columbia Gas of Ohio;

         (3)      to identify revenue opportunities;

         (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

         (5) to provide an opportunity for a quality-check on the level and quality of service; and

         (6) To provide an opportunity to redirect resources in response to business environment changes.

         To meet these goals, Columbia Gas of Ohio and Shared Legal Services commit to the following:

         (1) To create an environment within their respective organizations which encourages and supports open, frank and regular communication.

         (2) To have the General Counsel and the Manager of Shared Legal Services meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. Attached as Appendix B is the proposed meeting schedule, which will be amended, as it mutually appears to be necessary or desirable to do so.

         (1) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Ohio's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. Attached as Appendix C is the form of annual service definition and budgetary projection, which will be amended as it mutually appears to be necessary or desirable to do so.

         (2) To work together to provide each other and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current Appendix C. In the event of such a proposed change, Columbia Gas of Ohio and Shared Legal Services will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

         (3) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached Appendices.


-----------------------------                -----------------------------------
V.P. Shared Services                         President, Columbia Gas of Ohio


-------------------------------              -----------------------------------
Manager, Shared Legal Services               General Counsel, Columbia
                                             Gas of Ohio

Dated: January, 1999

APPENDIX A

SERVICE METRICS

KEY PERFORMANCE MEASURES
There are three types of measures: Cost (C), Quality (Q) or Time (T).

Cost Measures:

1. Achieve annual budget projection for COH.
         Threshold goal - meet budget projection
         Target goal - under budget by 2% on non-labor costs
         Stretch goal - under budget by 4% on non-labor costs

         Unusual variations in work requests, frequency, etc. will be communicated to COH as promptly as possible and SLS and the COH General Counsel will discuss and modify expectations, as appropriate.

2. On an as-requested basis (but no more frequently than annually) provide a comparison of SLS labor costs to market rates for substantially similar legal services.

         Acceptable - if at or below the cost of an alternative provider Excellent - if less than 90% of the alternative provider's costs Unacceptable - if exceed alternative provider's costs


Quality and Timeliness Measures:

Prepare and provide COH an annual customer survey that will measure (1) timeliness of response, (2) work quality, and (3) communications and achieve satisfactory service ratings in all three measured categories. Satisfactory service ratings are defined as SLS having met or exceeded the customers' expectations as outlined below:

                    Threshold               Target               Stretch
                    ---------               ------               -------
Timeliness          90%                     94%                  97%
Work Quality        92%                     96%                  98%
Comm.               92%                     96%                  98%

Dated: January, 1999

APPENDIX B

SCHEDULE OF MEETINGS

In person or telephonic conferences on a quarterly basis.



Dated: January, 1999

APPENDIX C
DEFINITION OF SERVICES

                                                                   PRIMARY                 PRIMARY
BRIEF SERVICE DESCRIPTION                                          PROVIDER                CUSTOMER
-------------------------                                          --------                --------
 1. Litigation Services: The representation of COH, directly or    M. H. Brant             A. J. Sonderman
with the assistance of outside counsel, in adversarial
proceedings before local, state and federal courts and
administrative and regulatory agencies.  Claims investigation and pre-litigation analysis and counsel. MRA collection service.

 2. Transactional Services:  Provide counsel in routine and        M. H. Brant             A. J. Sonderman
non-routine business matters; in the negotiation of the sale and purchase of goods and services; in the resolution of employment, promotional and competitive issues

 3. Corporate Counsel: Provide counsel on matters of corporate     M. H. Brant             A. J. Sonderman
governance and compliance; policies and procedures; taxation;
regulatory rulemakings; credit and collection issues; and the preparation and instruction of company personnel in anticipation of adversarial proceedings. Representation of the COH's
interests in industry and trade organizations.

 Base Rate Case Services: Assist in the preparation and            M. H. Brant             A. J. Sonderman
 presentation of base rate cases through: the preparation,
 review and editing of testimony; preparation and coordination of discovery; briefing; and representation.

 5. Gas Cost Case Services: Assist in preparing and presenting     M. H. Brant             A. J. Sonderman
gas cost recovery cases through: the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation.

 6. FERC Services: Assist in formulating and representing COH's    M. H. Brant             A. J. Sonderman
interests in matters before the FERC through: the preparation, review and editing of testimony; preparation and coordination of discovery; briefing; and representation before the FERC and in industry and trade organizations.

DEFINITION OF SERVICES CON'T


 7. External Affairs Services: Provide counsel on the              M. H. Brant             A. J. Sonderman
development of relationships with external stakeholders and
assist through activities such as legislative reviews;
collaborative and negotiated rulemaking and legislative
initiatives.

 8. Customer Support/Tariff Issues Services: As requested,         M. H. Brant             A. J. Sonderman
assist in the preparation and filing of new and revised service tariffs; provide support through the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation; provide counsel in the
interpretation and application of existing tariff and special contract requirements and provisions.

 9. Miscellaneous Regulatory Case Services: As requested provide   M. H. Brant             A. J. Sonderman
support to COH in miscellaneous regulatory cases, including
affiliate transactions, through the preparation, review and
editing of testimony; preparation and coordination of discovery;
briefing; and representation.

10. Environmental, Health and Safety Services: Provide advice      M. H. Brant             A. J. Sonderman
and counsel in matters related to air and water quality; waste management and disposal; and employee health and safety issues.
Represent the Company's interests in all health, safety and
environmental proceedings and compliance activities.



Dated: January, 1999

APPENDIX C

BUDGETED SERVICE COSTS - 1999

This table summarizes the projected direct annual cost for each service. "Projected Direct" costs includes hourly labor rates, computer-related charges and out-of-pocket expenses projected for 1999 by service. "Indirect costs" are a proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.

SERVICE                                    PROJECTED DIRECT COSTS
to COH '99                                          1999                  INDIRECT COSTS        TOTAL COST
-------                                    ----------------------         --------------        ----------
 1. Litigation Services                            339,430

 2. Transactional                                   66,538

 3. Corp. Counsel                                  138,303

 4. Base Rate Case                                 11,751

 5. Gas Cost Case                                  25,606

 6. FERC Services                                  55,519

 7. External Affairs                               18,890

 8. Customer Support/Tariff Issues                 11,770

 9. Miscellaneous Regulatory Services              25,671

10. EH&S                                           100,597

11. Admin Services                                 183,889
(9990)

Total                                              980,923

Dated: January, 1999

                                 DECLARATION OF
                             PARTNERSHIP PRINCIPLES
                                     between
             COLUMBIA GAS OF PENNSYLVANIA and SHARED LEGAL SERVICES


                  This document outlines the partnership principles which are the philosophical underpinnings of the relationship, and which govern all transactions, between Columbia Gas of Pennsylvania and Shared Legal Services. This Declaration is expected to remain in place an indefinite period of time. If and when either party determines it is desirable or necessary to alter the provisions contained in the Declaration's Appendices, they pledge to work cooperatively to bring about such alterations.

PRINCIPLE ONE: This partnership is built on commonality of experience and interest.

         Prior to the formation of the Shared Services Center, a legal department under the leadership of one General Counsel provided legal support services. Under this organizational structure, legal services were provided to all of the distribution companies of the Columbia Energy Group. Today, as each company pursues unique marketing opportunities and responds to unique regulatory and economic conditions, there is greater operating autonomy among the companies. Each company's legal function is led by its own General Counsel and served in part by state staff attorneys. Nonetheless, there continues to be commonality of interest and goals between Columbia Gas of Pennsylvania and Shared Legal Services, as both strive:

         (1) To promote the brand themes of the Columbia Energy Group, which are:
                    expertise;
                    reliability;
                    value;
                    service; and
                    Affiliation with the Columbia Energy Group; and

         (2) To promote the financial well-being of Columbia Gas of Pennsylvania and The Columbia Energy Group through maximizing the efficiencies of existing and emerging common systems and practices, while promoting individualized solutions which meet the unique needs of Columbia Gas of Pennsylvania.

PRINCIPLE TWO: This partnership is built on trust and mutual respect.

         Trust is built upon competence, commonality, and the intent to serve. Only when there is an anticipated long-term relationship can trust be developed and be maintained. Trust also depends upon mutual respect being felt and demonstrated in the routine business interaction between people. Therefore, both Columbia Gas of Pennsylvania and Shared Legal Services commit to the following:

         (1) Columbia Gas of Pennsylvania demonstrates a high degree of operational expertise. It is equally important that the staff functions within Shared Legal Services demonstrate and maintain high levels of expertise to support the operational expertise of its company-client.

         (2) Columbia Gas of Pennsylvania puts its customers first. Shared Legal Services puts its company-clients first, and is dedicated to providing Columbia Gas of Pennsylvania with a level of service that reflects this philosophy. Therefore, the specific customer service expectations which are shared by Columbia Gas of Pennsylvania and Shared Legal Services, and the associated service metrics, are set forth in Appendix A and attached to this Declaration of Principles. Columbia Gas of Pennsylvania and Shared Legal Services anticipate that these service expectations and metrics will tend to remain constant. However, as it becomes necessary or desirable to amend the service expectations or metrics, Columbia Gas of Pennsylvania and Shared Legal Services will do so.

         (3) Columbia Gas of Pennsylvania at all times shows its customers the respect they deserve. Shared Legal Services respects both its company-clients and the client's customers. This respect is demonstrated by the level of service provided to its company-client and measured by accomplishing the service metrics agreed upon between itself and the company-client.

PRINCIPLE THREE: A policy of open and frank communication is fundamental to this partnership.

         Only if there is open, frank and regular communication between Columbia Gas of Pennsylvania and Shared Legal Services can the partnership relationship be nurtured and strengthened. Such communications are fundamental and serve the following goals:

         (1) to identify the current and future service needs of Columbia Gas of Pennsylvania;

         (2) to identify skill development needs within Shared Legal Services to better serve Columbia Gas of Pennsylvania;

         (3)      to identify revenue opportunities;

         (4) to identify the budgetary support necessary to provide the level of service desired by the client-company;

         (5) to provide an opportunity for a quality-check on the level and quality of service; and

         (6) To provide an opportunity to redirect resources in response to business environment changes.

         To meet these goals, Columbia Gas of Pennsylvania and Shared Legal Services commit to the following:

         (1) To create an environment within their respective organizations which encourages and supports open, frank and regular communication.

         (2) To have the General Counsel and the Manager of Shared Legal Services meet on a mutually satisfactory frequency to discuss service satisfaction and service expectations and needs. Attached as Appendix B is the proposed meeting schedule, which will be amended, as it mutually appears to be necessary or desirable to do so.

         (1) To work together to annually redefine the services to be provided and the anticipated cost of those services. This annual redefinition of services and costs must be completed in conjunction with Columbia Gas of Pennsylvania's budgetary process and in compliance with any pricing requirements established by the Public Utility Holding Company Act of 1935, as amended, or other relevant law or regulation. Attached as Appendix C is the form of annual service definition and budgetary projection, which will be amended as it mutually appears to be necessary or desirable to do so.

         (2) To work together to provide each other and other potentially affected company-clients, with sufficient notice of a planned significant change in anticipated service levels to permit staffing and planning adjustments. To ensure that there is sufficient planning opportunity, the party proposing the significant service level change will provide the other with at least six months notice prior to the end of the fiscal year for the then-current Appendix C. In the event of such a proposed change, Columbia Gas of Pennsylvania and Shared Legal Services will work together to ensure that the transition period necessitated by the proposed change is adequate to deal equitably with affected employees and to continue to meet business needs. The Shared Service Board (which consists of the then-current company-client Presidents) will mutually, and irrevocably, establish the appropriate timing for any such planned change and the equitable cost reallocation or absorption methodology, if any, to be used among the company-clients.

         (3) To ensure that the Principles expressed in this document are communicated and embraced by all who are critical for the successful continuation of a positive and productive partnership, the management representatives whose signatures appear below, confirm their commitment to fulfilling the expectations and undertakings described herein and in the attached Appendices.


------------------------------          -----------------------------------
V.P. Shared Services                    President, Columbia Gas of Pennsylvania


------------------------------          -----------------------------------
Manager, Shared Legal Services          General Counsel, Columbia
                                        Gas of Pennsylvania

Dated: January, 1999

APPENDIX A

SERVICE METRICS

KEY PERFORMANCE MEASURES
There are three types of measures: Cost (C), Quality (Q) or Time (T).

Cost Measures:

1. Achieve annual budget projection for CPA.
         Threshold goal - meet budget projection
         Target goal - under budget by 2% on non-labor costs
         Stretch goal - under budget by 4% on non-labor costs

         Unusual variations in work requests, frequency, etc. will be communicated to CPA as promptly as possible and SLS and the CPA General Counsel will discuss and modify expectations, as appropriate.

2. On an as-requested basis (but no more frequently than annually) provide a comparison of SLS labor costs to market rates for substantially similar legal services.

         Acceptable - if at or below the cost of an alternative provider Excellent - if less than 90% of the alternative provider's costs Unacceptable - if exceed alternative provider's costs


Quality and Timeliness Measures:

Prepare and provide CPA an annual customer survey that will measure (1) timeliness of response, (2) work quality, and (3) communications and achieve satisfactory service ratings in all three measured categories. Satisfactory service ratings are defined as SLS having met or exceeded the customers' expectations as outlined below:

                    Threshold               Target               Stretch
                    ---------               ------               -------
Timeliness          90%                     94%                  97%
Work Quality        92%                     96%                  98%
Comm.               92%                     96%                  98%

Dated: January, 1999

APPENDIX B

SCHEDULE OF MEETINGS

In person or telephonic conferences on a quarterly basis.



Dated: January, 1999

APPENDIX C
DEFINITION OF SERVICES

                                                                   PRIMARY                 PRIMARY
BRIEF SERVICE DESCRIPTION                                          PROVIDER                CUSTOMER
-------------------------                                          --------                --------
 1. Litigation Services: The representation of CPA, directly or    M. H. Brant             K. W. Christman
with the assistance of outside counsel, in adversarial
proceedings before local, state and federal courts and
administrative and regulatory agencies.  Claims investigation and pre-litigation analysis and counsel. MRA collection service.

 2. Transactional Services : Provide counsel in routine and        M. H. Brant             K. W. Christman
non-routine business matters; in the negotiation of the sale and purchase of goods and services; in the resolution of employment, promotional and competitive issues

 3. Corporate Counsel: Provide counsel on matters of corporate     M. H. Brant             K. W. Christman
governance and compliance; policies and procedures; taxation;
regulatory rulemakings; credit and collection issues; and the preparation and instruction of company personnel in anticipation of adversarial proceedings. Representation of the CPA's
interests in industry and trade organizations.

 Base Rate Case Services: Assist in the preparation and            M. H. Brant             K. W. Christman
 presentation of base rate cases through: the preparation,
 review and editing of testimony; preparation and coordination of discovery; briefing; and representation.

 5. Gas Cost Case Services: Assist in preparing and presenting     M. H. Brant             K. W. Christman
gas cost recovery cases through: the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation.

 6. FERC Services: Assist in formulating and representing CPA's    M. H. Brant             K. W. Christman
interests in matters before the FERC through: the preparation, review and editing of testimony; preparation and coordination of discovery; briefing; and representation before the FERC and in industry and trade organizations.

DEFINITION OF SERVICES CON'T

 7. External Affairs Services: Provide counsel on the              M. H. Brant             K. W. Christman
development of relationships with external stakeholders and
assist through activities such as legislative reviews;
collaborative and negotiated rulemaking and legislative
initiatives.

 8. Customer Support/Tariff Issues Services: As requested,         M. H. Brant             K. W. Christman
assist in the preparation and filing of new and revised service tariffs; provide support through the preparation, review and editing of testimony; preparation and coordination of discovery;
briefing; and representation; provide counsel in the
interpretation and application of existing tariff and special contract requirements and provisions.

 9. Miscellaneous Regulatory Case Services: As requested provide   M. H. Brant             K. W. Christman
support to CPA in miscellaneous regulatory cases, including
affiliate transactions, through the preparation, review and
editing of testimony; preparation and coordination of discovery;
briefing; and representation.

10. Environmental, Health and Safety Services: Provide advice      M. H. Brant             K. W. Christman
and counsel in matters related to air and water quality; waste management and disposal; and employee health and safety issues.
Represent the Company's interests in all health, safety and
environmental proceedings and compliance activities.



Dated: January, 1999

APPENDIX C

BUDGETED SERVICE COSTS - 1999

This table summarizes the projected direct annual cost for each service. "Projected Direct" costs includes hourly labor rates, computer-related charges and out-of-pocket expenses projected for 1999 by service. "Indirect costs" are a proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs.

SERVICE                                    PROJECTED DIRECT COSTS
to CPA '99                                          1999                  INDIRECT COSTS        TOTAL COST
-------                                    ----------------------         --------------        ----------
 1. Litigation Services                            83,473
 2. Transactional                                  20,768
 3. Corp. Counsel                                  42,956
 4. Base Rate Case                                    0
 5. Gas Cost Case                                     0
 6. FERC Services                                  37,773
 7. External Affairs                                6,803
 8. Customer Support/Tariff Issues                  3,067
 9. Miscellaneous Regulatory Services               6,228
10. EH&S                                           47,544
11. Admin Services                                 71,140
(9990)
Total                                             320,917



Dated: January, 1999 (revised)

[COLUMBIA GAS OF VIRGINIA LOGO]
 A COLUMBIA ENERGY GROUP COMPANY


SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                                  COLUMBIA GAS OF VIRGINIA, INC.



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Engineering Services Section and Columbia Gas of Virginia, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Virginia, Inc. (CGV) to have ready access to high quality, valuable services at a fair price.

The Engineering Services Section will provide services that are: (1) requested or agreed to by Columbia Gas of Virginia, Inc., (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:           Engineering Services Section
                    The Shared Services Center at Columbia Gas of Ohio, Inc.
                    200 Civic Center Drive
                    Columbus, Ohio  43215

                    Key Provider contact is:         Kathryn I. Shroyer
                                                     General Manager,
                                                       Consulting Services

CUSTOMER:           Columbia Gas of Virginia, Inc.
                    9001 Arboretum Parkway
                    Richmond, VA  23236

                    Key Customer contact is:         Lawrence D. Smore
                                                     Vice President, Operations

                    Key Customer contact is:         Mark C. Darrell
                                                     General Counsel

1999 CGV Service Level Plan
Page 2

SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.

                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CGV with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

1999 CGV Service Level Plan
Page 3

                           BRIEF SERVICE DESCRIPTION

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CGV's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where CGV has established a capital or suspense job order.

1999 CGV Service Level Plan
Page 4


FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CGV expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that Engineering Services Section will monitor through Quarterly Service Performance Reports.

                              CGV                               PROJECTED        PROJECTED        PROJECTED         PROJECTED
               1999 ENGINEERING SERVICES BUDGET                  SERVICE            O&M            CAPITAL          TOTAL COST
                              AND                                VOLUME            COSTS            COSTS           OF SERVICE
NO.                   SERVICE DESCRIPTION                        (FTE)              ($)              ($)               ($)
                      -------------------                        ------            -----            -----           ----------
1   PROJECTS & PROJECT MANAGEMENT                                  1.52          $17,171         $169,224           $186,395

2   CONSULTING                                                     0.65          $79,331               $0            $79,331

3   SHARED COMPUTER APPLICATIONS SUPPORT                           0.53          $64,404               $0            $64,404

4   OPERATIONAL EXCELLENCE PLANNING                                0.87         $105,968               $0           $105,968

5   RISK MANAGEMENT                                                0.05           $6,115               $0             $6,115

6   ANALYSIS & DESIGN                                              0.26           $6,524          $25,868            $32,391

7   EQUIPMENT & MATERIALS                                          0.15          $18,599               $0            $18,599

8   REGULATIONS/STANDARDS/CODES                                    0.12          $15,073               $0            $15,073

9   INTERNAL STANDARDS                                             0.33          $40,069               $0            $40,069

10  TRAINING & PROFESSIONAL DEVELOPMENT                            0.08           $9,973               $0             $9,973

11  TECHNICAL PRODUCTS                                             0.19          $23,290               $0            $23,290

12  MANAGEMENT & CROSS FUNCTIONAL SUPPORT                          0.11          $13,435               $0            $13,435

13  CAPITAL PROJECTS                                               0.00               $0               $0                 $0
                                                                   ====         ========         ========           ========

    TOTALS:                                                        4.86         $399,952         $195,091           $595,044

1999 CGV Service Level Plan
Page 5

                                                                  PROJECTED        PROJECTED         PROJECTED         PROJECTED
                  1999 ENGINEERING SERVICES BUDGET                 SERVICE            O&M             CAPITAL          TOTAL COST
                                AND                                VOLUME            COSTS             COSTS           OF SERVICE
NO.                     SERVICE DESCRIPTION                         (FTE)             ($)               ($)               ($)
                        -------------------                        ------            -----             -----           ----------
1    PROJECTS & PROJECT MANAGEMENT

     a                               Environmental Compliance       0.0080             $980                $0               $980
     b          Electronic Measurement Data Collection System       0.0740           $9,064                $0             $9,064
     c                                      Safety and Health       0.0240           $2,939                $0             $2,939
     d                            Standard Drawing Conversion       0.0000               $0                $0                 $0
     e                               Stoner Model Development       0.0117           $1,427                $0             $1,427
     f                                         Map Conversion       0.0000               $0                $0                 $0
     g                                  Mobile Data Terminals       0.5000               $0           $61,224            $61,224
     h                                         Meter Sampling       0.0080             $975                $0               $975
     i                                Automatic Meter Reading       0.0000               $0                $0                 $0
     j                                        WMS Warehousing       0.0000               $0                $0                 $0
     k                                        Stoner Tool Kit       0.0000               $0                $0                 $0
     l                                                    Y2K       0.0146           $1,788                $0             $1,788
     m                                            GIS Project       0.8820               $0          $107,999           $107,999
     n                                                   Temp       0.0000               $0                $0                 $0
     o                                                   Temp       0.0000               $0                $0                 $0
     p                                                   Temp       0.0000               $0                $0                 $0
     q                                                   Temp       0.0000               $0                $0                 $0
     r                                                   Temp       0.0000               $0                $0                 $0
                                                                ----------------------------------------------------------------
                                                       TOTALS       1.5222          $17,171          $169,224           $186,395

                                     PERCENTAGE OF TOTAL SLP:       31.32%

2     CONSULTING

     a                               Environmental Compliance       0.0080             $980                $0               $980
     b                             Electronic Measurement/AMR       0.3249          $39,777                $0            $39,777
     c                                      Safety and Health       0.0320           $3,918                $0             $3,918
     d                                       Gas Conditioning       0.0013             $157                $0               $157
     e                                  Operations Assessment       0.0000               $0                $0                 $0
     f                                                    M&R       0.1289          $15,785                $0            $15,785
     g                                             Operations       0.1500          $18,367                $0            $18,367
     h                                    Peak Shaving Plants       0.0028             $346                $0               $346
     I                                                   Temp       0.0000               $0                $0                 $0
     j                                                   Temp       0.0000               $0                $0                 $0
     k                                                   Temp       0.0000               $0                $0                 $0
     l                                                   Temp       0.0000               $0                $0                 $0
     m                                                   Temp       0.0000               $0                $0                 $0
                                                                ----------------------------------------------------------------
                                                       TOTALS       0.6479          $79,331                $0            $79,331

                                     PERCENTAGE OF TOTAL SLP:       13.33%

1999 CGV Service Level Plan
Page 6

                 1999 ENGINEERING SERVICES BUDGET                PROJECTED         PROJECTED         PROJECTED         PROJECTED
                                AND                               SERVICE             O&M             CAPITAL          TOTAL COST
                        SERVICE DESCRIPTION                       VOLUME             COSTS             COSTS           OF SERVICE
NO.                                                                (FTE)              ($)               ($)               ($)
                        -------------------                       ------             -----             -----           ----------
3     SHARED COMPUTER APPLICATION SUPPORT

     a                                                  CATS       0.0188            $2,304                $0             $2,304
     b                       Distributive Information System       0.0871           $10,665                $0            $10,665
     c                       Electronic Measurement Software       0.0203            $2,480                $0             $2,480
     d                                     I&ITS, MSDS, VARS       0.0115            $1,408                $0             $1,408
     e                                 Mobile Data Terminals       0.1726           $21,135                $0            $21,135
     f                              MICROSTATION (AM/FM/GIS)       0.0800            $9,801                $0             $9,801
     g                                                  MMIS       0.0000                $0                $0                 $0
     h                                                  NLRS       0.0000                $0                $0                 $0
     i                                  M&R DESIGN ASSISTANT       0.0007               $91                $0                $91
     j                                          RMIS & CARMA       0.0000                $0                $0                 $0
     k                                       Stoner SynerGEE       0.0090            $1,104                $0             $1,104
     l                                      Network Analysis       0.0117            $1,435                $0             $1,435
     m                                             WLRS/EASI       0.0013              $157                $0               $157
     n                                Work Management System       0.0879           $10,763                $0            $10,763
     o                                   Peak Shaving Plants       0.0000                $0                $0                 $0
     p                                     Job Order Mapping       0.0000                $0                $0                 $0
     q                           GIS Application Development       0.0250            $3,061                $0             $3,061
     r                                                  Temp       0.0000                $0                $0                 $0
                                                                ----------------------------------------------------------------
                                                      TOTALS       0.5260           $64,404                $0            $64,404

                                    PERCENTAGE OF TOTAL SLP:       10.82%

4     OPERATIONAL EXCELLENCE PLANNING

     a                                        Best Practices       0.0393            $4,811                $0             $4,811
     b                          Field Operations Assessments       0.5254           $64,329                $0            $64,329
     c                                 Industry Benchmarking       0.0026              $323                $0               $323
     d                            Internal Focus Group - M&R       0.0137            $1,672                $0             $1,672
     e                                        New Technology       0.0822           $10,069                $0            $10,069
     f                   Performance Productivity Indicators       0.1310           $16,045                $0            $16,045
     g              Professional Organization Representation       0.0609            $7,453                $0             $7,453
     h                       State/SSC Coordination Meetings       0.0092            $1,127                $0             $1,127
     I                   Continuous Improvement Measurements       0.0011              $139                $0               $139
     j                                                  Temp       0.0000                $0                $0                 $0
     k                                                  Temp       0.0000                $0                $0                 $0
     l                                                  Temp       0.0000                $0                $0                 $0
     m                                                  Temp       0.0000                $0                $0                 $0
                                                                ----------------------------------------------------------------
                                                      TOTALS       0.8654          $105,968                $0           $105,968

                                    PERCENTAGE OF TOTAL SLP:       17.81%

1999 CGV Service Level Plan
Page 7

                  1999 ENGINEERING SERVICES BUDGET               PROJECTED         PROJECTED        PROJECTED          PROJECTED
                                AND                               SERVICE             O&M            CAPITAL          TOTAL COST
                        SERVICE DESCRIPTION                        VOLUME            COSTS            COSTS           OF SERVICE
 NO.                                                               (FTE)              ($)              ($)                ($)
                        -------------------                        ------            -----            -----           ----------
5     RISK MANAGEMENT

     a                            Claims Reporting/Management       0.0275            $3,373               $0              $3,373
     b                                        Contract Review       0.0026              $315               $0                $315
     c                               Insurance Services/Bonds       0.0155            $1,901               $0              $1,901
     d                                      Reserves Auditing       0.0039              $472               $0                $472
     e                    Third Party Administrator Oversight       0.0004               $54               $0                 $54
     f                                                   Temp       0.0000                $0               $0                  $0
     g                                                   Temp       0.0000                $0               $0                  $0
     h                                                   Temp       0.0000                $0               $0                  $0
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.0499            $6,115               $0              $6,115

                                     PERCENTAGE OF TOTAL SLP:        1.03%

6     ANALYSIS AND DESIGN

     a                            Electronic Measurement /AMR       0.0005               $57               $0                 $57
     b                   Environmental and Industrial Hygiene       0.0000                $0               $0                  $0
     c                          Stray Gas Emanations Analysis       0.0000                $0               $0                  $0
     d                              Gaseous Material Analysis       0.0000                $0               $0                  $0
     e                                             M&R Design       0.2633            $6,449          $25,797             $32,247
     f                                    M&R Design Drawings       0.0007               $18              $71                 $88
     g                                                   Temp       0.0000                $0               $0                  $0
     h                                                   Temp       0.0000                $0               $0                  $0
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.2645            $6,524          $25,868             $32,391

                                     PERCENTAGE OF TOTAL SLP:        5.44%

7     EQUIPMENT AND MATERIALS

     a                  Meter Budget and Inventory Management       0.1128           $13,816               $0             $13,816
     b                   Environmental and Industrial Hygiene       0.0030              $367               $0                $367
     c                                      Facility Failures       0.0037              $447               $0                $447
     d                       Equipment Bidding and Purchasing       0.0035              $430               $0                $430
     e         New Equipment & Materials Evaluation & Testing       0.0289            $3,538               $0              $3,538
     f                                                   Temp       0.0000                $0               $0                  $0
     g                                                   Temp       0.0000                $0               $0                  $0
     h                                                   Temp       0.0000                $0               $0                  $0
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.1519           $18,599               $0             $18,599

                                     PERCENTAGE OF TOTAL SLP:        3.13%

1999 CGV Service Level Plan
Page 8

                  1999 ENGINEERING SERVICES BUDGET               PROJECTED         PROJECTED        PROJECTED          PROJECTED
                                AND                               SERVICE             O&M            CAPITAL          TOTAL COST
                        SERVICE DESCRIPTION                        VOLUME            COSTS            COSTS           OF SERVICE
NO.                                                                (FTE)              ($)              ($)                ($)
                        -------------------                        ------            -----            -----           ----------
8     REGULATIONS/STANDARDS/CODES

     a                                        Risk Management       0.0000                $0               $0                  $0
     b                                         AGA, API & IGT       0.0100            $1,228               $0              $1,228
     c                                 ANSI, ISA, IEEE & ASME       0.0035              $433               $0                $433
     d                                                  ASHRE       0.0198            $2,430               $0              $2,430
     e                                          Environmental       0.0080              $980               $0                $980
     f                                        Pipeline Safety       0.0130            $1,592               $0              $1,592
     g                          State Tariffs and Regulations       0.0012              $150               $0                $150
     h                                               IFGC/IFS       0.0305            $3,740               $0              $3,740
     I                                     Insurance Statutes       0.0000                $0               $0                  $0
     j                                 National Fuel Gas Code       0.0239            $2,929               $0              $2,929
     k                                      Safety and Health       0.0130            $1,592               $0              $1,592
     l                                 Operations Assessments       0.0000                $0               $0                  $0
     m                                                   Temp       0.0000                $0               $0                  $0
     i                                                           ----------------------------------------------------------------
                                                       TOTALS       0.1231           $15,073               $0             $15,073

                                     PERCENTAGE OF TOTAL SLP:        2.53%

9     INTERNAL STANDARDS

     a                                              AM/FM/GIS       0.0894           $10,943               $0             $10,943
     b       Appd. Materials for Gas Piping on Cust. Premises       0.0000                $0               $0                  $0
     c                                                  Forms       0.0724            $8,859               $0              $8,859
     d                                      M&R Design Manual       0.0173            $2,120               $0              $2,120
     e                               Material Index Standards       0.0000                $0               $0                  $0
     f                                 M&R Informational Memo       0.0000                $0               $0                  $0
     g                                       Material Catalog       0.0103            $1,264               $0              $1,264
     h                        Measurement Informational Guide       0.0013              $157               $0                $157
     i                       Tech. Guidelines - Environmental       0.0080              $980               $0                $980
     j                   Tech. Guidelines - Safety and Health       0.0470            $5,755               $0              $5,755
     k                         Policy and Procedure - Leakage       0.0119            $1,452               $0              $1,452
     l                         Policy and Procedure - Service       0.0061              $753               $0                $753
     m                           Policy and Procedure - Plant       0.0129            $1,578               $0              $1,578
     n                             Policy and Procedure - M&R       0.0214            $2,619               $0              $2,619
     o               Tech. Guidelines - Operations Assessment       0.0000                $0               $0                  $0
     p                       Policy and Procedure - Corrosion       0.0002               $27               $0                 $27
     q                     Tech. Guidelines - Risk Management       0.0123            $1,510               $0              $1,510
     r                      Policy and Procedure - All Others       0.0168            $2,053               $0              $2,053
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.3272           $40,069               $0             $40,069

                                     PERCENTAGE OF TOTAL SLP:        6.73%

1999 CGV Service Level Plan
Page 9

                  1999 ENGINEERING SERVICES BUDGET                PROJECTED         PROJECTED         PROJECTED         PROJECTED
                                AND                                SERVICE             O&M             CAPITAL         TOTAL COST
                        SERVICE DESCRIPTION                        VOLUME             COSTS             COSTS          OF SERVICE
NO.                                                                (FTE)              ($)               ($)               ($)
                        -------------------                        ------             -----             -----          ----------
10     TRAINING & PROFESSIONAL DEVELOPMENT

     a                       Digital Map Maintenance Routines       0.0127            $1,561                $0            $1,561
     b                                 Electronic Measurement       0.0000                $0                $0                $0
     c                                          Environmental       0.0080              $980                $0              $980
     d                              External Training Sources       0.0000                $0                $0                $0
     e                                      Field Gas Methods       0.0000                $0                $0                $0
     f                                           Gas Sampling       0.0000                $0                $0                $0
     g                                        Health & Safety       0.0570            $6,980                $0            $6,980
     h                                             M&R Design       0.0000                $0                $0                $0
     I                          Map Conversion QA/QC Routines       0.0037              $454                $0              $454
     j                                  Operations Assessment       0.0000                $0                $0                $0
     k                                        Risk Management       0.0000                $0                $0                $0
     l                                   Technical Guidelines       0.0000                $0                $0                $0
     m                  Engineer Exchange Development Program       0.0000                $0                $0                $0
     n                                       Network Analysis       0.0000                $0                $0                $0
     o                                      Job Order Mapping       0.0000                $0                $0                $0
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.0814            $9,973                $0            $9,973

                                     PERCENTAGE OF TOTAL SLP:        1.68%

11     TECHNICAL PRODUCTS

     a                           Engineering Drawing Services       0.0057              $702                $0              $702
     b                                Lab Services - Contract       0.0080              $980                $0              $980
     c                                Lab Services - In-House       0.0868           $10,624                $0           $10,624
     d                           Reports and Data Preparation       0.0897           $10,984                $0           $10,984
     e                                    Columbia Meter Shop                        1999 AFFILIATED
                                                                                     PARTNER:                                YES
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.1902           $23,290                $0           $23,290

                                     PERCENTAGE OF TOTAL SLP:        3.91%

1999 CGV Service Level Plan
Page 10

                  1999 ENGINEERING SERVICES BUDGET                PROJECTED        PROJECTED        PROJECTED          PROJECTED
                                AND                                SERVICE            O&M            CAPITAL          TOTAL COST
                        SERVICE DESCRIPTION                        VOLUME            COSTS            COSTS           OF SERVICE
NO.                                                                 (FTE)             ($)              ($)                ($)
                        -------------------                        ------            -----            -----           ----------
12    MANAGEMENT & CROSS FUNCTIONAL SUPPORT

     a                                Shared Services - Bangs       0.0014             $176               $0                $176
     b                              Shared Services - Finance       0.0513           $6,286               $0              $6,286
     c                                  Shared Services - GMS       0.0056             $690               $0                $690
     d                                   Shared Services - IT       0.0030             $370               $0                $370
     e                                Shared Services - Legal       0.0064             $787               $0                $787
     f                            Shared Services - Marketing       0.0064             $787               $0                $787
     g                   Shared Services - Technical Training       0.0120           $1,474               $0              $1,474
     h                                                  State       0.0000               $0               $0                  $0
     I                                                 System       0.0177           $2,162               $0              $2,162
     j                              200 Civic Center Facility       0.0057             $702               $0                $702
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.1097          $13,435               $0             $13,435

                                     PERCENTAGE OF TOTAL SLP:        2.26%

13    CAPITAL PROJECTS

     a                                                    MDT       0.0000               $0               $0                  $0
     b                          Washington, PA Map Conversion       0.0000               $0               $0                  $0
     c                                             M&R Design       0.0000               $0               $0                  $0
     d                                    M&R Design Drawings       0.0000               $0               $0                  $0
     e                               Georgetown/Frankfort, KY       0.0000               $0               $0                  $0
     f                                      Old Frankfort ESA       0.0000               $0               $0                  $0
     g                                York, PA Map Conversion       0.0000               $0               $0                  $0
     h                             Hanover, PA Map Conversion       0.0000               $0               $0                  $0
     I                               CGV GIS Needs Assessment       0.0000               $0               $0                  $0
     j                                                    CES       0.0000               $0               $0                  $0
     k                       State College, PA Map Conversion       0.0000               $0               $0                  $0
     l                          Gettysburg, PA Map Conversion       0.0000               $0               $0                  $0
     m                          Hagerstown, MD Map Conversion       0.0000               $0               $0                  $0
     n                          Cumberland, MD Map Conversion       0.0000               $0               $0                  $0
     o                           Lexington, KY Map Conversion       0.0000               $0               $0                  $0
                                                                 ----------------------------------------------------------------
                                                       TOTALS       0.0000               $0               $0                  $0

                                     PERCENTAGE OF TOTAL SLP:        0.00%

1999 CGV Service Level Plan
Page 11

PERFORMANCE MEASURES

This section describes the key measures for each service that Engineering Services and CGV concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1. PERFORMANCE MEASURE DEFINITION:                                            TYPE      GOAL
   The sum of all direct, indirect, and overhead costs of all services          C       Actual annual costs = or <
   provided by Engineering Services.                                                    projected annual costs in the
                                                                                        effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with Engineering Services
reports                      Reports                       to update and modify the Service Level Plan as needed
                                                           to accurately reflect changes in the level of services
                                                           requested and associated costs.


2.  PERFORMANCE MEASURE DEFINITION:                                           TYPE      GOAL
     Level of state's satisfaction with communications,                         Q       90% met or exceeded ratings
     responsiveness and understanding of the needs and wants
     of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CGV as                Customer survey               CGV to work with shared service to define
appropriate;                                               expectations at time of each service request that can
report results                                             include completion timeline/date, cost limitations,
annually                                                   customer responsibilities to fulfill service, need/timing
                                                           of status reports during project, regulatory approval,
                                                           favorable internal audits, accurate lab results and other
                                                           specific customer needs. CGV to provide survey feedback.

1999 CGV Service Level Plan
Page 12



OTHER MATTERS

Engineering Services and CGV also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CGV's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, Engineering Services will notify CGV for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CGV will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, Engineering Services will contact CGV to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CGV to implement significant cost-cutting measures, Engineering Services will make every attempt to implement similar measures.

1999 CGV Service Level Plan
Page 13



EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CGV and Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:


--------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services

                          Engineering Services Section


 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------

 -----------------------     -----------------------     -----------------------


COLUMBIA GAS OF VIRGINIA, INC.:


-----------------------------------      ------------------------------------
Lawrence D. Smore                        Mark C. Darrell
Vice President, Operations               General Counsel

1999 CGV Service Level Plan
Page 14



MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.




-----------------------------------------    -----------------------------------
Anthony Trubisz, Jr.                         Stephen A. Schmotzer
CGV President and Chief Executive Officer    Executive Director, Shared Services

                     [COLUMBIA GAS OF KENTUCKY LOGO]

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                                  COLUMBIA GAS OF KENTUCKY, INC.

OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Engineering Services Section and Columbia Gas of Kentucky, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Kentucky, Inc. (CKY) to have ready access to high quality, valuable services at a fair price.

The Engineering Services Section will provide services that are: (1) requested or agreed to by Columbia Gas of Kentucky, Inc., (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:  Engineering Services Section
           The Shared Services Center at Columbia Gas of Ohio, Inc. 200 Civic Center Drive
           Columbus, Ohio  43215

           Key Provider contact is:         Kathryn I. Shroyer
                                            General Manager, Consulting Services

CUSTOMER:  Columbia Gas of Kentucky, Inc.
           2001 Mercer Road
           Lexington, KY  40511

           Key Customer contact is:         Ziad J. Shaheen
                                            Director Operations

           Columbia Gas of Kentucky, Inc.
           200 Civic Center Drive
           Columbus, OH  43215

           Key Customer contact is:         Andrew J. Sonderman
                                            General Counsel/Secretary


12/01/98

1999 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.

                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CKY with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

8. REGULATIONS/STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.


12/01/98

1999 Service Level Plan
Page 3
                           BRIEF SERVICE DESCRIPTION

9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CKY's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects for which CKY has established a capital or suspense job order.


12/01/98

1999 Service Level Plan
Page 4

FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CKY expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that Engineering Services Section will monitor through Quarterly Service Performance Reports.

                                CKY
                  1998 ENGINEERING SERVICES BUDGET              PROJECTED    PROJECTED        PROJECTED      PROJECTED
                                AND                              SERVICE       O&M             CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                      VOLUME       COSTS             COSTS        OF SERVICE
NO.                                                              (FTE)         ($)               ($)            ($)

1      PROJECTS & PROJECT MANAGEMENT                             0.21        $26,315             $0         $26,315

2      CONSULTING                                                0.46        $56,517             $0         $56,517

3      SHARED COMPUTER APPLICATIONS SUPPORT                      0.22        $26,996             $0         $26,996

4      OPERATIONAL EXCELLENCE PLANNING                           0.53        $64,467             $0         $64,467

5      RISK MANAGEMENT                                           0.04         $5,135             $0          $5,135

6      ANALYSIS & DESIGN                                         0.08         $4,580         $5,014          $9,595

7      EQUIPMENT & MATERIALS                                     0.10        $12,583             $0         $12,583

8      REGULATIONS/STANDARDS/CODES                               0.15        $18,452             $0         $18,452

9      INTERNAL STANDARDS                                        0.24        $29,262             $0         $29,262

10     TRAINING & PROFESSIONAL DEVELOPMENT                       0.08         $9,656             $0          $9,656

11     TECHNICAL PRODUCTS                                        0.11        $13,213             $0         $13,213

12     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                     0.05         $5,721             $0          $5,721

13     CAPITAL PROJECTS                                          1.14             $0       $139,881        $139,881
                                                              =====================================================


       TOTALS:                                                   3.41       $272,899       $144,895        $417,793




12/01/98

1999 Service Level Plan
Page 5

               1998 ENGINEERING SERVICES BUDGET               PROJECTED      PROJECTED         PROJECTED      PROJECTED
                              AND                              SERVICE          O&M             CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                       VOLUME         COSTS             COSTS        OF SERVICE
NO.                                                              (FTE)           ($)              ($)            ($)

1      PROJECTS & PROJECT MANAGEMENT

     a                          Environmental Compliance         0.0109         $1,334             $0          $1,334
     b     Electronic Measurement Data Collection System         0.0335         $4,105             $0          $4,105
     c                                 Safety and Health         0.1010        $12,368             $0         $12,368
     d                       Standard Drawing Conversion         0.0126         $1,545             $0          $1,545
     e                          Stoner Model Development         0.0013           $157             $0            $157
     f                                    Map Conversion         0.0000             $0             $0              $0
     g                             Mobile Data Terminals         0.0000             $0             $0              $0
     h                                    Meter Sampling         0.0484         $5,924             $0          $5,924
     I                           Automatic Meter Reading         0.0000             $0             $0              $0
     j                                   WMS Warehousing         0.0000             $0             $0              $0
     k                                   Stoner Tool Set         0.0000             $0             $0              $0
     l                                               Y2K         0.0072           $882             $0            $882
     m                                              Temp         0.0000             $0             $0              $0
     n                                              Temp         0.0000             $0             $0              $0
     o                                              Temp         0.0000             $0             $0              $0
     p                                              Temp         0.0000             $0             $0              $0
     q                                              Temp         0.0000             $0             $0              $0
     r                                              Temp         0.0000             $0             $0              $0
                                                         -------------------------------------------------------------

                                                  TOTALS         0.2149        $26,315             $0         $26,315



                                PERCENTAGE OF TOTAL SLP:          6.30%


2      CONSULTING

     a                          Environmental Compliance         0.2002        $24,515             $0         $24,515
     b                        Electronic Measurement/AMR         0.0299         $3,661             $0          $3,661
     c                                 Safety and Health         0.0157         $1,916             $0          $1,916
     d                                  Gas Conditioning         0.0019           $236             $0            $236
     e                             Operations Assessment         0.0000             $0             $0              $0
     f                                               M&R         0.1325        $16,223             $0         $16,223
     g                                        Operations         0.0802         $9,825             $0          $9,825
     h                               Peak Shaving Plants         0.0012           $142             $0            $142
     I                                              Temp         0.0000             $0             $0              $0
     j                                              Temp         0.0000             $0             $0              $0
     k                                              Temp         0.0000             $0             $0              $0
     l                                              Temp         0.0000             $0             $0              $0
     m                                              Temp         0.0000             $0             $0              $0
                                                         -------------------------------------------------------------

                                                  TOTALS         0.4616        $56,517             $0         $56,517

                                PERCENTAGE OF TOTAL SLP:         13.53%


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Page 6



                1998 ENGINEERING SERVICES BUDGET              PROJECTED       PROJECTED         PROJECTED      PROJECTED
                              AND                              SERVICE           O&M             CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                       VOLUME          COSTS             COSTS        OF SERVICE
NO.                                                              (FTE)           ($)               ($)            ($)

3      SHARED COMPUTER APPLICATION SUPPORT

     a                                               CATS         0.0093         $1,135              $0         $1,135
     b                    Distributive Information System         0.0231         $2,825              $0         $2,825
     c                    Electronic Measurement Software         0.0035           $433              $0           $433
     d                                  I&ITS, MSDS, VARS         0.0083         $1,011              $0         $1,011
     e                              Mobile Data Terminals         0.0533         $6,526              $0         $6,526
     f                           MICROSTATION (AM/FM/GIS)         0.0357         $4,368              $0         $4,368
     g                                               MMIS         0.0000             $0              $0             $0
     h                                               NLRS         0.0000             $0              $0             $0
     I                               M&R DESIGN ASSISTANT         0.0032           $395              $0           $395
     j                                       RMIS & CARMA         0.0000             $0              $0             $0
     k                                    Stoner SynerGEE         0.0056           $685              $0           $685
     l                                   Network Analysis         0.0151         $1,846              $0         $1,846
     m                                          WLRS/EASI         0.0011           $131              $0           $131
     n                             Work Management System         0.0624         $7,641              $0         $7,641
     o                                Peak Shaving Plants         0.0000             $0              $0             $0
     p                                  Job Order Mapping         0.0000             $0              $0             $0
     q                        GIS Application Development         0.0000             $0              $0             $0
     r                                               Temp         0.0000             $0              $0             $0
                                                          -------------------------------------------------------------

                                                   TOTALS         0.2205        $26,996              $0        $26,996

                                 PERCENTAGE OF TOTAL SLP:          6.46%


4      OPERATIONAL EXCELLENCE PLANNING

     a                                     Best Practices         0.0038           $461              $0           $461
     b                       Field Operations Assessments         0.3369        $41,256              $0        $41,256
     c                              Industry Benchmarking         0.0013           $159              $0           $159
     d                         Internal Focus Group - M&R         0.0113         $1,379              $0         $1,379
     e                                     New Technology         0.0228         $2,792              $0         $2,792
     f                Performance Productivity Indicators         0.0812         $9,943              $0         $9,943
     g           Professional Organization Representation         0.0301         $3,682              $0         $3,682
     h                    State/SSC Coordination Meetings         0.0386         $4,727              $0         $4,727
     I                Continuous Improvement Measurements         0.0006            $68              $0            $68
     j                                               Temp         0.0000             $0              $0             $0
     k                                               Temp         0.0000             $0              $0             $0
     l                                               Temp         0.0000             $0              $0             $0
     m                                               Temp         0.0000             $0              $0             $0
                                                          -------------------------------------------------------------

                                                   TOTALS         0.5265        $64,467              $0        $64,467

                                 PERCENTAGE OF TOTAL SLP:         15.43%


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Page 7

               1998 ENGINEERING SERVICES BUDGET                 PROJECTED       PROJECTED       PROJECTED       PROJECTED
                              AND                                SERVICE          O&M            CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                         VOLUME         COSTS            COSTS        OF SERVICE
NO.                                                               (FTE)           ($)              ($)            ($)

5      RISK MANAGEMENT

     a                       Claims Reporting/Management          0.0165         $2,019             $0          $2,019
     b                                   Contract Review          0.0026           $315             $0            $315
     c                          Insurance Services/Bonds          0.0070           $858             $0            $858
     d                                 Reserves Auditing          0.0129         $1,575             $0          $1,575
     e               Third Party Administrator Oversight          0.0030           $368             $0            $368
     f                                              Temp          0.0000             $0             $0              $0
     g                                              Temp          0.0000             $0             $0              $0
     h                                              Temp          0.0000             $0             $0              $0
                                                         --------------------------------------------------------------

                                                  TOTALS          0.0419         $5,135             $0          $5,135

                                PERCENTAGE OF TOTAL SLP:           1.23%


6      ANALYSIS AND DESIGN

     a                       Electronic Measurement/AMR           0.0002            $25             $0             $25
     b              Environmental and Industrial Hygiene          0.0055           $676             $0            $676
     c                     Stray Gas Emanations Analysis          0.0026           $315             $0            $315
     d                         Gaseous Material Analysis          0.0116         $1,417             $0          $1,417
     e                                        M&R Design          0.0583         $2,143         $5,000          $7,143
     f                               M&R Design Drawings          0.0002             $5            $14             $19
     g                                              Temp          0.0000             $0             $0              $0
     h                                              Temp          0.0000             $0             $0              $0
                                                         --------------------------------------------------------------

                                                  TOTALS          0.0784         $4,580         $5,014          $9,595

                                PERCENTAGE OF TOTAL SLP:           2.30%


7      EQUIPMENT AND MATERIALS

     a             Meter Budget and Inventory Management          0.0797         $9,757             $0          $9,757
     b              Environmental and Industrial Hygiene          0.0017           $205             $0            $205
     c                                 Facility Failures          0.0030           $368             $0            $368
     d                  Equipment Bidding and Purchasing          0.0020           $239             $0            $239
     e    New Equipment & Materials Evaluation & Testing          0.0164         $2,014             $0          $2,014
     f                                              Temp          0.0000             $0             $0              $0
     g                                              Temp          0.0000             $0             $0              $0
     h                                              Temp          0.0000             $0             $0              $0
                                                         --------------------------------------------------------------

                                                  TOTALS          0.1028        $12,583             $0         $12,583

                                PERCENTAGE OF TOTAL SLP:           3.01%


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1999 Service Level Plan
Page 8


                1998 ENGINEERING SERVICES BUDGET                PROJECTED       PROJECTED        PROJECTED      PROJECTED
                              AND                                SERVICE          O&M             CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                        VOLUME          COSTS             COSTS        OF SERVICE
NO.                                                               (FTE)            ($)              ($)            ($)

8      REGULATIONS/STANDARDS/CODES
     a                                    Risk Management         0.0035           $429              $0           $429
     b                                     AGA, API & IGT         0.0059           $716              $0           $716
     c                             ANSI, ISA, IEEE & ASME         0.0030           $364              $0           $364
     d                                              ASHRE         0.0098         $1,198              $0         $1,198
     e                                      Environmental         0.0228         $2,792              $0         $2,792
     f                                    Pipeline Safety         0.0253         $3,098              $0         $3,098
     g                      State Tariffs and Regulations         0.0035           $427              $0           $427
     h                                           IFGC/IFS         0.0305         $3,740              $0         $3,740
     I                                 Insurance Statutes         0.0000             $0              $0             $0
     j                             National Fuel Gas Code         0.0240         $2,934              $0         $2,934
     k                                  Safety and Health         0.0225         $2,755              $0         $2,755
     l                             Operations Assessments         0.0000             $0              $0             $0
     m                                               Temp         0.0000             $0              $0             $0
                                                          -------------------------------------------------------------
     i
                                                   TOTALS         0.1507        $18,452              $0        $18,452

                                 PERCENTAGE OF TOTAL SLP:          4.42%


9      INTERNAL STANDARDS

     a                                          AM/FM/GIS         0.0723         $8,850              $0         $8,850
     b   Appd. Materials for Gas Piping on Cust. Premises         0.0000             $0              $0             $0
     c                                              Forms         0.0423         $5,174              $0         $5,174
     d                                  M&R Design Manual         0.0085         $1,044              $0         $1,044
     e                           Material Index Standards         0.0000             $0              $0             $0
     f                             M&R Informational Memo         0.0000             $0              $0             $0
     g                                   Material Catalog         0.0000             $0              $0             $0
     h                    Measurement Informational Guide         0.0006            $71              $0            $71
     i                   Tech. Guidelines - Environmental         0.0113         $1,384              $0         $1,384
     j               Tech. Guidelines - Safety and Health         0.0220         $2,690              $0         $2,690
     k                     Policy and Procedure - Leakage         0.0261         $3,197              $0         $3,197
     l                     Policy and Procedure - Service         0.0046           $562              $0           $562
     m                       Policy and Procedure - Plant         0.0105         $1,283              $0         $1,283
     n                         Policy and Procedure - M&R         0.0205         $2,512              $0         $2,512
     o           Tech. Guidelines - Operations Assessment         0.0015           $184              $0           $184
     p                   Policy and Procedure - Corrosion         0.0002            $22              $0            $22
     q                 Tech. Guidelines - Risk Management         0.0040           $490              $0           $490
     r                  Policy and Procedure - All Others         0.0147         $1,800              $0         $1,800
                                                          -------------------------------------------------------------

                                                   TOTALS         0.2390        $29,262              $0        $29,262

                                 PERCENTAGE OF TOTAL SLP:          7.00%


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1999 Service Level Plan
Page 9



               1998 ENGINEERING SERVICES BUDGET            PROJECTED          PROJECTED         PROJECTED          PROJECTED
                              AND                           SERVICE              O&M             CAPITAL          TOTAL COST
                      SERVICE DESCRIPTION                    VOLUME             COSTS             COSTS           OF SERVICE
NO.                                                          (FTE)               ($)               ($)                ($)

10     TRAINING & PROFESSIONAL DEVELOPMENT

     a                  Digital Map Maintenance Routines         0.0514                $6,299             $0          $6,299
     b                            Electronic Measurement         0.0000                    $0             $0              $0
     c                                     Environmental         0.0027                  $329             $0            $329
     d                         External Training Sources         0.0000                    $0             $0              $0
     e                                 Field Gas Methods         0.0000                    $0             $0              $0
     f                                      Gas Sampling         0.0141                $1,732             $0          $1,732
     g                                   Health & Safety         0.0058                  $710             $0            $710
     h                                        M&R Design         0.0000                    $0             $0              $0
     I                     Map Conversion QA/QC Routines         0.0000                    $0             $0              $0
     j                             Operations Assessment         0.0005                   $57             $0             $57
     k                                   Risk Management         0.0005                   $57             $0             $57
     l                              Technical Guidelines         0.0039                  $472             $0            $472
     m             Engineer Exchange Development Program         0.0000                    $0             $0              $0
     n                                  NetworK Analysis         0.0000                    $0             $0              $0
     o                                 Job Order Mapping         0.0000                    $0             $0              $0
                                                         --------------------------------------------------------------------

                                                  TOTALS         0.0789                $9,656             $0          $9,656

                                PERCENTAGE OF TOTAL SLP:          2.31%


11     TECHNICAL PRODUCTS

     a                      Engineering Drawing Services         0.0017                  $205             $0            $205
     b                           Lab Services - Contract         0.0033                  $409             $0            $409
     c                           Lab Services - In-House         0.0685                $8,390             $0          $8,390
     d                      Reports and Data Preparation         0.0344                $4,209             $0          $4,209
     e                               Columbia Meter Shop                1999 AFFILIATED PARTNER:                            NO
                                                         ----------------------------------------------------------------------

                                                  TOTALS         0.1079               $13,213             $0         $13,213

                                PERCENTAGE OF TOTAL SLP:          3.16%


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1999 Service Level Plan
Page 10

                  1998 ENGINEERING SERVICES BUDGET                PROJECTED       PROJECTED        PROJECTED      PROJECTED
                                AND                                SERVICE           O&M            CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                         VOLUME          COSTS            COSTS        OF SERVICE
NO.                                                                  (FTE)           ($)              ($)             ($)

12     MANAGEMENT & CROSS FUNCTIONAL SUPPORT

     a                                Shared Services - Bangs         0.0012           $148             $0            $148
     b                              Shared Services - Finance         0.0234         $2,868             $0          $2,868
     c                                  Shared Services - GMS         0.0031           $378             $0            $378
     d                                   Shared Services - IT         0.0015           $186             $0            $186
     e                                Shared Services - Legal         0.0000             $0             $0              $0
     f                            Shared Services - Marketing         0.0000             $0             $0              $0
     g                   Shared Services - Technical Training         0.0059           $728             $0            $728
     h                                                  State         0.0000             $0             $0              $0
     I                                                 System         0.0087         $1,068             $0          $1,068
     j                              200 Civic Center Facility         0.0028           $346             $0            $346
                                                              -------------------------------------------------------------
                                                              .
                                                       TOTALS         0.0467         $5,721             $0          $5,721

                                     PERCENTAGE OF TOTAL SLP:          1.37%

13     CAPITAL PROJECTS

     a                                                    MDT         0.1000             $0        $12,245         $12,245
     b                          Washington, PA Map Conversion         0.0000             $0             $0              $0
     c                                             M&R Design         0.0000             $0             $0              $0
     d                                    M&R Design Drawings         0.0000             $0             $0              $0
     e                               Georgetown/Frankfort, KY         0.1961             $0        $24,014         $24,014
     f                                      Old Frankfort ESA         0.0296             $0         $3,622          $3,622
     g                                York, PA Map Conversion         0.0000             $0             $0              $0
     h                             Hanover, PA Map Conversion         0.0000             $0             $0              $0
     I                               CGV GIS Needs Assessment         0.0000             $0             $0              $0
     j                                                    CES         0.0000             $0             $0              $0
     k                       State College, PA Map Conversion         0.0000             $0             $0              $0
     l                          Gettysburg, PA Map Conversion         0.0000             $0             $0              $0
     m                          Hagerstown, MD Map Conversion         0.0000             $0             $0              $0
     n                          Cumberland, MD Map Conversion         0.0000             $0             $0              $0
     o                           Lexington, KY Map Conversion         0.8167             $0       $100,000        $100,000
                                                              -------------------------------------------------------------

                                                       TOTALS         1.1424             $0       $139,881        $139,881

                                     PERCENTAGE OF TOTAL SLP:         33.48%


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Page 11

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Engineering Services and CKY concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE


1. PERFORMANCE MEASURE DEFINITION:                TYPE                          GOAL
   The sum of all direct, indirect,               C                             Actual annual costs = or <
   and overhead costs of all services                                           projected annual costs in the
   provided by Engineering Services.                                            effective Service Level Plan


FREQUENCY                                         SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status                                  Service Performance           To participate cooperatively with Engineering
reports                                           Reports                       Services to update and modify the Service Level Plan
                                                                                as needed to accurately reflect changes in the level
                                                                                of services requested and associated costs.

2. PERFORMANCE MEASURE DEFINITION:                TYPE                          GOAL
   Level of state's satisfaction with
   communications, responsiveness and              Q                            90% met or exceeded
   ratings understanding of the needs and
   wants of the state

FREQUENCY                                         SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CKY as                                     Customer survey               CKY to work with shared service to define
appropriate; report                                                             expectations at time of each service request that
results annually                                                                can include completion timeline/date, cost
                                                                                limitations, customer responsibilities to fulfill
                                                                                service, need/timing of status reports during
                                                                                project, regulatory approval, favorable internal
                                                                                audits, accurate lab results and other specific
                                                                                customer needs. CKY to provide survey feedback.



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1999 Service Level Plan
Page 12


OTHER MATTERS

Engineering Services and CKY also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CKY's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, Engineering Services will notify CKY for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CKY will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, Engineering Services will contact CKY to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CKY to implement significant cost-cutting measures, Engineering Services will make every attempt to implement similar measures.



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1999 Service Level Plan
Page 13

EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CKY and Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:


------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services


                             Engineering Services Section

------------------------     ----------------------------     ------------------

------------------------     ----------------------------     ------------------

------------------------     ----------------------------     ------------------

------------------------     ----------------------------     ------------------

------------------------     ----------------------------     ------------------

------------------------     ----------------------------     ------------------

------------------------     ----------------------------     ------------------

------------------------     ----------------------------     ------------------


COLUMBIA GAS OF KENTUCKY, INC.:



----------------------------                       -----------------------------
Ziad J. Shaheen                                    Andrew J. Sonderman
Operations Director                                General Counsel/Secretary


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1999 Service Level Plan
Page 14


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.




----------------------------------------------
Joseph W. Kelly
CKY Vice President and Chief Operating Officer





-----------------------------------------    -----------------------------------
Robert C. Skaggs                             Stephen A. Schmotzer
CKY President and Chief Executive Officer    Executive Director, Shared Services



12/01/98

COLUMBIA GAS
     OF MARYLAND
   A COLUMBIA ENERGY GROUP COMPANY

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                                  COLUMBIA GAS OF MARYLAND, INC.


OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Engineering Services Section and Columbia Gas of Maryland, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Maryland, Inc. (CMD) to have ready access to high quality, valuable services at a fair price.

The Engineering Services Section will provide services that are: (1) requested or agreed to by Columbia Gas of Maryland, Inc., (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:           Engineering Services Section
                    The Shared Services Center at Columbia Gas of Ohio, Inc.
                    200 Civic Center Drive
                    Columbus, Ohio  43215

                    Key Provider contact is:    Kathryn I. Shroyer
                                                General Manager, Consulting
                                                Services

CUSTOMER:           Columbia Gas of Maryland, Inc.
                    650 Washington Road
                    Pittsburgh, PA  15228-2703

                    Key Customer contact is:    Joseph T. Sinclair
                                                Vice President, Operations

                    Columbia Gas of Maryland, Inc.
                    650 Washington Road
                    Pittsburgh, PA  15228-2703

                    Key Customer contact is:    Kenneth W. Christman
                                                General Counsel

1999 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.


                            BRIEF SERVICE DESCRIPTION


1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.

2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.

3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.

4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CMD with achieving its goal of operational excellence.

5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.

6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.

8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

1999 Service Level Plan
Page 3


                            BRIEF SERVICE DESCRIPTION


9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.

10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.

11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.

12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CMD's behalf.

13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where CMD has established a capital or suspense job order.

1999 Service Level Plan
Page 4


FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CMD expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that Engineering Services Section will monitor through Quarterly Service Performance Reports.


                                CMD
                  1999 ENGINEERING SERVICES BUDGET        PROJECTED      PROJECTED      PROJECTED        PROJECTED
                                AND                        SERVICE          O&M          CAPITAL        TOTAL COST
                        SERVICE DESCRIPTION                 VOLUME         COSTS          COSTS         OF SERVICE
       NO.                                                  (FTE)           ($)            ($)              ($)

       1        PROJECTS & PROJECT MANAGEMENT                0.02        $  2,458        $      0        $  2,458

       2        CONSULTING                                   0.12        $ 14,712        $      0        $ 14,712

       3        SHARED COMPUTER APPLICATIONS SUPPORT         0.05        $  6,351        $      0        $  6,351

       4        OPERATIONAL EXCELLENCE PLANNING              0.34        $ 42,014        $      0        $ 42,014

       5        RISK MANAGEMENT                              0.03        $  3,716        $      0        $  3,716

       6        ANALYSIS & DESIGN                            0.01        $    731        $    560        $  1,291

       7        EQUIPMENT & MATERIALS                        0.04        $  5,415        $      0        $  5,415

       8        REGULATIONS/STANDARDS/CODES                  0.03        $  3,727        $      0        $  3,727

       9        INTERNAL STANDARDS                           0.07        $  8,530        $      0        $  8,530

      10        TRAINING & PROFESSIONAL DEVELOPMENT          0.00        $    389        $      0        $    389

      11        TECHNICAL PRODUCTS                           0.02        $  2,401        $      0        $  2,401

      12        MANAGEMENT & CROSS FUNCTIONAL SUPPORT        0.01        $  1,356        $      0        $  1,356

      13        CAPITAL PROJECTS                             0.56        $      0        $ 68,013        $ 68,013
                                                             ====================================================

                TOTALS:                                      1.31        $ 91,802        $ 68,573        $160,375

1999 Service Level Plan
Page 5


               1999 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED        PROJECTED      PROJECTED
                              AND                               SERVICE          O&M            CAPITAL      TOTAL COST
                      SERVICE DESCRIPTION                        VOLUME         COSTS            COSTS       OF SERVICE
NO.                                                              (FTE)           ($)              ($)            ($)
1    PROJECTS & PROJECT MANAGEMENT

     a                          Environmental Compliance         0.0018        $   217            $  0        $   217
     b     Electronic Measurement Data Collection System         0.0061        $   745            $  0        $   745
     c                                 Safety and Health         0.0064        $   779            $  0        $   779
     d                       Standard Drawing Conversion         0.0039        $   477            $  0        $   477
     e                          Stoner Model Development         0.0004        $    49            $  0        $    49
     f                                    Map Conversion         0.0000        $     0            $  0        $     0
     g                             Mobile Data Terminals         0.0000        $     0            $  0        $     0
     h                                    Meter Sampling         0.0014        $   176            $  0        $   176
     I                           Automatic Meter Reading         0.0000        $     0            $  0        $     0
     j                                   WMS Warehousing         0.0000        $     0            $  0        $     0
     k                                               Y2K         0.0001        $    14            $  0        $    14
     l                                              Temp         0.0000        $     0            $  0        $     0
     m                                              Temp         0.0000        $     0            $  0        $     0
     n                                              Temp         0.0000        $     0            $  0        $     0
     o                                              Temp         0.0000        $     0            $  0        $     0
     p                                              Temp         0.0000        $     0            $  0        $     0
     q                                              Temp         0.0000        $     0            $  0        $     0
     r                                              Temp         0.0000        $     0            $  0        $     0
                                                               -------------------------------------------------------

                                                  TOTALS         0.0201        $ 2,458            $  0        $ 2,458

                                PERCENTAGE OF TOTAL SLP:          1.53%


2      CONSULTING

     a                          Environmental Compliance         0.0221        $ 2,702            $  0        $ 2,702
     b                        Electronic Measurement/AMR         0.0505        $ 6,181            $  0        $ 6,181
     c                                 Safety and Health         0.0114        $ 1,394            $  0        $ 1,394
     d                                  Gas Conditioning         0.0000        $     0            $  0        $     0
     e                             Operations Assessment         0.0000        $     0            $  0        $     0
     f                                               M&R         0.0347        $ 4,244            $  0        $ 4,244
     g                                        Operations         0.0011        $   129            $  0        $   129
     h                               Peak Shaving Plants         0.0005        $    63            $  0        $    63
     I                                              Temp         0.0000        $     0            $  0        $     0
     j                                              Temp         0.0000        $     0            $  0        $     0
     k                                              Temp         0.0000        $     0            $  0        $     0
     l                                              Temp         0.0000        $     0            $  0        $     0
     m                                              Temp         0.0000        $     0            $  0        $     0
                                                               -------------------------------------------------------

                                                  TOTALS         0.1202        $14,712            $  0        $14,712

                                PERCENTAGE OF TOTAL SLP:          9.17%

1999 Service Level Plan
Page 6


               1999 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED        PROJECTED      PROJECTED
                              AND                               SERVICE          O&M            CAPITAL      TOTAL COST
                      SERVICE DESCRIPTION                        VOLUME         COSTS            COSTS       OF SERVICE
NO.                                                              (FTE)           ($)              ($)            ($)
3      SHARED COMPUTER APPLICATION SUPPORT

     a                                               CATS         0.0029       $   353            $  0        $    353
     b                    Distributive Information System         0.0193       $ 2,367            $  0        $  2,367
     c                    Electronic Measurement Software         0.0023       $   276            $  0        $    276
     d                                  I&ITS, MSDS, VARS         0.0065       $   795            $  0        $    795
     e                              Mobile Data Terminals         0.0000       $     0            $  0        $      0
     f                           MICROSTATION (AM/FM/GIS)         0.0050       $   608            $  0        $    608
     g                                               MMIS         0.0000       $     0            $  0        $      0
     h                                               NLRS         0.0000       $     0            $  0        $      0
     I                               M&R DESIGN ASSISTANT         0.0003       $    38            $  0        $     38
     j                                       RMIS & CARMA         0.0000       $     0            $  0        $      0
     k                                    Stoner SynerGEE         0.0001       $    14            $  0        $     14
     l                                   Network Analysis         0.0017       $   206            $  0        $    206
     m                                          WLRS/EASI         0.0002       $    30            $  0        $     30
     n                             Work Management System         0.0136       $ 1,664            $  0        $  1,664
     o                                Peak Shaving Plants         0.0000       $     0            $  0        $      0
     p                                  Job Order Mapping         0.0000       $     0            $  0        $      0
     q                                               Temp         0.0000       $     0            $  0        $      0
     r                                               Temp         0.0000       $     0            $  0        $      0
                                                                  -----------------------------------------------------

                                                   TOTALS         0.0519       $6,351             $  0        $ 6,351

                                 PERCENTAGE OF TOTAL SLP:          3.96%

4      OPERATIONAL EXCELLENCE PLANNING

     a                                     Best Practices         0.0060       $   735            $  0        $   735
     b                       Field Operations Assessments         0.3031       $37,117            $  0        $37,117
     c                              Industry Benchmarking         0.0004       $    49            $  0        $    49
     d                         Internal Focus Group - M&R         0.0026       $   313            $  0        $   313
     e                                     New Technology         0.0053       $   646            $  0        $   646
     f                Performance Productivity Indicators         0.0100       $ 1,220            $  0        $ 1,220
     g           Professional Organization Representation         0.0093       $ 1,137            $  0        $ 1,137
     h                     State/SSC Coordiation Meetings         0.0063       $   776            $  0        $   776
     I                Continuous Improvement Measurements         0.0002       $    20            $  0        $    20
     j                                               Temp         0.0000       $     0            $  0        $     0
     k                                               Temp         0.0000       $     0            $  0        $     0
     l                                               Temp         0.0000       $     0            $  0        $     0
     m                                               Temp         0.0000       $     0            $  0        $     0
                                                                  -----------------------------------------------------

                                                   TOTALS         0.3431       $42,014            $  0        $42,014

                                 PERCENTAGE OF TOTAL SLP:         26.20%

1999 Service Level Plan
Page 7


               1999 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED        PROJECTED      PROJECTED
                              AND                               SERVICE          O&M            CAPITAL      TOTAL COST
                      SERVICE DESCRIPTION                        VOLUME         COSTS            COSTS       OF SERVICE
NO.                                                              (FTE)           ($)              ($)            ($)
5      RISK MANAGEMENT

     a                       Claims Reporting/Management          0.0113       $ 1,387           $  0         $ 1,387
     b                                   Contract Review          0.0026       $   315           $  0         $   315
     c                          Insurance Services/Bonds          0.0066       $   808           $  0         $   808
     d                                 Reserves Auditing          0.0090       $ 1,102           $  0         $ 1,102
     e               Third Party Administrator Oversight          0.0008       $   104           $  0         $   104
     f                                              Temp          0.0000       $     0           $  0         $     0
     g                                              Temp          0.0000       $     0           $  0         $     0
     h                                              Temp          0.0000       $     0           $  0         $     0
                                                                  -----------------------------------------------------

                                                  TOTALS          0.0303       $ 3,716           $  0         $ 3,716

                                PERCENTAGE OF TOTAL SLP:           2.32%

6      ANALYSIS AND DESIGN

     a                       Electronic Measurement /AMR          0.0000       $     5           $  0         $     5
     b              Environmental and Industrial Hygiene          0.0001       $    14           $  0         $    14
     c                     Stray Gas Emanations Analysis          0.0039       $   472           $  0         $   472
     d                         Gaseous Material Analysis          0.0000       $     0           $  0         $     0
     e                                        M&R Design          0.0065       $   238           $554         $   792
     f                               M&R Design Drawings          0.0001       $     2           $  6         $     8
     g                                              Temp          0.0000       $     0           $  0         $     0
     h                                              Temp          0.0000       $     0           $  0         $     0
                                                                  -----------------------------------------------------

                                                  TOTALS          0.0105       $   731           $560         $ 1,291

                                PERCENTAGE OF TOTAL SLP:           0.81%

7      EQUIPMENT AND MATERIALS

     a             Meter Budget and Inventory Management          0.0381       $ 4,671           $  0         $ 4,671
     b              Environmental and Industrial Hygiene          0.0005       $    65           $  0         $    65
     c                                 Facility Failures          0.0007       $    82           $  0         $    82
     d                  Equipment Bidding and Purchasing          0.0004       $    50           $  0         $    50
     e    New Equipment & Materials Evaluation & Testing          0.0045       $   548           $  0         $   548
     f                                              Temp          0.0000       $     0           $  0         $     0
     g                                              Temp          0.0000       $     0           $  0         $     0
     h                                              Temp          0.0000       $     0           $  0         $     0
                                                                  -----------------------------------------------------

                                                  TOTALS          0.0442       $ 5,415           $  0         $ 5,415

                                PERCENTAGE OF TOTAL SLP:           3.38%

1999 Service Level Plan
Page 8


               1999 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED        PROJECTED      PROJECTED
                              AND                               SERVICE          O&M            CAPITAL      TOTAL COST
                      SERVICE DESCRIPTION                        VOLUME         COSTS            COSTS       OF SERVICE
NO.                                                              (FTE)           ($)              ($)            ($)
8      REGULATIONS/STANDARDS/CODES

     a                                    Risk Management         0.0000       $     0            $  0        $     0
     b                                     AGA, API & IGT         0.0014       $   172            $  0        $   172
     c                             ANSI, ISA, IEEE & ASME         0.0003       $    43            $  0        $    43
     d                                              ASHRE         0.0030       $   370            $  0        $   370
     e                                      Environmental         0.0090       $ 1,102            $  0        $ 1,102
     f                                    Pipeline Safety         0.0044       $   539            $  0        $   539
     g                      State Tariffs and Regulations         0.0001       $    16            $  0        $    16
     h                                           IFGC/IFS         0.0023       $   283            $  0        $   283
     I                                 Insurance Statutes         0.0000       $     0            $  0        $     0
     j                             National Fuel Gas Code         0.0018       $   224            $  0        $   224
     k                                  Safety and Health         0.0080       $   980            $  0        $   980
     l                             Operations Assessments         0.0000       $     0            $  0        $     0
     m                                               Temp         0.0000       $     0            $  0        $     0
                                                                  -----------------------------------------------------
     i
                                                   TOTALS         0.0304       $ 3,727            $  0        $ 3,727

                                 PERCENTAGE OF TOTAL SLP:          2.32%


9      INTERNAL STANDARDS

     a                                          AM/FM/GIS         0.0050       $   616            $  0        $   616
     b   Appd. Materials for Gas Piping on Cust. Premises         0.0000       $     0            $  0        $     0
     d                                              Forms         0.0138       $ 1,691            $  0        $ 1,691
     e                                  M&R Design Manual         0.0026       $   323            $  0        $   323
     f                           Material Index Standards         0.0000       $     0            $  0        $     0
     g                             M&R Informational Memo         0.0000       $     0            $  0        $     0
     h                                   Material Catalog         0.0016       $   195            $  0        $   195
     I                    Measurement Informational Guide         0.0001       $    13            $  0        $    13
     c                   Tech. Guidelines - Environmental         0.0021       $   258            $  0        $   258
     j               Tech. Guidelines - Safety and Health         0.0068       $   830            $  0        $   830
     k                     Policy and Procedure - Leakage         0.0047       $   572            $  0        $   572
     l                     Policy and Procedure - Service         0.0011       $   134            $  0        $   134
     m                       Policy and Procedure - Plant         0.0027       $   329            $  0        $   329
     n                         Policy and Procedure - M&R         0.0102       $ 1,244            $  0        $ 1,244
     o           Tech. Guidelines - Operations Assessment         0.0002       $    20            $  0        $    20
     p                   Policy and Procedure - Corrosion         0.0016       $   194            $  0        $   194
     q                 Tech. Guidelines - Risk Management         0.0147       $ 1,801            $  0        $ 1,801
     r                  Policy and Procedure - All Others         0.0025       $   310            $  0        $   310
                                                                  -----------------------------------------------------

                                                   TOTALS         0.0697       $ 8,530            $  0        $ 8,530

                                 PERCENTAGE OF TOTAL SLP:          5.32%

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Page 9


               1999 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED        PROJECTED      PROJECTED
                              AND                               SERVICE          O&M            CAPITAL      TOTAL COST
                      SERVICE DESCRIPTION                        VOLUME         COSTS            COSTS       OF SERVICE
NO.                                                              (FTE)           ($)              ($)            ($)

10     TRAINING & PROFESSIONAL DEVELOPMENT

     a                  Digital Map Maintenance Routines         0.0001        $    11            $  0        $    11
     b                            Electronic Measurement         0.0000        $     0            $  0        $     0
     c                                     Environmental         0.0008        $   102            $  0        $   102
     d                         External Training Sources         0.0000        $     0            $  0        $     0
     e                                 Field Gas Methods         0.0000        $     0            $  0        $     0
     f                                      Gas Sampling         0.0000        $     0            $  0        $     0
     g                                   Health & Safety         0.0018        $   220            $  0        $   220
     h                                        M&R Design         0.0000        $     0            $  0        $     0
     I                     Map Conversion QA/QC Routines         0.0002        $    20            $  0        $    20
     j                             Operations Assessment         0.0001        $    17            $  0        $    17
     k                                   Risk Management         0.0001        $    17            $  0        $    17
     l                              Technical Guidelines         0.0000        $     0            $  0        $     0
     m             Engineer Exchange Development Program         0.0000        $     0            $  0        $     0
     n                                  Network Analysis         0.0000        $     0            $  0        $     0
     o                                 Job Order Mapping         0.0000        $     0            $  0        $     0
                                                               -------------------------------------------------------

                                                  TOTALS         0.0032        $   389            $  0        $   389

                                PERCENTAGE OF TOTAL SLP:          0.24%

11     TECHNICAL PRODUCTS

     a                      Engineering Drawing Services         0.0003        $    35            $  0        $    35
     b                           Lab Services - Contract         0.0013        $   154            $  0        $   154
     c                           Lab Services - In-House         0.0036        $   446            $  0        $   446
     d                      Reports and Data Preparation         0.0144        $ 1,767            $  0        $ 1,767

     e                               Columbia Meter Shop                1999 AFFILIATED PARTNER:                 YES
                                                                  ------------------------------------------------------

                                                  TOTALS         0.0196        $ 2,401            $  0        $ 2,401

                                PERCENTAGE OF TOTAL SLP:          1.50%

1999 Service Level Plan
Page 10


               1999 ENGINEERING SERVICES BUDGET                PROJECTED      PROJECTED        PROJECTED      PROJECTED
                              AND                               SERVICE          O&M            CAPITAL      TOTAL COST
                      SERVICE DESCRIPTION                        VOLUME         COSTS            COSTS       OF SERVICE
NO.                                                              (FTE)           ($)              ($)            ($)

12     MANAGEMENT & CROSS FUNCTIONAL SUPPORT

     a                           Shared Services - Bangs         0.0003        $    36         $      0       $    36
     b                         Shared Services - Finance         0.0041        $   507         $      0       $   507
     c                             Shared Services - GMS         0.0007        $    90         $      0       $    90
     d                              Shared Services - IT         0.0005        $    58         $      0       $    58
     e                           Shared Services - Legal         0.0000        $     0         $      0       $     0
     f                       Shared Services - Marketing         0.0000        $     0         $      0       $     0
     g              Shared Services - Technical Training         0.0018        $   225         $      0       $   225
     h                                             State         0.0000        $     0         $      0       $     0
     I                                            System         0.0027        $   331         $      0       $   331
     j                         200 Civic Center Facility         0.0009        $   109         $      0       $   109
                                                                -----------------------------------------------------

                                                  TOTALS         0.0111        $ 1,356         $      0       $ 1,356

                                PERCENTAGE OF TOTAL SLP:          0.85%

13     CAPITAL PROJECTS

     a                                               MDT         0.0000        $     0         $      0       $     0
     b                     Washington, PA Map Conversion         0.0000        $     0         $      0       $     0
     c                                        M&R Design         0.0000        $     0         $      0       $     0
     d                               M&R Design Drawings         0.0000        $     0         $      0       $     0
     e                          Georgetown/Frankfort, KY         0.0000        $     0         $      0       $     0
     f                                 Old Frankfort ESA         0.0000        $     0         $      0       $     0
     g                           York, PA Map Conversion         0.0000        $     0         $      0       $     0
     h                        Hanover, PA Map Conversion         0.0000        $     0         $      0       $     0
     I                          CGV GIS Needs Assessment         0.0000        $     0         $      0       $     0
     j                                               CES         0.0000        $     0         $      0       $     0
     k                  State College, PA Map Conversion         0.0000        $     0         $      0       $     0
     l                     Gettysburg, PA Map Conversion         0.0000        $     0         $      0       $     0
     m                     Hagerstown, MD Map Conversion         0.1607        $     0         $ 19,683       $19,683
     n                     Cumberland, MD Map Conversion         0.3947        $     0         $ 48,330       $48,330
     o                      Lexington, KY Map Conversion         0.0000        $     0         $      0       $     0
                                                                -----------------------------------------------------

                                                  TOTALS         0.5554        $     0         $ 68,013       $68,013

                                PERCENTAGE OF TOTAL SLP:         42.41%

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Page 11


KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Engineering Services and CMD concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1.  PERFORMANCE MEASURE DEFINITION:                                               TYPE    GOAL
     The sum of all direct, indirect, and overhead costs of all services            C     Actual annual costs = or <
     provided by Engineering Services.                                                    projected annual costs in the
                                                                                          effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status reports     Service Performance           To participate cooperatively with Engineering Services to update and
                             Reports                       modify the Service Level Plan as needed to accurately reflect changes in the level of services requested and associated costs.

2.  PERFORMANCE MEASURE DEFINITION:                                               TYPE    GOAL
     Level of state's satisfaction with communications, responsiveness and          Q     90% met or exceeded ratings
     understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CMD as                Customer survey               CMD to work with shared service to define expectations at time of
appropriate; report                                        each service request that can include completion timeline/date,
results annually                                           cost limitations, customer responsibilities to fulfill service, need/timing of status reports during project, regulatory
                                                           approval, favorable internal audits, accurate lab results and other specific customer needs. CMD to provide survey feedback.

1999 Service Level Plan
Page 12


OTHER MATTERS

Engineering Services and CMD also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CMD's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, Engineering Services will notify CMD for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CMD will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, Engineering Services will contact CMD to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CMD to implement significant cost-cutting measures, Engineering Services will make every attempt to implement similar measures.

1999 Service Level Plan
Page 13


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CMD and Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:



-------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services



                          Engineering Services Section


-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------




COLUMBIA GAS OF MARYLAND, INC.:



---------------------------------         -------------------------------------
Joseph T. Sinclair                        Kenneth W. Christman
Vice President, Operations                General Counsel

1999 Service Level Plan
Page 14


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.





---------------------------------         -------------------------------------
Gary J. Robinson                          Stephen A. Schmotzer
CMD President and Chief Executive         Executive Director, Shared Services
Officer                                   Center

[COLUMBIA GAS OF OHIO LOGO]
 A COLUMBIA ENERGY GROUP COMPANY

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                                      COLUMBIA GAS OF OHIO, INC.



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Engineering Services Section and Columbia Gas of Ohio, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Ohio, Inc. (COH) to have ready access to high quality, valuable services at a fair price.

The Engineering Services Section will provide services that are: (1) requested or agreed to by Columbia Gas of Ohio, Inc., (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:   Engineering Services Section
            The Shared Services Center at Columbia Gas of Ohio, Inc.
            200 Civic Center Drive
            Columbus, Ohio  43215

            Key Provider contact is:    Kathryn I. Shroyer
                                        General Manager, Consulting Services

CUSTOMER:   Columbia Gas of Ohio, Inc.
            200 Civic Center Drive
            Columbus, OH  43215

            Key Customer contact is:    Alan S. Steinmetz
                                        Director, Operations

            Columbia Gas of Ohio, Inc.
            One Seagate, Suite 1400
            Toledo, OH  43614

            Key Customer contact is:    R. Joseph Kuhner
                                        Director, Operations

1999 Service Level Plan
Page 2



            Columbia Gas of Ohio, Inc.
            200 Civic Center Drive
            Columbus, OH  43215

            Key Customer contact is:    Andrew J. Sonderman
                                        General Counsel/Secretary


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.



                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.


2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.


3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.


4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting COH with achieving its goal of operational excellence.


5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.


6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.

1999 Service Level Plan
Page 3



                            BRIEF SERVICE DESCRIPTION


7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.


8. REGULATIONS/STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.


9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.


10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.


11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.


12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on COH's behalf.


13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where COH has established a capital or suspense job order.

1999 Service Level Plan
Page 4



FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service COH expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that Engineering Services Section will monitor through Quarterly Service Performance Reports.




                           COH
             1999 ENGINEERING SERVICES BUDGET              PROJECTED       PROJECTED      PROJECTED       PROJECTED
                           AND                              SERVICE           O&M          CAPITAL       TOTAL COST
                   SERVICE DESCRIPTION                       VOLUME          COSTS          COSTS        OF SERVICE
NO.                                                          (FTE)            ($)            ($)             ($)

1      PROJECTS & PROJECT MANAGEMENT                            3.36        $261,444       $150,000        $411,444

2      CONSULTING                                               2.57        $315,211             $0        $315,211

3      SHARED COMPUTER APPLICATIONS SUPPORT                     1.64        $201,120             $0        $201,120

4      OPERATIONAL EXCELLENCE PLANNING                          2.69        $329,500             $0        $329,500

5      RISK MANAGEMENT                                          0.67         $82,645             $0         $82,645

6      ANALYSIS & DESIGN                                        0.34         $15,195        $26,740         $41,936

7      EQUIPMENT & MATERIALS                                    1.14        $139,998             $0        $139,998

8      REGULATIONS/STANDARDS/CODES                              0.67         $82,281             $0         $82,281

9      INTERNAL STANDARDS                                       1.61        $197,032             $0        $197,032

10     TRAINING & PROFESSIONAL DEVELOPMENT                      0.17         $21,131             $0         $21,131

11     TECHNICAL PRODUCTS                                       0.81         $99,581             $0         $99,581

12     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                    0.76         $93,231             $0         $93,231

13     CAPITAL PROJECTS                                         0.01              $0         $1,102          $1,102
                                                           ========================================================


       TOTALS:                                                 16.47      $1,838,371       $177,843      $2,016,214

1999 Service Level Plan
Page 5



               1999 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED       PROJECTED       PROJECTED
                              AND                             SERVICE          O&M           CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                      VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                            (FTE)           ($)             ($)             ($)
1     PROJECTS & PROJECT MANAGEMENT

     a                          Environmental Compliance         0.3136        $38,405              $0         $38,405
     b     Electronic Measurement Data Collection System         0.4227        $51,759              $0         $51,759
     c                                 Safety and Health         0.1732        $21,203              $0         $21,203
     d                       Standard Drawing Conversion         0.0886        $10,843              $0         $10,843
     e                          Stoner Model Development         0.0181         $2,219              $0          $2,219
     f                                    Map Conversion         1.2250             $0        $150,000        $150,000
     g                             Mobile Data Terminals         0.9534       $116,745              $0        $116,745
     h                                    Meter Sampling         0.1149        $14,075              $0         $14,075
     I                           Automatic Meter Reading         0.0000             $0              $0              $0
     j                                   WMS Warehousing         0.0000             $0              $0              $0
     k                                   Stoner Tool Set         0.0000             $0              $0              $0
     l                                               Y2K         0.0506         $6,196              $0          $6,196
     m                                              Temp         0.0000             $0              $0              $0
     n                                              Temp         0.0000             $0              $0              $0
     o                                              Temp         0.0000             $0              $0              $0
     p                                              Temp         0.0000             $0              $0              $0
     q                                              Temp         0.0000             $0              $0              $0
     r                                              Temp         0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                  TOTALS         3.3601       $261,444        $150,000        $411,444

                                PERCENTAGE OF TOTAL SLP:         20.41%

2     CONSULTING

     a                          Environmental Compliance         0.4655        $57,000              $0         $57,000
     b                        Electronic Measurement/AMR         0.4974        $60,901              $0         $60,901
     c                                 Safety and Health         0.2171        $26,584              $0         $26,584
     d                                  Gas Conditioning         0.0000             $0              $0              $0
     e                             Operations Assessment         0.0039           $472              $0            $472
     f                                               M&R         0.8024        $98,255              $0         $98,255
     g                                        Operations         0.5880        $72,000              $0         $72,000
     h                               Peak Shaving Plants         0.0000             $0              $0              $0
     I                                              Temp         0.0000             $0              $0              $0
     j                                              Temp         0.0000             $0              $0              $0
     k                                              Temp         0.0000             $0              $0              $0
     l                                              Temp         0.0000             $0              $0              $0
     m                                              Temp         0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                  TOTALS         2.5742       $315,211              $0        $315,211

                                PERCENTAGE OF TOTAL SLP:         15.63%

1999 Service Level Plan
Page 6



               1999 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED       PROJECTED       PROJECTED
                              AND                             SERVICE          O&M           CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                      VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                            (FTE)           ($)             ($)             ($)
3     SHARED COMPUTER APPLICATION SUPPORT

     a                                               CATS        0.0651         $7,971              $0          $7,971
     b                    Distributive Information System        0.2226        $27,260              $0         $27,260
     c                    Electronic Measurement Software        0.0547         $6,692              $0          $6,692
     d                                  I&ITS, MSDS, VARS        0.0747         $9,144              $0          $9,144
     e                              Mobile Data Terminals        0.3434        $42,044              $0         $42,044
     f                           MICROSTATION (AM/FM/GIS)        0.1866        $22,846              $0         $22,846
     g                                               MMIS        0.0000             $0              $0              $0
     h                                               NLRS        0.0000             $0              $0              $0
     I                               M&R DESIGN ASSISTANT        0.0054           $660              $0            $660
     j                                       RMIS & CARMA        0.0000             $0              $0              $0
     k                                    Stoner SynerGEE        0.0250         $3,061              $0          $3,061
     l                                   Network Analysis        0.0469         $5,748              $0          $5,748
     m                                          WLRS/EASI        0.0100         $1,220              $0          $1,220
     n                             Work Management System        0.5832        $71,412              $0         $71,412
     o                                Peak Shaving Plants        0.0000             $0              $0              $0
     p                                  Job Order Mapping        0.0000             $0              $0              $0
     q                        GIS Application Development        0.0250         $3,061              $0          $3,061
     r                                               Temp        0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                   TOTALS        1.6425       $201,120              $0        $201,120

                                 PERCENTAGE OF TOTAL SLP:         9.98%

4     OPERATIONAL EXCELLENCE PLANNING

     a                                     Best Practices        0.1614        $19,758              $0         $19,758
     b                       Field Operations Assessments        1.6761       $205,230              $0        $205,230
     c                              Industry Benchmarking        0.0123         $1,510              $0          $1,510
     d                         Internal Focus Group - M&R        0.1063        $13,018              $0         $13,018
     e                                     New Technology        0.1782        $21,816              $0         $21,816
     f                Performance Productivity Indicators        0.1337        $16,371              $0         $16,371
     g           Professional Organization Representation        0.2143        $26,241              $0         $26,241
     h                    State/SSC Coordination Meetings        0.2048        $25,079              $0         $25,079
     I                Continuous Improvement Measurements        0.0039           $479              $0            $479
     j                                               Temp        0.0000             $0              $0              $0
     k                                               Temp        0.0000             $0              $0              $0
     l                                               Temp        0.0000             $0              $0              $0
     m                                               Temp        0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                   TOTALS        2.6909       $329,500              $0        $329,500

                                 PERCENTAGE OF TOTAL SLP:        16.34%

1999 Service Level Plan
Page 7



               1999 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED       PROJECTED       PROJECTED
                              AND                             SERVICE          O&M           CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                      VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                            (FTE)           ($)             ($)             ($)
5     RISK MANAGEMENT

     a                       Claims Reporting/Management         0.5190        $63,552              $0         $63,552
     b                                   Contract Review         0.0566         $6,929              $0          $6,929
     c                          Insurance Services/Bonds         0.0616         $7,548              $0          $7,548
     d                                 Reserves Auditing         0.0116         $1,417              $0          $1,417
     e               Third Party Administrator Oversight         0.0261         $3,200              $0          $3,200
     f                                              Temp         0.0000             $0              $0              $0
     g                                              Temp         0.0000             $0              $0              $0
     h                                              Temp         0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                  TOTALS         0.6749        $82,645              $0         $82,645

                                PERCENTAGE OF TOTAL SLP:          4.10%

6     ANALYSIS AND DESIGN

     a                       Electronic Measurement/AMR          0.0026           $317              $0            $317
     b              Environmental and Industrial Hygiene         0.0026           $320              $0            $320
     c                     Stray Gas Emanations Analysis         0.0103         $1,260              $0          $1,260
     d                         Gaseous Material Analysis         0.0180         $2,205              $0          $2,205
     e                                        M&R Design         0.2672         $9,817         $22,906         $32,722
     f                               M&R Design Drawings         0.0418         $1,278          $3,835          $5,113
     g                                              Temp         0.0000             $0              $0              $0
     h                                              Temp         0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                  TOTALS         0.3425        $15,195         $26,740         $41,936

                                PERCENTAGE OF TOTAL SLP:          2.08%

7     EQUIPMENT AND MATERIALS

     a             Meter Budget and Inventory Management         0.8841       $108,256              $0        $108,256
     b              Environmental and Industrial Hygiene         0.0220         $2,696              $0          $2,696
     c                                 Facility Failures         0.0720         $8,810              $0          $8,810
     d                  Equipment Bidding and Purchasing         0.0217         $2,657              $0          $2,657
     e    New Equipment & Materials Evaluation & Testing         0.1436        $17,580              $0         $17,580
     f                                              Temp         0.0000             $0              $0              $0
     g                                              Temp         0.0000             $0              $0              $0
     h                                              Temp         0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                  TOTALS         1.1433       $139,998              $0        $139,998

                                PERCENTAGE OF TOTAL SLP:          6.94%

1999 Service Level Plan
Page 8



               1999 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED       PROJECTED       PROJECTED
                              AND                             SERVICE          O&M           CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                      VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                            (FTE)           ($)             ($)             ($)
8     REGULATIONS/STANDARDS/CODES

     a                                   Risk Management         0.0067           $820              $0            $820
     b                                    AGA, API & IGT         0.0304         $3,726              $0          $3,726
     c                            ANSI, ISA, IEEE & ASME         0.0063           $775              $0            $775
     d                                             ASHRE         0.0726         $8,884              $0          $8,884
     e                                     Environmental         0.1876        $22,971              $0         $22,971
     f                                   Pipeline Safety         0.1898        $23,241              $0         $23,241
     g                     State Tariffs and Regulations         0.0026           $318              $0            $318
     h                                          IFGC/IFS         0.0305         $3,740              $0          $3,740
     I                                Insurance Statutes         0.0000             $0              $0              $0
     j                            National Fuel Gas Code         0.0278         $3,406              $0          $3,406
     k                                 Safety and Health         0.1176        $14,400              $0         $14,400
     l                            Operations Assessments         0.0000             $0              $0              $0
     m                                              Temp         0.0000             $0              $0              $0
     i                                                       ---------------------------------------------------------
                                                  TOTALS         0.6720        $82,281              $0         $82,281

                                PERCENTAGE OF TOTAL SLP:          4.08%


9     INTERNAL STANDARDS

     a                                         AM/FM/GIS         0.1520        $18,611              $0         $18,611
     b  Appd. Materials for Gas Piping on Cust. Premises         0.0000             $0              $0              $0
     c                                             Forms         0.3758        $46,019              $0         $46,019
     d                                 M&R Design Manual         0.0599         $7,335              $0          $7,335
     e                          Material Index Standards         0.0000             $0              $0              $0
     f                            M&R Informational Memo         0.0000             $0              $0              $0
     g                                  Material Catalog         0.0377         $4,617              $0          $4,617
     h                   Measurement Informational Guide         0.0073           $899              $0            $899
     i                  Tech. Guidelines - Environmental         0.0979        $11,988              $0         $11,988
     j              Tech. Guidelines - Safety and Health         0.1542        $18,877              $0         $18,877
     k                    Policy and Procedure - Leakage         0.2633        $32,236              $0         $32,236
     l                    Policy and Procedure - Service         0.0590         $7,222              $0          $7,222
     m                      Policy and Procedure - Plant         0.1126        $13,782              $0         $13,782
     n                        Policy and Procedure - M&R         0.1282        $15,700              $0         $15,700
     o          Tech. Guidelines - Operations Assessment         0.0039           $479              $0            $479
     p                  Policy and Procedure - Corrosion         0.0017           $203              $0            $203
     q                Tech. Guidelines - Risk Management         0.0557         $6,820              $0          $6,820
     r                 Policy And Procedure - All Others         0.1000        $12,245              $0         $12,245
                                                             ---------------------------------------------------------

                                                  TOTALS         1.6091       $197,032              $0        $197,032

                                PERCENTAGE OF TOTAL SLP:          9.77%

1999 Service Level Plan
Page 9



               1999 ENGINEERING SERVICES BUDGET              PROJECTED        PROJECTED      PROJECTED       PROJECTED
                              AND                             SERVICE            O&M          CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                      VOLUME           COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)             ($)            ($)             ($)
10    TRAINING & PROFESSIONAL DEVELOPMENT

     a                  Digital Map Maintenance Routines         0.0370            $4,531            $0          $4,531
     b                            Electronic Measurement         0.0000                $0            $0              $0
     c                                     Environmental         0.0189            $2,312            $0          $2,312
     d                         External Training Sources         0.0000                $0            $0              $0
     e                                 Field Gas Methods         0.0000                $0            $0              $0
     f                                      Gas Sampling         0.0051              $630            $0            $630
     g                                   Health & Safety         0.0806            $9,864            $0          $9,864
     h                                        M&R Design         0.0000                $0            $0              $0
     I                     Map Conversion QA/QC Routines         0.0245            $2,998            $0          $2,998
     j                             Operations Assessment         0.0033              $398            $0            $398
     k                                   Risk Management         0.0033              $398            $0            $398
     l                              Technical Guidelines         0.0000                $0            $0              $0
     m             Engineer Exchange Development Program         0.0000                $0            $0              $0
     n                                  Network Analysis         0.0000                $0            $0              $0
     o                                 Job Order Mapping         0.0000                $0            $0              $0
                                                             ---------------------------------------------------------

                                                  TOTALS         0.1726           $21,131            $0         $21,131

                                PERCENTAGE OF TOTAL SLP:          1.05%

11    TECHNICAL PRODUCTS

     a                      Engineering Drawing Services         0.0644            $7,884            $0          $7,884
     b                           Lab Services - Contract         0.0441            $5,398            $0          $5,398
     c                           Lab Services - In-House         0.2184           $26,740            $0         $26,740
     d                      Reports and Data Preparation         0.4864           $59,559            $0         $59,559
     e                               Columbia Meter Shop                  1999 AFFILIATED PARTNER:                  YES
                                                             ----------------------------------------------------------

                                                  TOTALS         0.8133           $99,581            $0         $99,581

                                PERCENTAGE OF TOTAL SLP:          4.94%

1999 Service Level Plan
Page 10



               1999 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED       PROJECTED       PROJECTED
                              AND                             SERVICE          O&M           CAPITAL       TOTAL COST
                      SERVICE DESCRIPTION                      VOLUME         COSTS           COSTS        OF SERVICE
NO.                                                            (FTE)           ($)             ($)             ($)
12    MANAGEMENT & CROSS FUNCTIONAL SUPPORT

     a                           Shared Services - Bangs         0.2365        $28,957              $0         $28,957
     b                         Shared Services - Finance         0.2902        $35,533              $0         $35,533
     c                             Shared Services - GMS         0.0525         $6,431              $0          $6,431
     d                              Shared Services - IT         0.0106         $1,294              $0          $1,294
     e                           Shared Services - Legal         0.0283         $3,464              $0          $3,464
     f                       Shared Services - Marketing         0.0154         $1,890              $0          $1,890
     g              Shared Services - Technical Training         0.0417         $5,102              $0          $5,102
     h                                             State         0.0000             $0              $0              $0
     I                                            System         0.0664         $8,129              $0          $8,129
     j                         200 Civic Center Facility         0.0199         $2,431              $0          $2,431
                                                             ---------------------------------------------------------

                                                  TOTALS         0.7614        $93,231              $0         $93,231

                                PERCENTAGE OF TOTAL SLP:          4.62%

13    CAPITAL PROJECTS

     a                                               MDT         0.0000             $0              $0              $0
     b                     Washington, PA Map Conversion         0.0000             $0              $0              $0
     c                                        M&R Design         0.0000             $0              $0              $0
     d                               M&R Design Drawings         0.0000             $0              $0              $0
     e                          Georgetown/Frankfort, KY         0.0000             $0              $0              $0
     f                                 Old Frankfort ESA         0.0000             $0              $0              $0
     g                           York, PA Map Conversion         0.0000             $0              $0              $0
     h                        Hanover, PA Map Conversion         0.0000             $0              $0              $0
     I                          CGV GIS Needs Assessment         0.0000             $0              $0              $0
     j                                               CES         0.0090             $0          $1,102          $1,102
     k                  State College, PA Map Conversion         0.0000             $0              $0              $0
     l                     Gettysburg, PA Map Conversion         0.0000             $0              $0              $0
     m                     Hagerstown, MD Map Conversion         0.0000             $0              $0              $0
     n                     Cumberland, MD Map Conversion         0.0000             $0              $0              $0
     o                      Lexington, KY Map Conversion         0.0000             $0              $0              $0
                                                             ---------------------------------------------------------

                                                  TOTALS         0.0090             $0          $1,102          $1,102

                                PERCENTAGE OF TOTAL SLP:          0.05%

1999 Service Level Plan
Page 11



KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Engineering Services and COH concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE


1.  PERFORMANCE MEASURE DEFINITION:                                            TYPE      GOAL
    The sum of all direct, indirect, and overhead costs of all services          C       Actual annual costs = or <
    provided by Engineering Services.                                                    projected annual costs in the
                                                                                         effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with Engineering Services
reports                      Reports                       to update and modify the Service Level Plan as needed to
                                                           accurately reflect changes in the level of services
                                                           requested and associated costs.


2.  PERFORMANCE MEASURE DEFINITION:                                            TYPE      GOAL
    Level of state's satisfaction with communications,                           Q       90% met or exceeded ratings
    responsiveness and understanding of the needs and wants of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey COH as                Customer survey               COH to work with shared service to define
appropriate; report                                        expectations at time of  each service request that can
results annually                                           include completion timeline/date, cost limitations,
                                                           customer responsibilities to fulfill service, need/timing
                                                           of status reports during project, regulatory approval,
                                                           favorable internal audits, accurate lab results and other
                                                           specific customer needs. COH to provide survey
                                                           feedback.

1999 Service Level Plan
Page 12


OTHER MATTERS

Engineering Services and COH also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on COH's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, Engineering Services will notify COH for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, COH will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, Engineering Services will contact COH to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require COH to implement significant cost-cutting measures, Engineering Services will make every attempt to implement similar measures.

1999 Service Level Plan
Page 13


EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; COH and Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:



------------------------------------
Kathryn I. Shroyer
General Manager, Consulting Services

                          Engineering Services Section

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

1999 Service Level Plan
Page 14



COLUMBIA GAS OF OHIO, INC.:



-------------------------------------      -------------------------------------
Alan S. Steinmetz                          R. Joseph Kuhner
Director, Operations                       Director, Operations



-------------------------------------
Andrews J. Sonderman
General Counsel/Secretary






MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.





-----------------------------------------    -----------------------------------
Robert C. Skaggs                             Stephen A. Schmotzer
COH President and Chief Executive Officer    Executive Director, Shared Services

[COLUMBIA GAS OF PENNSYLVANIA LOGO]
  A COLUMBIA ENERGY GROUP COMPANY


SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                                            FOR ENGINEERING SERVICES PROVIDED TO
                                              COLUMBIA GAS OF PENNSYLVANIA, INC.



OVERVIEW

This Service Level Plan is the primary means of communicating the mutual expectations of the Engineering Services Section and Columbia Gas of Pennsylvania, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. This partnership will enable Columbia Gas of Pennsylvania, Inc. (CPA) to have ready access to high quality, valuable services at a fair price.

The Engineering Services Section will provide services that are: (1) requested or agreed to by Columbia Gas of Pennsylvania, Inc., (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:   Engineering Services Section
            The Shared Services Center at Columbia Gas of Ohio, Inc.
            200 Civic Center Drive
            Columbus, Ohio  43215

            Key Provider contact is:     Kathryn I. Shroyer
                                         General Manager, Consulting Services

CUSTOMER:   Columbia Gas of Pennsylvania, Inc.
            650 Washington Road
            Pittsburgh, PA  15228-2703

            Key Customer contact is:     Joseph T. Sinclair
                                         Vice President, Operations

            Columbia Gas of Pennsylvania, Inc.
            650 Washington Road
            Pittsburgh, PA  15228-2703

            Key Customer contact is:     Kenneth W. Christman
                                         General Counsel

1999 Service Level Plan
Page 2


SCOPE OF SERVICES

The general services addressed by this Plan are listed below. The sub-activities for each general service are listed in the FTE Service Levels and Costs templates on pages 4 through 10.


                            BRIEF SERVICE DESCRIPTION

1. PROJECTS & PROJECT MANAGEMENT - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects.


2. CONSULTING - includes on-site or remote technical advice, opinions, recommendations and/or direction.


3. SHARED COMPUTER APPLICATION SUPPORT - includes operational support, enhancement and problem investigation activities associated with shared operations computer applications.


4. OPERATIONAL EXCELLENCE PLANNING - includes the auditing program and all planning, reporting, measurement and evaluation activities associated with assisting CPA with achieving its goal of operational excellence.


5. RISK MANAGEMENT - includes planning, management and coordination of third party administrators, insurance providers and the Columbia Insurance Company, Ltd. to address auto, property and general liability, workers' compensation and non-traditional coverages.


6. ANALYSIS & DESIGN - includes all activities associated with Engineering or technical analysis and facility design services.


7. EQUIPMENT & MATERIALS - includes all equipment and materials management activities; such as: bidding, purchasing, support, new product testing and development, troubleshooting and inventory management.


8. REGULATIONS/ STANDARDS/CODES - includes tracking, review, interpretations and response activities associated with external regulations, standards and codes.

1999 Service Level Plan
Page 3



9. INTERNAL STANDARDS - includes support, interpretation, documentation, review, revision, and distribution activities associated with all internal Corporate standards.


10. TRAINING & PROFESSIONAL DEVELOPMENT - includes all specific/specialty training services provided which are not routinely offered by the Shared Services Technical Training Section.


11. TECHNICAL PRODUCTS - includes all tangible technical products such as reports, data requests, laboratory tests, equipment testing and repair services, and engineering drawing services.


12. MANAGEMENT & CROSS-FUNCTIONAL SUPPORT - includes all activities associated with supporting other shared services sections, state organizations or System locations on CPA's behalf.


13. CAPITAL PROJECTS - includes the planning, support, coordination, implementation and/or management activities associated with short or long term projects where CPA has established a capital or suspense job order.

1999 Service Level Plan
Page 4



FTE SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost for each service CPA expects to use. "Volume" measures the level of each service to be provided. The "total cost of service" is the sum of the Capital and O&M (Direct, Indirect, and Overhead) costs. It is this "Total" amount that Engineering Services Section will monitor through Quarterly Service Performance Reports.

                                CPA
                  1999 ENGINEERING SERVICES BUDGET              PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                              SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                       VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                               (FTE)           ($)            ($)             ($)

1      PROJECTS & PROJECT MANAGEMENT                                 0.82       $100,956             $0        $100,956

2      CONSULTING                                                    1.23       $150,276             $0        $150,276

3      SHARED COMPUTER APPLICATIONS SUPPORT                          0.64        $78,955             $0         $78,955

4      OPERATIONAL EXCELLENCE PLANNING                               1.81       $221,802             $0        $221,802

5      RISK MANAGEMENT                                               0.14        $16,634             $0         $16,634

6      ANALYSIS & DESIGN                                             0.15         $8,311        $10,416         $18,726

7      EQUIPMENT & MATERIALS                                         0.35        $42,556             $0         $42,556

8      REGULATIONS/STANDARDS/CODES                                   0.41        $50,341             $0         $50,341

9      INTERNAL STANDARDS                                            0.69        $84,936             $0         $84,936

10     TRAINING & PROFESSIONAL DEVELOPMENT                           0.11        $14,049             $0         $14,049

11     TECHNICAL PRODUCTS                                            0.33        $40,772             $0         $40,772

12     MANAGEMENT & CROSS FUNCTIONAL SUPPORT                         0.14        $17,515             $0         $17,515

13     CAPITAL PROJECTS                                              2.67             $0       $327,174        $327,174
                                                                =======================================================


       TOTALS:                                                       9.51       $827,102       $337,590      $1,164,692

1999 Service Level Plan
Page 5



                 1999 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                    VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)           ($)            ($)             ($)
1     PROJECTS & PROJECT MANAGEMENT

     a                          Environmental Compliance        0.3147        $38,531             $0         $38,531
     b     Electronic Measurement Data Collection System        0.0938        $11,487             $0         $11,487
     c                                 Safety and Health        0.1238        $15,163             $0         $15,163
     d                       Standard Drawing Conversion        0.0443         $5,419             $0          $5,419
     e                          Stoner Model Development        0.0046           $557             $0            $557
     f                                    Map Conversion        0.0000             $0             $0              $0
     g                             Mobile Data Terminals        0.1427        $17,479             $0         $17,479
     h                                    Meter Sampling        0.0472         $5,778             $0          $5,778
     I                           Automatic Meter Reading        0.0051           $627             $0            $627
     j                                   WMS Warehousing        0.0230         $2,817             $0          $2,817
     k                                   Stoner Tool Set        0.0000             $0             $0              $0
     l                                               Y2K        0.0253         $3,098             $0          $3,098
     m                                              Temp        0.0000             $0             $0              $0
     n                                              Temp        0.0000             $0             $0              $0
     o                                              Temp        0.0000             $0             $0              $0
     p                                              Temp        0.0000             $0             $0              $0
     q                                              Temp        0.0000             $0             $0              $0
     r                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------

                                                  TOTALS        0.8245       $100,956             $0        $100,956

                                PERCENTAGE OF TOTAL SLP:         8.67%

2     CONSULTING

     a                          Environmental Compliance        0.2939        $35,991             $0         $35,991
     b                        Electronic Measurement/AMR        0.2427        $29,722             $0         $29,722
     c                                 Safety and Health        0.1620        $19,840             $0         $19,840
     d                                  Gas Conditioning        0.0322         $3,937             $0          $3,937
     e                             Operations Assessment        0.0000             $0             $0              $0
     f                                               M&R        0.2875        $35,207             $0         $35,207
     g                                        Operations        0.2089        $25,579             $0         $25,579
     h                               Peak Shaving Plants        0.0000             $0             $0              $0
     I                                              Temp        0.0000             $0             $0              $0
     j                                              Temp        0.0000             $0             $0              $0
     k                                              Temp        0.0000             $0             $0              $0
     l                                              Temp        0.0000             $0             $0              $0
     m                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------

                                                  TOTALS        1.2273       $150,276             $0        $150,276

                                PERCENTAGE OF TOTAL SLP:        12.90%

1999 Service Level Plan
Page 6



                 1999 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                    VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)           ($)            ($)             ($)
3     SHARED COMPUTER APPLICATION SUPPORT

     a                                              CATS        0.0325         $3,984             $0          $3,984
     b                   Distributive Information System        0.1398        $17,115             $0         $17,115
     c                   Electronic Measurement Software        0.0347         $4,252             $0          $4,252
     d                                 I&ITS, MSDS, VARS        0.0180         $2,208             $0          $2,208
     e                             Mobile Data Terminals        0.0884        $10,824             $0         $10,824
     f                          MICROSTATION (AM/FM/GIS)        0.1016        $12,441             $0         $12,441
     g                                              MMIS        0.0000             $0             $0              $0
     h                                              NLRS        0.0000             $0             $0              $0
     I                              M&R DESIGN ASSISTANT        0.0025           $312             $0            $312
     j                                      RMIS & CARMA        0.0000             $0             $0              $0
     k                                   Stoner SynerGEE        0.0408         $4,997             $0          $4,997
     l                                  Network Analysis        0.0259         $3,167             $0          $3,167
     m                                         WLRS/EASI        0.0029           $351             $0            $351
     n                            Work Management System        0.1288        $15,771             $0         $15,771
     o                               Peak Shaving Plants        0.0000             $0             $0              $0
     p                                 Job Order Mapping        0.0039           $472             $0            $472
     q                       GIS Application Development        0.0250         $3,061             $0          $3,061
     r                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------

                                                  TOTALS        0.6448        $78,955             $0         $78,955

                                PERCENTAGE OF TOTAL SLP:         6.78%

4     OPERATIONAL EXCELLENCE PLANNING

     a                                    Best Practices        0.0690         $8,445             $0          $8,445
     b                      Field Operations Assessments        1.2707       $155,592             $0        $155,592
     c                             Industry Benchmarking        0.0046           $557             $0            $557
     d                        Internal Focus Group - M&R        0.0308         $3,773             $0          $3,773
     e                                    New Technology        0.0946        $11,583             $0         $11,583
     f               Performance Productivity Indicators        0.1211        $14,832             $0         $14,832
     g          Professional Organization Representation        0.1054        $12,901             $0         $12,901
     h                   State/SSC Coordination Meetings        0.1133        $13,878             $0         $13,878
     I               Continuous Improvement Measurements        0.0020           $239             $0            $239
     j                                              Temp        0.0000             $0             $0              $0
     k                                              Temp        0.0000             $0             $0              $0
     l                                              Temp        0.0000             $0             $0              $0
     m                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------

                                                  TOTALS        1.8114       $221,802             $0        $221,802

                                PERCENTAGE OF TOTAL SLP:        19.04%

1999 Service Level Plan
Page 7



                 1999 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                    VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)           ($)            ($)             ($)
5     RISK MANAGEMENT

     a                       Claims Reporting/Management        0.0654         $8,010             $0          $8,010
     b                                   Contract Review        0.0129         $1,575             $0          $1,575
     c                          Insurance Services/Bonds        0.0391         $4,790             $0          $4,790
     d                                 Reserves Auditing        0.0090         $1,102             $0          $1,102
     e               Third Party Administrator Oversight        0.0094         $1,156             $0          $1,156
     f                                              Temp        0.0000             $0             $0              $0
     g                                              Temp        0.0000             $0             $0              $0
     h                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------

                                                  TOTALS        0.1358        $16,634             $0         $16,634

                                PERCENTAGE OF TOTAL SLP:         1.43%

6     ANALYSIS AND DESIGN

     a                       Electronic Measurement /AMR        0.0006            $69             $0             $69
     b              Environmental and Industrial Hygiene        0.0064           $789             $0            $789
     c                     Stray Gas Emanations Analysis        0.0154         $1,890             $0          $1,890
     d                         Gaseous Material Analysis        0.0090         $1,102             $0          $1,102
     e                                        M&R Design        0.1211         $4,449        $10,380         $14,829
     f                               M&R Design Drawings        0.0004            $12            $35             $47
     g                                              Temp        0.0000             $0             $0              $0
     h                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------

                                                  TOTALS        0.1529         $8,311        $10,416         $18,726

                                PERCENTAGE OF TOTAL SLP:         1.61%

7     EQUIPMENT AND MATERIALS

     a             Meter Budget and Inventory Management        0.2471        $30,261             $0         $30,261
     b              Environmental and Industrial Hygiene        0.0110         $1,346             $0          $1,346
     c                                 Facility Failures        0.0120         $1,472             $0          $1,472
     d                  Equipment Bidding and Purchasing        0.0055           $679             $0            $679
     e    New Equipment & Materials Evaluation & Testing        0.0718         $8,798             $0          $8,798
     f                                              Temp        0.0000             $0             $0              $0
     g                                              Temp        0.0000             $0             $0              $0
     h                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------

                                                  TOTALS        0.3475        $42,556             $0         $42,556

                                PERCENTAGE OF TOTAL SLP:         3.65%

1999 Service Level Plan
Page 8



                 1999 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                    VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)           ($)            ($)             ($)

8     REGULATIONS/STANDARDS/CODES

     a                                   Risk Management        0.0000             $0             $0              $0
     b                                    AGA, API & IGT        0.0159         $1,953             $0          $1,953
     c                            ANSI, ISA, IEEE & ASME        0.0042           $512             $0            $512
     d                                             ASHRE        0.0806         $9,872             $0          $9,872
     e                                     Environmental        0.1042        $12,759             $0         $12,759
     f                                   Pipeline Safety        0.0596         $7,298             $0          $7,298
     g                     State Tariffs and Regulations        0.0016           $192             $0            $192
     h                                          IFGC/IFS        0.0281         $3,439             $0          $3,439
     I                                Insurance Statutes        0.0000             $0             $0              $0
     j                            National Fuel Gas Code        0.0247         $3,027             $0          $3,027
     k                                 Safety and Health        0.0922        $11,290             $0         $11,290
     l                            Operations Assessments        0.0000             $0             $0              $0
     m                                              Temp        0.0000             $0             $0              $0
                                                             -------------------------------------------------------
     i
                                                  TOTALS        0.4111        $50,341             $0         $50,341

                                PERCENTAGE OF TOTAL SLP:         4.32%


9     INTERNAL STANDARDS

     a                                         AM/FM/GIS        0.0707         $8,657             $0          $8,657
     b  Appd. Materials for Gas Piping on Cust. Premises        0.0000             $0             $0              $0
     d                                             Forms        0.1114        $13,645             $0         $13,645
     e                                 M&R Design Manual        0.0299         $3,666             $0          $3,666
     f                          Material Index Standards        0.0000             $0             $0              $0
     g                            M&R Informational Memo        0.0000             $0             $0              $0
     h                                  Material Catalog        0.0179         $2,190             $0          $2,190
     I                   Measurement Informational Guide        0.0016           $198             $0            $198
     c                  Tech. Guidelines - Environmental        0.0639         $7,824             $0          $7,824
     j              Tech. Guidelines - Safety and Health        0.0770         $9,432             $0          $9,432
     k                    Policy and Procedure - Leakage        0.0561         $6,872             $0          $6,872
     l                    Policy and Procedure - Service        0.0131         $1,605             $0          $1,605
     m                      Policy and Procedure - Plant        0.0324         $3,971             $0          $3,971
     n                        Policy and Procedure - M&R        0.1094        $13,396             $0         $13,396
     o          Tech. Guidelines - Operations Assessment        0.0020           $239             $0            $239
     p                  Policy and Procedure - Corrosion        0.0208         $2,546             $0          $2,546
     q                Tech. Guidelines - Risk Management        0.0583         $7,139             $0          $7,139
     r                 Policy and Procedure - All Others        0.0290         $3,554             $0          $3,554
                                                             -------------------------------------------------------

                                                  TOTALS        0.6936        $84,936             $0         $84,936

                                PERCENTAGE OF TOTAL SLP:         7.29%

1999 Service Level Plan
Page 9



                 1999 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                    VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)           ($)            ($)             ($)
10    TRAINING & PROFESSIONAL DEVELOPMENT

     a                  Digital Map Maintenance Routines        0.0129             $1,575         $0          $1,575
     b                            Electronic Measurement        0.0000                 $0         $0              $0
     c                                     Environmental        0.0094             $1,156         $0          $1,156
     d                         External Training Sources        0.0000                 $0         $0              $0
     e                                 Field Gas Methods        0.0000                 $0         $0              $0
     f                                      Gas Sampling        0.0000                 $0         $0              $0
     g                                   Health & Safety        0.0203             $2,491         $0          $2,491
     h                                        M&R Design        0.0000                 $0         $0              $0
     I                     Map Conversion QA/QC Routines        0.0020               $239         $0            $239
     j                             Operations Assessment        0.0016               $200         $0            $200
     k                                   Risk Management        0.0016               $200         $0            $200
     l                              Technical Guidelines        0.0000                 $0         $0              $0
     m             Engineer Exchange Development Program        0.0000                 $0         $0              $0
     n                                  Network Analysis        0.0000                 $0         $0              $0
     o                                 Job Order Mapping        0.0669             $8,188         $0          $8,188
                                                             -------------------------------------------------------

                                                  TOTALS        0.1147            $14,049         $0         $14,049

                                PERCENTAGE OF TOTAL SLP:         1.21%

11    TECHNICAL PRODUCTS

     a                      Engineering Drawing Services        0.0200             $2,446         $0          $2,446
     b                           Lab Services - Contract        0.0143             $1,753         $0          $1,753
     c                           Lab Services - In-House        0.1223            $14,977         $0         $14,977
     d                      Reports and Data Preparation        0.1764            $21,597         $0         $21,597
     e                               Columbia Meter Shop                  1999 AFFILIATED PARTNER:               YES
                                                             -------------------------------------------------------

                                                  TOTALS        0.3330            $40,772         $0         $40,772

                                PERCENTAGE OF TOTAL SLP:         3.50%

1999 Service Level Plan
Page 10



                 1999 ENGINEERING SERVICES BUDGET            PROJECTED      PROJECTED      PROJECTED       PROJECTED
                                AND                           SERVICE          O&M          CAPITAL       TOTAL COST
                        SERVICE DESCRIPTION                    VOLUME         COSTS          COSTS        OF SERVICE
NO.                                                            (FTE)           ($)            ($)             ($)

12    MANAGEMENT & CROSS FUNCTIONAL SUPPORT

     a                           Shared Services - Bangs        0.0033           $405             $0            $405
     b                         Shared Services - Finance        0.0643         $7,873             $0          $7,873
     c                             Shared Services - GMS        0.0088         $1,072             $0          $1,072
     d                              Shared Services - IT        0.0053           $650             $0            $650
     e                           Shared Services - Legal        0.0000             $0             $0              $0
     f                       Shared Services - Marketing        0.0000             $0             $0              $0
     g              Shared Services - Technical Training        0.0208         $2,549             $0          $2,549
     h                                             State        0.0000             $0             $0              $0
     I                                            System        0.0306         $3,751             $0          $3,751
     j                         200 Civic Center Facility        0.0099         $1,214             $0          $1,214
                                                             -------------------------------------------------------

                                                  TOTALS        0.1430        $17,515             $0         $17,515

                                PERCENTAGE OF TOTAL SLP:         1.50%

13    CAPITAL PROJECTS

     a                                               MDT        0.0000             $0             $0              $0
     b                     Washington, PA Map Conversion        0.0000             $0             $0              $0
     c                                        M&R Design        0.0000             $0             $0              $0
     d                               M&R Design Drawings        0.0000             $0             $0              $0
     e                          Georgetown/Frankfort, KY        0.0000             $0             $0              $0
     f                                 Old Frankfort ESA        0.0000             $0             $0              $0
     g                           York, PA Map Conversion        0.0000             $0             $0              $0
     h                        Hanover, PA Map Conversion        0.0356             $0         $4,360          $4,360
     I                          CGV GIS Needs Assessment        0.0000             $0             $0              $0
     j                                               CES        0.0000             $0             $0              $0
     k                  State College, PA Map Conversion        0.1246             $0        $15,260         $15,260
     l                     Gettysburg, PA Map Conversion        0.1029             $0        $12,600         $12,600
     m                     Hagerstown, MD Map Conversion        0.0000             $0             $0              $0
     n                     Cumberland, MD Map Conversion        0.0000             $0             $0              $0
     o                      Lexington, KY Map Conversion        0.0000             $0             $0              $0
     p                          Other CPA Map Conversion        2.4088             $0       $294,954        $294,954
                                                             -------------------------------------------------------

                                                  TOTALS        2.6719             $0       $327,174        $327,174

                                PERCENTAGE OF TOTAL SLP:        28.09%

1999 Service Level Plan
Page 11



KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Engineering Services and CPA concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost (C) or Quality (Q).


OVERALL PERFORMANCE MEASURE

1. PERFORMANCE MEASURE DEFINITION:                                   TYPE    GOAL
   The sum of all direct, indirect, and overhead costs of all          C     Actual annual costs = or <
   services provided by Engineering Services.                                projected annual costs in the
                                                                             effective Service Level Plan

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Quarterly status             Service Performance           To participate cooperatively with Engineering Services
reports                      Reports                       to update and modify the Service Level Plan as needed
                                                           to accurately reflect changes in the level of services
                                                           requested and associated costs.


2. PERFORMANCE MEASURE DEFINITION:                                   TYPE    GOAL
   Level of state's satisfaction with communications,                  Q     90% met or exceeded ratings
   responsiveness and understanding of the needs and wants
   of the state

FREQUENCY                    SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:
Survey CPA as                Customer survey               CPA to work with shared service to define expectations
appropriate; report                                        at time of  each service request that include
results annually                                           completion timeline/date, cost limitations, customer
                                                           responsibilities to fulfill service, need/timing of status reports during project, regulatory approval, favorable
                                                           internal audits, accurate lab results and other specific
                                                           customer needs. CPA to provide survey feedback.

1999 Service Level Plan
Page 12


OTHER MATTERS

Engineering Services and CPA also intend that prior to the start of the provision of any service as contemplated in this service level plan, the key contacts will define expectations that may include any of the following elements: timeline, cost limitations, customer responsibilities, timing of status reports, customer needs, regulatory approval, favorable internal audits or accuracy of lab results.

If necessary, Engineering Services is authorized to sign non-disclosure agreements with external providers, such as manufacturers, on CPA's behalf.


LABOR UTILIZATION/AMENDMENTS

Successful implementation of the SLP assumes reasonably consistent utilization of assigned FTE's during each quarter of 1999.

Should service levels exceed assigned FTE levels, every effort will be made to meet those requirements within the current cost structure. In the event that additional services indicate that the SLP budget will be exceeded, Engineering Services will notify CPA for verification and approval.

Should assigned FTE levels not be utilized fully, every effort will be make the services available to other parties and/or redirect unused FTE's to other Shared Services units provided that the FTE skill sets are transferable; however, CPA will be responsible for any stranded cost associated with unused or underutilized FTE complement.

If modifications to this plan are required, Engineering Services will contact CPA to reprioritize requested services or renegotiate costs. Amendments to this plan will be issued upon renegotiation.

If any unforeseen circumstances require CPA to implement significant cost-cutting measures, Engineering Services will make every attempt to implement similar measures.

1999 Service Level Plan
Page 13



EMPLOYEE COMMITMENT

Recognizing the dedication and trust required to make this partnership successful; CPA and Engineering Services representatives, by signing below, acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

ENGINEERING SERVICES:


-------------------
Kathryn I. Shroyer
General Manager, Consulting Services


                          Engineering Services Section

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------

-----------------------     ------------------------     -----------------------


COLUMBIA GAS OF PENNSYLVANIA, INC.:



--------------------------------------      ------------------------------------
Joseph T. Sinclair                          Kenneth W. Christman
Vice President, Operations                  General Counsel

1999 Service Level Plan
Page 14



MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.




--------------------------------------   ---------------------------------------
Gary J. Robinson                         Stephen A. Schmotzer
CPA President and Chief Executive        Executive Director, Shared Services
Officer                                  Center

[Columbia Gas of Virginia Logo]

                                                         1999 SERVICE LEVEL PLAN
                                          for Sales Support Services provided to
                                                  Columbia Gas of Virginia, Inc.

OVERVIEW

The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for:

-        Enhanced understanding and effective management of costs;

-        Continuously improving service quality;

-        Encouraging personal accountability.

If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan (SLP) is a primary means of communication, incorporating the mutual expectations of the Sales Support Service Section and Columbia Gas of Virginia, Inc. regarding specific types of services expected to be used, the primary users, projected allocations, evaluation criteria and the projected cost of each of those services. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the Shared Services Center (SSC), services will be provided that are:

-        Requested or agreed to by the operating company customer;

- Evaluated on an ongoing basis according to the agreed-upon performance measures;

- Priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:  Sales Support Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc. 200 Civic Center Dr.
                  Columbus, OH 43215

                  Key Provider Contact is: Kathryn I. Shroyer
                                           General Manager, Consulting Services

CUSTOMER:  Columbia Gas of Virginia, Inc.
                   800 Moorefield Park Dr.
                   Richmond, VA  23235-0674

                   Key Customer Contact is:  Philip J. Iracane.

                                             Vice President, Sales and Service


1999 SLP                             Page 2                        July 20, 1999
Columbia Gas of Virginia, Inc.
Sales and Service

                                SCOPE OF SERVICES

The services addressed by this Plan are listed below. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                               PRIMARY PROVIDER                  PRIMARY CUSTOMER
Consulting Services - Market Segments:  To provide      Segment Consultants               CGV State Sales Organization.
state organization with technical expertise within
specific market segments and assist state
organization with its sales objectives and program
development.

Market Research and Customer Information:               Market Research and Customer      CGV State Sales Organization.
To identify and coordinate the use of outside market    Information Consultants
research firms to meet the needs of the state
organization.  To communicate and interpret relevant
customer information to assist with sales and
marketing planning.

PROJECTED SERVICE LEVELS AND COSTS

This table is a summary of the projected allocations and annual cost to provide the Sales Support services detailed in the table below. "Direct" costs are those costs Sales Support will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-the pocket expenses. "Overhead" costs represent the proportionate share of the costs incurred to support all of the services, such as building costs, labor benefits, and the expenses of administering the SSC. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and Overhead costs. It is the Total amount Sales Support will monitor through the Service Performance Reports.


                                                   1999
    SERVICE        PROJECTED DIRECT     PROJECTED LABOR       PROJECTED        PROJECTED       PROJECTED
                      LABOR COST          BENEFIT & GM       DIRECT COST    OVERHEAD COSTS   TOTAL COST OF
                                           ALLOCATION                                           SERVICE
   CGV Sales           $96,617              $26,826            $103,605         $22,924         $249,972
Support Services

1999 SLP                             Page 3                        July 20, 1999
Columbia Gas of Virginia, Inc.
Sales and Service

KEY PERFORMANCE MEASURES

This section describes the key measures that Sales Support and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost, Quality, or Time.

PERFORMANCE MEASURES

PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
The sum of all direct and indirect costs of     Cost.                                   Actual annual costs [less than or equal to]
all services provided by the Sales Support                                              projected annual costs in the executed
Shared Services Unit.                                                                   Service Level Plan.

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Quarterly status reports.                       Service Performance Reports.            To participate cooperatively with
                                                                                        Provider to update and modify the
                                                                                        Service Level Plan as needed to
                                                                                        accurately reflect changes in the
                                                                                        level of services requested and
                                                                                        associated costs.

PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
Level of State's satisfaction with              Quality/Time                            90% met or exceeded ratings
communication, responsiveness, and
understanding of the needs and wants of the
customer

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Survey of Customers as appropriate; report      Customer survey                         Customer to work with Sales Support
results annually                                                                        to define expectations at the time of
                                                                                        each service request. Negotiated
                                                                                        expectations can include completion
                                                                                        timeline/date, Cost limitations,
                                                                                        customer responsibilities to
                                                                                        fulfill service, need/timing of
                                                                                        status reports during project and
                                                                                        other specific customer needs.
                                                                                        Customer to provide feedback.

1999 SLP                             Page 4                        July 20, 1999
Columbia Gas of Virginia, Inc.
Sales and Service

OTHER MATTERS

Sales Support and Customer also intend that prior to the start of the provision of any service as contemplated in the Service Level Plan, the Primary Sales Support contact and the Primary Customer contact will define expectations that could include any of the following elements:

-        Timeline;

-        Cost limitations;

-        Customer responsibilities;

-        Timing and status reports;

-        Customer needs;

-        Regulatory approval;

-        Favorable internal audits.

MODIFICATIONS TO THE PLAN

This Service Level Plan anticipates a service level allocation. The Sales Support Section will monitor customer usage and, if usage is projected to exceed stated level, Sales Support will contact the Customer to reprioritize the provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to the Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of April 24, 2000.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Sales Support representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

------------------------------------      --------------------------------------
General Manager, Consulting Services

------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representative signing below confirms their commitment to fulfill the expectations and undertakings described within this Plan.

-----------------------------------      --------------------------------------
Vice President, Sales and Service        Vice President, Shared Services Center


1999 SLP                             Page 5                        July 20, 1999
Columbia Gas of Virginia, Inc.
Sales and Service

[Columbia Gas of Kentucky Logo]

                                                         1999 SERVICE LEVEL PLAN
                                          for Sales Support Services provided to
                                                   Columbia Gas of Kentucky, Inc

OVERVIEW

The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for:

-        Enhanced understanding and effective management of costs;
-        Continuously improving service quality;
-        Encouraging personal accountability.

If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan (SLP) is a primary means of communication, incorporating the mutual expectations of the Sales Support Service Section and Columbia Gas of Kentucky, Inc. regarding specific types of services expected to be used, the primary users, projected allocations, evaluation criteria and the projected cost of each of those services. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the Shared Services Center (SSC), services will be provided that are:

-        Requested or agreed to by the operating company customer;
- Evaluated on an ongoing basis according to the agreed-upon performance measures;
- Priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:  Sales Support Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc. 200 Civic Center Dr.
                  Columbus, OH 43215

                  Key Provider Contact is: Kathryn I. Shroyer
                                           General Manager, Consulting Services

CUSTOMER:  Columbia Gas of Kentucky, Inc.
                   2001 Mercer Rd.
                   Lexington, KY 40512-4241

                   Key Customer Contact is:  Joseph W. Kelly
                                             Vice President and CFO

1999 SLP                             Page 1                       April 21, 2000
Columbia Gas of Kentucky, Inc
Sales and Marketing

                                SCOPE OF SERVICES

The services addressed by this Plan are listed below. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                               PRIMARY PROVIDER                  PRIMARY CUSTOMER
Consulting Services - Market Segments:  To provide      Segment Consultants               CKY State Sales Organization.
state organization with technical expertise within
specific market segments and assist state
organization with its sales objectives and program
development.

Market Research and Customer Information:               Market Research and Customer      CKY State Sales Organization.
To identify and coordinate the use of outside market    Information Consultants
research firms to meet the needs of the state
organization.  To communicate and interpret relevant
customer information to assist with sales and
marketing planning.

Large Volume Customer Support:                          J. T. Frost                       CKY State Sales Organization.
Assists in negotiation of rates and conditions of
service for strategic customers. Provides input on
by-pass threats, proposed legislation and provides
innovative solutions and value added strategies.

PROJECTED SERVICE LEVELS AND COSTS

This table is a summary of the projected allocations and annual cost to provide the Sales Support services detailed in the table below. "Direct" costs are those costs Sales Support will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-the pocket expenses. "Overhead" costs represent the proportionate share of the costs incurred to support all of the services, such as building costs, labor benefits, and the expenses of administering the SSC. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and Overhead costs. It is the Total amount Sales Support will monitor through the Service Performance Reports.

                                                     1999
    SERVICE        PROJECTED DIRECT     PROJECTED LABOR        PROJECTED         PROJECTED        PROJECTED
                      LABOR COST          BENEFIT & GM        DIRECT COST     OVERHEAD COSTS    TOTAL COST OF
                                           ALLOCATION                                              SERVICE
   Industrial          $29,404               $8,175             $14,251           $7,770           $59,600
 Sales Support

   Commercial          $28,837               $8,016             $12,143           $7,617           $56,613
 Sales Support

  MR/CI Sales           $9,164               $2,547             $16,918           $2,418           $31,047
    Support

  Large Volume         $13,365               $3,715              $1,916           $3,529           $22,525
 Sales Support

Total CKY Sales        $80,770              $22,453             $45,228           $21,334         $169,785
Support Services

1999 SLP                             Page 2                       April 21, 2000
Columbia Gas of Kentucky, Inc
Sales and Marketing

KEY PERFORMANCE MEASURES

This section describes the key measures that Sales Support and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost, Quality, or Time.

PERFORMANCE MEASURES

PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
The sum of all direct and indirect costs of     Cost.                                   Actual annual costs [less than or equal to]
all services provided by the Sales Support                                              projected annual costs in the executed
Shared Services Unit.                                                                   Service Level Plan.

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Quarterly status reports.                       Service Performance Reports.            To participate cooperatively with
                                                                                        Provider to update and modify the
                                                                                        Service Level Plan as needed to
                                                                                        accurately reflect changes in the
                                                                                        level of services requested and
                                                                                        associated costs.



PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
Level of State's satisfaction with              Quality/Time                            90% met or exceeded ratings
communication, responsiveness, and
understanding of the needs and wants of the
customer

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Survey of Customers as appropriate; report      Customer survey                         Customer to work with Sales Support
results annually                                                                        to define expectations at the time of
                                                                                        each service request. Negotiated
                                                                                        expectations can include completion
                                                                                        timeline/date, Cost limitations,
                                                                                        customer responsibilities to fulfill
                                                                                        service, need/timing of status reports
                                                                                        during project and other specific
                                                                                        customer needs. Customer to provide
                                                                                        feedback.


1999 SLP                             Page 3                       April 21, 2000
Columbia Gas of Kentucky, Inc
Sales and Marketing

OTHER MATTERS

Sales Support and Customer also intend that prior to the start of the provision of any service as contemplated in the Service Level Plan, the Primary Sales Support contact and the Primary Customer contact will define expectations that could include any of the following elements: Timeline;

-        Cost limitations;
-        Customer responsibilities;
-        Timing and status reports;
-        Customer needs;
-        Regulatory approval;
-        Favorable internal audits.

MODIFICATIONS TO THE PLAN

This Service Level Plan anticipates a service level allocation. The Sales Support Section will monitor customer usage and, if usage is projected to exceed stated level, Sales Support will contact the Customer to reprioritize the provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to the Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of April 24, 2000.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Sales Support representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

------------------------------------      --------------------------------------
General Manager, Consulting Services
------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representative singing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

---------------------------------      --------------------------------------
Vice President and CFO                 Vice President, Shared Services Center

1999 SLP                             Page 4                       April 21, 2000
Columbia Gas of Kentucky, Inc
Sales and Marketing

[Columbia Gas of Maryland Logo]

                                                         1999 SERVICE LEVEL PLAN
                                          for Sales Support Services provided to
                                                  Columbia Gas of Maryland, Inc.

OVERVIEW

The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for:

-        Enhanced understanding and effective management of costs;
-        Continuously improving service quality;
-        Encouraging personal accountability.

If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan (SLP) is a primary means of communication, incorporating the mutual expectations of the Sales Support Service Section and Columbia Gas of Maryland, Inc. regarding specific types of services expected to be used, the primary users, projected allocations, evaluation criteria and the projected cost of each of those services. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the Shared Services Center (SSC), services will be provided that are:

-        Requested or agreed to by the operating company customer;
- Evaluated on an ongoing basis according to the agreed-upon performance measures;
- Priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:  Sales Support Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Dr.
                  Columbus, OH 43215
                  Key Provider Contact is: Kathryn I. Shroyer
                                           General Manager, Consulting Services

CUSTOMER:  Columbia Gas of Maryland, Inc.
                   650 Washington Rd.
                   Pittsburgh, PA  15228-2703
                   Key Customer Contact is:  Gary J. Robinson

1999 SLP                             Page 1                        July 20, 1999
Columbia Gas of Maryland, Inc
Sales and Marketing

                                             President/CEO

1999 SLP                             Page 2                        July 20, 1999
Columbia Gas of Maryland, Inc
Sales and Marketing

                                SCOPE OF SERVICES

The services addressed by this Plan are listed below. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                               PRIMARY PROVIDER                  PRIMARY CUSTOMER
Consulting Services - Market Segments:  To provide      Segment Consultants               CMD State Sales Organization.
state organization with technical expertise within
specific market segments and assist state
organization with its sales objectives and program
development.

Market Research and Customer Information:               Market Research and Customer      CMD State Sales Organization.
To identify and coordinate the use of outside market    Information Consultants
research firms to meet the needs of the state
organization.  To communicate and interpret relevant
customer information to assist with sales and
marketing planning.

Large Volume Customer Support:                          J. T. Frost                       CMD State Sales Organization.
Assists in negotiation of rates and conditions of
service for strategic customers. Provides input
on by-pass threats, proposed legislation and
provides innovative solutions and value added
strategies.

PROJECTED SERVICE LEVELS AND COSTS

This table is a summary of the projected allocations and annual cost to provide the Sales Support services detailed in the table below. "Direct" costs are those costs Sales Support will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-the pocket expenses. "Overhead" costs represent the proportionate share of the costs incurred to support all of the services, such as building costs, labor benefits, and the expenses of administering the SSC. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and Overhead costs. It is the Total amount Sales Support will monitor through the Service Performance Reports.


                                                   1999
    SERVICE        PROJECTED DIRECT     PROJECTED LABOR       PROJECTED        PROJECTED       PROJECTED
                      LABOR COST          BENEFIT & GM       DIRECT COST    OVERHEAD COSTS   TOTAL COST OF
                                           ALLOCATION                                           SERVICE
   CMD Sales           $17,198               $4,744            $11,633          $4,340          $37,915
Support Services

1999 SLP                             Page 3                        July 20, 1999
Columbia Gas of Maryland, Inc
Sales and Marketing

KEY PERFORMANCE MEASURES

This section describes the key measures that Sales Support and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost, Quality, or Time.

PERFORMANCE MEASURES

PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
The sum of all direct and indirect costs of     Cost.                                   Actual annual costs [less than or
all services provided by the Sales Support                                              equal to] projected annual costs in
Shared Services Unit.                                                                   the executed Service Level Plan.

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Quarterly status reports.                       Service Performance Reports.            To participate cooperatively with
                                                                                        Provider to update and modify the
                                                                                        Service Level Plan as needed to
                                                                                        accurately reflect changes in the
                                                                                        level of services requested and
                                                                                        associated costs.


PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
Level of State's satisfaction with              Quality/Time                            90% met or exceeded ratings
communication, responsiveness, and
understanding of the needs and wants of the
customer

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Survey of Customers as appropriate; report      Customer survey                         Customer to work with Sales Support
results annually                                                                        to define expectations at the time of
                                                                                        each service request. Negotiated
                                                                                        expectations can include completion
                                                                                        timeline/date, Cost limitations,
                                                                                        customer responsibilities to fulfill
                                                                                        service, need/timing of status reports
                                                                                        during project and other specific
                                                                                        customer needs. Customer to provide
                                                                                        feedback.

1999 SLP                             Page 4                        July 20, 1999
Columbia Gas of Maryland, Inc
Sales and Marketing

OTHER MATTERS

Sales Support and Customer also intend that prior to the start of the provision of any service as contemplated in the Service Level Plan, the Primary Sales Support contact and the Primary Customer contact will define expectations that could include any of the following elements:

-        Timeline;
-        Cost limitations;
-        Customer responsibilities;
-        Timing and status reports;
-        Customer needs;
-        Regulatory approval;
-        Favorable internal audits.

MODIFICATIONS TO THE PLAN

This Service Level Plan anticipates a service level allocation. The Sales Support Section will monitor customer usage and, if usage is projected to exceed stated level, Sales Support will contact the Customer to reprioritize the provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to the Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of April 24, 2000.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Sales Support representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

------------------------------------      --------------------------------------
General Manager, Consulting Services
------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representative singing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

---------------------------------      --------------------------------------
President/CEO                           Vice President, Shared Services Center

1999 SLP                             Page 5                        July 20, 1999
Columbia Gas of Maryland, Inc
Sales and Marketing

[Columbia Gas of Pennsylvania Logo]

                                                         1999 SERVICE LEVEL PLAN
                                          for Sales Support Services provided to
                                              Columbia Gas of Pennsylvania, Inc.

OVERVIEW

The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for:

-        Enhanced understanding and effective management of costs;
-        Continuously improving service quality;
-        Encouraging personal accountability.

If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan (SLP) is a primary means of communication, incorporating the mutual expectations of the Sales Support Service Section and Columbia Gas of Pennsylvania, Inc. regarding specific types of services expected to be used, the primary users, projected allocations, evaluation criteria and the projected cost of each of those services. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the Shared Services Center (SSC), services will be provided that are:

-        Requested or agreed to by the operating company customer;
- Evaluated on an ongoing basis according to the agreed-upon performance measures;
- Priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

PARTICIPANTS IN THE PLAN

PROVIDER:  Sales Support Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Dr.
                  Columbus, OH 43215
                  Key Provider Contact is: Kathryn I. Shroyer
                                           General Manager, Consulting Services

CUSTOMER:  Columbia Gas of Pennsylvania, Inc.
                   650 Washington Rd.
                   Pittsburgh, PA  15228-2703
                   Key Customer Contact is:  Gary J. Robinson
                                             President/CEO

1999 SLP                             Page 1                        July 20, 1999
Columbia Gas of Pennsylvania, Inc
Sales and Marketing

                                SCOPE OF SERVICES

The services addressed by this Plan are listed below. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                               PRIMARY PROVIDER                  PRIMARY CUSTOMER
Consulting Services - Market Segments:  To provide      Segment Consultants               CPA State Sales Organization.
state organization with technical expertise within
specific market segments and assist state
organization with its sales objectives and program
development.

Market Research and Customer Information:               Market Research and Customer      CPA State Sales Organization.
To identify and coordinate the use of outside market    Information Consultants
research firms to meet the needs of the state
organization.  To communicate and interpret relevant
customer information to assist with sales and
marketing planning.

Large Volume Customer Support:                          J. T. Frost                       CPA State Sales Organization.
Assists in negotiation of rates and conditions of
service for strategic customers. Provides input
on by-pass threats, proposed legislation and
provides innovative solutions and value added
strategies.

PROJECTED SERVICE LEVELS AND COSTS

This table is a summary of the projected allocations and annual cost to provide the Sales Support services detailed in the table below. "Direct" costs are those costs Sales Support will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-the pocket expenses. "Overhead" costs represent the proportionate share of the costs incurred to support all of the services, such as building costs, labor benefits, and the expenses of administering the SSC. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and Overhead costs. It is the Total amount Sales Support will monitor through the Service Performance Reports.


                                                   1999
    SERVICE        PROJECTED DIRECT     PROJECTED LABOR       PROJECTED        PROJECTED       PROJECTED
                      LABOR COST          BENEFIT & GM       DIRECT COST    OVERHEAD COSTS   TOTAL COST OF
                                           ALLOCATION                                           SERVICE
   CPA Sales           $204,165             $56,866            $179,909         $59,162         $500,102
Support Services

1999 SLP                             Page 2                        July 20, 1999
Columbia Gas of Pennsylvania, Inc
Sales and Marketing

KEY PERFORMANCE MEASURES

This section describes the key measures that Sales Support and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost, Quality, or Time.

PERFORMANCE MEASURES

PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
The sum of all direct and indirect costs of     Cost.                                   Actual annual costs [less than or equal
all services provided by the Sales Support                                              to] projected annual costs in the
Shared Services Unit.                                                                   executed Service Level Plan.

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Quarterly status reports.                       Service Performance Reports.            To participate cooperatively with
                                                                                        Provider to update and modify the
                                                                                        Service Level Plan as needed to
                                                                                        accurately reflect changes in the
                                                                                        level of services requested and
                                                                                        associated costs.


PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
Level of State's satisfaction with              Quality/Time                            90% met or exceeded ratings
communication, responsiveness, and
understanding of the needs and wants of the
customer

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Survey of Customers as appropriate; report      Customer survey                         Customer to work with Sales Support
results annually                                                                        to define expectations at the time of
                                                                                        each service request. Negotiated
                                                                                        expectations can include completion
                                                                                        timeline/date, Cost limitations,
                                                                                        customer responsibilities to fulfill
                                                                                        service, need/timing of status reports
                                                                                        during project and other specific
                                                                                        customer needs. Customer to provide
                                                                                        feedback.

1999 SLP                             Page 3                        July 20, 1999
Columbia Gas of Pennsylvania, Inc
Sales and Marketing

OTHER MATTERS

Sales Support and Customer also intend that prior to the start of the provision of any service as contemplated in the Service Level Plan, the Primary Sales Support contact and the Primary Customer contact will define expectations that could include any of the following elements:

-        Timeline;
-        Cost limitations;
-        Customer responsibilities;
-        Timing and status reports;
-        Customer needs;
-        Regulatory approval;
-        Favorable internal audits.

MODIFICATIONS TO THE PLAN

This Service Level Plan anticipates a service level allocation. The Sales Support Section will monitor customer usage and, if usage is projected to exceed stated level, Sales Support will contact the Customer to reprioritize the provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to the Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of April 24, 2000.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Sales Support representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

------------------------------------      --------------------------------------
General Manager, Consulting Services
------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representative singing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

------------------------------------    --------------------------------------
President/CEO                           Vice President, Shared Services Center

1999 SLP                             Page 4                        July 20, 1999
Columbia Gas of Pennsylvania, Inc
Sales and Marketing

[Columbia Gas of Ohio Logo]

                                                               1998 THROUGH 2000
                                                              SERVICE LEVEL PLAN
                                          for Sales Support Services provided to
                                                      Columbia Gas of Ohio, Inc.

OVERVIEW

The keystone of effective shared service arrangements is a strong customer-service orientation. The shared services approach incorporates mechanisms for:

-        Enhanced understanding and effective management of costs;
-        Continuously improving service quality;
-        Encouraging personal accountability.

If these objectives are to be met, it is essential to develop enhanced methods of communicating between the operating companies and service providers.

This Service Level Plan (SLP) is a primary means of communication, incorporating the mutual expectations of the Sales Support Service Section and Columbia Gas of Ohio, Inc. regarding specific types of services expected to be used, the primary users, projected allocations, evaluation criteria and the projected cost of each of those services. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the Shared Services Center (SSC), services will be provided that are:

-        Requested or agreed to by the operating company customer;
- Evaluated on an ongoing basis according to the agreed-upon performance measures;
- Priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.

MULTI-YEAR AGREEMENT

Respecting the new competitive environment in which the State Organizations must operate and the commitment, both internal and external, to stay out of the rate making process the Sales Support Services Section is offering a flat multi-year agreement. This SLP will form the basis of communication in calendar years 1998, 1999 and 2000. During this period the Projected Service Levels and Costs shown on page four will remain constant unless the State Organization initiates discussions to increase service levels during this period. A multi-year agreement offers the following benefits:

- Supports the President's December 5, 1997 stated strategic vision to support the Commercial, Industrial and Large volume markets as we move toward becoming "Pipes and Meters Companies."

- Guarantees a fixed Sales Support budget for the period unless additional services are negotiated. The Sales Support Services Section will absorb increases in costs due to inflationary pressures in both the O&M and Labor budgets.

-        Minimizes lost time for budget and SLP discussions/negotiations.

-        Creates a partnership environment where:

         - The State Sales and Marketing Representatives recognize the Sales Support Services Section as a long term resource/tool.

         - Supports longer term projects from concept through implementation rather than only projects which can be completed in a single calendar year.

PARTICIPANTS IN THE PLAN

PROVIDER:  Sales Support Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc. 200 Civic Center Dr.
                  Columbus, OH 43215

                  Key Provider Contact is: Kathryn I. Shroyer
                                           General Manager, Consulting Services

CUSTOMER:  Columbia Gas of Ohio, Inc.
                   200 Civic Center Dr.
                   Columbus, OH  43215

                   Key Customer Contact is:  Robert C. Skaggs
                                             President/CEO

1998 through 2000 SLP                Page 2                       April 21, 2000
Columbia Gas of Ohio, Inc
Sales and Marketing

                                SCOPE OF SERVICES

The services addressed by this Plan are listed below. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

BRIEF SERVICE DESCRIPTION                               PRIMARY PROVIDER                  PRIMARY CUSTOMER
Consulting Services - Market Segments:  To provide      Segment Consultants               COH State Sales Organization.
state organization with technical expertise within
specific market segments and assist state
organization with its sales objectives and program
development.

Market Research and Customer Information:               Market Research and Customer      COH State Sales Organization.
To identify and coordinate the use of outside market    Information Consultants
research firms to meet the needs of the state
organization.  To communicate and interpret relevant
customer information to assist with sales and
marketing planning.

Large Volume Customer Support:                          J. T. Frost                       COH State Sales Organization.
Assists in negotiation of rates and conditions of
service for strategic customers. Provides input on by-pass threats, proposed legislation and provides innovative solutions and value added strategies.



                                                        1998 ONLY
BRIEF SERVICE DESCRIPTION                               PRIMARY PROVIDER                  PRIMARY CUSTOMER
Fulfillment Services:  To provide fulfillment           Fulfillment Consultant            COH State Sales Organization.
services requested by the customer and maintain the
contractual relationship between the fulfillment
vendor and distribution companies.  Track and report
statistical data relevant to state initiated programs.

1998 through 2000 SLP                Page 3                       April 21, 2000
Columbia Gas of Ohio, Inc
Sales and Marketing

PROJECTED SERVICE LEVELS AND COSTS

This table is a summary of the projected allocations and annual cost to provide the Sales Support services detailed in the table on page 3. "Allocation" measures the level of service to be provided. "Direct" costs are those costs Sales Support will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-the pocket expenses. "Overhead" costs represent the proportionate share of the costs incurred to support all of the services, such as building costs, labor benefits, and the expenses of administering the SSC. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and Overhead costs. It is the Total amount Sales Support will monitor through the Service Performance Reports.


                                                              1998(4)
    SERVICE        PROJECTED SERVICE    PROJECTED DIRECT     PROJECTED LABOR       PROJECTED        PROJECTED        PROJECTED
                      ALLOCATION          LABOR COST1          BENEFIT & GM       DIRECT COST(1) OVERHEAD COSTS(2) TOTAL COST OF
                                                               ALLOCATION(3)                                          SERVICE
   Industrial          4.7 FTEs             $288,824                                $214,845
 Sales Support

   Commercial          4.1 FTEs             $234,365                                $160,856
 Sales Support

  MR/CI Sales          1.3 FTEs             $64,787                                 $153,408
    Support

  Large Volume         0.78 FTEs            $85,593                                 $12,948
 Sales Support

  Transitional         1.78 FTEs            $136,501                                $395,179
 Sales Support

Total COH Sales       12.66 FTEs            $810,070                                $937,236
Support Services


                                                          1999 & 2000(5)
    SERVICE        PROJECTED SERVICE    PROJECTED DIRECT     PROJECTED LABOR       PROJECTED        PROJECTED        PROJECTED
                      ALLOCATION          LABOR COST(1)        BENEFIT & GM       DIRECT COST(1) OVERHEAD COSTS(2) TOTAL COST OF
                                                               ALLOCATION(3)                                          SERVICE
   COH Sales          10.82 FTEs            $673,569                                $542,057
Support Services


(1) Currently these costs do not reflect the allocation of direct costs from the General Manager's location.
(2) Not yet determined by Accounting/Finance
(3) Have not been determined by Accounting/Finance.
(4) Includes the one-year transition costs associated with Residential Sales Support, Fulfillment and Sales Education. See APPENDIX B for transition plan approved by the presidents January 12, 1998.
(5) These service costs only include Large Volume, Industrial, Commercial, Market Research and Customer Information.

1998 through 2000 SLP                Page 4                       April 21, 2000
Columbia Gas of Ohio, Inc
Sales and Marketing

KEY PERFORMANCE MEASURES

This section describes the key measures that Sales Support and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost, Quality, or Time.

PERFORMANCE MEASURES

PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
The sum of all direct and indirect costs of     Cost.                                   Actual annual costs (less than or equal
all services provided by the Sales Support                                              to) projected annual costs in the executed
Shared Services Unit.                                                                   Service Level Plan.

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Quarterly status reports.                       Service Performance Reports.            To participate cooperatively with
                                                                                        Provider to update and modify the
                                                                                        Service Level Plan as needed to
                                                                                        accurately reflect changes in the
                                                                                        level of services requested and
                                                                                        associated costs.


PERFORMANCE MEASURE DEFINITION:                 TYPE:                                   GOAL:
Level of State's satisfaction with              Quality/Time                            90% met or exceeded ratings
communication, responsiveness, and
understanding of the needs and wants of the
customer

FREQUENCY:                                      SOURCE OF INFORMATION:                  CUSTOMER RESPONSIBILITIES:
Survey of Customers as appropriate; report      Customer survey                         Customer to work with Sales Support
results annually                                                                        to define expectations at the time of
                                                                                        each service request. Negotiated
                                                                                        expectations can include completion
                                                                                        timeline/date, Cost limitations,
                                                                                        customer responsibilities to fulfill
                                                                                        service, need/timing of status reports
                                                                                        during project and other specific
                                                                                        customer needs. Customer to provide
                                                                                        feedback.

1998 through 2000 SLP                Page 5                       April 21, 2000
Columbia Gas of Ohio, Inc
Sales and Marketing

OTHER MATTERS

Sales Support and Customer also intend that prior to the start of the provision of any service as contemplated in the Service Level Plan, the Primary Sales Support contact and the Primary Customer contact will define expectations that could include any of the following elements:

-        Timeline;                          -        Customer needs;
-        Cost limitations;                  -        Regulatory approval;
-        Customer responsibilities;         -        Favorable internal audits.
-        Timing and status reports;

MODIFICATIONS TO THE PLAN

It is possible to modify the Plan under the PROCESS FOR SIGNIFICANT CHANGES TO SERVICE LEVEL PLANS and PRINCIPLES AND RULES TO LIVE BY WHEN CONSIDERING SIGNIFICANT CHANGES TO SERVICE LEVEL PLAN endorsed by Share Service Board (LDC Presidents), December 5, 1997. Both documents are incorporated into this Plan by this reference (See appendix A). Possible reasons for Plan modifications include:

- Significant Strategic change in the State's Sales and Marketing direction
-        Regulatory initiatives.
-        Other conditions mutually agreed to by both parties.

Additionally this Service Level Plan anticipates a service level allocation. The Sales Support Section will monitor customer usage and, if usage is projected to exceed stated level, Sales Support will contact the Customer to reprioritize the provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to the Plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of April 24, 2000 and are subject to change as revised budgets are approved.

1998 through 2000 SLP                Page 6                       April 21, 2000
Columbia Gas of Ohio, Inc
Sales and Marketing

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Sales Support representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

------------------------------------      --------------------------------------
General Manager, Consulting Services
------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

------------------------------------      --------------------------------------

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representative singing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.

------------------------------------      --------------------------------------
President/CEO                             Vice President, Shared Services Center

1998 through 2000 SLP                Page 7                       April 21, 2000
Columbia Gas of Ohio, Inc
Sales and Marketing

                                   APPENDIX A

                                   APPENDIX B

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                              for Human Resource Consulting Services provided to
                                                        Columbia Gas of Virginia




OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Human Resource Consulting Service Section and Columbia Gas of Virginia regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Human Resource Consulting Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: Kathy I. Shroyer
                  General Manager, Consulting Services
                  200 Civic Center Drive
                  Columbus, Ohio 43215


CUSTOMER:         Columbia Gas of Virginia
                  Richmond, VA

                  Key Customer contact is: Charles Pugh
                  Director, Human Resources

1999 CGV Service Level Plan
Page 2


SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.



                                                        PRIMARY                  PRIMARY
         BRIEF SERVICE DESCRIPTION                      PROVIDER                CUSTOMER

1.  Compensation Consulting                            Joel Hoelzer            Charles Pugh

2.  Performance Development Strategies                 Joel Hoelzer            Charles Pugh

3.  EAP and Controlled Substance Testing               Joel Hoelzer            Charles Pugh

4.  Employee Relations & Compliance Strategies         Joel Hoelzer            Charles Pugh

5.  Benefit Transition Services                        Joel Hoelzer            Charles Pugh

1999 CGV Service Level Plan
Page 3

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.


                                                                           PROJECTED            PROJECTED
                                                   PROJECTED               OVERHEAD             TOTAL COST
                  SERVICE                          O&M COSTS               COSTS                OF SERVICE

1.  Compensation Consulting                         $37,054                $18,903               $55,957

2.  Performance Development Strategies              $10,694                 $5,005               $15,699

3.  EAP & Controlled Substance Testing              $25,984                $10,176               $36,160

4.  Employee Relations & Compliance                 $15,559                 $8,346               $23,905
Strategies

5.  Benefit Transition Services                      $1,350                   $797                $2,147

Total                                               $90,641                $43,227              $133,868


Total building costs for services above (a portion of projected overhead costs) are calculated as $??,???.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.

1999 CGV Service Level Plan
Page 4

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time(T).



1. PERFORMANCE MEASURE DEFINITION:                         TYPE                                       GOAL

The sum of all direct and indirect costs of                C                                          Actual annual costs less than
all services provided by this Shared Services Unit.                                                   or = projected annual costs
                                                                                                      in the effective Service
                                                                                                      Level Plan


FREQUENCY                           SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:

Quarterly status                     Service Performance Reports       To participate cooperatively with Provider to update and
reports                              (lines 16, 17 & 18, and O&M       modify the Service Level Plan as needed to accurately
                                     budget reports for All            reflect changes in the level of services requested and
                                     Services)                         associated costs.



2. PERFORMANCE MEASURE DEFINITION:              TYPE                   GOAL

Degree of satisfaction with the                 Q/T                   90% "met and exceeded"
timeliness, accessibility, customization                              expectations rating
and quality of research, consultation and
collaboration on program development.


FREQUENCY                                SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:

Following completion                     Internal Customer Survey        Thorough description of needs/goals; agreed upon
of each major project                                                    participation in design/development; proper
                                                                         implementation; participation in survey.

1999 CGV Service Level Plan
Page 5

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

Customers - Human Resource professionals serving as the primary business partners to the management and staff of their respective organizations. The owners and drivers of all human resource strategies, policies, and practices in their organization.

Providers - a primary consulting partner to Customers. Deliver leading-edge Human Resource Management expertise and skilled consulting support to operating company Human Resource professionals in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any major project as described in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

While the Internal Customer Survey will be a key Source of Information to formally monitor and measure the Provider's progress in achieving Key Performance Measures, the means by which such surveying will be carried out (e.g., electronic, printed, telephone, face-to-face) will be determined according to the expressed preference of the Customer.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.


MODIFICATIONS TO THE PLAN

Service Provider and Customer will monitor service usage. If substantially exceeding budget, Provider will contact Customer to mutually reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 8, 1997, and are subject to change as revised budgets are approved.

1999 CGV Service Level Plan
Page 6

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.



__________________________________      __________________________________
__________________________________      __________________________________
__________________________________      __________________________________
__________________________________      __________________________________



MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


__________________________________          __________________________________
President and Chief Executive Officer       Executive Director, Shared Services


Attachments

SHARED SERVICES CENTER                                  1999 SERVICE LEVEL PLAN
                             for Human Resource Consulting Services provided to
                                                  Columbia Gas of Kentucky, Inc.




OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Human Resource Consulting Service Section and Columbia Gas of Kentucky, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Human Resource Consulting Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: Kathy I. Shroyer
                  General Manager, Consulting Services
                  200 Civic Center Drive
                  Columbus, Ohio 43215


CUSTOMER:         Columbia Gas of Kentucky, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Customer contact is:  Lori Johnson
                  Director, Human Resources
                  2001 Mercer Road  PO Box 14201
                  Lexington, Kentucky  40512-4241

1999 CKY Service Level Plan
Page 2

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.



                                                                    PRIMARY                 PRIMARY
                    BRIEF SERVICE DESCRIPTION                       PROVIDER                CUSTOMER
1.  Compensation Consulting                                         Joel Hoelzer            Lori Johnson

2.  Performance Development Strategies                              Joel Hoelzer            Lori Johnson

3.  EAP & Controlled Substance Testing                              Joel Hoelzer            Lori Johnson

4.  Employee Relations & Compliance Strategies                      Joel Hoelzer            Lori Johnson

5.  Labor Relations Strategies                                      Joel Hoelzer            Lori Johnson

6.  Benefit Transition Services                                     Joel Hoelzer            Lori Johnson

1999 CKY Service Level Plan
Page 3

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.




                                                                        PROJECTED               PROJECTED
                                                       PROJECTED        COSTS                   OVERHEAD
                  SERVICE                              O&M COSTS        OF SERVICE              TOTAL COST

1.  Compensation Consulting                         $ 30,770                $13,691               $44,461

2.  Performance Development Strategies              $ 10,370                 $4,610               $14,980

3.  EAP & Controlled Substance Testing              $ 18,103                 $6,811               $24,914

4.  Employee Relations & Compliance                 $ 16,669                 $8,136               $24,805
Strategies

5.  Labor Relations Strategies                      $ 61,632                $17,957               $79,589

6.  Benefit Transition Services                      $ 1,560                 $1,144                $2,704

Total                                               $139,104                $52,349             $191,453

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.

1999 CKY Service Level Plan
Page 4

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time(T).


1. PERFORMANCE MEASURE DEFINITION:                                          TYPE                       GOAL
The sum of all direct and indirect costs of all services
provided by this Shared Services Unit.                                       C                         Actual annual costs < or
                                                                                                       = projected annual costs
                                                                                                       in the effective service
                                                                                                       Level Plan


FREQUENCY              SOURCE OF INFORMATION                CUSTOMER RESPONSIBILITIES:

Quarterly status       Service Performance Reports          To participate cooperatively with Provider to update and modify
reports                (lines 16, 17 & 18, and O&M          the Service Level Plan as needed to accurately reflect changes
                       budget reports for All               in the level of services requested and associated costs.


2 PERFORMANCE MEASURE DEFINITION:                                           TYPE                GOAL

Degree of satisfaction with the timeliness, accessibility,                  Q/T                 90% "met and exceeded"
customization and quality of research, consultation and                                         expectations rating
collaboration on program development.


FREQUENCY                                SOURCE OF INFORMATION         CUSTOMER RESPONSIBILITIES:

Following completion                     Internal Customer Survey      Thorough description of needs/goals; agreed upon
of each major project                                                  participation in design/development; proper implementation;
                                                                       implementation; participation

1999 CKY Service Level Plan
Page 5

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

Customers - Human Resource professionals serving as the primary business partners to the management and staff of their respective organizations. The owners and drivers of all human resource strategies, policies, and practices in their organization.

Providers - a primary consulting partner to Customers. Deliver leading-edge Human Resource Management expertise and skilled consulting support to operating company Human Resource professionals in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any major project as described in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

While the Internal Customer Survey will be a key Source of Information to formally monitor and measure the Provider's progress in achieving Key Performance Measures, the means by which such surveying will be carried out (e.g., electronic, printed, telephone, face-to-face) will be determined according to the expressed preference of the Customer.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.


MODIFICATIONS TO THE PLAN

Service Provider and Customer will monitor service usage. If substantially exceeding budget, Provider will contact Customer to mutually reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 8, 1997, and are subject to change as revised budgets are approved.

1999 CKY Service Level Plan
Page 6

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

_____________________________________   _______________________________________
_____________________________________   _______________________________________
_____________________________________   _______________________________________
_____________________________________   _______________________________________

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


_____________________________________   _______________________________________
President and Chief Executive Officer   Vice President, Shared Services


Attachments

SHARED SERVICES CENTER                                  1999 SERVICE LEVEL PLAN
                             for Human Resource Consulting Services provided to
                                                  Columbia Gas of Maryland, Inc.


OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Human Resource Consulting Service Section and Columbia Gas of Maryland, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Human Resource Consulting Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: Kathy I. Shroyer
                  General Manager, Consulting Services
                  200 Civic Center Drive
                  Columbus, Ohio 43215


CUSTOMER:         Columbia Gas of Maryland, Inc.
                  650 Washington Road
                  Pittsburgh, PA  15228-2703

                  Key Customer contact is:  Tom Lowrie
                  Vice President, Human Resources
                  650 Washington Road
                  Pittsburgh, PA  15228-2703

1999 CMD Service Level Plan
Page 2

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through COLUMBIANOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.



                                                                    PRIMARY                 PRIMARY
       BRIEF SERVICE DESCRIPTION                                    PROVIDER                CUSTOMER

1.  Compensation Consulting                                         Joel Hoelzer            Tom Lowrie

2.  Performance Development Strategies                              Joel Hoelzer            Tom Lowrie

3.  EAP & Controlled Substance Testing                              Joel Hoelzer            Tom Lowrie

4.  Employee Relations & Compliance Strategies                      Joel Hoelzer            Tom Lowrie

5.  Benefit Transition Services                                     Joel Hoelzer            Tom Lowrie

1999 CMD Service Level Plan
Page 3

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.





                                                                          PROJECTED            PROJECTED
                                                    PROJECTED             OVERHEAD             TOTAL COST
                  SERVICE                           O&M COSTS             COSTS                OF SERVICE

1.  Compensation Consulting                          $8,537                $3,355               $11,892

2.  Performance Development Strategies               $3,126                  $990                $4,116

3.  EAP & Controlled Substance Testing               $5,756                $1,838                $7,594

4.  Employee Relations & Compliance                  $3,501                $1,593                $5,094
Strategies

5.  Benefit Transition Services                        $253                  $140                  $393

Total                                               $21,173                $7,916               $29,089

Total building costs for services above (a portion of projected overhead costs) are calculated as $??,???.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.

1999 CMD Service Level Plan
Page 4

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time(T).




1.  PERFORMANCE MEASURE DEFINITION: The sum of all direct and              TYPE        GOAL
indirect costs of all services provided by this Shared Services Unit.       C          Actual annual costs < or
                                                                                       = projected annual costs
                                                                                       in the effective Service
                                                                                       Level Plan

FREQUENCY                      SOURCE OF INFORMATION
Quarterly                      Service Performance Reports       CUSTOMER RESPONSIBILITIES: To participate cooperatively
status reports                 (lines 16, 17 & 18 and O&M        with Provider to update and modify the Service Level Plan
                               budget reports for All            as needed to accurately reflect changes in the level of
                               Services)                         services requested and associated costs.


                                                                            TYPE                            GOAL
2 PERFORMANCE MEASURE DEFINITION:Degree of satisfaction with the            Q/T                             90% "met and exceeded"
timeliness, accessibility, customization and quality of research,                                           expectations rating
consultation and collaboration on program development.


FREQUENCY                             SOURCE OF INFORMATION
Following completion                  Internal Customer Survey              CUSTOMER RESPONSIBILITIES: Thorough description of
of each major project                                                       needs/goals; agreed upon participation in
                                                                            design/development; proper implementation; participation
                                                                            in survey.

1999 CMD Service Level Plan
Page 5

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

Customers - Human Resource professionals serving as the primary business partners to the management and staff of their respective organizations. The owners and drivers of all human resource strategies, policies, and practices in their organization.

Providers - a primary consulting partner to Customers. Deliver leading-edge Human Resource Management expertise and skilled consulting support to operating company Human Resource professionals in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any major project as described in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

While the Internal Customer Survey will be a key Source of Information to formally monitor and measure the Provider's progress in achieving Key Performance Measures, the means by which such surveying will be carried out (e.g., electronic, printed, telephone, face-to-face) will be determined according to the expressed preference of the Customer.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.


MODIFICATIONS TO THE PLAN

Service Provider and Customer will monitor service usage. If substantially exceeding budget, Provider will contact Customer to mutually reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 8, 1997, and are subject to change as revised budgets are approved.

1999 CMD Service Level Plan
Page 6


EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.


_________________________________________     _________________________________
_________________________________________     _________________________________
_________________________________________     _________________________________
_________________________________________     _________________________________


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


_________________________________________    _________________________________
President and Chief Executive Officer        Executive Director, Shared Services


Attachments

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                              for Human Resource Consulting Services provided to
                                                      Columbia Gas of Ohio, Inc.




OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Human Resource Consulting Service Section and Columbia Gas of Ohio, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Human Resource Consulting Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: Kathy I. Shroyer
                  General Manager, Consulting Services
                  200 Civic Center Drive
                  Columbus, Ohio 43215

CUSTOMER:         Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Customer contact is:  Rose Smith
                  Vice President, Human Resources
                  200 Civic Center Drive
                  Columbus, OH  43215

1999 COH Service Level Plan
Page 2

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

                                                                      PRIMARY               PRIMARY
      BRIEF SERVICE DESCRIPTION                                       PROVIDER              CUSTOMER
      -------------------------                                       --------              --------
1.  Compensation Consulting                                         Joel Hoelzer            R. Smith

2.  Performance Development Strategies                              Joel Hoelzer            R. Smith

3.  EAP & Controlled Substance Testing                              Joel Hoelzer            R. Smith

4.  Employee Relations & Compliance Strategies                      Joel Hoelzer            R. Smith

5.  Labor Relations Strategies                                      Joel Hoelzer            R. Smith

6.  Benefit Transition Services                                     Joel Hoelzer            R. Smith

1999 COH Service Level Plan
Page 3

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

                                                   PROJECTED         PROJECTED OVERHEAD     PROJECTED TOTAL
         SERVICE                                   O&M COSTS                COSTS           COST OF SERVICE
         -------                                   ---------                -----           ---------------
1.  Compensation Consulting                         $219,983               $110,921             $330,904

2.  Performance Development Strategies              $113,728                $58,502             $172,230

3.  EAP & Controlled Substance Testing              $128,065                $51,717             $179,782

4.  Employee Relations & Compliance Strategies      $108,113                $60,970             $169,083

5.  Labor Relations Strategies                      $143,980                $64,826             $208,806

6.  Benefit Transition Services                       $7,042                $11,604              $18,646

Total                                               $720,911               $358,540           $1,079,451

Total building costs for services above (a portion of projected overhead costs) are calculated as $??,???.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.

1999 COH Service Level Plan
Page 4

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time(T).

1. PERFORMANCE MEASURE DEFINITION: The sum    TYPE                            GOAL
of all direct and indirect costs of all       C                               Actual annual costs < or = projected annual costs
services provided by this Shared Services                                     in the effective Service Level Plan
Unit.


FREQUENCY                                     SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES: To participate
Quarterly status                              Service Performance Reports     cooperatively with Provider to update and modify
reports                                       (lines 16, 17 & 18, and O&M     the Service Level Plan as needed to accurately
                                              budget reports for All          reflect changes in the level of services requested
                                              Services)                       and associated costs.


2. PERFORMANCE MEASURE DEFINITION:  Degree    TYPE                            GOAL
 of satisfaction with the timeliness,         Q/T                             90% "met and exceeded"
accessibility, customization and quality                                      expectations rating
of research, consultation and collaboration
on program development.

FREQUENCY                                     SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:  Thorough
Following completion                          Internal Customer Survey        description of needs/goals; agreed upon
of each major project                                                         participation in design/development; proper
                                                                              implementation; participation in survey.

1999 COH Service Level Plan
Page 5

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

Customers - Human Resource professionals serving as the primary business partners to the management and staff of their respective organizations. The owners and drivers of all human resource strategies, policies, and practices in their organization.

Providers - a primary consulting partner to Customers. Deliver leading-edge Human Resource Management expertise and skilled consulting support to operating company Human Resource professionals in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any major project as described in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

While the Internal Customer Survey will be a key Source of Information to formally monitor and measure the Provider's progress in achieving Key Performance Measures, the means by which such surveying will be carried out (e.g., electronic, printed, telephone, face-to-face) will be determined according to the expressed preference of the Customer.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.


MODIFICATIONS TO THE PLAN

Service Provider and Customer will monitor service usage. If substantially exceeding budget, Provider will contact Customer to mutually reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 8, 1997, and are subject to change as revised budgets are approved.

1999 COH Service Level Plan
Page 6

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

----------------------------------          -----------------------------------

----------------------------------          -----------------------------------

----------------------------------          -----------------------------------

----------------------------------          -----------------------------------

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


---------------------------------------     -----------------------------------
President and Chief Executive Officer       Executive Director, Shared Services


Attachments

SHARED SERVICES CENTER                                   1999 SERVICE LEVEL PLAN
                              for Human Resource Consulting Services provided to
                                              Columbia Gas of Pennsylvania, Inc.




OVERVIEW

This Service Level Plan is a primary means of communication, incorporating the mutual expectations of the Human Resource Consulting Service Section and Columbia Gas of Pennsylvania, Inc. regarding specific types of services expected to be used, the primary users, projected volumes, evaluation criteria and the projected cost of each of those services for calendar year 1999. A strong provider-customer relationship built upon the discussions and understandings reflected in this Plan will better enable the distribution companies to have access to highly valued services at low cost.

Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.


PARTICIPANTS IN THE PLAN

PROVIDER:         Human Resource Consulting Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio 43215

                  Key Provider contact is: Kathy I. Shroyer
                  General Manager, Consulting Services
                  200 Civic Center Drive
                  Columbus, Ohio 43215


CUSTOMER:         Columbia Gas of Pennsylvania, Inc.
                  650 Washington Road
                  Pittsburgh, PA  15228-2703

                  Key Customer contact is:  Tom Lowrie
                  Vice President, Human Resources
                  650 Washington Road
                  Pittsburgh, PA  15228-2703

1999 CPA Service Level Plan
Page 2

SCOPE OF SERVICES

The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

                                                                      PRIMARY                PRIMARY
    BRIEF SERVICE DESCRIPTION                                         PROVIDER               CUSTOMER
    -------------------------                                         --------               --------
1.  Compensation Consulting                                         Joel Hoelzer            Tom Lowrie

2.  Performance Development Strategies                              Joel Hoelzer            Tom Lowrie

3.  EAP & Controlled Substance Testing                              Joel Hoelzer            Tom Lowrie

4.  Employee Relations & Compliance Strategies                      Joel Hoelzer            Tom Lowrie

5.  Benefit Transition Services                                     Joel Hoelzer            Tom Lowrie

1999 CPA Service Level Plan
Page 3

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected annual cost for each service the Customer expects to use. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.


                                                   PROJECTED          PROJECTED OVERHEAD     PROJECTED TOTAL
        SERVICE                                    O&M COSTS                COSTS            COST OF SERVICE
        -------                                    ---------                -----            ---------------
1.  Compensation Consulting                         $82,441                $37,451               $119,892

2.  Performance Development Strategies              $39,165                $16,865                $56,030

3.  EAP & Controlled Substance Testing              $50,988                $19,021                $70,009

4.  Employee Relations & Compliance                 $42,225                $17,036                $59,261
    Strategies

5.  Benefit Transition Services                      $2,795                 $1,649                 $4,444

Total                                              $217,614                $92,022               $309,636

Total building costs for services above (a portion of projected overhead costs) are calculated as $??,???.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.

1999 CPA Service Level Plan
Page 4

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided. The types of measures are Cost
(C), Quality (Q) or Time(T).

1. PERFORMANCE MEASURE DEFINITION: The sum    TYPE                            GOAL
of all direct and indirect costs of all       C                               Actual annual costs < or =
services provided by this Shared Services                                     projected annual costs
Unit.                                                                         in the effective Service
                                                                              Level Plan

FREQUENCY                                     SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES: To participate
Quarterly status                              Service Performance Reports     cooperatively with Provider to update and
reports                                       (lines 16, 17 & 18, and O&M     modify the Service Level Plan as needed to
                                              budget reports for All          accurately reflect changes in the level of
                                              Services)                       services requested and associated costs.


2 PERFORMANCE MEASURE DEFINITION: Degree      TYPE                            GOAL
of satisfaction with the timeliness,            Q/T                           90% "met and exceeded" expectations rating
accessibility, customization and quality
of research, consultation and collaboration
on program development.

FREQUENCY                                     SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:  Thorough
Following completion                          Internal Customer Survey        description of needs/goals; agreed upon
of each major project                                                         participation in design/development; proper
                                                                              implementation; participation in survey.

1999 CPA Service Level Plan
Page 5

OTHER MATTERS

The Provider and Customer acknowledge the following role relationships:

Customers - Human Resource professionals serving as the primary business partners to the management and staff of their respective organizations. The owners and drivers of all human resource strategies, policies, and practices in their organization.

Providers - a primary consulting partner to Customers. Deliver leading-edge Human Resource Management expertise and skilled consulting support to operating company Human Resource professionals in achieving their objectives.

The Provider and Customer also intend that prior to the start of the provision of any major project as described in this service level plan, the Primary Provider and Primary Customer will define expectations that could include any of the following elements: project definition, objectives/goals, deliverables, people to be involved, role definitions, time schedules, progress review/report frequency, and cost, time and support requirements/limitations.

While the Internal Customer Survey will be a key Source of Information to formally monitor and measure the Provider's progress in achieving Key Performance Measures, the means by which such surveying will be carried out (e.g., electronic, printed, telephone, face-to-face) will be determined according to the expressed preference of the Customer.

The Provider and Customer understand that a portion of the projected service volume and costs will be directed to support the efforts of the Shared Service Center organization, which in turn is providing direct support to other areas of the Customer's state organization.


MODIFICATIONS TO THE PLAN

Service Provider and Customer will monitor service usage. If substantially exceeding budget, Provider will contact Customer to mutually reprioritize provision of requested service or renegotiate costs to provide incremental service requirements. Amendments to this plan will be issued if a renegotiation occurs.

The costs reflected herein are based on information available as of December 8, 1997, and are subject to change as revised budgets are approved.

1999 CPA Service Level Plan
Page 6

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

----------------------------------          -----------------------------------

----------------------------------          -----------------------------------

----------------------------------          -----------------------------------

----------------------------------          -----------------------------------


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


---------------------------------------     -----------------------------------
President and Chief Executive Officer       Executive Director, Shared Services


Attachments

COLUMBIA GAS                                                         [GMS LOGO]
SHARED SERVICES CENTER


                             1999 SERVICE LEVEL PLAN
                             GAS MANAGEMENT SERVICES
                                       FOR
                         COLUMBIA GAS OF KENTUCKY, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Kentucky, Inc., (CKY or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 1999. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:         Gas Management Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio  43215

                  Key Provider contact is:
                  J.R. Lee, GMS General Manager


CUSTOMER:         Columbia Gas of Kentucky, Inc.
                  2001 Mercer Road, P.O. Box 14241
                  Lexington, Kentucky  40512-4241

                  Key Customer contact is:
                  Joseph W. Kelly, Vice President or designee

SCOPE OF SERVICES


The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

SERVICE PROVIDED                            PRIMARY PROVIDER                    PRIMARY CUSTOMER
----------------                            ----------------                    ----------------
GAS OPERATIONS                              J. M. Ripley, Director              Ziad Shaheen, Director

SUPPLY AND CAPACITY ASSET MANAGEMENT        S. D. Phelps, Director              Joseph W. Kelly, Vice President

SUPPLY PLANNING                             M. D. Anderson, Director            Joseph W. Kelly, Vice President

TRANSPORTATION SERVICES                     M. T. Ward, Director                Kimra Cole, Director

PROJECTED SERVICE LEVELS AND COSTS


This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

                                 PROJECTED SERVICE         PROJECTED DIRECT      PROJECTED OVERHEAD     PROJECTED TOTAL COST
  SERVICE                          VOLUME (FTE'S)               COSTS                  COSTS                OF SERVICE
  -------                          --------------               -----                  -----                ----------
GAS OPERATIONS                          2.7                  $ 247,233              $ 74,510                $321,743

SUPPLY AND CAPACITY
ASSET MANAGEMENT                        1.6                  $ 169,193              $ 45,007                $214,200

SUPPLY PLANNING                         .72                  $ 69,902               $ 20,240                $ 90,142

TRANSPORTATION SERVICES                  .7                  $ 74,835               $ 19,650                $ 94,485

TOTAL                                   5.7                  $ 561,163              $159,407                $720,570

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:

A: PERFORMANCE MEASURE DEFINITION:                      TYPE                            GOAL
Safe, reliable delivery of gas 100% of the time.        Quality                         No Firm Service
                                                                                        Curtailment.

FREQUENCY                                               SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Daily & Seasonal                                        Operational Reports             Respond timely for approvals on
                                                                                        arrangements or situations
                                                                                        outside of "Decision Guidelines."


B: PERFORMANCE MEASURE DEFINITION:                      TYPE                            GOAL
Level of Customer's satisfaction with Provider          Quality                         90% Customer Satisfaction
communications, responsiveness and understanding                                        Rating.
of the Customer's needs.

FREQUENCY                                               SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly                                               Survey of Customer              Provide timely, informed and
                                                                                        adequate feedback on level of
                                                                                        satisfaction.


C: PERFORMANCE MEASURE DEFINITION:                      TYPE                            GOAL
The sum of all direct and indirect costs charged        Cost                            Actual annual costs (less than or
by Provider.                                                                            equal to) projected annual costs in
                                                                                        the Service Level Plan.

FREQUENCY                                               SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly status reports                                Service Performance             To participate cooperatively with
                                                        Reports                         Provider to update and modify the
                                                                                        Service Level Plan as needed to
                                                                                        reflect accurately changes in the
                                                                                        level of services requested and
                                                                                        associated costs.

D: PERFORMANCE MEASURE DEFINITION:                      TYPE                            GOAL
% Gas Cost Recovery.                                    Cost                            100% Cost Recovery with no
                                                                                        material repricing by
                                                                                        Commission due to Provider
                                                                                        decisions or actions.

FREQUENCY                                               SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                                                  Commission findings             Support Provider responses to Commission
                                                                                        requests as needed. Also requires finance
                                                                                        and regulatory support.


E: PERFORMANCE MEASURE DEFINITION:                      TYPE                            GOAL
Facilitate and support the Customer's                   Quality                         Meet Customer's expectations for
Unbundling Initiatives.                                                                 support of Unbundling.

FREQUENCY                                               SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly                                               Survey of Customer              Provide Informative Feedback.


F: PERFORMANCE MEASURE DEFINITION:                      TYPE                            GOAL
Effective representation of Customer interests          Quality                         Meet Customer's expectations for
in State and Federal Regulatory Proceedings.                                            involvement in State and Federal
                                                                                        Regulatory activities.

FREQUENCY                                               SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly                                               Survey of Customer              Timely responses to requests for
                                                                                        direction on policy issues, settlement
                                                                                        negotiations, testimony, etc. Also
                                                                                        requires legal support.

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

G: PERFORMANCE MEASURE DEFINITION:                              TYPE          GOAL
Safe, reliable gas operations for sites controlled by           Quality       No operational pressure violations
Provider.                                                                     and/or penalties for sites under
                                                                              Provider's control due to Provider
                                                                              decisions or actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
On Scanning            Operational Reports             Timely advise provider of any special circumstances to
schedule                                               allow variances.


H: PERFORMANCE MEASURE DEFINITION:                                   TYPE        GOAL
Accurate Peak Day Forecast (PDF) of firm demand.                     Quality     PDF within 3% accuracy of firm
                                                                                 demand.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 PDF Comparison Report           Provide timely information regarding new load additions or load changes.




SUPPLY AND CAPACITY ASSET MANAGEMENT

I: PERFORMANCE MEASURE DEFINITION:                     TYPE          GOAL ($MILLION):
                                                       Cost                             Threshold      Target      Stretch
Booked revenue (before income taxes), from                                              ---------      ------      -------
off-system sales and capacity release.                               Before Sharing        4.0           5.0          6.0
                                                                     After Sharing         1.3           1.6          1.9

FREQUENCY           SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual              Company Financial Report        Provide timely approvals on arrangements outside of "Decision
                                                    Guidelines" so that opportunities are not missed.

SUPPLY PLANNING

J: PERFORMANCE MEASURE DEFINITION:                           TYPE        GOAL
"Level of Customer Satisfaction with Strategic Gas Supply    Quality &   Prepare an SGSP that meets the
Plan (SGSP)"                                                 time.       President's expectations and is a useful
                                                                         tool in the regulatory arena.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Survey of Customer              Provide timely input for strategic issues that must be
                                                       anticipated and communicate operating concerns.



TRANSPORTATION SERVICES

K: PERFORMANCE MEASURE DEFINITION:                                        TYPE        GOAL
Level of external Customer satisfaction with GTS Program Services.        Quality     85% customer satisfaction.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual (mid-year)      "Survey Shippers and Customer   Complete annual surveys and provide adequate feedback.
                       personnel"

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The Vice President of Columbia Gas of Kentucky, Inc., (Joseph W. Kelly) and General Manager of Gas Management Services (Jim Lee) will execute all contracts for capacity and supply with a term longer than one year and the General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guidelines

A Decision Guideline is necessary in recognition of the operational and revenue impact that the GMS organization can have on CKY.

The 1999 SLP Decision Guidelines are attached as Exhibit I. The desired outcome is that by following the guidelines, 90 plus percent of the operational decisions can be made by GMS without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan shall be proposed and incorporated for 1999.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.


MODIFICATIONS TO THE PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time. To minimize the administrative burden and delays associated with the redefinition of services and performance metrics on an annual basis, the 1999 Plan will automatically continue from year to year until either the Provider or the Customer requests that the Plan be substantially revised. Both Provider and Customer expressly exclude from the scope of this automatic renewal provision the Projected Service Levels and Costs, found on page 3 of this Plan, which shall be the only portion of the Plan that would need to be examined and established annually.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

               CKY                                          GMS


-----------------------------------         ------------------------------------
Vice President                              General Manager

------------------------------------        ------------------------------------
Director                                    Director

------------------------------------        ------------------------------------
Director                                    Director

------------------------------------        ------------------------------------
Director                                    Director

                                            ------------------------------------
                                            Director


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


----------------------------------------------  -------------------------------
Vice President, Columbia Gas of Kentucky, Inc.  Vice President, Shared Services



Attachments:

COLUMBIA GAS
-----------------------
SHARED SERVICES CENTER

                                                                      [GMS LOGO]


                            1999 SERVICE LEVEL PLAN

                            GAS MANAGEMENT SERVICES
                                      FOR
                         COLUMBIA GAS OF MARYLAND, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Maryland, Inc., (CMD or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 1999. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:        Gas Management Services Section
                 The Shared Services Center at Columbia Gas of Ohio, Inc.
                 200 Civic Center Drive
                 Columbus, Ohio  43215

                 Key Provider contact is:
                 J. R. Lee, GMS General Manager


CUSTOMER:        Columbia Gas of Maryland, Inc.
                 55 Sycamore Street
                 Hagerstown, MD  21740-00124

                 Key Customer contact is:
                 G. J. Robinson, President or designee

SCOPE OF SERVICES


The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through ColumbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.



        SERVICE PROVIDED                     PRIMARY PROVIDER                       PRIMARY CUSTOMER
GAS OPERATIONS                           J. M. Ripley, Director                 Bob Burrows, General Manager
                                                                                Gary Laird, Manager

SUPPLY AND CAPACITY ASSET MANAGEMENT     S. D. Phelps, Director                 John VarKonda, Manager

SUPPLY PLANNING                          M. D. Anderson, Director               Mike Martin, Director
                                                                                John VarKonda, Manager
                                                                                John Quinn, Manager

TRANSPORTATION SERVICES                  M. T. Ward, Director                   John VarKonda, Manager

PROJECTED SERVICE LEVELS AND COSTS


This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.


                                  PROJECTED SERVICE     PROJECTED DIRECT      PROJECTED OVERHEAD     PROJECTED TOTAL COST
           SERVICE                  VOLUME (FTE'S)           COSTS                  COSTS                OF SERVICE
GAS OPERATIONS                          1.3                $132,139                $ 35,849                $167,988

SUPPLY AND CAPACITY
ASSET MANAGEMENT                         .8                $ 86,408                $ 22,539                $108,947


SUPPLY PLANNING                         .24                $ 42,684                $  6,747                $ 49,431

TRANSPORTATION SERVICES
                                         .4                $ 41,800                $ 11,229                $ 53,029


TOTAL                                  2.74                $303,031                $ 76,364                $379,395

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:

A: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL
Safe, reliable delivery of gas 100% of the time.                             Quality     No Firm Service
                                                                                         Curtailment.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Daily & Seasonal       Operational Reports             Respond timely for approvals on arrangements or situations outside of "Decision Guidelines."


B: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL
Level of Customer's satisfaction with Provider communications,               Quality     90% Customer Satisfaction
responsiveness and understanding of the Customer's needs.                                Rating.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Survey of Customer              Provide timely, informed and adequate feedback on level
                                                       of satisfaction.

C: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL
The sum of all direct and indirect costs charged by Provider.                Cost        Actual annual costs (less than or
                                                                                         equal to) projected annual costs in
                                                                                         the Service Level Plan.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly status       Service Performance             To participate cooperatively with Provider to update and
reports                Reports                         modify the Service Level Plan as needed to reflect
                                                       accurately changes in the level of services requested
                                                       and associated costs.

D: PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
% Gas Cost Recovery.                                                         Cost     100% Cost Recovery with no
                                                                                      material repricing by
                                                                                      Commission due to Provider
                                                                                      decisions or actions.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Commission findings             Support Provider responses to Commission requests as
                                                       needed. Also requires finance and regulatory support.


E: PERFORMANCE MEASURE DEFINITION:                                 TYPE         GOAL
Facilitate and support the Customer's Unbundling Initiatives.      Quality      Meet Customer's expectations for
                                                                                support of Unbundling.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Survey of Customer              Provide Informative Feedback.


F: PERFORMANCE MEASURE DEFINITION:                                 TYPE         GOAL
Effective representation of Customer interests in State and        Quality      Meet Customer's expectations for
Federal Regulatory Proceedings.                                                 involvement in State and Federal
                                                                                Regulatory activities.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Survey of Customer              Timely responses to requests for direction on policy issues, settlement negotiations, testimony, etc. Also requires
                                                       legal support.

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

G: PERFORMANCE MEASURE DEFINITION:                              TYPE          GOAL
Safe, reliable gas operations for sites controlled by           Quality       No operational pressure violations
Provider.                                                                     and/or penalties for sites under
                                                                              Provider's control due to Provider
                                                                              decisions or actions.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
On Scanning            Operational Reports             Timely advise provider of any special circumstances to
schedule                                               allow variances.


H: PERFORMANCE MEASURE DEFINITION:                                  TYPE        GOAL
Accurate Peak Day Forecast (PDF) of firm demand.                    Quality     PDF within 3% accuracy of firm
                                                                                demand.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 PDF Comparison Report           Provide timely information regarding new load additions
                                                       or load changes.




SUPPLY AND CAPACITY ASSET MANAGEMENT


E: PERFORMANCE MEASURE DEFINITION:                     TYPE          GOAL ($MILLION):
                                                       Cost                                 Threshold     Target     Stretch
Booked revenue (before income taxes), from                                                  ---------     ------     -------
off-system sales, capacity release, and spot                         Before Sharing            0.9          1.7        2.5
purchases.                                                           After Sharing             0.3          0.5        0.7


FREQUENCY           SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual              Company Financial Report        Provide timely approvals on arrangements outside of "Decision
                                                    Guidelines" so that opportunities are not missed.

SUPPLY PLANNING


J: PERFORMANCE MEASURE DEFINITION:                           TYPE        GOAL
"Level of Customer Satisfaction with Strategic Gas Supply    Quality &   Prepare an SGSP that meets the
Plan (SGSP)"                                                 time.       President's expectations and is a useful
                                                                         tool in the regulatory arena.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Survey of Customer              Provide timely input for strategic issues that must be
                                                       anticipated and communicate operating concerns.



TRANSPORTATION SERVICES

K: PERFORMANCE MEASURE DEFINITION:                                        TYPE        GOAL
Level of external Customer satisfaction with GTS Program Services.        Quality     85% customer satisfaction.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual (mid-year)      "Survey Shippers and            Complete annual surveys and provide adequate feedback.
                       Customer personnel"

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The President of Columbia Gas of Maryland, Inc., (G. J.Robinson) will execute all contracts for capacity and supply with a term longer than one year and the General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guidelines

A Decision Guideline is necessary in recognition of the operational and revenue impact that the GMS organization can have on CMD.

The 1999 SLP Decision Guidelines are attached as Exhibit I. The desired outcome is that by following the guidelines, 90 plus percent of the operational decisions can be made by GMS without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan shall be proposed and incorporated for 1999.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and


2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.


MODIFICATIONS TO THE PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time into the future.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

              CMD                                           GMS

-----------------------------------         ------------------------------------
General Manager                             General Manager

------------------------------------        ------------------------------------
Director                                    Director

------------------------------------        ------------------------------------
Manager                                     Director

------------------------------------        ------------------------------------
Manager                                     Director

------------------------------------        ------------------------------------
Manager                                     Director




MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


---------------------------------------      ----------------------------------
President, Columbia Gas of Maryland, Inc.    Vice President, Shared Services



Attachments:

COLUMBIA GAS
-----------------------
SHARED SERVICES CENTER

                                                                      [GMS LOGO]


                             1999 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                           COLUMBIA GAS OF OHIO, INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Ohio, Inc., (COH or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 1999. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:         Gas Management Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio  43215

                  Key Provider contact is:
                  J. R. Lee, GMS General Manager


CUSTOMER:         Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, OH  43215

                  Key Customer contact is:
                  J.R. Lee, Senior Vice President or designee

SCOPE OF SERVICES


The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

  SERVICE PROVIDED                          PRIMARY PROVIDER                       PRIMARY CUSTOMER
GAS OPERATIONS                           J. M. Ripley, Director                 Jim Lee, Sr. Vice President
                                                                                Joe Kuhner,  Director
                                                                                Al Steinmetz, Director

SUPPLY AND CAPACITY                      S. D. Phelps, Director                 Jim Lee, Sr. Vice President
ASSET  MANAGEMENT                                                               Greg Slone, Manager

SUPPLY PLANNING                          M. D. Anderson, Director               Jim Lee, Sr. Vice President
                                                                                Gary Babin, Vice President
                                                                                Larry Martin, Director
                                                                                Tom Brown, Director
                                                                                Suzanne Surface, Director

TRANSPORTATION SERVICES                  M. T. Ward, Director                   Jim Lee, Sr. Vice President
                                                                                Cheryl Peters, Vice President
                                                                                Carol Fox, Director
                                                                                Mishelle Payne-Shaffo, Director

PROJECTED SERVICE LEVELS AND COSTS


This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.


                                  PROJECTED SERVICE
                                    VOLUME (FTE'S)        PROJECTED DIRECT      PROJECTED OVERHEAD     PROJECTED TOTAL COST
           SERVICE                                              COSTS                  COSTS                OF SERVICE
GAS OPERATIONS                            9.9                $1,066,639            $  279,059                $1,345,698


SUPPLY AND CAPACITY
ASSET MANAGEMENT                         11.6                $1,255,804            $  326,811                $1,582,615


SUPPLY PLANNING                           7.6                $  715,598            $  212,515                $  928,113


TRANSPORTATION SERVICES
                                          4.4                $  482,824            $  123,516                $  606,340


TOTAL                                      34                $3,520,865            $  941,901                $4,462,766

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:

A: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL
Safe, reliable delivery of gas 100% of the time.                             Quality     No Firm Service
                                                                                         Curtailment.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Daily & Seasonal       Operational Reports             Respond timely for approvals on arrangements or situations outside of "Decision Guidelines."


B: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL
Level of Customer's satisfaction with Provider communications,               Quality     90% Customer Satisfaction
responsiveness and understanding of the Customer's needs.                                Rating.


FREQUENCY                  SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:
Quarterly                  Survey of Customer                 Provide timely, informed and adequate feedback on level of satisfaction.

C: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL
The sum of all direct and indirect costs charged by Provider.                Cost        Actual annual costs (less than or
                                                                                         equal to) projected annual costs in
                                                                                         the Service Level Plan.

FREQUENCY                  SOURCE OF INFORMATION            CUSTOMER RESPONSIBILITIES:
Quarterly status reports   Service Performance              To participate cooperatively with Provider to update and
                           Reports                          modify the Service Level Plan as needed to reflect
                                                            accurately changes in the level of services requested
                                                            and associated costs.

D: PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL
% Gas Cost Recovery.                                                         Cost     100% Cost Recovery with no
                                                                                      material repricing by
                                                                                      Commission due to Provider
                                                                                      decisions or actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Commission findings             Support Provider responses to Commission requests as needed.
                                                       Also requires finance and regulatory support.


 E: PERFORMANCE MEASURE DEFINITION:                                TYPE         GOAL
Facilitate and support the Customer's Unbundling Initiatives.      Quality      Meet Customer's expectations for
                                                                                support of Unbundling.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Survey of Customer              Provide Informative Feedback.


F: PERFORMANCE MEASURE DEFINITION:                                 TYPE         GOAL
Effective representation of Customer interests in State and        Quality      Meet Customer's expectations for
Federal Regulatory Proceedings.                                                 involvement in State and Federal
                                                                                Regulatory activities.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Quarterly              Survey of Customer              Timely responses to requests for direction on policy issues, settlement negotiations, testimony, etc. Also requires
                                                       legal support.

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS

G: PERFORMANCE MEASURE DEFINITION:                              TYPE          GOAL
Safe, reliable gas operations for sites controlled by           Quality      No operational pressure violations and/or penalties
Provider.                                                                    for sites under Provider's control due to Provider
                                                                             decisions or actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
On Scanning schedule   Operational Reports             Timely advise provider of any special circumstances
                                                       to allow variances.


H: PERFORMANCE MEASURE DEFINITION:                                   TYPE        GOAL
Accurate Peak Day Forecast (PDF) of firm demand.                     Quality     PDF within 3% accuracy of firm
                                                                                 demand.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 PDF Comparison Report           Provide timely information regarding new
                                                       load additions or load changes.


SUPPLY AND CAPACITY ASSET MANAGEMENT

I: PERFORMANCE MEASURE DEFINITION:                     TYPE          GOAL ($MILLION):
                                                       Cost                 Threshold           Target        Stretch
(1)Transition Capacity Cost Funding:                                        ---------           ------        -------
 Booked proceeds (before sharing and before taxes)                   (1)        12.0              17.0           22.0
from off system sales and short term capacity
release.

(2)Net Exchange Position:  Average net exchange gas                  (2)  +10.0 to -25.0     +5.0 to -15.0    0 to -10
value position during the year.

(3)Contract Cost Reduction
Arrangements:  Booked proceeds (before taxes) from
long term capacity release plus all other avoided                    (3)        32.4              41.2           50.0
firm capacity, storage and supply contract demand
costs.

FREQUENCY           SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual              Company Financial Report for    Provide timely approvals on arrangements outside of "Decision
                    (1) and (3). GMS data           Guidelines" so that opportunities are not missed.
                    warehouse for (2).

SUPPLY PLANNING


J: PERFORMANCE MEASURE DEFINITION:                          TYPE        GOAL
"Level of Customer Satisfaction with Strategic Gas Supply    Quality &   Prepare an SGSP that meets the
Plan (SGSP)"                                                 time.       President's expectations and is a useful
                                                                         tool in the regulatory arena.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 Survey of Customer              Provide timely input for strategic issues that
                                                       must be anticipated and communicate operating
                                                       concerns.



TRANSPORTATION SERVICES

K: PERFORMANCE MEASURE DEFINITION:                                        TYPE        GOAL
Level of external Customer satisfaction with GTS Program Services.        Quality     85% customer satisfaction.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual (mid-year)      "Survey Shippers and Customer   Complete annual surveys and provide adequate feedback.
                       personnel"

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The Senior Vice President of Energy Services and General Manager of Gas Management Services (Jim Lee) will execute all contracts for capacity and supply.

Decision Guidelines

A Decision Guideline is necessary in recognition of the operational and revenue impact that the GMS organization can have on COH.

The 1999 SLP Decision Guidelines are attached as Exhibit I. The desired outcome is that by following the guidelines, 90 plus percent of the operational decisions can be made by GMS without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan shall be proposed and incorporated for 1999.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)   Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.

MODIFICATIONS TO THE PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time. To minimize the administrative burden and delays associated with the redefinition of services and performance metrics on an annual basis, the 1999 Plan will automatically continue from year to year until either the Provider or the Customer requests that the Plan be substantially revised. Both Provider and Customer expressly exclude from the scope of this automatic renewal provision the Projected Service Levels and Costs, found on page 3 of this Plan, which shall be the only portion of the Plan that would need to be examined and established annually.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


--------------------------------                ------------------------------
Senior Vice President                           Vice President, Shared Services
Columbia Gas of Ohio, Inc.

COLUMBIA GAS                                                             [LOGO]
SHARED SERVICES CENTER


                             1999 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                        COLUMBIA GAS OF PENNSYLVANIA INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Pennsylvania, Inc., (CPA or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 1999. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:         Gas Management Services Section
                  The Shared Services Center at Columbia Gas of Ohio, Inc.
                  200 Civic Center Drive
                  Columbus, Ohio  43215

                  Key Provider contact is:
                  J. R. Lee, GMS General Manager


CUSTOMER:         Columbia Gas of Pennsylvania, Inc.
                  650 Washington Road
                  Pittsburgh, Pennsylvania  15228-2703

                  Key Customer contact is:
                  G. J. Robinson, President or designee

SCOPE OF SERVICES


The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.

  SERVICE PROVIDED                          PRIMARY PROVIDER                    PRIMARY CUSTOMER
  ----------------                          ----------------                    ----------------
GAS OPERATIONS                              J. M. Ripley, Director              Bob Burrows, General Manager
                                                                                Mark Chepke, Manager

SUPPLY AND CAPACITY ASSET MANAGEMENT        S. D. Phelps, Director              John VarKonda, Manager

SUPPLY PLANNING                             M. D. Anderson, Director            Mike Martin, Director
                                                                                John VarKonda, Manager
                                                                                John Quinn, Manager

TRANSPORTATION SERVICES                     M. T. Ward, Director                John VarKonda, Manager

PROJECTED SERVICE LEVELS AND COSTS


This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.

                                 PROJECTED SERVICE         PROJECTED DIRECT      PROJECTED OVERHEAD     PROJECTED TOTAL COST
  SERVICE                          VOLUME (FTE'S)               COSTS                 COSTS                OF SERVICE
  -------                          --------------               -----                 -----                ----------
GAS OPERATIONS                           5.9                  $ 511,766              $165,889                $ 677,655

SUPPLY AND CAPACITY
ASSET MANAGEMENT                          4                   $ 416,575              $112,693                $ 529,268

SUPPLY PLANNING                          2.4                  $ 250,065              $ 67,465                $ 317,530

TRANSPORTATION SERVICES                   3                   $ 306,316              $ 84,216                $ 390,532

TOTAL                                    15.3                $1,484,722              $430,263               $1,914,985

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:

A: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
Safe, reliable delivery of gas 100% of the time.        Quality                        No Firm Service
                                                                                       Curtailment.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Daily & Seasonal                                        Operational Reports            Respond timely for approvals
                                                                                       on arrangements or situations
                                                                                       outside of "Decision
                                                                                       Guidelines."

B: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
Level of Customer's satisfaction with Provider          Quality                        90% Customer Satisfaction Rating.
communications, responsiveness and understanding
of the Customer's needs.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Quarterly                                               Survey of Customer             Provide timely, informed and
                                                                                       adequate feedback on level of
                                                                                       satisfaction.


C: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
The sum of all direct and indirect costs charged        Cost                           Actual annual costs <
by Provider.                                                                                               -
                                                                                       projected annual costs in
                                                                                       the Service Level Plan.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Quarterly status reports                                Service Performance            To participate cooperatively with
                                                        Reports                        Provider to update and modify the
                                                                                       Service Level Plan as needed to
                                                                                       reflect accurately changes in the
                                                                                       level of services requested and
                                                                                       associated costs.

D: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
% Gas Cost Recovery.                                    Cost                           100% Cost Recovery with no
                                                                                       material repricing by
                                                                                       Commission due to Provider
                                                                                       decisions or actions.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Annual                                                  Commission findings            Support Provider responses to Commission
                                                                                       requests as needed. Also requires finance
                                                                                       and regulatory support.


E: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
Facilitate and support the Customer's                   Quality                        Meet Customer's expectations for
Unbundling Initiatives.                                                                support of Unbundling.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Quarterly                                               Survey of Customer             Provide Informative Feedback.


F: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
Effective representation of Customer interests          Quality                        Meet Customer's expectations for
in State and Federal Regulatory Proceedings.                                           involvement in State and Federal
                                                                                       Regulatory activities.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Quarterly                                               Survey of Customer             Timely responses to requests for
                                                                                       direction on policy issues, settlement
                                                                                       negotiations, testimony, etc. Also
                                                                                       requires legal support.

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS


G: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
Safe, reliable gas operations for sites                 Quality                        No operational pressure violations
controlled by Provider.                                                                and/or penalties for sites under
                                                                                       Provider's control due to Provider
                                                                                       decisions or actions.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
On Scanning                                             Operational Reports            Timely advise provider of any special
schedule                                                                               circumstances to allow variances.


H: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
Accurate Peak Day Forecast (PDF) of firm demand.        Quality                        PDF within 3% accuracy of firm demand.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Annual                                                  PDF Comparison Report          Provide timely information regarding new
                                                                                       load additions or load changes.




SUPPLY AND CAPACITY ASSET MANAGEMENT

I: PERFORMANCE MEASURE DEFINITION:               TYPE                       GOAL ($MILLION):
                                                 Cost                                                    Threshold  Target  Stretch
Booked revenue (before income taxes), from                                  Before Sharing                  8.9       13.5    18.2
off-system sales, capacity release, and spot                                After Sharing                   2.3        3.5     4.7
purchase.

FREQUENCY                                        SOURCE OF INFORMATION      CUSTOMER RESPONSIBILITIES:
Annual                                           Company Financial Report   Provide timely approvals
                                                                            on arrangements outside
                                                                            of "Decision Guidelines"
                                                                            so that opportunities are
                                                                            not missed.

SUPPLY PLANNING

J: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
"Level of Customer Satisfaction with Strategic          Quality &                      Prepare an SGSP that meets the
Gas Supply Plan (SGSP)"                                 time.                          President's expectations and is a useful
                                                                                       tool in the regulatory arena.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Annual                                                  Survey of Customer             Provide timely input for strategic
                                                                                       issues that must be anticipated and
                                                                                       communicate operating concerns.


TRANSPORTATION SERVICES

K: PERFORMANCE MEASURE DEFINITION:                      TYPE                           GOAL
Level of external Customer satisfaction with            Quality                        85% customer satisfaction.
GTS Program Services.

FREQUENCY                                               SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:
Annual (mid-year)                                       "Survey Shippers and           Complete annual surveys and provide
                                                        Customer personnel"            adequate feedback.

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority

The President of Columbia Gas of Pennsylvania, Inc., (G. J. Robinson) will execute all contracts for capacity and supply with a term longer than one year and the General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guidelines

A Decision Guideline is necessary in recognition of the operational and revenue impact that the GMS organization can have on CPA.

The 1999 SLP Decision Guidelines are attached as Exhibit I. The desired outcome is that by following the guidelines, 90 plus percent of the operational decisions can be made by GMS without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan shall be proposed and incorporated for 1999.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)       Directly rewarding the employees in GMS for generating revenue, and

2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.


MODIFICATIONS TO THE PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time into the future.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

       CPA                                                 GMS

----------------------------------          -----------------------------------
General Manager                                      General Manager

----------------------------------          -----------------------------------
Director                                             Director

----------------------------------          -----------------------------------
Manager                                              Director

----------------------------------          -----------------------------------
Manager                                              Director

----------------------------------          -----------------------------------
Manager                                              Director




MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


----------------------------------          -----------------------------------
President, Columbia Gas of                  Vice President, Shared Services
Pennsylvania, Inc.


Attachments:

COLUMBIA GAS                               [GRAPHIC -- GAS MANAGEMENT SERVICES]
SHARED SERVICES CENTER


                             1999 SERVICE LEVEL PLAN

                             GAS MANAGEMENT SERVICES
                                       FOR
                          COLUMBIA GAS OF VIRGINIA INC.


OVERVIEW

This Service Level Plan is the primary means of identifying and communicating the mutual expectations of the Gas Management Services (GMS or Provider) Section of the Shared Services Center (SSC) and Columbia Gas of Virginia, Inc., (CVA or Customer) regarding the specific types of services expected to be used, the primary users, projected employee complement, evaluation criteria and the projected cost of each service for calendar year 1999. Through the SSC, services will be provided that are: (1) requested or agreed to by the operating company customer; (2) evaluated on an ongoing basis according to the agreed-upon performance measures; and (3) priced at cost, as required by the Public Utility Holding Company Act of 1935, as amended.



PARTICIPANTS IN THE PLAN

PROVIDER:            Gas Management Services Section
                     The Shared Services Center at Columbia Gas of Ohio, Inc.
                     200 Civic Center Drive
                     Columbus, Ohio 43215

                     Key Provider contact is:
                     J. R. Lee, GMS General Manager


CUSTOMER:            Columbia Gas of Virginia, Inc.
                     9001 Arboretum Parkway
                     Richmond, Virginia 23235-0800

                     Key Customer contact is:
                     Anthony Trubisz, President or designee

SCOPE OF SERVICES


The services addressed by this Plan are listed below. A detailed description of each service is available in the 1999 Master List of Services, which can be accessed on-line through columbiaNOW. To facilitate communication and accountability, the person(s) primarily responsible for providing the service and the primary recipient(s) of the service are identified for each service.




SERVICE PROVIDED                         PRIMARY PROVIDER                       PRIMARY CUSTOMER
GAS OPERATIONS                           J. M. Ripley, Director                 Rob Mooney, Manager


SUPPLY AND CAPACITY ASSET MANAGEMENT     S. D. Phelps, Director                 Opie Lindsay, Manager


SUPPLY PLANNING                          M. D. Anderson, Director               Opie Lindsay, Manager
                                                                                Rob Mooney, Manager

TRANSPORTATION SERVICES                  M. T. Ward, Director                   Lisa Jessee, Coordinator

PROJECTED SERVICE LEVELS AND COSTS

This table summarizes the projected volume and the annual cost of each service the Customer expects to use. "Volume" measures the expected employee complement required to provide each service. "Direct" costs are those costs the Provider will incur explicitly to provide the specific service, such as hourly labor rates, computer-related charges and out-of-pocket expenses. "Overhead" costs represent the proportionate share of the costs that are incurred to support all services, such as building costs, labor benefits, and the expenses of administering the Shared Services Center. Overhead costs are not specifically identified on the Customer's books as associated with individual services. The "total cost of service" is the sum of the Direct and the Overhead costs. It is the Total amount that Provider will monitor through the Service Performance Reports.



                                  PROJECTED
                                  SERVICE          PROJECTED       PROJECTED        PROJECTED
                                  VOLUME           DIRECT          OVERHEAD         TOTAL COST
SERVICE                           FTE'S            COSTS           COSTS            OF SERVICE



GAS OPERATIONS                     5.2             $480,538         $147,613          $628,151

SUPPLY AND CAPACITY
ASSET MANAGEMENT                    2              $214,896         $ 56,347          $271,243


SUPPLY PLANNING                     1              $106,769         $ 30,359          $137,128


TRANSPORTATION SERVICES            1.5             $150,943         $ 42,108          $193,051


TOTAL                              9.7             $953,146         $276,427         $1,229,573

KEY PERFORMANCE MEASURES

This section describes the key measures for each service that Provider and Customer concur will be used as the basis to monitor, evaluate and continuously improve the performance of the services provided.

PERFORMANCE MEASURES ACROSS ALL GMS SERVICES:

A: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL

Safe, reliable delivery of gas 100% of the time.                             Quality     No Firm Service
                                                                                         Curtailment.



FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Daily & Seasonal       Operational Reports             Respond timely for approvals on arrangements or situations outside of "Decision Guidelines."



B: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL

Level of Customer's satisfaction with Provider communications,               Quality     90% Customer Satisfaction
responsiveness and understanding of the Customer's needs.                                Rating.


FREQUENCY                  SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:

Quarterly                  Survey of Customer                 Provide timely,
                                                              informed and
                                                              adequate feedback
                                                              on level of
                                                              satisfaction.

C: PERFORMANCE MEASURE DEFINITION:                                           TYPE        GOAL

The sum of all direct and indirect costs charged by Provider.                Cost        Actual annual costs [less
                                                                                         than or equal to] projected
                                                                                         annual costs in the Service
                                                                                         Level Plan.


FREQUENCY              SOURCE OF INFORMATION              CUSTOMER RESPONSIBILITIES:

Quarterly status       Service Performance                To participate cooperatively with Provider
reports                Reports                            to update and modify the Service Level Plan
                                                          as needed to reflect accurately changes in
                                                          the level of services requested and
                                                          associated costs.

D: PERFORMANCE MEASURE DEFINITION:                                           TYPE     GOAL

% Gas Cost Recovery.                                                         Cost     100% Cost Recovery with no
                                                                                      material repricing by
                                                                                      Commission due to Provider
                                                                                      decisions or actions.

FREQUENCY              SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:

Annual                 Commission findings            Support Provider
                                                      responses to Commission
                                                      requests as needed. Also
                                                      requires finance and
                                                      regulatory support.


E: PERFORMANCE MEASURE DEFINITION:                                 TYPE         GOAL

Facilitate and support the Customer's Unbundling Initiatives.      Quality      Meet Customer's expectations for
                                                                                support of Unbundling.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:

Quarterly              Survey of Customer              Provide Informative Feedback.



F: PERFORMANCE MEASURE DEFINITION:                                TYPE         GOAL

Effective representation of Customer interests in State and       Quality      Meet Customer's expectations for
Federal Regulatory Proceedings.                                                involvement in State and Federal
                                                                               Regulatory activities.



FREQUENCY              SOURCE OF INFORMATION          CUSTOMER RESPONSIBILITIES:

Quarterly              Survey of Customer             Timely responses to requests for direction
                                                      on policy issues, settlement negotiations,
                                                      testimony, etc. Also requires legal support.

                 PERFORMANCE MEASURES FOR SPECIFIC GMS SERVICES

GAS OPERATIONS



G: PERFORMANCE MEASURE DEFINITION:                              TYPE          GOAL

Safe, reliable gas operations for sites controlled by           Quality       No operational pressure violations and/or penalties
Provider.                                                                     for sites under Provider's control due to Provider
                                                                              decisions or actions.

FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:

On Scanning            Operational Reports             Timely advise provider of any special circumstances to
schedule                                               allow variances.

H: PERFORMANCE MEASURE DEFINITION:                                   TYPE        GOAL
Accurate Peak Day Forecast (PDF) of firm demand.                     Quality     PDF within 3% accuracy of firm
                                                                                 demand.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual                 PDF Comparison Report           Provide timely
                                                       information regarding new
                                                       load additions or load
                                                       changes.


SUPPLY AND CAPACITY ASSET MANAGEMENT



I: PERFORMANCE MEASURE DEFINITION:                     TYPE          GOAL ($MILLION):
                                                       Cost                     Threshold    Target     Stretch
Booked revenue from off-system sales and capacity                                 1.2        2.4         3.6
release.


FREQUENCY           SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:
Annual              Company Financial Report        Provide timely approvals on
                                                    arrangements outside of
                                                    "Decision Guidelines" so
                                                    that opportunities are not
                                                    missed.

SUPPLY PLANNING


J: PERFORMANCE MEASURE DEFINITION:                           TYPE           GOAL

"Level of Customer Satisfaction with Strategic Gas Supply    Quality &      Prepare an SGSP that meets the
Plan (SGSP)"                                                 time.          President's expectations and is a useful
                                                                            tool in the regulatory arena.


FREQUENCY              SOURCE OF INFORMATION           CUSTOMER RESPONSIBILITIES:

Annual                 Survey of Customer              Provide timely input for
                                                       strategic issues that
                                                       must be anticipated and
                                                       communicate operating
                                                       concerns.


TRANSPORTATION SERVICES



K: PERFORMANCE MEASURE DEFINITION:                                        TYPE        GOAL

Level of external Customer satisfaction with GTS Program Services.        Quality     85% customer satisfaction.



FREQUENCY              SOURCE OF INFORMATION                CUSTOMER RESPONSIBILITIES:

Annual (mid-year)      "Survey Shippers and Customer        Complete annual surveys and provide adequate feedback.
                       personnel"

OTHER MATTERS

The Provider and Customer also intend that:

Contract Signature Authority
The President of Columbia Gas of Virginia, Inc., (Anthony Trubisz) will execute all contracts for capacity and supply with a term longer than one year and the General Manager of Gas Management Services (GMS) will execute all contracts with a term of one year or less.

Decision Guidelines
A Decision Guideline is necessary in recognition of the operational and revenue impact that the GMS organization can have on CVA.

The 1999 SLP Decision Guidelines are attached as Exhibit I. The desired outcome is that by following the guidelines, 90 plus percent of the operational decisions can be made by GMS without specific approval of the Customer, and that the Customer has direct input and decision making capabilities on the issues of the greatest importance to the Customer.

GMS Incentive Pay Plan

A GMS Incentive Plan shall be proposed and incorporated for 1999.

The Gas Management Services (GMS) Incentive Plan is an employee award program developed to increase Columbia LDC revenues by:

1)       Directly rewarding the employees in GMS for generating revenue, and
2) Focusing and aligning all GMS employees as a team on non-traditional revenue generating actions and the innovative creation of new opportunities.

MODIFICATIONS TO THE PLAN

Both the Provider and the Customer anticipate that the Customer will require the services provided under this Service Level Plan for an indefinite period of time. To minimize the administrative burden and delays associated with the redefinition of services and performance metrics on an annual basis, the 1999 Plan will automatically continue from year to year until either the Provider or the Customer requests that the Plan be substantially revised. Both Provider and Customer expressly exclude from the scope of this automatic renewal provision the Projected Service Levels and Costs, found on page 3 of this Plan, which shall be the only portion of the Plan that would need to be examined and established annually.

Provider and Customer intend to address any interim changes to the Plan through on-going discussions and to reach agreement as business necessity dictates.

EMPLOYEE COMMITMENT

To ensure that the Plan is communicated fully and understood by all employees whose participation is instrumental in the effective implementation of the Plan, the Customer and Provider representatives signing below acknowledge their commitment to fulfilling the expectations and undertakings reflected in this Plan.

              CVA                                        GMS

-----------------------------------         ------------------------------------
Director                                    General Manager

-----------------------------------         ------------------------------------
Manager                                     Director

-----------------------------------         ------------------------------------
Manager                                     Director

-----------------------------------         ------------------------------------
Manager                                     Director

                                            ------------------------------------
                                            Director


MANAGEMENT COMMITMENT

In the spirit of business partnership, the Management representatives signing below confirm their commitment to fulfill the expectations and undertakings described within this Plan.


---------------------------------------     ------------------------------------
President, Columbia Gas of Virginia, Inc.   Vice President, Shared Services



Attachments:

                                   SCHEDULE 2
                         1999 STANDARD ALLOCATION BASES

                                     BASE 1
                                 NO LONGER USED

                                     BASE 2
                                UNIT MEASUREMENT


TOTAL NUMBER OF RETAIL CUSTOMERS

                               CKY        COH           CMD         CPA          CGV         TOTAL
                                 6.87%      64.52%        1.57%       18.89%       8.15%       100.00%

TARIFF AND TRANSPORTATION CUSTOMERS BY REVENUE CYCLE

RESIDENTIAL                      6.75%      65.22%        1.53%       18.50%       8.00%       100.00%
COMMERCIAL                       8.07%      57.32%        1.96%       22.97%       9.68%       100.00%
INDUSTRIAL                       5.09%      66.91%        0.94%       15.15%      11.91%       100.00%
PUBLIC UTILITY                 100.00%       0.00%        0.00%        0.00%       0.00%       100.00%
OTHER                            0.00%      53.26%        0.00%       30.76%      15.98%       100.00%
TRANSPORTATION                   1.23%      72.38%        1.55%       22.77%       2.07%       100.00%

TOTAL                            6.78%      64.55%        1.58%       19.02%       8.07%       100.00%

TOTAL TARIFF AND TRANSPORTATION THROUGHPUT MCF'S

                               CKY          COH           CMD         CPA         CGV         TOTAL
                                 7.96%      61.80%        1.35%       19.13%       9.76%       100.00%

TARIFF AND TRANSPORTATION MCF THROUGHPUT BY REVENUE CLASS

RESIDENTIAL                      6.15%      66.78%        1.41%       19.34%       6.32%       100.00%
COMMERCIAL                       8.08%      58.14%        2.29%       20.07%      11.42%       100.00%
INDUSTRIAL                       5.92%      43.27%        2.50%       19.73%      28.58%       100.00%
PUBLIC UTILITY                 100.00%       0.00%        0.00%        0.00%       0.00%       100.00%
OTHER                            0.00%      27.90%        0.00%       17.31%      54.79%       100.00%
TRANSPORTATION                   9.44%      59.60%        0.96%       18.58%      11.42%       100.00%

TOTAL                            7.96%      61.80%        1.35%       19.13%       9.76%       100.00%

GAS PURCHASE VOLUMES - GROSS

                               CKY          COH           CMD         CPA         CGV         TOTAL
                                 6.68%      63.27%        2.12%       20.28%       7.65%       100.00%

TOTAL NUMBER OF EMPLOYEES (INCLUDES ALLOCATED SHARED SERVICES)

                               CKY          COH           CMD         CPA         CGV          TOTAL
                                 7.63%      56.53%        2.04%       23.21%      10.59%       100.00%

                                UNIT MEASUREMENT
NUMBER OF VEHICLES

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 6.96%      58.68%        1.96%       22.03%      10.37%       100.00%


TOTAL NUMBER OF GENERAL TOOLS

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 5.01%      61.83%        1.98%       19.23%       11.95%      100.00%

TOTAL NUMBER OF LEASES

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 5.97%      43.57%        3.82%       40.49%       6.15%       100.00%

NUMBER OF STATE EMPLOYEES

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.54%      56.48%        1.80%       23.53%       10.65%      100.00%

                                     BASE 3
                          TOTAL PLANT AND TOTAL EXPENSE

TOTAL GAS PLANT AND O&M EXPENSE

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.68%      54.57%        2.73%       22.54%       12.48%      100.00%

                                     BASE 4
               TOTAL FUNCTIONAL PLANT AND TOTAL FUNCTIONAL EXPENSE

TOTAL L. P. G. PLANT AND EXPENSE

                                  CKY         COH          CMD        CPA           CGV       TOTAL
                                17.23%      0.00%        17.45%        0.00%      65.32%    100.00%

STORAGE

                                  CKY        COH           CMD        CPA           CGV       TOTAL
                                 0.00%      0.00%         0.00%      100.00%       0.00%    100.00%

TOTAL DISTRIBUTION PLANT AND EXPENSE

                                   CKY       COH           CMD         CPA          CGV       TOTAL
                                 7.70%     54.30%         2.76%       22.97%      12.27%    100.00%

                                     BASE 5
                           PLANT OR EXPENSE VARIATIONS

TOTAL GAS PLANT IN SERVICE

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.78%      54.04%        2.81%       22.49%      12.88%       100.00%

TOTAL DEPRECIABLE PLANT

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.76%      54.06%        2.84%       22.75%      12.59%       100.00%

ADJUSTED GROSS PAYROLL

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 6.26%      63.22%        1.62%       20.16%       8.74%       100.00%


                                     BASE 6
                                COMBINATION BASES

TOTAL THROUGHPUT/TOTAL STATE EMPLOYEES/CUSTOMERS

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.43%      60.94%        1.58%       20.56%       9.49%       100.00%

TOTAL STATE EMPLOYEES/CUSTOMERS

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.16%      60.51%        1.69%       21.28%       9.36%       100.00%

TOTAL THROUGHPUT/TOTAL EMPLOYEES/CUSTOMERS

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.46%      60.96%        1.66%       20.45%       9.47%       100.00%

TOTAL EMPLOYEES/CUSTOMERS

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.21%      60.53%        1.81%       21.12%       9.33%       100.00%

TOTAL PLANT/STATE EMPLOYEES/CUSTOMERS

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.37%      58.36%        2.06%       21.68%      10.53%       100.00%

TOTAL THROUGHPUT/CUSTOMERS

                                   CKY         COH          CMD         CPA          CGV         TOTAL
                                 7.37%      63.16%        1.47%       19.08%       8.92%       100.00%

                                   SCHEDULE 3
                            "AT COST" REPRESENTATION

In compliance with rules 90 and 91 under the Public Utility Holding Company Act, all services are provided at cost which includes reasonable compensation for necessary capital.

The basis for determining the amount billed when the Shared Services Center
(SSC) of Columbia Gas of Ohio, Inc. (COH) does work for another affiliate is cost pursuant to Section 13(b) of the Public Utility Holding Company Act. The SSC does not make a profit when performing professional services for affiliated companies.

In addition to costs uniquely identified in each transaction, an attempt is made to include costs that are related to, but not specifically identifiable to, the transaction such as various departmental overheads that include vacation/non-productive time, employee benefits and payroll taxes.

A component to recover the cost of capital is included when assets owned by COH are used to provide services for affiliated companies. The cost of capital includes a return on investment and taxes. The return rate is the Ohio Public Utilities Commission approved rate of return.



/s/ Theresa A. Balog
General Manager,
Financial & Regulatory Services
Columbia Gas of Ohio, Inc.

SCHEDULE 4 - INCOME STATEMENT DETAILING SSC GOODS AND SERVICES RENDERED TO AFFLIATES AND NON-AFFILIATES

----------------------------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                  12          14         15         16        20
   Account                          Description                                CEGSC        CGT        CES        CPC       CNS
----------------------------------------------------------------------------------------------------------------------------------
   REVENUES
---------------
417           Non- Affiliated Revenues                                      $       --   $     --   $     --   $    --   $   --
493           General Office Building Return                                $       --   $     --   $     --   $    --   $   --
495           Equipment Recovery - Return & Taxes                           $       --   $     --   $     --   $    --   $   --
                                                                       -----------------------------------------------------------
   Subtotal                                                                 $       --   $     --   $     --   $    --   $   --

   EXPENSES
---------------
107           Construction Work In Progress                                 $  274,611   $     --   $     --   $    --   $   --
108           Accumulated Depreciation                                      $       --   $     --   $     --   $    --   $   --
135           Working Funds                                                 $       --   $     --   $     --   $    --   $   --
143           Other Accounts Receivable                                     $       --   $     --   $     --   $    --   $   --
163           Stores Expense                                                $       --   $     --   $     --   $    --   $   --
183           Survey/Investigation Charge - Preliminary                     $       --   $     --   $     --   $    --   $   --
184           Clearing Accounts                                             $       --   $     --   $     --   $    --   $   --
184CA         Clearing Acct Distribution - Autos, Trucks, Tools             $       --   $     --   $     --   $    --   $   --
184CB         Clearing Acct Distribution - General Office Bldg              $       --   $     --   $     --   $    --   $   --
184CF         Clearing Acct Distribution - Fab Shop                         $       --   $     --   $     --   $    --   $   --
184CI         Clearing Acct Distribution - Info Tech                        $  281,855   $     --   $219,904   $    --   $   --
184CM         Clearing Acct Distribution - Meter Shop                       $       --   $     --   $     --   $    --   $   --
186           Deferred Debits - (Convenience Billings (Co.12))              $2,156,970   $     --   $     --   $    --   $   --
241           Tax Collections Payable                                       $       --   $     --   $     --   $    --   $   --
242           Accounts Payable                                              $       --   $     --   $     --   $    --   $   --
403           Depreciation Recovery                                         $       --   $     --   $     --   $    --   $   --
404           Amortization Recovery                                         $       --   $     --   $     --   $    --   $   --
408           Sales, Property & Excise Tax Recovery                         $       --   $      1   $  1,254   $    --   $   --
426           PAC                                                           $       --   $     --   $     --   $    --   $   --
694           Not Available                                                 $       --   $     --   $     --   $20,534   $   --
696           Not Available                                                 $       --   $     --   $     --   $   396   $   --
697           Not Available                                                 $       --   $     --   $     --   $   246   $   --
753           Ops Gathering Expenses - Field Line Expenses                  $       --   $     --   $     --   $    --   $   --
759           Ops Gathering Expenses - Other Expenses                       $       --   $     --   $     --   $    --   $   --
764           Maint Gathering Expenses - Field Lines                        $       --   $     --   $     --   $    --   $   --
800           Payroll Costs                                                 $       --   $     --   $ 30,949   $    --   $   --
807           Gas Management Costs                                          $       --   $     --   $     --   $    --   $   --
810           Office Materials & Supplies                                   $       --   $     --   $  1,194   $    --   $   --
816           Underground Storage Exp - S&E Wells Expenses                  $       --   $     --   $     --   $    --   $   --
817           Underground Storage Exp - S&E Lines Expenses                  $       --   $     --   $     --   $    --   $   --
818           Undergr Storage Exp - S&E Compressor Stat Exp                 $       --   $     --   $     --   $    --   $   --
820           Undergr Storage Exp - M&R Stations Exp                        $       --   $     --   $  2,858   $    --   $   --
825           Storage Well Royalties - Free Gas Meters                      $       --   $     --   $     --   $    --   $   --

--------------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                    32            34            35
   Account                          Description                                  CKY           COH           CMD
--------------------------------------------------------------------------------------------------------------------
   REVENUES
---------------
417           Non- Affiliated Revenues                                      $        --  $         --   $      --
493           General Office Building Return                                $        --  $   (739,752)  $      --
495           Equipment Recovery - Return & Taxes                           $        --  $   (512,492)  $      --
                                                                            ----------------------------------------
   Subtotal                                                                 $        --  $ (1,252,244)  $      --

   EXPENSES
---------------
107           Construction Work In Progress                                 $    16,761  $ (1,378,451)  $   9,981
108           Accumulated Depreciation                                      $     5,855  $     (3,779)  $      --
135           Working Funds                                                 $        --  $       (300)  $      --
143           Other Accounts Receivable                                     $        --  $    413,735   $      --
163           Stores Expense                                                $        --  $    814,980   $      --
183           Survey/Investigation Charge - Preliminary                     $        --  $     10,236   $      --
184           Clearing Accounts                                             $    37,355  $ 41,105,004   $  (3,849)
184CA         Clearing Acct Distribution - Autos, Trucks, Tools             $   768,367  $ (4,920,908)  $ 176,269
184CB         Clearing Acct Distribution - General Office Bldg              $   622,498  $ (3,368,667)  $ 293,691
184CF         Clearing Acct Distribution - Fab Shop                         $     2,919  $   (880,262)  $  34,315
184CI         Clearing Acct Distribution - Info Tech                        $   943,574  $ (6,570,239)  $ 277,373
184CM         Clearing Acct Distribution - Meter Shop                       $    23,859  $   (641,649)  $  42,342
186           Deferred Debits - (Convenience Billings (Co.12))              $       661  $      7,712   $      --
241           Tax Collections Payable                                       $        --  $        (79)  $      --
242           Accounts Payable                                              $        --  $    142,396   $      --
403           Depreciation Recovery                                         $        --  $   (149,682)  $      --
404           Amortization Recovery                                         $        --  $    (87,193)  $      --
408           Sales, Property & Excise Tax Recovery                         $        --  $   (318,371)  $      --
426           PAC                                                           $        --  $     40,965   $     530
694           Not Available                                                 $        --  $         --   $      --
696           Not Available                                                 $        --  $         --   $      --
697           Not Available                                                 $        --  $         --   $      --
753           Ops Gathering Expenses - Field Line Expenses                  $        --  $         --   $      --
759           Ops Gathering Expenses - Other Expenses                       $        --  $         --   $      --
764           Maint Gathering Expenses - Field Lines                        $        --  $         --   $      --
800           Payroll Costs                                                 $        --  $         --   $      --
807           Gas Management Costs                                          $   490,205  $  2,935,810   $ 255,928
810           Office Materials & Supplies                                   $        --  $         --   $      --
816           Underground Storage Exp - S&E Wells Expenses                  $        --  $         --   $      --
817           Underground Storage Exp - S&E Lines Expenses                  $        --  $         --   $      --
818           Undergr Storage Exp - S&E Compressor Stat Exp                 $        --  $         --   $      --
820           Undergr Storage Exp - M&R Stations Exp                        $        --  $         --   $      --
825           Storage Well Royalties - Free Gas Meters                      $        --  $         --   $      --


------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                   37            38
   Account                          Description                                 CPA           CGV
------------------------------------------------------------------------------------------------------
   REVENUES
---------------
417           Non- Affiliated Revenues                                      $       --   $       --
493           General Office Building Return                                $       --   $       --
495           Equipment Recovery - Return & Taxes                           $       --   $       --
                                                                            --------------------------
   Subtotal                                                                 $       --   $       --

   EXPENSES
---------------
107           Construction Work In Progress                                 $   50,787   $   49,343
108           Accumulated Depreciation                                      $       --   $       --
135           Working Funds                                                 $       --   $       --
143           Other Accounts Receivable                                     $       --   $       --
163           Stores Expense                                                $       --   $       --
183           Survey/Investigation Charge - Preliminary                     $       --   $    5,830
184           Clearing Accounts                                             $   15,050   $    5,798
184CA         Clearing Acct Distribution - Autos, Trucks, Tools             $2,346,422   $1,629,850
184CB         Clearing Acct Distribution - General Office Bldg              $1,782,778   $  669,700
184CF         Clearing Acct Distribution - Fab Shop                         $   45,069   $  541,537
184CI         Clearing Acct Distribution - Info Tech                        $3,217,405   $1,595,920
184CM         Clearing Acct Distribution - Meter Shop                       $  316,905   $  258,561
186           Deferred Debits - (Convenience Billings (Co.12))              $       --   $       --
241           Tax Collections Payable                                       $       --   $       --
242           Accounts Payable                                              $       --   $       --
403           Depreciation Recovery                                         $       --   $       --
404           Amortization Recovery                                         $       --   $       --
408           Sales, Property & Excise Tax Recovery                         $       --   $       --
426           PAC                                                           $   13,976   $    3,503
694           Not Available                                                 $       --   $       --
696           Not Available                                                 $       --   $       --
697           Not Available                                                 $       --   $       --
753           Ops Gathering Expenses - Field Line Expenses                  $       --   $       --
759           Ops Gathering Expenses - Other Expenses                       $       --   $       --
764           Maint Gathering Expenses - Field Lines                        $       --   $       --
800           Payroll Costs                                                 $       --   $       --
807           Gas Management Costs                                          $1,441,830   $  887,001
810           Office Materials & Supplies                                   $       --   $       --
816           Underground Storage Exp - S&E Wells Expenses                  $       --   $       --
817           Underground Storage Exp - S&E Lines Expenses                  $       --   $       --
818           Undergr Storage Exp - S&E Compressor Stat Exp                 $       --   $       --
820           Undergr Storage Exp - M&R Stations Exp                        $       --   $       --
825           Storage Well Royalties - Free Gas Meters                      $       --   $       --

---------------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                          12       14        15         16        20
   Account                          Description                       CEGSC      CGT       CES        CPC       CNS
---------------------------------------------------------------------------------------------------------------------
833           Underground Storage Exp -M&R Lines Expense             $  --    $    --    $    --    $  --     $   --
834           Undergr Storage Exp - M&R Compressor Stat Exp          $  --    $    --    $    --    $  --     $   --
844           LNG Terminating & Processing - Ops S&E Expense         $  --    $    --    $    --    $  --     $   --
850           Transmission Expense - Supervision & Engineering       $  --    $    --    $    45    $  --     $   --
851           Transmission Expense - System Control & Load Disp      $  --    $    --    $    --    $  --     $   --
852           Transmission Expense - Communication System Exp        $  --    $    --    $    --    $  --     $   --
853           Transmission Expense - Compr Stat Exp                  $  --    $    --    $    --    $  --     $   --
856           Transmission Expense - Mains                           $  --    $    --    $    63    $  --     $   --
857           Transmission Expense - M&R Station Exp                 $  --    $    --    $    --    $  --     $   --
859           Transmission Expense - Other                           $  --    $    --    $    --    $  --     $   --
860           Transmission Expense - Rents                           $  --    $    --    $    --    $  --     $   --
863           Transmission Expense - Maintenance of Mains            $  --    $    --    $    --    $  --     $   --
864           Transmission Expense - Maint. Compr Station            $  --    $    --    $    --    $  --     $   --
865           Transmission Exp - Maintenance of M&R Stat             $  --    $    --    $    --    $  --     $   --
870           Operations - Supervisory & Engineering                 $  --    $    --    $    --    $  --     $   --
874           Operations - Maintenance & Services                    $  --    $    --    $    --    $  --     $   --
878           Operations - Meters/House Regulators                   $  --    $    --    $    --    $  --     $   --
879           Operations - Customer Installations                    $  --    $    --    $    --    $  --     $   --
880           Operations - Other Expenses                            $  --    $    --    $    --    $  --     $   --
885           Maintenance - Supervisory & Engineering                $  --    $    --    $    --    $  --     $   --
886           Maintenance - Structures & Improvements                $  --    $    --    $    --    $  --     $   --
887           Maintenance - Mains                                    $  --    $    --    $    --    $  --     $   --
890           Not Available                                          $  --    $    --    $    --    $  --     $   --
892           Maintenance - Services                                 $  --    $    --    $    --    $  --     $   --
894           Not Available                                          $  --    $    --    $    --    $  --     $   --
900           Labor Capitalization                                   $  --    $    --    $    98    $  --     $   --
901           Customer Accounts - Supervisory                        $  --    $    --    $    --    $  --     $   --
902           Customer Accounts - Meter Reading                      $  --    $    --    $    --    $  --     $   --
903           Customer Accounts - Reconcilation & Collections        $  --    $    --    $    --    $  --     $   --
905           Customer Accounts - Miscellaneous                      $  --    $    --    $    --    $  --     $   --
907           Customer Service - Supervisory                         $  --    $    --    $    --    $  --     $   --
908           Customer Service - Information                         $  --    $    --    $    --    $  --     $   --
910           Customer Service - Miscellaneous                       $  --    $    --    $    --    $  --     $   --
912           Marketing Sales Expenses                               $  --    $    --    $    --    $  --     $   --
920           Admin & General - Salaries                             $  --    $    13    $   165    $  --     $   --
921           Admin & General - Expenses                             $  --    $25,299    $10,484    $  --     $9,454
923           Admin & General - Expenses - Outside Services          $  --    $   210    $11,673    $  75     $  123
925           Insurance Expense                                      $  --    $     0    $   156    $  --     $   --
926           Admin & General - Pensions - Special Insur Cont        $  --    $     2    $ 3,250    $  --     $   --
928           Admin & General - Regulatory Commission Expense        $  --    $    --    $    --    $  --     $   --

-----------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                  32            34          35
   Account                          Description                                 CKY           COH         CMD
-----------------------------------------------------------------------------------------------------------------
833           Underground Storage Exp -M&R Lines Expense                    $       --   $        --   $     --
834           Undergr Storage Exp - M&R Compressor Stat Exp                 $       --   $        --   $     --
844           LNG Terminating & Processing - Ops S&E Expense                $       --   $        --   $     --
850           Transmission Expense - Supervision & Engineering              $       --   $        --   $     --
851           Transmission Expense - System Control & Load Disp             $       --   $        --   $     --
852           Transmission Expense - Communication System Exp               $       --   $        --   $     --
853           Transmission Expense - Compr Stat Exp                         $       --   $        --   $     --
856           Transmission Expense - Mains                                  $       --   $        --   $     --
857           Transmission Expense - M&R Station Exp                        $       --   $        --   $     --
859           Transmission Expense - Other                                  $       --   $        --   $     --
860           Transmission Expense - Rents                                  $       --   $        --   $     --
863           Transmission Expense - Maintenance of Mains                   $       --   $        --   $     --
864           Transmission Expense - Maint. Compr Station                   $       --   $        --   $     --
865           Transmission Exp - Maintenance of M&R Stat                    $       --   $        --   $     --
870           Operations - Supervisory & Engineering                        $       --   $       353   $     --
874           Operations - Maintenance & Services                           $       --   $     2,102   $     --
878           Operations - Meters/House Regulators                          $       --   $       265   $     --
879           Operations - Customer Installations                           $       --   $       203   $     --
880           Operations - Other Expenses                                   $      449   $    16,642   $    109
885           Maintenance - Supervisory & Engineering                       $       --   $       227   $     --
886           Maintenance - Structures & Improvements                       $       --   $     7,297   $     --
887           Maintenance - Mains                                           $       --   $       318   $     --
890           Not Available                                                 $       --   $        --   $     --
892           Maintenance - Services                                        $       --   $        56   $     --
894           Not Available                                                 $       --   $        --   $     --
900           Labor Capitalization                                          $       --   $        --   $     --
901           Customer Accounts - Supervisory                               $       --   $       106   $     --
902           Customer Accounts - Meter Reading                             $       --   $     7,200   $     --
903           Customer Accounts - Reconcilation & Collections               $    1,673   $    43,204   $    158
905           Customer Accounts - Miscellaneous                             $       --   $       479   $     --
907           Customer Service - Supervisory                                $       --   $     4,348   $     --
908           Customer Service - Information                                $       --   $       807   $     --
910           Customer Service - Miscellaneous                              $       --   $        --   $     --
912           Marketing Sales Expenses                                      $      732   $     7,034   $    179
920           Admin & General - Salaries                                    $1,288,274   $ 9,279,898   $656,182
921           Admin & General - Expenses                                    $  124,599   $   618,446   $ 46,260
923           Admin & General - Expenses - Outside Services                 $   37,781   $   402,840   $  8,673
925           Insurance Expense                                             $       --   $    (1,682)  $     --
926           Admin & General - Pensions - Special Insur Cont               $    1,911   $   167,592   $  1,235
928           Admin & General - Regulatory Commission Expense               $       --   $        --   $     --

--------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                   37            38
   Account                          Description                                 CPA           CGV
--------------------------------------------------------------------------------------------------------
833           Underground Storage Exp -M&R Lines Expense                    $       --   $       --
834           Undergr Storage Exp - M&R Compressor Stat Exp                 $       --   $       --
844           LNG Terminating & Processing - Ops S&E Expense                $       --   $       --
850           Transmission Expense - Supervision & Engineering              $       --   $       --
851           Transmission Expense - System Control & Load Disp             $       --   $       --
852           Transmission Expense - Communication System Exp               $       --   $       --
853           Transmission Expense - Compr Stat Exp                         $       --   $       --
856           Transmission Expense - Mains                                  $       --   $       --
857           Transmission Expense - M&R Station Exp                        $       --   $       --
859           Transmission Expense - Other                                  $       --   $       --
860           Transmission Expense - Rents                                  $       --   $       --
863           Transmission Expense - Maintenance of Mains                   $       --   $       --
864           Transmission Expense - Maint. Compr Station                   $       --   $       --
865           Transmission Exp - Maintenance of M&R Stat                    $       --   $       --
870           Operations - Supervisory & Engineering                        $       --   $      282
874           Operations - Maintenance & Services                           $       --   $       --
878           Operations - Meters/House Regulators                          $       --   $       --
879           Operations - Customer Installations                           $       --   $       --
880           Operations - Other Expenses                                   $    1,307   $      478
885           Maintenance - Supervisory & Engineering                       $       --   $       94
886           Maintenance - Structures & Improvements                       $       --   $       --
887           Maintenance - Mains                                           $       --   $       --
890           Not Available                                                 $       --   $       --
892           Maintenance - Services                                        $       --   $       --
894           Not Available                                                 $       --   $       --
900           Labor Capitalization                                          $       --   $       --
901           Customer Accounts - Supervisory                               $       --   $       --
902           Customer Accounts - Meter Reading                             $    5,603   $       --
903           Customer Accounts - Reconcilation & Collections               $    3,879   $    1,152
905           Customer Accounts - Miscellaneous                             $       --   $       --
907           Customer Service - Supervisory                                $       --   $       --
908           Customer Service - Information                                $       --   $       --
910           Customer Service - Miscellaneous                              $       --   $   16,824
912           Marketing Sales Expenses                                      $    2,135   $      758
920           Admin & General - Salaries                                    $3,198,211   $1,773,601
921           Admin & General - Expenses                                    $  402,636   $  199,529
923           Admin & General - Expenses - Outside Services                 $  132,781   $   60,248
925           Insurance Expense                                             $       --   $       --
926           Admin & General - Pensions - Special Insur Cont               $    8,527   $       --
928           Admin & General - Regulatory Commission Expense               $       --   $    3,597

----------------------------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                  12          14         15         16        20
   Account                          Description                                CEGSC        CGT        CES        CPC       CNS
----------------------------------------------------------------------------------------------------------------------------------
930           Admin & General - Miscellaneous General Expense               $       --   $     --   $     --   $    --   $    --
931           Admin & General Expenses - Rents                              $       --   $     --   $     --   $    --   $    --
                                                                          --------------------------------------------------------
   Subtotal                                                                 $2,713,436   $ 25,526   $282,093   $21,251   $ 9,578
----------------------------------------------------------------------------------------------------------------------------------
   GRAND TOTAL                                                              $2,713,436   $ 25,526   $282,093   $21,251   $ 9,578
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                           32            34         35
   Account                          Description                          CKY           COH        CMD
----------------------------------------------------------------------------------------------------------
930           Admin & General - Miscellaneous General Expense        $        --  $    13,300  $       --
931           Admin & General Expenses - Rents                       $    29,988  $   277,422  $    6,221
                                                                   ---------------------------------------
   Subtotal                                                          $ 4,397,462  $37,999,714  $1,805,596
----------------------------------------------------------------------------------------------------------
   GRAND TOTAL                                                       $ 4,397,462  $36,747,470  $1,805,596
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                            37                 38
   Account                          Description                          CPA                 CGV
----------------------------------------------------------------------------------------------------
930           Admin & General - Miscellaneous General Expense        $        --         $       --
931           Admin & General Expenses - Rents                       $    93,740         $   35,694
                                                                     -------------------------------
   Subtotal                                                          $13,079,039         $7,739,298
----------------------------------------------------------------------------------------------------
   GRAND TOTAL                                                       $13,079,039         $7,739,298
----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                43      51        53          AFFILIATE
   Account                          Description                              CPC      TCO       CER          Subtotal
-------------------------------------------------------------------------------------------------------------------------
   REVENUES
---------------
417           Non- Affiliated Revenues                                      $  --  $     --   $    --     $         --
493           General Office Building Return                                $  --  $     --   $    --     $   (739,752)
495           Equipment Recovery - Return & Taxes                           $  --  $     --   $    --     $   (512,492)
                                                                          -----------------------------------------------
   Subtotal                                                                 $  --  $     --   $    --     $ (1,252,244)

   EXPENSES
---------------
107           Construction Work In Progress                                 $  --  $218,086   $    --     $   (758,882)
108           Accumulated Depreciation                                      $  --  $  1,954   $    --     $      4,030
135           Working Funds                                                 $  --  $     --   $    --     $       (300)
143           Other Accounts Receivable                                     $  --  $  2,078   $    --     $    415,813
163           Stores Expense                                                $  --  $     --   $    --     $    814,980
183           Survey/Investigation Charge - Preliminary                     $  --  $     --   $    --     $     16,066
184           Clearing Accounts                                             $  --  $ 14,725   $ 3,085     $ 41,177,168
184CA         Clearing Acct Distribution - Autos, Trucks, Tools             $  --  $     --   $    --     $         --
184CB         Clearing Acct Distribution - General Office Bldg              $  --  $     --   $    --     $         --
184CF         Clearing Acct Distribution - Fab Shop                         $  --  $256,422   $    --     $         --
184CI         Clearing Acct Distribution - Info Tech                        $  --  $ 33,636   $   572     $          0
184CM         Clearing Acct Distribution - Meter Shop                       $  --  $     --   $    --     $         18
186           Deferred Debits - (Convenience Billings (Co.12))              $  --  $207,709   $    --     $  2,373,052
241           Tax Collections Payable                                       $  --  $     --   $    --     $        (79)
242           Accounts Payable                                              $  --  $     --   $    --     $    142,396
403           Depreciation Recovery                                         $  --  $     --   $    --     $   (149,682)
404           Amortization Recovery                                         $  --  $     --   $    --     $    (87,193)
408           Sales, Property & Excise Tax Recovery                         $  --  $  8,689   $    30     $   (308,398)
426           PAC                                                           $  --  $     --   $    --     $     58,974
694           Not Available                                                 $  --  $     --   $    --     $     20,534
696           Not Available                                                 $  --  $     --   $    --     $        396
697           Not Available                                                 $  --  $     --   $    --     $        246
753           Ops Gathering Expenses - Field Line Expenses                  $  --  $    290   $    --     $        290
759           Ops Gathering Expenses - Other Expenses                       $  --  $     --   $29,006     $     29,006
764           Maint Gathering Expenses - Field Lines                        $  --  $     93   $    --     $         93
800           Payroll Costs                                                 $  --  $     --   $    --     $     30,949
807           Gas Management Costs                                          $  --  $     --   $    --     $  6,010,772
810           Office Materials & Supplies                                   $  --  $     --   $    --     $      1,194
816           Underground Storage Exp - S&E Wells Expenses                  $  --  $     60   $    --     $         60
817           Underground Storage Exp - S&E Lines Expenses                  $  --  $ 35,187   $    --     $     35,187
818           Undergr Storage Exp - S&E Compressor Stat Exp                 $  --  $  3,929   $    --     $      3,929
820           Undergr Storage Exp - M&R Stations Exp                        $  --  $  7,092   $    --     $      9,950
825           Storage Well Royalties - Free Gas Meters                      $  --  $ 96,448   $    --     $     96,448

--------------------------------------------------------------------------------------------------------
General Ledger                                                            Non-Affiliate
   Account                          Description                              Activity     Grand Total
--------------------------------------------------------------------------------------------------------
   REVENUES
---------------
417           Non- Affiliated Revenues                                      $  (459,434)  $   (459,434)
493           General Office Building Return                                $        --   $   (739,752)
495           Equipment Recovery - Return & Taxes                           $        --   $   (512,492)
                                                                         -------------------------------

   Subtotal                                                                 $  (459,434)  $ (1,711,679)

   EXPENSES
---------------
107           Construction Work In Progress                                 $        --   $   (758,882)
108           Accumulated Depreciation                                      $        --   $      4,030
135           Working Funds                                                 $        --   $       (300)
143           Other Accounts Receivable                                     $        --   $    415,813
163           Stores Expense                                                $        --   $    814,980
183           Survey/Investigation Charge - Preliminary                     $        --   $     16,066
184           Clearing Accounts                                             $   277,130   $ 41,454,298
184CA         Clearing Acct Distribution - Autos, Trucks, Tools             $        --   $         --
184CB         Clearing Acct Distribution - General Office Bldg              $        --   $         --
184CF         Clearing Acct Distribution - Fab Shop                         $        --   $         --
184CI         Clearing Acct Distribution - Info Tech                        $        --   $          0
184CM         Clearing Acct Distribution - Meter Shop                       $        --   $         18
186           Deferred Debits - (Convenience Billings (Co.12))              $        --   $  2,373,052
241           Tax Collections Payable                                       $        --   $        (79)
242           Accounts Payable                                              $        --   $    142,396
403           Depreciation Recovery                                         $        --   $   (149,682)
404           Amortization Recovery                                         $        --   $    (87,193)
408           Sales, Property & Excise Tax Recovery                         $        --   $   (308,398)
426           PAC                                                           $        --   $     58,974
694           Not Available                                                 $        --   $     20,534
696           Not Available                                                 $        --   $        396
697           Not Available                                                 $        --   $        246
753           Ops Gathering Expenses - Field Line Expenses                  $        --   $        290
759           Ops Gathering Expenses - Other Expenses                       $        --   $     29,006
764           Maint Gathering Expenses - Field Lines                        $        --   $         93
800           Payroll Costs                                                 $        --   $     30,949
807           Gas Management Costs                                          $        --   $  6,010,772
810           Office Materials & Supplies                                   $        --   $      1,194
816           Underground Storage Exp - S&E Wells Expenses                  $        --   $         60
817           Underground Storage Exp - S&E Lines Expenses                  $        --   $     35,187
818           Undergr Storage Exp - S&E Compressor Stat Exp                 $        --   $      3,929
820           Undergr Storage Exp - M&R Stations Exp                        $        --   $      9,950
825           Storage Well Royalties - Free Gas Meters                      $        --   $     96,448

---------------------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                 43           51        53        AFFILIATE
   Account                          Description                               CPC           TCO       CER        Subtotal
---------------------------------------------------------------------------------------------------------------------------
833           Underground Storage Exp -M&R Lines Expense                    $    --      $  7,344   $    --    $     7,344
834           Undergr Storage Exp - M&R Compressor Stat Exp                 $    --      $  1,429   $    --    $     1,429
844           LNG Terminating & Processing - Ops S&E Expense                $    --      $     68   $    --    $        68
850           Transmission Expense - Supervision & Engineering              $    --      $ 10,494   $    --    $    10,538
851           Transmission Expense - System Control & Load Disp             $    --      $    227   $    --    $       227
852           Transmission Expense - Communication System Exp               $    --      $    637   $    --    $       637
853           Transmission Expense - Compr Stat Exp                         $    --      $  5,882   $    --    $     5,882
856           Transmission Expense - Mains                                  $    --      $ 20,441   $    --    $    20,505
857           Transmission Expense - M&R Station Exp                        $    --      $ 51,997   $    --    $    51,997
859           Transmission Expense - Other                                  $    --      $ 27,168   $    --    $    27,168
860           Transmission Expense - Rents                                  $    --      $ 38,666   $    --    $    38,666
863           Transmission Expense - Maintenance of Mains                   $    --      $ 15,376   $    --    $    15,376
864           Transmission Expense - Maint. Compr Station                   $    --      $    348   $    --    $       348
865           Transmission Exp - Maintenance of M&R Stat                    $    --      $  5,725   $    --    $     5,725
870           Operations - Supervisory & Engineering                        $    --      $     --   $    --    $       634
874           Operations - Maintenance & Services                           $    --      $     --   $    --    $     2,102
878           Operations - Meters/House Regulators                          $    --      $     --   $    --    $       265
879           Operations - Customer Installations                           $    --      $     --   $    --    $       203
880           Operations - Other Expenses                                   $    --      $     --   $    --    $    18,985
885           Maintenance - Supervisory & Engineering                       $    --      $     --   $    --    $       321
886           Maintenance - Structures & Improvements                       $    --      $     --   $    --    $     7,297
887           Maintenance - Mains                                           $    --      $     --   $    --    $       318
890           Not Available                                                 $32,725      $     --   $    --    $    32,725
892           Maintenance - Services                                        $    --      $     --   $    --    $        56
894           Not Available                                                 $   535      $     --   $    --    $       535
900           Labor Capitalization                                          $    --      $     --   $    --    $        98
901           Customer Accounts - Supervisory                               $    --      $     --   $    --    $       106
902           Customer Accounts - Meter Reading                             $    --      $     --   $    --    $    12,803
903           Customer Accounts - Reconcilation & Collections               $    --      $     --   $    --    $    50,067
905           Customer Accounts - Miscellaneous                             $    --      $     --   $    --    $       479
907           Customer Service - Supervisory                                $    --      $     --   $    --    $     4,348
908           Customer Service - Information                                $    --      $     --   $    --    $       807
910           Customer Service - Miscellaneous                              $    --      $     --   $    --    $    16,824
912           Marketing Sales Expenses                                      $    --      $     --   $    --    $    10,836
920           Admin & General - Salaries                                    $    --      $    605   $   395    $16,197,344
921           Admin & General - Expenses                                    $    --      $ 22,803   $56,825    $ 1,516,335
923           Admin & General - Expenses - Outside Services                 $    --      $132,044   $    --    $   786,449
925           Insurance Expense                                             $    --      $  1,082   $     4    $      (440)
926           Admin & General - Pensions - Special Insur Cont               $    --      $ 22,086   $    77    $   204,680
928           Admin & General - Regulatory Commission Expense               $    --      $     --   $    --    $     3,597

-------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                            NON-AFFILIATE
   Account                          Description                             Activity       Grand Total
-------------------------------------------------------------------------------------------------------
833           Underground Storage Exp -M&R Lines Expense                    $    --      $      7,344
834           Undergr Storage Exp - M&R Compressor Stat Exp                 $    --      $      1,429
844           LNG Terminating & Processing - Ops S&E Expense                $    --      $         68
850           Transmission Expense - Supervision & Engineering              $    --      $     10,538
851           Transmission Expense - System Control & Load Disp             $    --      $        227
852           Transmission Expense - Communication System Exp               $    --      $        637
853           Transmission Expense - Compr Stat Exp                         $    --      $      5,882
856           Transmission Expense - Mains                                  $    --      $     20,505
857           Transmission Expense - M&R Station Exp                        $    --      $     51,997
859           Transmission Expense - Other                                  $    --      $     27,168
860           Transmission Expense - Rents                                  $    --      $     38,666
863           Transmission Expense - Maintenance of Mains                   $    --      $     15,376
864           Transmission Expense - Maint. Compr Station                   $    --      $        348
865           Transmission Exp - Maintenance of M&R Stat                    $    --      $      5,725
870           Operations - Supervisory & Engineering                        $    --      $        634
874           Operations - Maintenance & Services                           $    --      $      2,102
878           Operations - Meters/House Regulators                          $    --      $        265
879           Operations - Customer Installations                           $    --      $        203
880           Operations - Other Expenses                                   $    --      $     18,985
885           Maintenance - Supervisory & Engineering                       $    --      $        321
886           Maintenance - Structures & Improvements                       $    --      $      7,297
887           Maintenance - Mains                                           $    --      $        318
890           Not Available                                                 $    --      $     32,725
892           Maintenance - Services                                        $    --      $         56
894           Not Available                                                 $    --      $        535
900           Labor Capitalization                                          $    --      $         98
901           Customer Accounts - Supervisory                               $    --      $        106
902           Customer Accounts - Meter Reading                             $    --      $     12,803
903           Customer Accounts - Reconcilation & Collections               $    --      $     50,067
905           Customer Accounts - Miscellaneous                             $    --      $        479
907           Customer Service - Supervisory                                $    --      $      4,348
908           Customer Service - Information                                $    --      $        807
910           Customer Service - Miscellaneous                              $    --      $     16,824
912           Marketing Sales Expenses                                      $    --      $     10,836
920           Admin & General - Salaries                                    $78,640      $ 16,275,984
921           Admin & General - Expenses                                    $14,913      $  1,531,248
923           Admin & General - Expenses - Outside Services                 $16,315      $    802,764
925           Insurance Expense                                             $    --      $       (440)
926           Admin & General - Pensions - Special Insur Cont               $    --      $    204,680
928           Admin & General - Regulatory Commission Expense               $    --      $      3,597

--------------------------------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                                 43        51           53       AFFILIATE
   Account                          Description                               CPC       TCO          CER        Subtotal
--------------------------------------------------------------------------------------------------------------------------
930            Admin & General - Miscellaneous General Expense            $     --  $        --   $     --    $    13,300
931            Admin & General  Expenses - Rents                          $     --  $        --   $     --    $   443,066
                                                                          ------------------------------------------------
   Subtotal                                                               $ 33,260  $ 1,250,821   $ 89,994    $69,447,068
--------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                                               $ 33,260  $ 1,250,821   $ 89,994    $68,194,824
--------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
GENERAL LEDGER                                                           NON-AFFILIATE
   Account                          Description                             Activity     Grand Total
-----------------------------------------------------------------------------------------------------
930            Admin & General - Miscellaneous General Expense              $      --    $    13,300
931            Admin & General  Expenses - Rents                            $      --    $   443,066
                                                                        -----------------------------
   Subtotal                                                                 $ 386,998    $69,834,066
-----------------------------------------------------------------------------------------------------
GRAND TOTAL                                                                 $ (72,436)   $68,122,388
-----------------------------------------------------------------------------------------------------

SCHEDULE 5 - REPORT OF CATEGORIES OF COST ASSOCIATED WITH GOODS AND SERVICES RENDERED BY THE SSC

----------------------------------------------------------------------------------------------------------------------------
                                                                                                             RETURN
                                                                                                               ON
                                                         ASSET          AUTO, TRUCK         FLEET            GENERAL
   COST                                                ACCOUNTING       TOOL COSTS          DIRECT            OFFICE
 ELEMENT   DESCRIPTION                                  ACTIVITY      (CLEARING ACCT)        COSTS           BUILDING
----------------------------------------------------------------------------------------------------------------------------
00         NOT AVAILABLE                             $         --       $      --        $        --       $        --
0001       CLOSING TO PROPERTY, PLANT, EQPT          $         --       $      --        $        --       $        --
0009       TRANSFER TO PROPERTY, PLANT, EQPT         $         --       $      --        $        --       $        --
0010       TRANSFER TO PROPERTY, PLANT, EQPT         $         --       $      --        $        --       $        --
0020       TRANSFER TO PROPERTY, PLANT, EQPT         $         --       $      --        $        --       $        --
0051       CONSIDERATION: LAND, RIGHTS & RIGHT       $         --       $      --        $        --       $        --
0058       SALVAGE - OTHER                           $         --       $      --        $        --       $        --
0071       DAMAGES                                   $         --       $      --        $        --       $        --
0079       BOOK COST OF PROPERTY RETIRED             $         --       $      --        $        --       $        --
0089       CONSTRUCTION OVERHEADS (A&G)              $         --       $      --        $        --       $        --
0091       AFUDC                                     $         --       $      --        $        --       $        --
0100       AFUDC                                     $         --       $      --        $        --       $        --
1000       AFUDC                                     $         --       $      --        $        --       $        --
1010       LABOR                                     $         --       $2,063,781       $    44,078       $        --
1020       LABOR OVERHEAD                            $         --       $ 576,052        $    10,769       $        --
14         NOT AVAILABLE                             $         --       $      --        $        --       $        --
17         NOT AVAILABLE                             $         --       $      --        $        --       $        --
2009       NOT AVAILABLE                             $         --       $      --        $        --       $        --
2012       NOT AVAILABLE                             $         --       $      --        $        --       $        --
2016       NOT AVAILABLE                             $         --       $      --        $        --       $        --
2020       MATERIALS & SUPPLIES                      $         --       $1,957,726       $       674       $        --
2031       MATERIALS & SUPPLIES - SALES TAX          $         --       $      --        $        --       $        --
2034       MATERIAL & SUPPLIES - FREIGHT             $         --       $     113        $        --       $        --
2040       HANDLING COSTS TRANSFERRED I/C STOCK      $         --       $      --        $        --       $        --
2050       HANDLING COSTS TRANSFERRED I/C STOCK      $         --       $      --        $        --       $        --
2060       POSTAGE                                   $         --       $     438        $        --       $        --
2070       OFFICE SUPPLIES                           $         --       $   4,214        $       178       $        --
2071       PRINT SERVICES SUPPLIES- DIRECT           $         --       $      --        $        --       $        --
2075       COMPUTER AND PRINTER SUPPLIES             $         --       $     170        $       126       $        --
2080       OFFICE EQUIPMENT                          $         --       $      --        $        --       $        --
2081       XEROX DUPLICATION                         $         --       $     885        $       518       $        --
2096       NOT AVAILABLE                             $         --       $      --        $        --       $        --
2098       NOT AVAILABLE                             $         --       $      --        $        --       $        --
2099       OTHER MISC MATERIALS & SUPPLIES           $         --       $      --        $        --       $        --
21         NOT AVAILABLE                             $         --       $      --        $        --       $        --
26         NOT AVAILABLE                             $         --       $      --        $        --       $        --
3100       NOT AVAILABLE                             $         --       $      --        $        --       $        --
3200       NOT AVAILABLE                             $         --       $      --        $        --       $        --
3410       NOT AVAILABLE                             $         --       $      --        $        --       $        --
3470       NOT AVAILABLE                             $         --       $      --        $        --       $        --
3499       NOT AVAILABLE                             $         --       $      --        $        --       $        --
38         NOT AVAILABLE                             $         --       $      --        $        --       $        --
3A02       CHECKFREE SERVICE CHARGE                  $         --       $      --        $        --       $        --
3A03       DELINQUENT COLLECTION FEES                $         --       $      --        $        --       $        --
3A04       CREDIT REPORTS AND INVESTIGATIONS         $         --       $      --        $        --       $        --
3A10       LOCKBOX SERVICE CHARGES                   $         --       $      --        $        --       $        --
3A11       OTHER SERVICE CHARGES                     $         --       $     208        $        --       $        --
3A20       COURIER SERVICES(UPS, FEDEX, ETC.)        $         --       $   1,333        $        --       $        --
3A30       DESTRUCTION OF COMPANY RECORDS            $         --       $       8        $        --       $        --
3A31       MAINTENANCE OF CUSTOMER KEYS              $         --       $       4        $        --       $        --
3A34       STORAGE SERVICES                          $         --       $  73,927        $        --       $        --
3B01       MAIN LINE INSTALLATION                    $         --       $      57        $        --       $        --
3B02       SERVICE LINE INSTALLATION                 $         --       $   1,788        $        --       $        --
3B09       CAPITAL PROJ NOT OTHERWISE IDENTIFD       $         --       $  10,879        $        --       $        --
3B10       INSPECTION                                $         --       $      --        $        --       $        --
3B19       OPER ACTIV NOT OTHERWISE IDENTIFIED       $         --       $   2,133        $        --       $        --

------------------------------------------------------------------------------------------------------------------------
                                                                                     CONSTRUCTION
   COST                                                  CHOICE      COMMUNICATIONS     PROJECT       CORPORATE OFFICE
 ELEMENT   DESCRIPTION                               PROGRAM COSTS       COSTS           COSTS        STATE STAFF COSTS
------------------------------------------------------------------------------------------------------------------------
00         NOT AVAILABLE                              $      --        $     --       $      --        $        --
0001       CLOSING TO PROPERTY, PLANT, EQPT           $      --        $     --       $(2,172,417)     $        --
0009       TRANSFER TO PROPERTY, PLANT, EQPT          $      --        $     --       $      --        $        --
0010       TRANSFER TO PROPERTY, PLANT, EQPT          $      --        $     --       $      --        $        --
0020       TRANSFER TO PROPERTY, PLANT, EQPT          $      --        $     --       $      --        $        --
0051       CONSIDERATION: LAND, RIGHTS & RIGHT        $      --        $     --       $      --        $        --
0058       SALVAGE - OTHER                            $      --        $     --       $  (4,040)       $        --
0071       DAMAGES                                    $      --        $     --       $      --        $        --
0079       BOOK COST OF PROPERTY RETIRED              $      --        $     --       $ 180,789        $        --
0089       CONSTRUCTION OVERHEADS (A&G)               $      --        $     --       $   1,659        $        --
0091       AFUDC                                      $      --        $     --       $  (9,401)       $        --
0100       AFUDC                                      $      --        $     --       $      --        $        --
1000       AFUDC                                      $      --        $     --       $   6,769        $        --
1010       LABOR                                      $  13,804        $  8,466       $ 262,668        $     9,892
1020       LABOR OVERHEAD                             $   3,278        $  2,010       $  34,299        $     2,349
14         NOT AVAILABLE                              $      --        $     --       $      --        $        --
17         NOT AVAILABLE                              $      --        $     --       $      --        $        --
2009       NOT AVAILABLE                              $      --        $     --       $      --        $        --
2012       NOT AVAILABLE                              $      --        $     --       $   1,601        $        --
2016       NOT AVAILABLE                              $      --        $     --       $  10,494        $        --
2020       MATERIALS & SUPPLIES                       $      --        $     --       $ 427,678        $        --
2031       MATERIALS & SUPPLIES - SALES TAX           $      --        $     --       $   4,468        $        --
2034       MATERIAL & SUPPLIES - FREIGHT              $      --        $     --       $     543        $        --
2040       HANDLING COSTS TRANSFERRED I/C STOCK       $      --        $     --       $      47        $        --
2050       HANDLING COSTS TRANSFERRED I/C STOCK       $      --        $     --       $      37        $        --
2060       POSTAGE                                    $      --        $     --       $      63        $        --
2070       OFFICE SUPPLIES                            $      --        $     --       $(213,759)       $        --
2071       PRINT SERVICES SUPPLIES- DIRECT            $      --        $     --       $      --        $        --
2075       COMPUTER AND PRINTER SUPPLIES              $      --        $     --       $  20,432        $        --
2080       OFFICE EQUIPMENT                           $      --        $     --       $      --        $        --
2081       XEROX DUPLICATION                          $      --        $     --       $      --        $        --
2096       NOT AVAILABLE                              $      --        $     --       $     301        $        --
2098       NOT AVAILABLE                              $      --        $     --       $   3,315        $        --
2099       OTHER MISC MATERIALS & SUPPLIES            $      --        $     --       $  93,238        $        --
21         NOT AVAILABLE                              $      --        $     --       $      --        $        --
26         NOT AVAILABLE                              $      --        $     --       $      --        $        --
3100       NOT AVAILABLE                              $      --        $     --       $      --        $        --
3200       NOT AVAILABLE                              $      --        $     --       $     487        $        --
3410       NOT AVAILABLE                              $      --        $     --       $  12,560        $        --
3470       NOT AVAILABLE                              $      --        $     --       $      --        $        --
3499       NOT AVAILABLE                              $      --        $     --       $       6        $        --
38         NOT AVAILABLE                              $      --        $     --       $      --        $        --
3A02       CHECKFREE SERVICE CHARGE                   $      --        $     --       $      --        $        --
3A03       DELINQUENT COLLECTION FEES                 $      --        $     --       $      --        $        --
3A04       CREDIT REPORTS AND INVESTIGATIONS          $      --        $     --       $      --        $        --
3A10       LOCKBOX SERVICE CHARGES                    $      --        $     --       $      --        $        --
3A11       OTHER SERVICE CHARGES                      $      --        $     --       $      --        $        --
3A20       COURIER SERVICES(UPS, FEDEX, ETC.)         $      --        $     --       $      --        $        --
3A30       DESTRUCTION OF COMPANY RECORDS             $      --        $     --       $      --        $        --
3A31       MAINTENANCE OF CUSTOMER KEYS               $      --        $     --       $      --        $        --
3A34       STORAGE SERVICES                           $      --        $     --       $      --        $        --
3B01       MAIN LINE INSTALLATION                     $      --        $     --       $      --        $        --
3B02       SERVICE LINE INSTALLATION                  $      --        $     --       $      --        $        --
3B09       CAPITAL PROJ NOT OTHERWISE IDENTIFD        $      --        $     --       $      --        $        --
3B10       INSPECTION                                 $      --        $     --       $      --        $        --
3B19       OPER ACTIV NOT OTHERWISE IDENTIFIED        $      --        $     --       $      --        $        --

----------------------------------------------------------------------------------------------------------------------------
                                                                                                             RETURN
                                                                                                               ON
                                                         ASSET          AUTO, TRUCK         FLEET            GENERAL
   COST                                                ACCOUNTING       TOOL COSTS          DIRECT            OFFICE
 ELEMENT   DESCRIPTION                                  ACTIVITY      (CLEARING ACCT)        COSTS           BUILDING
----------------------------------------------------------------------------------------------------------------------------
3B21       REGULATOR BUILDINGS AND LOTS              $         --       $     254        $        --       $        --
3B29       MAINT ACTIV NOT OTHERWISE IDENTIFIED      $         --       $ 113,888        $        --       $        --
3B30       APPLIANCE REPAIR                          $         --       $       2        $        --       $        --
3B32       CONTRACT METER REPAIRS                    $         --       $      --        $        --       $        --
3B39       CUST SERV NOT OTHERWISE IDENTIFIED        $         --       $     140        $        --       $        --
3B44       DAMAGE TO PROPERTY OF OTHERS              $         --       $      34        $        --       $        --
3B50       PROPANE PLANT -O&M                        $         --       $      --        $        --       $        --
3B51       GAS AIR BLENDING                          $         --       $      --        $        --       $        --
3B52       OPERATIONS MAPPING                        $         --       $      --        $        --       $        --
3B53       OPER SVCS NOT OTHERWISE IDENTIFIED        $         --       $      --        $        --       $        --
3B60       ENVIRONMENTAL LAB ANALYSIS&EPA FEES       $         --       $   2,839        $        --       $        --
3B62       WEATHER FORECASTING SERVICE               $         --       $      --        $        --       $        --
3B66       ENVIRONMENTL HAZ/SPE WASTE DISPOSAL       $         --       $     669        $        --       $        --
3C02       QUARTERLY REVIEW                          $         --       $     250        $        --       $        --
3C10       CONSULTANT EXPENSES                       $         --       $     619        $        --       $        --
3C13       SUPPLY MIX AND STORAGE STUDY              $         --       $       5        $        --       $        --
3C15       BUILDING CONSULTANTS                      $         --       $      --        $        --       $        --
3C23       ENVIRONMENTAL CONSULTING                  $         --       $     154        $        --       $        --
3D02       LEGAL OUTSIDE FEES - NON REGULATORY       $         --       $       6        $        --       $        --
3D03       TRANSCRIPT/COURT REPORTERS                $         --       $      --        $        --       $        --
3D04       LEGAL NOTICES                             $         --       $      --        $        --       $        --
3D08       LEXIS/NEXIS INFORMATION SYSTEM/NEWS       $         --       $      --        $        --       $        --
3D10       EXPERT WITNESSES & CONSULTANTS            $         --       $      --        $        --       $        --
3D11       TPA ADMINISTRATION FEES                   $         --       $      --        $        --       $        --
3E02       CONSULTANT EXPENSES - THRIFT              $         --       $      --        $        --       $        --
3E05       EMPLOYEE ASSISTANCE PLAN (EAP)            $         --       $      --        $        --       $        --
3E11       OUTSIDE RELOCATION SERVICES               $         --       $      --        $        --       $        --
3E20       MEDICAL DIRECTOR RETAINER                 $         --       $      --        $        --       $        --
3E21       MEDICAL EXAMINATIONS                      $         --       $      --        $        --       $        --
3E23       PRE-EMPLOYMENT PHYSICAL EXAMINATION       $         --       $     115        $        --       $        --
3E25       DRIVERS D.O.T.PHYSICAL EXAMINATIONS       $         --       $      --        $        --       $        --
3E26       DRUG TESTING                              $         --       $       9        $        --       $        --
3E27       ALCOHOL TESTING                           $         --       $      --        $        --       $        --
3E30       SHORT TERM TEMPORARY EMPLOYEES            $         --       $  35,570        $        --       $        --
3E31       SEASONAL TEMPORARY EMPLOYEES              $         --       $      --        $        --       $        --
3E33       CONTRACT EMPLOYEE SERVICES                $         --       $      --        $        --       $        --
3E34       OUTSIDE FOOD SERVERS                      $         --       $      --        $        --       $        --
3E40       EMPLOYEE TRAINING                         $         --       $      60        $        --       $        --
3E41       EMPLOYMENT ADVERTISING                    $         --       $      --        $        --       $        --
3E42       EMPLOYMENT CONSULTANTS                    $         --       $      --        $        --       $        --
3E50       HR AWARD PLAQUE EXPENSES                  $         --       $      --        $        --       $        --
3F01       PRINTING                                  $         --       $      --        $        --       $        --
3F02       GRAPHIC DESIGN                            $         --       $      --        $        --       $        --
3F04       SLIDE REPRODUCTION                        $         --       $      --        $        --       $        --
3F05       FACSIMILE                                 $         --       $      --        $        --       $        --
3F06       LITERATURE DISTRIBUTION                   $         --       $      --        $        --       $        --
3F10       FILM, VIDEO AND AUDIO SERVICES            $         --       $      --        $        --       $        --
3F12       ENGRAVING                                 $         --       $      --        $        --       $        --
3F15       DISPATCH PRINTING                         $         --       $      19        $        --       $        --
3F16       VIDEO CONFERENCE FEES                     $         --       $      --        $        --       $        --
3G02       DATA TRACKING & UPDATE                    $         --       $      18        $        --       $        --
3G03       PROGRAMS & PROMOTIONS                     $         --       $      --        $        --       $        --
3G05       MARKET RESEARCH                           $         --       $      --        $        --       $        --
3J01       R & D CONTRACT SERVICES                   $         --       $      --        $        --       $        --
3K02       TELEPHONE MOVES AND CHANGES               $         --       $       3        $        --       $        --
3K10       JANITOR SERVICES                          $         --       $  16,143        $        --       $        --

------------------------------------------------------------------------------------------------------------------------
                                                                                     CONSTRUCTION
   COST                                                  CHOICE      COMMUNICATIONS     PROJECT       CORPORATE OFFICE
 ELEMENT   DESCRIPTION                               PROGRAM COSTS       COSTS           COSTS        STATE STAFF COSTS
------------------------------------------------------------------------------------------------------------------------
3B21       REGULATOR BUILDINGS AND LOTS               $      --        $     --       $      --        $        --
3B29       MAINT ACTIV NOT OTHERWISE IDENTIFIED       $      --        $     --       $      --        $        --
3B30       APPLIANCE REPAIR                           $      --        $     --       $      --        $        --
3B32       CONTRACT METER REPAIRS                     $      --        $     --       $      --        $        --
3B39       CUST SERV NOT OTHERWISE IDENTIFIED         $      --        $     --       $      --        $        --
3B44       DAMAGE TO PROPERTY OF OTHERS               $      --        $     --       $      --        $        --
3B50       PROPANE PLANT -O&M                         $      --        $     --       $      --        $        --
3B51       GAS AIR BLENDING                           $      --        $     --       $      --        $        --
3B52       OPERATIONS MAPPING                         $      --        $     --       $      --        $        --
3B53       OPER SVCS NOT OTHERWISE IDENTIFIED         $      --        $     --       $      --        $        --
3B60       ENVIRONMENTAL LAB ANALYSIS&EPA FEES        $      --        $     --       $      --        $        --
3B62       WEATHER FORECASTING SERVICE                $      --        $     --       $      --        $        --
3B66       ENVIRONMENTL HAZ/SPE WASTE DISPOSAL        $      --        $     --       $      --        $        --
3C02       QUARTERLY REVIEW                           $      --        $     --       $      --        $        --
3C10       CONSULTANT EXPENSES                        $      --        $     --       $ (70,161)       $        --
3C13       SUPPLY MIX AND STORAGE STUDY               $      --        $     --       $      --        $        --
3C15       BUILDING CONSULTANTS                       $      --        $     --       $ 110,000        $        --
3C23       ENVIRONMENTAL CONSULTING                   $      --        $     --       $      --        $        --
3D02       LEGAL OUTSIDE FEES - NON REGULATORY        $      --        $     --       $      --        $        --
3D03       TRANSCRIPT/COURT REPORTERS                 $      --        $     --       $      --        $        --
3D04       LEGAL NOTICES                              $      --        $     --       $      --        $        --
3D08       LEXIS/NEXIS INFORMATION SYSTEM/NEWS        $      --        $     --       $      --        $        --
3D10       EXPERT WITNESSES & CONSULTANTS             $      --        $     --       $      --        $        --
3D11       TPA ADMINISTRATION FEES                    $      --        $     --       $      --        $        --
3E02       CONSULTANT EXPENSES - THRIFT               $      --        $     --       $      --        $        --
3E05       EMPLOYEE ASSISTANCE PLAN (EAP)             $      --        $     --       $      --        $        --
3E11       OUTSIDE RELOCATION SERVICES                $      --        $     --       $      --        $        --
3E20       MEDICAL DIRECTOR RETAINER                  $      --        $     --       $      --        $        --
3E21       MEDICAL EXAMINATIONS                       $      --        $     --       $      --        $        --
3E23       PRE-EMPLOYMENT PHYSICAL EXAMINATION        $      --        $     --       $      --        $        --
3E25       DRIVERS D.O.T.PHYSICAL EXAMINATIONS        $      --        $     --       $      --        $        --
3E26       DRUG TESTING                               $      --        $     --       $      --        $        --
3E27       ALCOHOL TESTING                            $      --        $     --       $      --        $        --
3E30       SHORT TERM TEMPORARY EMPLOYEES             $      --        $     --       $      --        $        --
3E31       SEASONAL TEMPORARY EMPLOYEES               $      --        $     --       $      --        $        --
3E33       CONTRACT EMPLOYEE SERVICES                 $      --        $     --       $      --        $        --
3E34       OUTSIDE FOOD SERVERS                       $      --        $     --       $      --        $        --
3E40       EMPLOYEE TRAINING                          $      --        $     --       $      --        $        --
3E41       EMPLOYMENT ADVERTISING                     $      --        $     --       $      --        $        --
3E42       EMPLOYMENT CONSULTANTS                     $      --        $     --       $      --        $        --
3E50       HR AWARD PLAQUE EXPENSES                   $      --        $     --       $      --        $        --
3F01       PRINTING                                   $      --        $     --       $      --        $        --
3F02       GRAPHIC DESIGN                             $      --        $     --       $      --        $        --
3F04       SLIDE REPRODUCTION                         $      --        $     --       $      --        $        --
3F05       FACSIMILE                                  $      --        $     --       $      --        $        --
3F06       LITERATURE DISTRIBUTION                    $      --        $     --       $      --        $        --
3F10       FILM, VIDEO AND AUDIO SERVICES             $      --        $     --       $      --        $        --
3F12       ENGRAVING                                  $      --        $     --       $      --        $        --
3F15       DISPATCH PRINTING                          $      --        $     --       $      --        $        --
3F16       VIDEO CONFERENCE FEES                      $      --        $     --       $      --        $        --
3G02       DATA TRACKING & UPDATE                     $      --        $     --       $      --        $        --
3G03       PROGRAMS & PROMOTIONS                      $      --        $     --       $      --        $        --
3G05       MARKET RESEARCH                            $      --        $     --       $      --        $        --
3J01       R & D CONTRACT SERVICES                    $      --        $     --       $      --        $        --
3K02       TELEPHONE MOVES AND CHANGES                $      --        $     --       $      --        $        --
3K10       JANITOR SERVICES                           $      --        $     --       $      --        $        --

----------------------------------------------------------------------------------------------------------------------------
                                                                                                             RETURN
                                                                                                               ON
                                                         ASSET          AUTO, TRUCK         FLEET            GENERAL
   COST                                                ACCOUNTING       TOOL COSTS          DIRECT            OFFICE
 ELEMENT   DESCRIPTION                                  ACTIVITY      (CLEARING ACCT)        COSTS           BUILDING
----------------------------------------------------------------------------------------------------------------------------
3K11       WASTE MANAGEMENT SERVICES                 $         --       $   8,009        $        --       $        --
3K13       OPERATION (LAWN CARE, SNOW REMOVAL)       $         --       $  22,132        $        --       $        --
3K14       MAINTENANCE                               $         --       $  99,566        $        --       $        --
3K15       BUILDING AND PROPERTY SECURITY            $         --       $  36,172        $        --       $        --
3K16       OUTSIDE FOOD SERVICE                      $         --       $      33        $        --       $        --
3K17       OUTSIDE LAUNDRY SERVICES                  $         --       $  21,354        $        --       $        --
3K19       MATERIAL HANDLING SERVICES                $         --       $  16,067        $        --       $        --
3K20       REPAIR OF FURNISHINGS                     $         --       $      46        $        --       $        --
3K21       REPAIR OF INSTRUMENTS                     $         --       $   2,249        $        --       $        --
3K22       REPAIR OF TOOLS                           $         --       $   4,091        $        --       $        --
3K23       REPAIR OF TYPEWRITERS                     $         --       $      --        $        --       $        --
3K24       REPAIR OF OFFICE MACHINES                 $         --       $      --        $        --       $        --
3K25       REPAIR OF CAFETERIA                       $         --       $      23        $        --       $        --
3K26       REPAIR OF EDP EQUIPMENT                   $         --       $      --        $        --       $        --
3K27       PLANT ACCOUNTING USE ONLY                 $         --       $      23        $        --       $        --
3K30       EDP MAINTENANCE AGREEMENTS                $         --       $      --        $        --       $        --
3K31       DUPLICATING MAINTENANCE AGREEMENTS        $         --       $     380        $        --       $        --
3K32       OFFICE MACHINES MAINT AGREEMENTS          $         --       $     319        $        --       $        --
3L01       COMPANY VEHICLE TOWING COSTS              $         --       $   13,555       $        --       $        --
3L02       SERVICE/REPAIRS TO COMPANY VEHICLES       $         --       $1,524,975       $        --       $        --
3L03       SERVICE/REPAIRS TO CUST VEHICLE           $         --       $       24       $        --       $        --
3L04       NON-COMPANY VEHICLE & EQUIP TOWING        $         --       $      125       $        --       $        --
3L10       STATE INSPECTION CLASS A                  $         --       $    1,483       $        --       $        --
3L11       STATE INSPECTION CLASS B                  $         --       $      291       $        --       $        --
3L12       DOT INSPECTION                            $         --       $    8,193       $        --       $        --
3P01       SYSTEM DEVELOPMENT COSTS                  $         --       $       --       $        --       $        --
3P02       PROGRAMMING SERVICES                      $         --       $       --       $        --       $        --
3P03       PERSONAL COMPUTER INSTALLATION SERV       $         --       $       --       $        --       $        --
3P04       EXTERNAL COMPUTING SERVICES               $         --       $       --       $        --       $        --
4010       LEASES, BUILDINGS & LAND                  $         --       $       --       $        --       $        --
4012       BUILDINGS, LEASED - FIELD                 $         --       $  225,681       $        --       $        --
4013       BUILDINGS, LEASED - GENERAL OFFICE        $         --       $       --       $        --       $        --
4014       PARKING AREAS, LEASED                     $         --       $    4,539       $        --       $        --
4031       BUILDING COST - OVERHEAD                  $         --       $       --       $        --       $        --
4032       BUILDING COST - OVERHEAD                  $         --       $       --       $        --       $        --
4051       LEASE, AUTO                               $         --       $  409,388       $        --       $        --
4052       LEASE, TRUCK                              $         --       $3,714,477       $        --       $        --
4054       LEASE, TOOL CLASS 4                       $         --       $  14,928        $        --       $        --
4055       LEASE, TOOL CLASS 5                       $         --       $ (15,284)       $        --       $        --
4071       COMMUNICATION EQUIPMENT AND LINES         $         --       $      --        $        --       $        --
4081       OFFICE MACHINES, FURNISHINGS, ETC         $         --       $      64        $        --       $        --
4088       ELECTRONIC DATA PROCESSING (EDP)          $         --       $      --        $        --       $        --
4090       RENTS                                     $         --       $   3,723        $        99       $        --
4099       NOT AVAILABLE                             $         --       $      --        $        --       $        --
4199       NOT AVAILABLE                             $         --       $      --        $        --       $        --
42         NOT AVAILABLE                             $         --       $      --        $        --       $        --
4502       INSURANCE,PLANT ACCOUNTING USE ONLY       $         --       $      --        $        --       $        --
4530       PROPERTY & LIABILITY                      $         --       $      --        $        --       $        --
4551       AUTO INSURANCE                            $         --       $  85,783        $        --       $        --
4552       TRUCK INSURANCE                           $         --       $ 407,619        $        --       $        --
4554       INSURANCE, TOOL CLASS 4                   $         --       $  58,132        $        --       $        --
4555       INSURANCE, TOOL CLASS 5                   $         --       $  47,759        $        --       $        --
5001       EMPLOYEE EXPENSES                         $         --       $      --        $        --       $        --
5002       EMPLOYEE EXPENSES                         $         --       $      --        $        --       $        --
5005       EMPLOYEE EXPENSES                         $         --       $      --        $        --       $        --
5015       TRAVEL AND EXPENSES                       $      1,171       $   5,266        $     1,055       $        --

------------------------------------------------------------------------------------------------------------------------
                                                                                     CONSTRUCTION
   COST                                                  CHOICE      COMMUNICATIONS     PROJECT       CORPORATE OFFICE
 ELEMENT   DESCRIPTION                               PROGRAM COSTS       COSTS           COSTS        STATE STAFF COSTS
------------------------------------------------------------------------------------------------------------------------
3K11       WASTE MANAGEMENT SERVICES                  $      --        $     --       $      --        $        --
3K13       OPERATION (LAWN CARE, SNOW REMOVAL)        $      --        $     --       $      --        $        --
3K14       MAINTENANCE                                $      --        $     --       $ 241,771        $        --
3K15       BUILDING AND PROPERTY SECURITY             $      --        $     --       $      --        $        --
3K16       OUTSIDE FOOD SERVICE                       $      --        $     --       $      --        $        --
3K17       OUTSIDE LAUNDRY SERVICES                   $      --        $     --       $      --        $        --
3K19       MATERIAL HANDLING SERVICES                 $      --        $     --       $      --        $        --
3K20       REPAIR OF FURNISHINGS                      $      --        $     --       $      --        $        --
3K21       REPAIR OF INSTRUMENTS                      $      --        $     --       $      --        $        --
3K22       REPAIR OF TOOLS                            $      --        $     --       $      --        $        --
3K23       REPAIR OF TYPEWRITERS                      $      --        $     --       $      --        $        --
3K24       REPAIR OF OFFICE MACHINES                  $      --        $     --       $      --        $        --
3K25       REPAIR OF CAFETERIA                        $      --        $     --       $      --        $        --
3K26       REPAIR OF EDP EQUIPMENT                    $      --        $     --       $      --        $        --
3K27       PLANT ACCOUNTING USE ONLY                  $      --        $     --       $      --        $        --
3K30       EDP MAINTENANCE AGREEMENTS                 $      --        $     --       $      --        $        --
3K31       DUPLICATING MAINTENANCE AGREEMENTS         $      --        $     --       $      --        $        --
3K32       OFFICE MACHINES MAINT AGREEMENTS           $      --        $     --       $      --        $        --
3L01       COMPANY VEHICLE TOWING COSTS               $      --        $     --       $      --        $        --
3L02       SERVICE/REPAIRS TO COMPANY VEHICLES        $      --        $     --       $      --        $        --
3L03       SERVICE/REPAIRS TO CUST VEHICLE            $      --        $     --       $      --        $        --
3L04       NON-COMPANY VEHICLE & EQUIP TOWING         $      --        $     --       $      --        $        --
3L10       STATE INSPECTION CLASS A                   $      --        $     --       $      --        $        --
3L11       STATE INSPECTION CLASS B                   $      --        $     --       $      --        $        --
3L12       DOT INSPECTION                             $      --        $     --       $      --        $        --
3P01       SYSTEM DEVELOPMENT COSTS                   $      --        $     --       $   1,483        $        --
3P02       PROGRAMMING SERVICES                       $      --        $     --       $      --        $        --
3P03       PERSONAL COMPUTER INSTALLATION SERV        $      --        $     --       $      --        $        --
3P04       EXTERNAL COMPUTING SERVICES                $      --        $     --       $      --        $        --
4010       LEASES, BUILDINGS & LAND                   $      --        $     --       $      --        $        --
4012       BUILDINGS, LEASED - FIELD                  $      --        $     --       $      --        $        --
4013       BUILDINGS, LEASED - GENERAL OFFICE         $      --        $     --       $      --        $        --
4014       PARKING AREAS, LEASED                      $      --        $     --       $      --        $        --
4031       BUILDING COST - OVERHEAD                   $      --        $     --       $  12,887        $        --
4032       BUILDING COST - OVERHEAD                   $      --        $     --       $      --        $        --
4051       LEASE, AUTO                                $      --        $     --       $      --        $        --
4052       LEASE, TRUCK                               $      --        $     --       $      --        $        --
4054       LEASE, TOOL CLASS 4                        $      --        $     --       $      --        $        --
4055       LEASE, TOOL CLASS 5                        $      --        $     --       $      --        $        --
4071       COMMUNICATION EQUIPMENT AND LINES          $      --        $     --       $      --        $        --
4081       OFFICE MACHINES, FURNISHINGS, ETC          $      --        $     --       $      --        $        --
4088       ELECTRONIC DATA PROCESSING (EDP)           $      --        $     --       $    (141)       $        --
4090       RENTS                                      $      --        $     --       $      --        $        --
4099       NOT AVAILABLE                              $      --        $     --       $      --        $        --
4199       NOT AVAILABLE                              $      --        $     --       $      --        $        --
42         NOT AVAILABLE                              $      --        $     --       $      --        $        --
4502       INSURANCE,PLANT ACCOUNTING USE ONLY        $      --        $     --       $      --        $        --
4530       PROPERTY & LIABILITY                       $      --        $     --       $      --        $        --
4551       AUTO INSURANCE                             $      --        $     --       $      --        $        --
4552       TRUCK INSURANCE                            $      --        $     --       $      --        $        --
4554       INSURANCE, TOOL CLASS 4                    $      --        $     --       $      --        $        --
4555       INSURANCE, TOOL CLASS 5                    $      --        $     --       $      --        $        --
5001       EMPLOYEE EXPENSES                          $      --        $     --       $     469        $        --
5002       EMPLOYEE EXPENSES                          $      --        $     --       $     182        $        --
5005       EMPLOYEE EXPENSES                          $      --        $     --       $      --        $        --
5015       TRAVEL AND EXPENSES                        $      --        $     --       $    (998)       $        --

----------------------------------------------------------------------------------------------------------------------------
                                                                                                             RETURN
                                                                                                               ON
                                                         ASSET          AUTO, TRUCK         FLEET            GENERAL
   COST                                                ACCOUNTING       TOOL COSTS          DIRECT            OFFICE
 ELEMENT   DESCRIPTION                                  ACTIVITY      (CLEARING ACCT)        COSTS           BUILDING
----------------------------------------------------------------------------------------------------------------------------
5016       MEETING/SEMINAR REGISTRATION FEES         $         --       $     107        $        --       $        --
5017       EMPLOYEE RECOGNITION                      $         --       $       1        $        --       $        --
5019       COMPANY USE OF PERSONAL VEHICLE           $         --       $   1,807        $       155       $        --
5020       DONATIONS TO CHARITABLE ORGANIZATIO       $         --       $      --        $        --       $        --
5025       MEALS, MEETINGS AND ENTERTAINMENT         $        127       $   3,117        $       774       $        --
5026       OVERTIME MEALS                            $         --       $   2,186        $        --       $        --
5027       MEAL REIMBURSEMENT                        $         --       $      75        $        --       $        --
5028       TAXABLE EMPLOYEE CASH AWARDS              $         --       $      --        $        --       $        --
5045       RELOCATION EXPENSES                       $         --       $      --        $        --       $        --
5050       DUES, PROFESSIONAL & CIVIC ORGANIZA       $         --       $     264        $        --       $        --
5051       INITIATION & CAPITAL ASSESSMENT FEE       $         --       $      --        $        --       $        --
5510       INDUSTRY ASSOCIATIONS                     $         --       $      --        $        --       $        --
5511       CIVIC ASSOCIATIONS                        $         --       $      --        $        --       $        --
5520       LOBBYING DUES                             $         --       $      --        $        --       $        --
6010       NATURAL GAS/PROPANE                       $         --       $ 162,295        $        --       $        --
6020       ELECTRICITY                               $         --       $  76,584        $        --       $        --
6030       WATER/SEWER                               $         --       $   4,161        $        --       $        --
6040       TELEPHONE                                 $         --       $   6,704        $        --       $        --
6050       CABLE SERVICE                             $         --       $      32        $        --       $        --
6052       CABLE SERVICE                             $         --       $      --        $        --       $        --
6061       CELLULAR PHONES - RENTAL                  $         --       $     140        $        15       $        --
6062       CELLULAR PHONES SERVICE FEES              $         --       $     374        $       276       $        --
6063       CELLULAR PHONES USAGE CHARGE              $         --       $     722        $       535       $        --
 700       NOT AVAILABLE                             $         --       $      --        $        --       $        --
7002       NOT AVAILABLE                             $         --       $      --        $        --       $        --
71         NOT AVAILABLE                             $         --       $      --        $        --       $        --
72         NOT AVAILABLE                             $         --       $      --        $        --       $        --
8010       MANAGEMENT SERVICES                       $         --       $      --        $        --       $        --
8030       DATA PROCESSING SERVICES                  $         --       $      --        $        --       $        --
8031       CORPORATE COMMON SYSTEMS                  $         --       $      --        $        --       $        --
8032       COMPUTER STORE EQUP -HW/SW                $         --       $      --        $        --       $        --
8921       DEFERRED CHARGES                          $         --       $      --        $        --       $        --
8940       INJURIES & DAMAGES ACCRUAL                $         --       $      --        $        --       $        --
8951       AUTO LICENSE FEES/TAXES                   $         --       $  10,327        $        --       $        --
8952       TRUCK LICENSE FEES/TAXES                  $         --       $ 255,132        $        --       $        --
8955       LICENSE FEE/TAXES, TOOL CLASS 5           $         --       $  18,383        $        --       $        --
8971       ZONING BOARDS, PERMITS, RECORDING F       $         --       $      16        $        --       $        --
8981       PRE-EMPLOYMENT EXPENSES                   $         --       $      --        $        --       $        --
8985       EDUCATION ASSISTANCE PROGRAM              $         --       $      --        $        --       $        --
8986       EMPLOYEE REIMBURSEMENT PAY DEDUCTIO       $         --       $ (46,024)       $        --       $        --
8987       EMPLOYEE TAX GROSS-UPS                    $         --       $  42,316        $        --       $        --
8989       NON-LABOR RESTRUCTURING COSTS             $         --       $      --        $        --       $        --
8990       OTHER EXPENSES - GENERAL                  $         --       $ (43,964)       $        --       $        --
8999       NOT AVAILABLE                             $         --       $      --        $        --       $        --
9029       NOT AVAILABLE                             $         --       $      --        $        --       $        --
9030       NOT AVAILABLE                             $         --       $      --        $        --       $        --
9040       NOT AVAILABLE                             $         --       $      --        $        --       $        --
9202       DELAY RENTALS & UNOPERATED LEASE CO       $         --       $      --        $        --       $        --
951C       BUILDING COSTS CLEARED                    $         --       $      --        $        --       $        --
9520       METER SHOP COSTS                          $         --       $      --        $        --       $        --
952C       METER SHOP COSTS CLEARED                  $         --       $      --        $        --       $        --
9530       COMPANY GARAGE COST TRANSFERRED           $         --       $ (21,001)       $        --       $        --
9540       AUTO/TRUCK COSTS                          $         --       $      --        $        --       $        --
9541       AUTO COSTS                                $         --       $     973        $        --       $        --
9542       TRUCK COSTS                               $         --       $ 191,743        $        --       $        --
954C       AUTO, TRUCK, TOOL COSTS - CLEARED         $         --       $      --        $        --       $        --

------------------------------------------------------------------------------------------------------------------------
                                                                                     CONSTRUCTION
   COST                                                  CHOICE      COMMUNICATIONS     PROJECT       CORPORATE OFFICE
 ELEMENT   DESCRIPTION                               PROGRAM COSTS       COSTS           COSTS        STATE STAFF COSTS
------------------------------------------------------------------------------------------------------------------------
5016       MEETING/SEMINAR REGISTRATION FEES          $      --        $     --       $      --        $        --
5017       EMPLOYEE RECOGNITION                       $      --        $     --       $      --        $        --
5019       COMPANY USE OF PERSONAL VEHICLE            $      --        $     --       $     126        $        --
5020       DONATIONS TO CHARITABLE ORGANIZATIO        $      --        $     --       $      --        $        --
5025       MEALS, MEETINGS AND ENTERTAINMENT          $      --        $     --       $      --        $        --
5026       OVERTIME MEALS                             $      --        $     --       $      --        $        --
5027       MEAL REIMBURSEMENT                         $      --        $     --       $      --        $        --
5028       TAXABLE EMPLOYEE CASH AWARDS               $      --        $     --       $      --        $        --
5045       RELOCATION EXPENSES                        $      --        $     --       $      --        $        --
5050       DUES, PROFESSIONAL & CIVIC ORGANIZA        $      --        $     --       $      --        $        --
5051       INITIATION & CAPITAL ASSESSMENT FEE        $      --        $     --       $      --        $        --
5510       INDUSTRY ASSOCIATIONS                      $      --        $     --       $      --        $        --
5511       CIVIC ASSOCIATIONS                         $      --        $     --       $      --        $        --
5520       LOBBYING DUES                              $      --        $     --       $      --        $        --
6010       NATURAL GAS/PROPANE                        $      --        $     --       $      --        $        --
6020       ELECTRICITY                                $      --        $     --       $      --        $        --
6030       WATER/SEWER                                $      --        $     --       $      --        $        --
6040       TELEPHONE                                  $      --        $     --       $      --        $        --
6050       CABLE SERVICE                              $      --        $     --       $      --        $        --
6052       CABLE SERVICE                              $      --        $     --       $      --        $        --
6061       CELLULAR PHONES - RENTAL                   $      --        $     --       $      --        $        --
6062       CELLULAR PHONES SERVICE FEES               $      --        $     --       $      --        $        --
6063       CELLULAR PHONES USAGE CHARGE               $      --        $     --       $      --        $        --
700        NOT AVAILABLE                              $      --        $     --       $      --        $        --
7002       NOT AVAILABLE                              $      --        $     --       $      --        $        --
71         NOT AVAILABLE                              $      --        $     --       $      --        $        --
72         NOT AVAILABLE                              $      --        $     --       $      --        $        --
8010       MANAGEMENT SERVICES                        $      --        $     --       $      --        $        --
8030       DATA PROCESSING SERVICES                   $      --        $     --       $      --        $        --
8031       CORPORATE COMMON SYSTEMS                   $      --        $     --       $      --        $        --
8032       COMPUTER STORE EQUP -HW/SW                 $      --        $     --       $      --        $        --
8921       DEFERRED CHARGES                           $      --        $     --       $      --        $        --
8940       INJURIES & DAMAGES ACCRUAL                 $      --        $     --       $      --        $        --
8951       AUTO LICENSE FEES/TAXES                    $      --        $     --       $      --        $        --
8952       TRUCK LICENSE FEES/TAXES                   $      --        $     --       $      --        $        --
8955       LICENSE FEE/TAXES, TOOL CLASS 5            $      --        $     --       $      --        $        --
8971       ZONING BOARDS, PERMITS, RECORDING F        $      --        $     --       $      --        $        --
8981       PRE-EMPLOYMENT EXPENSES                    $      --        $     --       $      --        $        --
8985       EDUCATION ASSISTANCE PROGRAM               $      --        $     --       $      --        $        --
8986       EMPLOYEE REIMBURSEMENT PAY DEDUCTIO        $      --        $     --       $      --        $        --
8987       EMPLOYEE TAX GROSS-UPS                     $      --        $     --       $      --        $        --
8989       NON-LABOR RESTRUCTURING COSTS              $      --        $     --       $      --        $        --
8990       OTHER EXPENSES - GENERAL                   $      --        $     --       $      --        $        --
8999       NOT AVAILABLE                              $      --        $     --       $   2,166        $        --
9029       NOT AVAILABLE                              $      --        $     --       $  15,444        $        --
9030       NOT AVAILABLE                              $      --        $     --       $     530        $        --
9040       NOT AVAILABLE                              $      --        $     --       $     435        $        --
9202       DELAY RENTALS & UNOPERATED LEASE CO        $      --        $     --       $      --        $        --
951C       BUILDING COSTS CLEARED                     $      --        $     --       $      --        $        --
9520       METER SHOP COSTS                           $      --        $     --       $  32,725        $        --
952C       METER SHOP COSTS CLEARED                   $      --        $     --       $      --        $        --
9530       COMPANY GARAGE COST TRANSFERRED            $      --        $     --       $     544        $        --
9540       AUTO/TRUCK COSTS                           $      --        $     --       $  15,645        $        --
9541       AUTO COSTS                                 $      --        $     --       $      --        $        --
9542       TRUCK COSTS                                $      --        $     --       $      --        $        --
954C       AUTO, TRUCK, TOOL COSTS - CLEARED          $      --        $     --       $      --        $        --

----------------------------------------------------------------------------------------------------------------------------
                                                                                                             RETURN
                                                                                                               ON
                                                         ASSET          AUTO, TRUCK         FLEET            GENERAL
   COST                                                ACCOUNTING       TOOL COSTS          DIRECT            OFFICE
 ELEMENT   DESCRIPTION                                  ACTIVITY      (CLEARING ACCT)        COSTS           BUILDING
----------------------------------------------------------------------------------------------------------------------------
9550       GENERAL TOOL COSTS                        $         --       $  12,793        $        --       $        --
9561       BUSINESS SOLUTIONS                        $         --       $      --        $        --       $        --
9564       HARDWARE/SOFTWARE                         $         --       $      --        $        --       $        --
9565       GAS BILL INSERTING                        $         --       $      --        $        --       $        --
9566       MAINFRAME PRINTING                        $         --       $      --        $        --       $        --
9570       MATERIALS & SUPPLIES - STORES COSTS       $         --       $  10,392        $        --       $        --
9580       DFC (BANGS/FAB) COSTS                     $         --       $   8,648        $        --       $        --
9908       NOT AVAILABLE                             $         --       $      --        $        --       $        --
(blank)                                              $         --       $      --        $        --       $  (739,752)
----------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                          $      1,298       $12,283,998      $    59,252       $  (739,752)
----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                                                                     CONSTRUCTION
   COST                                                  CHOICE      COMMUNICATIONS     PROJECT       CORPORATE OFFICE
 ELEMENT   DESCRIPTION                               PROGRAM COSTS       COSTS           COSTS        STATE STAFF COSTS
------------------------------------------------------------------------------------------------------------------------
9550       GENERAL TOOL COSTS                         $      --        $     --       $   6,352        $        --
9561       BUSINESS SOLUTIONS                         $      --        $     --       $      --        $        --
9564       HARDWARE/SOFTWARE                          $      --        $     --       $      --        $        --
9565       GAS BILL INSERTING                         $      --        $     --       $      --        $        --
9566       MAINFRAME PRINTING                         $      --        $     --       $      --        $        --
9570       MATERIALS & SUPPLIES - STORES COSTS        $      --        $     --       $      --        $        --
9580       DFC (BANGS/FAB) COSTS                      $      --        $     --       $      --        $        --
9908       NOT AVAILABLE                              $      --        $     --       $  52,080        $        --
(blank)                                               $      --        $     --       $ 274,611        $        --
------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                           $  17,082        $ 10,476       $(642,013)       $    12,240
------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                     CUSTOMER      CUSTOMER      GRAPHICS/        EXECUTIVE          EQUIPMENT
   COST                                            INFORMATION     SERVICE        VIDEO            DIRECTOR           COST
 ELEMENT   DESCRIPTION                                 COSTS        COSTS          COSTS        LOCATION COSTS       RECOVERY
---------------------------------------------------------------------------------------------------------------------------------
00         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
0001       CLOSING TO PROPERTY, PLANT, EQPT          $   --       $     --       $      --        $      --        $        --
0009       TRANSFER TO PROPERTY, PLANT, EQPT         $   --       $     --       $      --        $      --        $        --
0010       TRANSFER TO PROPERTY, PLANT, EQPT         $   --       $     --       $      --        $      --        $        --
0020       TRANSFER TO PROPERTY, PLANT, EQPT         $   --       $     --       $      --        $      --        $        --
0051       CONSIDERATION: LAND, RIGHTS & RIGHT       $   --       $     --       $      --        $      --        $        --
0058       SALVAGE - OTHER                           $   --       $     --       $      --        $      --        $        --
0071       DAMAGES                                   $   --       $     --       $      --        $      --        $        --
0079       BOOK COST OF PROPERTY RETIRED             $   --       $     --       $      --        $      --        $        --
0089       CONSTRUCTION OVERHEADS (A&G)              $   --       $     --       $      --        $      --        $        --
0091       AFUDC                                     $   --       $     --       $      --        $      --        $        --
0100       AFUDC                                     $   --       $     --       $      --        $      --        $        --
1000       AFUDC                                     $   --       $     --       $      --        $      --        $        --
1010       LABOR                                     $  169       $  4,026       $ 309,198        $ 267,723        $        --
1020       LABOR OVERHEAD                            $   40       $    956       $  71,191        $  63,571        $        --
14         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
17         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
2009       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
2012       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
2016       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
2020       MATERIALS & SUPPLIES                      $   --       $     --       $      11        $     320        $        --
2031       MATERIALS & SUPPLIES - SALES TAX          $   --       $     --       $      --        $      --        $        --
2034       MATERIAL & SUPPLIES - FREIGHT             $   --       $     --       $      23        $      --        $        --
2040       HANDLING COSTS TRANSFERRED I/C STOCK      $   --       $     --       $      --        $      --        $        --
2050       HANDLING COSTS TRANSFERRED I/C STOCK      $   --       $     --       $      --        $      --        $        --
2060       POSTAGE                                   $   --       $     --       $      --        $      --        $        --
2070       OFFICE SUPPLIES                           $   --       $     --       $  10,836        $   1,502        $        --
2071       PRINT SERVICES SUPPLIES- DIRECT           $   --       $     --       $      --        $      --        $        --
2075       COMPUTER AND PRINTER SUPPLIES             $   --       $     --       $   2,340        $      --        $        --
2080       OFFICE EQUIPMENT                          $   --       $     --       $      --        $      --        $        --
2081       XEROX DUPLICATION                         $   --       $     --       $     478        $   4,631        $        --
2096       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
2098       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
2099       OTHER MISC MATERIALS & SUPPLIES           $   --       $     --       $      --        $      --        $        --
21         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
26         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
3100       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
3200       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
3410       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
3470       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
3499       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
38         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
3A02       CHECKFREE SERVICE CHARGE                  $   --       $     --       $      --        $      --        $        --
3A03       DELINQUENT COLLECTION FEES                $   --       $     --       $      --        $      --        $        --
3A04       CREDIT REPORTS AND INVESTIGATIONS         $   --       $     --       $      --        $      --        $        --
3A10       LOCKBOX SERVICE CHARGES                   $   --       $     --       $      --        $      --        $        --
3A11       OTHER SERVICE CHARGES                     $   --       $     --       $      --        $      --        $        --
3A20       COURIER SERVICES(UPS, FEDEX, ETC.)        $   --       $     --       $     578        $      80        $        --
3A30       DESTRUCTION OF COMPANY RECORDS            $   --       $     --       $      --        $      --        $        --
3A31       MAINTENANCE OF CUSTOMER KEYS              $   --       $     --       $      --        $      --        $        --
3A34       STORAGE SERVICES                          $   --       $     --       $      --        $      --        $        --
3B01       MAIN LINE INSTALLATION                    $   --       $     --       $      --        $      --        $        --
3B02       SERVICE LINE INSTALLATION                 $   --       $     --       $      --        $      --        $        --
3B09       CAPITAL PROJ NOT OTHERWISE IDENTIFD       $   --       $     --       $      --        $      --        $        --
3B10       INSPECTION                                $   --       $     --       $      --        $      --        $        --
3B19       OPER ACTIV NOT OTHERWISE IDENTIFIED       $   --       $     --       $      --        $      --        $        --

------------------------------------------------------------------------------------------
                                                     ENGINEERING        FABRICATION
   COST                                               SERVICES             SHOP
 ELEMENT   DESCRIPTION                                  COSTS              COSTS
------------------------------------------------------------------------------------------
00         NOT AVAILABLE                             $        --        $        --
0001       CLOSING TO PROPERTY, PLANT, EQPT          $        --        $        --
0009       TRANSFER TO PROPERTY, PLANT, EQPT         $        --        $        --
0010       TRANSFER TO PROPERTY, PLANT, EQPT         $        --        $        --
0020       TRANSFER TO PROPERTY, PLANT, EQPT         $        --        $        --
0051       CONSIDERATION: LAND, RIGHTS & RIGHT       $        --        $        --
0058       SALVAGE - OTHER                           $        --        $        --
0071       DAMAGES                                   $        --        $        --
0079       BOOK COST OF PROPERTY RETIRED             $        --        $        --
0089       CONSTRUCTION OVERHEADS (A&G)              $        --        $        --
0091       AFUDC                                     $        --        $        --
0100       AFUDC                                     $        --        $        --
1000       AFUDC                                     $        --        $        --
1010       LABOR                                     $ 1,711,967        $   547,113
1020       LABOR OVERHEAD                            $   404,615        $   127,030
14         NOT AVAILABLE                             $        --        $        --
17         NOT AVAILABLE                             $        --        $        --
2009       NOT AVAILABLE                             $        --        $        --
2012       NOT AVAILABLE                             $        --        $        --
2016       NOT AVAILABLE                             $        --        $        --
2020       MATERIALS & SUPPLIES                      $    18,355        $   803,088
2031       MATERIALS & SUPPLIES - SALES TAX          $        --        $        --
2034       MATERIAL & SUPPLIES - FREIGHT             $        55        $       220
2040       HANDLING COSTS TRANSFERRED I/C STOCK      $        --        $        --
2050       HANDLING COSTS TRANSFERRED I/C STOCK      $        --        $        --
2060       POSTAGE                                   $        --        $       163
2070       OFFICE SUPPLIES                           $    11,808        $     1,754
2071       PRINT SERVICES SUPPLIES- DIRECT           $        --        $        --
2075       COMPUTER AND PRINTER SUPPLIES             $    22,929        $         2
2080       OFFICE EQUIPMENT                          $        --        $        --
2081       XEROX DUPLICATION                         $    36,423        $       845
2096       NOT AVAILABLE                             $        --        $        --
2098       NOT AVAILABLE                             $        --        $        --
2099       OTHER MISC MATERIALS & SUPPLIES           $        --        $        --
21         NOT AVAILABLE                             $        --        $        --
26         NOT AVAILABLE                             $        --        $        --
3100       NOT AVAILABLE                             $        --        $        --
3200       NOT AVAILABLE                             $        --        $        --
3410       NOT AVAILABLE                             $        --        $        --
3470       NOT AVAILABLE                             $        --        $        --
3499       NOT AVAILABLE                             $        --        $        --
38         NOT AVAILABLE                             $        --        $        --
3A02       CHECKFREE SERVICE CHARGE                  $        --        $        --
3A03       DELINQUENT COLLECTION FEES                $        --        $        --
3A04       CREDIT REPORTS AND INVESTIGATIONS         $        --        $        --
3A10       LOCKBOX SERVICE CHARGES                   $        --        $        --
3A11       OTHER SERVICE CHARGES                     $        --        $        --
3A20       COURIER SERVICES(UPS, FEDEX, ETC.)        $     1,720        $       366
3A30       DESTRUCTION OF COMPANY RECORDS            $        --        $        --
3A31       MAINTENANCE OF CUSTOMER KEYS              $        --        $        --
3A34       STORAGE SERVICES                          $        --        $        --
3B01       MAIN LINE INSTALLATION                    $        --        $        --
3B02       SERVICE LINE INSTALLATION                 $        --        $        --
3B09       CAPITAL PROJ NOT OTHERWISE IDENTIFD       $        --        $        --
3B10       INSPECTION                                $        --        $        --
3B19       OPER ACTIV NOT OTHERWISE IDENTIFIED       $        --        $        --

---------------------------------------------------------------------------------------------------------------------------------
                                                     CUSTOMER      CUSTOMER      GRAPHICS/        EXECUTIVE          EQUIPMENT
   COST                                            INFORMATION     SERVICE        VIDEO            DIRECTOR           COST
 ELEMENT   DESCRIPTION                                 COSTS        COSTS          COSTS        LOCATION COSTS       RECOVERY
---------------------------------------------------------------------------------------------------------------------------------
3B21       REGULATOR BUILDINGS AND LOTS              $   --       $     --       $      --        $      --        $        --
3B29       MAINT ACTIV NOT OTHERWISE IDENTIFIED      $   --       $     --       $      --        $      --        $        --
3B30       APPLIANCE REPAIR                          $   --       $     --       $      --        $      --        $        --
3B32       CONTRACT METER REPAIRS                    $   --       $     --       $      --        $      --        $        --
3B39       CUST SERV NOT OTHERWISE IDENTIFIED        $   --       $     --       $      --        $      --        $        --
3B44       DAMAGE TO PROPERTY OF OTHERS              $   --       $     --       $      --        $      --        $        --
3B50       PROPANE PLANT -O&M                        $   --       $     --       $      --        $      --        $        --
3B51       GAS AIR BLENDING                          $   --       $     --       $      --        $      --        $        --
3B52       OPERATIONS MAPPING                        $   --       $     --       $      --        $      --        $        --
3B53       OPER SVCS NOT OTHERWISE IDENTIFIED        $   --       $     --       $      --        $      --        $        --
3B60       ENVIRONMENTAL LAB ANALYSIS&EPA FEES       $   --       $     --       $      --        $      --        $        --
3B62       WEATHER FORECASTING SERVICE               $   --       $     --       $      --        $      --        $        --
3B66       ENVIRONMENTL HAZ/SPE WASTE DISPOSAL       $   --       $     --       $      --        $      --        $        --
3C02       QUARTERLY REVIEW                          $   --       $     --       $      --        $      --        $        --
3C10       CONSULTANT EXPENSES                       $   --       $     --       $      --        $   6,238        $        --
3C13       SUPPLY MIX AND STORAGE STUDY              $   --       $     --       $      --        $      --        $        --
3C15       BUILDING CONSULTANTS                      $   --       $     --       $      --        $      --        $        --
3C23       ENVIRONMENTAL CONSULTING                  $   --       $     --       $      --        $      --        $        --
3D02       LEGAL OUTSIDE FEES - NON REGULATORY       $   --       $     --       $      --        $      --        $        --
3D03       TRANSCRIPT/COURT REPORTERS                $   --       $     --       $      --        $      --        $        --
3D04       LEGAL NOTICES                             $   --       $     --       $      --        $      --        $        --
3D08       LEXIS/NEXIS INFORMATION SYSTEM/NEWS       $   --       $     --       $      --        $      --        $        --
3D10       EXPERT WITNESSES & CONSULTANTS            $   --       $     --       $      --        $      --        $        --
3D11       TPA ADMINISTRATION FEES                   $   --       $     --       $      --        $      --        $        --
3E02       CONSULTANT EXPENSES - THRIFT              $   --       $     --       $      --        $      --        $        --
3E05       EMPLOYEE ASSISTANCE PLAN (EAP)            $   --       $     --       $      --        $      --        $        --
3E11       OUTSIDE RELOCATION SERVICES               $   --       $     --       $      --        $    (604)       $        --
3E20       MEDICAL DIRECTOR RETAINER                 $   --       $     --       $      --        $      --        $        --
3E21       MEDICAL EXAMINATIONS                      $   --       $     --       $      --        $      --        $        --
3E23       PRE-EMPLOYMENT PHYSICAL EXAMINATION       $   --       $     --       $      --        $      --        $        --
3E25       DRIVERS D.O.T.PHYSICAL EXAMINATIONS       $   --       $     --       $      --        $      --        $        --
3E26       DRUG TESTING                              $   --       $     --       $      --        $      36        $        --
3E27       ALCOHOL TESTING                           $   --       $     --       $      --        $      --        $        --
3E30       SHORT TERM TEMPORARY EMPLOYEES            $   --       $     --       $      --        $   1,396        $        --
3E31       SEASONAL TEMPORARY EMPLOYEES              $   --       $     --       $      --        $      --        $        --
3E33       CONTRACT EMPLOYEE SERVICES                $   --       $     --       $      --        $      --        $        --
3E34       OUTSIDE FOOD SERVERS                      $   --       $     --       $      --        $      32        $        --
3E40       EMPLOYEE TRAINING                         $   --       $     --       $      --        $   8,704        $        --
3E41       EMPLOYMENT ADVERTISING                    $   --       $     --       $      --        $      --        $        --
3E42       EMPLOYMENT CONSULTANTS                    $   --       $     --       $      --        $      --        $        --
3E50       HR AWARD PLAQUE EXPENSES                  $   --       $     --       $      --        $      --        $        --
3F01       PRINTING                                  $   --       $     --       $     500        $      --        $        --
3F02       GRAPHIC DESIGN                            $   --       $     --       $      --        $      --        $        --
3F04       SLIDE REPRODUCTION                        $   --       $     --       $      71        $      --        $        --
3F05       FACSIMILE                                 $   --       $     --       $      --        $      --        $        --
3F06       LITERATURE DISTRIBUTION                   $   --       $     --       $      --        $      --        $        --
3F10       FILM, VIDEO AND AUDIO SERVICES            $   --       $     --       $     149        $      --        $        --
3F12       ENGRAVING                                 $   --       $     --       $      --        $      --        $        --
3F15       DISPATCH PRINTING                         $   --       $     --       $   4,130        $     470        $        --
3F16       VIDEO CONFERENCE FEES                     $   --       $     --       $      --        $     254        $        --
3G02       DATA TRACKING & UPDATE                    $   --       $     --       $      --        $      --        $        --
3G03       PROGRAMS & PROMOTIONS                     $   --       $     --       $      --        $      --        $        --
3G05       MARKET RESEARCH                           $   --       $     --       $      --        $      --        $        --
3J01       R & D CONTRACT SERVICES                   $   --       $     --       $      --        $      --        $        --
3K02       TELEPHONE MOVES AND CHANGES               $   --       $     --       $      --        $      --        $        --
3K10       JANITOR SERVICES                          $   --       $     --       $      --        $      --        $        --

------------------------------------------------------------------------------------------
                                                     ENGINEERING        FABRICATION
   COST                                               SERVICES             SHOP
 ELEMENT   DESCRIPTION                                  COSTS              COSTS
------------------------------------------------------------------------------------------
3B21       REGULATOR BUILDINGS AND LOTS              $        --        $        --
3B29       MAINT ACTIV NOT OTHERWISE IDENTIFIED      $        --        $     3,493
3B30       APPLIANCE REPAIR                          $        --        $        --
3B32       CONTRACT METER REPAIRS                    $        --        $     1,023
3B39       CUST SERV NOT OTHERWISE IDENTIFIED        $        --        $        --
3B44       DAMAGE TO PROPERTY OF OTHERS              $        --        $        --
3B50       PROPANE PLANT -O&M                        $       570        $        --
3B51       GAS AIR BLENDING                          $        --        $    41,392
3B52       OPERATIONS MAPPING                        $        --        $       160
3B53       OPER SVCS NOT OTHERWISE IDENTIFIED        $        --        $    25,005
3B60       ENVIRONMENTAL LAB ANALYSIS&EPA FEES       $    10,617        $     1,653
3B62       WEATHER FORECASTING SERVICE               $        --        $        --
3B66       ENVIRONMENTL HAZ/SPE WASTE DISPOSAL       $    24,748        $     3,089
3C02       QUARTERLY REVIEW                          $        --        $        --
3C10       CONSULTANT EXPENSES                       $    26,795        $        --
3C13       SUPPLY MIX AND STORAGE STUDY              $        --        $        --
3C15       BUILDING CONSULTANTS                      $        --        $        --
3C23       ENVIRONMENTAL CONSULTING                  $    10,994        $        --
3D02       LEGAL OUTSIDE FEES - NON REGULATORY       $        --        $        --
3D03       TRANSCRIPT/COURT REPORTERS                $        --        $        --
3D04       LEGAL NOTICES                             $        --        $        --
3D08       LEXIS/NEXIS INFORMATION SYSTEM/NEWS       $        --        $        --
3D10       EXPERT WITNESSES & CONSULTANTS            $        --        $        --
3D11       TPA ADMINISTRATION FEES                   $        --        $        --
3E02       CONSULTANT EXPENSES - THRIFT              $        --        $        --
3E05       EMPLOYEE ASSISTANCE PLAN (EAP)            $        --        $        --
3E11       OUTSIDE RELOCATION SERVICES               $      (750)       $        --
3E20       MEDICAL DIRECTOR RETAINER                 $        --        $        50
3E21       MEDICAL EXAMINATIONS                      $        --        $        --
3E23       PRE-EMPLOYMENT PHYSICAL EXAMINATION       $        --        $        --
3E25       DRIVERS D.O.T.PHYSICAL EXAMINATIONS       $        --        $        --
3E26       DRUG TESTING                              $        --        $        63
3E27       ALCOHOL TESTING                           $        --        $        --
3E30       SHORT TERM TEMPORARY EMPLOYEES            $     8,641        $    64,749
3E31       SEASONAL TEMPORARY EMPLOYEES              $        --        $        --
3E33       CONTRACT EMPLOYEE SERVICES                $        --        $       920
3E34       OUTSIDE FOOD SERVERS                      $        --        $        --
3E40       EMPLOYEE TRAINING                         $        --        $        --
3E41       EMPLOYMENT ADVERTISING                    $        --        $       143
3E42       EMPLOYMENT CONSULTANTS                    $       230        $        --
3E50       HR AWARD PLAQUE EXPENSES                  $        --        $        (2)
3F01       PRINTING                                  $       246        $        --
3F02       GRAPHIC DESIGN                            $        --        $        --
3F04       SLIDE REPRODUCTION                        $        --        $        --
3F05       FACSIMILE                                 $        --        $        --
3F06       LITERATURE DISTRIBUTION                   $        --        $        --
3F10       FILM, VIDEO AND AUDIO SERVICES            $     1,421        $        35
3F12       ENGRAVING                                 $        --        $        --
3F15       DISPATCH PRINTING                         $     1,468        $       408
3F16       VIDEO CONFERENCE FEES                     $       962        $        --
3G02       DATA TRACKING & UPDATE                    $        --        $        --
3G03       PROGRAMS & PROMOTIONS                     $        --        $        --
3G05       MARKET RESEARCH                           $        --        $        --
3J01       R & D CONTRACT SERVICES                   $        --        $        --
3K02       TELEPHONE MOVES AND CHANGES               $        --        $        --
3K10       JANITOR SERVICES                          $        --        $        --

---------------------------------------------------------------------------------------------------------------------------------
                                                     CUSTOMER      CUSTOMER      GRAPHICS/        EXECUTIVE          EQUIPMENT
   COST                                            INFORMATION     SERVICE        VIDEO            DIRECTOR           COST
 ELEMENT   DESCRIPTION                                 COSTS        COSTS          COSTS        LOCATION COSTS       RECOVERY
---------------------------------------------------------------------------------------------------------------------------------
3K11       WASTE MANAGEMENT SERVICES                 $   --       $     --       $      --        $      --        $        --
3K13       OPERATION (LAWN CARE, SNOW REMOVAL)       $   --       $     --       $      --        $      --        $        --
3K14       MAINTENANCE                               $   --       $     --       $      --        $      --        $        --
3K15       BUILDING AND PROPERTY SECURITY            $   --       $     --       $      --        $      --        $        --
3K16       OUTSIDE FOOD SERVICE                      $   --       $     --       $      --        $      --        $        --
3K17       OUTSIDE LAUNDRY SERVICES                  $   --       $     --       $      --        $      --        $        --
3K19       MATERIAL HANDLING SERVICES                $   --       $     --       $      --        $      --        $        --
3K20       REPAIR OF FURNISHINGS                     $   --       $     --       $      27        $      --        $        --
3K21       REPAIR OF INSTRUMENTS                     $   --       $     --       $      --        $      --        $        --
3K22       REPAIR OF TOOLS                           $   --       $     --       $      --        $      --        $        --
3K23       REPAIR OF TYPEWRITERS                     $   --       $     --       $      --        $      --        $        --
3K24       REPAIR OF OFFICE MACHINES                 $   --       $     --       $      --        $      --        $        --
3K25       REPAIR OF CAFETERIA                       $   --       $     --       $      --        $      --        $        --
3K26       REPAIR OF EDP EQUIPMENT                   $   --       $     --       $   1,047        $      --        $        --
3K27       PLANT ACCOUNTING USE ONLY                 $   --       $     --       $      --        $      --        $        --
3K30       EDP MAINTENANCE AGREEMENTS                $   --       $     --       $     966        $      --        $        --
3K31       DUPLICATING MAINTENANCE AGREEMENTS        $   --       $     --       $      --        $      --        $        --
3K32       OFFICE MACHINES MAINT AGREEMENTS          $   --       $     --       $      --        $      --        $        --
3L01       COMPANY VEHICLE TOWING COSTS              $   --       $     --       $      --        $      --        $        --
3L02       SERVICE/REPAIRS TO COMPANY VEHICLES       $   --       $     --       $      --        $      --        $        --
3L03       SERVICE/REPAIRS TO CUST VEHICLE           $   --       $     --       $      --        $      --        $        --
3L04       NON-COMPANY VEHICLE & EQUIP TOWING        $   --       $     --       $      --        $      --        $        --
3L10       STATE INSPECTION CLASS A                  $   --       $     --       $      --        $      --        $        --
3L11       STATE INSPECTION CLASS B                  $   --       $     --       $      --        $      --        $        --
3L12       DOT INSPECTION                            $   --       $     --       $      --        $      --        $        --
3P01       SYSTEM DEVELOPMENT COSTS                  $   --       $     --       $      --        $      --        $        --
3P02       PROGRAMMING SERVICES                      $   --       $     --       $      --        $      --        $        --
3P03       PERSONAL COMPUTER INSTALLATION SERV       $   --       $     --       $      --        $      --        $        --
3P04       EXTERNAL COMPUTING SERVICES               $   --       $     --       $      --        $      --        $        --
4010       LEASES, BUILDINGS & LAND                  $   --       $     --       $      --        $      --        $        --
4012       BUILDINGS, LEASED - FIELD                 $   --       $     --       $      --        $      --        $        --
4013       BUILDINGS, LEASED - GENERAL OFFICE        $   --       $     --       $      --        $      --        $        --
4014       PARKING AREAS, LEASED                     $   --       $     --       $      --        $      --        $        --
4031       BUILDING COST - OVERHEAD                  $   --       $     --       $      --        $      --        $        --
4032       BUILDING COST - OVERHEAD                  $   --       $     --       $      --        $      --        $        --
4051       LEASE, AUTO                               $   --       $     --       $      --        $      --        $        --
4052       LEASE, TRUCK                              $   --       $     --       $      --        $      --        $        --
4054       LEASE, TOOL CLASS 4                       $   --       $     --       $      --        $      --        $        --
4055       LEASE, TOOL CLASS 5                       $   --       $     --       $      --        $      --        $        --
4071       COMMUNICATION EQUIPMENT AND LINES         $   --       $     --       $      --        $     (11)       $        --
4081       OFFICE MACHINES, FURNISHINGS, ETC         $   --       $     --       $      --        $      --        $        --
4088       ELECTRONIC DATA PROCESSING (EDP)          $   --       $     --       $      --        $      --        $        --
4090       RENTS                                     $   --       $     --       $      --        $     144        $        --
4099       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
4199       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
42         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
4502       INSURANCE,PLANT ACCOUNTING USE ONLY       $   --       $     --       $      --        $      --        $        --
4530       PROPERTY & LIABILITY                      $   --       $     --       $      --        $      --        $        --
4551       AUTO INSURANCE                            $   --       $     --       $      --        $      --        $        --
4552       TRUCK INSURANCE                           $   --       $     --       $      --        $      --        $        --
4554       INSURANCE, TOOL CLASS 4                   $   --       $     --       $      --        $      --        $        --
4555       INSURANCE, TOOL CLASS 5                   $   --       $     --       $      --        $      --        $        --
5001       EMPLOYEE EXPENSES                         $   --       $     --       $      --        $      --        $        --
5002       EMPLOYEE EXPENSES                         $   --       $     --       $      --        $      --        $        --
5005       EMPLOYEE EXPENSES                         $   --       $     --       $      --        $      --        $        --
5015       TRAVEL AND EXPENSES                       $   --       $     --       $   1,022        $  38,818        $        --

------------------------------------------------------------------------------------------
                                                     ENGINEERING        FABRICATION
   COST                                               SERVICES             SHOP
 ELEMENT   DESCRIPTION                                  COSTS              COSTS
------------------------------------------------------------------------------------------
3K11       WASTE MANAGEMENT SERVICES                 $        --        $     2,342
3K13       OPERATION (LAWN CARE, SNOW REMOVAL)       $        --        $       183
3K14       MAINTENANCE                               $        --        $     1,077
3K15       BUILDING AND PROPERTY SECURITY            $        --        $        --
3K16       OUTSIDE FOOD SERVICE                      $        --        $       144
3K17       OUTSIDE LAUNDRY SERVICES                  $        --        $       536
3K19       MATERIAL HANDLING SERVICES                $        --        $        --
3K20       REPAIR OF FURNISHINGS                     $        --        $        --
3K21       REPAIR OF INSTRUMENTS                     $     2,590        $        --
3K22       REPAIR OF TOOLS                           $        --        $        --
3K23       REPAIR OF TYPEWRITERS                     $        --        $        --
3K24       REPAIR OF OFFICE MACHINES                 $        --        $        --
3K25       REPAIR OF CAFETERIA                       $        --        $        --
3K26       REPAIR OF EDP EQUIPMENT                   $     3,415        $        --
3K27       PLANT ACCOUNTING USE ONLY                 $        --        $        --
3K30       EDP MAINTENANCE AGREEMENTS                $    13,420        $       940
3K31       DUPLICATING MAINTENANCE AGREEMENTS        $        --        $        --
3K32       OFFICE MACHINES MAINT AGREEMENTS          $        --        $        --
3L01       COMPANY VEHICLE TOWING COSTS              $        --        $        --
3L02       SERVICE/REPAIRS TO COMPANY VEHICLES       $        --        $     1,177
3L03       SERVICE/REPAIRS TO CUST VEHICLE           $        --        $        --
3L04       NON-COMPANY VEHICLE & EQUIP TOWING        $        --        $        --
3L10       STATE INSPECTION CLASS A                  $        --        $        --
3L11       STATE INSPECTION CLASS B                  $        --        $        --
3L12       DOT INSPECTION                            $        --        $        --
3P01       SYSTEM DEVELOPMENT COSTS                  $        --        $        --
3P02       PROGRAMMING SERVICES                      $     7,523        $        --
3P03       PERSONAL COMPUTER INSTALLATION SERV       $        --        $        --
3P04       EXTERNAL COMPUTING SERVICES               $       129        $        --
4010       LEASES, BUILDINGS & LAND                  $        --        $        --
4012       BUILDINGS, LEASED - FIELD                 $        --        $        --
4013       BUILDINGS, LEASED - GENERAL OFFICE        $        --        $        --
4014       PARKING AREAS, LEASED                     $        --        $        --
4031       BUILDING COST - OVERHEAD                  $        --        $        --
4032       BUILDING COST - OVERHEAD                  $        --        $        --
4051       LEASE, AUTO                               $        --        $        --
4052       LEASE, TRUCK                              $        --        $        --
4054       LEASE, TOOL CLASS 4                       $        --        $        --
4055       LEASE, TOOL CLASS 5                       $        --        $        --
4071       COMMUNICATION EQUIPMENT AND LINES         $       (55)       $        --
4081       OFFICE MACHINES, FURNISHINGS, ETC         $        --        $       173
4088       ELECTRONIC DATA PROCESSING (EDP)          $        --        $        --
4090       RENTS                                     $     4,722        $     3,361
4099       NOT AVAILABLE                             $        --        $        --
4199       NOT AVAILABLE                             $        --        $        --
42         NOT AVAILABLE                             $        --        $        --
4502       INSURANCE,PLANT ACCOUNTING USE ONLY       $        --        $        --
4530       PROPERTY & LIABILITY                      $        --        $        --
4551       AUTO INSURANCE                            $        --        $        --
4552       TRUCK INSURANCE                           $        --        $        --
4554       INSURANCE, TOOL CLASS 4                   $        --        $        --
4555       INSURANCE, TOOL CLASS 5                   $        --        $        --
5001       EMPLOYEE EXPENSES                         $        --        $        --
5002       EMPLOYEE EXPENSES                         $        --        $        --
5005       EMPLOYEE EXPENSES                         $        --        $        --
5015       TRAVEL AND EXPENSES                       $   128,502        $     8,476

---------------------------------------------------------------------------------------------------------------------------------
                                                     CUSTOMER      CUSTOMER      GRAPHICS/        EXECUTIVE          EQUIPMENT
   COST                                            INFORMATION     SERVICE        VIDEO            DIRECTOR           COST
 ELEMENT   DESCRIPTION                                 COSTS        COSTS          COSTS        LOCATION COSTS       RECOVERY
---------------------------------------------------------------------------------------------------------------------------------
5016       MEETING/SEMINAR REGISTRATION FEES         $   --       $     --       $      --        $      --        $        --
5017       EMPLOYEE RECOGNITION                      $   --       $     --       $       3        $     121        $        --
5019       COMPANY USE OF PERSONAL VEHICLE           $   --       $     --       $     423        $   2,185        $        --
5020       DONATIONS TO CHARITABLE ORGANIZATIO       $   --       $     --       $      --        $      --        $        --
5025       MEALS, MEETINGS AND ENTERTAINMENT         $   --       $     --       $     649        $   5,263        $        --
5026       OVERTIME MEALS                            $   --       $     --       $      --        $      --        $        --
5027       MEAL REIMBURSEMENT                        $   --       $     --       $      --        $      --        $        --
5028       TAXABLE EMPLOYEE CASH AWARDS              $   --       $     --       $      --        $     644        $        --
5045       RELOCATION EXPENSES                       $   --       $     --       $      --        $     915        $        --
5050       DUES, PROFESSIONAL & CIVIC ORGANIZA       $   --       $     --       $      --        $      --        $        --
5051       INITIATION & CAPITAL ASSESSMENT FEE       $   --       $     --       $      --        $      --        $        --
5510       INDUSTRY ASSOCIATIONS                     $   --       $     --       $      --        $      --        $        --
5511       CIVIC ASSOCIATIONS                        $   --       $     --       $      --        $      --        $        --
5520       LOBBYING DUES                             $   --       $     --       $      --        $      --        $        --
6010       NATURAL GAS/PROPANE                       $   --       $     --       $      --        $      --        $        --
6020       ELECTRICITY                               $   --       $     --       $      --        $      --        $        --
6030       WATER/SEWER                               $   --       $     --       $      --        $      --        $        --
6040       TELEPHONE                                 $   --       $     --       $   1,164        $     184        $        --
6050       CABLE SERVICE                             $   --       $     --       $      --        $      --        $        --
6052       CABLE SERVICE                             $   --       $     --       $      --        $      --        $        --
6061       CELLULAR PHONES - RENTAL                  $   --       $     --       $      --        $      --        $        --
6062       CELLULAR PHONES SERVICE FEES              $   --       $     --       $      --        $      --        $        --
6063       CELLULAR PHONES USAGE CHARGE              $   --       $     --       $      --        $      --        $        --
700        NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
7002       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
71         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
72         NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
8010       MANAGEMENT SERVICES                       $   --       $     --       $      --        $      --        $        --
8030       DATA PROCESSING SERVICES                  $   --       $     --       $      --        $      --        $        --
8031       CORPORATE COMMON SYSTEMS                  $   --       $     --       $      --        $      --        $        --
8032       COMPUTER STORE EQUP -HW/SW                $   --       $     --       $      --        $      --        $        --
8921       DEFERRED CHARGES                          $   --       $     --       $      --        $      --        $        --
8940       INJURIES & DAMAGES ACCRUAL                $   --       $     --       $      --        $      --        $        --
8951       AUTO LICENSE FEES/TAXES                   $   --       $     --       $      --        $      --        $        --
8952       TRUCK LICENSE FEES/TAXES                  $   --       $     --       $      --        $      --        $        --
8955       LICENSE FEE/TAXES, TOOL CLASS 5           $   --       $     --       $      --        $      --        $        --
8971       ZONING BOARDS, PERMITS, RECORDING F       $   --       $     --       $      --        $      --        $        --
8981       PRE-EMPLOYMENT EXPENSES                   $   --       $     --       $      --        $      --        $        --
8985       EDUCATION ASSISTANCE PROGRAM              $   --       $     --       $      --        $  91,267        $        --
8986       EMPLOYEE REIMBURSEMENT PAY DEDUCTIO       $   --       $     --       $      --        $      --        $        --
8987       EMPLOYEE TAX GROSS-UPS                    $   --       $     --       $      --        $      --        $        --
8989       NON-LABOR RESTRUCTURING COSTS             $   --       $     --       $      --        $      --        $        --
8990       OTHER EXPENSES - GENERAL                  $   --       $     --       $ (34,778)       $      --        $        --
8999       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
9029       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
9030       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
9040       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
9202       DELAY RENTALS & UNOPERATED LEASE CO       $   --       $     --       $      --        $      --        $        --
951C       BUILDING COSTS CLEARED                    $   --       $     --       $      --        $      --        $        --
9520       METER SHOP COSTS                          $   --       $     --       $      --        $      --        $        --
952C       METER SHOP COSTS CLEARED                  $   --       $     --       $      --        $      --        $        --
9530       COMPANY GARAGE COST TRANSFERRED           $   --       $     --       $      --        $      --        $        --
9540       AUTO/TRUCK COSTS                          $   --       $     --       $      --        $      --        $        --
9541       AUTO COSTS                                $   --       $     --       $      --        $      --        $        --
9542       TRUCK COSTS                               $   --       $     --       $      --        $      --        $        --
954C       AUTO, TRUCK, TOOL COSTS - CLEARED         $   --       $     --       $      --        $      --        $        --

------------------------------------------------------------------------------------------
                                                     ENGINEERING        FABRICATION
   COST                                               SERVICES             SHOP
 ELEMENT   DESCRIPTION                                  COSTS              COSTS
------------------------------------------------------------------------------------------
5016       MEETING/SEMINAR REGISTRATION FEES         $     8,436        $       250
5017       EMPLOYEE RECOGNITION                      $        16        $         4
5019       COMPANY USE OF PERSONAL VEHICLE           $     5,391        $     1,190
5020       DONATIONS TO CHARITABLE ORGANIZATIO       $        --        $     1,878
5025       MEALS, MEETINGS AND ENTERTAINMENT         $    30,514        $     1,309
5026       OVERTIME MEALS                            $        30        $        --
5027       MEAL REIMBURSEMENT                        $        24        $        --
5028       TAXABLE EMPLOYEE CASH AWARDS              $        --        $        --
5045       RELOCATION EXPENSES                       $        --        $        --
5050       DUES, PROFESSIONAL & CIVIC ORGANIZA       $     3,584        $        --
5051       INITIATION & CAPITAL ASSESSMENT FEE       $        --        $        42
5510       INDUSTRY ASSOCIATIONS                     $        --        $        --
5511       CIVIC ASSOCIATIONS                        $        --        $        --
5520       LOBBYING DUES                             $        --        $        --
6010       NATURAL GAS/PROPANE                       $        --        $        --
6020       ELECTRICITY                               $        --        $    13,348
6030       WATER/SEWER                               $        --        $        --
6040       TELEPHONE                                 $     3,607        $     7,506
6050       CABLE SERVICE                             $        --        $        --
6052       CABLE SERVICE                             $        --        $        --
6061       CELLULAR PHONES - RENTAL                  $        --        $        --
6062       CELLULAR PHONES SERVICE FEES              $       618        $        --
6063       CELLULAR PHONES USAGE CHARGE              $     5,784        $        --
700        NOT AVAILABLE                             $        --        $        --
7002       NOT AVAILABLE                             $        --        $        --
71         NOT AVAILABLE                             $        --        $        --
72         NOT AVAILABLE                             $        --        $        --
8010       MANAGEMENT SERVICES                       $        --        $        --
8030       DATA PROCESSING SERVICES                  $        --        $        --
8031       CORPORATE COMMON SYSTEMS                  $        --        $        --
8032       COMPUTER STORE EQUP -HW/SW                $        --        $        --
8921       DEFERRED CHARGES                          $        --        $        --
8940       INJURIES & DAMAGES ACCRUAL                $        --        $        --
8951       AUTO LICENSE FEES/TAXES                   $        --        $        --
8952       TRUCK LICENSE FEES/TAXES                  $        --        $        --
8955       LICENSE FEE/TAXES, TOOL CLASS 5           $        --        $        --
8971       ZONING BOARDS, PERMITS, RECORDING F       $        --        $        --
8981       PRE-EMPLOYMENT EXPENSES                   $        --        $        --
8985       EDUCATION ASSISTANCE PROGRAM              $        --        $        --
8986       EMPLOYEE REIMBURSEMENT PAY DEDUCTIO       $        --        $        --
8987       EMPLOYEE TAX GROSS-UPS                    $        --        $        --
8989       NON-LABOR RESTRUCTURING COSTS             $        --        $        --
8990       OTHER EXPENSES - GENERAL                  $   (35,780)       $  (208,666)
8999       NOT AVAILABLE                             $        --        $        --
9029       NOT AVAILABLE                             $        --        $        --
9030       NOT AVAILABLE                             $        --        $        --
9040       NOT AVAILABLE                             $        --        $        --
9202       DELAY RENTALS & UNOPERATED LEASE CO       $        --        $        --
951C       BUILDING COSTS CLEARED                    $        --        $        --
9520       METER SHOP COSTS                          $        --        $        --
952C       METER SHOP COSTS CLEARED                  $        --        $        --
9530       COMPANY GARAGE COST TRANSFERRED           $        --        $        --
9540       AUTO/TRUCK COSTS                          $        --        $        --
9541       AUTO COSTS                                $        --        $        --
9542       TRUCK COSTS                               $        --        $        --
954C       AUTO, TRUCK, TOOL COSTS - CLEARED         $        --        $        --

---------------------------------------------------------------------------------------------------------------------------------
                                                     CUSTOMER      CUSTOMER      GRAPHICS/        EXECUTIVE          EQUIPMENT
   COST                                            INFORMATION     SERVICE        VIDEO            DIRECTOR           COST
 ELEMENT   DESCRIPTION                                 COSTS        COSTS          COSTS        LOCATION COSTS       RECOVERY
---------------------------------------------------------------------------------------------------------------------------------
9550       GENERAL TOOL COSTS                        $   --       $     --       $      --        $      --        $        --
9561       BUSINESS SOLUTIONS                        $   --       $     --       $      --        $      --        $        --
9564       HARDWARE/SOFTWARE                         $   --       $     --       $      --        $      --        $        --
9565       GAS BILL INSERTING                        $   --       $     --       $      --        $      --        $        --
9566       MAINFRAME PRINTING                        $   --       $     --       $      --        $      --        $        --
9570       MATERIALS & SUPPLIES - STORES COSTS       $   --       $     --       $      --        $      --        $        --
9580       DFC (BANGS/FAB) COSTS                     $   --       $     --       $      --        $      --        $        --
9908       NOT AVAILABLE                             $   --       $     --       $      --        $      --        $        --
(blank)                                              $   --       $     --       $      --        $      --        $  (512,492)
---------------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                          $  209       $  4,982       $ 370,028        $ 493,884        $  (512,492)
---------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
                                                     ENGINEERING        FABRICATION
   COST                                               SERVICES             SHOP
 ELEMENT   DESCRIPTION                                  COSTS              COSTS
------------------------------------------------------------------------------------------
9550       GENERAL TOOL COSTS                        $        --        $        --
9561       BUSINESS SOLUTIONS                        $        --        $        --
9564       HARDWARE/SOFTWARE                         $        --        $        --
9565       GAS BILL INSERTING                        $        --        $        --
9566       MAINFRAME PRINTING                        $        --        $        --
9570       MATERIALS & SUPPLIES - STORES COSTS       $        --        $        --
9580       DFC (BANGS/FAB) COSTS                     $        --        $        --
9908       NOT AVAILABLE                             $        --        $        --
(blank)                                              $        --        $    95,520
------------------------------------------------------------------------------------------
GRAND TOTAL                                          $ 2,476,285        $ 1,553,550
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------


                                                                      FINANCE                    GENERAL              GROSS
   COST                                               TCO (CO. 51)     STATE       FLEET         & ADMIN            RECEIPTS
 ELEMENT   DESCRIPTION                              FAB SHOP COSTS  STAFF COSTS    COSTS          COSTS                TAX
--------------------------------------------------------------------------------------------------------------------------------
00         NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
0001       CLOSING TO PROPERTY, PLANT, EQPT          $     --       $   --       $     --       $      --        $        --
0009       TRANSFER TO PROPERTY, PLANT, EQPT         $     --       $   --       $     --       $      --        $        --
0010       TRANSFER TO PROPERTY, PLANT, EQPT         $     --       $   --       $     --       $      --        $        --
0020       TRANSFER TO PROPERTY, PLANT, EQPT         $     --       $   --       $     --       $      --        $        --
0051       CONSIDERATION: LAND, RIGHTS & RIGHT       $     --       $   --       $     --       $      --        $        --
0058       SALVAGE - OTHER                           $     --       $   --       $     --       $      --        $        --
0071       DAMAGES                                   $     --       $   --       $     --       $      --        $        --
0079       BOOK COST OF PROPERTY RETIRED             $     --       $   --       $     --       $      --        $        --
0089       CONSTRUCTION OVERHEADS (A&G)              $     --       $   --       $     --       $      --        $        --
0091       AFUDC                                     $     --       $   --       $     --       $      --        $        --
0100       AFUDC                                     $     --       $   --       $     --       $      --        $        --
1000       AFUDC                                     $     --       $   --       $     --       $      --        $        --
1010       LABOR                                     $     --       $1,767       $     --       $      --        $        --
1020       LABOR OVERHEAD                            $     --       $  420       $     --       $      --        $        --
14         NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
17         NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
2009       NOT AVAILABLE                             $     --       $   --       $     --       $      67        $        --
2012       NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
2016       NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
2020       MATERIALS & SUPPLIES                      $     --       $   --       $     19       $      --        $        --
2031       MATERIALS & SUPPLIES - SALES TAX          $     --       $   --       $     --       $      --        $        --
2034       MATERIAL & SUPPLIES - FREIGHT             $     --       $   --       $     --       $      --        $        --
2040       HANDLING COSTS TRANSFERRED I/C STOCK      $     --       $   --       $     --       $      --        $        --
2050       HANDLING COSTS TRANSFERRED I/C STOCK      $     --       $   --       $     --       $      --        $        --
2060       POSTAGE                                   $     --       $   --       $     --       $   1,423        $        --
2070       OFFICE SUPPLIES                           $     --       $   --       $     --       $      --        $        --
2071       PRINT SERVICES SUPPLIES- DIRECT           $     --       $   --       $     --       $      --        $        --
2075       COMPUTER AND PRINTER SUPPLIES             $     --       $   --       $     --       $      --        $        --
2080       OFFICE EQUIPMENT                          $     --       $   --       $     --       $      --        $        --
2081       XEROX DUPLICATION                         $     --       $   --       $     --       $      --        $        --
2096       NOT AVAILABLE                             $     --       $   --       $     --       $       6        $        --
2098       NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
2099       OTHER MISC MATERIALS & SUPPLIES           $     --       $   --       $     70       $      63        $        --
21         NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
26         NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
3100       NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
3200       NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
3410       NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
3470       NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
3499       NOT AVAILABLE                             $     --       $   --       $  4,000       $ 131,980        $        --
38         NOT AVAILABLE                             $     --       $   --       $     --       $      --        $        --
3A02       CHECKFREE SERVICE CHARGE                  $     --       $   --       $     --       $      --        $        --
3A03       DELINQUENT COLLECTION FEES                $     --       $   --       $     --       $      --        $        --
3A04       CREDIT REPORTS AND INVESTIGATIONS         $     --       $   --       $     --       $      --        $        --
3A10       LOCKBOX SERVICE CHARGES                   $     --       $   --       $     --       $      --        $        --
3A11       OTHER SERVICE CHARGES                     $     --       $   --       $     --       $      --        $        --
3A20       COURIER SERVICES(UPS, FEDEX, ETC.)        $     --       $   --       $     --       $      --        $        --
3A30       DESTRUCTION OF COMPANY RECORDS            $     --       $   --       $     --       $      --        $        --
3A31       MAINTENANCE OF CUSTOMER KEYS              $     --       $   --       $     --       $      --        $        --
3A34       STORAGE SERVICES                          $     --       $   --       $     --       $      --        $        --
3B01       MAIN LINE INSTALLATION                    $     --       $   --       $     --       $      --        $        --
3B02       SERVICE LINE INSTALLATION                 $     --       $   --       $     --       $      --        $        --
3B09       CAPITAL PROJ NOT OTHERWISE IDENTIFD       $     --       $   --       $     --       $      --        $        --
3B10       INSPECTION                                $     --       $   --       $     --       $      --        $        --
3B19       OPER ACTIV NOT OTHERWISE IDENTIFIED       $     --       $   --       $     --       $      --        $        --

--------------------------------------------------------------------------------------------------------
                                                                                         HUMAN
                                                                          HUMAN         RESOURCES
                                                                         RESOURCES     CONSULTING
   COST                                                  GAS SUPPLY/       STATE        SERVICES
 ELEMENT   DESCRIPTION                               MANAGEMENT COSTS   STAFF COSTS      COSTS
--------------------------------------------------------------------------------------------------------
00         NOT AVAILABLE                               $       --       $     --       $      --
0001       CLOSING TO PROPERTY, PLANT, EQPT            $       --       $     --       $      --
0009       TRANSFER TO PROPERTY, PLANT, EQPT           $       --       $     --       $      --
0010       TRANSFER TO PROPERTY, PLANT, EQPT           $       --       $     --       $      --
0020       TRANSFER TO PROPERTY, PLANT, EQPT           $       --       $     --       $      --
0051       CONSIDERATION: LAND, RIGHTS & RIGHT         $       --       $     --       $      --
0058       SALVAGE - OTHER                             $       --       $     --       $      --
0071       DAMAGES                                     $       --       $     --       $      --
0079       BOOK COST OF PROPERTY RETIRED               $       --       $     --       $      --
0089       CONSTRUCTION OVERHEADS (A&G)                $       --       $     --       $      --
0091       AFUDC                                       $       --       $     --       $      --
0100       AFUDC                                       $       --       $     --       $      --
1000       AFUDC                                       $       --       $     --       $      --
1010       LABOR                                       $4,096,945       $  1,208       $ 693,569
1020       LABOR OVERHEAD                              $  972,820       $    287       $ 164,688
14         NOT AVAILABLE                               $       --       $     --       $      --
17         NOT AVAILABLE                               $       --       $     --       $      --
2009       NOT AVAILABLE                               $       --       $     --       $      --
2012       NOT AVAILABLE                               $       --       $     --       $      --
2016       NOT AVAILABLE                               $       --       $     --       $      --
2020       MATERIALS & SUPPLIES                        $    1,946       $     --       $   9,366
2031       MATERIALS & SUPPLIES - SALES TAX            $       --       $     --       $      --
2034       MATERIAL & SUPPLIES - FREIGHT               $       --       $     --       $      --
2040       HANDLING COSTS TRANSFERRED I/C STOCK        $       --       $     --       $      --
2050       HANDLING COSTS TRANSFERRED I/C STOCK        $       --       $     --       $      --
2060       POSTAGE                                     $       --       $     --       $      --
2070       OFFICE SUPPLIES                             $   27,491       $     --       $   8,868
2071       PRINT SERVICES SUPPLIES- DIRECT             $       --       $     --       $      --
2075       COMPUTER AND PRINTER SUPPLIES               $   32,753       $     --       $      10
2080       OFFICE EQUIPMENT                            $      431       $     --       $      --
2081       XEROX DUPLICATION                           $   23,766       $     --       $  11,558
2096       NOT AVAILABLE                               $       --       $     --       $      --
2098       NOT AVAILABLE                               $       --       $     --       $      --
2099       OTHER MISC MATERIALS & SUPPLIES             $       --       $     --       $      --
21         NOT AVAILABLE                               $       --       $     --       $      --
26         NOT AVAILABLE                               $       --       $     --       $      --
3100       NOT AVAILABLE                               $       --       $     --       $      --
3200       NOT AVAILABLE                               $       --       $     --       $      --
3410       NOT AVAILABLE                               $       --       $     --       $      --
3470       NOT AVAILABLE                               $       --       $     --       $      --
3499       NOT AVAILABLE                               $       --       $     --       $      --
38         NOT AVAILABLE                               $       --       $     --       $      --
3A02       CHECKFREE SERVICE CHARGE                    $       --       $     --       $      --
3A03       DELINQUENT COLLECTION FEES                  $       --       $     --       $      --
3A04       CREDIT REPORTS AND INVESTIGATIONS           $       --       $     --       $      --
3A10       LOCKBOX SERVICE CHARGES                     $       --       $     --       $      --
3A11       OTHER SERVICE CHARGES                       $       --       $     --       $      --
3A20       COURIER SERVICES(UPS, FEDEX, ETC.)          $      649       $     --       $   1,480
3A30       DESTRUCTION OF COMPANY RECORDS              $       --       $     --       $      --
3A31       MAINTENANCE OF CUSTOMER KEYS                $       --       $     --       $      --
3A34       STORAGE SERVICES                            $       --       $     --       $      --
3B01       MAIN LINE INSTALLATION                      $       --       $     --       $      --
3B02       SERVICE LINE INSTALLATION                   $       --       $     --       $      --
3B09       CAPITAL PROJ NOT OTHERWISE IDENTIFD         $       --       $     --       $      --
3B10       INSPECTION                                  $       --       $     --       $      --
3B19       OPER ACTIV NOT OTHERWISE IDENTIFIED         $       --       $     --       $      --

--------------------------------------------------------------------------------------------------------------------------------


                                                                      FINANCE                    GENERAL              GROSS
   COST                                               TCO (CO. 51)     STATE       FLEET         & ADMIN            RECEIPTS
 ELEMENT   DESCRIPTION                              FAB SHOP COSTS  STAFF COSTS    COSTS          COSTS                TAX
--------------------------------------------------------------------------------------------------------------------------------
3B21       REGULATOR BUILDINGS AND LOTS              $     --       $   --       $     --       $      --        $        --
3B29       MAINT ACTIV NOT OTHERWISE IDENTIFIED      $     --       $   --       $     --       $      --        $        --
3B30       APPLIANCE REPAIR                          $     --       $   --       $     --       $      --        $        --
3B32       CONTRACT METER REPAIRS                    $     --       $   --       $     --       $      --        $        --
3B39       CUST SERV NOT OTHERWISE IDENTIFIED        $     --       $   --       $     --       $      --        $        --
3B44       DAMAGE TO PROPERTY OF OTHERS              $     --       $   --       $     --       $      --        $        --
3B50       PROPANE PLANT -O&M                        $     --       $   --       $     --       $      --        $        --
3B51       GAS AIR BLENDING                          $     --       $   --       $     --       $      --        $        --
3B52       OPERATIONS MAPPING                        $     --       $   --       $     --       $      --        $        --
3B53       OPER SVCS NOT OTHERWISE IDENTIFIED        $     --       $   --       $     --       $      --        $        --
3B60       ENVIRONMENTAL LAB ANALYSIS&EPA FEES       $     --       $   --       $     --       $      --        $        --
3B62       WEATHER FORECASTING SERVICE               $     --       $   --       $     --       $      --        $        --
3B66       ENVIRONMENTL HAZ/SPE WASTE DISPOSAL       $     --       $   --       $     --       $      --        $        --
3C02       QUARTERLY REVIEW                          $     --       $   --       $     --       $      --        $        --
3C10       CONSULTANT EXPENSES                       $     --       $   --       $     --       $      --        $        --
3C13       SUPPLY MIX AND STORAGE STUDY              $     --       $   --       $     --       $      --        $        --
3C15       BUILDING CONSULTANTS                      $     --       $   --       $     --       $      --        $        --
3C23       ENVIRONMENTAL CONSULTING                  $     --       $   --       $     --       $      --        $        --
3D02       LEGAL OUTSIDE FEES - NON REGULATORY       $     --       $   --       $     --       $      --        $        --
3D03       TRANSCRIPT/COURT REPORTERS                $     --       $   --       $     --       $      --        $        --
3D04       LEGAL NOTICES                             $     --       $   --       $     --       $      --        $        --
3D08       LEXIS/NEXIS INFORMATION SYSTEM/NEWS       $     --       $   --       $     --       $      --        $        --
3D10       EXPERT WITNESSES & CONSULTANTS            $     --       $   --       $     --       $      --        $        --
3D11       TPA ADMINISTRATION FEES                   $     --       $   --       $     --       $      --        $        --
3E02       CONSULTANT EXPENSES - THRIFT              $     --       $   --       $     --       $      --        $        --
3E05       EMPLOYEE ASSISTANCE PLAN (EAP)            $     --       $   --       $     --       $      --        $        --
3E11       OUTSIDE RELOCATION SERVICES               $     --       $   --       $     --       $      --        $        --
3E20       MEDICAL DIRECTOR RETAINER                 $     --       $   --       $     --       $      --        $        --
3E21       MEDICAL EXAMINATIONS                      $     --       $   --       $     --       $      --        $        --
3E23       PRE-EMPLOYMENT PHYSICAL EXAMINATION       $     --       $   --       $     --       $      --        $        --
3E25       DRIVERS D.O.T.PHYSICAL EXAMINATIONS       $     --       $   --       $     --       $      --        $        --
3E26       DRUG TESTING                              $     --       $   --       $     --       $      --        $        --
3E27       ALCOHOL TESTING                           $     --       $   --       $     --       $      --        $        --
3E30       SHORT TERM TEMPORARY EMPLOYEES            $     --       $   --       $     --       $      --        $        --
3E31       SEASONAL TEMPORARY EMPLOYEES              $     --       $   --       $     --       $      --        $        --
3E33       CONTRACT EMPLOYEE SERVICES                $     --       $   --       $     --       $      --        $        --
3E34       OUTSIDE FOOD SERVERS                      $     --       $   --       $     --       $      --        $        --
3E40       EMPLOYEE TRAINING                         $     --       $   --       $     --       $      --        $        --
3E41       EMPLOYMENT ADVERTISING                    $     --       $   --       $     --       $      --        $        --
3E42       EMPLOYMENT CONSULTANTS                    $     --       $   --       $     --       $      --        $        --
3E50       HR AWARD PLAQUE EXPENSES                  $     --       $   --       $     --       $      --        $        --
3F01       PRINTING                                  $     --       $   --       $     --       $      --        $        --
3F02       GRAPHIC DESIGN                            $     --       $   --       $     --       $      --        $        --
3F04       SLIDE REPRODUCTION                        $     --       $   --       $     --       $      --        $        --
3F05       FACSIMILE                                 $     --       $   --       $     --       $      --        $        --
3F06       LITERATURE DISTRIBUTION                   $     --       $   --       $     --       $      --        $        --
3F10       FILM, VIDEO AND AUDIO SERVICES            $     --       $   --       $     --       $      --        $        --
3F12       ENGRAVING                                 $     --       $   --       $     --       $      --        $        --
3F15       DISPATCH PRINTING                         $     --       $   --       $     --       $      --        $        --
3F16       VIDEO CONFERENCE FEES                     $     --       $   --       $     --       $      --        $        --
3G02       DATA TRACKING & UPDATE                    $     --       $   --       $     --       $      --        $        --
3G03       PROGRAMS & PROMOTIONS                     $     --       $   --       $     --       $      --        $        --
3G05       MARKET RESEARCH                           $     --       $   --       $     --       $      --        $        --
3J01       R & D CONTRACT SERVICES                   $     --       $   --       $     --       $      --        $        --
3K02       TELEPHONE MOVES AND CHANGES               $     --       $   --       $     --       $      --        $        --
3K10       JANITOR SERVICES                          $     --       $   --       $     --       $      --        $        --

--------------------------------------------------------------------------------------------------------
                                                                                         HUMAN
                                                                          HUMAN         RESOURCES
                                                                         RESOURCES     CONSULTING
   COST                                                  GAS SUPPLY/       STATE        SERVICES
 ELEMENT   DESCRIPTION                               MANAGEMENT COSTS   STAFF COSTS      COSTS
--------------------------------------------------------------------------------------------------------
3B21       REGULATOR BUILDINGS AND LOTS                $       --       $     --       $      --
3B29       MAINT ACTIV NOT OTHERWISE IDENTIFIED        $       --       $     --       $      --
3B30       APPLIANCE REPAIR                            $       --       $     --       $      --
3B32       CONTRACT METER REPAIRS                      $       --       $     --       $      --
3B39       CUST SERV NOT OTHERWISE IDENTIFIED          $       --       $     --       $      --
3B44       DAMAGE TO PROPERTY OF OTHERS                $       --       $     --       $      --
3B50       PROPANE PLANT -O&M                          $       --       $     --       $      --
3B51       GAS AIR BLENDING                            $       --       $     --       $      --
3B52       OPERATIONS MAPPING                          $       12       $     --       $      --
3B53       OPER SVCS NOT OTHERWISE IDENTIFIED          $       --       $     --       $      --
3B60       ENVIRONMENTAL LAB ANALYSIS&EPA FEES         $       --       $     --       $      --
3B62       WEATHER FORECASTING SERVICE                 $   50,895       $     --       $      --
3B66       ENVIRONMENTL HAZ/SPE WASTE DISPOSAL         $       --       $     --       $      --
3C02       QUARTERLY REVIEW                            $       --       $     --       $      --
3C10       CONSULTANT EXPENSES                         $       --       $     --       $   7,132
3C13       SUPPLY MIX AND STORAGE STUDY                $       --       $     --       $      --
3C15       BUILDING CONSULTANTS                        $       --       $     --       $      --
3C23       ENVIRONMENTAL CONSULTING                    $       --       $     --       $      --
3D02       LEGAL OUTSIDE FEES - NON REGULATORY         $       --       $     --       $      --
3D03       TRANSCRIPT/COURT REPORTERS                  $       --       $     --       $      --
3D04       LEGAL NOTICES                               $       --       $     --       $      --
3D08       LEXIS/NEXIS INFORMATION SYSTEM/NEWS         $       --       $     --       $      --
3D10       EXPERT WITNESSES & CONSULTANTS              $       --       $     --       $      --
3D11       TPA ADMINISTRATION FEES                     $       --       $     --       $      --
3E02       CONSULTANT EXPENSES - THRIFT                $       --       $     --       $      --
3E05       EMPLOYEE ASSISTANCE PLAN (EAP)              $       --       $     --       $      10
3E11       OUTSIDE RELOCATION SERVICES                 $   (1,500)      $     --       $      --
3E20       MEDICAL DIRECTOR RETAINER                   $       --       $     --       $      --
3E21       MEDICAL EXAMINATIONS                        $       --       $     --       $   3,888
3E23       PRE-EMPLOYMENT PHYSICAL EXAMINATION         $       --       $     --       $      --
3E25       DRIVERS D.O.T.PHYSICAL EXAMINATIONS         $       --       $     --       $      --
3E26       DRUG TESTING                                $       --       $     --       $  38,715
3E27       ALCOHOL TESTING                             $       --       $     --       $   1,203
3E30       SHORT TERM TEMPORARY EMPLOYEES              $       --       $     --       $  10,162
3E31       SEASONAL TEMPORARY EMPLOYEES                $      286       $     --       $      --
3E33       CONTRACT EMPLOYEE SERVICES                  $      925       $     --       $      --
3E34       OUTSIDE FOOD SERVERS                        $      225       $     --       $      40
3E40       EMPLOYEE TRAINING                           $   13,906       $     --       $    (236)
3E41       EMPLOYMENT ADVERTISING                      $    1,146       $     --       $      --
3E42       EMPLOYMENT CONSULTANTS                      $       --       $     --       $      --
3E50       HR AWARD PLAQUE EXPENSES                    $       --       $     --       $      --
3F01       PRINTING                                    $      123       $     --       $      --
3F02       GRAPHIC DESIGN                              $       --       $     --       $      70
3F04       SLIDE REPRODUCTION                          $       --       $     --       $      --
3F05       FACSIMILE                                   $       --       $     --       $      --
3F06       LITERATURE DISTRIBUTION                     $       --       $     --       $      --
3F10       FILM, VIDEO AND AUDIO SERVICES              $       --       $     --       $      --
3F12       ENGRAVING                                   $       --       $     --       $      --
3F15       DISPATCH PRINTING                           $    1,273       $     --       $   3,395
3F16       VIDEO CONFERENCE FEES                       $      361       $     --       $      --
3G02       DATA TRACKING & UPDATE                      $       --       $     --       $      --
3G03       PROGRAMS & PROMOTIONS                       $       --       $     --       $      --
3G05       MARKET RESEARCH                             $       --       $     --       $      --
3J01       R & D CONTRACT SERVICES                     $       --       $     --       $      --
3K02       TELEPHONE MOVES AND CHANGES                 $       --       $     --       $      --
3K10       JANITOR SERVICES                            $       --       $     --       $      --

-------------------------------------------------------------------------------------------------------------------------

 COST                                                  TCO (CO. 51)     FINANCE STATE      FLEET     GENERAL & ADMIN
ELEMENT       DESCRIPTION                             FAB SHOP COSTS    STAFF COSTS         COSTS          COSTS
-------------------------------------------------------------------------------------------------------------------------
3K11          WASTE MANAGEMENT SERVICES                   $   --              $ --         $   --         $    --
3K13          OPERATION (LAWN CARE, SNOW REMOVAL)         $   --              $ --         $   --         $    --
3K14          MAINTENANCE                                 $   --              $ --         $   --         $    --
3K15          BUILDING AND PROPERTY SECURITY              $   --              $ --         $   --         $    --
3K16          OUTSIDE FOOD SERVICE                        $   --              $ --         $   --         $    --
3K17          OUTSIDE LAUNDRY SERVICES                    $   --              $ --         $   --         $    --
3K19          MATERIAL HANDLING SERVICES                  $   --              $ --         $   --         $    --
3K20          REPAIR OF FURNISHINGS                       $   --              $ --         $   --         $    --
3K21          REPAIR OF INSTRUMENTS                       $   --              $ --         $   --         $    --
3K22          REPAIR OF TOOLS                             $   --              $ --         $   --         $    --
3K23          REPAIR OF TYPEWRITERS                       $   --              $ --         $   --         $    --
3K24          REPAIR OF OFFICE MACHINES                   $   --              $ --         $   --         $    --
3K25          REPAIR OF CAFETERIA                         $   --              $ --         $   --         $    --
3K26          REPAIR OF EDP EQUIPMENT                     $   --              $ --         $   --         $    --
3K27          PLANT ACCOUNTING USE ONLY                   $   --              $ --         $   --         $    --
3K30          EDP MAINTENANCE AGREEMENTS                  $   --              $ --         $   --         $    --
3K31          DUPLICATING MAINTENANCE AGREEMENTS          $   --              $ --         $   --         $    --
3K32          OFFICE MACHINES MAINT AGREEMENTS            $   --              $ --         $   --         $    --
3L01          COMPANY VEHICLE TOWING COSTS                $   --              $ --         $   --         $    --
3L02          SERVICE/REPAIRS TO COMPANY VEHICLES         $   --              $ --         $   --         $    --
3L03          SERVICE/REPAIRS TO CUST VEHICLE             $   --              $ --         $   --         $    --
3L04          NON-COMPANY VEHICLE & EQUIP TOWING          $   --              $ --         $   --         $    --
3L10          STATE INSPECTION CLASS A                    $   --              $ --         $   --         $    --
3L11          STATE INSPECTION CLASS B                    $   --              $ --         $   --         $    --
3L12          DOT INSPECTION                              $   --              $ --         $   --         $    --
3P01          SYSTEM DEVELOPMENT COSTS                    $   --              $ --         $   --         $    --
3P02          PROGRAMMING SERVICES                        $   --              $ --         $   --         $    --
3P03          PERSONAL COMPUTER INSTALLATION SERV         $   --              $ --         $   --         $    --
3P04          EXTERNAL COMPUTING SERVICES                 $   --              $ --         $   --         $    --
4010          LEASES, BUILDINGS & LAND                    $   --              $ --         $   --         $    --
4012          BUILDINGS, LEASED - FIELD                   $   --              $ --         $   --         $    --
4013          BUILDINGS, LEASED - GENERAL OFFICE          $   --              $ --         $   --         $    --
4014          PARKING AREAS, LEASED                       $   --              $ --         $   --         $    --
4031          BUILDING COST - OVERHEAD                    $   --              $ --         $   --         $    --
4032          BUILDING COST - OVERHEAD                    $   --              $ --         $   --         $  25,780
4051          LEASE, AUTO                                 $   --              $ --         $   --         $    --
4052          LEASE, TRUCK                                $   --              $ --         $   --         $    --
4054          LEASE, TOOL CLASS 4                         $   --              $ --         $   --         $    --
4055          LEASE, TOOL CLASS 5                         $   --              $ --         $   --         $    --
4071          COMMUNICATION EQUIPMENT AND LINES           $   --              $ --         $   --         $    --
4081          OFFICE MACHINES, FURNISHINGS, ETC           $   --              $ --         $   --         $    --
4088          ELECTRONIC DATA PROCESSING (EDP)            $   --              $ --         $   --         $    --
4090          RENTS                                       $   --              $ --         $   --         $    --
4099          NOT AVAILABLE                               $   --              $ --         $   --         $    --
4199          NOT AVAILABLE                               $   --              $ --         $   --         $    --
  42          NOT AVAILABLE                               $   --              $ --         $   --         $    --
4502          INSURANCE,PLANT ACCOUNTING USE ONLY         $   --              $ --         $   --         $    --
4530          PROPERTY & LIABILITY                        $   --              $ --         $   --         $    --
4551          AUTO INSURANCE                              $   --              $ --         $   --         $    --
4552          TRUCK INSURANCE                             $   --              $ --         $   --         $    --
4554          INSURANCE, TOOL CLASS 4                     $   --              $ --         $   --         $    --
4555          INSURANCE, TOOL CLASS 5                     $   --              $ --         $   --         $    --
5001          EMPLOYEE EXPENSES                           $   --              $ --         $   --         $   7,174
5002          EMPLOYEE EXPENSES                           $   --              $ --         $   --         $   6,088
5005          EMPLOYEE EXPENSES                           $   --              $ --         $   --         $    --
5015          TRAVEL AND EXPENSES                         $   --              $ --         $   --         $    --




----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   HUMAN RESOURCES
 COST                                                    GROSS RECEIPTS    GAS SUPPLY/       HUMAN RESOURCES    CONSULTING SERVICES
ELEMENT       DESCRIPTION                                    TAX          MANAGEMENT COSTS   STATE STAFF COSTS        COSTS
----------------------------------------------------------------------------------------------------------------------------------
3K11          WASTE MANAGEMENT SERVICES                  $      --         $    --               $   --              $    --
3K13          OPERATION (LAWN CARE, SNOW REMOVAL)        $      --         $    --               $   --              $    --
3K14          MAINTENANCE                                $      --         $    --               $   --              $    --
3K15          BUILDING AND PROPERTY SECURITY             $      --         $    --               $   --              $    --
3K16          OUTSIDE FOOD SERVICE                       $      --         $    --               $   --              $    --
3K17          OUTSIDE LAUNDRY SERVICES                   $      --         $    --               $   --              $    --
3K19          MATERIAL HANDLING SERVICES                 $      --         $  44,757             $   --              $    --
3K20          REPAIR OF FURNISHINGS                      $      --         $    --               $   --              $    --
3K21          REPAIR OF INSTRUMENTS                      $      --         $    --               $   --              $    --
3K22          REPAIR OF TOOLS                            $      --         $    --               $   --              $    --
3K23          REPAIR OF TYPEWRITERS                      $      --         $    --               $   --              $    --
3K24          REPAIR OF OFFICE MACHINES                  $      --         $    --               $   --              $    --
3K25          REPAIR OF CAFETERIA                        $      --         $    --               $   --              $    --
3K26          REPAIR OF EDP EQUIPMENT                    $      --         $    --               $   --              $    --
3K27          PLANT ACCOUNTING USE ONLY                  $      --         $    --               $   --              $    --
3K30          EDP MAINTENANCE AGREEMENTS                 $      --         $    --               $   --              $    --
3K31          DUPLICATING MAINTENANCE AGREEMENTS         $      --         $    --               $   --              $    --
3K32          OFFICE MACHINES MAINT AGREEMENTS           $      --         $    --               $   --              $    --
3L01          COMPANY VEHICLE TOWING COSTS               $      --         $    --               $   --              $    --
3L02          SERVICE/REPAIRS TO COMPANY VEHICLES        $      --         $    --               $   --              $    --
3L03          SERVICE/REPAIRS TO CUST VEHICLE            $      --         $    --               $   --              $    --
3L04          NON-COMPANY VEHICLE & EQUIP TOWING         $      --         $    --               $   --              $    --
3L10          STATE INSPECTION CLASS A                   $      --         $    --               $   --              $    --
3L11          STATE INSPECTION CLASS B                   $      --         $    --               $   --              $    --
3L12          DOT INSPECTION                             $      --         $    --               $   --              $    --
3P01          SYSTEM DEVELOPMENT COSTS                   $      --         $ 299,768             $   --              $    --
3P02          PROGRAMMING SERVICES                       $      --         $    --               $   --              $    --
3P03          PERSONAL COMPUTER INSTALLATION SERV        $      --         $    --               $   --              $    --
3P04          EXTERNAL COMPUTING SERVICES                $      --         $    --               $   --              $    --
4010          LEASES, BUILDINGS & LAND                   $      --         $    --               $   --              $    --
4012          BUILDINGS, LEASED - FIELD                  $      --         $    --               $   --              $    --
4013          BUILDINGS, LEASED - GENERAL OFFICE         $      --         $    --               $   --              $    --
4014          PARKING AREAS, LEASED                      $      --         $    --               $   --              $    --
4031          BUILDING COST - OVERHEAD                   $      --         $    --               $   --              $    --
4032          BUILDING COST - OVERHEAD                   $      --         $    --               $   --              $    --
4051          LEASE, AUTO                                $      --         $    --               $   --              $    --
4052          LEASE, TRUCK                               $      --         $    --               $   --              $    --
4054          LEASE, TOOL CLASS 4                        $      --         $    --               $   --              $    --
4055          LEASE, TOOL CLASS 5                        $      --         $    --               $   --              $    --
4071          COMMUNICATION EQUIPMENT AND LINES          $      --         $     (55)            $   --              $     (41)
4081          OFFICE MACHINES, FURNISHINGS, ETC          $      --         $    --               $   --              $    --
4088          ELECTRONIC DATA PROCESSING (EDP)           $      --         $    --               $   --              $    --
4090          RENTS                                      $      --         $   5,122             $   --              $     536
4099          NOT AVAILABLE                              $      --         $    --               $   --              $    --
4199          NOT AVAILABLE                              $      --         $    --               $   --              $    --
  42          NOT AVAILABLE                              $      --         $    --               $   --              $    --
4502          INSURANCE,PLANT ACCOUNTING USE ONLY        $      --         $    --               $   --              $    --
4530          PROPERTY & LIABILITY                       $      --         $    --               $   --              $    --
4551          AUTO INSURANCE                             $      --         $    --               $   --              $    --
4552          TRUCK INSURANCE                            $      --         $    --               $   --              $    --
4554          INSURANCE, TOOL CLASS 4                    $      --         $    --               $   --              $    --
4555          INSURANCE, TOOL CLASS 5                    $      --         $    --               $   --              $    --
5001          EMPLOYEE EXPENSES                          $      --         $    --               $   --              $    --
5002          EMPLOYEE EXPENSES                          $      --         $    --               $   --              $    --
5005          EMPLOYEE EXPENSES                          $      --         $    --               $   --              $    --
5015          TRAVEL AND EXPENSES                        $      --         $  60,385             $   --              $  56,920

----------------------------------------------------------------------------------------------------------------------------

 COST                                                  TCO (CO. 51)     FINANCE STATE      FLEET         GENERAL & ADMIN
ELEMENT       DESCRIPTION                             FAB SHOP COSTS    STAFF COSTS         COSTS            COSTS
----------------------------------------------------------------------------------------------------------------------------
5016          MEETING/SEMINAR REGISTRATION FEES         $      --         $      --         $      --         $      --
5017          EMPLOYEE RECOGNITION                      $      --         $      --         $      --         $      --
5019          COMPANY USE OF PERSONAL VEHICLE           $      --         $      --         $      --         $      --
5020          DONATIONS TO CHARITABLE ORGANIZATIO       $      --         $      --         $      --         $      --
5025          MEALS, MEETINGS AND ENTERTAINMENT         $      --         $      --         $      --         $      --
5026          OVERTIME MEALS                            $      --         $      --         $      --         $      --
5027          MEAL REIMBURSEMENT                        $      --         $      --         $      --         $      --
5028          TAXABLE EMPLOYEE CASH AWARDS              $      --         $      --         $      --         $      --
5045          RELOCATION EXPENSES                       $      --         $      --         $      --         $      --
5050          DUES, PROFESSIONAL & CIVIC ORGANIZA       $      --         $      --         $      --         $      --
5051          INITIATION & CAPITAL ASSESSMENT FEE       $      --         $      --         $      --         $      --
5510          INDUSTRY ASSOCIATIONS                     $      --         $      --         $      --         $      --
5511          CIVIC ASSOCIATIONS                        $      --         $      --         $      --         $      --
5520          LOBBYING DUES                             $      --         $      --         $      --         $      --
6010          NATURAL GAS/PROPANE                       $      --         $      --         $      --         $      --
6020          ELECTRICITY                               $      --         $      --         $      --         $      --
6030          WATER/SEWER                               $      --         $      --         $      --         $      --
6040          TELEPHONE                                 $      --         $      --         $      --         $      --
6050          CABLE SERVICE                             $      --         $      --         $      --         $      --
6052          CABLE SERVICE                             $      --         $      --         $      --         $      --
6061          CELLULAR PHONES - RENTAL                  $      --         $      --         $      --         $      --
6062          CELLULAR PHONES SERVICE FEES              $      --         $      --         $      --         $      --
6063          CELLULAR PHONES USAGE CHARGE              $      --         $      --         $      --         $      --
 700          NOT AVAILABLE                             $      --         $      --         $      --         $      --
7002          NOT AVAILABLE                             $      --         $      --         $      --         $      --
  71          NOT AVAILABLE                             $      --         $      --         $      --         $      --
  72          NOT AVAILABLE                             $      --         $      --         $      --         $      --
8010          MANAGEMENT SERVICES                       $      --         $      --         $      --         $      --
8030          DATA PROCESSING SERVICES                  $      --         $      --         $      --         $      --
8031          CORPORATE COMMON SYSTEMS                  $      --         $      --         $      --         $      --
8032          COMPUTER STORE EQUP -HW/SW                $      --         $      --         $      --         $      --
8921          DEFERRED CHARGES                          $      --         $      --         $      --         $      --
8940          INJURIES & DAMAGES ACCRUAL                $      --         $      --         $      --         $      --
8951          AUTO LICENSE FEES/TAXES                   $      --         $      --         $      --         $      --
8952          TRUCK LICENSE FEES/TAXES                  $      --         $      --         $      --         $      --
8955          LICENSE FEE/TAXES, TOOL CLASS 5           $      --         $      --         $      --         $      --
8971          ZONING BOARDS, PERMITS, RECORDING F       $      --         $      --         $      --         $      --
8981          PRE-EMPLOYMENT EXPENSES                   $      --         $      --         $      --         $      --
8985          EDUCATION ASSISTANCE PROGRAM              $      --         $      --         $      --         $      --
8986          EMPLOYEE REIMBURSEMENT PAY DEDUCTIO       $      --         $      --         $      --         $      --
8987          EMPLOYEE TAX GROSS-UPS                    $      --         $      --         $      --         $      --
8989          NON-LABOR RESTRUCTURING COSTS             $      --         $      --         $      --         $      --
8990          OTHER EXPENSES - GENERAL                  $      --         $      --         $      --         $      --
8999          NOT AVAILABLE                             $      --         $      --         $      --         $    (1,404)
9029          NOT AVAILABLE                             $      --         $      --         $      --         $      --
9030          NOT AVAILABLE                             $      --         $      --         $      --         $      --
9040          NOT AVAILABLE                             $      --         $      --         $      --         $      --
9202          DELAY RENTALS & UNOPERATED LEASE CO       $      --         $      --         $      --         $      --
951C          BUILDING COSTS CLEARED                    $      --         $      --         $      --         $      --
9520          METER SHOP COSTS                          $      --         $      --         $      --         $      --
952C          METER SHOP COSTS CLEARED                  $      --         $      --         $      --         $      --
9530          COMPANY GARAGE COST TRANSFERRED           $      --         $      --         $      --         $      --
9540          AUTO/TRUCK COSTS                          $      --         $      --         $        17       $      --
9541          AUTO COSTS                                $      --         $      --         $      --         $      --
9542          TRUCK COSTS                               $      --         $      --         $      --         $      --
954C          AUTO, TRUCK, TOOL COSTS - CLEARED         $      --         $      --         $      --         $      --


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                HUMAN RESOURCES
 COST                                                    GROSS RECEIPTS    GAS SUPPLY/       HUMAN RESOURCES    CONSULTING SERVICES
ELEMENT       DESCRIPTION                                   TAX           MANAGEMENT COSTS   STATE STAFF COSTS        COSTS
-----------------------------------------------------------------------------------------------------------------------------------
5016          MEETING/SEMINAR REGISTRATION FEES             $      --          $    15,397       $      --         $      --
5017          EMPLOYEE RECOGNITION                          $      --          $      --         $      --         $         6
5019          COMPANY USE OF PERSONAL VEHICLE               $      --          $     2,300       $      --         $     2,661
5020          DONATIONS TO CHARITABLE ORGANIZATIO           $      --          $      --         $      --         $      --
5025          MEALS, MEETINGS AND ENTERTAINMENT             $      --          $    14,861       $      --         $     9,422
5026          OVERTIME MEALS                                $      --          $      --         $      --         $      --
5027          MEAL REIMBURSEMENT                            $      --          $      --         $      --         $      --
5028          TAXABLE EMPLOYEE CASH AWARDS                  $      --          $      --         $      --         $      --
5045          RELOCATION EXPENSES                           $      --          $      --         $      --         $      --
5050          DUES, PROFESSIONAL & CIVIC ORGANIZA           $      --          $     2,176       $      --         $     6,694
5051          INITIATION & CAPITAL ASSESSMENT FEE           $      --          $      --         $      --         $      --
5510          INDUSTRY ASSOCIATIONS                         $      --          $      --         $      --         $      --
5511          CIVIC ASSOCIATIONS                            $      --          $      --         $      --         $      --
5520          LOBBYING DUES                                 $      --          $      --         $      --         $      --
6010          NATURAL GAS/PROPANE                           $      --          $      --         $      --         $      --
6020          ELECTRICITY                                   $      --          $      --         $      --         $      --
6030          WATER/SEWER                                   $      --          $      --         $      --         $      --
6040          TELEPHONE                                     $      --          $       866       $      --         $     2,094
6050          CABLE SERVICE                                 $      --          $      --         $      --         $      --
6052          CABLE SERVICE                                 $      --          $      --         $      --         $      --
6061          CELLULAR PHONES - RENTAL                      $      --          $      --         $      --         $      --
6062          CELLULAR PHONES SERVICE FEES                  $      --          $       838       $      --         $       364
6063          CELLULAR PHONES USAGE CHARGE                  $      --          $     2,023       $      --         $     2,630
 700          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
7002          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
  71          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
  72          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
8010          MANAGEMENT SERVICES                           $      --          $      --         $      --         $      --
8030          DATA PROCESSING SERVICES                      $      --          $      --         $      --         $      --
8031          CORPORATE COMMON SYSTEMS                      $      --          $      --         $      --         $      --
8032          COMPUTER STORE EQUP -HW/SW                    $      --          $      --         $      --         $      --
8921          DEFERRED CHARGES                              $      --          $      --         $      --         $      --
8940          INJURIES & DAMAGES ACCRUAL                    $      --          $      --         $      --         $      --
8951          AUTO LICENSE FEES/TAXES                       $      --          $      --         $      --         $      --
8952          TRUCK LICENSE FEES/TAXES                      $      --          $      --         $      --         $      --
8955          LICENSE FEE/TAXES, TOOL CLASS 5               $      --          $      --         $      --         $      --
8971          ZONING BOARDS, PERMITS, RECORDING F           $      --          $      --         $      --         $      --
8981          PRE-EMPLOYMENT EXPENSES                       $      --          $      --         $      --         $      --
8985          EDUCATION ASSISTANCE PROGRAM                  $      --          $      --         $      --         $      --
8986          EMPLOYEE REIMBURSEMENT PAY DEDUCTIO           $      --          $      --         $      --         $      --
8987          EMPLOYEE TAX GROSS-UPS                        $      --          $      --         $      --         $      --
8989          NON-LABOR RESTRUCTURING COSTS                 $      --          $      --         $      --         $      --
8990          OTHER EXPENSES - GENERAL                      $      --          $      --         $      --         $  (103,083)
8999          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
9029          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
9030          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
9040          NOT AVAILABLE                                 $      --          $      --         $      --         $      --
9202          DELAY RENTALS & UNOPERATED LEASE CO           $      --          $      --         $      --         $      --
951C          BUILDING COSTS CLEARED                        $      --          $      --         $      --         $      --
9520          METER SHOP COSTS                              $      --          $      --         $      --         $      --
952C          METER SHOP COSTS CLEARED                      $      --          $      --         $      --         $      --
9530          COMPANY GARAGE COST TRANSFERRED               $      --          $      --         $      --         $      --
9540          AUTO/TRUCK COSTS                              $      --          $      --         $      --         $      --
9541          AUTO COSTS                                    $      --          $      --         $      --         $      --
9542          TRUCK COSTS                                   $      --          $      --         $      --         $      --
954C          AUTO, TRUCK, TOOL COSTS - CLEARED             $      --          $      --         $      --         $      --

-----------------------------------------------------------------------------------------------------------------------------

 COST                                                  TCO (CO. 51)     FINANCE STATE      FLEET            GENERAL & ADMIN
ELEMENT       DESCRIPTION                             FAB SHOP COSTS    STAFF COSTS         COSTS                 COSTS
-----------------------------------------------------------------------------------------------------------------------------
9550          GENERAL TOOL COSTS                        $      --         $      --         $      --         $      --
9561          BUSINESS SOLUTIONS                        $      --         $      --         $      --         $      --
9564          HARDWARE/SOFTWARE                         $      --         $      --         $      --         $      --
9565          GAS BILL INSERTING                        $      --         $      --         $      --         $      --
9566          MAINFRAME PRINTING                        $      --         $      --         $      --         $      --
9570          MATERIALS & SUPPLIES - STORES COSTS       $      --         $      --         $      --         $      --
9580          DFC (BANGS/FAB) COSTS                     $      --         $      --         $      --         $      --
9908          NOT AVAILABLE                             $      --         $      --         $       313       $     7,634
(blank)                                                 $   186,479       $      --         $      --         $      --
-----------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                             $   186,479       $     2,187       $     4,419       $   178,812
-----------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                              HUMAN RESOURCES
 COST                                                  GROSS RECEIPTS    GAS SUPPLY/       HUMAN RESOURCES    CONSULTING SERVICES
ELEMENT       DESCRIPTION                                 TAX           MANAGEMENT COSTS   STATE STAFF COSTS        COSTS
--------------------------------------------------------------------------------------------------------------------------------

9550          GENERAL TOOL COSTS                          $      --          $      --         $      --         $      --
9561          BUSINESS SOLUTIONS                          $      --          $      --         $      --         $      --
9564          HARDWARE/SOFTWARE                           $      --          $      --         $      --         $      --
9565          GAS BILL INSERTING                          $      --          $      --         $      --         $      --
9566          MAINFRAME PRINTING                          $      --          $      --         $      --         $      --
9570          MATERIALS & SUPPLIES - STORES COSTS         $      --          $      --         $      --         $      --
9580          DFC (BANGS/FAB) COSTS                       $      --          $      --         $      --         $      --
9908          NOT AVAILABLE                               $      --          $      --         $      --         $      --
(blank)                                                   $   (20,958)       $      --         $      --         $      --
-----------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                               $   (20,958)       $ 5,672,891       $     1,495       $   932,121
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Information
                                                                                     Technology    General
                                                                                     Info Tech     Office                Finance
                                               Incentive  Information    Insurance     Costs       Building    Finance   Regulatory
 COST    Description                             Plan     Tech State   Continuation  (Clearing    (Clearing  Regulatory   Services
ELEMENT                                          Costs    Staff Costs      Costs      Account)     Account)  PAC Costs     Costs
-----------------------------------------------------------------------------------------------------------------------------------
00       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
0001     CLOSING TO PROPERTY, PLANT, EQPT      $      --  $        --  $         --  $        --  $     --   $       --  $       --
0009     TRANSFER TO PROPERTY, PLANT, EQPT     $      --  $        --  $         --  $        --  $     --   $       --  $       --
0010     TRANSFER TO PROPERTY, PLANT, EQPT     $      --  $        --  $         --  $        --  $     --   $       --  $       --
0020     TRANSFER TO PROPERTY, PLANT, EQPT     $      --  $        --  $         --  $        --  $     --   $       --  $       --
0051     CONSIDERATION: LAND, RIGHTS & RIGHT   $      --  $        --  $         --  $        --  $     --   $       --  $       --
0058     SALVAGE - OTHER                       $      --  $        --  $         --  $        --  $     --   $       --  $       --
0071     DAMAGES                               $      --  $        --  $         --  $        --  $     --   $       --  $       --
0079     BOOK COST OF PROPERTY RETIRED         $      --  $        --  $         --  $        --  $     --   $       --  $       --
0089     CONSTRUCTION OVERHEADS (A&G)          $      --  $        --  $         --  $        --  $     --   $       --  $       --
0091     AFUDC                                 $      --  $        --  $         --  $        --  $     --   $       --  $       --
0100     AFUDC                                 $      --  $        --  $         --  $        --  $     --   $       --  $       --
1000     AFUDC                                 $      --  $        --  $         --  $        --  $     --   $       --  $       --
1010     LABOR                                 $  49,500  $     6,777  $         --  $ 6,188,784  $662,982   $   45,865  $6,542,083
1020     LABOR OVERHEAD                        $  11,754  $     1,609  $         --  $ 1,734,494  $185,578   $   10,891  $1,553,418
14       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
17       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
2009     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
2012     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
2016     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
2020     MATERIALS & SUPPLIES                  $      --  $        --  $         --  $   897,191  $261,743   $       --  $    8,489
2031     MATERIALS & SUPPLIES - SALES TAX      $      --  $        --  $         --  $        --  $     --   $       --  $       --
2034     MATERIAL & SUPPLIES - FREIGHT         $      --  $        --  $         --  $     2,668  $      1   $       --  $    6,272
2040     HANDLING COSTS TRANSFERRED I/C STOCK  $      --  $        --  $         --  $        --  $     --   $       --  $       --
2050     HANDLING COSTS TRANSFERRED I/C STOCK  $      --  $        --  $         --  $        --  $     --   $       --  $       --
2060     POSTAGE                               $      --  $        --  $         --  $    32,356  $126,976   $       --  $      210
2070     OFFICE SUPPLIES                       $      --  $        --  $         --  $    40,954  $ 37,431   $      159  $   48,592
2071     PRINT SERVICES SUPPLIES- DIRECT       $      --  $        --  $         --  $        --  $     --   $       --  $       --
2075     COMPUTER AND PRINTER SUPPLIES         $      --  $        --  $         --  $    13,132  $     13   $      619  $   62,670
2080     OFFICE EQUIPMENT                      $      --  $        --  $         --  $        --  $  5,992   $       --  $       --
2081     XEROX DUPLICATION                     $      --  $        --  $         --  $    24,911  $    294   $        9  $   83,885
2096     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
2098     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
2099     OTHER MISC MATERIALS & SUPPLIES       $      --  $        --  $         --  $        --  $     --   $       --  $       --
21       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
26       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
3100     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
3200     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
3410     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
3470     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
3499     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
38       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
3A02     CHECKFREE SERVICE CHARGE              $      --  $        --  $         --  $        --  $      4   $       --  $       --
3A03     DELINQUENT COLLECTION FEES            $      --  $        --  $         --  $        --  $     --   $       --  $   (3,668)
3A04     CREDIT REPORTS AND INVESTIGATIONS     $      --  $        --  $         --  $        --  $     --   $       --  $    6,864
3A10     LOCKBOX SERVICE CHARGES               $      --  $        --  $         --  $        97  $     --   $       --  $       29
3A11     OTHER SERVICE CHARGES                 $      --  $        --  $         --  $        --  $     --   $       --  $   28,431
3A20     COURIER SERVICES(UPS, FEDEX, ETC.)    $      --  $        --  $         --  $     1,658  $    569   $       16  $   26,693
3A30     DESTRUCTION OF COMPANY RECORDS        $      --  $        --  $         --  $        --  $     --   $       --  $       --
3A31     MAINTENANCE OF CUSTOMER KEYS          $      --  $        --  $         --  $        --  $     --   $       --  $       --
3A34     STORAGE SERVICES                      $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B01     MAIN LINE INSTALLATION                $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B02     SERVICE LINE INSTALLATION             $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B09     CAPITAL PROJ NOT OTHERWISE IDENTIFD   $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B10     INSPECTION                            $      --  $        --  $         --  $        --  $  1,739   $       --  $       --
3B19     OPER ACTIV NOT OTHERWISE IDENTIFIED   $      --  $        --  $         --  $        --  $     --   $       --  $       --

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Information
                                                                                     Technology    General
                                                                                     Info Tech     Office                Finance
                                               Incentive  Information    Insurance     Costs       Building    Finance   Regulatory
 COST    Description                             Plan     Tech State   Continuation  (Clearing    (Clearing  Regulatory   Services
ELEMENT                                          Costs    Staff Costs      Costs      Account)     Account)  PAC Costs     Costs
-----------------------------------------------------------------------------------------------------------------------------------
3B21     REGULATOR BUILDINGS AND LOTS          $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B29     MAINT ACTIV NOT OTHERWISE IDENTIFID   $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B30     APPLIANCE REPAIR                      $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B32     CONTRACT METER REPAIRS                $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B39     CUST SERV NOT OTHERWISE IDENTIFIED    $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B44     DAMAGE TO PROPERTY OF OTHERS          $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B50     PROPANE PLANT -O&M                    $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B51     GAS AIR BLENDING                      $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B52     OPERATIONS MAPPING                    $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B53     OPER SVCS NOT OTHERWISE IDENTIFIED    $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B60     ENVIRONMENTAL LAB ANALYSIS & EPA FEES $      --  $        --  $         --  $        --  $     15   $       --  $       --
3B62     WEATHER FORECASTING SERVICE           $      --  $        --  $         --  $        --  $     --   $       --  $       --
3B66     ENVIRONMENTL HAZ/SPE WASTE DISPOSAL   $      --  $        --  $         --  $        --  $     --   $       --  $       --
3C02     QUARTERLY REVIEW                      $      --  $        --  $         --  $        --  $     --   $       --  $       --
3C10     CONSULTANT EXPENSES                   $      --  $        --  $         --  $    64,171  $  5,805   $       --  $       45
3C13     SUPPLY MIX AND STORAGE STUDY          $      --  $        --  $         --  $        --  $     --   $       --  $       --
3C15     BUILDING CONSULTANTS                  $      --  $        --  $         --  $        --  $     --   $       --  $    1,200
3C23     ENVIRONMENTAL CONSULTING              $      --  $        --  $         --  $        --  $     --   $       --  $       --
3D02     LEGAL OUTSIDE FEES - NON REGULATORY   $      --  $        --  $         --  $        --  $     --   $       81  $       --
3D03     TRANSCRIPT/COURT REPORTERS            $      --  $        --  $         --  $        --  $     --   $       --  $       --
3D04     LEGAL NOTICES                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
3D08     LEXIS/NEXIS INFORMATION SYSTEM/NEWS   $      --  $        --  $         --  $        --  $     --   $       --  $       --
3D10     EXPERT WITNESSES & CONSULTANTS        $      --  $        --  $         --  $        --  $     --   $       --  $       --
3D11     TPA ADMINISTRATION FEES               $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E02     CONSULTANT EXPENSES - THRIFT          $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E05     EMPLOYEE ASSISTANCE PLAN (EAP)        $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E11     OUTSIDE RELOCATION SERVICES           $      --  $        --  $         --  $    (1,646) $     --   $       --  $       --
3E20     MEDICAL DIRECTOR RETAINER             $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E21     MEDICAL EXAMINATIONS                  $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E23     PRE-EMPLOYMENT PHYSICAL EXAMINATION   $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E25     DRIVERS D.O.T. PHYSICAL EXAMINATIONS  $      --  $        --  $         --  $        45  $     --   $       --  $       --
3E26     DRUG TESTING                          $      --  $        --  $         --  $         9  $     45   $       --  $       --
3E27     ALCOHOL TESTING                       $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E30     SHORT TERM TEMPORARY EMPLOYEES        $      --  $        --  $         --  $   124,155  $ 33,492   $       --  $    6,655
3E31     SEASONAL TEMPORARY EMPLOYEES          $      --  $        --  $         --  $        --  $     --   $       --  $       --
3E33     CONTRACT EMPLOYEE SERVICES            $      --  $        --  $         --  $       348  $  1,275   $       --  $       --
3E34     OUTSIDE FOOD SERVERS                  $      --  $        --  $         --  $       318  $  2,430   $       --  $       40
3E40     EMPLOYEE TRAINING                     $      --  $        --  $         --  $     9,025  $    699   $      445  $    1,799
3E41     EMPLOYMENT ADVERTISING                $      --  $        --  $         --  $     9,053  $     --   $       --  $    2,205
3E42     EMPLOYMENT CONSULTANTS                $      --  $        --  $         --  $    60,002  $     --   $       --  $       --
3E50     HR AWARD PLAQUE EXPENSES              $      --  $        --  $         --  $        --  $     --   $       --  $       --
3F01     PRINTING                              $      --  $        --  $         --  $     3,507  $    508   $       --  $      (50)
3F02     GRAPHIC DESIGN                        $      --  $        --  $         --  $        --  $     --   $       --  $       --
3F04     SLIDE REPRODUCTION                    $      --  $        --  $         --  $        --  $     --   $       --  $       --
3F05     FACSIMILE                             $      --  $        --  $         --  $       152  $    582   $       --  $       --
3F06     LITERATURE DISTRIBUTION               $      --  $        --  $         --  $        --  $     --   $       --  $       --
3F10     FILM, VIDEO AND AUDIO SERVICES        $      --  $        --  $         --  $        --  $      9   $       --  $       24
3F12     ENGRAVING                             $      --  $        --  $         --  $        --  $     --   $       --  $        6
3F15     DISPATCH PRINTING                     $      --  $        --  $         --  $    26,749  $  1,123   $      112  $   10,211
3F16     VIDEO CONFERENCE FEES                 $      --  $        --  $         --  $        61  $  9,026   $       --  $       --
3G02     DATA TRACKING & UPDATE                $      --  $        --  $         --  $        --  $     --   $       --  $       --
3G03     PROGRAMS & PROMOTIONS                 $      --  $        --  $         --  $       550  $     --   $       --  $       --
3G05     MARKET RESEARCH                       $      --  $        --  $         --  $        --  $     --   $       --  $       --
3J01     R & D CONTRACT SERVICES               $      --  $        --  $         --  $        --  $     --   $       --  $       --
3K02     TELEPHONE MOVES AND CHANGES           $      --  $        --  $         --  $        --  $     --   $       --  $       --
3K10     JANITOR SERVICES                      $      --  $        --  $         --  $        --  $315,681   $       --  $       --

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Information
                                                                                     Technology    General
                                                                                     Info Tech     Office                Finance
                                               Incentive  Information    Insurance     Costs       Building    Finance   Regulatory
 COST    Description                             Plan     Tech State   Continuation  (Clearing    (Clearing  Regulatory   Services
ELEMENT                                          Costs    Staff Costs      Costs      Account)     Account)  PAC Costs     Costs
-----------------------------------------------------------------------------------------------------------------------------------
3K11     WASTE MANAGEMENT SERVICES             $      --  $        --  $         --  $        --  $    9,944 $       --  $    5,723
3K13     OPERATION (LAWN CARE, SNOW REMOVAL)   $      --  $        --  $         --  $        --  $   39,126 $       --  $       83
3K14     MAINTENANCE                           $      --  $        --  $         --  $       180  $  406,303 $       --  $      337
3K15     BUILDING AND PROPERTY SECURITY        $      --  $        --  $         --  $        --  $  100,173 $       --  $       --
3K16     OUTSIDE FOOD SERVICE                  $      --  $        --  $         --  $        --  $   86,664 $       --  $       --
3K17     OUTSIDE LAUNDRY SERVICES              $      --  $        --  $         --  $     1,552  $   11,998 $       --  $       --
3K19     MATERIAL HANDLING SERVICES            $      --  $        --  $         --  $        --  $     --   $       --  $     (116)
3K20     REPAIR OF FURNISHINGS                 $      --  $        --  $         --  $        --  $      146 $       --  $       --
3K21     REPAIR OF INSTRUMENTS                 $      --  $        --  $         --  $        --  $     --   $       --  $       --
3K22     REPAIR OF TOOLS                       $      --  $        --  $         --  $        --  $     --   $       --  $       --
3K23     REPAIR OF TYPEWRITERS                 $      --  $        --  $         --  $        --  $     --   $       --  $       70
3K24     REPAIR OF OFFICE MACHINES             $      --  $        --  $         --  $     5,445  $     --   $       --  $       --
3K25     REPAIR OF CAFETERIA                   $      --  $        --  $         --  $        --  $     --   $       --  $       --
3K26     REPAIR OF EDP EQUIPMENT               $      --  $        --  $         --  $     1,664  $     --   $       --  $       90
3K27     PLANT ACCOUNTING USE ONLY             $      --  $        --  $         --  $        --  $     --   $       --  $       --
3K30     EDP MAINTENANCE AGREEMENTS            $      --  $        --  $         --  $    95,663  $     --   $       --  $    6,550
3K31     DUPLICATING MAINTENANCE AGREEMENTS    $      --  $        --  $         --  $        --  $      521 $       --  $       --
3K32     OFFICE MACHINES MAINT AGREEMENTS      $      --  $        --  $         --  $   108,504  $    1,442 $       --  $   13,807
3L01     COMPANY VEHICLE TOWING COSTS          $      --  $        --  $         --  $        --  $     --   $       --  $       --
3L02     SERVICE/REPAIRS TO COMPANY VEHICLES   $      --  $        --  $         --  $        --  $     --   $       --  $       --
3L03     SERVICE/REPAIRS TO CUST VEHICLE       $      --  $        --  $         --  $        --  $     --   $       --  $       --
3L04     NON-COMPANY VEHICLE & EQUIP TOWING    $      --  $        --  $         --  $        --  $     --   $       --  $       --
3L10     STATE INSPECTION CLASS A              $      --  $        --  $         --  $        --  $     --   $       --  $       --
3L11     STATE INSPECTION CLASS B              $      --  $        --  $         --  $        --  $     --   $       --  $       --
3L12     DOT INSPECTION                        $      --  $        --  $         --  $        --  $     --   $       --  $       --
3P01     SYSTEM DEVELOPMENT COSTS              $      --  $        --  $         --  $   120,339  $     --   $       --  $       --
3P02     PROGRAMMING SERVICES                  $      --  $        --  $         --  $ 3,297,387  $     --   $       --  $       --
3P03     PERSONAL COMPUTER INSTALLATION SERV   $      --  $        --  $         --  $    74,636  $     --   $       --  $       --
3P04     EXTERNAL COMPUTING SERVICES           $      --  $        --  $         --  $       290  $     --   $       --  $       --
4010     LEASES, BUILDINGS & LAND              $      --  $        --  $         --  $        --  $     --   $       --  $       --
4012     BUILDINGS, LEASED - FIELD             $      --  $        --  $         --  $        --  $     --   $       --  $   96,037
4013     BUILDINGS, LEASED - GENERAL OFFICE    $      --  $        --  $         --  $        --  $5,357,598 $       --  $       --
4014     PARKING AREAS, LEASED                 $      --  $        --  $         --  $       640  $   39,260 $       --  $       --
4031     BUILDING COST - OVERHEAD              $      --  $        --  $         --  $        --  $     --   $       --  $       --
4032     BUILDING COST - OVERHEAD              $      --  $        --  $         --  $        --  $     --   $       --  $       --
4051     LEASE, AUTO                           $      --  $        --  $         --  $        --  $     --   $       --  $       --
4052     LEASE, TRUCK                          $      --  $        --  $         --  $        --  $     --   $       --  $       --
4054     LEASE, TOOL CLASS 4                   $      --  $        --  $         --  $        --  $     --   $       --  $       --
4055     LEASE, TOOL CLASS 5                   $      --  $        --  $         --  $        --  $     --   $       --  $       --
4071     COMMUNICATION EQUIPMENT AND LINES     $      --  $        --  $         --  $      (155) $     (291)$       --  $     (312)
4081     OFFICE MACHINES, FURNISHINGS, ETC     $      --  $        --  $         --  $        --  $     --   $       --  $       --
4088     ELECTRONIC DATA PROCESSING (EDP)      $      --  $        --  $         --  $        --  $     --   $       --  $       --
4090     RENTS                                 $      --  $        --  $         --  $    44,476  $    5,535 $       --  $   43,295
4099     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $  (39,087)
4199     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
42       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $     --   $       --  $       --
4502     INSURANCE,PLANT ACCOUNTING USE ONLY   $      --  $        --  $         --  $        --  $     --   $       --  $       --
4530     PROPERTY & LIABILITY                  $      --  $        --  $         --  $        --  $     --   $       --  $       --
4551     AUTO INSURANCE                        $      --  $        --  $         --  $        --  $     --   $       --  $       --
4552     TRUCK INSURANCE                       $      --  $        --  $         --  $        --  $     --   $       --  $       --
4554     INSURANCE, TOOL CLASS 4               $      --  $        --  $         --  $        --  $     --   $       --  $       --
4555     INSURANCE, TOOL CLASS 5               $      --  $        --  $         --  $        --  $     --   $       --  $       --
5001     EMPLOYEE EXPENSES                     $      --  $        --  $         --  $        --  $     --   $       --  $       --
5002     EMPLOYEE EXPENSES                     $      --  $        --  $         --  $        --  $     --   $       --  $       --
5005     EMPLOYEE EXPENSES                     $      --  $        --  $         --  $        --  $     --   $       --  $       --
5015     TRAVEL AND EXPENSES                   $      --  $        --  $         --  $   132,144  $    7,682 $      689  $   88,073

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Information
                                                                                     Technology    General
                                                                                     Info Tech     Office                 Finance
                                               Incentive  Information    Insurance     Costs       Building     Finance   Regulatory
 COST    Description                             Plan     Tech State   Continuation  (Clearing    (Clearing   Regulatory   Services
ELEMENT                                          Costs    Staff Costs      Costs      Account)     Account)   PAC Costs     Costs
------------------------------------------------------------------------------------------------------------------------------------
5016     MEETING/SEMINAR REGISTRATION FEES     $      --  $        --  $         --  $    51,098  $      --   $       --  $    8,667
5017     EMPLOYEE RECOGNITION                  $      --  $        --  $         --  $       580  $       7   $       --  $       --
5019     COMPANY USE OF PERSONAL VEHICLE       $      --  $        --  $         --  $     4,958  $      26   $       --  $    2,106
5020     DONATIONS TO CHARITABLE ORGANIZATIO   $      --  $        --  $         --  $        --  $      --   $       --  $       --
5025     MEALS, MEETINGS AND ENTERTAINMENT     $      --  $        --  $         --  $    30,006  $   5,528   $       89  $   15,016
5026     OVERTIME MEALS                        $      --  $        --  $         --  $     2,770  $     171   $       --  $    3,270
5027     MEAL REIMBURSEMENT                    $      --  $        --  $         --  $        --  $      --   $       --  $       --
5028     TAXABLE EMPLOYEE CASH AWARDS          $      --  $        --  $         --  $       156  $      --   $       --  $       --
5045     RELOCATION EXPENSES                   $      --  $        --  $         --  $    12,464  $      --   $       --  $   95,121
5050     DUES, PROFESSIONAL & CIVIC ORGANIZA   $      --  $        --  $         --  $     2,361  $     565   $       --  $    3,007
5051     INITIATION & CAPITAL ASSESSMENT FEE   $      --  $        --  $         --  $        --  $      --   $       --  $      250
5510     INDUSTRY ASSOCIATIONS                 $      --  $        --  $         --  $        --  $      --   $       --  $      235
5511     CIVIC ASSOCIATIONS                    $      --  $        --  $         --  $        --  $      --   $       --  $   11,640
5520     LOBBYING DUES                         $      --  $        --  $         --  $        --  $      --   $       --  $    3,797
6010     NATURAL GAS/PROPANE                   $      --  $        --  $         --  $        --  $ 127,329   $       --  $    6,050
6020     ELECTRICITY                           $      --  $        --  $         --  $        --  $ 330,701   $       --  $    8,151
6030     WATER/SEWER                           $      --  $        --  $         --  $        --  $  22,396   $       --  $       --
6040     TELEPHONE                             $      --  $        --  $         --  $     4,749  $ 231,755   $       --  $      521
6050     CABLE SERVICE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
6052     CABLE SERVICE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
6061     CELLULAR PHONES - RENTAL              $      --  $        --  $         --  $        --  $      --   $       --  $       --
6062     CELLULAR PHONES SERVICE FEES          $      --  $        --  $         --  $       141  $      --   $       --  $       --
6063     CELLULAR PHONES USAGE CHARGE          $      --  $        --  $         --  $       339  $     196   $       --  $       --
700      NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
7002     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
71       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
72       NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
8010     MANAGEMENT SERVICES                   $      --  $        --  $         --  $   373,685  $      --   $       --  $       --
8030     DATA PROCESSING SERVICES              $      --  $        --  $         --  $   928,012  $      --   $       --  $       --
8031     CORPORATE COMMON SYSTEMS              $      --  $        --  $         --  $    30,042  $      --   $       --  $       --
8032     COMPUTER STORE EQUP -HW/SW            $      --  $        --  $         --  $   131,443  $      --   $       --  $       --
8921     DEFERRED CHARGES                      $      --  $        --  $         --  $        --  $      --   $       --  $       --
8940     INJURIES & DAMAGES ACCRUAL            $      --  $        --  $         --  $        --  $      --   $       --  $       --
8951     AUTO LICENSE FEES/TAXES               $      --  $        --  $         --  $        --  $      --   $       --  $       --
8952     TRUCK LICENSE FEES/TAXES              $      --  $        --  $         --  $        --  $      --   $       --  $       --
8955     LICENSE FEE/TAXES, TOOL CLASS 5       $      --  $        --  $         --  $        --  $      --   $       --  $       --
8971     ZONING BOARDS, PERMITS, RECORDING F   $      --  $        --  $         --  $       610  $      --   $       --  $       --
8981     PRE-EMPLOYMENT EXPENSES               $      --  $        --  $         --  $        --  $      --   $       --  $      230
8985     EDUCATION ASSISTANCE PROGRAM          $      --  $        --  $         --  $    22,675  $      --   $       --  $       --
8986     EMPLOYEE REIMBURSEMENT PAY DEDUCTIO   $      --  $        --  $         --  $        --  $(205,111)  $       --  $       --
8987     EMPLOYEE TAX GROSS-UPS                $      --  $        --  $         --  $     7,158  $      --   $       --  $   17,413
8989     NON-LABOR RESTRUCTURING COSTS         $      --  $        --  $    179,265  $        --  $      --   $       --  $       --
8990     OTHER EXPENSES - GENERAL              $      --  $        --  $         --  $   600,426  $  26,812   $       --  $   89,956
8999     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
9029     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
9030     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
9040     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $      --   $       --  $       --
9202     DELAY RENTALS & UNOPERATED LEASE CO   $      --  $        --  $         --  $        --  $      --   $       --  $       --
951C     BUILDING COSTS CLEARED                $      --  $        --  $         --  $        --  $      --   $       --  $       --
9520     METER SHOP COSTS                      $      --  $        --  $         --  $        --  $      --   $       --  $       --
952C     METER SHOP COSTS CLEARED              $      --  $        --  $         --  $        --  $      --   $       --  $       --
9530     COMPANY GARAGE COST TRANSFERRED       $      --  $        --  $         --  $        --  $      --   $       --  $       --
9540     AUTO/TRUCK COSTS                      $      --  $        --  $         --  $        --  $      --   $       --  $       --
9541     AUTO COSTS                            $      --  $        --  $         --  $       134  $      --   $       --  $       --
9542     TRUCK COSTS                           $      --  $        --  $         --  $     1,505  $      --   $       --  $       --
954C     AUTO, TRUCK, TOOL COSTS - CLEARED     $      --  $        --  $         --  $        --  $      --   $       --  $       --

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Information
                                                                                     Technology    General
                                                                                     Info Tech     Office                 Finance
                                               Incentive  Information    Insurance     Costs       Building     Finance   Regulatory
 COST    Description                             Plan     Tech State   Continuation  (Clearing    (Clearing   Regulatory   Services
ELEMENT                                          Costs    Staff Costs      Costs      Account)     Account)   PAC Costs     Costs
------------------------------------------------------------------------------------------------------------------------------------

9550     GENERAL TOOL COSTS                    $      --  $        --  $         --  $        --  $       --   $      --  $       --
9561     BUSINESS SOLUTIONS                    $      --  $        --  $         --  $   748,792  $       --   $      --  $       --
9564     HARDWARE/SOFTWARE                     $      --  $        --  $         --  $    25,580  $      292   $      --  $       --
9565     GAS BILL INSERTING                    $      --  $        --  $         --  $   215,939  $      164   $      --  $   28,986
9566     MAINFRAME PRINTING                    $      --  $        --  $         --  $    24,186  $       --   $      --  $    2,642
9570     MATERIALS & SUPPLIES - STORES COSTS   $      --  $        --  $         --  $        --  $       --   $      --  $       --
9580     DFC (BANGS/FAB) COSTS                 $      --  $        --  $         --  $        --  $       --   $      --  $       --
9908     NOT AVAILABLE                         $      --  $        --  $         --  $        --  $       --   $      --  $       --
(blank)                                        $      --  $        --  $         --  $        --  $  650,020   $      --  $       --
------------------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                    $  61,254  $     8,386  $    179,265  $16,335,314  $8,910,964   $  58,974  $8,897,712
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                              Meter Shop                               CEGSC       Marketing              Operations
                                               Costs        Meter                  Service Corp)    State     Marketing      &
 COST                                         (Clearing    Rental  Miscellaneous   Miscellaneous    Staff     Services   Maintenance
ELEMENT  Description                           Account)     Costs    Activities       Charges       Costs       Costs      Costs
------------------------------------------------------------------------------------------------------------------------------------
00       NOT AVAILABLE                        $       --   $   --  $          35   $          --  $      --  $       --    $      --
0001     CLOSING TO PROPERTY, PLANT, EQPT     $       --   $   --  $          --   $          --  $      --  $       --    $      --
0009     TRANSFER TO PROPERTY, PLANT, EQPT    $       --   $   --  $       2,734   $          --  $      --  $       --    $      --
0010     TRANSFER TO PROPERTY, PLANT, EQPT    $       --   $   --  $       4,462   $          --  $      --  $       --    $      --
0020     TRANSFER TO PROPERTY, PLANT, EQPT    $       --   $   --  $          30   $          --  $      --  $       --    $      --
0051     CONSIDERATION: LAND, RIGHTS & RIGHT  $       --   $   --  $      20,114   $          --  $      --  $       --    $      --
0058     SALVAGE - OTHER                      $       --   $   --  $          --   $          --  $      --  $       --    $      --
0071     DAMAGES                              $       --   $   --  $         289   $          --  $      --  $       --    $      --
0079     BOOK COST OF PROPERTY RETIRED        $       --   $   --  $          --   $          --  $      --  $       --    $      --
0089     CONSTRUCTION OVERHEADS (A&G)         $       --   $   --  $          --   $          --  $      --  $       --    $      --
0091     AFUDC                                $       --   $   --  $          --   $          --  $      --  $       --    $      --
0100     AFUDC                                $       --   $   --  $      22,233   $          --  $      --  $       --    $      --
1000     AFUDC                                $       --   $   --  $          --   $          --  $      --  $       --    $      --
1010     LABOR                                $  810,392   $   --  $     254,600   $          --  $   4,029  $1,115,115    $      --
1020     LABOR OVERHEAD                       $  179,015   $   --  $      22,065   $          --  $     957  $  256,254    $      --
14       NOT AVAILABLE                        $       --   $   --  $       2,787   $          --  $      --  $       --    $      --
17       NOT AVAILABLE                        $       --   $   --  $         463   $          --  $      --  $       --    $      --
2009     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
2012     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
2016     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $   1,130
2020     MATERIALS & SUPPLIES                 $  931,748   $   --  $       2,824   $          50  $      --  $   13,085    $   2,812
2031     MATERIALS & SUPPLIES - SALES TAX     $       --   $   --  $          --   $          --  $      --  $       --    $      --
2034     MATERIAL & SUPPLIES - FREIGHT        $    5,451   $   --  $       1,304   $           9  $      --  $        7    $      --
2040     HANDLING COSTS TRANSFERRED I/C STOCK $       --   $   --  $          --   $          --  $      --  $       --    $      49
2050     HANDLING COSTS TRANSFERRED I/C STOCK $       --   $   --  $          --   $          --  $      --  $       --    $      --
2060     POSTAGE                              $       --   $   --  $         337   $          --  $      --  $   28,098    $     374
2070     OFFICE SUPPLIES                      $    3,565   $   --  $          --   $          --  $      --  $   20,104    $      --
2071     PRINT SERVICES SUPPLIES- DIRECT      $       --   $   --  $         131   $          --  $      --  $       --    $      --
2075     COMPUTER AND PRINTER SUPPLIES        $        4   $   --  $          --   $          --  $      --  $   22,471    $      --
2080     OFFICE EQUIPMENT                     $       --   $   --  $          --   $          --  $      --  $   12,583    $      --
2081     XEROX DUPLICATION                    $    1,201   $   --  $       1,937   $          --  $      --  $   44,885    $      --
2096     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      88
2098     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $     281
2099     OTHER MISC MATERIALS & SUPPLIES      $       --   $   --  $      24,450   $          --  $      --  $       --    $   4,032
21       NOT AVAILABLE                        $       --   $   --  $      13,121   $          --  $      --  $       --    $   1,825
26       NOT AVAILABLE                        $       --   $   --  $         156   $          --  $      --  $       --    $      --
3100     NOT AVAILABLE                        $       --   $   --  $       9,100   $          --  $      --  $       --    $      --
3200     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
3410     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
3470     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $     850
3499     NOT AVAILABLE                        $       --   $   --  $         537   $          --  $      --  $       --    $   8,830
38       NOT AVAILABLE                        $       --   $   --  $         396   $          --  $      --  $       --    $      --
3A02     CHECKFREE SERVICE CHARGE             $       --   $   --  $          --   $          --  $      --  $       --    $      --
3A03     DELINQUENT COLLECTION FEES           $       --   $   --  $          --   $          --  $      --  $       --    $      --
3A04     CREDIT REPORTS AND INVESTIGATIONS    $       --   $   --  $          --   $          --  $      --  $      460    $      --
3A10     LOCKBOX SERVICE CHARGES              $       --   $   --  $          --   $          --  $      --  $       --    $      --
3A11     OTHER SERVICE CHARGES                $       --   $   --  $          --   $          --  $      --  $       --    $      --
3A20     COURIER SERVICES(UPS, FEDEX, ETC.)   $    5,458   $   --  $          --   $          --  $      --  $      829    $      --
3A30     DESTRUCTION OF COMPANY RECORDS       $       --   $   --  $          --   $          --  $      --  $       --    $      --
3A31     MAINTENANCE OF CUSTOMER KEYS         $       --   $   --  $          --   $          --  $      --  $       --    $      --
3A34     STORAGE SERVICES                     $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B01     MAIN LINE INSTALLATION               $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B02     SERVICE LINE INSTALLATION            $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B09     CAPITAL PROJ NOT OTHERWISE IDENTIFD  $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B10     INSPECTION                           $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B19     OPER ACTIV NOT OTHERWISE IDENTIFIED  $       --   $   --  $          --   $          --  $      --  $       --    $      --

------------------------------------------------------------------------------------------------------------------------------------
                                              Meter Shop                               CEGSC       Marketing              Operations
                                               Costs        Meter                  Service Corp)    State     Marketing      &
 COST                                         (Clearing    Rental  Miscellaneous   Miscellaneous    Staff     Services   Maintenance
ELEMENT  Description                           Account)     Costs    Activities       Charges       Costs       Costs      Costs
------------------------------------------------------------------------------------------------------------------------------------
3B21     REGULATOR BUILDINGS AND LOTS         $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B29     MAINT ACTIV NOT OTHERWISE IDENTIFIED $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B30     APPLIANCE REPAIR                     $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B32     CONTRACT METER REPAIRS               $       --   $   --  $          --   $          --  $      --  $      750    $      --
3B39     CUST SERV NOT OTHERWISE IDENTIFIED   $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B44     DAMAGE TO PROPERTY OF OTHERS         $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B50     PROPANE PLANT -O&M                   $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B51     GAS AIR BLENDING                     $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B52     OPERATIONS MAPPING                   $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B53     OPER SVCS NOT OTHERWISE IDENTIFIED   $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B60     ENVIRONMENTAL LAB ANALYSIS&EPA FEES  $      505   $   --  $          --   $          --  $      --  $       --    $      --
3B62     WEATHER FORECASTING SERVICE          $       --   $   --  $          --   $          --  $      --  $       --    $      --
3B66     ENVIRONMENTL HAZ/SPE WASTE DISPOSAL  $    1,930   $   --  $          --   $          --  $      --  $       --    $      --
3C02     QUARTERLY REVIEW                     $       --   $   --  $          --   $          --  $      --  $       --    $      --
3C10     CONSULTANT EXPENSES                  $       18   $   --  $          --   $          --  $      --  $    1,429    $      --
3C13     SUPPLY MIX AND STORAGE STUDY         $       --   $   --  $          --   $          --  $      --  $       --    $      --
3C15     BUILDING CONSULTANTS                 $       --   $   --  $          --   $          --  $      --  $       --    $      --
3C23     ENVIRONMENTAL CONSULTING             $       --   $   --  $          --   $          --  $      --  $       --    $      --
3D02     LEGAL OUTSIDE FEES - NON REGULATORY  $       --   $   --  $          --   $          --  $      --  $       --    $      --
3D03     TRANSCRIPT/COURT REPORTERS           $       --   $   --  $          --   $          --  $      --  $       --    $      --
3D04     LEGAL NOTICES                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
3D08     LEXIS/NEXIS INFORMATION SYSTEM/NEWS  $       --   $   --  $          --   $          --  $      --  $       --    $      --
3D10     EXPERT WITNESSES & CONSULTANTS       $       --   $   --  $          --   $          --  $      --  $       --    $      --
3D11     TPA ADMINISTRATION FEES              $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E02     CONSULTANT EXPENSES - THRIFT         $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E05     EMPLOYEE ASSISTANCE PLAN (EAP)       $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E11     OUTSIDE RELOCATION SERVICES          $       --   $   --  $          --   $          --  $      --  $     (750)   $      --
3E20     MEDICAL DIRECTOR RETAINER            $        3   $   --  $          --   $          --  $      --  $       --    $      --
3E21     MEDICAL EXAMINATIONS                 $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E23     PRE-EMPLOYMENT PHYSICAL EXAMINATION  $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E25     DRIVERS D.O.T. PHYSICAL EXAMINATIONS $       45   $   --  $          --   $          --  $      --  $       --    $      --
3E26     DRUG TESTING                         $       --   $   --  $          --   $          --  $      --  $       53    $      --
3E27     ALCOHOL TESTING                      $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E30     SHORT TERM TEMPORARY EMPLOYEES       $   30,956   $   --  $          --   $          --  $      --  $       --    $      --
3E31     SEASONAL TEMPORARY EMPLOYEES         $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E33     CONTRACT EMPLOYEE SERVICES           $    5,513   $   --  $          --   $          --  $      --  $       --    $      --
3E34     OUTSIDE FOOD SERVERS                 $       --   $   --  $          --   $          --  $      --  $    1,281    $      --
3E40     EMPLOYEE TRAINING                    $    1,122   $   --  $          --   $          --  $      --  $       66    $      --
3E41     EMPLOYMENT ADVERTISING               $       --   $   --  $          --   $          --  $      --  $    1,146    $      --
3E42     EMPLOYMENT CONSULTANTS               $       --   $   --  $          --   $          --  $      --  $       --    $      --
3E50     HR AWARD PLAQUE EXPENSES             $       --   $   --  $          --   $          --  $      --  $       --    $      --
3F01     PRINTING                             $       --   $   --  $          --   $          --  $      --  $   26,105    $      --
3F02     GRAPHIC DESIGN                       $       --   $   --  $          --   $          --  $      --  $        7    $      --
3F04     SLIDE REPRODUCTION                   $       --   $   --  $          --   $          --  $      --  $       --    $      --
3F05     FACSIMILE                            $       --   $   --  $          --   $          --  $      --  $       --    $      --
3F06     LITERATURE DISTRIBUTION              $       --   $   --  $          --   $          --  $      --  $   23,090    $      --
3F10     FILM, VIDEO AND AUDIO SERVICES       $       36   $   --  $          --   $          --  $      --  $       --    $      --
3F12     ENGRAVING                            $       --   $   --  $          --   $          --  $      --  $       --    $      --
3F15     DISPATCH PRINTING                    $       --   $   --  $         123   $          --  $      --  $    7,399    $      --
3F16     VIDEO CONFERENCE FEES                $       --   $   --  $          --   $          --  $      --  $       --    $      --
3G02     DATA TRACKING & UPDATE               $       --   $   --  $          --   $          --  $      --  $       --    $      --
3G03     PROGRAMS & PROMOTIONS                $       --   $   --  $          --   $          --  $      --  $   99,889    $      --
3G05     MARKET RESEARCH                      $       --   $   --  $          --   $          --  $      --  $      300    $      --
3J01     R & D CONTRACT SERVICES              $       --   $   --  $          --   $          --  $      --  $    6,384    $      --
3K02     TELEPHONE MOVES AND CHANGES          $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K10     JANITOR SERVICES                     $   12,009   $   --  $          --   $          --  $      --  $       --    $      --

------------------------------------------------------------------------------------------------------------------------------------
                                              Meter Shop                               CEGSC       Marketing              Operations
                                               Costs        Meter                  Service Corp)    State     Marketing      &
 COST                                         (Clearing    Rental  Miscellaneous   Miscellaneous    Staff     Services   Maintenance
ELEMENT  Description                           Account)     Costs    Activities       Charges       Costs       Costs      Costs
------------------------------------------------------------------------------------------------------------------------------------
3K11     WASTE MANAGEMENT SERVICES            $    8,380   $   --  $          --   $          --  $      --  $       --    $      --
3K13     OPERATION (LAWN CARE, SNOW REMOVAL)  $    6,077   $   --  $          --   $          --  $      --  $       --    $      --
3K14     MAINTENANCE                          $    8,835   $   --  $          --   $          --  $      --  $       --    $      --
3K15     BUILDING AND PROPERTY SECURITY       $  (19,243)  $   --  $          --   $          --  $      --  $       --    $      --
3K16     OUTSIDE FOOD SERVICE                 $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K17     OUTSIDE LAUNDRY SERVICES             $      701   $   --  $          --   $          --  $      --  $       --    $      --
3K19     MATERIAL HANDLING SERVICES           $      (25)  $   --  $          --   $          --  $      --  $       --    $      --
3K20     REPAIR OF FURNISHINGS                $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K21     REPAIR OF INSTRUMENTS                $    5,691   $   --  $          --   $          --  $      --  $    9,740    $      --
3K22     REPAIR OF TOOLS                      $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K23     REPAIR OF TYPEWRITERS                $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K24     REPAIR OF OFFICE MACHINES            $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K25     REPAIR OF CAFETERIA                  $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K26     REPAIR OF EDP EQUIPMENT              $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K27     PLANT ACCOUNTING USE ONLY            $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K30     EDP MAINTENANCE AGREEMENTS           $       --   $   --  $          --   $          --  $      --  $       --    $      --
3K31     DUPLICATING MAINTENANCE AGREEMENTS   $      504   $   --  $          --   $          --  $      --  $       --    $      --
3K32     OFFICE MACHINES MAINT AGREEMENTS     $       --   $   --  $          --   $          --  $      --  $    2,532    $      --
3L01     COMPANY VEHICLE TOWING COSTS         $       --   $   --  $          --   $          --  $      --  $       --    $      --
3L02     SERVICE/REPAIRS TO COMPANY VEHICLES  $      673   $   --  $          --   $          --  $      --  $       24    $      --
3L03     SERVICE/REPAIRS TO CUST VEHICLE      $       --   $   --  $          --   $          --  $      --  $       --    $      --
3L04     NON-COMPANY VEHICLE & EQUIP TOWING   $       --   $   --  $          --   $          --  $      --  $       --    $      --
3L10     STATE INSPECTION CLASS A             $       --   $   --  $          --   $          --  $      --  $       --    $      --
3L11     STATE INSPECTION CLASS B             $       --   $   --  $          --   $          --  $      --  $       --    $      --
3L12     DOT INSPECTION                       $       --   $   --  $          --   $          --  $      --  $       --    $      --
3P01     SYSTEM DEVELOPMENT COSTS             $       --   $   --  $          --   $          --  $      --  $       --    $      --
3P02     PROGRAMMING SERVICES                 $       --   $   --  $          --   $          --  $      --  $       --    $      --
3P03     PERSONAL COMPUTER INSTALLATION SERV  $       --   $   --  $          --   $          --  $      --  $       --    $      --
3P04     EXTERNAL COMPUTING SERVICES          $       --   $   --  $          --   $          --  $      --  $       --    $      --
4010     LEASES, BUILDINGS & LAND             $       --   $   --  $         241   $          --  $      --  $       --    $      --
4012     BUILDINGS, LEASED - FIELD            $   33,206   $   --  $          --   $          --  $      --  $       --    $      --
4013     BUILDINGS, LEASED - GENERAL OFFICE   $       --   $   --  $          --   $          --  $      --  $       --    $      --
4014     PARKING AREAS, LEASED                $       --   $   --  $          --   $          --  $      --  $       --    $      --
4031     BUILDING COST - OVERHEAD             $       --   $   --  $          --   $          --  $      --  $       --    $      --
4032     BUILDING COST - OVERHEAD             $       --   $   --  $          --   $          --  $      --  $       --    $      --
4051     LEASE, AUTO                          $       --   $   --  $          --   $          --  $      --  $       --    $      --
4052     LEASE, TRUCK                         $       --   $   --  $          --   $          --  $      --  $       --    $      --
4054     LEASE, TOOL CLASS 4                  $       --   $   --  $          --   $          --  $      --  $       --    $      --
4055     LEASE, TOOL CLASS 5                  $       --   $   --  $          --   $          --  $      --  $       --    $      --
4071     COMMUNICATION EQUIPMENT AND LINES    $       --   $   --  $          --   $          --  $      --  $      (55)   $      --
4081     OFFICE MACHINES, FURNISHINGS, ETC    $       --   $   --  $          --   $          --  $      --  $       --    $      --
4088     ELECTRONIC DATA PROCESSING (EDP)     $       --   $   --  $          --   $          --  $      --  $       --    $      --
4090     RENTS                                $      272   $   --  $          --   $          --  $      --  $      761    $      --
4099     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
4199     NOT AVAILABLE                        $       --   $   --  $         246   $          --  $      --  $       --    $      --
42       NOT AVAILABLE                        $       --   $   --  $          75   $          --  $      --  $       --    $      --
4502     INSURANCE,PLANT ACCOUNTING USE ONLY  $       --   $   --  $          --   $          --  $      --  $       --    $      --
4530     PROPERTY & LIABILITY                 $       --   $   --  $      (2,045)  $          --  $      --  $       --    $      --
4551     AUTO INSURANCE                       $       --   $   --  $          --   $          --  $      --  $       --    $      --
4552     TRUCK INSURANCE                      $       --   $   --  $          --   $          --  $      --  $       --    $      --
4554     INSURANCE, TOOL CLASS 4              $       --   $   --  $          --   $          --  $      --  $       --    $      --
4555     INSURANCE, TOOL CLASS 5              $       --   $   --  $          --   $          --  $      --  $       --    $      --
5001     EMPLOYEE EXPENSES                    $       --   $   --  $         592   $          --  $      --  $       --    $     213
5002     EMPLOYEE EXPENSES                    $       --   $   --  $         878   $          --  $      --  $       --    $     114
5005     EMPLOYEE EXPENSES                    $       --   $   --  $          --   $          --  $      --  $       --    $     496
5015     TRAVEL AND EXPENSES                  $    3,133   $   --  $          20   $         880  $      --  $   86,186    $     715

------------------------------------------------------------------------------------------------------------------------------------
                                              Meter Shop                               CEGSC       Marketing              Operations
                                               Costs        Meter                  Service Corp)    State     Marketing      &
 COST                                         (Clearing    Rental  Miscellaneous   Miscellaneous    Staff     Services   Maintenance
ELEMENT  Description                           Account)     Costs    Activities       Charges       Costs       Costs      Costs
------------------------------------------------------------------------------------------------------------------------------------
5016     MEETING/SEMINAR REGISTRATION FEES    $      325   $   --  $          --   $          --  $      --  $   27,431    $      --
5017     EMPLOYEE RECOGNITION                 $        6   $   --  $          --   $          --  $      --  $        9    $      --
5019     COMPANY USE OF PERSONAL VEHICLE      $      540   $   --  $          --   $          13  $      --  $    3,976    $     295
5020     DONATIONS TO CHARITABLE ORGANIZATIO  $       --   $   --  $          --   $          --  $      --  $       --    $      --
5025     MEALS, MEETINGS AND ENTERTAINMENT    $    2,316   $   --  $          --   $          96  $      --  $   24,741    $     154
5026     OVERTIME MEALS                       $        7   $   --  $          --   $          --  $      --  $       --    $      --
5027     MEAL REIMBURSEMENT                   $       27   $   --  $          --   $          --  $      --  $       --    $      --
5028     TAXABLE EMPLOYEE CASH AWARDS         $       --   $   --  $      11,074   $          --  $      --  $       --    $      --
5045     RELOCATION EXPENSES                  $       --   $   --  $          --   $          --  $      --  $       --    $      --
5050     DUES, PROFESSIONAL & CIVIC ORGANIZA  $       --   $   --  $          --   $          --  $      --  $    3,458    $      --
5051     INITIATION & CAPITAL ASSESSMENT FEE  $       --   $   --  $          --   $          --  $      --  $       --    $      --
5510     INDUSTRY ASSOCIATIONS                $       --   $   --  $          --   $          --  $      --  $   72,000    $      --
5511     CIVIC ASSOCIATIONS                   $       --   $   --  $          --   $          --  $      --  $       --    $      --
5520     LOBBYING DUES                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
6010     NATURAL GAS/PROPANE                  $       --   $   --  $          --   $          --  $      --  $       --    $      --
6020     ELECTRICITY                          $   20,310   $   --  $          --   $          --  $      --  $       --    $      --
6030     WATER/SEWER                          $    1,607   $   --  $          --   $          --  $      --  $       --    $      --
6040     TELEPHONE                            $     (490)  $   --  $       9,323   $          --  $      --  $    2,546    $      --
6050     CABLE SERVICE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
6052     CABLE SERVICE                        $       --   $   --  $         235   $          --  $      --  $       --    $      --
6061     CELLULAR PHONES - RENTAL             $       --   $   --  $          --   $          --  $      --  $      371    $      --
6062     CELLULAR PHONES SERVICE FEES         $       --   $   --  $          --   $          --  $      --  $    1,659    $      --
6063     CELLULAR PHONES USAGE CHARGE         $      256   $   --  $          --   $          --  $      --  $   10,854    $      --
700      NOT AVAILABLE                        $       --   $   --  $         946   $          --  $      --  $       --    $      --
7002     NOT AVAILABLE                        $       --   $   --  $          60   $          --  $      --  $       --    $      --
71       NOT AVAILABLE                        $       --   $   --  $         378   $          --  $      --  $       --    $      --
72       NOT AVAILABLE                        $       --   $   --  $           9   $          --  $      --  $       --    $      --
8010     MANAGEMENT SERVICES                  $       --   $   --  $          --   $          --  $      --  $       --    $      --
8030     DATA PROCESSING SERVICES             $       --   $   --  $          --   $          --  $      --  $       --    $      --
8031     CORPORATE COMMON SYSTEMS             $       --   $   --  $          --   $          --  $      --  $       --    $      --
8032     COMPUTER STORE EQUP -HW/SW           $       --   $   --  $          --   $          --  $      --  $       --    $      --
8921     DEFERRED CHARGES                     $       --   $   --  $          --   $          --  $      --  $       --    $      --
8940     INJURIES & DAMAGES ACCRUAL           $       --   $   --  $         363   $          --  $      --  $       --    $      --
8951     AUTO LICENSE FEES/TAXES              $       --   $   --  $          --   $          --  $      --  $       --    $      --
8952     TRUCK LICENSE FEES/TAXES             $       --   $   --  $          --   $          --  $      --  $       --    $      --
8955     LICENSE FEE/TAXES, TOOL CLASS 5      $       --   $   --  $          --   $          --  $      --  $       --    $      --
8971     ZONING BOARDS, PERMITS, RECORDING F  $       --   $   --  $          --   $          --  $      --  $       --    $      --
8981     PRE-EMPLOYMENT EXPENSES              $       --   $   --  $          --   $          --  $      --  $       --    $      --
8985     EDUCATION ASSISTANCE PROGRAM         $       --   $   --  $     (31,063)  $          --  $      --  $       --    $      --
8986     EMPLOYEE REIMBURSEMENT PAY DEDUCTIO  $       --   $   --  $          --   $          --  $      --  $       --    $      --
8987     EMPLOYEE TAX GROSS-UPS               $       --   $   --  $          --   $          --  $      --  $       --    $      --
8989     NON-LABOR RESTRUCTURING COSTS        $       --   $   --  $          --   $          --  $      --  $       --    $      --
8990     OTHER EXPENSES - GENERAL             $  (78,211)  $   --  $          --   $          --  $      --  $ (253,656)   $      --
8999     NOT AVAILABLE                        $       --   $   --  $          67   $          --  $      --  $       --    $   3,203
9029     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
9030     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
9040     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $      --
9202     DELAY RENTALS & UNOPERATED LEASE CO  $       --   $ 96,448$          --   $          --  $      --  $       --    $      --
951C     BUILDING COSTS CLEARED               $       --   $   --  $          --   $          --  $      --  $       --    $      --
9520     METER SHOP COSTS                     $       --   $   --  $         535   $          --  $      --  $       --    $      --
952C     METER SHOP COSTS CLEARED             $       18   $   --  $          --   $          --  $      --  $       --    $      --
9530     COMPANY GARAGE COST TRANSFERRED      $       --   $   --  $          --   $          --  $      --  $       --    $      --
9540     AUTO/TRUCK COSTS                     $       --   $   --  $          32   $          --  $      --  $       --    $  23,549
9541     AUTO COSTS                           $       --   $   --  $          --   $          --  $      --  $    1,333    $      --
9542     TRUCK COSTS                          $       --   $   --  $          --   $          --  $      --  $       --    $      --
954C     AUTO, TRUCK, TOOL COSTS - CLEARED    $       --   $   --  $          --   $          --  $      --  $       --    $      --

------------------------------------------------------------------------------------------------------------------------------------
                                              Meter Shop                               CEGSC       Marketing              Operations
                                               Costs        Meter                  Service Corp)    State     Marketing      &
 COST                                         (Clearing    Rental  Miscellaneous   Miscellaneous    Staff     Services   Maintenance
ELEMENT  Description                           Account)     Costs    Activities       Charges       Costs       Costs      Costs
------------------------------------------------------------------------------------------------------------------------------------
9550     GENERAL TOOL COSTS                   $       --   $   --  $          --   $          --  $      --  $       --    $     791
9561     BUSINESS SOLUTIONS                   $       --   $   --  $          --   $          --  $      --  $       --    $      --
9564     HARDWARE/SOFTWARE                    $       --   $   --  $          --   $          --  $      --  $       --    $      --
9565     GAS BILL INSERTING                   $       --   $   --  $          --   $          --  $      --  $    4,996    $      --
9566     MAINFRAME PRINTING                   $       --   $   --  $          --   $          --  $      --  $       --    $      --
9570     MATERIALS & SUPPLIES - STORES COSTS  $       --   $   --  $          --   $          --  $      --  $       --    $      --
9580     DFC (BANGS/FAB) COSTS                $       --   $   --  $          --   $          --  $      --  $       --    $      --
9908     NOT AVAILABLE                        $       --   $   --  $          --   $          --  $      --  $       --    $ 103,558
(blank)                                       $   21,551   $   --  $     124,864   $   2,155,922  $      --  $       --    $      --
------------------------------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                   $2,005,433   $96,448 $     501,061   $   2,156,970  $   4,986  $1,679,943    $ 153,359
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                            Other                            Research &
                                              Operations  Administ-    Other               Development-    Equipment    Regulatory
 COST                                           Support     rative    General    Property  Construction   Depreciation    Filing
ELEMENT  Description                             Costs      Costs      Costs      Taxes        Costs        Recovery       Costs
------------------------------------------------------------------------------------------------------------------------------------
00       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
0001     CLOSING TO PROPERTY, PLANT, EQPT     $       --  $      --  $      --   $     --  $         --   $         --  $       --
0009     TRANSFER TO PROPERTY, PLANT, EQPT    $       --  $      --  $      --   $     --  $         --   $         --  $       --
0010     TRANSFER TO PROPERTY, PLANT, EQPT    $       --  $      --  $      --   $     --  $         --   $         --  $       --
0020     TRANSFER TO PROPERTY, PLANT, EQPT    $       --  $      --  $      --   $     --  $         --   $         --  $       --
0051     CONSIDERATION: LAND, RIGHTS & RIGHT  $       --  $      --  $      --   $     --  $         --   $         --  $       --
0058     SALVAGE - OTHER                      $       --  $      --  $      --   $     --  $         --   $         --  $       --
0071     DAMAGES                              $       --  $      --  $      --   $     --  $         --   $         --  $       --
0079     BOOK COST OF PROPERTY RETIRED        $       --  $      --  $      --   $     --  $         --   $         --  $       --
0089     CONSTRUCTION OVERHEADS (A&G)         $       --  $      --  $      --   $     --  $         --   $         --  $       --
0091     AFUDC                                $       --  $      --  $      --   $     --  $         --   $         --  $       --
0100     AFUDC                                $       --  $      --  $      --   $     --  $         --   $         --  $       --
1000     AFUDC                                $       --  $      --  $      --   $     --  $         --   $         --  $       --
1010     LABOR                                $    1,586  $      --  $ 402,169   $     --  $         --   $         --  $   18,508
1020     LABOR OVERHEAD                       $      377  $      --  $      --   $     --  $         --   $         --  $    4,395
14       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
17       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
2009     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
2012     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
2016     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
2020     MATERIALS & SUPPLIES                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
2031     MATERIALS & SUPPLIES - SALES TAX     $       --  $      --  $      --   $     --  $         --   $         --  $       --
2034     MATERIAL & SUPPLIES - FREIGHT        $       --  $      --  $      --   $     --  $         --   $         --  $       --
2040     HANDLING COSTS TRANSFERRED I/C STOCK $       --  $      --  $      --   $     --  $         --   $         --  $       --
2050     HANDLING COSTS TRANSFERRED I/C STOCK $       --  $      --  $      --   $     --  $         --   $         --  $       --
2060     POSTAGE                              $       --  $   5,330  $      --   $     --  $         --   $         --  $       --
2070     OFFICE SUPPLIES                      $       --  $      --  $      --   $     --  $         --   $         --  $       --
2071     PRINT SERVICES SUPPLIES- DIRECT      $       --  $      --  $      --   $     --  $         --   $         --  $       --
2075     COMPUTER AND PRINTER SUPPLIES        $       --  $      --  $      --   $     --  $         --   $         --  $       --
2080     OFFICE EQUIPMENT                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
2081     XEROX DUPLICATION                    $       --  $      --  $      --   $     --  $         --   $         --  $       --
2096     NOT AVAILABLE                        $       --  $      22  $      --   $     --  $         --   $         --  $       --
2098     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
2099     OTHER MISC MATERIALS & SUPPLIES      $       --  $     896  $      --   $     --  $         --   $         --  $       --
21       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
26       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
3100     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
3200     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
3410     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
3470     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
3499     NOT AVAILABLE                        $       --  $   1,047  $      --   $     --  $         --   $         --  $       --
38       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A02     CHECKFREE SERVICE CHARGE             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A03     DELINQUENT COLLECTION FEES           $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A04     CREDIT REPORTS AND INVESTIGATIONS    $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A10     LOCKBOX SERVICE CHARGES              $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A11     OTHER SERVICE CHARGES                $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A20     COURIER SERVICES(UPS, FEDEX, ETC.)   $       --  $      --  $      --   $     --  $         10   $         --  $       --
3A30     DESTRUCTION OF COMPANY RECORDS       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A31     MAINTENANCE OF CUSTOMER KEYS         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3A34     STORAGE SERVICES                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B01     MAIN LINE INSTALLATION               $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B02     SERVICE LINE INSTALLATION            $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B09     CAPITAL PROJ NOT OTHERWISE IDENTIFD  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B10     INSPECTION                           $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B19     OPER ACTIV NOT OTHERWISE IDENTIFIED  $       --  $      --  $      --   $     --  $         --   $         --  $       --

------------------------------------------------------------------------------------------------------------------------------------
                                                            Other                            Research &
                                              Operations  Administ-    Other               Development-    Equipment    Regulatory
 COST                                           Support     rative    General    Property  Construction   Depreciation    Filing
ELEMENT  Description                             Costs      Costs      Costs      Taxes        Costs        Recovery       Costs
------------------------------------------------------------------------------------------------------------------------------------
3B21     REGULATOR BUILDINGS AND LOTS         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B29     MAINT ACTIV NOT OTHERWISE IDENTIFIED $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B30     APPLIANCE REPAIR                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B32     CONTRACT METER REPAIRS               $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B39     CUST SERV NOT OTHERWISE IDENTIFIED   $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B44     DAMAGE TO PROPERTY OF OTHERS         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B50     PROPANE PLANT -O&M                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B51     GAS AIR BLENDING                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B52     OPERATIONS MAPPING                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B53     OPER SVCS NOT OTHERWISE IDENTIFIED   $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B60     ENVIRONMENTAL LAB ANALYSIS&EPA FEES  $       --  $      --  $      --   $     --  $    (43,438)  $         --  $       --
3B62     WEATHER FORECASTING SERVICE          $       --  $      --  $      --   $     --  $         --   $         --  $       --
3B66     ENVIRONMENTL HAZ/SPE WASTE DISPOSAL  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3C02     QUARTERLY REVIEW                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
3C10     CONSULTANT EXPENSES                  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3C13     SUPPLY MIX AND STORAGE STUDY         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3C15     BUILDING CONSULTANTS                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
3C23     ENVIRONMENTAL CONSULTING             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3D02     LEGAL OUTSIDE FEES - NON REGULATORY  $       --  $      --  $      --   $     --  $     60,763   $         --  $       --
3D03     TRANSCRIPT/COURT REPORTERS           $       --  $      --  $      --   $     --  $         --   $         --  $       --
3D04     LEGAL NOTICES                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
3D08     LEXIS/NEXIS INFORMATION SYSTEM/NEWS  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3D10     EXPERT WITNESSES & CONSULTANTS       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3D11     TPA ADMINISTRATION FEES              $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E02     CONSULTANT EXPENSES - THRIFT         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E05     EMPLOYEE ASSISTANCE PLAN (EAP)       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E11     OUTSIDE RELOCATION SERVICES          $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E20     MEDICAL DIRECTOR RETAINER            $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E21     MEDICAL EXAMINATIONS                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E23     PRE-EMPLOYMENT PHYSICAL EXAMINATION  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E25     DRIVERS D.O.T.PHYSICAL EXAMINATIONS  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E26     DRUG TESTING                         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E27     ALCOHOL TESTING                      $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E30     SHORT TERM TEMPORARY EMPLOYEES       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E31     SEASONAL TEMPORARY EMPLOYEES         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E33     CONTRACT EMPLOYEE SERVICES           $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E34     OUTSIDE FOOD SERVERS                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E40     EMPLOYEE TRAINING                    $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E41     EMPLOYMENT ADVERTISING               $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E42     EMPLOYMENT CONSULTANTS               $       --  $      --  $      --   $     --  $         --   $         --  $       --
3E50     HR AWARD PLAQUE EXPENSES             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F01     PRINTING                             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F02     GRAPHIC DESIGN                       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F04     SLIDE REPRODUCTION                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F05     FACSIMILE                            $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F06     LITERATURE DISTRIBUTION              $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F10     FILM, VIDEO AND AUDIO SERVICES       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F12     ENGRAVING                            $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F15     DISPATCH PRINTING                    $       --  $      --  $      --   $     --  $         --   $         --  $       --
3F16     VIDEO CONFERENCE FEES                $       --  $      --  $      --   $     --  $         --   $         --  $       --
3G02     DATA TRACKING & UPDATE               $       --  $      --  $      --   $     --  $         --   $         --  $       --
3G03     PROGRAMS & PROMOTIONS                $       --  $      --  $      --   $     --  $         --   $         --  $       --
3G05     MARKET RESEARCH                      $       --  $      --  $      --   $     --  $         --   $         --  $       --
3J01     R & D CONTRACT SERVICES              $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K02     TELEPHONE MOVES AND CHANGES          $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K10     JANITOR SERVICES                     $       --  $      --  $      --   $     --  $         --   $         --  $       --

------------------------------------------------------------------------------------------------------------------------------------
                                                            Other                            Research &
                                              Operations  Administ-    Other               Development-    Equipment    Regulatory
 COST                                           Support     rative    General    Property  Construction   Depreciation    Filing
ELEMENT  Description                             Costs      Costs      Costs      Taxes        Costs        Recovery       Costs
------------------------------------------------------------------------------------------------------------------------------------
3K11     WASTE MANAGEMENT SERVICES            $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K13     OPERATION (LAWN CARE, SNOW REMOVAL)  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K14     MAINTENANCE                          $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K15     BUILDING AND PROPERTY SECURITY       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K16     OUTSIDE FOOD SERVICE                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K17     OUTSIDE LAUNDRY SERVICES             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K19     MATERIAL HANDLING SERVICES           $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K20     REPAIR OF FURNISHINGS                $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K21     REPAIR OF INSTRUMENTS                $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K22     REPAIR OF TOOLS                      $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K23     REPAIR OF TYPEWRITERS                $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K24     REPAIR OF OFFICE MACHINES            $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K25     REPAIR OF CAFETERIA                  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K26     REPAIR OF EDP EQUIPMENT              $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K27     PLANT ACCOUNTING USE ONLY            $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K30     EDP MAINTENANCE AGREEMENTS           $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K31     DUPLICATING MAINTENANCE AGREEMENTS   $       --  $      --  $      --   $     --  $         --   $         --  $       --
3K32     OFFICE MACHINES MAINT AGREEMENTS     $       --  $      --  $      --   $     --  $         --   $         --  $       --
3L01     COMPANY VEHICLE TOWING COSTS         $       --  $      --  $      --   $     --  $         --   $         --  $       --
3L02     SERVICE/REPAIRS TO COMPANY VEHICLES  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3L03     SERVICE/REPAIRS TO CUST VEHICLE      $       --  $      --  $      --   $     --  $         --   $         --  $       --
3L04     NON-COMPANY VEHICLE & EQUIP TOWING   $       --  $      --  $      --   $     --  $         --   $         --  $       --
3L10     STATE INSPECTION CLASS A             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3L11     STATE INSPECTION CLASS B             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3L12     DOT INSPECTION                       $       --  $      --  $      --   $     --  $         --   $         --  $       --
3P01     SYSTEM DEVELOPMENT COSTS             $       --  $      --  $      --   $     --  $         --   $         --  $       --
3P02     PROGRAMMING SERVICES                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
3P03     PERSONAL COMPUTER INSTALLATION SERV  $       --  $      --  $      --   $     --  $         --   $         --  $       --
3P04     EXTERNAL COMPUTING SERVICES          $       --  $      --  $      --   $     --  $         --   $         --  $       --
4010     LEASES, BUILDINGS & LAND             $       --  $      --  $      --   $     --  $         --   $         --  $       --
4012     BUILDINGS, LEASED - FIELD            $       --  $      --  $      --   $     --  $         --   $         --  $       --
4013     BUILDINGS, LEASED - GENERAL OFFICE   $       --  $      --  $      --   $     --  $         --   $         --  $       --
4014     PARKING AREAS, LEASED                $       --  $      --  $      --   $     --  $         --   $         --  $       --
4031     BUILDING COST - OVERHEAD             $       --  $      --  $      --   $     --  $         --   $         --  $       --
4032     BUILDING COST - OVERHEAD             $       --  $      --  $      --   $     --  $         --   $         --  $       --
4051     LEASE, AUTO                          $       --  $      --  $      --   $     --  $         --   $         --  $       --
4052     LEASE, TRUCK                         $       --  $      --  $      --   $     --  $         --   $         --  $       --
4054     LEASE, TOOL CLASS 4                  $       --  $      --  $      --   $     --  $         --   $         --  $       --
4055     LEASE, TOOL CLASS 5                  $       --  $      --  $      --   $     --  $         --   $         --  $       --
4071     COMMUNICATION EQUIPMENT AND LINES    $       --  $      --  $      --   $     --  $         --   $         --  $       --
4081     OFFICE MACHINES, FURNISHINGS, ETC    $       --  $      --  $      --   $     --  $         --   $         --  $       --
4088     ELECTRONIC DATA PROCESSING (EDP)     $       --  $      --  $      --   $     --  $         --   $         --  $       --
4090     RENTS                                $       --  $      --  $      --   $     --  $         --   $         --  $       --
4099     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
4199     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
42       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
4502     INSURANCE,PLANT ACCOUNTING USE ONLY  $       --  $      --  $      --   $     --  $         --   $         --  $       --
4530     PROPERTY & LIABILITY                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
4551     AUTO INSURANCE                       $       --  $      --  $      --   $     --  $         --   $         --  $       --
4552     TRUCK INSURANCE                      $       --  $      --  $      --   $     --  $         --   $         --  $       --
4554     INSURANCE, TOOL CLASS 4              $       --  $      --  $      --   $     --  $         --   $         --  $       --
4555     INSURANCE, TOOL CLASS 5              $       --  $      --  $      --   $     --  $         --   $         --  $       --
5001     EMPLOYEE EXPENSES                    $       --  $     695  $      --   $     --  $         --   $         --  $       --
5002     EMPLOYEE EXPENSES                    $       --  $      --  $      --   $     --  $         --   $         --  $       --
5005     EMPLOYEE EXPENSES                    $       --  $      --  $      --   $     --  $         --   $         --  $       --
5015     TRAVEL AND EXPENSES                  $       --  $      --  $      --   $     --  $         --   $         --  $    2,500

------------------------------------------------------------------------------------------------------------------------------------
                                                            Other                            Research &
                                              Operations  Administ-    Other               Development-    Equipment    Regulatory
 COST                                           Support     rative    General    Property  Construction   Depreciation    Filing
ELEMENT  Description                             Costs      Costs      Costs      Taxes        Costs        Recovery       Costs
------------------------------------------------------------------------------------------------------------------------------------
5016     MEETING/SEMINAR REGISTRATION FEES    $       --  $      --  $      --   $     --  $         --   $         --  $       --
5017     EMPLOYEE RECOGNITION                 $       --  $      --  $      --   $     --  $         --   $         --  $       --
5019     COMPANY USE OF PERSONAL VEHICLE      $       --  $      --  $      --   $     --  $         --   $         --  $       28
5020     DONATIONS TO CHARITABLE ORGANIZATIO  $       --  $      --  $      --   $     --  $         --   $         --  $       --
5025     MEALS, MEETINGS AND ENTERTAINMENT    $       --  $      --  $      --   $     --  $         --   $         --  $       63
5026     OVERTIME MEALS                       $       --  $      --  $      --   $     --  $         --   $         --  $       --
5027     MEAL REIMBURSEMENT                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
5028     TAXABLE EMPLOYEE CASH AWARDS         $       --  $      --  $      --   $     --  $         --   $         --  $       --
5045     RELOCATION EXPENSES                  $       --  $      --  $      --   $     --  $         --   $         --  $       --
5050     DUES, PROFESSIONAL & CIVIC ORGANIZA  $       --  $      --  $      --   $     --  $         --   $         --  $       --
5051     INITIATION & CAPITAL ASSESSMENT FEE  $       --  $      --  $      --   $     --  $         --   $         --  $       --
5510     INDUSTRY ASSOCIATIONS                $       --  $      --  $      --   $     --  $         --   $         --  $       --
5511     CIVIC ASSOCIATIONS                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
5520     LOBBYING DUES                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
6010     NATURAL GAS/PROPANE                  $       --  $      --  $      --   $     --  $         --   $         --  $       --
6020     ELECTRICITY                          $       --  $      --  $      --   $     --  $         --   $         --  $       --
6030     WATER/SEWER                          $       --  $      --  $      --   $     --  $         --   $         --  $       --
6040     TELEPHONE                            $       --  $      --  $      --   $     --  $         --   $         --  $       --
6050     CABLE SERVICE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
6052     CABLE SERVICE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
6061     CELLULAR PHONES - RENTAL             $       --  $      --  $      --   $     --  $         --   $         --  $       --
6062     CELLULAR PHONES SERVICE FEES         $       --  $      --  $      --   $     --  $         84   $         --  $       --
6063     CELLULAR PHONES USAGE CHARGE         $       --  $      --  $      --   $     --  $        104   $         --  $       --
700      NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
7002     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
71       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
72       NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
8010     MANAGEMENT SERVICES                  $       --  $      --  $      --   $     --  $         --   $         --  $       --
8030     DATA PROCESSING SERVICES             $       --  $      --  $      --   $     --  $         --   $         --  $       --
8031     CORPORATE COMMON SYSTEMS             $       --  $      --  $      --   $     --  $         --   $         --  $       --
8032     COMPUTER STORE EQUP -HW/SW           $       --  $      --  $      --   $     --  $         --   $         --  $       --
8921     DEFERRED CHARGES                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
8940     INJURIES & DAMAGES ACCRUAL           $       --  $      --  $      --   $     --  $         --   $         --  $       --
8951     AUTO LICENSE FEES/TAXES              $       --  $      --  $      --   $     --  $         --   $         --  $       --
8952     TRUCK LICENSE FEES/TAXES             $       --  $      --  $      --   $     --  $         --   $         --  $       --
8955     LICENSE FEE/TAXES, TOOL CLASS 5      $       --  $      --  $      --   $     --  $         --   $         --  $       --
8971     ZONING BOARDS, PERMITS, RECORDING F  $       --  $      --  $      --   $     --  $         --   $         --  $       --
8981     PRE-EMPLOYMENT EXPENSES              $       --  $      --  $      --   $     --  $         --   $         --  $       --
8985     EDUCATION ASSISTANCE PROGRAM         $       --  $      --  $      --   $     --  $         --   $         --  $       --
8986     EMPLOYEE REIMBURSEMENT PAY DEDUCTIO  $       --  $      --  $      --   $     --  $         --   $         --  $       --
8987     EMPLOYEE TAX GROSS-UPS               $       --  $      --  $      --   $     --  $         --   $         --  $       --
8989     NON-LABOR RESTRUCTURING COSTS        $       --  $      --  $      --   $     --  $         --   $         --  $       --
8990     OTHER EXPENSES - GENERAL             $       --  $      --  $      --   $     --  $         --   $         --  $       --
8999     NOT AVAILABLE                        $       --  $   2,050  $      --   $     --  $         --   $         --  $       --
9029     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
9030     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
9040     NOT AVAILABLE                        $       --  $      --  $      --   $     --  $         --   $         --  $       --
9202     DELAY RENTALS & UNOPERATED LEASE CO  $       --  $      --  $      --   $     --  $         --   $         --  $       --
951C     BUILDING COSTS CLEARED               $       --  $      --  $      --   $     --  $         --   $         --  $       --
9520     METER SHOP COSTS                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
952C     METER SHOP COSTS CLEARED             $       --  $      --  $      --   $     --  $         --   $         --  $       --
9530     COMPANY GARAGE COST TRANSFERRED      $       --  $      --  $      --   $     --  $         --   $         --  $       --
9540     AUTO/TRUCK COSTS                     $       --  $      --  $      --   $     --  $         --   $         --  $       --
9541     AUTO COSTS                           $       --  $      --  $      --   $     --  $         --   $         --  $       --
9542     TRUCK COSTS                          $       --  $      --  $      --   $     --  $         --   $         --  $       --
954C     AUTO, TRUCK, TOOL COSTS - CLEARED    $       --  $      --  $      --   $     --  $         --   $         --  $       --

------------------------------------------------------------------------------------------------------------------------------------
                                                            Other                            Research &
                                              Operations  Administ-    Other               Development-    Equipment    Regulatory
 COST                                           Support     rative    General    Property  Construction   Depreciation    Filing
ELEMENT  Description                             Costs      Costs      Costs      Taxes        Costs        Recovery       Costs
------------------------------------------------------------------------------------------------------------------------------------
9550     GENERAL TOOL COSTS                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
9561     BUSINESS SOLUTIONS                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
9564     HARDWARE/SOFTWARE                    $       --  $      --  $      --   $     --  $         --   $         --  $       --
9565     GAS BILL INSERTING                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
9566     MAINFRAME PRINTING                   $       --  $      --  $      --   $     --  $         --   $         --  $       --
9570     MATERIALS & SUPPLIES - STORES COSTS  $       --  $      --  $      --   $     --  $         --   $         --  $       --
9580     DFC (BANGS/FAB) COSTS                $       --  $      --  $      --   $     --  $         --   $         --  $       --
9908     NOT AVAILABLE                        $       --  $     618  $      --   $     --  $         --   $         --  $       --
(blank)                                       $       --  $      --  $      --   $(297,413)$         --   $   (236,875) $       --
------------------------------------------------------------------------------------------------------------------------------------
         GRAND TOTAL                          $    1,963  $  10,658  $ 402,169   $(297,413)$     17,523   $   (236,875) $   25,494
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Train-
                                              Retail                                       ing
                                              Opera-          Special   Suspended          State               Training
 COST                                         tions   Sales  Severance    Labor            Staff               Services    Work-in-
ELEMENT  Description                          Costs   Taxes     Costs     Costs    Taxes   Costs   Transfers     Costs     Progress
------------------------------------------------------------------------------------------------------------------------------------
00       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0001     CLOSING TO PROPERTY, PLANT, EQPT     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0009     TRANSFER TO PROPERTY, PLANT, EQPT    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0010     TRANSFER TO PROPERTY, PLANT, EQPT    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0020     TRANSFER TO PROPERTY, PLANT, EQPT    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0051     CONSIDERATION: LAND, RIGHTS & RIGHT  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0058     SALVAGE - OTHER                      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0071     DAMAGES                              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0079     BOOK COST OF PROPERTY RETIRED        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0089     CONSTRUCTION OVERHEADS (A&G)         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0091     AFUDC                                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
0100     AFUDC                                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
1000     AFUDC                                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
1010     LABOR                                $   --  $  --  $ 413,321 $  140,653  $   --  $ 117   $     --  $  912,491   $     --
1020     LABOR OVERHEAD                       $   --  $  --  $  98,143 $   33,398  $   --  $  28   $     --  $  210,648   $     --
14       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
17       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2009     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2012     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2016     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2020     MATERIALS & SUPPLIES                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $   37,636   $     --
2031     MATERIALS & SUPPLIES - SALES TAX     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2034     MATERIAL & SUPPLIES - FREIGHT        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $        3   $     --
2040     HANDLING COSTS TRANSFERRED I/C STOCK $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2050     HANDLING COSTS TRANSFERRED I/C STOCK $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2060     POSTAGE                              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2070     OFFICE SUPPLIES                      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      958   $     --
2071     PRINT SERVICES SUPPLIES- DIRECT      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2075     COMPUTER AND PRINTER SUPPLIES        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      524   $     --
2080     OFFICE EQUIPMENT                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2081     XEROX DUPLICATION                    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $   19,904   $     --
2096     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2098     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
2099     OTHER MISC MATERIALS & SUPPLIES      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
21       NOT AVAILABLE                        $1,762  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
26       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3100     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3200     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3410     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3470     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3499     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
38       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A02     CHECKFREE SERVICE CHARGE             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A03     DELINQUENT COLLECTION FEES           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A04     CREDIT REPORTS AND INVESTIGATIONS    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A10     LOCKBOX SERVICE CHARGES              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A11     OTHER SERVICE CHARGES                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A20     COURIER SERVICES(UPS, FEDEX, ETC.)   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       84   $     --
3A30     DESTRUCTION OF COMPANY RECORDS       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A31     MAINTENANCE OF CUSTOMER KEYS         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3A34     STORAGE SERVICES                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B01     MAIN LINE INSTALLATION               $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B02     SERVICE LINE INSTALLATION            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B09     CAPITAL PROJ NOT OTHERWISE IDENTIFD  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B10     INSPECTION                           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B19     OPER ACTIV NOT OTHERWISE IDENTIFIED  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Train-
                                              Retail                                       ing
                                              Opera-          Special   Suspended          State               Training
 COST                                         tions   Sales  Severance    Labor            Staff               Services    Work-in-
ELEMENT  Description                          Costs   Taxes     Costs     Costs    Taxes   Costs   Transfers     Costs     Progress
------------------------------------------------------------------------------------------------------------------------------------
3B21     REGULATOR BUILDINGS AND LOTS         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B29     MAINT ACTIV NOT OTHERWISE IDENTIFIED $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B30     APPLIANCE REPAIR                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B32     CONTRACT METER REPAIRS               $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B39     CUST SERV NOT OTHERWISE IDENTIFIED   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B44     DAMAGE TO PROPERTY OF OTHERS         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B50     PROPANE PLANT -O&M                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B51     GAS AIR BLENDING                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B52     OPERATIONS MAPPING                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B53     OPER SVCS NOT OTHERWISE IDENTIFIED   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B60     ENVIRONMENTAL LAB ANALYSIS&EPA FEES  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B62     WEATHER FORECASTING SERVICE          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3B66     ENVIRONMENTL HAZ/SPE WASTE DISPOSAL  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3C02     QUARTERLY REVIEW                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3C10     CONSULTANT EXPENSES                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3C13     SUPPLY MIX AND STORAGE STUDY         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3C15     BUILDING CONSULTANTS                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3C23     ENVIRONMENTAL CONSULTING             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3D02     LEGAL OUTSIDE FEES - NON REGULATORY  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3D03     TRANSCRIPT/COURT REPORTERS           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3D04     LEGAL NOTICES                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3D08     LEXIS/NEXIS INFORMATION SYSTEM/NEWS  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3D10     EXPERT WITNESSES & CONSULTANTS       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3D11     TPA ADMINISTRATION FEES              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E02     CONSULTANT EXPENSES - THRIFT         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E05     EMPLOYEE ASSISTANCE PLAN (EAP)       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E11     OUTSIDE RELOCATION SERVICES          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E20     MEDICAL DIRECTOR RETAINER            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E21     MEDICAL EXAMINATIONS                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E23     PRE-EMPLOYMENT PHYSICAL EXAMINATION  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E25     DRIVERS D.O.T.PHYSICAL EXAMINATIONS  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E26     DRUG TESTING                         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E27     ALCOHOL TESTING                      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E30     SHORT TERM TEMPORARY EMPLOYEES       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E31     SEASONAL TEMPORARY EMPLOYEES         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E33     CONTRACT EMPLOYEE SERVICES           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E34     OUTSIDE FOOD SERVERS                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E40     EMPLOYEE TRAINING                    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $   30,428   $     --
3E41     EMPLOYMENT ADVERTISING               $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E42     EMPLOYMENT CONSULTANTS               $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3E50     HR AWARD PLAQUE EXPENSES             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3F01     PRINTING                             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      117   $     --
3F02     GRAPHIC DESIGN                       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3F04     SLIDE REPRODUCTION                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3F05     FACSIMILE                            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3F06     LITERATURE DISTRIBUTION              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3F10     FILM, VIDEO AND AUDIO SERVICES       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3F12     ENGRAVING                            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3F15     DISPATCH PRINTING                    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $    1,634   $     --
3F16     VIDEO CONFERENCE FEES                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3G02     DATA TRACKING & UPDATE               $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3G03     PROGRAMS & PROMOTIONS                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3G05     MARKET RESEARCH                      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3J01     R & D CONTRACT SERVICES              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K02     TELEPHONE MOVES AND CHANGES          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K10     JANITOR SERVICES                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $   27,921   $     --

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Train-
                                              Retail                                       ing
                                              Opera-          Special   Suspended          State               Training
 COST                                         tions   Sales  Severance    Labor            Staff               Services    Work-in-
ELEMENT  Description                          Costs   Taxes     Costs     Costs    Taxes   Costs   Transfers     Costs     Progress
------------------------------------------------------------------------------------------------------------------------------------
3K11     WASTE MANAGEMENT SERVICES            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K13     OPERATION (LAWN CARE, SNOW REMOVAL)  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $    4,304   $     --
3K14     MAINTENANCE                          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $    6,085   $     --
3K15     BUILDING AND PROPERTY SECURITY       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $    4,117   $     --
3K16     OUTSIDE FOOD SERVICE                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K17     OUTSIDE LAUNDRY SERVICES             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      657   $     --
3K19     MATERIAL HANDLING SERVICES           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K20     REPAIR OF FURNISHINGS                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K21     REPAIR OF INSTRUMENTS                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K22     REPAIR OF TOOLS                      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K23     REPAIR OF TYPEWRITERS                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K24     REPAIR OF OFFICE MACHINES            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K25     REPAIR OF CAFETERIA                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K26     REPAIR OF EDP EQUIPMENT              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K27     PLANT ACCOUNTING USE ONLY            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K30     EDP MAINTENANCE AGREEMENTS           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K31     DUPLICATING MAINTENANCE AGREEMENTS   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3K32     OFFICE MACHINES MAINT AGREEMENTS     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3L01     COMPANY VEHICLE TOWING COSTS         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3L02     SERVICE/REPAIRS TO COMPANY VEHICLES  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3L03     SERVICE/REPAIRS TO CUST VEHICLE      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3L04     NON-COMPANY VEHICLE & EQUIP TOWING   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3L10     STATE INSPECTION CLASS A             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3L11     STATE INSPECTION CLASS B             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3L12     DOT INSPECTION                       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3P01     SYSTEM DEVELOPMENT COSTS             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3P02     PROGRAMMING SERVICES                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3P03     PERSONAL COMPUTER INSTALLATION SERV  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
3P04     EXTERNAL COMPUTING SERVICES          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4010     LEASES, BUILDINGS & LAND             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4012     BUILDINGS, LEASED - FIELD            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $  386,476   $     --
4013     BUILDINGS, LEASED - GENERAL OFFICE   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4014     PARKING AREAS, LEASED                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4031     BUILDING COST - OVERHEAD             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4032     BUILDING COST - OVERHEAD             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4051     LEASE, AUTO                          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4052     LEASE, TRUCK                         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4054     LEASE, TOOL CLASS 4                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4055     LEASE, TOOL CLASS 5                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4071     COMMUNICATION EQUIPMENT AND LINES    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4081     OFFICE MACHINES, FURNISHINGS, ETC    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4088     ELECTRONIC DATA PROCESSING (EDP)     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4090     RENTS                                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      114   $     --
4099     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4199     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
42       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4502     INSURANCE,PLANT ACCOUNTING USE ONLY  $   --  $  --  $      -- $       --  $   --  $  --   $  1,564  $       --   $   (481)
4530     PROPERTY & LIABILITY                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4551     AUTO INSURANCE                       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4552     TRUCK INSURANCE                      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4554     INSURANCE, TOOL CLASS 4              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
4555     INSURANCE, TOOL CLASS 5              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5001     EMPLOYEE EXPENSES                    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5002     EMPLOYEE EXPENSES                    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5005     EMPLOYEE EXPENSES                    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5015     TRAVEL AND EXPENSES                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $   26,734   $     --

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Train-
                                              Retail                                       ing
                                              Opera-          Special   Suspended          State               Training
 COST                                         tions   Sales  Severance    Labor            Staff               Services    Work-in-
ELEMENT  Description                          Costs   Taxes     Costs     Costs    Taxes   Costs   Transfers     Costs     Progress
------------------------------------------------------------------------------------------------------------------------------------
5016     MEETING/SEMINAR REGISTRATION FEES    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5017     EMPLOYEE RECOGNITION                 $   --  $  --  $      -- $       --  $   --  $  --   $     --  $        8   $     --
5019     COMPANY USE OF PERSONAL VEHICLE      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $    3,362   $     --
5020     DONATIONS TO CHARITABLE ORGANIZATIO  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5025     MEALS, MEETINGS AND ENTERTAINMENT    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $   46,233   $     --
5026     OVERTIME MEALS                       $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5027     MEAL REIMBURSEMENT                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5028     TAXABLE EMPLOYEE CASH AWARDS         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5045     RELOCATION EXPENSES                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5050     DUES, PROFESSIONAL & CIVIC ORGANIZA  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5051     INITIATION & CAPITAL ASSESSMENT FEE  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5510     INDUSTRY ASSOCIATIONS                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5511     CIVIC ASSOCIATIONS                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
5520     LOBBYING DUES                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
6010     NATURAL GAS/PROPANE                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
6020     ELECTRICITY                          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $   20,962   $     --
6030     WATER/SEWER                          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      673   $     --
6040     TELEPHONE                            $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      314   $     --
6050     CABLE SERVICE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
6052     CABLE SERVICE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
6061     CELLULAR PHONES - RENTAL             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
6062     CELLULAR PHONES SERVICE FEES         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      121   $     --
6063     CELLULAR PHONES USAGE CHARGE         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $      168   $     --
700      NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
7002     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
71       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
72       NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8010     MANAGEMENT SERVICES                  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8030     DATA PROCESSING SERVICES             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8031     CORPORATE COMMON SYSTEMS             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8032     COMPUTER STORE EQUP -HW/SW           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8921     DEFERRED CHARGES                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8940     INJURIES & DAMAGES ACCRUAL           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8951     AUTO LICENSE FEES/TAXES              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8952     TRUCK LICENSE FEES/TAXES             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8955     LICENSE FEE/TAXES, TOOL CLASS 5      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8971     ZONING BOARDS, PERMITS, RECORDING F  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       10   $     --
8981     PRE-EMPLOYMENT EXPENSES              $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8985     EDUCATION ASSISTANCE PROGRAM         $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8986     EMPLOYEE REIMBURSEMENT PAY DEDUCTIO  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8987     EMPLOYEE TAX GROSS-UPS               $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8989     NON-LABOR RESTRUCTURING COSTS        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
8990     OTHER EXPENSES - GENERAL             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $  (96,377)  $     --
8999     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9029     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $ 31,497  $       --   $ (9,409)
9030     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9040     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9202     DELAY RENTALS & UNOPERATED LEASE CO  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
951C     BUILDING COSTS CLEARED               $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9520     METER SHOP COSTS                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
952C     METER SHOP COSTS CLEARED             $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9530     COMPANY GARAGE COST TRANSFERRED      $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9540     AUTO/TRUCK COSTS                     $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9541     AUTO COSTS                           $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9542     TRUCK COSTS                          $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
954C     AUTO, TRUCK, TOOL COSTS - CLEARED    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --

------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Train-
                                              Retail                                       ing
                                              Opera-          Special   Suspended          State               Training
 COST                                         tions   Sales  Severance    Labor            Staff               Services    Work-in-
ELEMENT  Description                          Costs   Taxes     Costs     Costs    Taxes   Costs   Transfers     Costs     Progress
------------------------------------------------------------------------------------------------------------------------------------
9550     GENERAL TOOL COSTS                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9561     BUSINESS SOLUTIONS                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9564     HARDWARE/SOFTWARE                    $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9565     GAS BILL INSERTING                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9566     MAINFRAME PRINTING                   $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9570     MATERIALS & SUPPLIES - STORES COSTS  $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9580     DFC (BANGS/FAB) COSTS                $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
9908     NOT AVAILABLE                        $   --  $  --  $      -- $       --  $   --  $  --   $     --  $       --   $     --
(blank)                                       $   --  $ (79) $      -- $       --  $8,689  $  --   $     --  $       --   $     --
------------------------------------------------------------------------------------------------------------------------------------
         GRAND TOTAL                          $1,762  $ (79) $ 511,464 $  174,050  $8,689  $ 144   $ 33,060  $1,646,308   $ (9,890)
------------------------------------------------------------------------------------------------------------------------------------

 COST                                                    WAREHOUSE COSTS     LEGAL SERVICES           GRAND
ELEMENT      DESCRIPTION                                (STORES CLEARING)         COSTS               TOTAL
---------------------------------------------------------------------------------------------------------------
00           NOT AVAILABLE                                $         --         $       --          $         35
0001         CLOSING TO PROPERTY, PLANT, EQPT             $         --         $       --          $ (2,172,417)
0009         TRANSFER TO PROPERTY, PLANT, EQPT            $         --         $       --          $      2,734
0010         TRANSFER TO PROPERTY, PLANT, EQPT            $         --         $       --          $      4,462
0020         TRANSFER TO PROPERTY, PLANT, EQPT            $         --         $       --          $         30
0051         CONSIDERATION: LAND, RIGHTS & RIGHT          $         --         $       --          $     20,114
0058         SALVAGE - OTHER                              $         --         $       --          $     (4,040)
0071         DAMAGES                                      $         --         $       --          $        289
0079         BOOK COST OF PROPERTY RETIRED                $         --         $       --          $    180,789
0089         CONSTRUCTION OVERHEADS (A&G)                 $         --         $       --          $      1,659
0091         AFUDC                                        $         --         $       --          $     (9,401)
0100         AFUDC                                        $         --         $       --          $     22,233
1000         AFUDC                                        $         --         $       --          $      6,769
1010         LABOR                                        $    656,344         $1,118,250          $ 29,379,939
1020         LABOR OVERHEAD                               $    139,110         $  265,529          $  7,142,034
14           NOT AVAILABLE                                $         --         $       --          $      2,787
17           NOT AVAILABLE                                $         --         $       --          $        463
2009         NOT AVAILABLE                                $         --         $       --          $         67
2012         NOT AVAILABLE                                $         --         $       --          $      1,601
2016         NOT AVAILABLE                                $         --         $       --          $     11,623
2020         MATERIALS & SUPPLIES                         $    (13,118)        $       --          $  5,361,645
2031         MATERIALS & SUPPLIES - SALES TAX             $         --         $       --          $      4,468
2034         MATERIAL & SUPPLIES - FREIGHT                $     64,650         $       --          $     81,320
2040         HANDLING COSTS TRANSFERRED I/C STOCK         $         --         $       --          $         97
2050         HANDLING COSTS TRANSFERRED I/C STOCK         $         --         $       --          $         37
2060         POSTAGE                                      $        163         $       --          $    195,931
2070         OFFICE SUPPLIES                              $      2,130         $   28,454          $     35,239
2071         PRINT SERVICES SUPPLIES- DIRECT              $         --         $       --          $        131
2075         COMPUTER AND PRINTER SUPPLIES                $          3         $      213          $    178,410
2080         OFFICE EQUIPMENT                             $         --         $       99          $     19,105
2081         XEROX DUPLICATION                            $      1,392         $   13,716          $    271,238
2096         NOT AVAILABLE                                $         --         $       --          $        418
2098         NOT AVAILABLE                                $         --         $       --          $      3,596
2099         OTHER MISC MATERIALS & SUPPLIES              $         --         $       --          $    122,750
21           NOT AVAILABLE                                $         --         $       --          $     16,707
26           NOT AVAILABLE                                $         --         $       --          $        156
3100         NOT AVAILABLE                                $         --         $       --          $      9,100
3200         NOT AVAILABLE                                $         --         $       --          $        487
3410         NOT AVAILABLE                                $         --         $       --          $     12,560
3470         NOT AVAILABLE                                $         --         $       --          $        850
3499         NOT AVAILABLE                                $         --         $       --          $    146,399
38           NOT AVAILABLE                                $         --         $       --          $        396
3A02         CHECKFREE SERVICE CHARGE                     $         --         $       --          $          4
3A03         DELINQUENT COLLECTION FEES                   $         --         $       --          $     (3,668)
3A04         CREDIT REPORTS AND INVESTIGATIONS            $         --         $       --          $      7,324
3A10         LOCKBOX SERVICE CHARGES                      $         --         $       --          $        126
3A11         OTHER SERVICE CHARGES                        $         --         $       --          $     28,639
3A20         COURIER SERVICES(UPS, FEDEX, ETC.)           $          2         $    2,375          $     43,899
3A30         DESTRUCTION OF COMPANY RECORDS               $         37         $       --          $         46
3A31         MAINTENANCE OF CUSTOMER KEYS                 $         --         $       --          $          4
3A34         STORAGE SERVICES                             $         --         $       --          $     73,927
3B01         MAIN LINE INSTALLATION                       $         --         $       --          $         57
3B02         SERVICE LINE INSTALLATION                    $         --         $       --          $      1,788
3B09         CAPITAL PROJ NOT OTHERWISE IDENTIFD          $         --         $       --          $     10,879
3B10         INSPECTION                                   $         --         $       --          $      1,739
3B19         OPER ACTIV NOT OTHERWISE IDENTIFIED          $         --         $       --          $      2,133

 COST                                                    WAREHOUSE COSTS     LEGAL SERVICES           GRAND
ELEMENT      DESCRIPTION                                (STORES CLEARING)         COSTS               TOTAL
---------------------------------------------------------------------------------------------------------------
3B21         REGULATOR BUILDINGS AND LOTS                 $         --         $       --          $        254
3B29         MAINT ACTIV NOT OTHERWISE IDENTIFIED         $      3,493         $       --          $    120,874
3B30         APPLIANCE REPAIR                             $         --         $       --          $          2
3B32         CONTRACT METER REPAIRS                       $         --         $       --          $      1,773
3B39         CUST SERV NOT OTHERWISE IDENTIFIED           $         --         $       --          $        140
3B44         DAMAGE TO PROPERTY OF OTHERS                 $         --         $       --          $         34
3B50         PROPANE PLANT -O&M                           $         --         $       --          $        570
3B51         GAS AIR BLENDING                             $         --         $       --          $     41,392
3B52         OPERATIONS MAPPING                           $         --         $       --          $        172
3B53         OPER SVCS NOT OTHERWISE IDENTIFIED           $         --         $       --          $     25,005
3B60         ENVIRONMENTAL LAB ANALYSIS&EPA FEES          $      1,306         $       --          $    (26,503)
3B62         WEATHER FORECASTING SERVICE                  $         --         $       --          $     50,895
3B66         ENVIRONMENTL HAZ/SPE WASTE DISPOSAL          $        310         $       --          $     30,746
3C02         QUARTERLY REVIEW                             $         --         $       --          $        250
3C10         CONSULTANT EXPENSES                          $      3,400         $       --          $     45,492
3C13         SUPPLY MIX AND STORAGE STUDY                 $         --         $       --          $          5
3C15         BUILDING CONSULTANTS                         $         --         $       --          $    111,200
3C23         ENVIRONMENTAL CONSULTING                     $         --         $       --          $     11,147
3D02         LEGAL OUTSIDE FEES - NON REGULATORY          $         --         $   12,988          $     73,839
3D03         TRANSCRIPT/COURT REPORTERS                   $         --         $   18,442          $     18,442
3D04         LEGAL NOTICES                                $         --         $      614          $        614
3D08         LEXIS/NEXIS INFORMATION SYSTEM/NEWS          $         --         $  110,953          $    110,953
3D10         EXPERT WITNESSES & CONSULTANTS               $         --         $    5,562          $      5,562
3D11         TPA ADMINISTRATION FEES                      $         --         $   33,652          $     33,652
3E02         CONSULTANT EXPENSES - THRIFT                 $         --         $      (68)         $        (68)
3E05         EMPLOYEE ASSISTANCE PLAN (EAP)               $         --         $       --          $         10
3E11         OUTSIDE RELOCATION SERVICES                  $         --         $       --          $     (5,250)
3E20         MEDICAL DIRECTOR RETAINER                    $         --         $       --          $         53
3E21         MEDICAL EXAMINATIONS                         $         --         $       --          $      3,888
3E23         PRE-EMPLOYMENT PHYSICAL EXAMINATION          $         --         $       --          $        115
3E25         DRIVERS D.O.T.PHYSICAL EXAMINATIONS          $         --         $       --          $         90
3E26         DRUG TESTING                                 $        193         $       --          $     39,123
3E27         ALCOHOL TESTING                              $         --         $       --          $      1,203
3E30         SHORT TERM TEMPORARY EMPLOYEES               $     23,427         $    1,447          $    340,650
3E31         SEASONAL TEMPORARY EMPLOYEES                 $         --         $       --          $        286
3E33         CONTRACT EMPLOYEE SERVICES                   $         --         $       --          $      8,981
3E34         OUTSIDE FOOD SERVERS                         $         --         $       --          $      4,366
3E40         EMPLOYEE TRAINING                            $      2,353         $      517          $     68,886
3E41         EMPLOYMENT ADVERTISING                       $        371         $       --          $     14,064
3E42         EMPLOYMENT CONSULTANTS                       $         --         $       --          $     60,232
3E50         HR AWARD PLAQUE EXPENSES                     $         --         $       --          $         (2)
3F01         PRINTING                                     $         --         $       --          $     31,056
3F02         GRAPHIC DESIGN                               $         --         $       --          $         77
3F04         SLIDE REPRODUCTION                           $         --         $       --          $         71
3F05         FACSIMILE                                    $         --         $       --          $        734
3F06         LITERATURE DISTRIBUTION                      $         --         $       --          $     23,090
3F10         FILM, VIDEO AND AUDIO SERVICES               $         40         $       50          $      1,763
3F12         ENGRAVING                                    $         --         $       --          $          6
3F15         DISPATCH PRINTING                            $        122         $      233          $     58,869
3F16         VIDEO CONFERENCE FEES                        $         --         $       71          $     10,736
3G02         DATA TRACKING & UPDATE                       $         --         $       --          $         18
3G03         PROGRAMS & PROMOTIONS                        $         --         $       --          $    100,439
3G05         MARKET RESEARCH                              $         --         $       --          $        300
3J01         R & D CONTRACT SERVICES                      $        --          $       --          $      6,384
3K02         TELEPHONE MOVES AND CHANGES                  $        --          $       --          $          3
3K10         JANITOR SERVICES                             $        --          $       --          $    371,754

 COST                                                    WAREHOUSE COSTS     LEGAL SERVICES           GRAND
ELEMENT      DESCRIPTION                                (STORES CLEARING)         COSTS               TOTAL
---------------------------------------------------------------------------------------------------------------
3K11         WASTE MANAGEMENT SERVICES                    $     2,403          $       --          $     36,801
3K13         OPERATION (LAWN CARE, SNOW REMOVAL)          $       183          $       --          $     72,087
3K14         MAINTENANCE                                  $     1,077          $       --          $    765,232
3K15         BUILDING AND PROPERTY SECURITY               $        --          $       --          $    121,219
3K16         OUTSIDE FOOD SERVICE                         $       144          $       --          $     86,983
3K17         OUTSIDE LAUNDRY SERVICES                     $       521          $       --          $     37,320
3K19         MATERIAL HANDLING SERVICES                   $    (3,723)         $       --          $     56,960
3K20         REPAIR OF FURNISHINGS                        $        --          $       --          $        219
3K21         REPAIR OF INSTRUMENTS                        $        --          $       --          $     20,270
3K22         REPAIR OF TOOLS                              $        --          $       --          $      4,091
3K23         REPAIR OF TYPEWRITERS                        $        --          $       --          $         70
3K24         REPAIR OF OFFICE MACHINES                    $        --          $       --          $      5,445
3K25         REPAIR OF CAFETERIA                          $        --          $       --          $         23
3K26         REPAIR OF EDP EQUIPMENT                      $        --          $       --          $      6,216
3K27         PLANT ACCOUNTING USE ONLY                    $        --          $       --          $         23
3K30         EDP MAINTENANCE AGREEMENTS                   $        --          $       --          $    117,538
3K31         DUPLICATING MAINTENANCE AGREEMENTS           $        --          $       --          $      1,405
3K32         OFFICE MACHINES MAINT AGREEMENTS             $        --          $       --          $    126,604
3L01         COMPANY VEHICLE TOWING COSTS                 $        --          $       --          $     13,555
3L02         SERVICE/REPAIRS TO COMPANY VEHICLES          $     1,177          $       --          $  1,528,025
3L03         SERVICE/REPAIRS TO CUST VEHICLE              $        --          $       --          $         24
3L04         NON-COMPANY VEHICLE & EQUIP TOWING           $        --          $       --          $        125
3L10         STATE INSPECTION CLASS A                     $        --          $       --          $      1,483
3L11         STATE INSPECTION CLASS B                     $        --          $       --          $        291
3L12         DOT INSPECTION                               $        --          $       --          $      8,193
3P01         SYSTEM DEVELOPMENT COSTS                     $        --          $       --          $    421,589
3P02         PROGRAMMING SERVICES                         $        --          $       --          $  3,304,910
3P03         PERSONAL COMPUTER INSTALLATION SERV          $        --          $       --          $     74,636
3P04         EXTERNAL COMPUTING SERVICES                  $        --          $       --          $        419
4010         LEASES, BUILDINGS & LAND                     $        --          $       --          $        241
4012         BUILDINGS, LEASED - FIELD                    $        --          $       --          $    741,400
4013         BUILDINGS, LEASED - GENERAL OFFICE           $        --          $       --          $  5,357,598
4014         PARKING AREAS, LEASED                        $        --          $       --          $     44,439
4031         BUILDING COST - OVERHEAD                     $        --          $       --          $     12,887
4032         BUILDING COST - OVERHEAD                     $        --          $       --          $     25,780
4051         LEASE, AUTO                                  $        --          $       --          $    409,388
4052         LEASE, TRUCK                                 $        --          $       --          $  3,714,477
4054         LEASE, TOOL CLASS 4                          $        --          $       --          $     14,928
4055         LEASE, TOOL CLASS 5                          $        --          $       --          $    (15,284)
4071         COMMUNICATION EQUIPMENT AND LINES            $        --          $      (28)         $     (1,002)
4081         OFFICE MACHINES, FURNISHINGS, ETC            $      (635)         $       --          $       (398)
4088         ELECTRONIC DATA PROCESSING (EDP)             $        --          $       --          $       (141)
4090         RENTS                                        $     7,443          $      433          $    120,036
4099         NOT AVAILABLE                                $        --          $       --          $    (39,087)
4199         NOT AVAILABLE                                $        --          $       --          $         246
42           NOT AVAILABLE                                $        --          $       --          $          75
4502         INSURANCE,PLANT ACCOUNTING USE ONLY          $        --          $       --          $       1,082
4530         PROPERTY & LIABILITY                         $        --          $       --          $      (2,045)
4551         AUTO INSURANCE                               $        --          $       --          $      85,783
4552         TRUCK INSURANCE                              $        --          $       --          $     407,619
4554         INSURANCE, TOOL CLASS 4                      $        --          $       --          $      58,132
4555         INSURANCE, TOOL CLASS 5                      $        --          $       --          $      47,759
5001         EMPLOYEE EXPENSES                            $        --          $       --          $       9,143
5002         EMPLOYEE EXPENSES                            $        --          $       --          $       7,263
5005         EMPLOYEE EXPENSES                            $        --          $       --          $         496
5015         TRAVEL AND EXPENSES                          $    10,109          $   37,473          $     696,955

 COST                                                    WAREHOUSE COSTS     LEGAL SERVICES           GRAND
ELEMENT      DESCRIPTION                                (STORES CLEARING)         COSTS               TOTAL
---------------------------------------------------------------------------------------------------------------
5016         MEETING/SEMINAR REGISTRATION FEES            $        75          $    8,924          $     120,709
5017         EMPLOYEE RECOGNITION                         $         4          $       --          $         764
5019         COMPANY USE OF PERSONAL VEHICLE              $       403          $       --          $      31,945
5020         DONATIONS TO CHARITABLE ORGANIZATIO          $        --          $       --          $       1,878
5025         MEALS, MEETINGS AND ENTERTAINMENT            $     4,086          $    8,609          $     202,972
5026         OVERTIME MEALS                               $        --          $       --          $       8,434
5027         MEAL REIMBURSEMENT                           $     3,234          $       --          $       3,360
5028         TAXABLE EMPLOYEE CASH AWARDS                 $        --          $       --          $      11,874
5045         RELOCATION EXPENSES                          $        --          $       --          $     108,500
5050         DUES, PROFESSIONAL & CIVIC ORGANIZA          $        --          $    8,326          $      30,433
5051         INITIATION & CAPITAL ASSESSMENT FEE          $        --          $       --          $         292
5510         INDUSTRY ASSOCIATIONS                        $        --          $       --          $      72,235
5511         CIVIC ASSOCIATIONS                           $        --          $       --          $      11,640
5520         LOBBYING DUES                                $        --          $       --          $       3,797
6010         NATURAL GAS/PROPANE                          $        --          $       --          $     295,673
6020         ELECTRICITY                                  $    13,348          $       --          $     483,403
6030         WATER/SEWER                                  $        --          $       --          $      28,836
6040         TELEPHONE                                    $     8,244          $      152          $     279,239
6050         CABLE SERVICE                                $        --          $       --          $          32
6052         CABLE SERVICE                                $        --          $       --          $         235
6061         CELLULAR PHONES - RENTAL                     $        --          $       --          $         527
6062         CELLULAR PHONES SERVICE FEES                 $       140          $      359          $       4,972
6063         CELLULAR PHONES USAGE CHARGE                 $       532          $      874          $      25,018
700          NOT AVAILABLE                                $        --          $       --          $         946
7002         NOT AVAILABLE                                $        --          $       --          $          60
71           NOT AVAILABLE                                $        --          $       --          $         378
72           NOT AVAILABLE                                $        --          $       --          $           9
8010         MANAGEMENT SERVICES                          $        --          $       --          $     373,685
8030         DATA PROCESSING SERVICES                     $        --          $       --          $     928,012
8031         CORPORATE COMMON SYSTEMS                     $        --          $       --          $      30,042
8032         COMPUTER STORE EQUP -HW/SW                   $        --          $       --          $     131,443
8921         DEFERRED CHARGES                             $        --          $  (57,679)         $     (57,679)
8940         INJURIES & DAMAGES ACCRUAL                   $        --          $       --          $         363
8951         AUTO  LICENSE FEES/TAXES                     $        --          $       --          $      10,327
8952         TRUCK LICENSE FEES/TAXES                     $        --          $       --          $     255,132
8955         LICENSE FEE/TAXES, TOOL CLASS 5              $        --          $       --          $      18,383
8971         ZONING BOARDS, PERMITS, RECORDING F          $        --          $       --          $         636
8981         PRE-EMPLOYMENT EXPENSES                      $        --          $       --          $         230
8985         EDUCATION ASSISTANCE PROGRAM                 $        --          $       --          $      82,880
8986         EMPLOYEE REIMBURSEMENT PAY DEDUCTIO          $        --          $       --          $    (251,135)
8987         EMPLOYEE TAX GROSS-UPS                       $        --          $       --          $      66,887
8989         NON-LABOR RESTRUCTURING COSTS                $        --          $       --          $     179,265
8990         OTHER EXPENSES - GENERAL                     $     4,671          $    1,301          $    (131,350)
8999         NOT AVAILABLE                                $        --          $       --          $       6,082
9029         NOT AVAILABLE                                $        --          $       --          $      37,532
9030         NOT AVAILABLE                                $        --          $       --          $         530
9040         NOT AVAILABLE                                $        --          $       --          $         435
9202         DELAY RENTALS & UNOPERATED LEASE CO          $        --          $       --          $      96,448
951C         BUILDING COSTS CLEARED                       $        --          $       --          $          --
9520         METER SHOP COSTS                             $        --          $       --          $      33,260
952C         METER SHOP COSTS CLEARED                     $        --          $       --          $          18
9530         COMPANY GARAGE COST TRANSFERRED              $        --          $       --          $     (20,457)
9540         AUTO/TRUCK COSTS                             $        --          $       --          $      39,243
9541         AUTO COSTS                                   $        --          $       --          $       2,441
9542         TRUCK COSTS                                  $       710          $       --          $     193,958
954C         AUTO, TRUCK, TOOL COSTS - CLEARED            $        --          $       --          $          --

 COST                                                    WAREHOUSE COSTS     LEGAL SERVICES           GRAND
ELEMENT      DESCRIPTION                                (STORES CLEARING)         COSTS               TOTAL
----------------------------------------------------------------------------------------------------------------
9550         GENERAL TOOL COSTS                           $        --          $       --          $      19,936
9561         BUSINESS SOLUTIONS                           $        --          $       --          $     748,792
9564         HARDWARE/SOFTWARE                            $        --          $       --          $      25,871
9565         GAS BILL INSERTING                           $        --          $       --          $     250,084
9566         MAINFRAME PRINTING                           $        --          $       --          $      26,828
9570         MATERIALS & SUPPLIES - STORES COSTS          $        --          $       --          $      10,392
9580         DFC (BANGS/FAB) COSTS                        $        --          $       --          $       8,648
9908         NOT AVAILABLE                                $        --          $       --          $     164,202
(blank)                                                   $  (124,896)         $       --          $   1,585,190
----------------------------------------------------------------------------------------------------------------
GRAND TOTAL                                               $   814,980          $1,621,839          $  68,122,388
----------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 6
                         SSC ACCOUNTING SYSTEM FLOWCHART



                            GEAC GENERAL LEDGER 3.12

Human Resources Info.    Work Labor Reporting         Gas Used in Company                                 Tax and Misc. Journals
  System -HRIS-            System -WLRS-                Operations -via PCLink-                             -via PCLink-
       |                        |
       |                        |
       |                        |
Labor Distribution       Employee Accounting Systems  Pool Cars & Garages                                 Various Mechanized
  System -LDS-             Interface -EASI-             -via CMS-                                           Journals -via MVS-
       |
       |
       |
Accounts Payable                                      Off-system Sales                                    Shared Services Billings
   -A/P-                                                -via CMS-                                           -via MVS-
       |
       |
       |
EDI Applications         Plant Accounting
       |                   -PCM/AM-
       |                        |
       |                        |
       |                        |
Materials Management     Inter-Company Billing
  Info. System -MMIS-      -ICB-
       |                        |
       |                        |
       |                        |
Work Management          Other Affiliates'            Gas Purchase System       Revenue and Statistics    Distributed Information
  System WMS               Systems                      -GP-                      -RS-                      System -DIS/MRA-


Gas Transportation System -GTS-         Misc. Accounts Receivable -AR:M-       Gas Accounting System -Gas-

                                        Distribution Reports

Keypunch

                                        Consolidation Entries -Hyperion-        Parent Company Consolidation

                                                                                User Queries -Drillback-
Financial Statements

Total Balance                                                                   O&M Cost Control (Budgets) -BudgetWiser-

Ad Hoc Reports

Account Reconciliations                                                         Financial Modelling System -Khalix-

                                   SCHEDULE 7
                        REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN       32               34                 35               37                38            GRAND TOTAL
NUMBER             CKY              COH                CMD              CPA               CGV
------             ---              ---                ---              ---               ---           -----------
0001           $146,864.64     $  908,581.45       $ 40,961.61     $  432,067.40       $210,014.04     $1,738,489.14
0002           $ 22,502.30     $  179,007.03       $  6,289.50     $   66,196.05       $ 32,143.29     $  306,138.17
0003           $  3,578.45     $   28,336.43       $  1,000.22     $   10,526.61       $  5,112.97     $   48,554.68
0004           $ 12,309.88     $   90,292.81       $  2,816.18     $   33,839.72       $ 14,590.30     $  153,848.89
0005           $     76.07     $      769.88       $     17.42     $      209.29       $     90.33     $    1,162.99
0006           $    110.13     $    1,034.33       $     25.17     $      302.82       $    130.67     $    1,603.12
0007           $    811.32     $   37,324.37       $  1,024.38     $   15,052.23       $  1,369.32     $   55,581.62
0010           $ 16,346.05     $   88,710.70       $  5,905.19     $   47,248.91       $ 27,070.35     $  185,281.20
0011           $    579.41     $    4,024.58       $    209.28     $    1,674.94       $    959.21     $    7,447.42
0012           $    325.34     $    2,259.88       $    117.51     $      940.50       $    538.62     $    4,181.85
0013           $    834.02     $    4,747.61       $    533.83     $    5,648.27       $    856.32     $   12,620.05
0019           $ 36,881.39     $  223,949.96       $  6,262.46     $   88,724.14       $ 45,184.97     $  401,002.92
0020           $  3,476.79     $   26,993.22       $    589.65     $    8,355.65       $  4,263.03     $   43,678.34
0021           $      3.57     $       27.63       $      0.60     $        8.55       $      4.35     $       44.70
0022           $ 21,682.07     $  150,289.48       $ 10,512.14     $  188,140.73       $ 28,135.16     $  398,759.58
0025           $  6,823.44     $   86,715.44       $  5,229.82     $   45,603.31       $ 10,273.39     $  154,645.40
0026           $    166.20     $    2,713.36       $    127.37     $    1,110.98       $    250.39     $    4,368.30
0027           $     46.93     $      811.50       $     35.96     $      313.68       $     70.73     $    1,278.80
0031           $        --     $   27,601.20       $    540.42     $   13,455.36       $  3,193.82     $   44,790.80
0034           $ 15,717.44     $  133,857.25       $  8,695.42     $   84,658.91       $ 54,210.11     $  297,139.13
0035           $    451.97     $    4,923.68       $    250.04     $    2,433.00       $  1,557.87     $    9,616.56
0036           $    313.24     $    3,412.25       $    173.29     $    1,686.15       $  1,079.63     $    6,664.56
0040           $  1,772.91     $   54,001.03       $  1,772.91     $    7,091.52       $  8,864.00     $   73,502.37
0043           $        --     $    8,244.87       $    126.73     $    3,175.65       $    756.69     $   12,303.94
0044           $  8,654.20     $  104,775.51       $  2,419.31     $   25,459.99       $ 12,366.16     $  153,675.17
0045           $  2,706.53     $   41,930.15       $    756.46     $    7,961.60       $  3,867.00     $   57,221.74
0046           $  3,202.13     $   25,356.34       $    895.04     $    9,419.55       $  4,575.08     $   43,448.14
0140           $ 21,665.55     $  125,325.74       $ 12,041.70     $   64,576.96       $ 32,124.13     $  255,734.08
0141           $        --     $  637,416.41       $        --     $          --       $        --     $  637,416.41
1444           $ 14,955.10     $   99,166.53       $  4,985.05     $   40,236.32       $ 18,693.86     $  178,036.86
1595           $    368.50     $    2,918.00       $    103.00     $    1,084.00       $    526.50     $    5,000.00
               -----------     -------------       -----------     -------------       -----------     -------------
      6150     $343,225.57     $3,105,518.62       $114,417.66     $1,207,202.79       $522,872.29     $5,293,236.93


0097           $ 25,296.14     $  240,453.52       $  7,083.86     $   74,905.99       $ 34,766.64     $  382,506.15
0098           $  9,837.14     $  116,274.92       $  2,753.77     $   29,129.41       $ 13,519.77     $  171,515.01
0099           $  1,267.14     $   14,252.68       $    354.71     $    3,752.27       $  1,741.48     $   21,368.28
               -----------     -------------       -----------     -------------       -----------     -------------

                        REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN       32                  34                    35                  37                   38              GRAND TOTAL
------------       --                  --                    --                  --                   --              -----------
      6020     $36,400.42          $370,981.12           $10,192.34          $107,787.67           $50,027.89         $575,389.44


9500           $48,030.68          $297,704.32           $13,364.72          $141,366.39           $68,802.89         $569,269.00
9501           $ 5,737.97          $ 45,900.46           $ 1,603.90          $ 16,878.92           $ 8,197.80         $ 78,319.05
9502           $    38.48          $    304.65           $    10.74          $    113.17           $    54.96         $    522.00
9512           $ 8,270.77          $ 66,550.73           $ 2,372.77          $ 24,688.25           $11,106.83         $112,989.35
9514           $    78.72          $    633.57           $    22.58          $    235.03           $   105.85         $  1,075.75
----           ----------          -----------           ----------          -----------           ----------         -----------
      7110     $62,156.62          $411,093.73           $17,374.71          $183,281.76           $88,268.33         $762,175.15


0254           $ 6,953.00          $ 56,950.19           $ 1,988.06          $ 21,233.88           $ 8,912.28         $ 96,037.41
0261           $25,437.42          $ 81,686.83           $ 3,063.11          $ 42,530.75           $25,727.02         $178,445.13
0262           $   691.61          $  2,845.37           $    83.31          $  1,156.99           $   700.16         $  5,477.44
0263           $     1.88          $      7.72           $     0.22          $      3.13           $     1.90         $     14.85
0264           $ 1,316.35          $ 23,311.56           $   929.24          $  9,176.61           $       --         $ 34,733.76
0265           $(1,201.71)         $(27,090.75)          $  (849.36)         $ (8,389.58)          $     4.18         $(37,527.22)
0266           $    25.33          $    574.25           $    17.87          $    176.70           $       --         $    794.15
0267           $ 2,268.42          $ 30,272.16           $ 1,014.05          $ 15,212.78           $       --         $ 48,767.41
0268           $   194.60          $  3,335.12           $    87.20          $  1,310.15           $       --         $  4,927.07
0269           $    16.25          $    405.79           $     8.10          $     32.48           $    32.50         $    495.12
0270           $26,027.23          $138,442.36           $ 5,391.27          $ 65,472.93           $22,210.26         $257,544.05
0271           $ 3,522.51          $ 24,115.33           $   729.22          $  8,966.10           $ 3,065.66         $ 40,398.82
0272           $   745.48          $  5,084.70           $   154.25          $  1,893.63           $   646.93         $  8,524.99
0346           $ 4,971.65          $ 61,484.28           $ 1,339.01          $ 13,075.62           $ 6,028.67         $ 86,899.23
0347           $   267.01          $  3,688.75           $    71.64          $    702.07           $   376.23         $  5,105.70
0348           $    13.85          $    175.80           $     3.53          $     32.24           $    13.90         $    239.32
0349           $ 1,037.85          $  7,527.37           $   320.31          $  3,645.60           $ 2,109.83         $ 14,640.96
0352           $       --          $ 12,460.37           $       --          $        --           $       --         $ 12,460.37
0353           $       --          $ 44,253.03           $       --          $        --           $       --         $ 44,253.03
0354           $ 1,937.57          $ 20,658.19           $   109.49          $  4,726.53           $ 4,017.47         $ 31,449.25
0355           $    68.61          $    977.93           $     3.93          $    167.73           $   142.71         $  1,360.91
0356           $    21.21          $    665.90           $     1.24          $     51.82           $    44.02         $    784.19
0357           $   923.76          $ 22,580.28           $   230.44          $  2,045.73           $   890.36         $ 26,670.57
0358           $    38.61          $  1,208.72           $     9.61          $     85.57           $    37.30         $  1,379.81
0359           $     1.17          $     36.42           $     0.29          $      2.57           $     1.11         $     41.56
0360           $   736.50          $ 14,180.59           $   231.29          $  1,577.25           $   356.22         $ 17,081.85
0361           $    43.26          $  1,074.33           $    13.62          $     92.77           $    20.99         $  1,244.97

                        REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN        32                 34                  35                  37                   38                GRAND TOTAL
------------        --                 --                  --                  --                   --               -----------
0362            $   556.57         $ 13,707.12          $   174.95         $  1,192.63          $    270.30          $ 15,901.57
0363            $54,645.15         $300,332.62          $16,889.30         $191,809.84          $110,885.14          $674,562.05
0364            $10,361.08         $  8,088.67          $   788.84         $  9,567.81          $ 10,340.12          $ 39,146.52
0365            $ 4,959.08         $  3,869.10          $ 4,959.08         $  4,959.08          $  4,959.08          $ 23,705.42
0366            $ 8,136.02         $ 59,877.04          $ 1,853.52         $ 22,203.37          $  9,830.74          $101,900.69
0367            $ 1,843.17         $ 18,088.07          $   334.94         $  5,124.84          $  4,070.07          $ 29,461.09
0368            $   249.19         $  1,376.83          $    60.99         $    715.11          $    302.86          $  2,704.98
0369            $ 1,127.01         $  3,296.85          $   281.91         $  2,817.52          $  5,634.05          $ 13,157.34
0370            $    11.65         $     15.37          $     0.89         $      8.94          $      3.57          $     40.42
0371            $ 4,490.25         $ 41,042.04          $ 2,411.15         $ 16,954.97          $  3,061.64          $ 67,960.05
0372            $ 3,907.13         $ 16,489.53          $   335.79         $  7,931.12          $  9,838.14          $ 38,501.71
0373            $   622.47         $  1,213.11          $       --         $        --          $    621.44          $  2,457.02
0374            $   710.54         $  4,991.90          $       --         $  4,591.83          $  4,952.57          $ 15,246.84
0375            $       --         $  2,933.31          $       --         $        --          $        --          $  2,933.31
0376            $ 6,742.48         $ 47,352.69          $ 2,085.49         $ 23,659.73          $ 13,681.22          $ 93,521.61
0377            $   904.85         $    904.85          $    68.78         $    836.06          $    904.82          $  3,619.36
0378            $    53.25         $     53.25          $    53.25         $     53.25          $     53.22          $    266.22
0379            $   203.38         $  1,917.82          $    46.30         $    555.16          $    246.10          $  2,968.76
0380            $   232.34         $  2,918.52          $    42.20         $    645.21          $    512.52          $  4,350.79
0384            $   220.54         $  2,677.88          $   126.67         $    853.38          $    167.90          $  4,046.37
0385            $ 1,124.29         $  6,068.28          $    96.68         $  2,279.36          $  2,825.66          $ 12,394.27
0386            $     9.39         $     21.90          $       --         $        --          $      9.39          $     40.68
0387            $   340.54         $  3,075.15                             $  2,210.62          $  2,386.06          $  8,012.37
0388            $       --         $  2,850.76          $       --         $        --          $        --          $  2,850.76
0389            $ 2,359.55         $ 16,568.94          $   729.72         $  8,279.62          $  4,787.70          $ 32,725.53
0392            $ 1,584.69         $ 14,944.72          $   360.90         $  4,326.10          $  1,917.81          $ 23,134.22
0393            $    10.22         $    128.39          $     1.85         $     28.38          $     22.56          $    191.40
0395            $     4.55         $     17.04          $     1.14         $     11.35          $     22.69          $     56.77
0398            $   572.67         $  3,091.36          $    49.24         $  1,161.16          $  1,439.64          $  6,314.07
0399            $   450.09         $  1,049.95          $       --         $        --          $    450.09          $  1,950.13
0469            $   344.20         $  3,108.34          $       --         $  2,234.48          $  2,411.82          $  8,098.84
0471            $       --         $  1,321.24          $    73.52         $    841.84          $    486.28          $  2,722.88
0472            $       --         $    569.38          $    25.04         $    284.58          $    164.58          $  1,043.58
0473            $       --         $    206.50          $     9.08         $    103.21          $     59.69          $    378.48
0474            $   792.16         $  4,001.04          $    49.52         $  2,420.46          $    519.79          $  7,782.97
0475            $       --         $     77.58          $       --         $     98.92          $    100.02          $    276.52
0477            $       --         $      4.08          $       --         $      4.07          $      4.08          $     12.23
0569            $17,913.95         $113,954.94          $ 3,375.39         $ 34,725.26          $ 22,348.20          $192,317.74

                        REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN        32                  34                   35                 37                   38               GRAND TOTAL
------------        --                  --                   --                 --                   --               -----------
0570            $ 6,332.62          $ 51,457.07          $ 1,187.27         $ 12,268.19          $  7,915.53          $ 79,160.68
0571            $   341.70          $  2,776.39          $    64.09         $    662.07          $    427.10          $  4,271.35
0572            $ 5,291.77          $ 41,672.86          $   841.11         $ 15,702.62          $  8,805.00          $ 72,313.36
0573            $ 3,195.40          $ 32,206.65          $   507.14         $  9,484.48          $  5,325.38          $ 50,719.05
0601            $       --          $ 11,498.66          $       --         $        --          $        --          $ 11,498.66
0602            $       --          $        --          $    33.63         $        --          $     99.18          $    132.81
0627            $   351.01          $  3,075.01          $    69.58         $    994.86          $    504.20          $  4,994.66
0628            $   895.41          $ 10,026.70          $   179.11         $  2,536.44          $  1,283.20          $ 14,920.86
0629            $    18.28          $    204.79          $     3.66         $     51.81          $     26.20          $    304.74
0633            $ 8,687.92          $ 39,784.67          $ 4,343.54         $ 21,102.45          $        --          $ 73,918.58
0634            $    50.19          $    293.76          $    25.03         $    121.80          $        --          $    490.78
0635            $    10.90          $     63.84          $     5.45         $     26.47          $        --          $    106.66
0636            $   139.18          $    636.47          $    70.04         $    337.60          $        --          $  1,183.29
0637            $    38.33          $    224.44          $    19.16         $     93.07          $        --          $    375.00
0645            $ 6,933.15          $ 29,947.97          $ 1,067.18         $ 13,919.86          $  6,328.62          $ 58,196.78
0646            $ 1,568.49          $  8,825.04          $   241.30         $  3,152.19          $  1,432.90          $ 15,219.92
0647            $   191.46          $  1,060.44          $    29.46         $    384.79          $    174.90          $  1,841.05
0648            $ 2,330.06          $ 10,018.74          $   359.57         $  4,675.88          $  2,123.65          $ 19,507.90
0649            $   437.59          $  2,423.34          $    67.33         $    879.29          $    399.70          $  4,207.25
0650            $   139.86          $    774.67          $    21.52         $    281.10          $    127.77          $  1,344.92
0651            $ 1,194.75          $ 22,966.57          $   374.77         $  2,559.29          $    578.34          $ 27,673.72
0652            $     3.24          $     79.82          $     1.01         $      6.94          $      1.59          $     92.60
0654            $    25.87          $    493.90          $     8.34         $     55.33          $     11.97          $    595.41
0659            $41,403.37          $        --          $       --         $        --          $ 41,403.37          $ 82,806.74
0710            $11,470.92          $ 67,081.73          $ 2,740.57         $ 35,797.12          $ 16,200.90          $133,291.24
0711            $ 1,413.50          $  8,262.11          $   341.30         $  4,404.94          $  1,986.08          $ 16,407.93
0712            $ 1,079.23          $  6,300.66          $   258.13         $  3,369.71          $  1,525.79          $ 12,533.52
0713            $   151.05          $    879.09          $    36.86         $    471.32          $    212.32          $  1,750.64
0714            $ 7,196.02          $ 42,107.48          $ 1,717.88         $ 22,434.86          $ 10,161.86          $ 83,618.10
0715            $   135.38          $    794.64          $    32.41         $    422.79          $    191.45          $  1,576.67
0716            $ 2,244.82          $ 13,162.81          $   537.03         $  7,007.90          $  3,169.82          $ 26,122.38
0717            $   350.36          $  2,056.64          $    83.85         $  1,093.26          $    494.27          $  4,078.38
0718            $(7,175.59)         $(53,749.96)         $(1,713.02)        $(22,392.57)         $(10,135.23)         $(95,166.37)
0720            $   699.55          $  5,240.13          $   166.99         $  2,183.05          $    988.09          $  9,277.81
0722            $   214.52          $  1,607.12          $    51.20         $    669.53          $    303.10          $  2,845.47
0723            $    24.16          $    180.98          $     5.77         $     75.40          $     34.13          $    320.44
0724            $ 1,312.58          $  9,827.04          $   312.83         $  4,091.29          $  1,855.97          $ 17,399.71
0725            $    10.62          $     79.57          $     2.54         $     33.15          $     15.01          $    140.89

                       REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN         32                34                  35              37                38            GRAND TOTAL
------------         --                --                  --              --                --            -----------
0726             $   181.41        $  1,358.97         $   43.31       $   566.17        $   256.26        $  2,406.12
0728             $   191.34        $  1,433.25         $   45.68       $   597.10        $   270.25        $  2,537.62
0730             $   394.88        $  2,957.99         $   94.30       $ 1,232.31        $   557.75        $  5,237.23
0732             $   245.19        $  1,836.66         $   58.55       $   765.18        $   346.31        $  3,251.89
0734             $   804.83        $  1,273.73         $      --       $       --        $       --        $  2,078.56
0736             $   140.96        $    286.24         $      --       $       --        $       --        $    427.20
0738             $ 4,132.51        $  8,390.26         $      --       $       --        $       --        $ 12,522.77
0740             $ 6,325.16        $ 37,009.57         $1,509.95       $19,737.46        $ 8,934.74        $ 73,516.88
0742             $     1.93        $     14.45         $    0.46       $     6.02        $     2.72        $     25.58
0744             $    16.23        $    121.53         $    3.86       $    50.66        $    22.90        $    215.18
0746             $   250.94        $  4,803.35         $   79.82       $   536.46        $   117.18        $  5,787.75
0758             $12,933.69        $102,159.39         $2,110.25       $33,016.32        $25,314.39        $175,534.04
0759             $ 4,281.54        $ 43,497.65         $  679.73       $12,708.40        $ 7,135.34        $ 68,302.66
0760             $       --        $    823.48         $   12.20       $   234.85        $   149.41        $  1,219.94
0761             $ 6,502.22        $ 64,384.23         $1,063.47       $16,599.92        $12,730.99        $101,280.83
0771             $ 1,202.35        $    941.48         $1,202.35       $ 1,202.35        $ 1,202.35        $  5,750.88
0774             $       --        $  1,600.54         $   34.19       $   529.02        $   693.17        $  2,856.92
0775             $       --        $ 11,727.51         $  189.16       $ 3,026.46        $ 3,972.23        $ 18,915.36
0776             $       --        $  6,542.59         $  105.56       $ 1,688.38        $ 2,216.11        $ 10,552.64
0777             $       --        $  2,251.51         $   88.02       $   918.76        $   702.52        $  3,960.81
0778             $       --        $  5,814.61         $  175.94       $ 1,851.77        $ 1,416.62        $  9,258.94
0779             $       --        $  8,743.00         $  264.53       $ 2,784.38        $ 2,129.99        $ 13,921.90
0780             $   208.05        $    736.79         $    4.60       $   113.46        $   112.02        $  1,174.92
0781             $    14.70        $     88.05         $    0.39       $     8.04        $     7.84        $    119.02
0782             $   588.76        $  2,684.87         $   15.68       $   321.91        $   314.04        $  3,925.26
0783             $       --        $  1,352.62         $      --       $       --        $   432.55        $  1,785.17
0787             $ 1,806.61        $  2,112.05         $1,003.73       $ 1,806.61        $ 2,709.54        $  9,438.54
0788             $    25.36        $     38.04         $   14.09       $    25.36        $    38.04        $    140.89
0790             $ 1,510.86        $ 13,221.74         $  300.74       $ 4,281.85        $ 2,163.03        $ 21,478.22
0791             $   405.20        $  4,538.25         $   81.04       $ 1,148.07        $   580.79        $  6,753.35
0792             $   151.92        $  1,701.50         $   30.38       $   430.44        $   217.76        $  2,532.00
1137             $       --        $ 86,211.05         $      --       $       --        $       --        $ 86,211.05
1805             $17,225.29        $101,162.54         $4,801.25       $45,573.27        $20,919.26        $189,681.61
1807             $    36.99        $    312.29         $   10.33       $    97.88        $    44.92        $    502.41
1902             $ 5,273.76        $ 44,595.85         $1,639.61       $17,324.82        $ 8,847.64        $ 77,681.68
1903             $   623.17        $  5,323.56         $  192.81       $ 2,047.07        $ 1,046.56        $  9,233.17
1904             $    29.66        $    250.81         $    9.18       $    97.43        $    49.80        $    436.88
1905             $       --        $ 26,804.62         $1,017.50       $10,438.92        $ 5,341.70        $ 43,602.74

                       REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN         32                 34                35              37              38            GRAND TOTAL
------------         --                 --                --              --              --            -----------
1906             $        --      $      704.15      $    26.81      $    274.19      $    140.20      $    1,145.35
3213             $    604.29      $    8,506.65      $   162.69      $  1,603.71      $    743.75      $   11,621.09
----             -----------      -------------      ----------      -----------      -----------      -------------
      7210       $366,359.34      $2,215,778.01      $81,402.86      $871,074.59      $511,484.09      $4,046,098.89

0800             $ 11,445.68      $   69,936.82      $ 5,722.88      $ 28,614.40      $ 14,307.18      $  130,026.96
0803             $ 36,367.94      $  206,943.86      $18,182.44      $ 90,929.53      $ 45,459.53      $  397,883.30
0804             $  3,312.46      $   18,788.86      $ 1,656.29      $  8,281.10      $  4,140.57      $   36,179.28
0805             $  5,138.58      $   24,193.92      $ 3,083.22      $  9,249.28      $  9,762.31      $   51,427.31
0806             $ 63,632.39      $  361,772.85      $31,813.40      $159,100.06      $ 79,540.40      $  695,859.10
0808             $ 13,266.98      $   40,912.76      $ 6,280.54      $ 28,790.44      $ 26,630.24      $  115,880.96
0809             $ 91,127.60      $  276,331.14      $43,407.15      $197,553.96      $181,769.49      $  790,189.34
0812             $ 23,510.40      $   71,524.94      $11,186.78      $ 50,822.78      $ 46,929.71      $  203,974.61
0813             $ 10,535.95      $   31,968.98      $ 5,018.58      $ 22,833.01      $ 21,016.30      $   91,372.82
0814             $ 16,470.41      $   49,957.45      $ 7,846.30      $ 35,631.22      $ 32,926.64      $  142,832.02
0815             $  9,153.80      $   27,772.37      $ 4,359.57      $ 19,839.12      $ 18,262.69      $   79,387.55
0816             $ 18,379.98      $  101,129.63      $ 8,365.39      $ 57,290.86      $ 25,781.23      $  210,947.09
0818             $     61.66      $      335.26      $    27.89      $    191.44      $     85.89      $      702.14
0819             $  2,616.47      $   14,320.52      $ 1,191.66      $  8,150.43      $  3,663.06      $   29,942.14
0820             $    367.84      $    2,003.94      $   170.13      $  1,140.80      $    507.53      $    4,190.24
0823             $  2,357.43      $   12,920.50      $ 1,072.82      $  7,349.35      $  3,303.31      $   27,003.41
0825             $    294.81      $    1,631.21      $   136.44      $    924.31      $    413.17      $    3,399.94
0827             $    441.58      $    2,426.02      $   203.05      $  1,374.77      $    615.41      $    5,060.83
0828             $    109.82      $      599.52      $    49.76      $    341.06      $    153.03      $    1,253.19
0829             $      2.57      $       13.75      $     1.30      $      7.71      $      3.09      $       28.42
0831             $     36.01      $      197.49      $    16.43      $    112.64      $     50.58      $      413.15
0834             $ 10,298.28      $   88,566.42      $ 3,433.34      $ 34,322.71      $ 15,435.76      $  152,056.51
0836             $    882.60      $    7,315.76      $   294.10      $  2,941.16      $  1,321.95      $   12,755.57
0837             $  3,572.33      $   29,389.81      $ 1,191.10      $ 11,906.22      $  5,353.77      $   51,413.23
0839             $    226.07      $    1,985.23      $    75.33      $    753.53      $    338.42      $    3,378.58
0840             $     24.82      $      210.08      $     8.29      $     82.79      $     37.26      $      363.24
0841             $    650.07      $    5,347.25      $   217.08      $  2,164.55      $    971.51      $    9,350.46
0842             $ 13,977.41      $   83,481.64      $ 8,000.39      $ 59,968.27      $ 29,941.82      $  195,369.53
0843             $        --      $   18,782.00      $       --      $        --      $        --      $   18,782.00
0845             $    847.44      $    5,990.52      $   114.04      $    677.57      $  1,976.72      $    9,606.29
0846             $        --      $          --      $ 1,582.19      $  2,937.90      $        --      $    4,520.09
0849             $ 18,471.89      $  108,792.62      $10,555.02      $ 79,164.15      $ 39,580.18      $  256,563.86
0850             $  4,305.71      $   21,135.17      $ 2,460.37      $ 18,452.97      $  9,226.50      $   55,580.72

                       REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN         32                 34                   35                 37                  38             GRAND TOTAL
------------         --                 --                   --                 --                  --             -----------
0854            $    142.78       $      779.30         $     64.86       $      444.24         $    199.51       $    1,630.69
0855            $  1,745.62       $    9,905.69         $    872.82       $    4,364.13         $  2,182.00       $   19,070.26
0856            $  1,243.49       $   10,409.31         $    414.34       $    4,144.97         $  1,864.04       $   18,076.15
0857            $  3,610.62       $   11,468.57         $  1,721.93       $    7,826.51         $  7,182.12       $   31,809.75
0858            $    774.33       $    3,882.56         $    442.24       $    3,317.17         $  1,657.92       $   10,074.22
0860            $ 24,983.61       $          --         $        --       $          --         $ 46,397.51       $   71,381.12
0861            $        --       $          --         $     65.78       $      372.82         $        --       $      438.60
0870            $    811.80       $    4,600.60         $    405.87       $    2,029.34         $  1,014.68       $    8,862.29
0871            $     32.56       $      176.31         $     14.70       $      100.78         $     45.15       $      369.50
0872            $  4,282.08       $   18,170.46         $  1,986.96       $   11,051.80         $  7,382.43       $   42,873.73
0879            $     36.10       $      205.80         $     18.06       $       90.32         $     45.16       $      395.44
0880            $  1,514.06       $   10,976.93         $    757.03       $    3,785.15         $  1,892.56       $   18,925.73
0883            $    791.61       $    4,975.83         $    452.35       $    3,392.62         $  1,696.30       $   11,308.71
0884            $  3,284.28       $   15,436.01         $  1,970.53       $    5,911.69         $  6,240.08       $   32,842.59
0885            $  1,724.18       $    8,161.40         $  1,028.35       $    3,120.09         $  3,261.78       $   17,295.80
3002            $  3,864.38       $   25,840.29         $    878.92       $    9,915.81         $  5,129.03       $   45,628.43
3006            $  2,013.92       $   13,850.09         $    421.51       $    5,133.93         $  2,081.98       $   23,501.43
3007            $    183.89       $    1,617.19         $     38.48       $      468.70         $    190.11       $    2,498.37
3008            $    467.69       $    1,183.02         $        --       $      899.76         $        --       $    2,550.47
3009            $     42.89       $      139.59         $        --       $       82.45         $        --       $      264.93
3014            $     18.89       $      265.36         $        --       $          --         $    113.47       $      397.72
3023            $     30.65       $      370.28         $     16.71       $       45.98         $     59.23       $      522.85
                -----------       -------------         -----------       -------------         -----------       -------------
      7410      $413,486.41       $1,829,092.88         $189,294.71       $1,008,398.35         $708,140.31       $4,148,412.66

                       REPORT OF CHARGES BY CODE PATTERN

CODE PATTERN             32                 34                 35              37                 38             GRAND TOTAL
------------             --                 --                 --              --                 --             -----------

1936               $   29,988.31      $   263,374.10       $  6,220.73    $   93,740.35      $   35,694.23      $   429,017.72
P103               $   12,770.52      $    82,000.88       $  2,598.57    $   25,193.63      $   16,341.81      $   138,905.41
                   -------------      --------------       -----------    -------------      -------------      --------------
      7510         $   42,758.83      $   345,374.98       $  8,819.30    $  118,933.98      $   52,036.04      $   567,923.13


6800               $          --      $     1,171.12       $ 11,244.06    $      285.85      $    3,411.33      $    16,112.36
6832               $          --      $         0.66       $      6.53    $        0.16      $        1.90      $         9.25
6885               $          --      $         8.94       $    126.96    $        1.78      $       28.05      $       165.73
                   -------------      --------------       -----------    -------------      -------------      --------------
      7810         $          --      $     1,180.72       $ 11,377.55    $      287.79      $    3,441.28      $    16,287.34

TOTAL SSC CPs      $1,264,387.19      $ 8,279,020.06       $432,879.13    $3,496,966.93      $1,936,270.23      $15,409,523.54
                   =============      ==============       ===========    =============      =============      ==============

0090               $      368.50      $     2,918.00       $    103.00    $    1,084.00      $      526.50      $     5,000.00
1003               $   80,364.10      $   503,123.75       $        --    $          --      $          --      $   583,487.85
1004               $    7,349.22      $    58,562.72       $        --    $          --      $          --      $    65,911.94
1005               $      762.63      $     6,076.88       $        --    $          --      $          --      $     6,839.51
1044               $          --      $ 5,909,547.18       $        --    $          --      $          --      $ 5,909,547.18
6414               $       30.50      $       189.42       $      8.31    $       90.09      $       44.37      $       362.69
9504               $   16,843.17      $    30,607.78       $        --    $          --      $          --      $    47,450.95
9505               $    1,024.67      $     3,140.88       $        --    $          --      $          --      $     4,165.55
9506               $      253.40      $       591.24       $        --    $          --      $          --      $       844.64
9507               $    1,082.37      $       844.72       $        --    $          --      $          --      $     1,927.09
9508               $      842.74      $     5,192.74       $    233.17    $    2,475.55      $    1,205.95      $     9,950.15
9509               $        9.52      $        75.40       $      2.66    $       28.01      $       13.61      $       129.20
9511               $    3,105.42      $    31,063.88       $    868.01    $    9,135.04      $    4,436.87      $    48,609.22
9515               $   63,902.68      $   116,527.45       $        --    $          --      $          --      $   180,430.13
9516               $    5,813.87      $    13,565.66       $        --    $          --      $          --      $    19,379.53
9517               $      107.15      $       249.92       $        --    $          --      $          --      $       357.07
9518               $    1,014.79      $       792.11       $        --    $          --      $          --      $     1,806.90
9700               $          --      $    10,520.53       $        --    $          --      $          --      $    10,520.53
                   -------------      --------------       -----------    -------------      -------------      --------------
TOTAL FIELD CPs    $  182,874.73      $ 6,693,590.26       $  1,215.15    $   12,812.69      $    6,227.30      $ 6,896,720.13
                   =============      ==============       ===========    =============      =============      ==============

GRAND TOTAL        $1,447,261.92      $14,972,610.32       $434,094.28    $3,509,779.62      $1,942,497.53      $22,306,243.67
                   -------------      --------------       -----------    -------------      -------------      --------------

SCHEDULE 8
REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                      COLUMBIA        COLUMBIA       COLUMBIA     COLUMBIA      COLUMBIA
        PROJECT            COST        GAS OF          GAS OF         GAS OF       GAS OF        GAS OF
DATE     CODE      GEN    ELEMENT     Kentucky          Ohio         Maryland   Pennsylvania    Virginia            TOTAL
----     ----      ---    -------     --------          ----         --------   ------------    --------            -----
1999     None      107     9561      $       --    $  (18,529.39)   $      --    $   277.66    $11,764.26      $   (6,487.47)
1999     None      143     9561      $       --    $      845.34    $      --    $       --    $       --      $      845.34
1999     None      143     9565      $       --    $      518.94    $      --    $       --    $       --      $      518.94
1999     None      182     9561      $   252.80    $          --    $      --    $       --    $       --      $      252.80
1999     None      184     1010      $       --    $     (359.73)   $      --    $       --    $       --      $     (359.73)
1999     None      184     1020      $       --    $     (352.56)   $      --    $       --    $       --      $     (352.56)
1999     None      184     3P02      $       --    $          --    $      --    $       --    $       --      $          --
1999     None      184     9561      $   422.67    $  724,828.44    $      --    $       --    $       --      $  725,251.11
1999     None      184     9564      $       --    $    3,484.66    $      --    $       --    $       --      $    3,484.66
1999     None      184     9565      $       --    $  215,938.81    $      --    $       --    $       --      $  215,938.81
1999     None      184     9566      $       --    $   24,186.26    $      --    $       --    $       --      $   24,186.26
1999     None      186     9561      $   986.23    $          --    $      --    $       --    $       --      $      986.23
1999     None      186               $       --    $ (133,067.73)   $      --    $       --    $       --      $ (133,067.73)
1999     None      807     9561      $   546.23    $    3,305.65    $  319.35    $ 2,369.86    $ 1,189.99      $    7,731.08
1999     None      903     8921      $  (182.35)   $          --    $      --    $       --    $       --      $     (182.35)
1999     None      903     9561      $   182.35    $   11,890.20    $      --    $       --    $       --      $   12,072.55
1999     None      903     9565      $ 8,903.45    $   61,853.37    $1,951.42    $13,305.00    $ 8,814.26      $   94,827.50
1999     None      907     3C10      $       --    $    7,678.47    $      --    $       --    $       --      $    7,678.47
1999     None      907     9561      $       --    $   38,420.42    $      --    $       --    $       --      $   38,420.42
1999     None      908     9561      $       --    $          --    $      --    $   566.37    $(1,234.16)     $     (667.79)
1999     None      910     9561      $       --    $          --    $      --    $       --    $(3,210.56)     $   (3,210.56)
1999     None      913     9561      $       --    $    1,754.62    $      --    $       --    $       --      $    1,754.62
1999     None      921     2081      $       --    $      951.19    $      --    $       --    $       --      $      951.19
1999     None      921     9561      $11,480.68    $   80,772.38    $2,123.39    $44,705.71    $29,864.88      $  168,947.04
1999     None      921     9565      $       --    $      291.75    $      --    $   320.56    $       --      $      612.31
1999     None      921     9566      $       --    $          --    $      --    $       --    $       --      $          --
1999     None      923     3E40      $ 1,394.35    $    5,735.28    $  167.81    $ 2,331.65    $ 1,410.91      $   11,040.00
                                     ----------    -------------    ---------    ----------    ----------      -------------
1999     NONE                        $23,986.41    $1,030,146.37    $4,561.97    $63,876.81    $48,599.58      $1,171,171.14

1999     A10       163     9561      $       --    $    2,052.49    $      --    $       --    $       --      $    2,052.49
1999     A10       184     9561      $    30.19    $   31,235.78    $      --    $       --    $       --      $   31,265.97
1999     A10       186               $       --    $    9,049.02    $      --    $       --    $       --      $    9,049.02
1999     A10       807     9561      $ 1,200.95    $    7,891.57    $  633.60    $ 3,198.40    $ 2,005.59      $   14,930.11
1999     A10       921     9561      $ 3,432.91    $   40,798.93    $  953.15    $ 9,743.44    $ 4,621.81      $   59,550.24
                                     ----------    -------------    ---------    ----------    ----------      -------------
1999     A10                         $ 4,664.05    $   91,027.79    $1,586.75    $12,941.84    $ 6,627.40      $  116,847.83

1999     A20       921     9561      $16,594.48    $  139,315.25    $4,165.88    $48,609.56    $21,473.80      $  230,158.97
                                     ----------    -------------    ---------    ----------    ----------      -------------
1999     A20                         $16,594.48    $  139,315.25    $4,165.88    $48,609.56    $21,473.80      $  230,158.97

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                      COLUMBIA       COLUMBIA        COLUMBIA     COLUMBIA      COLUMBIA
        PROJECT            COST        GAS OF         GAS OF          GAS OF       GAS OF        GAS OF
DATE     CODE      GEN    ELEMENT     Kentucky         Ohio          Maryland   Pennsylvania    Virginia          TOTAL
----     ----      ---    -------     --------         ----          --------   ------------    --------          -----
1999     A30       921     9561      $ 8,252.87    $ 69,285.28      $2,071.81   $24,174.89     $10,679.51      $114,464.36
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     A30                         $ 8,252.87    $ 69,285.28      $2,071.81   $24,174.89     $10,679.51      $114,464.36

1999     BB4       186               $       --    $    785.56      $      --   $       --     $       --      $    785.56
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     BB4                         $       --    $    785.56      $      --   $       --     $       --      $    785.56

1999     BC0       921     9561      $   813.62    $  6,830.54      $  204.25   $ 2,383.30     $ 1,052.85      $ 11,284.56
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     BC0                         $   813.62    $  6,830.54      $  204.25   $ 2,383.30     $ 1,052.85      $ 11,284.56

1999     B12       921     9561      $ 4,378.16    $        --      $      --   $       --     $       --      $  4,378.16
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     B12                         $ 4,378.16    $        --      $      --   $       --     $       --      $  4,378.16

1999     CL0       921     9561      $11,606.04    $ 97,435.95      $2,913.57   $33,997.17     $15,018.64      $160,971.37
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CL0                         $11,606.04    $ 97,435.95      $2,913.57   $33,997.17     $15,018.64      $160,971.37

1999     CM0       921     9561      $31,988.20    $268,550.06      $8,030.34   $93,701.94     $41,393.90      $443,664.44
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CM0                         $31,988.20    $268,550.06      $8,030.34   $93,701.94     $41,393.90      $443,664.44

1999     CP4       107     9561      $       --    $    297.99      $      --   $       --     $       --      $    297.99
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CP4                         $       --    $    297.99      $      --   $       --     $       --      $    297.99

1999     CQ0       186               $       --    $  3,417.22      $      --   $       --     $       --      $  3,417.22
1999     CQ0       921     9561      $ 1,047.60    $ 11,733.02      $  209.51   $ 2,968.17     $ 1,501.55      $ 17,459.85
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CQ0                         $ 1,047.60    $ 15,150.24      $  209.51   $ 2,968.17     $ 1,501.55      $ 20,877.07

1999     CT0       921     9561      $ 1,663.62    $ 11,682.20      $  514.54   $ 5,837.64     $ 3,375.67      $ 23,073.67
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CT0                         $ 1,663.62    $ 11,682.20      $  514.54   $ 5,837.64     $ 3,375.67      $ 23,073.67

1999     CU0       186               $       --    $    646.67      $      --   $       --     $       --      $    646.67
1999     CU0       921     9561      $   250.03    $  2,357.81      $   56.93   $   682.53     $   302.58      $  3,649.88
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CU0                         $   250.03    $  3,004.48      $   56.93   $   682.53     $   302.58      $  4,296.55

1999     CX0       186               $       --    $    212.09      $      --   $       --     $       --      $    212.09
1999     CX0       921     9561      $    84.90    $    596.19      $   26.27   $   297.91     $   172.25      $  1,177.52
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CX0                         $    84.90    $    808.28      $   26.27   $   297.91     $   172.25      $  1,389.61

1999     CZ0       921     9561      $    17.55    $    141.16      $    5.00   $    52.37     $    23.60      $    239.68
                                     ----------    -----------      ---------   ----------     ----------      -----------
1999     CZ0                         $    17.55    $    141.16      $    5.00   $    52.37     $    23.60      $    239.68

REPORT OF CHARGES BY INFORMATION TECHNOLOGY  PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES


                                        Columbia          Columbia      Columbia     Columbia         Columbia
         PROJECT            COST          Gas of            Gas of        Gas of       Gas of           Gas of
DATE     CODE     GEN     ELEMENT       Kentucky           Ohio         Maryland       Pennsylvania    Virginia          TOTAL
----     ----     ---     -------       --------           ----         --------     ------------     --------          -----

1999       DB4   921       9561    $      --       $    2,359.89    $      --       $       --       $      --       $    2,359.89
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DB4                     $      --       $    2,359.89    $      --       $       --       $      --       $    2,359.89

1999       DC4   921       9561    $      --       $    4,415.51    $      --       $       --       $      --       $    4,415.51
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DC4                     $      --       $    4,415.51    $      --       $       --       $      --       $    4,415.51

1999       DD0   921       9561    $     320.59    $    2,691.44    $      80.49    $      939.09    $     414.85    $    4,446.46
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DD0                     $     320.59    $    2,691.44    $      80.49    $      939.09    $     414.85    $    4,446.46

1999       DD2   921       9561    $      76.73    $       --       $      --       $       --       $      --       $       76.73
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DD2                     $      76.73    $       --       $      --       $       --       $      --       $       76.73

1999       DD4   921       9561    $      --       $      747.11    $      --       $       --       $      --       $      747.11
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DD4                     $      --       $      747.11    $      --       $       --       $      --       $      747.11

1999       DD7   921       9561    $      --       $       --       $      --       $       77.33    $      --       $       77.33
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DD7                     $      --       $       --       $      --       $       77.33    $      --       $       77.33

1999       DE0   921       9561    $   2,188.74    $   18,375.14    $     549.47    $    6,411.42    $   2,832.31    $   30,357.08
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DE0                     $   2,188.74    $   18,375.14    $     549.47    $    6,411.42    $   2,832.31    $   30,357.08

1999       DE2   921       9561    $   7,166.24    $       --       $      --       $       --       $      --       $    7,166.24
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DE2                     $   7,166.24    $       --       $      --       $       --       $      --       $    7,166.24

1999       DE4   921       9561    $      --       $   18,193.60    $      --       $       --       $      --       $   18,193.60
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DE4                     $      --       $   18,193.60    $      --       $       --       $      --       $   18,193.60

1999       DE5   921       9561    $      --       $       --       $   2,873.13    $       --       $      --       $    2,873.13
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DE5                     $      --       $       --       $   2,873.13    $       --       $      --       $    2,873.13

1999       DE7   921       9561    $      --       $       --       $      --       $   12,488.48    $      --       $   12,488.48
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DE7                     $      --       $       --       $      --       $   12,488.48    $      --       $   12,488.48

1999       DE8   921       9561    $      --       $       --       $      --       $       --       $   8,600.56    $    8,600.56
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DE8                     $      --       $       --       $      --       $       --       $   8,600.56    $    8,600.56

1999       DF0   921       9561    $   4,510.15    $   37,864.02    $   1,132.22    $   13,211.44    $   5,836.29    $   62,554.12
                                   -------------   -------------    ------------    -------------    ------------    -------------
1999       DF0                     $   4,510.15    $   37,864.02    $   1,132.22    $   13,211.44    $   5,836.29    $   62,554.12

1999       DF2   921       9561    $   2,366.70    $       --       $      --       $       --       $      --       $    2,366.70
                                   -------------   -------------    ------------    -------------    ------------    -------------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES


                                     Columbia        Columbia      Columbia     Columbia        Columbia
         PROJECT            COST       Gas of          Gas of        Gas of       Gas of         Gas of
DATE     CODE     GEN     ELEMENT    Kentucky         Ohio         Maryland     Pennsylvania    Virginia          TOTAL
----     ----     ---     -------    --------         ----         --------     ------------     --------          -----
1999       DF2                       $   2,366.70    $    -           $    -      $    -        $    -          $ 2,366.70

1999       DF4    921     9561       $    -          $ 9,815.54       $    -      $    -        $    -          $ 9,815.54
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DF4                       $    -          $ 9,815.54       $    -      $    -        $    -          $ 9,815.54

1999       DF5    921     9561       $    -          $    -           $  605.48   $    -        $    -          $   605.48
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DF5                       $    -          $    -           $  605.48   $    -        $    -          $   605.48

1999       DF7    921     9561       $    -          $    -           $    -      $ 7,805.69    $    -          $ 7,805.69
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DF7                       $    -          $    -           $    -      $ 7,805.69    $    -          $ 7,805.69

1999       DF8    921     9561       $    -          $    -           $    -      $    -        $  292.38       $   292.38
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DF8                       $    -          $    -           $    -      $    -        $  292.38       $   292.38

1999       DG0    921     9561       $4,235.75       $35,560.27       $1,063.33   $12,407.60    $5,481.22       $58,748.17
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DG0                       $4,235.75       $35,560.27       $1,063.33   $12,407.60    $5,481.22       $58,748.17

1999       DG2    921     9561       $  506.43       $    -           $    -      $    -        $    -          $   506.43
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DG2                       $  506.43       $    -           $    -      $    -        $    -          $   506.43

1999       DG4    921     9561       $    -          $ 2,609.48       $    -      $    -        $    -          $ 2,609.48
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DG4                       $    -          $ 2,609.48       $    -      $    -        $    -          $ 2,609.48

1999       DG5    921     9561       $    -          $    -           $  571.81   $    -        $    -          $   571.81
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DG5                       $    -          $    -           $  571.81   $    -        $    -          $   571.81

1999       DG7    921     9561       $    -          $    -           $    -      $ 4,842.78    $    -          $ 4,842.78
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DG7                       $    -          $    -           $    -      $ 4,842.78    $    -          $ 4,842.78

1999       DG8    921     9561       $    -          $    -           $    -      $    -        $  482.56       $   482.56
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DG8                       $    -          $    -           $    -      $    -        $  482.56       $   482.56

1999       DH0    921     9561       $   90.04       $    90.04       $    7.20   $    82.83    $   90.02       $   360.13
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DH0                       $   90.04       $    90.04       $    7.20   $    82.83    $   90.02       $   360.13

1999       DJ7    186                $    -          $   277.66       $    -      $    -        $    -          $   277.66
1999       DJ7    921     9561       $    -          $    -           $    -      $ 8,103.00    $    -          $ 8,103.00
                                     ------------    ----------       ---------   ----------    ---------       ----------
1999       DJ7                       $    -          $   277.66       $    -      $ 8,103.00    $    -          $ 8,380.66
1999       DK4    184     9561       $    -          $ 1,054.25       $    -      $    -        $    -          $ 1,054.25
                                     ------------    ----------       ---------   ----------    ---------       ----------


REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES


                                           Columbia         Columbia       Columbia       Columbia        Columbia
         PROJECT                 COST        Gas of           Gas of        Gas of         Gas of          Gas of
DATE     CODE         GEN     ELEMENT      Kentucky           Ohio         Maryland      Pennsylvania    Virginia         TOTAL
----     ----         ---     -------      --------           ----         --------     ------------     --------         -----
1999       DK4                              $     --       $  1,054.25     $      --     $     --       $     --      $  1,054.25

1999       DM0         921       9561       $    518.82    $  4,355.65     $    130.26   $  1,519.77    $    671.34   $  7,195.84
                                           ------------    -----------     -----------   -----------    -----------   -----------
1999       DM0                              $    518.82    $  4,355.65     $    130.26   $  1,519.77    $    671.34   $  7,195.84

1999       DT4         107       9561       $     --       $    112.28     $      --     $     --       $      --     $    112.28
                                           ------------    -----------     -----------   -----------    -----------   -----------
1999       DT4                              $     --       $    112.28     $      --     $     --       $      --     $    112.28

1999       DW4         107       9561       $     --       $ 17,614.89     $      --     $     --       $      --     $ 17,614.89
                                           ------------    -----------     -----------   -----------    -----------   -----------

1999       DW4                              $     --       $ 17,614.89     $      --     $     --       $      --     $ 17,614.89

1999       DX4         107       9561       $     --       $     17.63     $      --     $     --       $      --     $     17.63
1999       DX4         870       9561       $     --       $    137.98     $      --     $     --       $      --     $    137.98
1999       DX4         885       9561       $     --       $     61.65     $      --     $     --       $      --     $     61.65
1999       DX4         901       9561       $     --       $     31.53     $      --     $     --       $      --     $     31.53
1999       DX4         907       9561       $     --       $     71.82     $      --     $     --       $      --     $     71.82
                                           ------------    -----------     -----------   -----------    -----------   -----------
1999       DX4                              $     --       $    320.61     $      --     $     --       $      --     $    320.61

1999       DZ7         903       9564       $     --       $      --       $      --     $ 24,362.61    $      --     $ 24,362.61
1999       DZ7         903       9565       $     --       $      --       $      --     $    493.92    $      --     $    493.92
                                           ------------    -----------     -----------   -----------    -----------   -----------
1999       DZ7                              $     --       $      --       $      --     $ 24,856.53    $      --     $ 24,856.53

1999       D10         921       9561       $    278.45    $  3,497.91     $     50.58   $    773.31    $    614.27   $  5,214.52
                                           ------------    -----------     -----------   -----------    -----------   -----------
1999       D10                              $    278.45    $  3,497.91     $     50.58   $    773.31    $    614.27   $  5,214.52

1999       D34         921       9561       $     --       $189,392.97     $        --   $      --      $     --      $189,392.97
                                           ------------    -----------     -----------   -----------    -----------   -----------

1999       D34                              $     --       $189,392.97     $        --   $      --      $     --      $189,392.97

1999       D44         921       9561       $     --       $  2,569.12     $        --   $      --      $     --      $  2,569.12
                                           ------------    -----------     -----------   -----------    -----------   -----------

1999       D44                              $     --       $  2,569.12     $        --   $      --      $     --      $  2,569.12

1999       D54         921       9561       $     --       $  5,057.27     $        --   $      --      $     --      $  5,057.27
                                           ------------    -----------     -----------   -----------    -----------   -----------

1999       D54                              $     --       $  5,057.27     $        --   $      --      $     --      $  5,057.27

1999       D58         921       9561       $     --       $    --         $        --   $      --      $ 13,369.83   $ 13,369.83
                                           ------------    -----------     -----------   -----------    -----------   -----------

1999       D58                              $     --       $    --         $        --   $      --      $ 13,369.83   $ 13,369.83

1999       D74         921       9561       $     --       $  4,406.43     $        --   $      --      $    --       $  4,406.43
                                           ------------    -----------     -----------   -----------    -----------   -----------

1999       D74                              $     --       $  4,406.43     $        --   $      --      $    --       $  4,406.43

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                      Columbia      Columbia      Columbia       Columbia           Columbia
         PROJECT          COST          Gas of        Gas of        Gas of         Gas of              Gas of
DATE     CODE      GEN   ELEMENT      Kentucky       Ohio         Maryland       Pennsylvania        Virginia        TOTAL
----     ----      ---   -------      --------       ----         --------     ------------         --------         -----

1999       D84     921    9561       $    --       $ 5,825.51    $       --       $       --       $       --       $ 5,825.51
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       D84                       $    --       $ 5,825.51    $       --       $       --       $       --       $ 5,825.51

1999       EC4     907    9561       $    --       $47,577.69    $       --       $       --       $       --       $47,577.69
1999       EC4     921    9561       $    --       $38,420.42    $       --       $       --       $       --       $38,420.42
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EC4                       $    --       $85,998.11    $       --       $       --       $       --       $85,998.11

1999       ED0     921    9561       $    98.43    $   826.29    $    24.70       $   288.30       $   127.36       $ 1,365.08
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       ED0                       $    98.43    $   826.29    $    24.70       $   288.30       $   127.36       $ 1,365.08

1999       EE4     921    9561       $    --       $ 8,821.68    $       --       $       --       $       --       $ 8,821.68
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EE4                       $    --       $ 8,821.68    $       --       $       --       $       --       $ 8,821.68

1999       EE7     921    9561       $    --       $    --       $       --       $   162.06       $       --       $   162.06
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EE7                       $    --       $    --       $       --       $   162.06       $       --       $   162.06

1999       EE8     910    9561       $    --       $    --       $       --       $       --       $   123.08       $   123.08
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EE8                       $    --       $    --       $       --       $       --       $   123.08       $   123.08

1999       EG0     921    9561       $    --       $30,383.48    $ 1,627.69       $20,617.39       $ 1,627.66       $54,256.22
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EG0                       $    --       $30,383.48    $ 1,627.69       $20,617.39       $ 1,627.66       $54,256.22

1999       EG4     921    9561       $    --       $50,726.53    $       --       $       --       $       --       $50,726.53
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EG4                       $    --       $50,726.53    $       --       $       --       $       --       $50,726.53

1999       EG5     921    9561       $    --       $    --       $10,928.20       $       --       $       --       $10,928.20
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EG5                       $    --       $    --       $10,928.20       $       --       $       --       $10,928.20

1999       EG7     921    9561       $    --       $    --       $       --       $74,049.03       $       --       $74,049.03
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EG7                       $    --       $    --       $       --       $74,049.03       $       --       $74,049.03

1999       EG8     910    9561       $    --       $    --       $       --       $       --       $12,718.64       $12,718.64
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EG8                       $    --       $    --       $       --       $       --       $12,718.64       $12,718.64

1999       EJ0     921    9561       $    66.72    $   560.18    $    16.74       $   195.45       $    86.39       $   925.48
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EJ0                       $    66.72    $   560.18    $    16.74       $   195.45       $    86.39       $   925.48

1999       EL4     921    9561       $    --       $12,736.91    $       --       $       --       $       --       $12,736.91
                                     ----------    ----------    ----------       ----------       ----------       ----------
1999       EL4                       $    --       $12,736.91    $       --       $       --       $       --       $12,736.91

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES


                                      Columbia      Columbia       Columbia         Columbia          Columbia
        PROJECT          COST          Gas of         Gas of        Gas of            Gas of            Gas of
DATE     CODE      GEN   ELEMENT      Kentucky         Ohio         Maryland       Pennsylvania      Virginia           TOTAL
----     ----      ---   -------      --------        ----         --------         ------------      --------           -----

1999       EM0     921   9561    $        --     $          --      $  4,846.25    $   49,000.94     $          --   $   53,847.19
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       EM0                   $        --     $          --      $  4,846.25    $   49,000.94     $          --   $   53,847.19

1999       EM7     921   9561    $        --     $          --      $        --    $    7,215.06     $          --   $    7,215.06
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       EM7                   $        --     $          --      $        --    $    7,215.06     $          --   $    7,215.06

1999       ER8     107   9561    $        --     $          --      $        --    $          --     $  247,039.69   $  247,039.69
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       ER8                   $        --     $          --      $        --    $          --     $  247,039.69   $  247,039.69

1999       ES0     921   9561    $ 85,664.46     $  719,177.52      $ 21,505.23    $  250,933.93     $  110,852.88   $1,188,134.02
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       ES0                   $ 85,664.46     $  719,177.52      $ 21,505.23    $  250,933.93     $  110,852.88   $1,188,134.02
1999       ET0     921   9561    $    734.98     $    6,170.26      $    184.50    $    2,152.91     $      951.07   $   10,193.72
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       ET0                   $    734.98     $    6,170.26      $    184.50    $    2,152.91     $      951.07   $   10,193.72

1999       EU4     107   9561    $        --     $    2,088.65      $        --    $          --     $          --   $    2,088.65
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       EU4                   $        --     $    2,088.65      $        --    $          --     $          --   $    2,088.65

1999       EW8     928   9561    $        --     $          --      $        --    $          --     $   92,590.00   $   92,590.00
1999       EW8     928   9565    $        --     $          --      $        --    $          --     $    3,980.50   $    3,980.50
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       EW8                   $        --     $          --      $        --    $          --     $   96,570.50   $   96,570.50

1999       E10     921   9561    $    235.74     $    1,979.14      $     59.17    $      690.56     $      305.10   $    3,269.71
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       E10                   $    235.74     $    1,979.14      $     59.17    $      690.56     $      305.10   $    3,269.71

1999       E20     921   9561    $    133.02     $    1,116.67      $     33.38    $      389.63     $      172.11   $    1,844.81
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       E20                   $    133.02     $    1,116.67      $     33.38    $      389.63     $      172.11   $    1,844.81

1999       E30     921   9561    $        --     $          --      $     11.86    $      126.04     $          --   $      137.90
                                 -----------     -------------      -----------    -------------     -------------   -------------
1999       E30                   $        --     $          --      $     11.86    $      126.04     $          --   $      137.90

1999       E60     182   9561    $    498.54     $    1,661.78      $        --    $          --     $          --   $    2,160.32
1999       E60     186           $        --     $   12,156.67      $        --    $          --     $          --   $   12,156.67
1999       E60     903   8921    $   (498.54)    $          --      $        --    $          --     $          --   $     (498.54)
1999       E60     903   9561    $    498.54     $          --      $        --    $          --     $          --   $      498.54
1999       E60     908   8921    $        --     $   (1,661.78)     $        --    $          --     $          --   $   (1,661.78)
1999       E60     908   9561    $        --     $    1,661.78      $        --    $    1,163.24     $          --   $    2,825.02
1999       E60     921   9561    $  2,121.53     $   18,712.76      $    459.63    $    5,850.42     $    2,767.82   $   29,912.16
                                 -----------     -------------      -----------    -------------     -------------   -------------

1999       E60                   $  2,620.07     $   32,531.21      $    459.63    $    7,013.66     $    2,767.82   $   45,392.39

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES


                                      Columbia      Columbia       Columbia          Columbia          Columbia
        PROJECT          COST          Gas of         Gas of        Gas of            Gas of            Gas of
DATE     CODE      GEN   ELEMENT      Kentucky         Ohio         Maryland         Pennsylvania      Virginia           TOTAL
----     ----      ---   -------      --------        ----         --------         ------------      --------           -----
1999     E70      921   9561       $ 3,135.47      $       --       $ 2,743.52      $28,415.14       $ 4,899.17      $39,193.30
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     E70                       $ 3,135.47      $       --       $ 2,743.52      $28,415.14       $ 4,899.17      $39,193.30

1999     FA0      921   9561       $ 3,582.48      $28,368.29       $ 1,001.37      $10,538.44       $ 5,118.55      $48,609.13
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FA0                       $ 3,582.48      $28,368.29       $ 1,001.37      $10,538.44       $ 5,118.55      $48,609.13

1999     FB0      921   9561       $ 3,160.58      $25,027.31       $   883.42      $ 9,297.33       $ 4,515.72      $42,884.36
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FB0                       $ 3,160.58      $25,027.31       $   883.42      $ 9,297.33       $ 4,515.72      $42,884.36

1999     FC0      921   9561       $ 5,027.74      $39,812.54       $ 1,405.31      $14,789.87       $ 7,183.46      $68,218.92
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FC0                       $ 5,027.74      $39,812.54       $ 1,405.31      $14,789.87       $ 7,183.46      $68,218.92

1999     FD0      921   9561       $   136.95      $ 1,084.55       $    38.27      $   402.89       $   195.68      $ 1,858.34
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FD0                       $   136.95      $ 1,084.55       $    38.27      $   402.89       $   195.68      $ 1,858.34

1999     FF0      921   9561       $   342.65      $ 2,713.37       $    95.78      $ 1,008.00       $   489.58      $ 4,649.38
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FF0                       $   342.65      $ 2,713.37       $    95.78      $ 1,008.00       $   489.58      $ 4,649.38

1999     FI0      921   9561       $ 2,989.77      $23,674.88       $   835.68      $ 8,794.93       $ 4,271.68      $40,566.94
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FI0                       $ 2,989.77      $23,674.88       $   835.68      $ 8,794.93       $ 4,271.68      $40,566.94

1999     FI4      921   9561       $       --      $   186.89       $       --      $       --       $       --      $   186.89
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FI4                       $       --      $   186.89       $       --      $       --       $       --      $   186.89

1999     FI8      921   9561       $       --      $       --       $       --      $       --       $   821.37      $   821.37
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FI8                       $       --      $       --       $       --      $       --       $   821.37      $   821.37

1999     FJ0      921   9561       $   325.90      $ 2,580.78       $    91.11      $   958.73       $   465.67      $ 4,422.19
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     FJ0                       $   325.90      $ 2,580.78       $    91.11      $   958.73       $   465.67      $ 4,422.19

1999     F30      921   9561       $ 1,062.18      $ 8,410.94       $   296.89      $ 3,124.57       $ 1,517.61      $14,412.19
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     F30                       $ 1,062.18      $ 8,410.94       $   296.89      $ 3,124.57       $ 1,517.61      $14,412.19

1999     F32      921   9561       $   573.79      $       --       $       --      $       --       $       --      $   573.79
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     F32                       $   573.79      $       --       $       --      $       --       $       --      $   573.79

1999     F34      921   9561       $       --      $ 8,135.98       $       --      $       --       $       --      $ 8,135.98
                                   ----------      ----------       ----------      ----------       ----------      ----------
1999     F34                       $       --      $ 8,135.98       $       --      $       --       $       --      $ 8,135.98

1999     F35      921   9561       $       --      $       --       $ 1,033.27      $       --       $       --      $ 1,033.27
                                   ----------      ----------       ----------      ----------       ----------      ----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                      Columbia      Columbia          Columbia          Columbia          Columbia
         PROJECT          COST          Gas of         Gas of           Gas of            Gas of            Gas of
DATE     CODE      GEN   ELEMENT      Kentucky         Ohio            Maryland         Pennsylvania      Virginia           TOTAL
----     ----      ---   -------      --------        ----              --------         ------------      --------           -----
1999       F35                      $        --     $        --       $  1,033.27     $        --      $        --     $  1,033.27

1999       F37    921    9561       $        --     $        --       $        --     $  2,081.97      $        --     $  2,081.97
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       F37                      $        --     $        --       $        --     $  2,081.97      $        --     $  2,081.97

1999       F40    921    9561       $  3,382.38     $ 26,783.59       $    945.40     $  9,949.77      $  4,832.63     $ 45,893.77
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       F40                      $  3,382.38     $ 26,783.59       $    945.40     $  9,949.77      $  4,832.63     $ 45,893.77

1999       F44    921    9561       $        --     $    257.87       $        --     $        --      $        --     $    257.87
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       F44                      $        --     $    257.87       $        --     $        --      $        --     $    257.87

1999       F47    921    9561       $        --     $        --       $        --     $  3,051.20      $        --     $  3,051.20
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       F47                      $        --     $        --       $        --     $  3,051.20      $        --     $  3,051.20

1999       F50    107    9561       $        --     $377,604.83       $        --     $        --      $        --     $377,604.83
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       F50                      $        --     $377,604.83       $        --     $        --      $        --     $377,604.83

1999       F60    107    9561       $        --     $114,569.77       $        --     $        --      $        --     $114,569.77
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       F60                      $        --     $114,569.77       $        --     $        --      $        --     $114,569.77

1999       F80    107    9561       $        --     $ 93,284.88       $        --     $        --      $        --     $ 93,284.88
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       F80                      $        --     $ 93,284.88       $        --     $        --      $        --     $ 93,284.88

1999       GA0    921    9561       $    670.96     $  5,313.28       $    187.54     $  1,973.84      $    958.72     $  9,104.34
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       GA0                      $    670.96     $  5,313.28       $    187.54     $  1,973.84      $    958.72     $  9,104.34

1999       GCO    186               $        --     $    230.49       $        --     $        --      $        --     $    230.49
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       GCO                      $        --     $    230.49       $        --     $        --      $        --     $    230.49

1999       GC0    921    9561       $    362.43     $  2,870.03       $    101.30     $  1,066.19      $    517.85     $  4,917.80
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       GC0                      $    362.43     $  2,870.03       $    101.30     $  1,066.19      $    517.85     $  4,917.80

1999       GD0    921    9561       $    111.70     $    884.53       $     31.22     $    328.59      $    159.60     $  1,515.64
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       GD0                      $    111.70     $    884.53       $     31.22     $    328.59      $    159.60     $  1,515.64

1999       GE0    921    9561       $     18.69     $    148.02       $      5.22     $     54.98      $     26.73     $    253.64
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       GE0                      $     18.69     $    148.02       $      5.22     $     54.98      $     26.73     $    253.64

1999       GF0    921   9561        $      4.00     $     31.68       $      1.12     $     11.77      $      5.71     $     54.28
                                    -----------     -----------       -----------     -----------      -----------     -----------
1999       GF0                      $      4.00     $     31.68       $      1.12     $     11.77      $      5.71     $     54.28

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                     Columbia      Columbia          Columbia        Columbia          Columbia
        PROJECT          COST         Gas of        Gas of           Gas of           Gas of            Gas of
DATE    CODE      GEN   ELEMENT     Kentucky        Ohio            Maryland        Pennsylvania      Virginia           TOTAL
----    ----      ---   -------     --------        ----           --------         ------------      --------           -----
1999     GI4      921     9561     $        --      $    311.48       $        --     $        --      $        --      $    311.48
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     GI4                       $        --      $    311.48       $        --     $        --      $        --      $    311.48

1999     GI7      921     9561     $        --      $        --       $        --     $  1,245.80      $        --      $  1,245.80
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     GI7                       $        --      $        --       $        --     $  1,245.80      $        --      $  1,245.80

1999     GJ0      921     9561     $    281.94      $  2,232.63       $     78.78     $    829.41      $    402.81      $  3,825.57
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     GJ0                       $    281.94      $  2,232.63       $     78.78     $    829.41      $    402.81      $  3,825.57

1999     GMO      921     9561     $    823.55      $  6,393.90       $    139.67     $  1,979.21      $  1,009.79      $ 10,346.12
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     GMO                       $    823.55      $  6,393.90       $    139.67     $  1,979.21      $  1,009.79      $ 10,346.12

1999     GM0      921     9561     $  2,379.87      $ 18,476.91       $    403.62     $  5,719.47      $  2,918.04      $ 29,897.91
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     GM0                       $  2,379.87      $ 18,476.91       $    403.62     $  5,719.47      $  2,918.04      $ 29,897.91

1999     G20      921     9561     $ 15,248.14      $120,743.90       $  4,262.05     $ 44,854.85      $ 21,785.98      $206,894.92
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G20                       $ 15,248.14      $120,743.90       $  4,262.05     $ 44,854.85      $ 21,785.98      $206,894.92

1999     G30      921     9561     $  7,216.06      $ 57,141.00       $  2,016.95     $ 21,227.13      $ 10,310.10      $ 97,911.24
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G30                       $  7,216.06      $ 57,141.00       $  2,016.95     $ 21,227.13      $ 10,310.10      $ 97,911.24

1999     G34      921     9561     $        --      $  3,239.98       $        --     $        --      $        --      $  3,239.98
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G34                       $        --      $  3,239.98       $        --     $        --      $        --      $  3,239.98

1999     G40      921     9561     $ 23,851.17      $188,867.63       $  6,666.67     $ 70,161.94      $ 34,077.70      $323,625.11
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G40                       $ 23,851.17      $188,867.63       $  6,666.67     $ 70,161.94      $ 34,077.70      $323,625.11

1999     G44      921     9561     $        --      $  2,285.71       $        --     $        --      $        --      $  2,285.71
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G44                       $        --      $  2,285.71       $        --     $        --      $        --      $  2,285.71

1999     G50      921     9561     $  6,954.40      $ 55,068.94       $  1,943.82     $ 20,457.43      $  9,936.19      $ 94,360.78
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G50                       $  6,954.40      $ 55,068.94       $  1,943.82     $ 20,457.43      $  9,936.19      $ 94,360.78

1999     G60      921     9561     $        --      $ 36,098.84       $  1,317.90     $ 13,408.14      $  6,474.85      $ 57,299.73
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G60                       $        --      $ 36,098.84       $  1,317.90     $ 13,408.14      $  6,474.85      $ 57,299.73

1999     G64      921     9561     $        --      $    634.53       $        --     $        --      $        --      $    634.53
                                   -----------      -----------       -----------     -----------      -----------      -----------
1999     G64                       $        --      $    634.53       $        --     $        --      $        --      $    634.53

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                            Columbia        Columbia       Columbia       Columbia          Columbia
        PROJECT             COST              Gas of          Gas of         Gas of         Gas of            Gas of
DATE    CODE      GEN     ELEMENT           Kentucky         Ohio          Maryland       Pennsylvania      Virginia       TOTAL
----    ----      ---      -------          --------         ----          --------       ------------      --------       -----

1999     G65        921       9561      $       --      $       --       $   141.14    $       --        $       --      $   141.14
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     G65                            $       --      $       --       $   141.14    $       --        $       --      $   141.14

1999     G68        921       9561      $       --      $       --       $       --    $       --        $   246.21      $   246.21
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     G68                            $       --      $       --       $       --    $       --        $   246.21      $   246.21

1999     G70        921       9561      $     7.55      $    59.77       $     2.11    $    22.20        $    10.79      $   102.42
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     G70                            $     7.55      $    59.77       $     2.11    $    22.20        $    10.79      $   102.42

1999     HA4        807       9561      $       --      $ 2,110.63       $       --    $       --        $       --      $ 2,110.63
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HA4                            $       --      $ 2,110.63       $       --    $       --        $       --      $ 2,110.63

1999     HB4        186                 $       --      $ 1,533.91       $       --    $       --        $       --      $ 1,533.91
1999     HB4        921       9561      $       --      $ 1,935.01       $       --    $       --        $       --      $ 1,935.01
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HB4                            $       --      $ 3,468.92       $       --    $       --        $       --      $ 3,468.92

1999     HC4        186                 $       --      $   697.95       $       --    $       --        $       --      $   697.95
1999     HC4        913       9561      $       --      $ 6,298.32       $       --    $       --        $       --      $ 6,298.32
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HC4                            $       --      $ 6,996.27       $       --    $       --        $       --      $ 6,996.27

1999     HD0        184       9561      $    21.15      $   178.81       $       --    $       --        $       --      $   199.96
1999     HD0        921       9561      $       --      $       --       $     6.54    $    69.46        $    35.51      $   111.51
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HD0                            $    21.15      $   178.81       $     6.54    $    69.46        $    35.51      $   311.47

1999     HE0        184       9561      $   747.81      $ 6,322.87       $       --    $       --        $       --      $ 7,070.68
1999     HE0        921       9561      $       --      $       --       $   231.30    $ 2,456.02        $ 1,255.53      $ 3,942.85
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HE0                            $   747.81      $ 6,322.87       $   231.30    $ 2,456.02        $ 1,255.53      $11,013.53

1999     HH4        921       9561      $       --      $41,465.74       $       --    $       --        $       --      $41,465.74
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HH4                            $       --      $41,465.74       $       --    $       --        $       --      $41,465.74

1999     HK4        921       9561      $       --      $32,753.34       $       --    $       --        $       --      $32,753.34
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HK4                            $       --      $32,753.34       $       --    $       --        $       --      $32,753.34

1999     HL0        921       9561      $ 2,055.73      $17,258.58       $   516.09    $ 6,021.84        $ 2,660.22      $28,512.46
                                        ------------    ------------     ----------    -----------       -----------     ----------
1999     HL0                            $ 2,055.73      $17,258.58       $   516.09    $ 6,021.84        $ 2,660.22      $28,512.46

1999     HM0        184       9561      $       --      $ 3,226.27       $       --    $       --        $       --      $ 3,226.27
1999     HM0        186                 $       --      $ 5,209.54       $       --    $       --        $       --      $ 5,209.54
1999     HM0        807       9561      $   296.65      $ 1,867.56       $   161.10    $   820.28        $   516.31      $ 3,661.90
                                        ------------    ------------     ----------    -----------       -----------     ----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                          Columbia       Columbia      Columbia       Columbia          Columbia
        PROJECT             COST           Gas of        Gas of         Gas of         Gas of            Gas of
DATE    CODE    GEN     ELEMENT           Kentucky       Ohio          Maryland       Pennsylvania      Virginia       TOTAL
----    ----    ---      -------          --------       ----          --------       ------------      --------       -----
1999      HM0                        $    296.65     $ 10,303.37      $    161.10     $    820.28      $    516.31      $ 12,097.71

1999      HN7   921       9561       $        --     $        --      $        --     $ 23,252.88      $        --      $ 23,252.88
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      HN7                        $        --     $        --      $        --     $ 23,252.88      $        --      $ 23,252.88

1999      HQ7   186                  $        --     $  1,462.41      $        --     $        --      $        --      $  1,462.41
1999      HQ7   921       9561       $        --     $        --      $        --     $ 32,320.29      $        --      $ 32,320.29
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      HQ7                        $        --     $  1,462.41      $        --     $ 32,320.29      $        --      $ 33,782.70

1999      HT8   186                  $        --     $     81.43      $        --     $        --      $        --      $     81.43
1999      HT8   921       9561       $        --     $        --      $        --     $        --      $    901.52      $    901.52
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      HT8                        $        --     $     81.43      $        --     $        --      $    901.52      $    982.95

1999      HY0   921       9561       $        --     $        --      $     28.07     $    327.55      $    144.68      $    500.30
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      HY0                        $        --     $        --      $     28.07     $    327.55      $    144.68      $    500.30

1999      H10   921       9561       $  4,870.82     $        --      $    240.98     $  2,190.78      $        --      $  7,302.58
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      H10                        $  4,870.82     $        --      $    240.98     $  2,190.78      $        --      $  7,302.58

1999      H20   186                  $        --     $  6,531.36      $        --     $        --      $        --      $  6,531.36
1999      H20   807       9561       $  5,399.09     $ 33,994.60      $  2,932.84     $ 14,930.89      $  9,398.50      $ 66,655.92
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      H20                        $  5,399.09     $ 40,525.96      $  2,932.84     $ 14,930.89      $  9,398.50      $ 73,187.28

1999      H48   910       9561       $        --     $        --      $        --     $        --      $  5,967.91      $  5,967.91
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      H48                        $        --     $        --      $        --     $        --      $  5,967.91      $  5,967.91

1999      H54   921       9561       $        --     $ 14,102.12      $        --     $        --      $        --      $ 14,102.12
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      H54                        $        --     $ 14,102.12      $        --     $        --      $        --      $ 14,102.12

1999      H60   163       9561       $        --     $  2,046.46      $        --     $        --      $        --      $  2,046.46
1999      H60   184       9561       $     30.09     $  8,336.49      $        --     $        --      $        --      $  8,366.58
1999      H60   921       9561       $  1,534.84     $ 11,646.76      $    421.26     $  4,153.07      $  1,926.03      $ 19,681.96
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      H60                        $  1,564.93     $ 22,029.71      $    421.26     $  4,153.07      $  1,926.03      $ 30,095.00

1999      H70   921       9561       $  1,048.97     $  8,897.39      $    269.53     $  3,072.63      $  1,280.64      $ 14,569.16
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      H70                        $  1,048.97     $  8,897.39      $    269.53     $  3,072.63      $  1,280.64      $ 14,569.16

1999      H80   184       9561       $  7,725.58     $ 65,320.34      $        --     $        --      $        --      $ 73,045.92
1999      H80   921       9561       $        --     $        --      $  2,389.37     $ 25,372.63      $ 12,970.79      $ 40,732.79
                                     ------------    ------------     -----------     -----------      -----------      -----------
1999      H80                        $  7,725.58     $ 65,320.34      $  2,389.37     $ 25,372.63      $ 12,970.79      $113,778.71

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES


                                         Columbia       Columbia      Columbia       Columbia          Columbia
        PROJECT          COST             Gas of        Gas of         Gas of         Gas of            Gas of
DATE    CODE    GEN     ELEMENT          Kentucky       Ohio          Maryland       Pennsylvania      Virginia            TOTAL
----    ----    ---      -------        --------         ----         --------       ------------      --------            -----
1999    H94      921       9561       $       --      $ 1,774.77        $       --      $       --      $       --      $ 1,774.77
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    H94                           $       --      $ 1,774.77        $       --      $       --      $       --      $ 1,774.77

1999    JB4      921       9561       $       --      $   435.87        $       --      $       --      $       --      $   435.87
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JB4                           $       --      $   435.87        $       --      $       --      $       --      $   435.87

1999    JC8      921       9561       $       --      $       --        $       --      $       --      $ 3,033.49      $ 3,033.49
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JC8                           $       --      $       --        $       --      $       --      $ 3,033.49      $ 3,033.49

1999    JD4      907       9561       $       --      $22,002.39        $       --      $       --      $       --      $22,002.39
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JD4                           $       --      $22,002.39        $       --      $       --      $       --      $22,002.39

1999    JF0      807       9561       $ 3,262.56      $15,334.07        $ 1,957.55      $ 5,872.62      $ 6,198.88      $32,625.68
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JF0                           $ 3,262.56      $15,334.07        $ 1,957.55      $ 5,872.62      $ 6,198.88      $32,625.68

1999    JG0      807       9561       $ 1,290.03      $ 9,352.61        $   645.01      $ 3,225.03      $ 1,612.50      $16,125.18
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JG0                           $ 1,290.03      $ 9,352.61        $   645.01      $ 3,225.03      $ 1,612.50      $16,125.18

1999    JJ4      182       9561       $       --      $28,413.64        $       --      $       --      $       --      $28,413.64
1999    JJ4      908       8921       $       --      $(28,413.64)      $       --      $       --      $       --      $(28,413.64)
1999    JJ4      908       9561       $       --      $28,413.64        $       --      $       --      $       --      $28,413.64
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JJ4                           $       --      $28,413.64        $       --      $       --      $       --      $28,413.64

1999    JK7      921       9561       $       --      $       --        $       --      $ 3,035.59      $       --      $ 3,035.59
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JK7                           $       --      $       --        $       --      $ 3,035.59      $       --      $ 3,035.59

1999    JL4      921       9561       $       --      $ 5,055.53        $       --      $       --      $       --      $ 5,055.53
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JL4                           $       --      $ 5,055.53        $       --      $       --      $       --      $ 5,055.53

1999    JM4      921       9561       $       --      $ 1,241.37        $       --      $       --      $       --      $ 1,241.37
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JM4                           $       --      $ 1,241.37        $       --      $       --      $       --      $ 1,241.37

1999    JN4      921       9561       $       --      $ 1,056.41        $       --      $       --      $       --      $ 1,056.41
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JN4                           $       --      $ 1,056.41        $       --      $       --      $       --      $ 1,056.41

1999    JQ4      921       9561       $       --      $ 9,441.88        $       --      $       --      $       --      $ 9,441.88
                                      -----------     -----------       ----------      ----------      ----------      ----------
1999    JQ4                           $       --      $ 9,441.88        $       --      $       --      $       --      $ 9,441.88

1999    J10      921       9561       $ 1,393.36      $11,700.71        $   350.54      $ 4,081.91      $       --      $17,526.52
                                      -----------     -----------       ----------      ----------      ----------      ----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                         Columbia       Columbia      Columbia       Columbia          Columbia
        PROJECT          COST             Gas of        Gas of         Gas of         Gas of            Gas of
DATE    CODE    GEN     ELEMENT          Kentucky       Ohio          Maryland       Pennsylvania      Virginia            TOTAL
----    ----    ---      -------        --------         ----         --------       ------------      --------            -----
1999     J10                       $ 1,393.36      $11,700.71       $   350.54      $   4,081.91     $        --     $   17,526.52

1999     J20    186                $         --    $     363.54     $        --    $          --     $        --     $      363.54
1999     J20    921     9561       $         --    $     928.66     $        --    $          --     $        --     $      928.66
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     J20                       $         --    $   1,292.20     $        --    $          --     $        --     $    1,292.20

1999     J30    921     9561       $      86.10    $     681.82     $     24.06    $      253.29     $    123.02     $    1,168.29
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     J30                       $      86.10    $     681.82     $     24.06    $      253.29     $    123.02     $    1,168.29

1999     J54    921     9561       $         --    $  12,971.17     $        --    $          --     $        --     $   12,971.17
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     J54                       $         --    $  12,971.17     $        --    $          --     $        --     $   12,971.17

1999     J60    921     9561       $         --    $   5,779.54     $        --    $          --     $        --     $    5,779.54
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     J60                       $         --    $   5,779.54     $        --    $          --     $        --     $    5,779.54

1999     J77    921     9561       $         --    $         --     $        --    $   27,345.71     $        --     $   27,345.71
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     J77                       $         --    $         --     $        --    $   27,345.71     $        --     $   27,345.71

1999     J84    921     9561       $         --    $     209.75     $        --    $          --     $        --     $      209.75
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     J84                       $         --    $     209.75     $        --    $          --     $        --     $      209.75

1999     J97    186                $         --    $   6,256.61     $        --    $          --     $        --     $    6,256.61
1999     J97    921     9561       $         --    $         --     $        --    $   35,951.07     $        --     $   35,951.07
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     J97                       $         --    $   6,256.61     $        --    $   35,951.07     $        --     $   42,207.68

1999     P10    903     9561       $     220.11    $   1,413.36     $     44.79    $      434.24     $    281.67     $    2,394.17
1999     P10    903     9565       $  12,550.41    $  80,587.52     $  2,553.78    $   24,759.39     $ 16,060.14     $  136,511.24
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     P10                       $  12,770.52    $  82,000.88     $  2,598.57    $   25,193.63     $ 16,341.81     $  138,905.41

1999     R10    921     9566       $  16,806.40    $ 141,094.56     $  4,219.07    $   49,230.42     $ 21,748.12     $  233,098.57
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     R10                       $  16,806.40    $ 141,094.56     $  4,219.07    $   49,230.42     $ 21,748.12     $  233,098.57

1999     R20    903     9565       $  17,718.13    $ 121,151.37     $  3,636.19    $   39,480.04     $ 22,134.64     $  204,120.37
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     R20                       $  17,718.13    $ 121,151.37     $  3,636.19    $   39,480.04     $ 22,134.64     $  204,120.37

1999     R30    903     9561       $      80.03    $     515.15     $     16.46    $      166.93     $    101.51     $      880.08
1999     R30    903     9565       $  89,544.49    $ 615,990.41     $ 18,376.56    $  200,075.39     $111,817.93     $1,035,804.78
                                   ------------    ------------     -----------    -------------     -----------     -------------
1999     R30                       $  89,624.52    $ 616,505.56     $ 18,393.02    $  200,242.32     $111,919.44     $1,036,684.86

1999     R32    903     9565       $  61,080.86    $         --     $        --    $          --    $         --     $   61,080.86
                                   ------------    ------------     -----------    -------------     -----------     -------------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------    ----------      -----------
1999      R32                          $61,080.86      $       --       $       --     $        --       $       --     $ 61,080.86

1999      R34       903      9565      $       --      $585,711.17      $       --     $        --       $       --     $585,711.17
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R34                          $       --      $585,711.17      $       --     $        --       $       --     $585,711.17

1999      R35       903      9565      $       --      $       --       $17,122.44     $        --       $       --     $ 17,122.44
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R35                          $       --      $       --       $17,122.44     $        --       $       --     $ 17,122.44

1999      R37       903      9565      $       --      $       --       $       --     $184,197.17       $       --     $184,197.17
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R37                          $       --      $       --       $       --     $184,197.17       $       --     $184,197.17

1999      R38       903      9565      $       --      $       --       $       --     $        --       $84,370.78     $ 84,370.78
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R38                          $       --      $       --       $       --     $        --       $84,370.78     $ 84,370.78

1999      R40       184      9564      $       --      $   291.56       $       --     $        --       $       --     $    291.56
1999      R40       184      9565      $       --      $   163.95       $       --     $        --       $       --     $    163.95
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R40                          $       --      $   455.51       $       --     $        --       $       --     $    455.51

1999      R61       143      9565      $       --      $ 7,256.99       $       --     $        --       $       --     $  7,256.99
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R61                          $       --      $ 7,256.99       $       --     $        --       $       --     $  7,256.99

1999      R62       921      9565      $       --      $   121.11       $     3.67     $     38.58       $    29.50     $    192.86
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R62                          $       --      $   121.11       $     3.67     $     38.58       $    29.50     $    192.86

1999      R63       921      9565      $       --      $ 2,960.08       $    47.73     $    763.88       $ 1,002.62     $  4,774.31
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R63                          $       --      $ 2,960.08       $    47.73     $    763.88       $ 1,002.62     $  4,774.31

1999      R65       186                $       --      $ 4,222.32       $       --     $        --       $       --     $  4,222.32
1999      R65       921      9565      $ 1,003.16      $10,928.04       $   554.94     $  5,399.97       $ 3,457.64     $ 21,343.75
1999      R65       921      9566      $   124.16      $ 1,352.56       $    68.69     $    668.36       $   427.93     $  2,641.70
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R65                          $ 1,127.32      $16,502.92       $   623.63     $  6,068.33       $ 3,885.57     $ 28,207.77

1999      R94       184      9561      $       --      $   384.34       $       --     $        --       $       --     $    384.34
1999      R94       921      9561      $       --      $  (384.34)      $       --     $        --       $       --     $   (384.34)
1999      R94       921      9565      $       --      $ 1,106.11       $       --     $        --       $       --     $  1,106.11
                                       ----------      -----------      ----------     -----------       ----------     -----------
1999      R94                          $       --      $ 1,106.11       $       --     $        --       $       --     $  1,106.11

1999      R97       184      9561      $       --      $   510.08       $       --     $        --       $       --     $    510.08
1999      R97       921      9561      $       --      $       --       $       --     $   (510.08)      $       --     $   (510.08)
1999      R97       921      9565      $       --      $       --       $       --     $  1,392.08       $       --     $  1,392.08
                                       ----------      -----------      ----------     -----------       ----------     -----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------   ----------     -----------
1999      R97                          $       --      $   510.08      $       --      $   882.00      $       --      $ 1,392.08

1999      000       921      9561      $ 5,414.60      $42,946.98      $ 1,510.97      $15,918.67      $ 7,724.52      $73,515.74
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      000                          $ 5,414.60      $42,946.98      $ 1,510.97      $15,918.67      $ 7,724.52      $73,515.74

1999      001       921      9561      $    98.42      $   683.61      $    35.55      $   284.50      $   162.92      $ 1,265.00
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      001                          $    98.42      $   683.61      $    35.55      $   284.50      $   162.92      $ 1,265.00

1999      002       921      9561      $ 3,139.56      $24,374.94      $   532.46      $ 7,545.18      $ 3,849.49      $39,441.63
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      002                          $ 3,139.56      $24,374.94      $   532.46      $ 7,545.18      $ 3,849.49      $39,441.63

1999      003       921      9565      $   359.16      $ 3,912.65      $   198.69      $ 1,933.40      $ 1,237.99      $ 7,641.89
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      003                          $   359.16      $ 3,912.65      $   198.69      $ 1,933.40      $ 1,237.99      $ 7,641.89

1999      004       921      9561      $   502.43      $ 3,978.54      $   140.44      $ 1,477.97      $   717.86      $ 6,817.24
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      004                          $   502.43      $ 3,978.54      $   140.44      $ 1,477.97      $   717.86      $ 6,817.24

1999      026       921      9561      $    17.79      $    73.19      $     2.14      $    29.76      $    18.01      $   140.89
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      026                          $    17.79      $    73.19      $     2.14      $    29.76      $    18.01      $   140.89

1999      032       921      9561      $    26.00      $       --      $       --      $       --      $       --      $    26.00
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      032                          $    26.00      $       --      $       --      $       --      $       --      $    26.00

1999      034       921      9561      $       --      $   609.58      $       --      $       --      $       --      $   609.58
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      034                          $       --      $   609.58      $       --      $       --      $       --      $   609.58

1999      035       921      9561      $     5.92      $   185.12      $   689.11      $    13.11      $     5.70      $   898.96
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      035                          $     5.92      $   185.12      $   689.11      $    13.11      $     5.70      $   898.96

1999      037       921      9561      $   157.84      $ 1,238.68      $    44.40      $ 3,597.87      $   275.94      $ 5,314.73
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      037                          $   157.84      $ 1,238.68      $    44.40      $ 3,597.87      $   275.94      $ 5,314.73

1999      038       921      9561      $    60.19      $   756.07      $    10.93      $   167.15      $ 2,734.46      $ 3,728.80
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      038                          $    60.19      $   756.07      $    10.93      $   167.15      $ 2,734.46      $ 3,728.80

1999      057       921      9561      $    24.52      $   199.27      $     4.60      $    47.52      $    30.66      $   306.57
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      057                          $    24.52      $   199.27      $     4.60      $    47.52      $    30.66      $   306.57

1999      062       921      9561      $   825.00      $ 9,239.85      $   165.00      $ 2,337.46      $ 1,182.48      $13,749.79
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      062                          $   825.00      $ 9,239.85      $   165.00      $ 2,337.46      $ 1,182.48      $13,749.79

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------   ----------     -----------
1999      064       921      9561      $    21.97      $   121.73      $     3.39      $    44.17      $    20.07     $    211.33
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      064                          $    21.97      $   121.73      $     3.39      $    44.17      $    20.07     $    211.33

1999      072       921      9561      $    15.93      $   119.35      $     3.81      $    49.72      $    22.52     $    211.33
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      072                          $    15.93      $   119.35      $     3.81      $    49.72      $    22.52     $    211.33

1999      077       921      9565      $       --      $    17.67      $     0.29      $     4.56      $     5.98     $     28.50
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      077                          $       --      $    17.67      $     0.29      $     4.56      $     5.98     $     28.50

1999      078       921      9561      $    25.36      $    38.04      $    14.09      $    25.36      $    38.04     $    140.89
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      078                          $    25.36      $    38.04      $    14.09      $    25.36      $    38.04     $    140.89

1999      080       807      9561      $ 2,822.52      $13,265.84      $ 1,693.52      $ 5,080.54      $ 5,362.79     $ 28,225.21
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      080                          $ 2,822.52      $13,265.84      $ 1,693.52      $ 5,080.54      $ 5,362.79     $ 28,225.21

1999      083       807      9561      $   271.28      $ 2,848.42      $    90.43      $   904.26      $   406.89     $  4,521.28
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      083                          $   271.28      $ 2,848.42      $    90.43      $   904.26      $   406.89     $  4,521.28

1999      088       807      9561      $ 2,305.67      $15,952.76      $ 1,209.38      $ 7,177.77      $ 3,588.86     $ 30,234.44
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      088                          $ 2,305.67      $15,952.76      $ 1,209.38      $ 7,177.77      $ 3,588.86     $ 30,234.44

1999      104       182      9561      $       --      $ 2,016.73      $       --      $       --      $       --     $  2,016.73
1999      104       908      8921      $       --      $(2,016.73)     $       --      $       --      $       --     $ (2,016.73)
1999      104       908      9561      $       --      $ 2,016.73      $       --      $       --      $       --     $  2,016.73
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      104                          $       --      $ 2,016.73      $       --      $       --      $       --     $  2,016.73

1999      110       921      9561      $ 1,058.73      $ 8,518.32      $   303.85      $ 3,160.08      $ 1,421.36     $ 14,462.34
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      110                          $ 1,058.73      $ 8,518.32      $   303.85      $ 3,160.08      $ 1,421.36     $ 14,462.34

1999      130       186                $       --      $    91.83      $       --      $       --      $       --     $     91.83
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      130                          $       --      $    91.83      $       --      $       --      $       --     $     91.83

1999      190       921      9561      $ 9,310.59      $74,675.24      $ 2,625.74      $27,754.27      $12,481.82     $126,847.66
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      190                          $ 9,310.59      $74,675.24      $ 2,625.74      $27,754.27      $12,481.82     $126,847.66

1999      2A0       921      9561      $   718.77      $ 5,840.02      $   134.78      $ 1,392.63      $   898.44     $  8,984.64
                                       ----------      ----------      ----------      ----------      ----------     -----------
1999      2A0                          $   718.77      $ 5,840.02      $   134.78      $ 1,392.63      $   898.44     $  8,984.64

1999      2C4       186                $       --      $ 1,435.98      $       --      $       --      $       --     $  1,435.98
                                       ----------      ----------      ----------      ----------      ----------     -----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
----    ------     -----   -------     ----------      ----------      ----------      ----------      ----------      ----------
1999      2C4                          $       --      $ 1,435.98      $       --      $       --      $       --      $ 1,435.98

1999      2D0       186                $       --      $ 5,531.59      $       --      $       --      $       --      $ 5,531.59
1999      2D0       921      9561      $ 3,386.02      $37,923.58      $   677.20      $ 9,593.78      $ 4,853.30      $56,433.88
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      2D0                          $ 3,386.02      $43,455.17      $   677.20      $ 9,593.78      $ 4,853.30      $61,965.47

1999      2F0       186                $       --      $    73.10      $       --      $       --      $       --      $    73.10
1999      2F0       921      9561      $   188.45      $ 1,777.27      $    42.93      $   514.49      $   228.07      $ 2,751.21
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      2F0                          $   188.45      $ 1,850.37      $    42.93      $   514.49      $   228.07      $ 2,824.31

1999      2G0       921      9561      $   433.88      $   433.88      $    32.98      $   400.91      $   433.84      $ 1,735.49
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      2G0                          $   433.88      $   433.88      $    32.98      $   400.91      $   433.84      $ 1,735.49

1999      2M0       921      9561      $    37.07      $   277.68      $     8.86      $   115.66      $    52.36      $   491.63
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      2M0                          $    37.07      $   277.68      $     8.86      $   115.66      $    52.36      $   491.63

1999      2N0       921      9561      $    95.07      $   712.06      $    22.70      $   296.63      $   134.28      $ 1,260.74
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      2N0                          $    95.07      $   712.06      $    22.70      $   296.63      $   134.28      $ 1,260.74

1999      2P0       921      9561      $   230.67      $   948.83      $    27.76      $   385.74      $   233.41      $ 1,826.41
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      2P0                          $   230.67      $   948.83      $    27.76      $   385.74      $   233.41      $ 1,826.41

1999      3A0       921      9561      $     7.60      $    44.51      $     3.80      $    18.47      $       --      $    74.38
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3A0                          $     7.60      $    44.51      $     3.80      $    18.47      $       --      $    74.38

1999      3B0       921      9561      $   107.79      $ 3,372.18      $    26.96      $   238.68      $   103.87      $ 3,849.48
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3B0                          $   107.79      $ 3,372.18      $    26.96      $   238.68      $   103.87      $ 3,849.48

1999      3C0       163      9561      $       --      $   561.53      $       --      $       --      $       --      $   561.53
1999      3C0       184      9561      $       --      $   240.65      $       --      $       --      $       --      $   240.65
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3C0                          $       --      $   802.18      $       --      $       --      $       --      $   802.18

1999      3D0       163      9561      $       --      $ 8,540.56      $       --      $       --      $       --      $ 8,540.56
1999      3D0       184      9561      $   125.59      $34,790.07      $       --      $       --      $       --      $34,915.66
1999      3D0       921      9561      $ 6,405.40      $48,605.78      $ 1,758.44      $17,332.34      $ 8,038.19      $82,140.15
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3D0                          $ 6,530.99      $91,936.41      $ 1,758.44      $17,332.34      $ 8,038.19     $125,596.37

1999      3F0       921      9561      $   136.21      $ 1,143.42      $    34.18      $   398.96      $   176.24      $ 1,889.01
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3F0                          $   136.21      $ 1,143.42      $    34.18      $   398.96      $   176.24      $ 1,889.01

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
----    -------    ----    -------     ----------      ----------      ----------      ----------      ----------      ----------
1999      3F2       921      9561      $ 1,555.69     $        --      $       --      $       --      $       --     $  1,555.69
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3F2                          $ 1,555.69     $        --      $       --      $       --      $       --     $  1,555.69

1999      3F3       921      9561      $       --     $    103.56      $       --      $       --      $       --     $    103.56
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3F3                          $       --     $    103.56      $       --      $       --      $       --     $    103.56

1999      3F4       921      9561      $       --     $  1,970.34      $       --      $       --      $       --     $  1,970.34
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3F4                          $       --     $  1,970.34      $       --      $       --      $       --     $  1,970.34

1999      3F8       921      9561      $       --     $        --      $       --      $       --      $    19.12     $     19.12
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3F8                          $       --     $        --      $       --      $       --      $    19.12     $     19.12

1999      3G4       921      9561      $       --     $  4,500.38      $       --      $       --      $       --     $  4,500.38
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3G4                          $       --     $  4,500.38      $       --      $       --      $       --     $  4,500.38

1999      3G7       921      9561      $       --     $        --      $       --      $    27.37      $       --     $     27.37
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      3G7                          $       --     $        --      $       --      $    27.37      $       --     $     27.37

1999      310       921      9561      $   292.12     $  1,617.92      $    44.97      $   587.10      $   266.85     $  2,808.96
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      310                          $   292.12     $  1,617.92      $    44.97      $   587.10      $   266.85     $  2,808.96

1999      320       921      9561      $14,701.23     $136,706.90      $ 3,927.01      $47,210.27      $18,964.00     $221,509.41
1999      320       921      9566      $ 2,921.25     $ 24,524.73      $   733.35      $ 8,557.12      $ 3,780.20     $ 40,516.65
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      320                          $17,622.48     $161,231.63      $ 4,660.36      $55,767.39      $22,744.20     $262,026.06

1999      321       163      9561      $       --     $    790.23      $       --      $       --      $       --     $    790.23
1999      321       184      9561      $    11.62     $  3,571.28      $       --      $       --      $       --     $  3,582.90
1999      321       921      9561      $ 8,805.87     $ 73,449.52      $ 2,224.55      $25,662.35      $11,371.91     $121,514.20
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      321                          $ 8,817.49     $ 77,811.03      $ 2,224.55      $25,662.35      $11,371.91     $125,887.33

1999      330       186                $       --     $    334.63      $       --      $       --      $       --     $    334.63
1999      330       921      9561      $   271.09     $  1,903.52      $    83.82      $   951.19      $   550.06     $  3,759.68
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      330                          $   271.09     $  2,238.15      $    83.82      $   951.19      $   550.06     $  4,094.31

1999      340       186                $       --     $    844.11      $       --      $       --      $       --     $    844.11
1999      340       921      9561      $   266.44     $  1,871.05      $    82.43      $   934.96      $   540.71     $  3,695.59
                                       ----------      ----------      ----------      ----------      ----------      ----------
1999      340                          $   266.44     $  2,715.16      $    82.43      $   934.96      $   540.71     $  4,539.70

1999      350       186                $       --     $     12.39      $       --      $       --      $       --     $     12.39
1999      350       921      9561      $    62.51     $    438.84      $    19.32      $   219.28      $   126.83     $    866.78
                                       ----------      ----------      ----------      ----------      ----------      ----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
----    -------    ----    -------     ----------      ----------      ----------      ----------      ----------      ----------
1999      350                          $    62.51     $    451.23      $    19.32      $   219.28      $   126.83     $    879.17

1999      370       186                $       --     $     24.79      $       --      $       --      $       --     $     24.79
1999      370       921      9561      $   202.57     $  1,645.77      $    37.96      $   392.47      $   253.16     $  2,531.93
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      370                          $   202.57     $  1,670.56      $    37.96      $   392.47      $   253.16     $  2,556.72

1999      380       921      9561      $    42.28     $    426.05      $     6.70      $   125.48      $    70.45     $    670.96
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      380                          $    42.28     $    426.05      $     6.70      $   125.48      $    70.45     $    670.96

1999      4B0       107      9561      $       --     $        --      $       --      $       --      $    13.56     $     13.56
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4B0                          $       --     $        --      $       --      $       --      $    13.56     $     13.56

1999      4G0       182      9561      $ 6,334.39     $ 21,114.70      $       --      $       --      $       --     $ 27,449.09
1999      4G0       903      8921      $(6,334.39)    $        --      $       --      $       --      $       --     $ (6,334.39)
1999      4G0       903      9561      $ 6,334.31     $        --      $       --      $       --      $       --     $  6,334.31
1999      4G0       908      8921      $       --     $(21,114.70)     $       --      $       --      $       --     $(21,114.70)
1999      4G0       908      9561      $       --     $ 21,114.70      $       --      $14,780.25      $       --     $ 35,894.95
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4G0                          $ 6,334.31     $ 21,114.70      $       --      $14,780.25      $       --     $ 42,229.26

1999      4G2       182      9561      $ 2,342.42     $        --      $       --      $       --      $       --     $  2,342.42
1999      4G2       903      8921      $(2,342.42)    $        --      $       --      $       --      $       --     $ (2,342.42)
1999      4G2       903      9561      $ 2,342.42     $        --      $       --      $       --      $       --     $  2,342.42
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4G2                          $ 2,342.42     $        --      $       --      $       --      $       --     $  2,342.42

1999      4G4       182      9561      $       --     $     39.70      $       --      $       --      $       --     $     39.70
1999      4G4       908      8921      $       --     $    (39.70)     $       --      $       --      $       --     $    (39.70)
1999      4G4       908      9561      $       --     $     39.70      $       --      $       --      $       --     $     39.70
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4G4                          $       --     $     39.70      $       --      $       --      $       --     $     39.70

1999      4G7       908      9561      $       --     $        --      $       --      $ 2,875.47      $       --     $  2,875.47
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4G7                          $       --     $        --      $       --      $ 2,875.47      $       --     $  2,875.47

1999      4J0       921      9561      $   148.50     $  1,246.75      $    37.28      $   435.00      $   192.17     $  2,059.70
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4J0                          $   148.50     $  1,246.75      $    37.28      $   435.00      $   192.17     $  2,059.70

1999      4L0       921      9561      $ 1,745.90     $ 14,657.32      $   438.30      $ 5,114.20      $ 2,259.26     $ 24,214.98
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4L0                          $ 1,745.90     $ 14,657.32      $   438.30      $ 5,114.20      $ 2,259.26     $ 24,214.98

1999      4N0       921      9561      $       --     $        --      $ 1,895.01      $19,160.65      $       --     $ 21,055.66
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4N0                          $       --     $        --      $ 1,895.01      $19,160.65      $       --     $ 21,055.66

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
----    -------    ----    -------     ----------     -----------      ----------      ----------      ----------     -----------
                                                            -
1999      4N4       921      9561      $       --      $   424.57      $       --      $       --      $       --     $    424.57
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4N4                          $       --      $   424.57      $       --      $       --      $       --     $    424.57

1999      4N5       921      9561      $       --      $       --      $     0.02      $       --      $       --     $      0.02
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4N5                          $       --      $       --      $     0.02      $       --      $       --     $      0.02

1999      4N7       921      9561      $       --      $       --      $       --      $   957.48      $       --     $    957.48
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4N7                          $       --      $       --      $       --      $   957.48      $       --     $    957.48

1999      4N8       910      9561      $       --      $       --      $       --      $       --      $     0.03     $      0.03
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      4N8                          $       --      $       --      $       --      $       --      $     0.03     $      0.03

1999      410       921      9561      $47,687.83      $400,352.92     $11,971.57      $139,690.31     $61,709.82     $661,412.45
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      410                          $47,687.83      $400,352.92     $11,971.57      $139,690.31     $61,709.82     $661,412.45

1999      412       921      9561      $16,229.92      $       --      $       --      $       --      $       --     $ 16,229.92
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      412                          $16,229.92      $       --      $       --      $       --      $       --     $ 16,229.92

1999      414       921      9561      $       --      $37,196.79      $       --      $       --      $       --     $ 37,196.79
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      414                          $       --      $37,196.79      $       --      $       --      $       --     $ 37,196.79

1999      415       921      9561      $       --      $       --      $ 1,172.29      $       --      $       --     $  1,172.29
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      415                          $       --      $       --      $ 1,172.29      $       --      $       --     $  1,172.29

1999      417       921      9561      $       --      $       --      $       --      $57,885.05      $       --     $ 57,885.05
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      417                          $       --      $       --      $       --      $57,885.05      $       --     $ 57,885.05

1999      418       921      9561      $       --      $       --      $       --      $       --      $ 4,894.51     $  4,894.51
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      418                          $       --      $       --      $       --      $       --      $ 4,894.51     $  4,894.51

1999      424       921      9561      $       --      $109,403.09     $       --      $       --      $       --     $109,403.09
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      424                          $       --      $109,403.09     $       --      $       --      $       --     $109,403.09

1999      428       921      9561      $       --      $       --      $       --      $       --      $ 5,252.76     $  5,252.76
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      428                          $       --      $       --      $       --      $       --      $ 5,252.76     $  5,252.76

1999      430       921      9561      $ 9,959.88      $83,616.08      $ 2,500.32      $29,175.15      $12,888.43     $138,139.86
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      430                          $ 9,959.88      $83,616.08      $ 2,500.32      $29,175.15      $12,888.43     $138,139.86

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------   ----------     -----------
1999      432       921      9561      $ 5,590.58      $       --      $       --      $       --      $       --      $ 5,590.58
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      432                          $ 5,590.58      $       --      $       --      $       --      $       --      $ 5,590.58

1999      434       921      9561      $       --      $ 7,846.50      $       --      $       --      $       --      $ 7,846.50
1999      434       921      9565      $       --      $11,890.20      $       --      $       --      $       --      $11,890.20
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      434                          $       --      $19,736.70      $       --      $       --      $       --      $19,736.70

1999      435       921      9561      $       --      $       --      $   133.08      $       --      $       --      $   133.08
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      435                          $       --      $       --      $   133.08      $       --      $       --      $   133.08

1999      437       921      9561      $       --      $       --      $       --      $ 9,120.67      $       --      $ 9,120.67
1999      437       921      9565      $       --      $       --      $       --      $ 3,410.61      $       --      $ 3,410.61
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      437                          $       --      $       --      $       --      $12,531.28      $       --      $12,531.28

1999      438       921      9561      $       --      $       --      $       --      $       --      $   646.15      $   646.15
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      438                          $       --      $       --      $       --      $       --      $   646.15      $   646.15

1999      440       921      9561      $ 2,081.83      $17,477.53      $   522.61      $ 6,098.21      $ 2,694.00      $28,874.18
1999      440       921      9564      $     1.08      $     9.07      $     0.27      $     3.17      $     1.40      $    14.99
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      440                          $ 2,082.91      $17,486.60      $   522.88      $ 6,101.38      $ 2,695.40      $28,889.17

1999      442       921      9561      $21,824.30      $       --      $       --      $       --      $       --      $21,824.30
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      442                          $21,824.30      $       --      $       --      $       --      $       --      $21,824.30

1999      444       921      9561      $       --      $19,121.95      $       --      $       --      $       --      $19,121.95
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      444                          $       --      $19,121.95      $       --      $       --      $       --      $19,121.95

1999      445       921      9561      $       --      $       --      $ 3,106.11      $       --      $       --      $ 3,106.11
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      445                          $       --      $       --      $ 3,106.11      $       --      $       --      $ 3,106.11

1999      447       921      9561      $       --      $       --      $       --      $27,693.57      $       --      $27,693.57
1999      447       921      9564      $       --      $       --      $       --      $ 4,715.03      $       --      $ 4,715.03
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      447                          $       --      $       --      $       --      $32,408.60      $       --      $32,408.60

1999      448       921      9561      $       --      $       --      $       --      $       --      $ 9,314.45      $ 9,314.45
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      448                          $       --      $       --      $       --      $       --      $ 9,314.45      $ 9,314.45

1999      462       186      9561      $ 4,446.67      $       --      $       --      $       --      $       --      $ 4,446.67
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      462                          $ 4,446.67      $       --      $       --      $       --      $       --      $ 4,446.67

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND      PENNSYLVANIA      VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------     -------------    ----------     -----------
1999      470       921      9561      $24,829.90      $208,454.29     $ 6,233.28      $72,733.43      $32,130.88     $344,381.78
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      470                          $24,829.90      $208,454.29     $ 6,233.28      $72,733.43      $32,130.88     $344,381.78

1999      472       921      9561      $14,745.17      $       --      $       --      $       --      $       --     $ 14,745.17
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      472                          $14,745.17      $       --      $       --      $       --      $       --     $ 14,745.17

1999      474       921      9561      $       --      $46,194.25      $       --      $       --      $       --     $ 46,194.25
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      474                          $       --      $46,194.25      $       --      $       --      $       --     $ 46,194.25

1999      475       921      9561      $       --      $       --      $ 6,952.60      $       --      $       --     $  6,952.60
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      475                          $       --      $       --      $ 6,952.60      $       --      $       --     $  6,952.60

1999      477       921      9561      $       --      $       --      $       --      $46,268.06      $       --     $ 46,268.06
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      477                          $       --      $       --      $       --      $46,268.06      $       --     $ 46,268.06

1999      478       921      9561      $       --      $       --      $       --      $       --      $15,702.42     $ 15,702.42
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      478                          $       --      $       --      $       --      $       --      $15,702.42     $ 15,702.42

1999      480       921      9561      $ 1,720.82      $14,446.72      $   432.02      $ 5,040.72      $ 2,226.75     $ 23,867.03
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      480                          $ 1,720.82      $14,446.72      $   432.02      $ 5,040.72      $ 2,226.75     $ 23,867.03

1999      482       921      9561      $ 1,889.89      $       --      $       --      $       --      $       --     $  1,889.89
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      482                          $ 1,889.89      $       --      $       --      $       --      $       --     $  1,889.89

1999      484       921      9561      $       --      $ 9,761.75      $       --      $       --      $       --     $  9,761.75
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      484                          $       --      $ 9,761.75      $       --      $       --      $       --     $  9,761.75

1999      485       921      9561      $       --      $       --      $ 1,011.06      $       --      $       --     $  1,011.06
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      485                          $       --      $       --      $ 1,011.06      $       --      $       --     $  1,011.06

1999      487       921      9561      $       --      $       --      $       --      $10,001.72      $       --     $ 10,001.72
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      487                          $       --      $       --      $       --      $10,001.72      $       --     $ 10,001.72

1999      488       921      9561      $       --      $       --      $       --      $       --      $ 4,951.89     $  4,951.89
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      488                          $       --      $       --      $       --      $       --      $ 4,951.89     $  4,951.89

1999      490       921      9561      $30,787.73      $258,471.58     $ 7,728.95      $90,185.38      $39,840.43     $427,014.07
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      490                          $30,787.73      $258,471.58     $ 7,728.95      $90,185.38      $39,840.43     $427,014.07

1999      494       921      9561      $       --      $ 9,139.78      $       --      $       --      $       --     $  9,139.78
                                       ----------     -----------      ----------      ----------      ----------     -----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------   ----------     -----------
1999      494                          $       --      $ 9,139.78      $       --      $       --      $       --      $ 9,139.78

1999      5B0       186                $       --      $12,265.46      $       --      $       --      $       --      $12,265.46
1999      5B0       921      9561      $ 2,756.40      $23,140.85      $   691.96      $ 8,074.27      $ 3,566.91      $38,230.39
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5B0                          $ 2,756.40      $35,406.31      $   691.96      $ 8,074.27      $ 3,566.91      $50,495.85

1999      5B2       921      9561      $ 4,489.55      $       --      $       --      $       --      $       --      $ 4,489.55
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5B2                          $ 4,489.55      $       --      $       --      $       --      $       --      $ 4,489.55

1999      5B4       921      9561      $       --      $20,496.35      $       --      $       --      $       --      $20,496.35
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5B4                          $       --      $20,496.35      $       --      $       --      $       --      $20,496.35

1999      5B5       921      9561      $       --      $       --      $   446.76      $       --      $       --      $   446.76
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5B5                          $       --      $       --      $   446.76      $       --      $       --      $   446.76

1999      5B7       921      9561      $       --      $       --      $       --      $21,471.15      $       --      $21,471.15
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5B7                          $       --      $       --      $       --      $21,471.15      $       --      $21,471.15

1999      5B8       921      9561      $       --      $       --      $       --      $       --      $ 3,653.95      $ 3,653.95
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5B8                          $       --      $       --      $       --      $       --      $ 3,653.95      $ 3,653.95

1999      5C0       921      9561      $   416.30      $ 3,494.88      $   104.50      $ 1,219.43      $   538.69      $ 5,773.80
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5C0                          $   416.30      $ 3,494.88      $   104.50      $ 1,219.43      $   538.69      $ 5,773.80

1999      5C2       921      9561      $ 1,089.88      $       --      $       --      $       --      $       --      $ 1,089.88
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5C2                          $ 1,089.88      $       --      $       --      $       --      $       --      $ 1,089.88

1999      5C4       921      9561      $       --      $18,158.01      $       --      $       --      $       --      $18,158.01
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5C4                          $       --      $18,158.01      $       --      $       --      $       --      $18,158.01

1999      5C7       921      9561      $       --      $       --      $       --      $ 9,972.27      $       --      $ 9,972.27
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5C7                          $       --      $       --      $       --      $ 9,972.27      $       --      $ 9,972.27

1999      5C8       921      9561      $       --      $       --      $       --      $       --      $ 2,698.51      $ 2,698.51
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5C8                          $       --      $       --      $       --      $       --      $ 2,698.51      $ 2,698.51

1999      5F4       921      9561      $       --      $   159.48      $       --      $       --      $       --      $   159.48
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5F4                          $       --      $   159.48      $       --      $       --      $       --      $   159.48

1999      5G0       921      9561      $   169.62      $ 1,424.05      $    42.58      $   496.88      $   219.51      $ 2,352.64
                                       ----------     -----------      ----------      ----------      ----------     -----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------   ----------     -----------
1999      5G0                          $   169.62     $  1,424.05      $    42.58     $    496.88      $   219.51     $  2,352.64

1999      5Y0       184      9561      $       --     $  2,764.07      $       --     $        --      $       --     $  2,764.07
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      5Y0                          $       --     $  2,764.07      $       --     $        --      $       --     $  2,764.07

1999      510       921      9561      $   276.08     $  2,214.21      $    77.85     $    822.95      $   370.11     $  3,761.20
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      510                          $   276.08     $  2,214.21      $    77.85     $    822.95      $   370.11     $  3,761.20

1999      512       921      9561      $   286.91     $        --      $       --     $        --      $       --     $    286.91
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      512                          $   286.91     $        --      $       --     $        --      $       --     $    286.91

1999      514       921      9561      $       --     $  4,246.43      $       --     $        --      $       --     $  4,246.43
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      514                          $       --     $  4,246.43      $       --     $        --      $       --     $  4,246.43

1999      517       921      9561      $       --     $        --      $       --     $ 16,591.80      $       --     $ 16,591.80
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      517                          $       --     $        --      $       --     $ 16,591.80      $       --     $ 16,591.80

1999      518       921      9561      $       --     $        --      $       --     $        --      $ 1,978.62     $  1,978.62
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      518                          $       --     $        --      $       --     $        --      $ 1,978.62     $  1,978.62

1999      560       921      9561      $       --     $153,737.64      $ 8,235.96     $104,321.96      $ 8,235.89     $274,531.45
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      560                          $       --     $153,737.64      $ 8,235.96     $104,321.96      $ 8,235.89     $274,531.45

1999      564       921      9561      $       --     $ 31,321.18      $       --      $       --      $       --     $ 31,321.18
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      564                          $       --     $ 31,321.18      $       --      $       --      $       --     $ 31,321.18

1999      565       921      9561      $       --     $        --      $ 2,440.54      $       --      $       --     $  2,440.54
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      565                          $       --     $        --      $ 2,440.54      $       --      $       --     $  2,440.54

1999      567       921      9561      $       --     $        --      $       --      $41,658.36      $       --     $ 41,658.36
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      567                          $       --     $        --      $       --      $41,658.36      $       --     $ 41,658.36

1999      568       910      9561      $       --     $        --      $       --      $       --      $   661.30     $    661.30
1999      568       921      9561      $       --     $        --      $       --      $       --      $ 4,987.41     $  4,987.41
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      568                          $       --     $        --      $       --      $       --      $ 5,648.71     $  5,648.71

1999      584       921      9561      $       --     $104,764.80      $       --      $       --      $       --     $104,764.80
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      584                          $       --     $104,764.80      $       --      $       --      $       --     $104,764.80

1999      6B0       807      9561      $ 1,737.68     $ 12,598.16      $   868.84      $ 4,344.20      $ 2,172.08     $ 21,720.96
                                       ----------     -----------      ----------      ----------      ----------     -----------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------   ----------     -----------
1999      6B0                          $ 1,737.68      $12,598.16      $   868.84      $ 4,344.20      $ 2,172.08     $ 21,720.96

1999      6C0       807      9561      $ 2,359.60      $11,089.84      $ 1,415.84      $ 4,247.24      $ 4,482.99     $ 23,595.51
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6C0                          $ 2,359.60      $11,089.84      $ 1,415.84      $ 4,247.24      $ 4,482.99     $ 23,595.51

1999      6D0       186                $       --      $ 2,663.12      $       --      $       --      $       --     $  2,663.12
1999      6D0       807      9561      $ 1,000.16      $ 6,286.75      $   571.52      $ 4,286.42      $ 2,143.19     $ 14,288.04
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6D0                          $ 1,000.16      $ 8,949.87      $   571.52      $ 4,286.42      $ 2,143.19     $ 16,951.16

1999      6E0       807      9561      $   797.87      $ 8,377.57      $   265.99      $ 2,659.54      $ 1,196.74     $ 13,297.71
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6E0                          $   797.87      $ 8,377.57      $   265.99      $ 2,659.54      $ 1,196.74     $ 13,297.71

1999      6F0       807      9561      $11,094.34      $52,143.44      $ 6,656.60      $19,969.83      $21,079.24     $110,943.45
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6F0                          $11,094.34      $52,143.44      $ 6,656.60      $19,969.83      $21,079.24     $110,943.45

1999      6G0       807      9561      $ 8,450.38      $61,265.37      $ 4,225.21      $21,125.97      $10,563.03     $105,629.96
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6G0                          $ 8,450.38      $61,265.37      $ 4,225.21      $21,125.97      $10,563.03     $105,629.96

1999      6K0       807      9561      $ 1,000.62      $ 6,289.61      $   571.78      $ 4,288.38      $ 2,144.17     $ 14,294.56
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6K0                          $ 1,000.62      $ 6,289.61      $   571.78      $ 4,288.38      $ 2,144.17     $ 14,294.56

1999      6M0       807      9561      $ 6,207.57      $29,175.53      $ 3,724.54      $11,173.60      $11,794.38     $ 62,075.62
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6M0                          $ 6,207.57      $29,175.53      $ 3,724.54      $11,173.60      $11,794.38     $ 62,075.62

1999      6N0       807      9561      $ 2,032.71      $14,737.10      $ 1,016.35      $ 5,081.76      $ 2,540.87     $ 25,408.79
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6N0                          $ 2,032.71      $14,737.10      $ 1,016.35      $ 5,081.76      $ 2,540.87     $ 25,408.79

1999      6Q0       807      9561      $ 1,360.11      $ 9,860.79      $   680.06      $ 3,400.27      $ 1,700.12     $ 17,001.35
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6Q0                          $ 1,360.11      $ 9,860.79      $   680.06      $ 3,400.27      $ 1,700.12     $ 17,001.35

1999      6S0       186                $       --      $ 1,800.42      $       --      $       --      $       --     $  1,800.42
1999      6S0       807      9561      $ 3,615.28      $22,724.66      $ 2,065.87      $15,494.09      $ 7,747.06     $ 51,646.96
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6S0                          $ 3,615.28      $24,525.08      $ 2,065.87      $15,494.09      $ 7,747.06     $ 53,447.38

1999      6Y0       186                $       --      $   505.39      $       --      $       --      $       --     $    505.39
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6Y0                          $       --      $   505.39      $       --      $       --      $       --     $    505.39

1999      6Z0       807      9561      $ 1,507.87      $10,932.08      $   753.95      $ 3,769.68      $ 1,884.82     $ 18,848.40
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      6Z0                          $ 1,507.87      $10,932.08      $   753.95      $ 3,769.68      $ 1,884.82     $ 18,848.40

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF          GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO          MARYLAND       PENNSYLVANIA     VIRGINIA         TOTAL
----    -------    ----    -------     ----------     -----------      ----------      -------------   ----------     -----------
1999      630       807      9561      $    31.58      $   228.93      $    15.79      $    78.94      $    39.47      $   394.71
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      630                          $    31.58      $   228.93      $    15.79      $    78.94      $    39.47      $   394.71

1999      690       807      9561      $   850.44      $ 3,996.94      $   510.28      $ 1,530.74      $ 1,615.70      $ 8,504.10
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      690                          $   850.44      $ 3,996.94      $   510.28      $ 1,530.74      $ 1,615.70      $ 8,504.10

1999      7B0       807      9561      $    19.38      $    91.12      $    11.63      $    34.89      $    36.85      $   193.87
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7B0                          $    19.38      $    91.12      $    11.63      $    34.89      $    36.85      $   193.87

1999      7L0       807      9561      $    43.64      $   205.14      $    26.20      $    78.58      $    82.91      $   436.47
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7L0                          $    43.64      $   205.14      $    26.20      $    78.58      $    82.91      $   436.47

1999      7M0       807      9561      $   585.94      $ 2,753.98      $   351.56      $ 1,054.70      $ 1,113.35      $ 5,859.53
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7M0                          $   585.94      $ 2,753.98      $   351.56      $ 1,054.70      $ 1,113.35      $ 5,859.53

1999      7N0       807      9561      $     7.26      $    34.12      $     4.36      $    13.06      $    13.79      $    72.59
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7N0                          $     7.26      $    34.12      $     4.36      $    13.06      $    13.79      $    72.59

1999      7P0       163      9561      $       --      $ 6,820.92      $       --      $       --      $       --      $ 6,820.92
1999      7P0       184      9561      $       --      $ 2,923.24      $       --      $       --      $       --      $ 2,923.24
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7P0                          $       --      $ 9,744.16      $       --      $       --      $       --      $ 9,744.16

1999      7R0       921      9561      $ 1,223.95      $ 1,835.92      $   679.97      $ 1,223.95      $ 1,835.94      $ 6,799.73
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7R0                          $ 1,223.95      $ 1,835.92      $   679.97      $ 1,223.95      $ 1,835.94      $ 6,799.73

1999      7S4       907      9561      $       --      $32,639.92      $       --      $       --      $       --      $32,639.92
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7S4                          $       --      $32,639.92      $       --      $       --      $       --      $32,639.92

1999      7T4       907      9561      $       --      $24,663.39      $       --      $       --      $       --      $24,663.39
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7T4                          $       --      $24,663.39      $       --      $       --      $       --      $24,663.39

1999      7U0       807      9561      $ 2,712.38      $12,747.88      $ 1,627.42      $ 4,882.20      $ 5,153.35      $27,123.23
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7U0                          $ 2,712.38      $12,747.88      $ 1,627.42      $ 4,882.20      $ 5,153.35      $27,123.23

1999      7W4       921      9561      $       --      $ 8,597.14      $       --      $       --      $       --      $ 8,597.14
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7W4                          $       --      $ 8,597.14      $       --      $       --      $       --      $ 8,597.14

1999      7X0       186                $       --      $ 3,788.12      $       --      $       --      $       --      $ 3,788.12
1999      7X0       921      9561      $ 2,139.38      $16,940.73      $   597.98      $ 6,293.27      $ 3,056.63      $29,027.99
                                       ----------     -----------      ----------      ----------      ----------     -----------
1999      7X0                          $ 2,139.38      $20,728.85      $   597.98      $ 6,293.27      $ 3,056.63      $32,816.11

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
1999      7Z0       921      9561      $   618.09      $ 5,189.10      $   155.17      $ 1,810.58      $   799.85     $  8,572.79
                                       ------------------------------------------------------------------------------------------
1999      7Z0                          $   618.09      $ 5,189.10      $   155.17      $ 1,810.58      $   799.85     $  8,572.79

1999      8A0       921      9561      $   860.70      $ 7,225.85      $   216.08      $ 2,521.21      $ 1,113.78     $ 11,937.62
                                       ------------------------------------------------------------------------------------------
1999      8A0                          $   860.70      $ 7,225.85      $   216.08      $ 2,521.21      $ 1,113.78     $ 11,937.62

1999      8A2       921      9561      $19,710.49      $       --      $       --      $       --      $       --     $ 19,710.49
                                       ------------------------------------------------------------------------------------------
1999      8A2                          $19,710.49      $       --      $       --      $       --      $       --     $ 19,710.49

1999      8A4       921      9561      $       --      $ 8,273.78      $       --      $       --      $       --     $  8,273.78
                                       ------------------------------------------------------------------------------------------
1999      8A4                          $       --      $ 8,273.78      $       --      $       --      $       --     $  8,273.78

1999      8A5       921      9561      $       --      $       --      $   443.01      $       --      $       --     $    443.01
                                       ------------------------------------------------------------------------------------------
1999      8A5                          $       --      $       --      $   443.01      $       --      $       --     $    443.01

1999      8A7       921      9561      $       --      $       --      $       --      $39,006.46      $       --     $ 39,006.46
                                       ------------------------------------------------------------------------------------------
1999      8A7                          $       --      $       --      $       --      $39,006.46      $       --     $ 39,006.46

1999      8A8       921      9561      $       --      $       --      $       --      $       --      $ 8,332.61     $  8,332.61
                                       ------------------------------------------------------------------------------------------
1999      8A8                          $       --      $       --      $       --      $       --      $ 8,332.61     $  8,332.61

1999      8C0       907      9561      $       --      $ 41,569.04     $       --      $       --      $       --     $ 41,569.04
1999      8C0       908      9561      $       --      $        --     $       --      $       --      $ 1,188.84     $  1,188.84
1999      8C0       921      9561      $ 4,270.69      $209,741.14     $ 5,381.75      $79,059.58      $ 5,998.35     $304,451.51
                                       ------------------------------------------------------------------------------------------
1999      8C0                          $ 4,270.69      $251,310.18     $ 5,381.75      $79,059.58      $ 7,187.19     $347,209.39

1999      8C2       921      9561      $    37.78      $       --      $       --      $       --      $       --     $     37.78
                                       ------------------------------------------------------------------------------------------
1999      8C2                          $    37.78      $       --      $       --      $       --      $       --     $     37.78

1999      8C4       921      9561      $       --      $   719.60      $       --      $       --      $       --     $    719.60
                                       ------------------------------------------------------------------------------------------
1999      8C4                          $       --      $   719.60      $       --      $       --      $       --     $    719.60

1999      8C7       921      9561      $       --      $       --      $       --      $ 3,235.80      $       --     $  3,235.80
                                       ------------------------------------------------------------------------------------------
1999      8C7                          $       --      $       --      $       --      $ 3,235.80      $       --     $  3,235.80

1999      8F0       143      9561      $       --      $10,428.78      $       --      $       --      $       --     $ 10,428.78
                                       ------------------------------------------------------------------------------------------
1999      8F0                          $       --      $10,428.78      $       --      $       --      $       --     $ 10,428.78

1999      8H0       921      9561      $ 1,000.99      $ 8,403.70      $   251.28      $ 2,932.21      $ 1,295.33     $ 13,883.51
                                       ------------------------------------------------------------------------------------------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
1999      8H0                          $ 1,000.99     $  8,403.70      $   251.28      $ 2,932.21      $ 1,295.33     $ 13,883.51

1999      8H4       921      9561      $       --     $  5,905.90      $       --      $       --      $       --     $  5,905.90
                                       ------------------------------------------------------------------------------------------
1999      8H4                          $       --     $  5,905.90      $       --      $       --      $       --     $  5,905.90

1999      8H7       921      9561      $       --     $        --      $       --      $11,912.95      $       --     $ 11,912.95
                                       ------------------------------------------------------------------------------------------
1999      8H7                          $       --     $        --      $       --      $11,912.95      $       --     $ 11,912.95

1999      8H8       921      9561      $       --     $        --      $       --      $       --      $ 4,540.29     $  4,540.29
                                       ------------------------------------------------------------------------------------------
1999      8H8                          $       --     $        --      $       --      $       --      $ 4,540.29     $  4,540.29

1999      8J0       921      9561      $    33.19     $    278.71      $     8.34      $    97.26      $    42.95     $    460.45
                                       ------------------------------------------------------------------------------------------
1999      8J0                          $    33.19     $    278.71      $     8.34      $    97.26      $    42.95     $    460.45

1999      8L7       921      9561      $       --     $        --      $       --      $ 5,750.63      $       --     $  5,750.63
                                       ------------------------------------------------------------------------------------------
1999      8L7                          $       --     $        --      $       --      $ 5,750.63      $       --     $  5,750.63

1999      8Q0       186                $       --     $  9,705.75      $       --      $       --      $       --     $  9,705.75
                                       ------------------------------------------------------------------------------------------
1999      8Q0                          $       --     $  9,705.75      $       --      $       --      $       --     $  9,705.75

1999      8R0       186                $       --     $    701.05      $       --      $       --      $       --     $    701.05
                                       ------------------------------------------------------------------------------------------
1999      8R0                          $       --     $    701.05      $       --      $       --      $       --     $    701.05

1999      8T0       186                $       --     $    794.09      $       --      $       --      $       --     $    794.09
                                       ------------------------------------------------------------------------------------------
1999      8T0                          $       --     $    794.09      $       --      $       --      $       --     $    794.09

1999      8Z0       186                $       --     $    (91.75)     $       --      $       --      $       --     $    (91.75)
                                       ------------------------------------------------------------------------------------------
1999      8Z0                          $       --     $    (91.75)     $       --      $       --      $       --     $    (91.75)

1999      800       186                $       --     $      8.89      $       --      $       --      $       --     $      8.89
                                       ------------------------------------------------------------------------------------------
1999      800                          $       --     $      8.89      $       --      $       --      $       --     $      8.89

1999      810       186                $       --     $    647.85      $       --      $       --      $       --     $    647.85
                                       ------------------------------------------------------------------------------------------
1999      810                          $       --     $    647.85      $       --      $       --      $       --     $    647.85

1999      830       186                $       --     $ 36,426.74      $       --      $       --      $       --     $ 36,426.74
1999      830       921      9561      $ 3,572.36     $ 27,735.15      $   605.87      $ 8,585.33      $ 4,380.17     $ 44,878.88
                                       ------------------------------------------------------------------------------------------
1999      830                          $ 3,572.36     $ 64,161.89      $   605.87      $ 8,585.33      $ 4,380.17     $ 81,305.62

1999      870       921      9561      $12,232.60     $102,696.30      $ 3,070.89      $35,832.57      $15,829.43     $169,661.79
                                       ------------------------------------------------------------------------------------------

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
1999      870                          $12,232.60     $102,696.30     $ 3,070.89      $35,832.57      $15,829.43      $169,661.79

1999      872       921      9561      $ 2,581.66     $        --      $       --      $       --      $       --      $ 2,581.66
                                       ------------------------------------------------------------------------------------------
1999      872                          $ 2,581.66     $        --      $       --      $       --      $       --      $ 2,581.66

1999      874       921      9561      $       --     $  6,849.21      $       --      $       --      $       --      $ 6,849.21
                                       ------------------------------------------------------------------------------------------
1999      874                          $       --     $  6,849.21      $       --      $       --      $       --      $ 6,849.21

1999      877       921      9561      $       --     $        --      $       --      $17,239.57      $       --      $17,239.57
                                       ------------------------------------------------------------------------------------------
1999      877                          $       --     $        --      $       --      $17,239.57      $       --      $17,239.57

1999      878       921      9561      $       --     $        --      $       --      $       --      $   309.43      $   309.43
                                       ------------------------------------------------------------------------------------------
1999      878                          $       --     $        --      $       --      $       --      $   309.43      $   309.43

1999      880       921      9561      $     5.09     $     42.69      $     1.28      $    14.90      $     6.57      $    70.53
                                       ------------------------------------------------------------------------------------------
1999      880                          $     5.09     $     42.69      $     1.28      $    14.90      $     6.57     $     70.53

1999      888       163      9561      $       --     $     98.62      $       --      $       --      $       --     $     98.62
1999      888       184      9561      $       --     $     42.27      $       --      $       --      $       --     $     42.27
                                       ------------------------------------------------------------------------------------------
1999      888                          $       --     $    140.89      $       --      $       --      $       --     $    140.89

1999      890       186                $       --     $  2,285.53      $       --      $       --      $       --     $  2,285.53
1999      890       921      9561      $ 1,549.71     $ 13,010.46      $   389.03      $ 4,539.58      $ 2,005.45     $ 21,494.23
                                       ------------------------------------------------------------------------------------------
1999      890                          $ 1,549.71     $ 15,295.99      $   389.03      $ 4,539.58      $ 2,005.45     $ 23,779.76

1999      892       921      9561      $ 2,180.90     $        --      $       --      $       --      $       --     $  2,180.90
                                       ------------------------------------------------------------------------------------------
1999      892                          $ 2,180.90     $        --      $       --      $       --      $       --     $  2,180.90

1999      894       921      9561      $       --     $  1,960.41      $       --      $       --      $       --     $  1,960.41
                                       ------------------------------------------------------------------------------------------
1999      894                          $       --     $  1,960.41      $       --      $       --      $       --     $  1,960.41

1999      897       921      9561      $       --     $        --      $       --      $   457.23      $       --     $    457.23
                                       ------------------------------------------------------------------------------------------
1999      897                          $       --     $        --      $       --      $   457.23      $       --     $    457.23

1999      898       921      9561      $       --     $        --      $       --      $       --      $   345.96     $    345.96
                                       ------------------------------------------------------------------------------------------
1999      898                          $       --     $        --      $       --      $       --      $   345.96     $    345.96

1999      9A0       921      9561      $19,816.74     $166,367.00      $ 4,974.79      $58,048.43      $25,643.54     $274,850.50
                                       ------------------------------------------------------------------------------------------
1999      9A0                          $19,816.74     $166,367.00      $ 4,974.79      $58,048.43      $25,643.54     $274,850.50

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
1999      9A2       921      9561      $ 6,878.89      $       --      $       --      $       --      $       --     $  6,878.89
                                       ------------------------------------------------------------------------------------------
1999      9A2                          $ 6,878.89      $       --      $       --      $       --      $       --     $ 6,878.89

1999      9A4       921      9561      $       --      $22,586.24      $       --      $       --      $       --     $ 22,586.24
                                       ------------------------------------------------------------------------------------------
1999      9A4                          $       --      $22,586.24      $       --      $       --      $       --     $ 22,586.24

1999      9A5       921      9561      $       --      $       --      $ 1,558.32      $       --      $       --     $  1,558.32
                                       ------------------------------------------------------------------------------------------
1999      9A5                          $       --      $       --      $ 1,558.32      $       --      $       --     $  1,558.32

1999      9A7       921      9561      $       --      $       --      $       --      $47,251.15      $       --     $ 47,251.15
                                       ------------------------------------------------------------------------------------------
1999      9A7                          $       --      $       --      $       --      $47,251.15      $       --     $ 47,251.15

1999      9A8       921      9561      $       --      $       --      $       --      $       --      $14,350.64     $ 14,350.64
                                       ------------------------------------------------------------------------------------------
1999      9A8                          $       --      $       --      $       --      $       --      $14,350.64     $ 14,350.64

1999      9B0       921      9561      $ 8,729.84      $73,289.58      $ 2,191.56      $25,572.06      $11,296.72     $121,079.76
                                       ------------------------------------------------------------------------------------------
1999      9B0                          $ 8,729.84      $73,289.58      $ 2,191.56      $25,572.06      $11,296.72     $121,079.76

1999      9B2       921      9561      $   299.79      $       --      $       --      $       --      $       --     $    299.79
                                       ------------------------------------------------------------------------------------------
1999      9B2                          $   299.79      $       --      $       --      $       --      $       --     $    299.79

1999      9B4       921      9561      $       --      $   462.88      $       --      $       --      $       --     $    462.88
                                       ------------------------------------------------------------------------------------------
1999      9B4                          $       --      $   462.88      $       --      $       --      $       --     $    462.88

1999      9B7       921      9561      $       --      $       --      $       --      $ 4,666.00      $       --     $  4,666.00
                                       ------------------------------------------------------------------------------------------
1999      9B7                          $       --      $       --      $       --      $ 4,666.00      $       --     $  4,666.00

1999      9B8       921      9561      $       --      $       --      $       --      $       --      $    19.06     $     19.06
                                       ------------------------------------------------------------------------------------------
1999      9B8                          $       --      $       --      $       --      $       --      $    19.06     $     19.06

1999      9C0       907      9561      $       --      $ 1,584.53      $       --      $       --      $       --     $  1,584.53
1999      9C0       908      9561      $       --      $       --      $       --      $       --      $    45.32     $     45.32
1999      9C0       921      9561      $   956.79      $54,718.26      $ 1,205.70      $17,712.28      $ 1,564.89     $ 76,157.92
                                       ------------------------------------------------------------------------------------------
1999      9C0                          $   956.79      $56,302.79      $ 1,205.70      $17,712.28      $ 1,610.21     $ 77,787.77

1999      9C4       921      9561      $       --      $10,671.54      $       --      $       --      $       --     $ 10,671.54
                                       ------------------------------------------------------------------------------------------
1999      9C4                          $       --      $10,671.54      $       --      $       --      $       --     $ 10,671.54

1999      9C7       921      9561      $       --      $       --      $       --      $ 3,472.11      $       --     $  3,472.11
                                       ------------------------------------------------------------------------------------------
1999      9C7                          $       --      $       --      $       --      $ 3,472.11      $       --     $  3,472.11

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA        COLUMBIA         COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF          GAS OF           GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY          OHIO           MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
1999      9G4       921      9561      $       --      $   166.09      $       --      $       --      $       --      $   166.09
                                       ------------------------------------------------------------------------------------------
1999      9G4                          $       --      $   166.09      $       --      $       --      $       --      $   166.09

1999      9H4       921      9561      $       --      $   320.50      $       --      $       --      $       --      $   320.50
                                       ------------------------------------------------------------------------------------------
1999      9H4                          $       --      $   320.50      $       --      $       --      $       --      $   320.50

1999      9J4       921      9561      $       --      $ 1,211.58      $       --      $       --      $       --      $ 1,211.58
                                       ------------------------------------------------------------------------------------------
1999      9J4                          $       --      $ 1,211.58      $       --      $       --      $       --      $ 1,211.58

1999      9K0       921      9561      $    47.87      $   196.90      $     5.78      $    80.06      $    48.41      $   379.02
                                       ------------------------------------------------------------------------------------------
1999      9K0                          $    47.87      $   196.90      $     5.78      $    80.06      $    48.41      $   379.02

1999      9L0       921      9561      $   154.42      $ 1,296.16      $    38.77      $   452.27      $   199.73      $ 2,141.35
                                       ------------------------------------------------------------------------------------------
1999      9L0                          $   154.42      $ 1,296.16      $    38.77      $   452.27      $   199.73      $ 2,141.35

1999      9L4       921      9561      $       --      $ 2,017.98      $       --      $       --      $       --      $ 2,017.98
                                       ------------------------------------------------------------------------------------------
1999      9L4                          $       --      $ 2,017.98      $       --      $       --      $       --      $ 2,017.98

1999      9L7       921      9561      $       --      $       --      $       --      $    72.62      $       --      $    72.62
                                       ------------------------------------------------------------------------------------------
1999      9L7                          $       --      $       --      $       --      $    72.62      $       --      $    72.62

1999      9L8       921      9561      $       --      $       --      $       --      $       --      $   336.71      $   336.71
                                       ------------------------------------------------------------------------------------------
1999      9L8                          $       --      $       --      $       --      $       --      $   336.71      $   336.71

1999      9M0       921      9561      $ 2,611.03      $20,941.66      $   736.35      $ 7,783.31      $ 3,500.34      $35,572.69
                                       ------------------------------------------------------------------------------------------
1999      9M0                          $ 2,611.03      $20,941.66      $   736.35      $ 7,783.31      $ 3,500.34      $35,572.69

1999      9M2       921      9561      $   141.07      $       --      $       --      $       --      $       --      $   141.07
                                       ------------------------------------------------------------------------------------------
1999      9M2                          $   141.07      $       --      $       --      $       --      $       --      $   141.07

1999      9M4       921      9561      $       --      $   425.67      $       --      $       --      $       --      $   425.67
                                       ------------------------------------------------------------------------------------------
1999      9M4                          $       --      $   425.67      $       --      $       --      $       --      $   425.67

1999      9M7       921      9561      $       --      $       --      $       --      $ 5,591.36      $       --      $ 5,591.36
                                       ------------------------------------------------------------------------------------------
1999      9M7                          $       --      $       --      $       --      $ 5,591.36      $       --      $ 5,591.36

1999      9M8       921      9561      $       --      $       --      $       --      $       --      $    56.66      $    56.66
                                       ------------------------------------------------------------------------------------------
1999      9M8                          $       --      $       --      $       --      $       --      $    56.66      $    56.66

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO DISTRIBUTION COMPANIES

                                        COLUMBIA       COLUMBIA       COLUMBIA        COLUMBIA        COLUMBIA
        PROJECT             COST         GAS OF         GAS OF         GAS OF          GAS OF          GAS OF
DATE     CODE       GEN    ELEMENT      KENTUCKY         OHIO         MARYLAND       PENNSYLVANIA     VIRGINIA          TOTAL
1999      9Q0       186               $        --    $       84.20   $        --   $          --    $          --   $        84.20
                                       -------------------------------------------------------------------------------------------
1999      9Q0                         $        --    $       84.20   $        --   $          --    $          --   $        84.20

1999      951       921      9561     $     78.72    $      633.57   $     22.58   $      235.03    $      105.85   $     1,075.75
                                       -------------------------------------------------------------------------------------------
1999      951                         $     78.72    $      633.57   $     22.58   $      235.03    $      105.85   $     1,075.75

1999    GRAND TOTAL                   $934,168.16    $9,778,215.24   $277,878.53   $3,214,328.31    $1,594,626.48   $15,799,216.72
                                      ============================================================================================

SCHEDULE 9
REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO NON-DISTRIBUTION COMPANY AFFILIATES

                                             COLUMBIA ENERGY     COLUMBIA        COLUMBIA GAS      COLUMBIA
         PROJECT                 COST         GROUP SERVICE       ENERGY         TRANSMISSION       ENERGY
DATE      CODE       GEN        ELEMENT        CORPORATION       SERVICES          COMPANY         RESOURCES          TOTAL
1999      None       186                       $ 17,547.14      $        --      $        --      $        --      $ 17,547.14
1999      None       800             9561      $        --      $  6,340.02      $        --      $        --      $  6,340.02
1999      None       923             9561      $        --      $  9,650.93      $        --      $        --      $  9,650.93
                                               -------------------------------------------------------------------------------
1999      NONE                                 $ 17,547.14      $ 15,990.95      $        --      $        --      $ 33,538.09

1999      B80        923                       $        --      $ 24,887.22      $        --      $        --      $ 24,887.22
                                               -------------------------------------------------------------------------------
1999      B80                                  $        --      $ 24,887.22      $        --      $        --      $ 24,887.22

1999      EF0        800             9561      $        --      $ 50,168.71      $        --      $        --      $ 50,168.71
                                               -------------------------------------------------------------------------------
1999      EF0                                  $        --      $ 50,168.71      $        --      $        --      $ 50,168.71

1999      EQ4        186                       $144,787.32      $        --      $        --      $        --      $144,787.32
                                               -------------------------------------------------------------------------------
1999      EQ4                                  $144,787.32      $        --      $        --      $        --      $144,787.32

1999      FK8        923             9561      $        --      $ 14,268.79      $        --      $        --      $ 14,268.79
                                               -------------------------------------------------------------------------------
1999      FK8                                  $        --      $ 14,268.79      $        --      $        --      $ 14,268.79

1999      FL8        923             9561      $        --      $    457.86      $        --      $        --      $    457.86
                                               -------------------------------------------------------------------------------
1999      FL8                                  $        --      $    457.86      $        --      $        --      $    457.86

1999      HG0        814             3475      $        --      $        --      $ 33,636.35      $        --      $ 33,636.35
                                               -------------------------------------------------------------------------------
1999      HG0                                  $        --      $        --      $ 33,636.35      $        --      $ 33,636.35

1999      HP0        186                       $ 66,806.07      $        --      $        --      $        --      $ 66,806.07
                                               -------------------------------------------------------------------------------
1999      HP0                                  $ 66,806.07      $        --      $        --      $        --      $ 66,806.07

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO NON-DISTRIBUTION COMPANY AFFILIATES


                                             COLUMBIA ENERGY     COLUMBIA        COLUMBIA GAS      COLUMBIA
         PROJECT                 COST         GROUP SERVICE       ENERGY         TRANSMISSION       ENERGY
DATE      CODE       GEN        ELEMENT        CORPORATION       SERVICES          COMPANY         RESOURCES    TOTAL
1999      HS0       186                      $  5,855.60     $        --    $        --         $    --       $  5,855.60
                                             ----------------------------------------------------------------------------
1999      HS0                                $  5,855.60     $        --    $        --         $    --       $  5,855.60

1999      H30       923            9561      $        --     $    868.45    $        --         $    --       $    868.45
                                             ----------------------------------------------------------------------------
1999      H30                                $        --     $    868.45    $        --         $    --       $    868.45

1999      JR0       186                      $  3,003.64     $        --    $        --         $    --       $  3,003.64
                                             ----------------------------------------------------------------------------
1999      JR0                                $  3,003.64     $        --    $        --         $    --       $  3,003.64

1999      P10       921                      $        --     $        --    $        --         $ 55.58       $     55.58
                                             ----------------------------------------------------------------------------
1999      P10                                $        --     $        --    $        --         $ 55.58       $     55.58

1999      R20       921                      $        --     $        --    $        --         $136.91       $    136.91
                                             ----------------------------------------------------------------------------
1999      R20                                $        --     $        --    $        --         $136.91       $    136.91

1999      R30       921                      $        --     $        --    $        --         $379.18       $    379.18
                                             ----------------------------------------------------------------------------
1999      R30                                $        --     $        --    $        --         $379.18       $    379.18

1999      R64       186                      $     51.60     $        --    $        --         $    --       $     51.60
                                             ----------------------------------------------------------------------------
1999      R64                                $     51.60     $        --    $        --         $    --       $     51.60

1999      R66       186                      $ 43,437.26     $        --    $        --         $    --       $ 43,437.26
                                             ----------------------------------------------------------------------------
1999      R66                                $ 43,437.26     $        --    $        --         $    --       $ 43,437.26

1999      5E0       923                      $        --     $  4,878.92    $        --         $    --       $  4,878.92
                                             ----------------------------------------------------------------------------
1999      5E0                                $        --     $  4,878.92    $        --     $        --       $  4,878.92

REPORT OF CHARGES BY INFORMATION TECHNOLOGY PROJECT NUMBERS
CHARGES FROM SSC TO NON-DISTRIBUTION COMPANY AFFILIATES


                                                  COLUMBIA ENERGY     COLUMBIA        COLUMBIA GAS      COLUMBIA
         PROJECT                      COST         GROUP SERVICE       ENERGY         TRANSMISSION       ENERGY
DATE      CODE            GEN        ELEMENT        CORPORATION       SERVICES          COMPANY         RESOURCES          TOTAL
1999      5R0            923                      $        --      $  1,639.83      $        --      $        --      $  1,639.83
                                                  -------------------------------------------------------------------------------
1999      5R0                                     $        --      $  1,639.83      $        --      $        --      $  1,639.83

1999      5T0            923            9561      $        --      $ 84,360.03      $        --      $        --      $ 84,360.03
                                                  -------------------------------------------------------------------------------
1999      5T0                                     $        --      $ 84,360.03      $        --      $        --      $ 84,360.03

1999      5U0            923                      $        --      $  1,337.45      $        --      $        --      $  1,337.45
                                                  -------------------------------------------------------------------------------
1999      5U0                                     $        --      $  1,337.45      $        --      $        --      $  1,337.45

1999      5X0            923            9561      $        --      $ 21,045.51      $        --      $        --      $ 21,045.51
                                                  -------------------------------------------------------------------------------
1999      5X0                                     $        --      $ 21,045.51      $        --      $        --      $ 21,045.51

1999      7Y0            186                      $    366.25      $        --      $        --      $        --      $    366.25
                                                  -------------------------------------------------------------------------------
1999      7Y0                                     $    366.25      $        --      $        --      $        --      $    366.25
                                                  -------------------------------------------------------------------------------
1999      GRAND TOTAL                             $281,854.88      $219,903.72      $ 33,636.35      $    571.67      $535,966.62
                                                  ===============================================================================

                          SCHEDULE 10
                   SSC EMPLOYEE COUNT BY AREA
                      AT DECEMBER 31, 1999

    AREA                                          COUNT OF AREA
    ----                                          -------------
SSC Executive Director                                          4
Finance Regulatory                                            114
Information Technology                                        109
Engineering & Consulting                                      150
Gas Management                                                 48
Legal                                                          15
                                                          -------
         TOTAL NUMBER OF SSC EMPLOYEES                        440

**Includes active employees only - no salary continuation.

                                  SCHEDULE 11

  COPIES OF STATE PUBLIC SERVICE COMMISSION ORDERS OR COMMUNICATIONS ADDRESSING THE PRICING OF SSC OPERATIONS OR COST ALLOCATIONS DURING THE REPORTING PERIOD


         COLUMBIA GAS OF KENTUCKY, INC. - Nothing to report

         COLUMBIA GAS OF OHIO, INC. - Nothing to report

         COLUMBIA GAS OF MARYLAND, INC. - Nothing to report

         COLUMBIA GAS OF PENNSYLVANIA, INC. - Nothing to report

         COLUMBIA GAS OF VIRGINIA, INC. - Nothing to report